Form 10-K, Exhibit 13
period 1993-12-31
BANK OF BOSTON CORP
filed 1994-03-04
CIK 36672

                                                   BANK OF BOSTON CORPORATION
                         --------------------------------------------------------------------------------
                                              CONSOLIDATED SELECTED FINANCIAL DATA
                         --------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31                                      1993         1992         1991        1990        1989        1988
  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
  INCOME STATEMENT DATA(1)
  Interest income........................................  $ 6,823.9    $ 5,106.7    $4,454.9    $5,689.4    $6,699.5    $5,237.1
  Interest expense.......................................    5,305.1      3,800.9     3,340.1     4,466.5     5,311.1     3,872.4
                                                           ---------    ---------    --------    --------    --------    --------
      Net interest revenue...............................    1,518.8      1,305.8     1,114.8     1,222.9     1,388.4     1,364.7
  Provision for credit losses(2).........................       70.1        180.6       518.7       764.3       773.7       176.0
                                                           ---------    ---------    --------    --------    --------    --------
      Net interest revenue after provision for credit
        losses...........................................    1,448.7      1,125.2       596.1       458.6       614.7     1,188.7
  Noninterest income(3)..................................      571.6        707.6       762.9       764.1     1,019.2       764.8
  Noninterest expense(2)(4)..............................    1,530.8      1,474.1     1,537.9     1,732.0     1,410.8     1,366.0
                                                           ---------    ---------    --------    --------    --------    --------
  Income (Loss) before income taxes, extraordinary items
    and cumulative effect of changes in accounting
    principles...........................................      489.5        358.7      (178.9)     (509.3)      223.1       587.5
  Provision for (Benefit from) income taxes..............      214.7        152.8       (58.0)        2.6        85.0       205.1
                                                           ---------    ---------    --------    --------    --------    --------
  Income (Loss) before extraordinary items and cumulative
    effect of changes in accounting principles...........      274.8        205.9      (120.9)     (511.9)      138.1       382.4
  Extraordinary items:
      Recognition of prior year tax benefit
        carryforwards....................................                    73.0
      Gains from early extinguishment of debt, net of
        tax..............................................                                 7.8        43.7
  Cumulative effect of changes in accounting principles,
    net(5)...............................................       24.2
                                                           ---------    ---------    --------    --------    --------    --------
      Net income (loss)..................................  $   299.0    $   278.9    $ (113.1)   $ (468.2)   $  138.1    $  382.4
                                                           =========    =========    ========    ========    ========    ========
      Net income (loss) applicable to common stock.......  $   264.3    $   259.0    $ (126.4)   $ (482.0)   $  124.2    $  368.0
                                                           =========    =========    ========    ========    ========    ========
  Per common share:
    Income (Loss) before extraordinary items and
      cumulative effect of changes in accounting
      principles:
      Primary............................................  $    2.28    $    1.82    $  (1.42)   $  (5.67)   $   1.37    $   4.28
      Fully diluted......................................       2.22         1.78       (1.42)      (5.67)       1.37        4.12
    Net income (loss):
      Primary............................................       2.51         2.54       (1.33)      (5.20)       1.37        4.28
      Fully diluted......................................       2.44         2.45       (1.33)      (5.20)       1.37        4.12
    Cash dividends declared(6)...........................        .40          .10         .10         .82        1.24        1.12
  Average number of common shares: (in thousands)
      Primary............................................    105,336      101,977      94,730      92,634      90,435      86,078
      Fully diluted......................................    110,258      107,157      94,730      92,634      90,777      90,478
  AVERAGE BALANCE SHEET DATA(1)
  Loans and lease financing(2)...........................  $  26,586    $  25,330    $ 26,167    $ 28,949    $ 32,061    $ 29,588
  Securities.............................................      3,624        4,704       5,098       4,509       4,831       4,341
  Other earning assets...................................      4,089        3,195       3,298       6,865       3,243       2,578
                                                           ---------    ---------    --------    --------    --------    --------
    Total Earning Assets.................................     34,299       33,229      34,563      40,323      40,135      36,507
                                                           ---------    ---------    --------    --------    --------    --------
  Cash and due from banks................................      1,790        1,596       1,485       1,780       1,826       1,795
  Other assets(2)........................................      2,278        2,030       1,867       1,667       1,713       1,814
                                                           ---------    ---------    --------    --------    --------    --------
    Total Average Assets.................................  $  38,367    $  36,855    $ 37,915    $ 43,770    $ 43,674    $ 40,116
                                                           =========    =========    ========    ========    ========    ========
  Deposits...............................................  $  28,539    $  29,028    $ 29,861    $ 33,505    $ 29,440    $ 26,539
  Funds borrowed.........................................      4,349        3,485       3,544       4,518       7,823       7,959
  Other liabilities......................................      1,017          919       1,014       1,218       1,551       1,142
  Notes payable..........................................      1,743        1,197       1,552       2,098       2,254       2,194
  Stockholders' equity...................................      2,719        2,226       1,944       2,431       2,606       2,282
                                                           ---------    ---------    --------    --------    --------    --------
    Total Average Liabilities and Stockholders' Equity...  $  38,367    $  36,855    $ 37,915    $ 43,770    $ 43,674    $ 40,116
                                                           =========    =========    ========    ========    ========    ========

(1) Consolidated selected financial data for each of the five years in the period ended December 31, 1992 has been restated, except where specifically noted, to reflect the Corporation's mergers with Society for Savings Bancorp, Inc. (Bancorp) and Multibank Financial Corp. (Multibank), which were completed in July 1993 and accounted for as poolings of interests.

(2) During 1993, in response to guidance issued by banking regulators, the Corporation reclassified its in-substance repossessions (ISRs) from other real estate owned (OREO) to loans. In addition, valuation adjustments to write down the loans to the fair value of the underlying collateral are treated as credit losses rather than OREO expense. All prior period amounts were reclassified for comparative purposes. Accordingly, valuation adjustments related to ISRs were reclassified from OREO expense to the provision for credit losses for each period, with corresponding amounts recorded as credit losses. The reclassifications of these valuation adjustments for each of the five years in the period ended December 31, 1992 amounted to $37 million, $54 million, $36 million, $4 million and zero, respectively.

(3) Includes a $43 million gain from the settlement of certain pension obligations in 1990, and in 1989, $190 million of gains from sales of the domestic credit card portfolios and a $52 million gain from the settlement of certain pension obligations.

(4) Includes merger and restructuring charges of $85 million in 1993, primarily in connection with the Corporation's mergers with Bancorp and Multibank, as well as other expense reduction initiatives of the Corporation. Also includes restructuring charges of $54 million in 1991, and $139 million in 1990, including $7 million in 1991 and $89 million in 1990 in connection with a Bancorp restructuring plan, and $47 million in 1991, and $50 million in 1990 in connection with the Corporation's plans for the consolidation and downsizing of various domestic and international operations and facilities and staff reductions.

(5) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of taxes, relating to a change in accounting methodology pertaining to the valuation of purchased mortgage servicing rights.

(6) Amounts represent the historical cash dividends of the Corporation.


                                                    BANK OF BOSTON CORPORATION
                           --------------------------------------------------------------------------------
                                                CONSOLIDATED SELECTED FINANCIAL DATA,
                           --------------------------------------------------------------------------------
                                                             CONTINUED

                                                             1993         1992         1991        1990        1989        1988
  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
  SELECTED RATIOS(1)
  Return on average assets...............................        .78%         .76%       (.30)%     (1.07)%       .32%        .95%
  Return on average common equity(7).....................      11.78        13.37       (7.28)     (21.68)       5.18       17.75
  Common dividend payout ratio(8)........................       14.4          3.4          NM          NM       155.0        24.0
  Common equity to total assets..........................        5.9          5.7         4.5         4.7         5.0         5.3
  Average total stockholders' equity to average total
    assets...............................................        7.1          6.0         5.1         5.6         6.0         5.7
  Risk-based capital ratios:
    Tier 1...............................................        7.2          7.1         5.2         5.3          NA          NA
    Total................................................       12.4         12.0         9.3         9.4          NA          NA
  Leverage ratio.........................................        6.8          6.6         4.6         4.5          NA          NA
  Net credit losses to average loans and lease
    financing............................................        .84         1.22        1.87        2.50        1.65         .74
  Reserve for credit losses to loans and lease
    financing............................................       2.68         3.63        4.14        3.90        3.20        2.33
  Reserve for credit losses to nonaccrual loans and lease
    financing............................................     139.69       118.51       69.48       56.26       59.34       66.99
  Nonaccrual loans and OREO as a percent of related asset
    categories...........................................        2.3          3.7         7.2         7.8         6.0         4.1
  Market value/book value................................     101.28        126.2        63.9        32.5        73.5        92.1
  BALANCE SHEET DATA AT DECEMBER 31(1)
  Loans and lease financing..............................  $  28,782    $  25,399    $ 25,368    $ 26,210    $ 30,762    $ 31,752
  Reserve for credit losses..............................       (770)        (923)     (1,051)     (1,023)       (983)       (741)
  Total assets...........................................     40,588       37,315      38,309      39,351      46,663      42,893
  Deposits...............................................     29,614       29,102      29,291      31,813      34,105      28,739
  Funds borrowed.........................................      4,975        2,947       4,634       2,704       6,420       8,312
  Notes payable..........................................      1,973        1,686       1,419       1,536       2,124       1,859
  Stockholders' equity...................................      2,912        2,554       1,919       2,046       2,562       2,501
  Common shares outstanding (in thousands)...............    105,801      104,664      95,025      93,575      91,057      89,408
  Common stockholders of record(9).......................     23,633       25,263      27,665      27,414      22,700      22,551
  Number of employees....................................     18,644       19,459      18,752      20,339      21,733      22,462
  Per common share:
    Book value...........................................  $   22.71    $   20.21    $  18.00    $  19.64    $  25.85    $  25.65
    Market value.........................................         23       25 1/2      11 1/2       6 3/8          19      23 5/8

(1) Consolidated selected financial data for each of the five years in the period ended December 31, 1992 has been restated, except where specifically noted, to reflect the Corporation's mergers with Society for Savings Bancorp, Inc. (Bancorp) and Multibank Financial Corp. (Multibank), which were completed in July 1993 and accounted for as poolings of interests.

(7) For purposes of this ratio, preferred stock dividends have been deducted from net income.

(8) Ratios are based on the historical cash dividends and net income applicable to common stock of the Corporation.

(9) The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

NM - Not meaningful

NA - Information for calculating the risk-based capital ratios and leverage ratio prior to 1990 is unavailable.

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------

Bank of Boston Corporation is a superregional bank holding company with both national and international operations. The Corporation's major banking subsidiaries are The First National Bank of Boston (FNBB), South Shore Bank, Mechanics Bank and Multibank West, all with headquarters in Massachusetts; Casco Northern Bank, N.A. (Casco), in Maine; Bank of Boston Connecticut (Connecticut); Rhode Island Hospital Trust National Bank (Hospital Trust), and Bank of Vermont (Vermont). FNBB is the largest of the banking subsidiaries with total assets of $29.5 billion, representing approximately three-quarters of the Corporation's total assets as of December 31, 1993.

MERGERS, ACQUISITIONS AND BUSINESS UNIT SALES

During 1993, the Corporation completed its mergers with Society for Savings Bancorp, Inc. (Bancorp), a registered bank holding company based in Hartford, Connecticut and Multibank Financial Corp. (Multibank), a registered bank holding company based in Dedham, Massachusetts. These two mergers combined to add nearly $5 billion in total assets to the Corporation. These mergers were accounted for as poolings of interests and as such, are reflected in the consolidated financial statements as though the Corporation, Bancorp and Multibank had been combined as of the beginning of the earliest period presented. In addition, on September 21, 1993, the Corporation announced that it had reached a definitive agreement to acquire BankWorcester Corporation (BankWorcester). The BankWorcester transaction is subject to approval by the bank regulators. Additional information on the transactions described above is included in Note 2 to the Financial Statements.

On December 7, 1993, the Corporation announced the sale of its United States and Canadian factoring businesses. The sale of the United States business was completed on January 31, 1994, and the Corporation recorded a pre-tax gain of approximately $27 million on the transaction at that time. The sale of the Canadian business is subject to regulatory approval and is expected to close in mid-1994 for an additional pre-tax gain of approximately $5 million. The factoring businesses' contribution to the Corporation's net income was not material.

The Corporation engages on an ongoing basis in reviewing and discussing possible acquisitions of financial institutions, as well as banking and other assets, in order to expand its business incident to the implementation of its business strategy. The Corporation intends to continue to explore acquisition opportunities as they arise in order to take advantage of the continuing consolidation in the banking industry.

REVIEW OF FINANCIAL STATEMENTS

The following is a discussion and analysis of the Corporation's consolidated results of operations and financial position. In order to understand this section in context, it should be read in conjunction with the Financial Statements on pages 53 through 78 and Consolidated Statistical Information on pages 79 through 94 of this report.

OVERVIEW

Results of Operations
In 1993, the Corporation reported net income of $299 million, or $2.51 per share on a primary basis and $2.44 per share on a fully diluted basis. This compares with net income of $279 million, or $2.54 per share on a primary basis and $2.45 per share on a fully diluted basis, in 1992.

The Corporation's 1993 net income included $77 million of income representing the cumulative effect to January 1, 1993 of its adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," and a $53 million charge (net of income taxes of $32 million) representing the cumulative effect to January 1, 1993 of a change in its accounting for purchased mortgage servicing rights (PMSR). In addition, 1993's net income included a $57 million charge (net of income taxes of $28 million) for merger and restructuring charges, primarily related to the Corporation's 1993 mergers with Bancorp and Multibank. The Corporation's 1992 net income included $73 million of extraordinary income related to the recognition of prior year tax benefit carryforwards. Excluding the cumulative effect of accounting changes and merger and restructuring charges, net income for 1993 was $332 million. This represented an increase of $126 million, compared with 1992's net income of $206 million, measured on the same basis.

Pre-tax income in 1993, on a fully taxable equivalent basis and excluding the effect of 1993's $85 million merger and restructuring charge, increased $213 million from 1992, caused, in part, by a $179 million decline in credit costs, which includes the provision for credit losses and costs related to other real estate owned (OREO). The provision for credit losses declined $110 million, reflecting management's assessment of the current risk characteristics of the loan portfolio and level of the reserve for credit losses in light of further declines in nonaccrual loans and leases and net credit losses, as well as modestly improved United States and New England economies. Nonaccrual loans and leases were $551 million at December 31, 1993, compared with $779 million at December 31, 1992 and $1,513 million at December 31, 1991. Net credit losses were $223 million in 1993, compared with $309 million in 1992 and $490 million in 1991. OREO costs declined $69 million in 1993, primarily because of lower valuation adjustments reflecting the lower level of OREO. In addition to the significant reduction in credit costs during 1993, total revenue, which is the sum of net interest revenue on a fully taxable equivalent basis and noninterest income, increased by $74 million. This was mainly the result of improved net interest revenue reflecting wider domestic spreads and higher international average loan volume. Noninterest expense, before OREO costs and merger and restructuring charges, increased $41 million from 1992. This reflected a higher average number of employees, normal salary increases, higher advertising expenses and an increase in Federal Deposit Insurance Corporation (FDIC) deposit

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

insurance. A significant portion of the increase in noninterest expense was attributable to the Corporation's increased investment in growth businesses, mainly in Latin America and domestic Retail and Small Business Banking. While the full year increase in noninterest expense was $41 million, there was a $24 million decline between the first and second half of 1993. In addition, noninterest expense in the fourth quarter of 1993 was $15 million lower than in the fourth quarter of 1992.

In 1991, the Corporation reported a net loss of $113 million, or $1.33 per share on both a primary and fully diluted basis. This compares with net income in 1992 of $279 million. Credit costs in 1992 were $338 million lower than 1991, reflecting a significant decline in the levels of nonaccrual loans and net credit losses, while total revenue, on a fully taxable equivalent basis, was $126 million higher in 1992 compared with 1991. In addition, 1991 included a $54 million restructuring charge.

Consolidated Balance Sheet
At December 31, 1993, Bank of Boston Corporation was the nineteenth largest bank holding company in the United States, with total assets of $40.6 billion, compared with $37.3 billion at the end of 1992. The change in total assets from the end of 1992 included a $3.4 billion increase in loans, partially offset by a $1.1 billion decline in securities.

Loans and leases were $28.8 billion at December 31, 1993, compared with $25.4 billion at the end of 1992. Loans from domestic operations grew $2.1 billion, reflecting a $1.7 billion increase in commercial and industrial loans and a $.5 billion increase in residential mortgages, which more than offset a $.3 billion decline in commercial real estate loans. Loans from international operations grew $1.3 billion since December 31, 1992, and have grown $2.2 billion since December 31, 1991. These increases were attributable to higher levels of Latin American loans, as the Corporation has expanded its Latin American businesses, particularly in Argentina and Brazil. These two countries accounted for most of the increase in international loans.

Nonaccrual loans and leases and OREO amounted to $659 million, or 2.3% of related asset categories, at December 31, 1993, compared with $949 million, or 3.7%, and $1,838 million, or 7.2% of related asset categories, at December 31, 1992 and 1991, respectively.

The reserve for credit losses was $770 million at December 31, 1993, compared with $923 million at the end of 1992. The reserve as a percent of nonaccrual loans and leases was 140% at December 31, 1993, and 119% at the end of 1992. The reserve as a percent of total loans and leases was 2.68% at the end of 1993, and 3.63% at the end of 1992.

Securities, including both securities available for sale and securities held to maturity, decreased $1.1 billion from December 31, 1992. The comparative split of securities between securities available for sale and securities held to maturity was affected by the transfer of certain Bancorp and Multibank securities from the held to maturity to the available for sale category at the date of their mergers with the Corporation. In addition, mezzanine and venture securities were reclassified from the held to maturity to the available for sale category at December 31, 1993 in connection with the Corporation's adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993. The adoption of SFAS No. 115 also resulted in a $42 million increase in stockholders' equity as of December 31, 1993. The overall decline in total securities resulted, in part, from sales of securities available for sale. The Corporation recognized $32 million of gains on sales of securities in 1993, of which $25 million came from the domestic available for sale portfolio and the balance from the international available for sale portfolio. Additional information regarding the Corporation's securities and its accounting policies, including the adoption of SFAS No. 115, can be found in Notes 1 and 5 to the Financial Statements.

Deposits were $29.6 billion at December 31, 1993, representing a $.5 billion increase from the end of 1992. This reflected a $.6 billion increase in noninterest bearing deposits, primarily from domestic offices. Total interest bearing deposits declined $.1 billion, including a $2.1 billion decline from domestic offices, offset by a $2.0 billion increase from international offices. In addition, funds borrowed grew $2.0 billion between December 31, 1992 and December 31, 1993.

Stockholders' equity totaled $2.9 billion at December 31, 1993, compared with $2.6 billion at the end of 1992. The Corporation's regulatory risk-based capital ratios at December 31, 1993 were 7.2% for tier 1 capital and 12.4% for total capital, and its leverage ratio was 6.8%. This compares with ratios of 7.1% for tier 1 capital, 12.0% for total capital and 6.6% for leverage at December 31, 1992. All of the capital ratios exceeded the minimum requirements set by current regulations. The increase in stockholders' equity and the capital ratios at the end of 1993 mainly reflected the retention of earnings coupled with the issuance of $70 million of preferred stock on June 30, 1993. In addition, the total capital ratio benefited from the issuance of $450 million of subordinated notes during the year. The Board of Directors declared quarterly common dividends of $.10 per share in each quarter of 1993 and on January 27, 1994 declared a quarterly common dividend of $.22 per share.

RESULTS OF OPERATIONS

REVENUE
Total revenue, the sum of net interest revenue on a fully taxable equivalent basis and noninterest income, was $2,098 million in 1993, compared with $2,024 million in 1992. During 1993, the Corporation continued its strategy of maintaining a currency position in Brazil that is designed to capitalize on the spread between local Brazilian interest rates and devaluation. This strategy has involved investing capital or dollar denominated/indexed liabilities in local currency assets, leaving the Corporation "underhedged". With local Brazilian interest rates exceeding the rate of devaluation during the past two years, such a strategy has

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

enabled the Corporation to improve its total revenue compared with what would have been earned from funding local currency assets with local currency liabilities. The Corporation accounts for this position in accordance with SFAS No. 52, "Foreign Currency Translation," which results in higher levels of net interest revenue that are partially offset by translation losses included in noninterest income.


Below is an analysis of total revenue, net interest revenue, noninterest income and net interest margin showing the effect of the Brazilian currency position for 1993 and 1992; such a position was not significant in 1991.
Consolidated total revenue and net interest revenue are presented on a fully taxable equivalent basis. Total revenue attributable to the Corporation's entire Brazilian operation, including the portion related to the currency position, represented approximately 5% of consolidated total revenue in 1993 and 1992.

                                            NET INTEREST REVENUE            NONINTEREST INCOME               TOTAL REVENUE
       YEARS ENDED DECEMBER 31             1993      1992     CHANGE     1993      1992     CHANGE     1993       1992     CHANGE
(IN MILLIONS)
Consolidated, excluding estimated
  effect of Brazilian
  currency position...................     $1,335   $1,250    $  85      $ 745     $ 757    $  (12)   $ 2,080    $2,007     $ 73
Estimated effect of Brazilian currency
  position............................        192       67      125       (174)      (50)     (124)        18        17        1
                                           ------   ------    -----      -----     -----    ------    -------    ------     ----
Total consolidated....................     $1,527   $1,317    $ 210      $ 571     $ 707    $ (136)   $ 2,098    $2,024     $ 74
                                           ======   ======    =====      =====     =====    ======    =======    ======     ====

                                                                    CONSOLIDATED                            INTERNATIONAL
                                                                NET INTEREST MARGIN                      NET INTEREST MARGIN
                YEARS ENDED DECEMBER 31                   1993          1992       CHANGE           1993        1992      CHANGE
Excluding estimated effect of Brazilian currency
  position.............................................    3.89%        3.76%        .13%            3.16%      3.46%       (.30)%
Estimated effect of Brazilian currency position........     .56          .20         .36             2.54       1.13        1.41
                                                           ----         ----         ---             ----       ----        ----
Total net interest margin..............................    4.45%        3.96%        .49%            5.70%      4.59%       1.11%
                                                           ====         ====         ===             ====       ====        ====

An increase in the average level of the Brazilian currency position from approximately $40 million in 1992 to approximately $80 million in 1993, coupled with higher Brazilian interest and devaluation rates in 1993, have significantly affected the levels of consolidated net interest revenue, noninterest income and net interest margin as compared with 1992. There was little change, however, in the total revenue from this position, which was estimated to be $18 million in 1993, compared with $17 million in 1992. Additional revenue from maintaining a higher average position in 1993 was offset by a narrowing of the spread between local interest rates and devaluation. The level of the position grew during the course of 1993, and stood at $103 million at December 31, 1993, compared with $27 million at December 31, 1992.

The Corporation's currency position exposes it to losses should devaluation exceed local currency interest rates; such losses could be significant if government intervention results in a major unanticipated devaluation. Management, however, has been able to quickly close its position during the past year when market conditions warranted. Management will continue to closely monitor the position and will alter the present strategy if necessary. The position could increase or decrease from the year-end 1993 level. The level of the position and, in turn, its effect on total revenue, net interest revenue, noninterest income and net interest margin, will continue to be a function of management's assessment of the frequently changing economic situation in Brazil, a country that continues to be hindered by hyperinflation and economic difficulties. In addition, 1994 is a presidential election year in Brazil, which brings with it the potential for change in economic policy, both before and after the election. There can be no assurance, given the hyperinflationary conditions and economic difficulties experienced by Brazil, that the results of this position will not have an adverse effect on future levels of total revenue, net interest revenue, noninterest income and net interest margin.

The following pages present a detailed analysis of the Corporation's net interest revenue, net interest margin and noninterest income.

NET INTEREST REVENUE
(FULLY TAXABLE EQUIVALENT BASIS)
This discussion of net interest revenue excludes the estimated effect of the Brazilian currency position discussed above. For this review, interest income that is either exempt from federal income taxes or taxed at a preferential rate has been adjusted to a fully taxable equivalent basis. This adjustment has been calculated using a federal income tax rate of 35% for 1993, and 34% for 1992 and 1991, plus applicable state and local income taxes, net of related federal income tax benefits.

- --------------------------------------------------------------------------------
                          MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                    CONTINUED

The following table shows a summary of net interest revenue, related average earning assets and net interest margin. Consolidated and international net interest revenue and margin exclude the estimated effect of the Brazilian currency position.

                         YEARS ENDED DECEMBER 31
                          (DOLLARS IN MILLIONS)                                  1993               1992              1991
UNITED STATES OPERATIONS
Net interest revenue.....................................................      $ 1,087.8          $1,033.8          $  951.2
Tax equivalent adjustment................................................            7.8              10.8              20.8
                                                                               ---------          --------          --------
Net interest revenue -- (fully taxable equivalent basis).................      $ 1,095.6          $1,044.6          $  972.0
                                                                               =========          ========          ========
Average loans and lease financing........................................      $  21,063          $ 20,892          $ 22,729
Average earning assets...................................................      $  26,742          $ 27,305          $ 30,043
Net interest margin......................................................           4.10%             3.83%             3.24%

INTERNATIONAL OPERATIONS
Net interest revenue -- (fully taxable equivalent basis).................      $   239.1          $  205.2          $  163.6
                                                                               =========          ========          ========
Average loans and lease financing........................................      $   5,523          $  4,438          $  3,438
Average earning assets...................................................      $   7,557          $  5,924          $  4,520
Net interest margin......................................................           3.16%             3.46%             3.62%
CONSOLIDATED
Net interest revenue.....................................................      $ 1,326.9          $1,239.0          $1,114.8
Tax equivalent adjustment................................................            7.8              10.8              20.8
                                                                               ---------          --------          --------
Net interest revenue -- (fully taxable equivalent basis).................      $ 1,334.7          $1,249.8          $1,135.6
                                                                               =========          ========          ========
Average loans and lease financing........................................      $  26,586          $ 25,330          $ 26,167
Average earning assets...................................................      $  34,299          $ 33,229          $ 34,563
Net interest margin......................................................           3.89%             3.76%             3.29%

1993 Compared with 1992
Consolidated net interest revenue, on a fully taxable equivalent basis, was $1,335 million in 1993, an increase of $85 million from $1,250 million in 1992. Consolidated net interest margin grew 13 basis points, from 3.76% in 1992 to 3.89% in 1993.

The improvement in net interest revenue resulted, in part, from a $51 million increase from domestic operations. The domestic increase was mainly attributable to wider domestic spreads resulting from lower deposit costs, higher levels of noninterest bearing sources of funds, including deposits and stockholders' equity, and a decline in nonaccrual loans and leases and OREO. Although average domestic loan volume was up only slightly from 1992 and, therefore, contributed modestly to the growth in domestic net interest revenue, there was a $2.1 billion increase in the ending balance of domestic loans and leases between December 31, 1992 and December 31, 1993. Domestic loans and leases declined during the course of 1992 and through the first quarter of 1993, with growth in the portfolio occurring during the last three quarters of 1993. The increase in international net interest revenue of $34 million was mainly caused by a $1.1 billion increase in average loan volume stemming from Latin American operations, particularly Argentina and Brazil. Narrower international spreads partially offset the improvement that resulted from volume growth.

The 13 basis point increase in consolidated net interest margin reflected a higher domestic margin, resulting from the same factors that caused the growth in net interest revenue as discussed above. The margin improvement from domestic operations was partially offset by a decline in margin from international operations. Spreads narrowed in Argentina, mainly because of the stabilizing economy, which has resulted in declining inflation. In addition, spreads on local currency operations (local currency assets funded with local currency liabilities) in Brazil were narrower, stemming, in part, from a change in the mix of assets from higher-yielding loans to other earning assets.

The levels of increases in net interest revenue and margin from 1992 to 1993 are not necessarily indicative of future results. Net interest revenue and margin are affected by the current interest rate environment, the mix and volume of assets and liabilities, the level of nonperforming assets, competitive pressure, economic and political conditions in the countries where the Corporation does business, and other factors. As such, there can be no assurance as to the future levels of net interest revenue or margin.

1992 Compared with 1991
Consolidated net interest revenue, on a fully taxable equivalent basis and excluding the estimated effect of the Brazilian currency position, was $1,250 million in 1992, compared with $1,136 million in 1991. In addition, net interest margin grew from 3.29% in 1991 to 3.76% in 1992. The improvement in net interest revenue mainly reflected a $73 million increase from domestic operations, stemming from lower funding costs, a decline in the level of nonaccrual loans and leases and OREO, and higher levels of noninterest bearing sources of funds, including deposits and stockholders' equity. These same factors helped increase the domestic margin. The positive factors affecting domestic net interest revenue more than offset a decline caused by a $2.7 billion drop in average earning assets. Net interest revenue from international operations grew $41 million due to average loan growth of $1 billion, primarily in Latin America. The loan growth more than offset the effect of a 16 basis point decline in international margin.

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

NONINTEREST INCOME
The following is an analysis of the major components of noninterest income.

                              YEARS ENDED DECEMBER 31                                    1993           1992           1991
(IN MILLIONS)
Financial service fees (see table below)...........................................      $ 350          $ 355          $ 357
Trust and agency fees..............................................................        178            166            157
Trading profits and commissions....................................................         24             16             22
Securities gains...................................................................         32             39             29
Mezzanine/venture capital profits..................................................         38             17             41
Net foreign exchange trading profits...............................................         45             41             41
Gains from sales of mortgage servicing rights......................................          1             15             34
Recognition of deferred gain from the 1984 sale of the headquarters building.......                        16
Other..............................................................................         77             92             82
                                                                                         -----          -----          -----
      Subtotal.....................................................................        745            757            763
Estimated effect of Brazilian currency position....................................       (174)           (50)
                                                                                         -----          -----          -----
      Total........................................................................      $ 571          $ 707          $ 763
                                                                                         =====          =====          =====

The following is an analysis of the major components of financial service fees.

                              YEARS ENDED DECEMBER 31                                    1993           1992           1991
(IN MILLIONS)
Deposit fees.......................................................................      $ 122          $ 119          $ 111
Letter of credit and acceptance fees...............................................         58             55             51
Mortgage servicing fees:
  Fee income.......................................................................        105             99             91
  Amortization of mortgage servicing assets........................................        (99)           (71)           (37)
                                                                                         -----          -----          -----
    Net mortgage servicing fees....................................................          6             28             54
Loan-related fees..................................................................         45             35             28
Factoring fees.....................................................................         29             31             34
Other..............................................................................         90             87             79
                                                                                         -----          -----          -----
    Total..........................................................................      $ 350          $ 355          $ 357
                                                                                         =====          =====          =====

1993 Compared with 1992
Consolidated noninterest income was $571 million in 1993, compared with $707 million in 1992. This decline was mainly caused by a $124 million increase in net translation/hedge losses from the estimated effect of the Corporation's Brazilian currency position; however, the negative effect on noninterest income from this currency position was offset by a $125 million increase in net interest revenue. A detailed discussion of the Brazilian currency position is included on page 33. Excluding the estimated effect of the Brazilian currency position, noninterest income in 1993 was $745 million, compared with $757 million in 1992.

During 1993, there was a $21 million increase in profits from mezzanine and venture investments, as a result of a large gain from one sale transaction recorded in 1993; a $17 million increase in financial service fees (excluding net mortgage servicing fees), including a $10 million increase in loan-related fees; a $12 million increase in trust and agency fees, principally from higher stock transfer and international mutual fund fees, and an $8 million increase in trading profits and commissions, primarily from Argentine securities. Trading profits and commissions included $5 million in 1993 and $3 million in 1992 from trading in off-balance-sheet financial markets instruments. More than offsetting these improvements were declines in several noninterest income categories, including a $22 million decrease in net mortgage servicing fees, which reflected a $28 million increase in the level of amortization of mortgage servicing assets. The increase in amortization was moderated by a $6 million increase in gross mortgage servicing fees, stemming from a higher level of originations and the retention of servicing business.

As a result of a substantial increase in mortgage prepayments that began in the latter half of 1992 and continued throughout 1993, amortization of PMSR was increased. In addition, effective January 1, 1993, the Corporation changed its method of evaluating the carrying value of PMSR to a discounted method adopted by the banking regulators in the first quarter of 1993. The Corporation recorded an additional charge of $17 million in 1993 from applying this new methodology, all of which was recorded in the first quarter of 1993. The cumulative effect of applying this new method to January 1, 1993 is discussed in Note 9 to the Financial Statements. Also, beginning in the first quarter of 1993, the Corporation refined its risk management strategy with respect to PMSR by entering into contracts that are designed to reimburse the Corporation for a portion of the reduction in value of PMSR, as interest rates fall and prepayments increase. The level of amortization in 1993 was modestly benefited by these contracts. The Corporation will continue its regular review of the mortgage servicing portfolio and, if conditions warrant, will adjust its future amortization levels or take additional writedowns in light of changes in interest rates, prepayment experience and other factors. No assurance can be given as to the future level of net mortgage servicing fees, as they will be affected by a variety of factors including changes in the level of mortgage interest rates.

Additional items affecting noninterest income were: the recognition in 1992 of the remaining $16 million unamor-

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

tized gain from the 1984 sale of the Corporation's headquarters building, as a result of the termination of the original lease agreement and subsequent entry into a new lease of the building; a $14 million decline in gains from the sales of mortgage servicing rights, and a $7 million decline in securities gains, as lower gains from sales of U.S. government securities more than offset higher gains from sales of Argentine securities. The $15 million decline in other income included lower gains from the sales of assets received in connection with lending activities.

1992 Compared with 1991
Noninterest income declined $56 million from 1991, of which $50 million was attributable to the estimated effect of the Brazilian currency position on 1992 results. The estimated effect of this position on 1991 was not significant. Excluding the estimated effect of the Brazilian currency position, noninterest income declined $6 million from 1991. Net mortgage servicing fees declined $26 million because of higher amortization of mortgage servicing assets, resulting from the higher level of prepayments that the Corporation began experiencing in the second half of 1992. In addition, profits from mezzanine and venture investments declined $24 million as the third quarter of 1991 included a large gain from one sale transaction, and gains from sales of mortgage servicing rights declined $19 million, mainly from Bancorp's 1991 sale of its entire portfolio of these rights. These declines were partially offset by a $24 million increase in financial service fees, excluding net mortgage servicing fees, the recognition in 1992 of the remaining $16 million unamortized gain from the 1984 sale of the Corporation's headquarters building discussed above, a $10 million increase in securities gains and a $9 million increase in trust and agency fees.


NONINTEREST EXPENSE
The following table is an analysis of the major components of noninterest expense.

                           YEARS ENDED DECEMBER 31                                   1993             1992            1991
(IN MILLIONS)
Salaries......................................................................      $   635          $  605          $  571
Employee benefits.............................................................          136             121             113
Occupancy expense.............................................................          128             126             135
Equipment expense.............................................................           96             101             103
Professional fees.............................................................           56              68              80
FDIC deposit insurance........................................................           62              56              56
Other.........................................................................          289             284             293
                                                                                    -------          ------          ------
    Noninterest expense, excluding OREO costs and special charges.............        1,402           1,361           1,351
OREO costs....................................................................           44             113             113
Merger and restructuring charge...............................................           85                              54
Acquisition-related costs.....................................................                                           20
                                                                                    -------          ------          ------
        Total.................................................................      $ 1,531          $1,474          $1,538
                                                                                    =======          ======          ======

1993 Compared with 1992
Noninterest expense was $1,531 million in 1993, compared with $1,474 million in 1992. Noninterest expense, excluding OREO costs and special charges, increased $41 million from $1,361 million in 1992 to $1,402 million in 1993. This mainly resulted from an increase in employee costs, including a $30 million rise in salaries and a $15 million increase in employee benefits. The growth in employee costs reflected increased investments in growth businesses, mainly in Latin America and domestic Retail and Small Business Banking, a higher average number of employees, normal salary increases and the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Additional information on SFAS No. 106 can be found in Note 16 to the Financial Statements. In addition, advertising costs increased $8 million and FDIC deposit insurance grew $6 million reflecting higher assessment rates. These increases were partially offset by a $12 million decline in professional fees, attributable to lower consulting and legal expense, and a $5 million decline in equipment expense, caused by lower rent and repair expenses.

While noninterest expense grew $41 million and the average number of employees increased as described above, noninterest expense, excluding OREO costs, in the fourth quarter of 1993 was $15 million less than the fourth quarter of 1992, and the number of employees declined by 815 between December 31, 1992 and December 31, 1993, from 19,459 to 18,644. The improvement in the fourth quarter comparison reflected management's efforts to reduce costs and staff levels, as well as the integration of the operations of Bancorp and Multibank, which are discussed below. There can be no assurance, however, that these improvements in noninterest expense and the trend in employee levels will continue as the Corporation continues to assess new business opportunities and additional investments in businesses considered strategically important to the Corporation.

During the third quarter of 1993, the Corporation recorded $85 million of merger and restructuring charges ($57 million after taxes). These charges were primarily recorded in connection with the July 1993 mergers with Bancorp and Multibank and included investment banking and other professional fees, stock issuance costs and other expenses associated with the mergers, as well as estimated costs to reorganize and restructure facilities and operations, systems conversion costs and severance costs associated with the integration of these entities. A portion of the total charge covered the costs of other expense reduction initiatives in the Corporation. Since both of the mergers represented in-

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

market combinations, the Corporation estimates that it will achieve cost savings, primarily through reductions in staff, as well as systems and space consolidations. Current estimates are that the Corporation will achieve savings approximating 40% of the annual pre-merger level of noninterest expense (excluding OREO costs) of Bancorp's and Multibank's New England operations. Certain of these savings were achieved in the second half of 1993, and additional savings will be achieved through 1995, as the Corporation implements the remainder of its detailed integration plans. There can be no assurance, however, as to the level or timing of actual cost savings from the integrations of Bancorp and Multibank. In addition, these savings could be offset by increased costs from new business opportunities or additional investments in businesses considered strategically important to the Corporation.

OREO costs declined $69 million from 1992, reflecting lower valuation writedowns associated with these assets, as the OREO balance declined 36% from December 31, 1992 to December 31, 1993.

1992 Compared with 1991
Noninterest expense, excluding OREO costs, restructuring charges and acquisition-related costs, increased $10 million in 1992 from 1991. Employee costs rose $42 million, mainly reflecting an increase in incentive compensation, higher employee costs from Brazilian and Argentine operations, an increase in the number of domestic employees and normal salary increases. In addition, advertising expense grew $9 million stemming from new domestic and international advertising campaigns launched in 1992. Factors, which offset the growth in employee costs and advertising expense, were the absence of a $17 million write-off of computer equipment, bank premises, and undeveloped real estate recorded by Bancorp in 1991, a $12 million decline in professional fees as a result of lower problem loan-related expenses and proactive management of legal fees, and a $9 million decline in occupancy expense as lower domestic rent expense, the result of space consolidations and the renegotiation of leases, more than offset the absence of amortization associated with the unamortized gain from the 1984 sale of the Corporation's headquarters building.

In addition, 1991 included a $54 million restructuring charge ($7 million of which was recorded by Bancorp) incurred mainly in connection with the Corporation's plans for the consolidation and downsizing of various domestic and international operations and facilities and reducing the number of employees. Also included in 1991 were $20 million of expenses associated with the Corporation's unsuccessful bid to acquire the failed Bank of New England franchise and merger discussions with Shawmut National Corporation that were terminated.

PROVISION FOR CREDIT LOSSES
The provision for credit losses was $70 million in 1993, compared with $180 million in 1992, and $519 million in 1991. The $110 million decline from 1992 reflected management's assessment of the current risk characteristics of the loan portfolio and level of the reserve for credit losses in light of further declines in nonaccrual loans and leases and net credit losses, as well as modestly improved United States and New England economies and other factors. Nonaccrual loans and leases declined $962 million, from $1,513 million at the end of 1991 to $551 million at the end of 1993 and, as a result, the reserve for credit losses increased to 140% of nonaccrual loans and leases at December 31, 1993, compared with 119% at the end of 1992, and 69% at the end of 1991. Consolidated net credit losses declined to $223 million in 1993, compared with $309 million in 1992, and $490 million in 1991. Net credit losses exceeded the provision for credit losses in each of the last two years: by $153 million in 1993, and by $128 million in 1992. While it is anticipated that the provision for credit losses will increase from the 1993 level, the amount will be a function of the quarterly review of the reserve for credit losses. This review will be affected by the risk characteristics of the portfolio and the economic conditions existing at that time and, therefore, there can be no assurance as to the amount of future provisions.

During 1993, the Corporation reclassified in-substance repossessions (ISRs) from OREO to nonaccrual loans. ISRs are loans where the borrower has little or no remaining equity in the collateral when considering its fair value; where repayment can only be expected to come from the operation or sale of the property and where the borrower has effectively abandoned control of the property, or where it is doubtful that the borrower will be able to rebuild equity in the property. Although the Corporation did not possess title to these properties, it carried these properties as OREO since 1989, as required by the bank regulators. In June 1993, however, the regulators revised their position to allow ISRs to be carried as loans. The Corporation chose to reclassify ISRs from OREO to nonaccrual loans, and has restated the balance sheets and income statements of all prior periods for comparative purposes. Additional information on the reclassification of ISRs is included in Note 6 to the Financial Statements.

PROVISION FOR INCOME TAXES
The 1993 income tax provision was $215 million, compared with a provision of $153 million in 1992, and a benefit of $58 million in 1991. The current year provision included the effect of the 1993 federal income tax law changes, which were not significant. A minor increase in the provision from a higher income tax rate on current earnings was offset by required adjustments to the Corporation's deferred tax balance. Effective January 1, 1993, the Corporation adopted prospectively SFAS No. 109, which principally affected the manner in which the Corporation accounted for deferred income taxes. The cumulative effect to January 1, 1993 of adopting SFAS No. 109 was an increase to net income of $77 million. The 1992 provision was offset by the recognition of prior year tax benefit carryforwards of $73 million, which are shown separately as extraordinary income. The 1991 income tax benefit included $52 million ($34 million after federal income tax effect) from a tax settlement reached with The Commonwealth of Massachusetts and $25 million from the refund of prior years' federal minimum taxes. These benefits were offset by the inability of the

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

Corporation to recognize in 1991, for financial statement purposes, $61 million of tax benefits related to foreign tax credits and net operating loss carryforwards in that year. Additional information with respect to the Corporation's income taxes, including information related to the adoption of SFAS No. 109, is included in Note 20 to the Financial Statements.

FINANCIAL CONDITION

Asset quality and asset/liability management, including liquidity, interest rate risk and capital resources, are important elements to be considered in understanding and assessing the Corporation's financial condition. Inflation has generally had a minimal impact on the Corporation because substantially all of its assets and liabilities are of a monetary nature and a large portion of its operations are based in the United States, where inflation has been low. As discussed on page 33, a currency position maintained by the Corporation in Brazil, a country with a hyperinflationary economy, has had an effect on the levels of net interest revenue, noninterest income and net interest margin, while modestly benefiting total revenue.

ASSET QUALITY

CREDIT POLICY
The Senior Credit Officer, in consultation with the Credit Policy Committee, is responsible for ensuring that credit policies are well constructed and complete, approving underwriting guidelines and approving those credit authorities over $1 million that are granted to individual officers. In addition, the Credit Department, reporting to the Senior Credit Officer, is responsible for ensuring that credit due diligence and administration meet the Corporation's standards and conform to the Corporation's policies. The Credit Policy Committee is responsible for reviewing and approving portfolio concentration limits relating to industry, geography and product type.

The Corporation also has a risk rating system that is intended to assess risk in the credit portfolio and identify problems before they result in losses. This system, which is overseen by the Risk Review Department, is an important element in the monitoring process. The Risk Review Department is independent from the core businesses' credit areas. It reviews the risk rating process and tests the ratings that are established by lending officers.

While sound credit policies serve to reduce the Corporation's exposure to credit risks, they do not insulate the Corporation from losses.

LOANS AND LEASES
Of the Corporation's $35.9 billion in earning assets at December 31, 1993, 80% were loans and leases, compared with 77% at the end of 1992. The remaining earning assets were invested in interest bearing deposits in other banks, federal funds sold and resale agreements, mortgages held for sale and securities. The size of the loan portfolio relative to total earning assets exposes the Corporation to varying degrees of credit risk. While the Corporation experienced deterioration in certain portions of its loan portfolio in prior years, particularly in the domestic commercial real estate portfolio, nonaccrual loans and leases and OREO have been reduced to $659 million at December 31, 1993, from $949 million at the end of 1992, and $1,838 million at the end of 1991. These decreases included reductions in domestic commercial real estate nonaccrual loans and OREO of $227 million in 1993 and $591 million in 1992. The reductions reflected the results of a number of programs introduced by the Corporation over the last few years that reinforced its commitment to a stronger management of credit, as well as the effects of modestly improved economies in the United States and New England in 1993. Further discussion on the management of the Corporation's domestic commercial real estate portfolio can be found in the Domestic Commercial Real Estate Loans and OREO section on page 40.

Domestic loans and leases as of December 31, 1993 were $22.6 billion and accounted for 78% of the consolidated portfolio, compared with $20.5 billion and 81% at the end of 1992, and $21.4 billion and 84% at the end of 1991. Slightly more than half of the domestic loans and leases were to borrowers domiciled in New England. The $2.1 billion growth in 1993 included a $.6 billion increase in loans from the Specialized Finance businesses, mainly Energy and Utilities, Transportation and Environmental Services, as the Corporation benefited from its status as a top-tier relationship bank to these industries; a $.5 billion increase in residential mortgages, resulting from a decision to retain more mortgages in 1993 rather than sell them into the secondary market, and a $.3 billion increase in loans from the New England Corporate lending businesses. The remainder of the increase came from other commercial lending businesses and loans to individuals. The domestic loan growth has been helped by the Bank of Boston Credit Initiative that was announced in May 1992. The largest single category of domestic loans and leases, which is diversified as to industry, consists of lending to commercial, industrial and financial borrowers, and equaled 53% of domestic loans and leases at December 31, 1993. Retail loans, which include residential mortgage, home equity and installment loans, amounted to 26% of the domestic portfolio. Loans secured by commercial real estate were 17% of the domestic portfolio and represented the only industry concentration that exceeded 10% of the portfolio.

While total domestic loans and leases rose $2.1 billion during 1993, the proportion of domestic loans and leases to total loans and leases has declined during the past two years. This resulted from an increase in international loans and leases, from $4.0 billion at December 31, 1991, and $4.9 billion at December 31, 1992 to $6.2 billion at December 31, 1993. These increases mainly reflected growth in the Corporation's Argentine and Brazilian portfolios. The Corporation has a strong market position in both of these countries. Information on the Corporation's cross-border outstandings to these and other countries can be found in Consolidated Statistical Information on pages 86 and 87.

- -------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- -------------------------------------------------------------------------------
                                   CONTINUED

Consolidated loans and leases grew 13% from the end of 1992 and the Corporation continues to pursue new lending opportunities. The Corporation's ability to extend new credit, however, is a function of a variety of factors, including competition for customers' business and the economies in New England, other parts of the United States and in other countries where the Corporation does business. As such, there can be no assurance that the rate of loan growth experienced in 1993 will be sustained in the future. Further information on the Corporation's loan and lease portfolio can be found in Consolidated Statistical Information on pages 88 through 89 and in Note 6 to the Financial Statements.

Domestic Commercial Real Estate Loans and OREO
The Corporation's domestic commercial real estate portfolio, including OREO, was $3.8 billion at December 31, 1993, compared with $4.2 billion at the end of 1992, and $4.9 billion at the end of 1991. The $1.1 billion decrease since the end of 1991 reflected the effect of tighter underwriting standards for new loans and renewals or extensions of existing loans; payments received; sales of OREO properties; credit losses and valuation adjustments recorded, and proactive management of the portfolio. The table below details domestic commercial real estate loans and OREO by geographic location. The portion attributable to other states at the end of 1993 was spread among approximately 23 states.

DOMESTIC COMMERCIAL REAL ESTATE OUTSTANDINGS
BY GEOGRAPHIC LOCATION

                                                                       OTHER NEW                              OTHER
(IN MILLIONS)                               MASSACHUSETTS CONNECTICUT    ENGLAND     FLORIDA       TEXAS      STATES        TOTAL
Balance at December 31, 1993................      $1,373        $607        $802        $187        $ 54        $823       $3,846
                                                  ======        ====        ====        ====        ====        ====       ======
Balance at December 31, 1992................      $1,348        $775        $805        $234        $ 91        $971       $4,224
                                                  ======        ====        ====        ====        ====        ====       ======
Balance at December 31, 1991................      $1,774        $964        $854        $268        $115        $963       $4,938
                                                  ======        ====        ====        ====        ====        ====       ======

Developmental real estate outstandings, which are included in the totals shown above, were approximately $3.2 billion at December 31, 1993, compared with $3.3 billion at the end of 1992. These are assets from which ultimate payment to the Corporation is expected to come from the sale, operation or refinancing of the underlying property. The collateral underlying developmental real estate outstandings is valued at least annually using various real estate valuation techniques, including discounted cash flows and appraisals. The remaining portfolio of $.6 billion at December 31, 1993, and $.9 billion at the end of 1992 was primarily composed of outstandings, secured by real estate, where the property is not viewed as the principal source of repayment and is usually occupied by the owner.

The Corporation has been an active real estate lender for over forty years. While it has had experience with the cyclical nature of real estate markets, the simultaneous deterioration in New England and several other markets nationwide had a significant adverse effect on the quality of the Corporation's domestic commercial real estate portfolio during the past several years. These markets have experienced overbuilding, high vacancy rates and reduced lease rates, which have triggered a shortfall of revenues. This effect has been experienced with respect to all types of properties to such an extent that many borrowers have been unable to service their debt. Through its active management of the portfolio during the past few years and because of a modestly improved economy in 1993, the Corporation has been able to reduce its domestic commercial real estate nonaccrual loans and OREO. The reduced interest rate environment has assisted in these efforts. At December 31, 1993, total domestic commercial real estate nonaccrual loans and OREO were $367 million, compared with $594 million at the end of 1992, and $1,185 million at the end of 1991.

The following table details domestic commercial real estate nonaccrual loans and OREO by geographic location at December 31, 1993:

DOMESTIC COMMERCIAL REAL ESTATE NONACCRUAL LOANS AND OREO
BY GEOGRAPHIC LOCATION

                                                                       OTHER NEW                              OTHER
(DOLLARS IN MILLIONS)                      MASSACHUSETTS CONNECTICUT     ENGLAND     FLORIDA       TEXAS      STATES        TOTAL
Balance at December 31, 1993................        $103        $ 68        $ 52         $15         $ 8        $121        $ 367
                                                    ====        ====        ====         ===         ====       ====         ====
Percent of related outstandings.............           9%         13%          6%          8%         15%         11%          10%
Balance at December 31, 1992................        $179        $118        $ 88         $22         $12        $175        $ 594
                                                    ====        ====        ====         ===         ====       ====         ====
Percent of related outstandings.............          13%         15%         11%          9%         13%         18%          14%
Balance at December 31, 1991................        $358        $237        $177         $45         $24        $344       $1,185
                                                    ====        ====        ====         ===         ===        ====        =====
Percent of related outstandings.............          20%         25%         21%         17%         21%         36%          24%

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

The Corporation continues to actively manage its pool of domestic commercial real estate loans and OREO in an effort to minimize losses by quickly identifying and resolving problems. The Boston-based Real Estate Department manages the majority of the Corporation's accruing domestic commercial real estate loans. The Asset Recovery Department, which includes real estate lenders and workout specialists, handles substantially all of the Corporation's domestic nonaccrual commercial real estate loans and OREO. These departments continually review their portfolios and update plans for resolution of problem real estate assets, focusing on the sale and refinancing options that are realistically available in the current market. An essential part of the workout strategy is the regular monitoring of property cash flows. Where appropriate, these departments will work with borrowers and guarantors of loans to improve equity in the properties or otherwise renegotiate the credits so that they can make a positive contribution to the Corporation. If a renegotiation is accomplished, it is accounted for in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" (see discussion of Renegotiated Loans on page 44). If warranted, the Corporation will foreclose on the collateral. When a property becomes owned, the strategy is to dispose of the property as soon as possible with the objective of maximizing value to the Corporation.

Domestic OREO, which is included in the preceding table, was $106 million at December 31, 1993, compared with $168 million at the end of 1992, and $322 million at the end of 1991.

The commercial real estate portfolio is affected by changes in the economy, interest rates, the supply of commercial properties and other factors. While the level of domestic commercial real estate nonaccrual loans and OREO has declined during the past three years, no assurance can be given as to the future level of domestic commercial real estate nonaccrual loans and OREO.

HLTs
Loans made by many of the Corporation's lending divisions to finance transactions involving leveraged buyouts, acquisitions, and recapitalizations are classified as HLTs, if, by the nature of the loan terms and the profile of the customer, the transaction qualifies for this classification under the current bank regulatory definition of HLTs.

The HLT definition encompasses areas where a high degree of leverage would be expected in a traditional lending environment, such as asset-based lending and lending to the communications industry, particularly cable, where equity is traditionally low and cash flow is the predominant factor in assessing repayment ability. Under the definition, an HLT is a credit extended to, or an investment made in, a business where the transaction involves the buyout, acquisition, or recapitalization of an existing business, and where one of the following three criteria is met: the transaction at least doubles the customer's liabilities and results in a leverage ratio greater than 50%; the transaction results in a leverage ratio greater than 75%, or the transaction is designated an HLT by its syndication agent. Leverage is defined as the ratio of total liabilities, which include subordinated debt and nonperpetual preferred stock, to total assets. The definition excludes loans and exposures to customers in which the total original financing package, including all obligations held by all participants, amounts to $20 million or less. Delisting of a credit from HLT status is allowed under certain circumstances related to the customer's performance.

HLT loans were $1.3 billion, or 5% of the total loan and lease portfolio, at December 31, 1993, compared with $1.6 billion, or 6%, at the end of 1992 and $2.6 billion, or 10%, at end of 1991. The decline in HLT loans from December 31, 1992 was mainly a result of a combination of principal payments and delistings. Of the total HLT portfolio outstanding at December 31, 1993, 94% were domestic credits that were spread over 21 states, with 13% to companies with headquarters in New England.

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED


The following is an analysis of the year-end outstanding HLT loan portfolio by industry, segregated between those in which the Corporation has a lending specialization and others:

HLT LOANS BY INDUSTRY

                     DECEMBER 31
                                                         NUMBER OF        PERCENT OF          1993            1992          1991
                (DOLLARS IN MILLIONS)                    COMPANIES       OUTSTANDING       Outstandings          Outstandings
INDUSTRY SPECIALIZATION
Cable.................................................            9                13%          $ 167          $ 447         $ 538
Broadcasting..........................................            6                 4              56            137           324
Media and publishing..................................            4                 7              90             71           172
                                                                 --              ----          ------         ------        ------
  Total communications................................           19                24             313            655         1,034
High technology.......................................            3                 2              22             70           224
Transportation........................................            4                 9             119            115           124
Energy and utilities..................................            3                 5              70             19            30
Insurance and mutual funds............................            2                 3              37             18            39
                                                                 --              ----          ------         ------        ------
  Total industry specialization.......................           31                43             561            877         1,451
                                                                 --              ----          ------         ------        ------
OTHERS
Food, beverages and tobacco...........................           12                21             271             50           169
Consumer products/retailing...........................            7                 6              81            127           182
Metals................................................            1                 2              27            132           208
Machinery, equipment and components...................            4                 5              69            159           212
Textiles and apparel..................................            3                 4              50             51            71
Health care...........................................            4                 4              51             32            73
Other.................................................           13                15             194            159           254
                                                                 --              ----          ------         ------        ------
  Total others........................................           44                57             743            710         1,169
                                                                 --              ----          ------         ------        ------
    Total HLTs........................................           75               100%         $1,304         $1,587        $2,620
                                                                 ==              ====          ======         ======        ======


The following is an analysis of the HLT loan portfolio by loan size at the end of 1993, 1992 and 1991:

HLT LOANS BY SIZE

                        DECEMBER 31                                                             1993         1992        1991
                                                             NUMBER OF                        AVERAGE
                   (DOLLARS IN MILLIONS)                     COMPANIES       OUTSTANDINGS    LOAN SIZE       Average Loan Size
OUTSTANDING LOAN SIZE
$0 - 24....................................................          57          $  650             $11      $  12       $  13
$25 - 49...................................................          14             441              32         37          36
$50 - 74...................................................           4             213              53         63          66
$75 - 99...................................................                                                     96
$100+......................................................                                                    114         120
                                                                     --          ------
                                                                     75          $1,304              17         21          23
                                                                     ==          ======             ===      =====       =====

In addition to the loans above, certain of the Corporation's outstanding mezzanine and venture capital investments meet the definition of HLT investments. Such investments amounted to $121 million in 24 companies at December 31, 1993, compared with $152 million in 32 companies at December 31, 1992, and $193 million in 43 companies at the end of 1991.

The amount of unused lending commitments for HLTs at December 31, 1993 was $540 million, compared with $404 million at December 31, 1992, and $639 million at the end of 1991. These totals do not necessarily represent the actual future funding by the Corporation since a portion can be syndicated or assigned to others or may expire without being drawn upon. During 1993, the Corporation made commitments in connection with HLT financings of approximately $654 million, with an average commitment size of approximately $30 million.

The Corporation recognizes that in an economic downturn or sustained period of high interest rates, borrowers whose loans are classified as HLTs may experience financial stress. As a result, risks associated with certain of these transactions may be higher than for more traditional financings. The approval process for HLTs includes varying levels of individual and committee reviews based upon the loan size. The process also includes a review by the Syndications Division if distribution of the transaction is contemplated. Individual customer, underwriting and internal limits are in effect for all of the Corporation's loans, including special limits, established in 1990, on HLTs held for the Corporation's own account. These special limits are $50 million if the HLT is agented by the Corporation and $25 million for all other HLTs. Once originated, all credits are subject to periodic reviews, with the frequency of the review determined by the loan's risk rating.

In general, HLT loans are assets that yield more than most commercial loans. Typically, interest rates on new HLTs range from 1.5% to 2.75% over LIBOR and fees charged range from .75% to 1.5% of the principal amount committed. Certain fees are deferred and recognized as income in future periods in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

During 1993, the Corporation recognized approximately $16 million of fee income on HLT loans, of which $8 million related to fees received and deferred in prior years and $7 million reflected fees received and recognized in 1993 from loans originated prior to 1993. In addition, the Corporation received $4 million of fees related to loans originated in 1993, of which $1 million was recognized as income during the year.

During 1992, the Corporation recognized approximately $26 million of fee income on HLT loans, of which $7 million related to fees received and deferred in prior years and $18 million reflected fees received and recognized in 1992 from loans originated prior to 1992. In addition, the Corporation received $3 million of fees related to loans originated in 1992, of which $1 million was recognized as income during that year.

During 1991, the Corporation recognized approximately $18 million of fee income on HLT loans.

HLT net credit losses were $21 million in 1993, compared with $19 million in 1992, and $50 million in 1991. Of the total net credit losses during the past three years, 68% related to three large credits. The 1993 and 1992 net credit losses included $7 million, and $8 million, respectively, related to HLTs collateralized by commercial real estate. HLT nonaccruals at December 31, 1993 were $10 million compared with $57 million at December 31, 1992, and $155 million at the end of 1991. Included in the nonaccrual amounts for 1993, 1992 and 1991 were $4 million, $14 million and $22 million, respectively, which were collateralized by commercial real estate and are, therefore, also reflected in the amounts and tables detailed in the Domestic Commercial Real Estate Loans and OREO section on pages 40 to 41.

Over the past several years, the Corporation has experienced a significant reduction in its HLT activities. At the end of 1989, the Corporation's HLT loan portfolio stood at $5.3 billion, compared with $1.3 billion at the end of 1993, a 75% reduction. During 1993, 1992 and 1991, respectively, twenty new loans totaling $380 million, eight new loans totaling $116 million and twelve new loans totaling $145 million were funded. It is estimated that the new HLT loans did not make a significant contribution to the Corporation's pre-tax results and gross revenues in 1993, 1992 and 1991. Historically, the Corporation has been actively involved in transactions that qualify as HLTs and it expects to continue to agent and participate in such transactions in the future. The Corporation, however, does not currently anticipate a substantial increase in HLT lending over the level at December 31, 1993.

NONACCRUAL LOANS AND LEASES AND OREO
Under the Corporation's nonaccrual policy, a loan or lease is placed on nonaccrual status when collectibility of principal or interest is doubtful, or when any portion of the principal or interest is ninety days past due, unless it is well secured and in the process of collection. Whenever a loan or lease is placed on nonaccrual status, all other credit exposures to the same borrower are also placed on nonaccrual status; exceptions are made only when it can be clearly demonstrated that such credits are well secured, fully performing and insulated from the weakness surrounding the nonaccrual credit to which they relate. Interest payments received on nonaccrual loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise such payments are recognized as interest income.

The following table is a summary of nonaccrual loans and leases and OREO:

DECEMBER 31                                                                            1993           1992            1991
(DOLLARS IN MILLIONS)
DOMESTIC NONACCRUAL LOANS AND LEASES
  Commercial, industrial and financial.............................................    $ 118          $ 201          $  385
  Construction.....................................................................       30             81             123
  Other commercial real estate.....................................................      231            345             740
  Real estate secured by 1-4 family residences.....................................       64             58              69
  Loans to individuals.............................................................       10             26              32
  Lease financing..................................................................        1              2               5
                                                                                       -----          -----          ------
                                                                                         454            713           1,354
INTERNATIONAL NONACCRUAL LOANS AND LEASES                                                 97             66             159
                                                                                       -----          -----          ------
    Total nonaccrual loans and leases                                                    551            779           1,513
OREO
  Domestic.........................................................................      106            168             322
  International....................................................................        2              2               3
                                                                                       -----          -----          ------
    Total nonaccrual loans and leases and OREO.....................................    $ 659          $ 949          $1,838
                                                                                       =====          =====          ======
Nonaccrual loan and leases and OREO as a percent of related asset categories.......      2.3%           3.7%            7.2%
                                                                                       =====          =====          ======

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED


The following table summarizes the changes in nonaccrual loans and leases and OREO that have occurred during the last two years:

YEARS ENDED DECEMBER 31                                                                          1993                1992
(IN MILLIONS)
Beginning balance.........................................................................      $  949             $  1,838
Additions.................................................................................         486                  670
Sales, restructurings, payments and other decreases.......................................        (482)              (1,072)
Charge-offs and valuation adjustments.....................................................        (294)                (487)
                                                                                                ------             --------
Ending balance............................................................................      $  659             $    949
                                                                                                ======             ========

The level of nonaccrual loans and leases and OREO is influenced by the economic environment, interest rates, regulatory attitudes and other internal and external factors. While the Corporation has experienced a decline in the balance of its nonaccrual loans and leases and OREO during the past two years, additions, as seen in the above table, exceeded outflows before the effect of charge-offs and valuation adjustments, by $4 million in 1993; for the second half of 1993, additions were higher than outflows by $54 million. At December 31, 1993, the ratio of nonaccrual loans and OREO to related asset categories was 2.3%, the lowest reported by the Corporation in over a decade. Given this low level of nonaccrual loans and leases and OREO, the Corporation may experience an increase in the level of these assets in 1994.

RENEGOTIATED LOANS
Loans are renegotiated when the Corporation determines that it will ultimately receive greater economic value by relaxing the terms than through foreclosure, liquidation or bankruptcy. Candidates for renegotiation must meet specific guidelines and undergo extensive due diligence reviews. Guidelines consider the quality of the borrower and the borrower's ability to enhance the value of the property; the collateral; the ability of the guarantor, if any, to perform, and the economic value of the renegotiated loan relative to foreclosure and other options. Renegotiation also allows the Corporation to maintain the customer relationship and grants the customer more time to regain equity in the property. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual property income, an extension of loan maturity date to allow time for stabilization of property income and partial forgiveness of principal and interest. In certain circumstances, the Corporation also obtains the right to share in future benefits arising from the upside potential of the collateral. Once a renegotiation takes place, the loan is subject to the accounting and disclosure rules prescribed by SFAS No. 15.

Renegotiated loans, which are performing in accordance with their new terms and, therefore, are not included in nonaccrual loans, amounted to $225 million at December 31, 1993, compared with $401 million at December 31, 1992, and $353 million at the end of 1991. The average current yield on these loans was approximately 8% at December 31, 1993, 1992 and 1991. Of the renegotiated loans at December 31, 1993, $126 million were domestic commercial real estate loans. Additionally, in connection with the restructuring of loans, the Corporation may obtain equity interests in the borrower. Such interests, which are included in other assets, amounted to $41 million at December 31, 1993, compared with $30 million at the end of 1992 and 1991.

During 1993, $19 million of loans were renegotiated. These additions to the renegotiated portfolio were more than offset by the transfer to a conventional fully performing status of $143 million of loans, that had sustained a market rate of interest, in conformity with SFAS No. 15. Other outflows from the renegotiated loan portfolio during 1993 included the transfer of $21 million to nonaccrual status. Additional information with respect to the Corporation's renegotiated loans is included in Note 6 to the Financial Statements.

RESERVE FOR CREDIT LOSSES
The Corporation determines the level of its reserve for credit losses using a credit-by-credit assessment of higher risk credit exposures in the portfolio, based upon internal credit ratings, and an analysis of loan concentrations by industry for the rest of the portfolio; an evaluation of credit risk related to off-balance-sheet financial instruments; cross-border risks, and other internal and external factors. The other factors considered in the assessment include current economic and political conditions, levels of nonaccrual and other problem credits, historical trends in the portfolio and the level and quality of credit management.

The reserve for credit losses was $770 million at December 31, 1993, compared with $923 million at the end of 1992, and $1,051 million at the end of 1991. The reserve for credit losses was 2.68% of loans and leases at December 31, 1993, compared with 3.63% at December 31, 1992, and 4.14% at the end of 1991. The reserve as a percentage of nonaccrual loans was 140% at December 31, 1993, compared with 119% at December 31, 1992, and 69% at the end of 1991. As a percentage of nonaccrual and renegotiated loans, the reserve was 99% at December 31, 1993, compared with 78% at December 31, 1992, and 56% at the end of 1991.

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED


Net credit losses for 1993, 1992 and 1991 were as follows:

YEARS ENDED DECEMBER 31                                                                  1993           1992           1991
(DOLLARS IN MILLIONS)
DOMESTIC NET CREDIT LOSSES
  Commercial, industrial and financial.............................................       $ 40          $  66          $ 120
  Commercial real estate...........................................................         73            181            287
  Real estate secured by 1-4 family residences.....................................         18             21             16
  Loans to individuals.............................................................         31             27             46
  Lease financing..................................................................          1              1              2
                                                                                         -----          -----          -----
                                                                                           163            296            471
INTERNATIONAL NET CREDIT LOSSES....................................................         60             13             19
                                                                                         -----          -----          -----
    Total..........................................................................       $223          $ 309          $ 490
                                                                                         =====          =====          =====
Net credit losses to average loans and leases......................................        .84%          1.22%          1.87%

The higher level of international net credit losses in 1993 was mainly due to charge-offs taken on certain Asian loans. The Corporation exercises considerable efforts to recover loans even though they have been charged off. The following table compares gross credit losses with recoveries for 1993, 1992 and 1991.

YEARS END DECEMBER 31                                                                     1993           1992           1991
(DOLLARS IN MILLIONS)
Gross credit losses.................................................................       $273          $ 412          $ 597
Recoveries..........................................................................       $ 50          $ 103          $ 107
Ratio of recoveries to gross credit losses..........................................       18.3%          25.0%          17.9%

OFF-BALANCE-SHEET CREDIT-RELATED INSTRUMENTS
In the normal course of business, the Corporation makes various commitments, which differ from the Corporation's funded lending activities in that they are executory in nature. These include credit-related obligations, such as commitments to extend credit, standby letters of credit and foreign office guarantees, that are provided to meet the financing needs of customers. In addition, credit risk is also contained in the off-balance-sheet financial markets instruments, which are discussed on page 47. Off-balance-sheet instruments are subject to the same credit standards, financial controls and monitoring practices used for loans and leases. At December 31, 1993, the Corporation's unused commitments to lend, net of participations to other financial institutions, aggregated $17.4 billion, compared with $15.0 billion at the end of 1992. These amounts do not reflect the actual demand on liquidity that the Corporation will be subjected to in the future, since historical experience with loan commitments indicates that a portion generally expire without being drawn upon. Standby letters of credit and foreign office guarantees, net of participations, were $2.3 billion at December 31, 1993, compared with $2.1 billion at the end of 1992. Additional information with respect to the Corporation's off-balance-sheet credit-related instruments is included in Notes 21 and 28 to the Financial Statements.

ASSET/LIABILITY MANAGEMENT

The Boston-based Treasury Department is responsible for managing the Corporation's asset/liability process with respect to liquidity and interest rate risk. In addition, the Corporation relies upon the collective experience of its management in Treasury areas throughout its global network. Capital is managed by Treasury in coordination with the Finance function.

LIQUIDITY MANAGEMENT
Liquidity is defined as the ability to meet known near-term and projected long-term funding commitments, while supporting selective business expansion in accordance with the Corporation's strategic plan. The Corporation proactively manages liquidity to ensure its ability to meet present and future funding needs. Liquidity is monitored on a daily basis and is reviewed monthly by the Executive Committee of the Corporation's Board of Directors; a review by the full Board of Directors occurs quarterly. Management's Asset/Liability Committee
(ALCO), which is chaired by the Treasury Department Executive, reviews liquidity monthly. The adequacy of sources of liquidity is measured against anticipated needs for the Corporation as a whole, the Parent Company and each of the subsidiary banks. Alternative funding strategies are reviewed by ALCO, updated and implemented as considered necessary.

Deposits are the principal source of the Corporation's liquidity and amounted to $29.6 billion, or 73%, of total assets at December 31, 1993, as compared with $29.1 billion, or 78%, of total assets at December 31, 1992. In addition, deposits were 103% of the Corporation's outstanding loans and leases at December 31, 1993, compared with 115% at the end of 1992. The overall increase in deposits from the end of 1992 was mainly due to higher levels of interest bearing deposits in overseas offices and noninterest bearing deposits in domestic offices, partially offset by a decline in interest bearing deposits in domestic offices. International interest bearing deposits increased $2 billion and were mainly used to fund the Corporation's Latin American loan growth, while a $.5 billion increase in domestic noninterest bearing deposits primarily resulted from a higher volume of business from mortgage banking companies and customers. Included in the increase in international interest bearing deposits was a $.4 billion increase from the Corporation's banking operation in Argentina, which represented growth of 54% from December 31, 1992. During the year, the

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

Corporation expanded its retail operation in Argentina as the local economy continued its improvement and loan demand rose. A $2.1 billion decline in interest bearing deposits in domestic offices was due to a combination of a lower level of deposits obtained through retail programs with brokers (brokered
CDs) and a decline in retail deposits. The level of brokered CDs declined $1 billion since the end of 1992, from $1.7 billion to $700 million. Brokered CDs had been issued with original maturities of one to three years; however, they are no longer actively used as a source of additional liquidity. The Corporation has replaced these deposits and funded a portion of its loan growth through the wholesale funding markets, which included the use of term federal funds purchased and FNBB's short-term Bank Note program discussed below. With respect to domestic retail interest bearing deposits, the banking industry continued to be challenged by the issue of deposit retention during 1993 in the face of historically low interest rates. New deposit products such as the "First Rate Plus" and "Max" accounts enabled the Corporation to better compete for consumer deposits and are part of the Corporation's strategic emphasis on Retail and Small Business Banking.

The Corporation's liquid assets consist primarily of interest bearing deposits in other banks, federal funds sold and resale agreements, money market loans, and unencumbered U.S. Treasury and government agency securities. At December 31, 1993, total liquid assets stood at $4.5 billion, compared with $4.7 billion at December 31, 1992. The Corporation's ability to access funds at market rates continued to improve in 1993 as it received upgrades from all major ratings agencies during the year. In 1993, the Corporation issued $70 million of preferred stock and $450 million of subordinated debt, while FNBB commenced a $2 billion short-term Bank Note program. At December 31, 1993, $350 million of notes from this program were outstanding and it is anticipated that FNBB will be issuing additional notes in 1994. Management believes that its liquidity position at December 31, 1993 is adequate to support the Corporation's future liquidity needs.

The balance sheet of Bank of Boston Corporation (on a Parent Company only basis) reflected a liquid asset level in excess of short-term funding commitments of $194 million at December 31, 1993, compared with $272 million at the end of 1992. During 1993, Parent Company liquidity was increased as a result of the aforementioned issuances of $450 million of subordinated notes and $70 million of preferred stock. The major uses of liquidity during the year included $299 million of capital cash contributions and $149 million of advances to various banking and non-banking subsidiaries. These funds provided capital in support of balance sheet growth during the year and enabled the banking subsidiaries to maintain appropriate regulatory capital ratios (see further discussion in the Capital Management section on page 49). In addition, the Parent Company called for redemption $88 million of its notes payable that were due in 1996, and used $73 million for dividend payments on common and preferred stock. Management considers the Parent Company's overall liquidity at December 31, 1993 to be adequate to meet current obligations and carry on normal operations. At December 31, 1993, substantially all of the Parent Company's funding came from stockholders' equity and notes payable with no scheduled principal payment dates until 1997. In January, 1994, the Parent Company issued $300 million of subordinated notes and, in February 1994, announced its intent to redeem $179 million of notes payable due in September, 2000.

INTEREST RATE RISK MANAGEMENT
Interest rate risk can be defined as an exposure to a movement in interest rates that could have an adverse effect on the Corporation's net income or financial position. Interest rate risk arises from the Corporation's normal banking activities due to an imbalance in the repricing or maturity schedules of assets and liabilities. The Corporation seeks to limit its risk of exposure to changes in interest rates, while also allowing for some imbalance that could enable it to profit from favorable market opportunities. The Corporation uses certain balance sheet items and off-balance-sheet financial markets instruments, including interest rate futures and swaps, in the management of its interest rate risk. Off-balance-sheet financial markets instruments provide the Corporation with important flexibility in managing its interest rate exposure, enabling it to efficiently manage risk while minimizing the impact on balance sheet leverage and liquidity. Historically, the Corporation has not had a significant amount of anticipatory hedge transactions. Additional information on off-balance-sheet financial markets instruments is included on page 47.

The Corporation manages its interest rate risk within policies approved and limits established by the Board of Directors. The Executive Committee of the Board of Directors reviews the Corporation's interest rate risk profile on a monthly basis; a review by the full Board of Directors occurs quarterly. ALCO determines appropriate general guidelines and specific directives for the management of interest rate risk within Board established policy and limits. ALCO also reviews the Corporation's interest rate risk profile, including tactical and planned strategic management initiatives, monthly. The Treasury Department Executive, who is the Chairman of ALCO, is responsible for reporting on the Corporation's interest rate risk management initiatives to the Chairman's Office, ALCO, and the Board of Directors.

Interest rate risk limits and directives are established to restrict volatility in income at risk and market value sensitivity, which could result under various interest rate scenarios. A variety of methodologies, including static gap analysis, net interest revenue simulation and market value modeling, are used to evaluate the Corporation's exposure to various potential changes in interest rates and to facilitate the management of interest rate exposure. One method of monitoring interest rate risk is through the analysis of gap positions. Simply stated, gap is the difference between the amount of assets and the amount of liabilities that mature or are repriced during a given period of time. A 'positive' gap results when more assets than liabilities mature or are repriced in a given time frame. Conversely, a 'negative' gap results when there are more liabilities than assets maturing or being repriced during a given period of time. Gap positions can be quickly modified by management as warranted by market conditions.

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED


The following table shows the gap position of the Corporation at December 31, 1993.

INTEREST SENSITIVITY GAP ANALYSIS(1)

                                                                          AFTER 1
                                                          AFTER 3          YEAR
                                                         MONTHS BUT         BUT
                                          WITHIN 3         WITHIN         WITHIN        AFTER 5       NONINTEREST
           (IN MILLIONS)                   MONTHS          1 YEAR         5 YEARS        YEARS          BEARING           TOTAL
ASSETS
Interest bearing deposits in other
  banks.............................      $    839            $ 146        $    6                                          $  991
Federal funds sold and securities
  purchased under agreements to
  resell............................         1,434               20                                                         1,454
Trading securities(2)...............           306                                                                            306
Mortgages held for sale(2)..........         1,322                                                                          1,322
Securities:
    Available for sale(3)...........           620              262           306         $  77             $  173          1,438
    Held to maturity(3).............           171              716           577            37                 68          1,569
Loans and lease financing(4):
    United States operations........        14,250            2,998         4,308           549               (308)        21,797
    International operations........         3,472            2,058           526            70                 89          6,215
Other nonearning assets.............                                                                         5,496          5,496
                                          --------           ------        ------         -----            -------        -------
TOTAL ASSETS........................      $ 22,414           $6,200        $5,723         $ 733            $ 5,518        $40,588
                                          ========           ======        ======         =====            =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits:
    Domestic offices(5).............      $ 13,088           $2,482        $1,418         $ 508            $ 5,040        $22,536
    Overseas offices................         5,671              803            77             1                526          7,078
Funds borrowed......................         4,084              779           106             6                             4,975
Notes payable.......................           507              163           514           789                             1,973
Noninterest bearing liabilities.....                                                                         1,115          1,115
Stockholders' equity................                                                                         2,911          2,911
                                          --------           ------        ------         -----            -------        -------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................      $ 23,350           $4,227        $2,115        $1,304            $ 9,592        $40,588
                                          ========           ======        ======        ======            =======        =======
Interest sensitivity gap before the
  net effect of off-balance-sheet
  financial markets instruments.....      $   (936)          $1,973        $3,608        $ (571)           $(4,074)
Net effect of off-balance-sheet
  financial markets
  instruments(6)....................        (1,205)            (307)          357         1,155
                                          --------           ------        ------         -----
Interest sensitivity gap adjusted
  for off-balance-sheet financial
  markets instruments...............      $ (2,141)          $1,666        $3,965         $ 584            $(4,074)
                                          ========           ======        ======        ======            =======
CUMULATIVE INTEREST SENSITIVITY
  GAP...............................                         $ (475)       $3,490        $4,074             $    0
                                                             ======        ======        ======            =======

(1) Allocations to specific interest sensitivity periods are based primarily on the earlier of the repricing or maturity date.
(2) Since trading securities and mortgages held for sale are expected to be sold in a relatively short period of time, they are included in the "within 3 months" category.
(3) Noninterest bearing securities include certain venture capital debt and equity securities, as well as Federal Reserve and Federal Home Loan Bank stock.
(4) Nonaccrual loans and leases and the reserve for credit losses are shown within the "noninterest bearing" category.
(5) Domestic savings deposits and NOW accounts have been allocated 100% to the "within 3 months" category based upon the Corporation's recent experience with these deposits and assessment of current market conditions.
(6) Includes off-balance-sheet financial markets instruments used to modify the repricing sensitivity of certain assets and liabilities, principally loans, deposits and notes payable.

Exposure to interest rate risk can be altered by management, as warranted, through changes in the Corporation's asset/liability structure or the use of off-balance-sheet financial markets instruments, such as interest rate futures and swap agreements. During the year, the Corporation maintained a modest repricing imbalance on assets and liabilities, enabling it to benefit from a decline in long term rates, which resulted in a flattening of the yield curve. This action contributed to the Corporation's improvement in net interest revenue throughout 1993.

OFF-BALANCE-SHEET FINANCIAL MARKETS INSTRUMENTS
The Corporation, through its subsidiary banks, participates as a counterparty in various off-balance-sheet financial markets instruments. Such instruments are also known as derivatives. In the negotiated over-the-counter (OTC) markets, these instruments include swaps, forwards and options, which are based upon interest rates and foreign currencies. Standardized exchange-traded futures contracts are also utilized. The Corporation enters into such transactions in connection with its trading activities, including offering them to its customers. For asset/liability management purposes, these instruments may also be used to manage the Corporation's own interest rate and currency risks. The principal or notional values of commitments related to off-balance-sheet financial markets instruments represent the volume of outstanding transactions and do not represent the potential for gain or loss associated with the market risks or credit risk of such transactions. As such, the actual market or credit exposure for all these instruments is significantly less than the notional amount. Gains and losses stemming from changes in the market values of the

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

financial markets instruments entered into in connection with the Corporation's trading activities are recognized currently as part of trading profits and commissions or foreign exchange profits. The majority of the Corporation's off-balance-sheet financial markets instruments, not used in managing interest rate or foreign exchange risk, are hedged with other such instruments. Profits and losses from instruments used to manage the Corporation's own balance sheet interest rate or foreign exchange risk are netted against the results of the item being hedged.

The Corporation enters into foreign exchange contracts and foreign currency options primarily in connection with its trading activities and to hedge foreign currency risk. In addition, the Corporation uses foreign exchange contracts to hedge a portion of its exposure to translation gains and losses from overseas branches and foreign subsidiaries. Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The risks in these transactions result from trading in a volatile commodity and the ability of the counterparties to deliver under the terms of the contract. The Corporation actively monitors all transactions and positions against predetermined limits assigned to business units and types of currency to ensure reasonable risk taking.

The Corporation enters into interest rate swap agreements in connection with its trading activities, including offering these agreements to its customers, and to manage its own interest rate risk. These agreements generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The notional value is the basis for calculating payment streams and is never exchanged. The primary risks associated with swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

The Corporation uses futures and forward contracts, including forward rate agreements, in connection with its trading activities and to manage its own interest rate exposure. Futures and forward contracts generally are contracts for the delayed delivery of securities or money market instruments in which the buyer agrees to purchase and the seller agrees to make a delivery of a specific instrument at a predetermined date for a specific price. These contracts also include agreements that are settled between counterparties based on a notional principal value and do not involve an actual movement of principal. Risks on both types of agreements stem from market movements in the underlying securities' values and interest rates and from the ability of the counterparties to meet the terms of the contracts.

The Corporation purchases and writes (or sells) interest rate options in connection with its trading and risk management activities, including providing these products to its customers, and to manage its own interest rate exposure. Interest rate options are contracts that allow the holder of the option to receive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving potential payment between the seller and buyer of an interest differential. In addition, other types of option products provide the holder with the right to enter into interest rate swap, cap and floor agreements with the "writer". The primary risks associated with all types of options are the exposure to current and expected movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

The following presents information concerning the off-balance-sheet financial markets instruments discussed above as of December 31, 1993:

                                                                                              RISK MANAGEMENT PORTFOLIO
                                                            TRADING PORTFOLIO                      AVERAGE
                                                           NOTIONAL        FAIR      NOTIONAL     REMAINING    FAIR  UNRECOGNIZED
               (DOLLARS IN MILLIONS)                        AMOUNT        VALUE(1)    AMOUNT       MATURITY   VALUE(1)    GAIN(2)
Futures and forwards................................           $15,026                    $3,581    3 months      $ 2         $ 2
Interest rate swaps.................................             6,732      $ 84           3,463     4 years       47          46
Interest rate options:
    Written or sold.................................             5,744       (14)             39    6 months
    Purchased.......................................             4,922        25             414     3 years        5           5
Foreign exchange:
    Spot and forward contracts......................            21,592       (10)            556    3 months       13
    Options written or sold.........................               613       (22)
    Options purchased...............................               691        21

(1) Fair value represents the amount at which a given instrument could be exchanged in an arm's length transaction with a third party as of December 31, 1993. In certain cases, such as the futures and forwards contained in the trading portfolio, instruments are subject to daily cash settlements; as such the fair value of these instruments is zero. Instruments in the trading portfolio are marked to market with changes in fair value recognized as either trading profits and commissions or foreign exchange trading profits. Additional information on amounts recognized as trading profits and commissions and foreign exchange trading profits is included in the Noninterest Income section on page 36.

(2) Unrecognized gain represents the amount of gain earned on the instruments as of December 31, 1993 that has not been recognized in the income statement or, in certain cases, cumulative translation adjustments. The unrecognized gain for interest rate swaps contained in the risk management portfolio includes $15 million associated with swaps that were transferred to the trading portfolio during the year. This $15 million represents the remaining unamortized amount of the deferred gain that existed as of the date of transfer to the trading portfolio. The notional and fair values of these swaps are included in the trading portfolio.

Historically, the Corporation has experienced minimal credit losses associated with its off-balance-sheet financial markets instruments. Additional information with respect to the Corporation's off-balance-sheet financial markets instruments, including its accounting policies, is included in Notes 1, 21 and 28 to the Financial Statements.

CAPITAL MANAGEMENT
At December 31, 1993, the Corporation had $2.9 billion in stockholders' equity, compared with $2.6 billion at December 31, 1992. The growth in stockholders' equity from the end of 1992 mainly reflected retention of earnings, the issuance of $70 million of preferred stock during the year

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

and a $42 million increase from the Corporation's adoption of SFAS No. 115 (see
Note 5 to the Financial Statements for further discussion of SFAS No. 115). These increases were partially offset by the payment of $73 million in dividends on common and preferred stock.

Regulatory risk-based capital requirements take into account the differing risk profiles of banking organizations by assigning risk weights to both assets and the credit equivalent amounts of off-balance-sheet exposures. In addition, capital is divided into two tiers. Tier 1 capital includes common stockholders' equity and qualifying preferred stock. Tier 2, or supplementary capital, includes, subject to certain limitations, limited-life preferred stock, mandatory convertible securities, subordinated debt and a portion of the reserve for credit losses. Total capital is defined as the sum of tier 1 and tier 2 capital.

At December 31, 1993, banking organizations were required to meet a minimum total capital ratio of 8%, with at least one-half being in the form of tier 1 capital. In addition, higher tier 1 and total capital ratios can be imposed on particular institutions at the discretion of the regulatory agencies. Banking organizations are also subject to a minimum leverage capital ratio, which is defined as the ratio of tier 1 capital to adjusted total average assets, of 3%; however, all but the most highly rated organizations are expected to maintain an additional cushion of at least 100 to 200 basis points above this minimum.

The following presents the Corporation's regulatory capital position:

REGULATORY CAPITAL

                                                                                                                   REGULATORY
                            DECEMBER 31                                     1993                1992                MINIMUM
(DOLLARS IN MILLIONS)
Risk-based capital ratios:
    Tier 1 capital ratio............................................           7.2%                7.1%               4.00%
    Total capital ratio.............................................          12.4%               12.0%               8.00%
Leverage ratio......................................................           6.8%                6.6%               3.00%(1)
Tier 1 capital......................................................      $  2,754             $ 2,437
Total capital.......................................................      $  4,725             $ 3,987
Total risk-adjusted assets..........................................      $ 38,179             $34,405

(1) Plus an additional cushion of at least 100 to 200 basis points for all but the most highly rated institutions.

The Corporation has in place a capital planning process, to assist the Corporation and its banking subsidiaries in maintaining appropriate capital levels and ratios. In June 1993, the Corporation issued $70 million of preferred stock and $100 million of subordinated notes and in November 1993, it issued an additional $350 million of subordinated notes. The Corporation, as a condition of the Federal Reserve Board's approval of the Multibank merger, committed to use the proceeds from the June preferred stock and subordinated note issuances exclusively in addressing any needs in the Corporation's banking subsidiaries. By December 31, 1993, the Corporation had fulfilled this commitment.

During 1993, the Board of Directors declared quarterly dividends of $.10 per share on the Corporation's common stock and in January 1994, a quarterly dividend of $.22 was declared. The payment of dividends on the Corporation's common stock is determined by the Board of Directors based on the Corporation's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors deemed relevant by the Board of Directors, including applicable government regulations and policies and the amount of dividends paid to the Corporation by its subsidiaries. On October 7, 1993, a 1991 agreement between the Corporation and the Federal Reserve and the Division of Banking Supervision and Regulation of the Federal Reserve Board was terminated. Among other things, this agreement had required regulatory approval of the declaration and payment of dividends on the Corporation's common stock.

At December 31, 1993, all of the Corporation's banking subsidiaries' capital ratios met both the minimum regulatory requirements and the capital ratio aspects of the "well capitalized" category under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) (see further discussion of FDICIA on page 50). The "well capitalized" minimum ratios are 6% for tier 1 capital, 10% for total capital and 5% for leverage. The Corporation's banking subsidiary located in Connecticut, as well as two of the subsidiaries acquired in connection with the Multibank merger (South Shore Bank and Multibank West) would, in each case, not currently be considered "well capitalized" under FDICIA due to an existing agreement or order with their respective bank regulatory agency. The Connecticut banking subsidiary is subject to a stipulation and agreement with the Connecticut Banking Commissioner and South Shore Bank is subject to a memorandum of understanding (MOU) with the FDIC and the Massachusetts Commissioner of Banks. Multibank West, the resulting bank from the 1991 merger of two of Multibank's banking subsidiaries, is subject to the conditions of the FDIC's approval order in connection with that merger. The agreements and approval order with respect to these subsidiaries require that the subsidiary banks meet and maintain certain specific capital ratios. Each of these banking subsidiaries is in compliance with the capital ratio aspects of its respective agreement or approval order. The Corporation expects to merge South Shore Bank, Multibank West and Mechanics Bank into FNBB during the first half of 1994. These mergers are subject to regulatory approval and no assurance can be given that such approval will be obtained. The capital categories of the Corporation's banking subsidiaries are determined solely for the purpose of applying FDICIA's provisions and, accordingly, such capital categories may not constitute an

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

accurate representation of the overall financial condition or prospects of any of the Corporation's banking subsidiaries.

In order to support the balance sheet growth of the Corporation's banking subsidiaries and to assist them in maintaining regulatory capital at desired levels, the Corporation has made capital contributions, and may make future capital contributions, to certain of its banking subsidiaries. Such capital contributions during 1993 consisted of $240 million to FNBB, $17 million to Connecticut, $12 million to South Shore Bank, $4 million to Vermont, $3 million to Multibank West and $3 million to Casco. During 1993, Hospital Trust paid $7 million in dividends to the Parent Company. The level of future dividends from bank subsidiaries is dependent on a number of factors. Such factors include capital adequacy, net income, liquidity, asset quality and economic conditions. In addition, bank regulations require the approval of bank regulatory authorities if dividends declared by bank subsidiaries exceed certain prescribed limits. Also, under the Connecticut banking subsidiary's regulatory agreement discussed above, the Connecticut subsidiary would need regulatory approval to remit a dividend to the Parent Company.

During the first quarter of 1993, the Office of the Comptroller of the Currency terminated its formal agreements with FNBB, Hospital Trust and Casco. In addition, an MOU between Vermont and the FDIC was lifted in October 1993 and a similar agreement between Mechanics Bank and the FDIC was lifted in January 1994. Additional information on dividends and the remaining subsidiary regulatory agreements can be found in Notes 14 and 25 to the Financial Statements.

REGULATORY AND ACCOUNTING ISSUES

New Accounting Standards
As discussed previously, the Corporation has adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in its 1993 Financial Statements. Additional information on SFAS Nos. 106, 109 and 115 can be found in Notes 16, 20 and 5 to the Financial Statements, respectively.

In addition, SFAS No. 112, "Employers' Accounting for Postemployment Benefits Other than Pensions," is required to be adopted beginning in 1994; Financial Accounting Standards Board (FASB) Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," is also required to be adopted beginning in 1994, and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," is required to be adopted beginning in 1995. Information on SFAS No. 112, FASB Interpretation No. 39 and SFAS No. 114 can be found in Notes 16, 21 and 6 to the Financial Statements, respectively.

SECURITIES AND EXCHANGE COMMISSION ADMINISTRATIVE PROCEEDING
As previously announced by the Corporation in its public filings, in January 1994, the Securities and Exchange Commission (SEC) instituted an administrative proceeding against the Corporation. The administrative proceeding relates to the SEC's claim that the Corporation's second quarter 1989 Form 10-Q did not disclose known trends or uncertainties with respect to the Corporation's credit portfolio and specifically its domestic commercial real estate portfolio. The Corporation reported a significant loss in the third quarter of 1989, as a result of adding to its reserve for credit losses, primarily due to deterioration in the credit quality of the domestic commercial real estate portfolio.

Management believes that the disclosures made in its second quarter of 1989 Form 10-Q were appropriate and intends to defend this action vigorously. While there can be no assurance as to the outcome of this matter, the ultimate disposition will not result in monetary penalties to the Corporation.

FDICIA
FDICIA has provided for expanded regulation of financial institutions. The applicability of many of its provisions is based upon an institution's capital category in relation to the five categories established by FDICIA (for which the banking agencies have set specific capital ratio and other requirements). The federal banking agencies have issued regulations in a number of areas to implement FDICIA's provisions and these regulations impose progressively more restrictive constraints on the operations and management of banks, which are not at least "adequately capitalized,"as they move into lower capital categories. As noted on page 49, all of the Corporation's banking subsidiaries have capital ratios that meet the requirements of the "well capitalized" category under FDICIA.

Additionally, the regulations issued by the banking agencies under FDICIA, among other things: establish a risk-based system for deposit insurance premiums; limit the ability of many banks to use brokered deposits; increase requirements related to independent audits; restrict investments and activities of state-chartered banks; set standards for real estate lending; increase lending restrictions with respect to a bank's executive officers and directors, and establish standards in a number of areas with respect to safety and soundness. Certain of these provisions are discussed elsewhere in this report.

The Corporation continues to analyze the effect of, and address its ongoing compliance with, the various regulations issued under FDICIA. It is anticipated that FDICIA, and the regulations enacted thereunder, will continue to result in more limitations on banking activities generally, and increased costs for the Corporation and the banking industry because of higher FDIC assessments, and higher costs of compliance, documentation and record keeping.

- --------------------------------------------------------------------------------
                         MANAGEMENT'S FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                   CONTINUED

SUMMARY

Significant progress was made by the Corporation during 1993:

  - 1993 net income, excluding the cumulative effects of accounting changes and merger and restructuring charges improved 61% over 1992's income before extraordinary item.

  - Loans and leases grew $3.4 billion between December 31, 1992 and December 31, 1993.

  - Nonaccrual loans and leases and OREO declined 31% between December 31, 1992 and December 31, 1993.

  - Net credit losses declined from $309 million in 1992 to $223 million in 1993.

  - The Corporation added nearly $5 billion in assets through its mergers with Bancorp and Multibank.

The economies of the United States and New England improved modestly in 1993 contributing, in part, to many of the improvements noted above. Management, however, cannot currently predict to what extent the domestic economic recovery will affect future periods. In addition, it is uncertain what impact future changes in the economies in Latin America and other foreign countries where the Corporation does business will have on future periods. No assurance, therefore, can be given that the positive trends achieved in 1993 will continue.

- --------------------------------------------------------------------------------
                       REPORT OF INDEPENDENT ACCOUNTANTS
- --------------------------------------------------------------------------------

The Board of Directors and Stockholders
Bank of Boston Corporation:

We have audited the accompanying consolidated balance sheets of Bank of Boston Corporation and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Boston Corporation and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and cash flows for each of the years in the three year period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 5, 9, 16 and 20 to the financial statements, the Corporation has adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and changed its method of accounting for purchased mortgage servicing rights, effective January 1, 1993; and adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective December 31, 1993.

Boston, Massachusetts
January 20, 1994

                           Bank of Boston Corporation
- --------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET
- --------------------------------------------------------------------------------

DECEMBER 31                                                                                     1993                 1992
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ASSETS
Cash and due from banks (Notes 3 and 4)................................................. $  2,539,286          $ 1,936,396
Interest bearing deposits in other banks (Note 4).......................................      991,389            1,307,497
Federal funds sold and securities purchased under agreements to resell..................    1,454,478            1,187,013
Trading securities......................................................................      305,775              192,198
Mortgages held for sale.................................................................    1,321,607              922,311
Securities:
  Available for sale (fair value of $1,523,736 in 1992) (Notes 4 and 5).................    1,437,887            1,497,138
  Held to maturity (fair value of $1,568,617 in 1993 and $2,754,838 in 1992) (Notes 4
    and 5)..............................................................................    1,568,823            2,635,399
Loans and lease financing (net of unearned income of $311,955 in 1993 and $290,139 in
  1992)
  (Notes 4 and 6).......................................................................   28,781,974           25,399,332
Reserve for credit losses (Note 7)......................................................     (770,279)            (923,120)
                                                                                         ------------          -----------
        Net loans and lease financing...................................................   28,011,695           24,476,212
Premises and equipment, net.............................................................      522,271              507,059
Due from customers on acceptances.......................................................      391,204              228,524
Accrued interest receivable.............................................................      287,368              287,955
Other real estate owned (Note 6)........................................................      107,845              169,757
Other assets (Notes 8 and 16)...........................................................    1,648,274            1,967,110
                                                                                         ------------          -----------
TOTAL ASSETS............................................................................ $ 40,587,902          $37,314,569
                                                                                         ============          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Domestic offices:
    Noninterest bearing................................................................. $  5,040,028          $ 4,513,995
    Interest bearing....................................................................   17,495,905           19,579,369
  Overseas offices:
    Noninterest bearing.................................................................      525,620              434,320
    Interest bearing....................................................................    6,552,592            4,573,970
                                                                                         ------------          -----------
        Total deposits..................................................................   29,614,145           29,101,654
Funds borrowed (Note 10)................................................................    4,974,580            2,946,827
Acceptances outstanding.................................................................      391,484              228,626
Accrued expenses and other liabilities..................................................      723,266              797,895
Notes payable (Note 11).................................................................    1,972,758            1,686,037
                                                                                         ------------          -----------
Total liabilities.......................................................................   37,676,233           34,761,039
                                                                                         ------------          -----------
Commitments and contingencies (Notes 2, 21, 23 and 24)
Stockholders' equity (Note 13):
  Preferred stock without par value (Note 12):
    Authorized shares - 10,000,000
    Issued shares - 4,593,941 in 1993 and 4,313,941 in 1992.............................      508,436              438,436
  Common stock, par value $2.25 (Notes 11 and 17):
    Authorized shares - 200,000,000
    Issued shares - 105,801,268 in 1993 and 104,783,039 in 1992
    Outstanding shares - 105,801,268 in 1993 and 104,664,290 in 1992....................      238,053              235,762
  Surplus...............................................................................      768,372              749,491
  Retained earnings (Notes 14 and 17)...................................................    1,361,960            1,135,647
  Net unrealized gain on securities available for sale (Note 5).........................       42,980                  226
  Cumulative translation adjustments....................................................       (8,132)              (5,182)
  Treasury stock, at cost (118,749 shares in 1992)......................................                              (850)
                                                                                         ------------          -----------
Total stockholders' equity..............................................................    2,911,669            2,553,530
                                                                                         ------------          -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................................. $ 40,587,902          $37,314,569
                                                                                         ============          ===========

The accompanying notes are an integral part of these financial statements.

                           BANK OF BOSTON CORPORATION
- --------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENT OF INCOME
- --------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31                                                             1993              1992             1991
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME
Loans and lease financing, including fees...............................       $3,035,050        $3,180,378      $3,343,127
Securities..............................................................        1,068,555           563,485         446,314
Trading securities......................................................           10,353             9,154          17,363
Mortgages held for sale.................................................           75,592            57,888          38,710
Federal funds sold and securities purchased under agreements to
  resell................................................................        1,569,654           516,413         120,923
Deposits in other banks.................................................        1,064,717           779,407         488,458
                                                                              -----------       -----------      ----------
    Total interest income...............................................        6,823,921         5,106,725       4,454,895
                                                                              -----------       -----------      ----------
INTEREST EXPENSE
Deposits of domestic offices............................................          629,556           923,609       1,389,258
Deposits of overseas offices............................................        2,956,469         1,848,264       1,342,301
Funds borrowed..........................................................        1,605,538           955,412         498,120
Notes payable...........................................................          113,573            73,642         110,432
                                                                              -----------       -----------      ----------
    Total interest expense..............................................        5,305,136         3,800,927       3,340,111
                                                                              -----------       -----------      ----------
      Net interest revenue..............................................        1,518,785         1,305,798       1,114,784
Provision for credit losses (Notes 6 and 7).............................           70,126           180,567         518,656
                                                                              -----------       -----------      ----------
    Net interest revenue after provision for credit losses..............        1,448,659         1,125,231         596,128
                                                                              -----------       -----------      ----------
NONINTEREST INCOME
Financial service fees..................................................          349,966           355,076         356,962
Trust and agency fees...................................................          177,648           166,092         157,396
Trading profits and commissions.........................................           23,605            15,779          22,368
Securities gains (Notes 5 and 20).......................................           32,207            38,987          29,053
Other income (Note 15)..................................................          (11,796)          131,640         197,131
                                                                              -----------       -----------      ----------
    Total noninterest income............................................          571,630           707,574         762,910
                                                                              -----------       -----------      ----------
NONINTEREST EXPENSE
Salaries................................................................          634,581           604,874         571,377
Employee benefits (Note 16).............................................          136,139           120,818         112,543
Occupancy expense (Note 23).............................................          127,828           126,488         134,892
Equipment expense.......................................................           96,220           100,825         102,816
Other real estate owned expense (Note 6)................................           43,809           112,670         112,741
Merger and restructuring expense (Note 18)..............................           85,000                            53,623
Other expense (Note 19).................................................          407,206           408,436         449,949
                                                                              -----------       -----------      ----------
    Total noninterest expense...........................................        1,530,783         1,474,111       1,537,941
                                                                              -----------       -----------      ----------
Income (Loss) before income taxes, extraordinary items and cumulative
  effect of changes in accounting principles............................          489,506           358,694        (178,903)
Provision for (Benefit from) income taxes (Note 20).....................          214,683           152,781         (57,990)
                                                                              -----------       -----------      ----------
Income (Loss) before extraordinary items and cumulative effect of
  changes in accounting principles......................................          274,823           205,913        (120,913)
Extraordinary items:
  Recognition of prior year tax benefit carryforwards (Note 20).........                             72,968
  Gains from early extinguishment of debt, net of tax (Notes 11 and
    20).................................................................                                              7,758
                                                                              -----------       -----------      ----------
Income (Loss) before cumulative effect of changes in accounting
  principles............................................................          274,823           278,881        (113,155)
Cumulative effect of changes in accounting principles, net (Notes 9 and
  20)...................................................................           24,203
                                                                              -----------        ----------      ----------
      NET INCOME (LOSS).................................................        $ 299,026        $  278,881      $ (113,155)
                                                                              ===========        ==========      ==========
      NET INCOME (LOSS) APPLICABLE TO COMMON STOCK......................        $ 264,337        $  259,011      $ (126,360)
                                                                              ===========        ==========      ==========
PER COMMON SHARE
Income (Loss) before extraordinary items and cumulative effect of changes in accounting principles:
    Primary.............................................................       $     2.28         $    1.82       $   (1.42)
    Fully diluted.......................................................       $     2.22         $    1.78       $   (1.42)
Net income (loss):
    Primary.............................................................       $     2.51         $    2.54       $   (1.33)
    Fully diluted.......................................................       $     2.44         $    2.45       $   (1.33)
Cash dividends declared.................................................       $      .40         $     .10       $     .10
AVERAGE NUMBER OF COMMON SHARES
    Primary.............................................................          105,336           101,977          94,730
    Fully diluted.......................................................          110,258           107,157          94,730

The accompanying notes are an integral part of these financial statements.

                           BANK OF BOSTON CORPORATION
- --------------------------------------------------------------------------------
                           CONSOLIDATED STATEMENT OF
                        CHANGES IN STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------

                                                                                    NET
                                                                                 UNREALIZED
                                                                                    GAIN
                                                                                   (LOSS)     CUMULATIVE
 TWO YEARS ENDED DECEMBER 31,   PREFERRED    COMMON                  RETAINED        ON       TRANSLATION  TREASURY
             1993                   STOCK     STOCK      SURPLUS     EARNINGS    SECURITIES   ADJUSTMENTS     STOCK        TOTAL
(IN THOUSANDS, EXCEPT SHARE AND
PER SHARE AMOUNTS)
BALANCE, JANUARY 1, 1992....... $ 208,436   $ 214,082   $ 613,984   $  887,108        $(333)    $(3,484)   $   (877)   $1,918,916
Net income -- 1992.............                                        278,881                                            278,881
Common stock issued in
  connection with:
  Public offering -- 8,493,000
    shares.....................                19,109     127,462                                                         146,571
  Dividend reinvestment and
    stock purchase plan --
    104,997 shares.............                   236       2,043                                                           2,279
  Exercise of stock options --
    783,227 shares (Note 17)...                 1,534       7,494                                                           9,028
  Restricted stock grants, net
    of forfeitures
    -- 181,725 shares..........                   409       3,771                                                           4,180
  Change in unearned
    compensation related to
    restricted stock grants
    (Note 17)..................                                         (2,838)                                            (2,838)
  Other, principally employee
    benefit plans
    -- 174,314 shares..........                   392       2,336                                                27         2,755
Preferred stock issued in
  connection with public
  offering -- 920,000 shares
  (Note 12)....................   230,000                  (7,599)                                                        222,401
Cash dividends declared:
  Preferred stock (Note 12)....                                        (19,052)                                           (19,052)
  Common stock -- $.10 per
    share......................                                         (8,452)                                            (8,452)
Change in net unrealized gains
  and losses on marketable
  equity securities of
  nonbanking subsidiary........                                                         559                                   559
Translation adjustments, net of
  tax..........................                                                                  (1,698)                   (1,698)
                                ---------   ---------   ---------   ----------      -------     -------    --------    ----------
BALANCE, DECEMBER 31, 1992.....   438,436     235,762     749,491    1,135,647          226      (5,182)       (850)    2,553,530
Net income -- 1993.............                                        299,026                                            299,026
Common stock issued in
  connection with:
  Dividend reinvestment and
    stock purchase plan --
    286,201 shares.............                   644       5,943                                                31         6,618
  Exercise of stock options --
    800,524 shares (Note 17)...                 1,354      11,293                                               747        13,394
  Restricted stock grants, net
    of forfeitures
    -- 13,740 shares (Note
    17)........................                    31       1,510       (1,871)                                  72          (258)
  Change in unearned
    compensation related to
    restricted stock grants
    (Note 17)..................                                          1,734                                              1,734
  Other, principally employee
    benefit plans
    -- 116,223 shares..........                   262       2,540                                                           2,802
Preferred stock issued in
  connection with public
  offering -- 280,000 shares
  (Note 12)....................    70,000                  (2,405)                                                         67,595
Cash dividends declared:
  Preferred stock (Note 12)....                                        (34,459)                                           (34,459)
  Common stock -- $.40 per
    share......................                                        (38,117)                                           (38,117)
Net unrealized gain on
  securities available for sale
  (Note 5).....................                                                      42,754                                42,754
Translation adjustments, net of
  tax..........................                                                                  (2,950)                   (2,950)
                                ---------   ---------   ---------   ----------      -------     -------    --------    ----------
BALANCE, DECEMBER 31, 1993..... $ 508,436   $ 238,053   $ 768,372   $1,361,960      $42,980     $(8,132)   $      0    $2,911,669
                                =========   =========   =========   ==========      =======     =======    ========    ==========

The accompanying notes are an integral part of these financial statements.

                           BANK OF BOSTON CORPORATION
- --------------------------------------------------------------------------------
                           CONSOLIDATED STATEMENT OF
                        CHANGES IN STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
                                   CONTINUED

                                                                                    NET
                                                                                 UNREALIZED
                                                                                    GAIN
                                                                                   (LOSS)     CUMULATIVE
                                PREFERRED    COMMON                  RETAINED        ON       TRANSLATION  TREASURY
 YEAR ENDED DECEMBER 31, 1991      STOCK      STOCK      SURPLUS     EARNINGS    SECURITIES   ADJUSTMENTS     STOCK        TOTAL
(IN THOUSANDS, EXCEPT SHARE AND
PER SHARE AMOUNTS)
BALANCE, JANUARY 1, 1991....... $ 208,436   $ 210,859   $ 606,945   $1,024,102      $(2,807)    $(1,005)   $ (1,005)   $2,045,525
Net loss -- 1991...............                                       (113,155)                                          (113,155)
Common stock issued in
  connection with:
  Dividend reinvestment and
    stock purchase plan --
    723,386 shares.............                 1,627       2,718                                                           4,345
  Exercise of stock options --
    20,546 shares (Note 17)....                    46         306                                                             352
  Restricted stock grants, net
    of forfeitures
    -- 244,150 shares..........                   546       1,846                                                           2,392
  Change in unearned
    compensation related to
    restricted stock grants
    (Note 17)..................                                         (2,245)                                            (2,245)
  Other, employee benefit plans
    -- 446,163 shares..........                 1,004       2,169           (3)                                 128         3,298
Cash dividends declared:
  Preferred stock (Note 12)....                                        (13,255)                                           (13,255)
  Common stock -- $.10 per
    share......................                                         (8,336)                                            (8,336)
Change in net unrealized gains
  and losses on marketable
  equity securities of
  nonbanking subsidiary........                                                       2,474                                 2,474
Translation adjustments, net of
  tax..........................                                                                  (2,479)                   (2,479)
                                ---------   ---------   ---------   ----------       ------     -------    --------    ----------
BALANCE, DECEMBER 31, 1991..... $ 208,436   $ 214,082   $ 613,984   $  887,108       $ (333)    $(3,484)   $   (877)   $1,918,916
                                =========   =========   =========   ==========       ======     =======    ========    ==========

The accompanying notes are an integral part of these financial statements.

                           BANK OF BOSTON CORPORATION
- --------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENT OF CASH FLOWS
- --------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31                                                         1993                 1992                1991
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)......................................................   $   299,026          $  278,881          $ (113,155)
Reconciliation of net income (loss) to net cash provided from operating activities:
  Cumulative effect of change in accounting for income taxes...........       (77,163)
  Cumulative effect of change in accounting for PMSR, net ot tax.......        52,960
  Extraordinary income from recognition of prior year tax benefit
    carryforwards......................................................                           (72,968)
  Extraordinary gains from early extinguishment of debt, net of tax....                                                (7,758)
  Provision for credit losses..........................................        70,126             180,567             518,656
  Depreciation and amortization........................................       175,244             153,238             116,358
  Provision for deferred taxes.........................................       118,818             109,934             101,636
  Net gains on sales of securities and other assets....................       (68,382)            (86,773)           (103,715)
  Change in trading securities.........................................      (113,577)              8,057             (23,309)
  Change in mortgages held for sale....................................      (399,296)           (441,846)           (186,254)
  Change in securities available for sale, net of transfers............       991,827           2,575,266
  Net change in interest receivables and payables......................         3,929               9,110              (9,460)
  Other, net...........................................................       400,419              10,022            (121,374)
                                                                          -----------          ----------          ----------
    Net cash provided from operating activities........................     1,453,931           2,723,488             171,625
                                                                          -----------          ----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) interest bearing deposits in other
  banks................................................................       316,108            (118,569)             47,755
Net cash provided from (used for) federal funds sold and securities
  purchased under agreements to resell.................................      (267,465)           (313,792)            371,212
Purchases of securities held to maturity...............................    (1,722,476)         (1,433,038)         (8,295,182)
Sales of securities held to maturity...................................         9,820               8,064           3,356,035
Maturities of securities held to maturity..............................     1,807,983             999,001           3,570,171
Dispositions of venture capital investments............................        96,627              71,170              54,558
Loans and lease financing originated by nonbank entities...............    (5,418,156)         (5,323,498)         (5,453,265)
Loans and lease financing collected by nonbank entities................     4,927,419           5,214,499           5,542,951
Proceeds from sales of loan portfolios by bank subsidiaries............       171,059              25,313              32,090
Loan portfolios purchased by bank subsidiaries.........................       (44,000)            (97,375)           (698,700)
Net cash provided from (used for) lending activities of bank
  subsidiaries.........................................................    (3,393,717)           (779,825)          1,045,387
Lease financing originated by bank entities............................       (50,429)             (7,365)            (40,333)
Lease financing collected by bank entities.............................        22,193              17,215              26,535
Proceeds from sales of other real estate owned.........................       141,995             309,508             185,651
Expenditures for premises and equipment................................       (96,785)            (73,755)            (52,134)
Proceeds from sales of business units, premises and equipment..........         7,552              11,973              10,036
Other, net.............................................................      (177,761)             16,126             572,331
                                                                          -----------          ----------          ----------
  Net cash provided from (used for) investing activities...............    (3,670,033)         (1,474,348)            275,098
                                                                          -----------          ----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided from (used for) deposits.............................       512,491            (189,229)         (2,516,344)
Net cash provided from (used for) funds borrowed.......................     2,027,753          (1,687,196)          2,132,104
Proceeds from issuance of notes payable................................       519,024             304,605             116,012
Repayments/repurchases of notes payable................................      (230,763)            (31,716)           (426,592)
Net proceeds from issuance of common stock.............................        19,883             155,936               7,887
Net proceeds from issuance of preferred stock..........................        67,595             222,401
Dividends paid.........................................................       (72,576)            (27,504)            (28,964)
                                                                          -----------          ----------          ----------
  Net cash provided from (used for) financing activities...............     2,843,407          (1,252,703)           (715,897)
                                                                          -----------          ----------          ----------
Effect of foreign currency translation on cash.........................       (24,415)            (46,772)            (76,790)
                                                                          -----------          ----------          ----------
Net change in cash and due from banks..................................       602,890             (50,335)           (345,964)
Cash and due from banks at January 1...................................     1,936,396           1,986,731           2,332,695
                                                                          -----------          ----------          ----------
Cash and due from banks at December 31.................................   $ 2,539,286          $1,936,396          $1,986,731
                                                                          ===========          ==========          ==========

The accompanying notes are an integral part of these financial statements.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial reporting and accounting policies of Bank of Boston Corporation (the Corporation) conform to generally accepted accounting principles. Prior period financial statements have been restated to give retroactive effect to the mergers with Society for Savings Bancorp, Inc. (Bancorp) and Multibank Financial Corp. (Multibank) completed on July 9, 1993 and July 13, 1993, respectively, which were accounted for as poolings of interests. See Note 2 for additional information regarding the mergers. In addition, certain prior period amounts have been reclassified to conform with current financial statement presentation. The following is a summary of the significant accounting policies.

Basis of Presentation. The consolidated financial statements include the Corporation and its majority owned subsidiaries, including its major banking subsidiaries: The First National Bank of Boston (FNBB); South Shore Bank; Mechanics Bank; Multibank West; Casco Northern Bank, N.A. (Casco); Bank of Boston Connecticut (Connecticut); Rhode Island Hospital Trust National Bank (Hospital Trust); and Bank of Vermont (Vermont). Intercompany accounts and transactions have been eliminated in consolidation. Investments in 20% to 50%-owned companies are accounted for using the equity method. The equity interest in their earnings is included in other income. The excess of cost over the assigned value of the net assets of companies acquired is included in other assets and is amortized on a straight-line basis predominantly over a twenty-five year period.

Foreign Currency Translation. The Corporation translates the financial statements of its foreign operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." Under the provisions of SFAS No. 52, a functional currency is designated for each foreign unit, generally the currency of the primary economic environment in which it operates. Where the functional currency is not the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end exchange rates, while income and expenses are translated using average rates for the period. The resulting translation adjustments and any related hedge gains and losses are recorded, net of tax, as a separate component of stockholders' equity.

For foreign units operating in a highly inflationary economy, the functional currency is the U.S. dollar. Their financial statements are translated into U.S. dollars using period-end exchange rates for monetary assets and liabilities, exchange rates in effect on the date of acquisition for property and equipment (and related depreciation) and certain investments, and an average exchange rate during the period for income and expenses. The resulting translation adjustments and related hedge gains and losses for these units are recorded in the income statement as a component of other income.

The Corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and certain securities.

Securities. Effective December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Additional information with respect to this change in accounting principle is included in
Note 5. Under this new standard, all debt and equity securities are classified into one of three categories: securities held to maturity, securities available for sale or trading securities. Securities held to maturity are debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are debt securities that the Corporation may not hold to maturity, and equity securities. Excluded from this category are securities purchased in connection with the Corporation's trading activities. Securities available for sale include securities which are purchased in connection with the Corporation's asset/liability risk management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors; securities held in connection with the Corporation's venture capital and mezzanine financing business, and other securities that are intended to be held for indefinite periods of time, but which may not be held to maturity. Within the available for sale category, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses, generally computed on a specific identified cost basis, recorded net of tax, as a separate component of stockholders' equity. Securities that are not traded on established exchanges are reported at cost. Prior to the adoption of SFAS No. 115, securities available for sale and marketable equity securities not designated as available for sale were reported at the lower of aggregate cost or fair value. There were no valuation adjustments with respect to any period under the prior policy. If a security available for sale or a security held to maturity has experienced a decline in value that is other than temporary, it is written down to its estimated fair value through a charge to current period income. Realized gains and losses are generally computed on a specific identified cost basis and are included in current period income. Trading securities include securities purchased in connection with the Corporation's trading activities and as such are expected to be sold in the near term. The Corporation reports trading securities at fair value; realized and unrealized gains and losses on trading securities are recorded currently in trading profits and commissions, a component of noninterest income. Obligations to deliver securities not yet purchased are reported as funds borrowed.

Foreign Exchange Trading. Foreign exchange trading positions, including foreign currency spot, forward, future, option and cross-currency interest rate swap positions, are valued at current market rates. Net foreign exchange trading gains or losses are recorded in the income statement as a component of other income.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

Interest Rate Contracts. Futures and forward contracts, including future rate agreements, and interest rate swap agreements entered into in connection with trading activities, are reported at fair value, with gains and losses recognized currently in trading profits and commissions. Gains and losses on futures and forward contracts used to manage interest rate exposure are deferred and amortized over the period being managed as a component of interest income or expense. Income or expense on interest rate swap agreements used to manage interest rate exposure is accrued over the life of the agreement as an adjustment to interest income or expense.

Options purchased and written in connection with trading activities are reported at fair value, with gains and losses recognized currently in trading profits and commissions. Gains and losses on agreements used to manage interest rate exposure are amortized over the life of the agreement as an adjustment to interest income or expense.

Loans and Lease Financing. Loans are reported at their principal outstanding, net of charge-offs and unearned income, if any. Mortgages held for sale are reported at the lower of aggregate cost or fair value. Loans include in-substance repossessions (ISRs). As discussed more fully in Note 6, ISRs were previously classified as other real estate owned.

Interest income on loans is accrued as earned. Unearned income on loans and leases is recognized on a basis approximating a level rate of return over the term of the loan. Loan origination fees and costs are accounted for in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," which requires the deferral of these fees and costs and subsequent amortization to income over the life of the related credit or facility. Fees that adjust the yield on the underlying credit are included in interest income on loans and lease financing. Fees for credit related services are included in financial service fees, a component of noninterest income.

Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and the estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of nonrecourse debt. Unearned income is recognized in income to yield a level rate of return on the net investment in the leases.

The Corporation places loans and leases on nonaccrual status when any portion of the principal or interest is ninety days past due, unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collectibility of principal or interest. Whenever a loan or lease is placed on nonaccrual status, all other credit exposures to the same borrower are also placed on nonaccrual status, except when it can be clearly demonstrated that such credit exposures are well secured, fully performing and insulated from the weakness surrounding the nonaccrual credit to which they relate. When loans or leases are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise such payments are recognized as interest income. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectibility of principal or interest.

The Corporation may renegotiate the contractual terms of a loan because of a deterioration in the financial condition of the borrower. The carrying value of a renegotiated loan is reduced by the fair value of any asset or equity interest received, and by the extent, if any, that future cash receipts required under the new terms do not equal the loan balance at the time of renegotiation. Renegotiated loans performing in accordance with their new terms are not reported as nonaccrual loans unless concern exists as to the ultimate collection of principal or interest. Interest, if any, is recognized in income to yield a level rate of return over the life of the renegotiated loan.

Reserve for Credit Losses and Provision for Credit Losses. The reserve for credit losses is available for future charge-offs of extensions of credit. The reserve is increased by the provision for credit losses and by recoveries of items previously charged off, and is decreased as credits are charged off. A charge-off occurs once a probability of loss has been determined, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees.

The provision for credit losses is based upon management's estimate of the amount necessary to maintain the reserve at an adequate level, considering evaluations of individual credits and concentrations of credit risk, net losses charged to the reserve, changes in quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in the size and character of the credit risks and other pertinent factors.

Other Real Estate Owned. Other real estate owned (OREO) includes properties on which the Corporation has foreclosed and taken title. OREO is reported at the lower of the carrying value of the loan or the fair value of the property obtained, less estimated selling costs. The excess, if any, of the loan over the fair value of the property at the time of transfer from loans to OREO is charged to the reserve for credit losses. Subsequent declines in the value of the property and net operating results of the property are recorded in noninterest expense.

Purchased and Excess Mortgage Servicing Assets. Purchased mortgage servicing rights (PMSR) represent the cost of purchasing the right to service mortgage loans originated by others. Excess mortgage servicing receivables (EMSR) represent the present value of the servicing fee income retained when mortgage loans are sold in excess of a normal servicing fee rate. PMSR and EMSR are reported as assets and are amortized as reductions of servicing fee income, a component of noninterest income, over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

Remaining PMSR asset balances are evaluated for impairment by determining their estimated recoverable amount through applying the discount rate in effect at the time the servicing portfolios were purchased to the estimated future net cash flows from servicing the underlying mortgages. The carrying value is written down for any impairment; such writedowns are recorded as reductions of servicing fee income. Prior to 1993, this valuation was performed on an undiscounted basis. Note 9 includes additional information with respect to this change in accounting principle. EMSR is also evaluated for impairment based on estimated future cash flows on a discounted basis.

Premises and Equipment. Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

Precious Metals. The Corporation engages in various precious metal activities including sales and consignment of precious metals to commercial customers and investors, arbitrage activities and trading of precious metals. Substantially all precious metal positions resulting from the commercial business and arbitrage activities are hedged with futures and forward contracts. Such precious metal positions are reported at cost and the difference between the fixed futures or forward contract price and cost is amortized into precious metal income, a component of nontinterest income, over the life of the contract. Unhedged positions are valued at fair value with gains and losses recorded in precious metal income. Fees received in connection with precious metal activities are recorded in precious metal income as earned. Precious metal assets, including receivables from the commercial business, are recorded in other assets.

Income Taxes. The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which was prospectively adopted effective January 1, 1993, and, in connection therewith, records certain items of income and expense in different periods for financial reporting than for income tax reporting purposes. Note 20 includes additional information with respect to the adoption of this new accounting standard. Under this new standard, current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences and tax benefit carryforwards. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Corporation's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

For financial reporting purposes, investment tax credits received in connection with lease financing are recognized as lease income over the investment life of the related asset.

Per Share Calculations. Primary net income per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented.

For fully diluted net income per common share, net income is reduced by preferred stock dividends and increased by the interest, net of income tax benefit, recorded on the Corporation's convertible debentures. Such adjusted net income is divided by the weighted average number of common shares outstanding for each period plus the shares representing the dilutive effect of stock options outstanding and the shares that would result from conversion of the Corporation's convertible debentures. The effect of stock options and convertible debentures is excluded from the computation of fully diluted net income per common share in periods in which their effect would be anti-dilutive.

Cash dividends declared per common share for all periods presented represent the historical cash dividends of the Corporation.

2   MERGERS AND ACQUISITIONS
On July 9, 1993 and July 13, 1993, respectively, the Corporation completed its mergers with Bancorp, a $2.4 billion registered bank holding company based in Hartford, Connecticut, and Multibank, a $2.4 billion registered bank holding company based in Dedham, Massachusetts. In connection with the merger with Bancorp, the Corporation issued 9.6 million shares of its common stock for all of the outstanding shares of Bancorp common stock by exchanging .80 of a share of its common stock for each outstanding Bancorp share. In connection with the merger with Multibank, the Corporation issued 10.4 million shares of its common stock for all of the outstanding shares of Multibank common stock by exchanging
1.125 shares of its common stock for each outstanding Multibank share. These mergers were accounted for as poolings of interests and as such are reflected in the consolidated financial statements as though the Corporation, Bancorp and Multibank had been combined as of the beginning of the earliest period presented. As a condition of the approval of the Corporation's merger with Multibank by the Board of Governors of the Federal Reserve System (the Federal Reserve Board), in June 1993, the Corporation raised regulatory capital of approximately $170 million, comprised of $70 million of preferred stock and $100 million of subordinated debt. This regulatory capital was required to be maintained exclusively for use in addressing any needs in the Corporation's banking subsidiaries. By December 31, 1993, the Corporation had utilized this capital accordingly. Notes 11 and 12 provide additional information concerning this preferred stock and subordinated debt.

The following table sets forth the results of operations of Bancorp, Multibank and the Corporation for the six months ended June 30, 1993. These six month results are included

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

in the results of operations for the year ended December 31, 1993, presented in the accompanying consolidated statement of income. The combined amounts reflect adjustments to conform Bancorp's accounting policy for postretirement benefits under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," to that adopted by the Corporation and to eliminate unamortized premium on loans purchased by a banking subsidiary of the Corporation from Bancorp.

SIX MONTHS ENDED JUNE 30, 1993
(IN MILLIONS)                 BANCORP    MULTIBANK   CORPORATION    COMBINED
Net interest revenue......      $62.4        $53.4        $598.2      $714.8
Noninterest income........      $14.2        $20.9        $270.2      $305.3
Net income................      $ 8.0        $ 9.5        $132.9      $155.1


The following table sets forth reconciliations of revenue and net income previously reported by the Corporation with the combined amounts presented in the accompanying consolidated statements of income for the years ended December 31, 1992 and 1991. The combined amounts for the year ended December 31, 1992 reflect an adjustment to eliminate the effect of the purchase of loans by a banking subsidiary of the Corporation from Bancorp during that year.

YEAR ENDED DECEMBER 31, 1992
(IN MILLIONS)                BANCORP    MULTIBANK   CORPORATION    COMBINED
Net interest revenue......     $107.7       $106.4      $1,087.4    $1,305.8
Noninterest income........     $ 33.3       $ 35.7       $ 640.3     $ 707.6
Net income................     $  9.7       $  4.6       $ 263.1     $ 278.9

YEAR ENDED DECEMBER 31, 1991
(IN MILLIONS)                BANCORP    MULTIBANK   CORPORATION    COMBINED
Net interest revenue......    $104.7       $103.5        $906.2    $1,114.8
Noninterest income........    $ 53.9       $ 39.3        $676.9     $ 762.9
Net income (loss).........    $(64.5)      $(15.2)       $(26.6)    $(113.1)

On September 21, 1993, the Corporation announced that it had reached a definitive agreement to acquire BankWorcester Corporation (BankWorcester) for $34 for each share of BankWorcester common stock outstanding, subject to an upward adjustment if the acquisition is not consummated on or before June 30, 1994. It is expected that the total purchase price will approximate $247 million. BankWorcester, the holding company for Worcester County Institution for Savings, had approximately $1.5 billion of assets, approximately $1.3 billion of deposits and 28 branches at December 31, 1993. The acquisition has been approved by the boards of directors of both companies and by BankWorcester's stockholders, and remains subject to the receipt of required regulatory approvals. The acquisition will be accounted for as a purchase.

3   STATEMENT OF CASH FLOWS

For purposes of the Statement of Cash Flows, cash and due from banks are considered to be cash equivalents. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. During 1993, 1992 and 1991, the Corporation paid interest of approximately $5,302 million, $3,815 million and $3,384 million, respectively. The Corporation paid income taxes of approximately $56 million in 1993, $49 million in 1992, and received net income tax refunds of approximately $94 million in 1991. During 1993, 1992 and 1991, the Corporation transferred approximately $132 million, $249 million and $416 million, respectively, to OREO from loans. Loans made to facilitate sales of OREO properties totaled approximately $9 million, $51 million and $45 million in 1993, 1992, and 1991, respectively. Noncash transactions during 1993 also included transfers of approximately $861 million of securities held to maturity to securities available for sale. These transfers resulted from the Corporation's mergers with Bancorp and Multibank, as well as the Corporation's adoption of SFAS No. 115, which is described more fully in Note 5. During 1992, approximately $66 million of securities held to maturity were transferred to securities available for sale.

4   RESERVE REQUIREMENTS, RESTRICTED
    DEPOSITS AND PLEDGED ASSETS

At December 31, 1993 and 1992, cash and due from banks included $1,392 million and $662 million, respectively, to satisfy the reserve requirements of the Federal Reserve and various foreign central banks. Interest bearing deposits in other banks held to satisfy foreign central bank reserve requirements totaled $39 million and $12 million at December 31, 1993 and 1992, respectively.

At December 31, 1993 and 1992, securities, loans and other assets with a book value of $3,757 million and $5,467 million, respectively, were pledged to collateralize repurchase agreements, public deposits and other items.

5   SECURITIES

A summary comparison of securities held to maturity by type is as follows:

                                   GROSS      GROSS
                              UNREALIZED UNREALIZED       FAIR
DECEMBER 31, 1993        COST      GAINS     LOSSES      VALUE
(IN THOUSANDS)
U.S. Treasury....   $ 317,396     $ 276      $ 73    $ 317,599
U.S. government
  agencies and
  corporations --
  Mortgage-backed
    securities...   1,045,574       131     1,679    1,044,026
States and
  political
  subdivisions...      29,480     1,049        17       30,512
Foreign debt
  securities.....     108,503       285       178      108,610
Other debt
  securities.....          65                               65
Other equity
  securities.....      67,805                           67,805
                   ----------    ------    ------   ----------
                   $1,568,823    $1,741    $1,947   $1,568,617
                   ==========    ======    ======   ==========

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

                                       GROSS       GROSS
                                  UNREALIZED  UNREALIZED      FAIR
 DECEMBER 31, 1992         COST        GAINS      LOSSES      VALUE
(IN THOUSANDS)
U.S. Treasury...     $ 285,177     $   365     $ 113    $ 285,429
U.S. government
  agencies and
  corporations
  --
  Mortgage-backed
  securities....    1,774,677       27,796     1,151    1,801,322
States and
  political
 subdivisions...       51,104        1,385         6       52,483
Foreign debt
  securities....      125,244          116       866      124,494
Other debt
  securities....      175,074       17,518                192,592
Marketable
  equity
  securities....       31,035       14,555       591       44,999
Other equity
  securities....      192,862       60,657                253,519
                   ----------     --------    ------   ----------
                   $2,635,173     $122,392    $2,727   $2,754,838
                   ==========     ========    ======   ==========

Other equity securities reported in securities held to maturity at December 31, 1993 represent securities, such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such securities are considered to approximate cost.


A summary comparison of securities available for sale by type is as follows:

                                    GROSS       GROSS
                               UNREALIZED  UNREALIZED   CARRYING
DECEMBER 31, 1993      COST         GAINS      LOSSES      VALUE
(IN THOUSANDS)
U.S. Treasury....    $ 108,017   $ 1,584              $ 109,601
U.S. government
  agencies and
  corporations --
  Mortgage-backed
    securities...      493,142     5,804     $ 774      498,172
States and
  political
  subdivisions...          478                   4          474
Foreign debt
  securities.....      441,038    49,622       594      490,066
Other debt
  securities.....      149,585                          149,585
Marketable equity
  securities.....       57,959    19,989     3,618       74,330
Other equity
  securities.....      115,659                          115,659
                    ----------   -------    ------   ----------
                    $1,365,878   $76,999    $4,990   $1,437,887
                    ==========   =======    ======   ==========

                     CARRYING    GROSS     GROSS
                       VALUE   UNREALIZED UNREALIZED    FAIR
 DECEMBER 31, 1992    (COST)     GAINS    LOSSES        VALUE
(IN THOUSANDS)
U.S. Treasury......  $ 525,702              $3,546    $ 522,156
U.S. government
 agencies and
 corporations --
 Mortgage-backed
 securities........    568,553   $16,558     1,100      584,011
Foreign debt
 securities........    344,218    15,585       565      359,238
Other debt
 securities........     49,093       106                 49,199
Other equity
 securities........      9,572        60       500        9,132
                     ----------   -------    ------   ----------
                     $1,497,138   $32,309    $5,711   $1,523,736
                     ==========   =======    ======   ==========

On December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In connection with the adoption of this new standard, certain debt and equity securities, principally venture capital and mezzanine securities with a cost and related unrealized gain of $309 million and $16 million, respectively, were transferred from securities held to maturity to securities available for sale. In addition, in accordance with the new standard, all debt securities, and those equity securities with a readily determinable fair value, were reported at fair value. The excess of fair value over cost, which amounted to $42 million, net of tax, was reported as a separate component of stockholders' equity. The remaining equity securities, with a cost of $116 million, which are not traded on established exchanges, were reported at cost. However, in accordance with SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," fair values were estimated for these securities. These fair values exceeded cost by $45 million and $58 million at December 31, 1993 and 1992, respectively. Further information with respect to the fair value of these securities is included in Note 28.


A summary of debt securities held to maturity by contractual maturity is as follows:

                                 1993                    1992
  DECEMBER 31                    FAIR                    FAIR
 (IN MILLIONS)       COST        VALUE      COST         VALUE
Within one
  year..........      $ 397.6     $ 398.4   $ 422.4      $ 423.8
After one but
  within five
  years.........        167.8       167.9     328.7        342.6
After five but
  within ten
  years.........         92.9        93.8     377.8        389.8
After ten
  years.........        842.7       840.7   1,282.4      1,300.1
                     --------    --------  --------     --------
                     $1,501.0    $1,500.8  $2,411.3     $2,456.3
                     ========    ========  ========     ========


A summary of debt securities available for sale by contractual maturity is as follows:

                                 1993      CARRYING      1992
  DECEMBER 31                  CARRYING      VALUE       FAIR
 (IN MILLIONS)       COST        VALUE      (COST)       VALUE
Within one                        $ 369.4     $ 272.1
  year..........      $ 362.6                             $ 273.9
After one but                       351.9       678.4
  within five
  years.........        317.0                               684.6
After five but                      114.1       119.9
  within ten
  years.........        105.0                               127.9
After ten                           412.5       417.2
  years.........        407.7                               428.2
                     --------    --------    --------    --------
                     $1,192.3    $1,247.9    $1,487.6    $1,514.6
                     ========    ========    ========    ========

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the category that encompasses the due dates for the majority of the instrument.

Included in 1993's securities gains were gross gains of $39 million and gross losses of $.7 million related to the sale of debt securities. Total proceeds from such sales amounted to $4,247 million. For 1992, securities gains included gross gains of $51 million and gross losses of $16 million related to securities sales. Total proceeds from securities sales in 1992 amounted to $5,675 million. For 1991, securities gains included gross gains of $30 million and gross losses of $2.8 million related to securities sales. Total

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

proceeds from securities sales in 1991 amounted to $3,159 million.

6   LOANS AND LEASE FINANCING

The following are the details of loan and lease financing balances:

DECEMBER 31                                  1993             1992
(IN THOUSANDS)
United States Operations:
 Commercial, industrial and
   financial..........................   $  11,991,440    $ 10,328,473
 Real estate:
   Secured by 1-4 family residential
     properties.......................       4,159,069       3,630,181
   Construction.......................         617,426         854,395
   Other commercial...................       3,123,024       3,202,114
 Loans to individuals.................       1,609,566       1,436,451
 Lease financing......................       1,263,267       1,213,851
 Unearned income......................        (203,598)       (205,394)
                                         -------------    ------------
                                            22,560,194      20,460,071
                                         -------------    ------------
 International Operations:
 Commercial and industrial............       4,650,227       3,645,799
 Banks and other financial
   institutions. .                             602,287         385,054
 Governments and official
   institutions.......................          22,069          53,474
 Lease financing......................         264,597         218,442
 All other............................         790,957         721,237
 Unearned income......................        (108,357)        (84,745)
                                         -------------    ------------
                                             6,221,780       4,939,261
                                         -------------    ------------
                                         $  28,781,974    $ 25,399,332
                                         =============    ============

In 1993, in response to guidance issued by banking regulators, the Corporation reclassified loans which met the definition of ISRs from OREO to loans. In addition, valuation adjustments to write down the loans to the fair value of the underlying collateral are treated as credit losses and charged to the reserve for credit losses rather than OREO expense. All prior periods have been reclassified for comparative purposes.

The application of this treatment resulted in $189 million of ISRs, previously classified as OREO, being classified as other commercial real estate loans, and reported as nonaccrual loans, at December 31, 1992. In addition, valuation adjustments related to ISRs amounting to $37 million and $54 million for the years ended December 31, 1992 and 1991, respectively, which had previously been reported as OREO expense, have been reclassified to the provision for credit losses, with corresponding amounts recorded as credit losses. These reclassifications had no effect on net income or the ending balance of the reserve for credit losses for any period.

Renegotiated loans that are performing in accordance with their new terms are classified as accruing loans. Such loans amounted to $225 million and $401 million at December 31, 1993 and 1992, respectively. The average yield on these loans was approximately 8% at December 31, 1993 and 1992. At December 31, 1993, there were no material commitments to lend additional funds to customers whose loans have been renegotiated. For the years ended December 31, 1993 and 1992, interest income that would have been recognized if the loans had been current at their original contractual rates amounted to $21 million and $37 million, respectively, while the amount recognized as interest income in the same periods amounted to $18 million and $21 million, respectively. In connection with the restructuring of loans, the Corporation may also obtain equity interests in the borrower. When the Corporation's equity interest exceeds twenty percent of the company, the fair value of the Corporation's investment in and loans to the borrower is transferred to other assets and accounted for as an investment. Such equity interests amounted to $41 million at December 31, 1993 and $30 million at December 31, 1992.

In May 1993, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was issued. This standard requires that impaired loans, including loans restructured in a troubled debt restructuring involving a modification of terms, be evaluated based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is collateral dependent, based on the fair value of the collateral. This standard is effective for fiscal years beginning after December 15, 1994. The Corporation is currently evaluating this new standard, which will be adopted prospectively, and has not yet determined its potential effect.

7   RESERVE FOR CREDIT LOSSES


An analysis of changes in the reserve for credit losses is as follows:

YEARS ENDED DECEMBER 31          1993          1992          1991
(IN THOUSANDS)
Balance, January 1.........   $  923,120    $1,051,209    $1,022,625
Provision..................       70,126       180,567       518,656
Credit losses..............     (273,101)     (412,036)     (597,240)
Recoveries.................       50,134       103,380       107,168
                              ----------    ----------    ----------
Net credit losses..........     (222,967)     (308,656)     (490,072)
                              ----------    ----------    ----------
Balance, December 31.......   $  770,279    $  923,120    $1,051,209
                              ==========    ==========    ==========

8   OTHER ASSETS


Other assets consisted of the following:

DECEMBER 31                                    1993           1992
(IN THOUSANDS)
Accounts receivable.....................   $    445,394    $   744,228
Purchased and excess mortgage servicing
 assets.................................        272,776        318,517
Prepaid pension cost....................        173,659        168,482
Excess of cost over assigned value of
 net assets acquired....................        127,383        139,636
Precious metal assets...................        151,078        110,015
Investments in limited partnerships.....        123,369         91,219
Equity investments in affiliates........         76,698         74,382
Refundable income taxes.................         42,739         44,970
Other prepaid expenses..................         33,474         37,716
Equity investments from loan
 restructurings.........................         41,369         30,256
All other...............................        160,335        207,689
                                           ------------    -----------
                                           $  1,648,274    $ 1,967,110
                                           ============    ===========

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

9  CHANGE IN ACCOUNTING FOR PURCHASED MORTGAGE SERVICING RIGHTS

Effective January 1, 1993, the Corporation elected to change its method of accounting for PMSR to conform its financial reporting to regulatory accounting rules adopted by the banking regulators in the first quarter of 1993. Under these new rules, the carrying value of PMSR is recorded at the lesser of amortized cost or the estimated aggregate recoverable amount determined by applying the discount rate in effect at the time the servicing portfolios were purchased to the estimated future net cash flows from servicing the underlying mortgages. Prior to 1993, this valuation was performed on an undiscounted basis.

The cumulative effect to January 1, 1993 of adopting this change in accounting principle was a decrease in income of $53 million (net of taxes of $32 million), or $.50 per common share on a primary basis and $.48 per common share on a fully diluted basis. If this new accounting method had been applied during 1992, income before extraordinary items would have been reduced by approximately $19 million, or $.19 per common share on a primary basis and $.18 per common share on a fully diluted basis. Determination of the effect of retroactive application of the new accounting method during 1991 on results of that period was not practicable.

10   FUNDS BORROWED


Funds borrowed consisted of the following:

DECEMBER 31                                    1993           1992
(IN THOUSANDS)
Federal funds purchased.................   $    417,107    $   468,138
Term federal funds purchased............      2,150,000        280,000
Securities sold under agreements to
 repurchase.............................        798,842      1,121,655
Short-term bank notes...................        350,000
Demand notes issued to the U.S.
 Treasury...............................        117,359        106,253
Federal Home Loan Bank borrowings.......         80,000        205,000
All other...............................      1,061,272        765,781
                                           ------------    -----------
                                           $  4,974,580    $ 2,946,827
                                           ============    ===========

All other funds borrowed include long-term borrowings of $327 million at December 31, 1993 and $395 million at December 31, 1992. At December 31, 1993 and 1992, the Corporation had availability under various borrowing arrangements of $1,949 million and $763 million, respectively.

11   NOTES PAYABLE

Notes payable consisted of the following:

DECEMBER 31                             1993          1992
(IN THOUSANDS)
PARENT COMPANY
Floating rate subordinated equity
  commitment notes, due February
  1996 (issued February 1984).....                 $   87,960
Subordinated equity contract
  notes, due August 1997 (issued
  August 1987)....................   $  129,255       129,255
Floating rate subordinated equity
  commitment notes, 3.55% at
  December 31, 1993, due August
  1998 (issued August 1986).......      106,400       106,400
Floating rate notes, 6.00% at
  December 31, 1993, due September
  2000 (issued September 1985)....      178,500       178,500
Subordinated notes, due September
  2000 (issued August 1988).......      150,000       150,000
Floating rate subordinated notes,
  5.00% at December 31, 1993, due
  February 2001 (issued February
  1986)...........................      186,100       186,100
Subordinated notes, $100 million
  principal, due July 2003 (issued
  June 1993)......................       99,873
Subordinated notes, $350 million
  principal, due December 2005
  (issued November 1993)..........      348,723
7.75% convertible subordinated
  debentures, due June 2011
  (issued January 1986)...........       94,396        94,660
                                     ----------    ----------
                                      1,293,247       932,875
                                     ----------    ----------
SUBSIDIARIES
Medium term notes, weighted
  average effective interest rate
  of 8.88% at December 31, 1993,
  due 1994........................      108,300       113,137
8.375% subordinated capital notes,
  due December 15, 1998...........       15,264        15,264
8.375% subordinated notes, $200
  million principal, due December
  2002 (issued December 1992).....      198,835       198,705
Other notes, weighted average
  effective interest rate of 8.26%
  at December 31, 1993, due 1994
  through 2001....................      357,112       426,056
                                     ----------    ----------
                                        679,511       753,162
                                     ----------    ----------
                                     $1,972,758    $1,686,037
                                     ==========    ==========

Notes payable are unsecured obligations of the Corporation or its subsidiaries. Certain of the indentures under which these notes were issued prohibit the Corporation from making any payment or other distribution in the stock of FNBB unless FNBB unconditionally guarantees payment of principal and interest on the notes.

The Corporation's equity commitment and equity contract notes were designed to qualify as capital under prior regulatory capital rules as a result of the Corporation's commitment under the terms of the agreements to issue equity securities equal to the principal amount of the notes on or before their maturity. These notes continue to qualify as a component of total capital under the current risk-based capital regulations. The Corporation's equity contract notes bear interest at 9.50%. At the time of the issuance of these notes, the Corporation entered into an interest rate swap agreement, which effectively converted this fixed rate

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

obligation into a floating rate obligation. Such interest rate was 3.58% at December 31, 1993. In December 1993, the Corporation redeemed its equity commitment notes due February 1996 at the principal amount plus accrued interest.

The Corporation's subordinated notes due September 2000 are redeemable at par in 1995 and bear interest at 10.30%. When the notes were issued, the Corporation entered into an interest rate swap agreement which, for the first seven years, effectively converted the fixed rate obligation to a floating rate obligation. At December 31, 1993, such interest rate was 3.85%.

The 7.75% convertible subordinated debentures are convertible at the option of the holder into 4,030,586 shares of common stock of the Corporation at any time on or before June 15, 2011, at a conversion price of $23.42 per share, subject to certain adjustments. The debentures are redeemable at the option of the Corporation, in whole or in part, at any time, at prices ranging from 101.55% in 1994 to 100% in 1995 of the principal amount plus accrued interest.

In June 1993, the Corporation issued $100 million of 6 7/8% Subordinated Notes, due 2003. The subordinated notes are not subject to redemption prior to maturity. The subordinated notes were issued by the Corporation as part of its commitment to the Federal Reserve Board to raise regulatory capital in connection with its merger with Multibank, as described in Note 2. When the notes were issued, the Corporation entered into an interest rate swap agreement which effectively converted the fixed rate obligation to a floating rate obligation. At December 31, 1993, such interest rate was 4.14%.

In November 1993, the Corporation issued $350 million of 6 5/8% Subordinated Notes, due 2005. The subordinated notes are not subject to redemption prior to maturity. When the notes were issued, the Corporation entered into an interest rate swap agreement which effectively converted the fixed rate obligation to a floating rate obligation. At December 31, 1993, such interest rate was 3.87%.

Included in other notes at December 31, 1993 and 1992 were $266 million and $315 million, respectively, of senior notes issued by a nonbanking subsidiary of the Corporation. The notes, due in installments through 1998, bear interest at rates ranging from 6.67% to 9.50%. The notes can be prepaid at various dates at the option of the issuer, with the payment of predetermined prepayment penalties.

During 1991, the Corporation repurchased and retired $15 million of its notes payable at a gain. The gain, which amounted to $7.8 million or $.08 per common share, net of taxes of $.8 million, is presented as an extraordinary item in the consolidated statement of income.

Notes payable maturing during the next five years amount to: $133 million in 1994, $72 million in 1995, $39 million in 1996, $258 million in 1997 and $214 million in 1998.

In January 1994, the Corporation issued $300 million of 6 5/8% Subordinated Notes, due 2004. When the notes were issued, the Corporation entered into an interest rate swap agreement that effectively converted the fixed rate obligation to a floating rate obligation. The subordinated notes are not subject to redemption prior to maturity. In February 1994, the Corporation notified the holders of its floating rate notes due September 2000 that it would redeem those notes in March 1994 at the principal amount plus accrued interest.

12   PREFERRED STOCK

On August 13, 1992, the Corporation sold 9.2 million depositary shares. Each depositary share represents a one-tenth interest in a share of the Corporation's 8.60% Cumulative Preferred Stock, Series E, with a liquidation preference of $250 per preferred share (Series E Preferred Stock). In June 1993, the Corporation sold 2.8 million depositary shares. Each depositary share represents a one-tenth interest in a share of the Corporation's 7 7/8% Cumulative Preferred Stock, Series F, with a liquidation preference of $250 per preferred share (Series F Preferred Stock). Each depositary share entitles the holder to a proportional interest in all rights and preferences of a share of Series E or Series F Preferred Stock, including dividend, voting, redemption and liquidation rights. Both the Series E and Series F Preferred Stock have no preemptive or general voting rights. The Series E and Series F Preferred Stock will not be redeemable prior to September 15, 1997 and July 15, 1998, respectively. On and after those dates, the Series E and Series F Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at the liquidation preference of $250 per share (equivalent to $25 per depositary share), plus dividends accrued and unpaid at the respective redemption date. The depositary shares with respect to the Series F Preferred Stock were issued by the Corporation as part of its commitment to the Federal Reserve Board to raise regulatory capital in connection with its merger with Multibank, as described in
Note 2.

A summary of the Corporation's Adjustable Rate Cumulative Preferred Stock
(Adjustable Rate Preferred Stock) issued and outstanding is as follows:

                                   SERIES A       SERIES B      SERIES C
Outstanding at December 31,
 1993 and 1992:
  Shares.......................     1,044,843      1,574,315      774,783
 Amount (in thousands).........   $    52,242    $    78,716    $  77,478
Liquidation preference per
 share.........................   $        50    $        50    $     100
Dividend rates:
  At December 31, 1993.........          6.00%          6.00%        5.50%
 Minimum.......................          6.00%          6.00%        5.50%
 Maximum.......................         13.00%         13.00%       12.50%
Dividends per share:
  1993.........................   $      3.01    $      3.01    $    5.51
 1992..........................   $      3.13    $      3.04    $    5.54
 1991..........................   $      3.37    $      3.25    $    5.96

Dividends on all series of preferred stock are cumulative and, when declared, are payable quarterly. The dividend rates for the Adjustable Rate Preferred Stock are determined according to a formula based upon the highest of three

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

interest rate benchmarks. The Adjustable Rate Preferred Stock has no preemptive or general voting rights, and is redeemable, in whole or in part, at the option of the Corporation. Series A Preferred Stock is redeemable at $51.50 per share through March 29, 1994 and at $50 per share thereafter; Series B Preferred Stock is redeemable at $51.50 per share through June 19, 1995 and at $50 per share thereafter; and Series C Preferred Stock is redeemable at $103 per share through November 13, 1995 and at $100 per share thereafter.

13   STOCKHOLDER RIGHTS PLAN

In 1990, the Board of Directors of the Corporation adopted a stockholder rights plan. The plan provides for the distribution of one preferred stock purchase right for each outstanding share of common stock of the Corporation. Each right entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one-thousandth of a share of Junior Participating Preferred Stock, Series D, at a purchase price of $50 per unit, subject to adjustment. The rights will not be exercisable or transferable apart from the common stock except under certain circumstances in which a person or group of affiliated persons acquires, or commences a tender offer to acquire, 15% or more of the Corporation's common stock. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Corporation or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Corporation may redeem the rights at $.01 per right. The rights will expire in July 2000 unless earlier redeemed or exchanged by the Corporation.

14   DIVIDENDS AND LOAN RESTRICTIONS

Bank regulations require the approval of bank regulatory authorities if the dividends declared by banking subsidiaries exceed certain prescribed limits. For 1994, aggregate dividend declarations by the Corporation's banking subsidiaries without prior regulatory approval are limited to approximately $503 million of their undistributed earnings at December 31, 1993, plus an additional amount equal to their net profits for 1994, as defined, up to the date of any dividend declaration. However, for any dividend declaration, the Corporation's banking subsidiaries, as well as the Corporation itself, must consider additional factors such as: the amount of current period net income, liquidity, asset quality profile, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the banking subsidiaries could declare. In addition, banking regulators have authority to prohibit banks and bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

Each banking subsidiary is also prohibited by the bank regulatory authorities from granting loans and advances to the Parent Company that exceed certain limits. Assuming declaration of the maximum amount of dividends under the regulations described above, any such loans and advances would be limited to an aggregate of approximately $322 million and would be subject to specific collateral requirements.

Under the foregoing regulations, an aggregate of approximately $2,350 million of the Parent Company's investment in banking subsidiaries of $3,175 million, which includes bank holding companies and their subsidiaries, was restricted from transfer to the Parent Company at December 31, 1993.

15   OTHER INCOME

The components of other income were as follows:


   YEARS ENDED DECEMBER 31         1993         1992         1991
(IN THOUSANDS)
Mezzanine/venture capital
 profits, net.................    $ 38,066    $  16,904    $  40,908
Net foreign exchange trading
 profits......................      45,322       40,952       40,886
Precious metal income.........       9,326       10,664       18,990
Net gains from sales of
 mortgage inventories.........       7,497        2,763        4,700
Gains from sales of mortgage
 servicing rights.............         651       14,768       34,045
Recognition of deferred gain
 from 1984 sale of the
 headquarters building........                   16,200
Net translation/hedge results
 from Brazilian currency
 position.....................    (174,000)     (50,000)
Gain on sale of assets
 received in connection with
 lending activities...........       2,741       10,605       10,747
Equity in undistributed
 earnings of affiliates.......      15,923       11,493        9,832
Gains on sales of branches and
 other operations.............                                 8,403
All other.....................      42,678       57,291       28,620
                                  --------    ---------    ---------
                                  $(11,796)   $ 131,640    $ 197,131
                                  ========    =========    =========

During 1993 and 1992, the Corporation maintained a currency position in Brazil in order to take advantage of the spread between local Brazilian interest rates and devaluation of Brazil's local currency. This position significantly affected the levels of consolidated net interest revenue, noninterest income and net interest margin in both periods. For the years ended December 31, 1993 and 1992, this position resulted in net interest revenue of $192 million and $67 million, respectively, and net translation/hedge losses, a component of noninterest income, of $174 million and $50 million, respectively. The impact on 1991 results was not significant.

16   EMPLOYEE BENEFITS

The Corporation maintains non-contributory defined benefit pension plans (the Plans) covering substantially all domestic employees. The Corporation funds the Plans in compliance with the requirements of the Employee Retirement Income Security Act.

The principal plan is an account balance defined benefit plan in which each employee has an account to which amounts are allocated based on level of pay and years of service and which grows at a specific rate of interest. Benefits accrued

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

prior to 1989 are based on years of service, highest average compensation and social security benefits.


Employee benefits expense was reduced by net pension income of the Plans, which included the following:

YEARS ENDED DECEMBER 31            1993        1992        1991
(IN THOUSANDS)
Service cost (benefits earned
  during the period)..........    $17,695    $ 15,405    $ 15,154
Interest cost on projected
 benefit obligation...........     19,719      18,045      16,642
Return on plan assets:
  Actual......................    (42,978)    (29,449)    (58,386)
 Actuarial deferral of gains
   (losses)...................      3,833      (4,339)     25,224
Amortization:
  Unrecognized net asset......     (4,065)     (4,066)     (4,065)
 Unrecognized prior service
   cost.......................      2,974       2,974       3,177
 Other, net...................     (2,080)       (439)     (1,898)
                                  -------    --------    --------
Net pension income............    $(4,902)   $ (1,869)   $ (4,152)
                                  =======    ========    ========


The following table sets forth the funded status of the Plans:

DECEMBER 31                       1993         1992         1991
(IN THOUSANDS)
Projected benefit obligation:
  Vested benefits............   $ 182,918     $155,379     $104,712
  Nonvested benefits.........      29,184       26,088       22,806
                                ---------     --------     --------
Accumulated benefit
  obligation.................     212,102      181,467      127,518
Effect of projected future
  compensation levels........      62,010       64,952       63,838
                                ---------     --------     --------
Projected benefit
 obligation..................   $ 274,112     $246,419     $191,356
                                =========     ========     ========
Plan assets at fair value
 (primarily listed stocks and
 fixed income securities)....   $ 443,601     $395,655     $363,762
                                =========     ========     ========
Plan assets in excess of
 projected benefit
 obligation..................   $ 169,489     $149,236     $172,406
Unrecognized net (gain)
 loss........................         (96)      17,274       (5,413)
Unrecognized prior service
  cost.......................      21,238       23,009       24,479
Unrecognized net asset.......     (16,972)     (21,037)     (25,103)
                                ---------     --------     --------
Prepaid pension cost.........   $ 173,659     $168,482     $166,369
                                =========     ========     ========
Assumptions used in actuarial
 computations were:
Weighted average discount
  rate.......................        7.5%    8.0-10.0%    8.0-10.0%
Rate of increase in future
 compensation levels.........        4.5%     5.0-6.0%     5.0-7.0%
Expected long-term rate of
 return on assets............        9.5%    7.6-10.0%    9.5-11.0%

The Corporation also maintains nonqualified deferred compensation and retirement plans for certain officers. All benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. As of December 31, 1993 and 1992, approximately $14 million was included in accrued expenses and other liabilities for these plans. For the years ended December 31, 1993, 1992 and 1991, expense related to these plans was $1.4 million, $1.6 million, and $1.5 million, respectively.


The Corporation provides certain health and life insurance benefits for certain retired employees. Eligible domestic employees currently receive credits, up to $10,000, based on years of service which are used to purchase postretirement health care coverage through the Corporation. Prior to 1993, the costs of these health and life insurance benefits, which included the costs of current and prior plans, were expensed currently as paid. Effective January 1, 1993, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement
Benefits Other than Pensions," which requires the recognition of postretirement benefits over the service lives of the employees rather than on a cash basis.
The Corporation elected to recognize its accumulated benefit obligation of $82 million at January 1, 1993 on a straight-line basis over a 20-year transition period. The adoption of the new standard resulted in an increase in 1993 employee benefits expense of approximately $4 million. The components of postretirement benefits expense for the year ended December 31, 1993 were as follows:

(IN THOUSANDS)
Service cost (benefits earned during the
  period).........................................  $    942
Interest cost on projected benefit obligation.....     5,712
Amortization:
  Unrecognized transition obligation..............     4,062
  Unamortized gain................................      (340)
                                                    --------
  Net postretirement benefits expense.............  $ 10,376
                                                    ========


The following table sets forth the status of the Corporation's accumulated postretirement benefit obligation, which was unfunded, as of December 31, 1993 and January 1, 1993:

                                   DECEMBER 31      JANUARY 1
                                          1993           1993
(IN THOUSANDS)
Accumulated benefit obligation:
  Retirees......................      $ 61,874       $ 69,159
  Actives -- eligible to
    retire......................         4,974          4,533
  Actives -- not eligible to
    retire......................         9,824          8,000
                                      --------       --------
Accumulated postretirement
  benefit obligation............      $ 76,672       $ 81,692
Unrecognized net gain...........         4,615
Unrecognized transition
  obligation....................       (77,188)       (81,692)
                                      --------       --------
Postretirement benefit
  liability.....................      $  4,099       $      0
                                      ========       ========

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. The assumed weighted average health care cost trend rate was 12% for 1994. Such rate decreases gradually to 5% through the year 2001 and remains level thereafter. The assumed rate of increase in future compensation levels used was 4.5%.

An increase of 1% in the assumed health care cost trend rate would result in increases of 4.8% in the accumulated postretirement benefit obligation and 4.1% in annual postretirement benefits expense. Actual cash payments of postretirement benefits other than pensions were $6.3 million, $4.1 million and $4.2 million in the years ended December 31, 1993, 1992 and 1991, respectively.

The Corporation maintains thrift incentive plans covering the majority of domestic employees. Under these plans, employer contributions are generally based on the amount of eligible employee contributions. The amounts charged to operating expense for these plans were $10 million in 1993, $8 million in 1992 and $9 million in 1991.

The Financial Accounting Standards Board has issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," to be effective for years beginning after December 15, 1993, which requires accruing the expected cost of providing postemployment benefits, such as salary continua-

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

tion, severance benefits, continuation of health care benefits and life insurance coverage, to former or inactive employees, after employment but before retirement, if certain conditions are met. This new standard is not expected to have a material effect on the Corporation's financial statements.

17   STOCK OPTIONS AND AWARDS

The Corporation's stock incentive plans include the 1991 Long-Term Stock Incentive Plan (the 1991 Plan), the 1986 and 1982 Stock Option Plans (the 1986 and 1982 Plans), the Multibank 1982 Employee Stock Option Plan (the Multibank
Plan) and the Society for Savings 1983 Stock Incentive Program (the Society
Plan). The 1991 Plan provides for the award of stock options, restricted stock and stock appreciation rights (SARs) to key employees. Awards may be made under the 1991 Plan until December 31, 1996. No additional grants may be made under the 1982, 1986, Society, or Multibank Plans. Shares reserved under these plans may be authorized but unissued shares, treasury shares or shares purchased on the open market.

Options under the above plans are granted at prices not less than the fair market value of the common stock on the date of grant. Stock options under the 1991 Plan are generally exercisable in equal installments on the date of grant and the first anniversary of the grant date. Under the 1986 and 1982 Plans, options granted are generally exercisable in equal installments on the date of grant and each of the three anniversary dates thereafter. Options under the Multibank and Society Plans are fully vested, with the exception of 334 options, which will fully vest in 1994. All options expire not later than 10 years after the date of grant. The 1986 Plan allowed for the granting of rights to receive Tax Offset Payments with respect to Non-Qualified Stock Options, which are intended to compensate the participant for the difference in tax treatment of Incentive Stock Options and Non-Qualified Stock Options. At December 31, 1993, Tax Offset Payments with respect to 115,294 options, granted in 1987, were outstanding. There was no compensation expense for Tax Offset Payments for the years ended December 31, 1993, 1992 and 1991.

A total of 8,064,351 shares of common stock were reserved for issuance under the above plans at December 31, 1993. Options outstanding at December 31, 1993 were at prices ranging from $5.63 to $30.50 per share.


The following is a summary of the changes in options outstanding:

                             1993          1992          1991
Options outstanding,
  January 1.............   3,705,690     3,733,165     2,813,052
Granted ($5.63 to $25.50
  per share)............     445,103       857,408     1,332,756
Exercised ($5.63 to
  $24.63 per share).....    (800,524)     (783,227)      (20,546)
Canceled................    (373,518)     (101,656)     (392,097)
                           ---------     ---------     ---------
Options outstanding,
  December 31...........   2,976,751     3,705,690     3,733,165
                           =========     =========     =========
Options exercisable,
  December 31...........   2,731,896     3,020,511     2,633,378
                           =========     =========     =========
Shares available for
  future grants.........   5,087,600     2,309,692     3,327,251
                           =========     =========     =========

Generally, SARs entitle the holder to receive an amount equal to the excess of the fair market value of a share of common stock on the exercise date over the fair market value at the date of grant. SARs are available under the 1991 Plan and the 1988 Stock Appreciation Rights Plan (the 1988 SARs Plan). At December 31, 1993, 42,950 SARs were outstanding under the 1988 SARs Plan, at a grant price of $24.63. At December 31, 1992 and 1991, 68,174 SARs were outstanding at prices ranging from $22.75 to $24.63. No SARs have been granted under the 1991 Plan at December 31, 1993. Compensation expense (income) related to outstanding SARs was $(30) thousand and $115 thousand for the years ended December 31, 1993 and 1992, respectively. There was no compensation expense for SARs in 1991.

The 1991 Plan also provides for the granting of restricted stock. Employees are generally required to maintain employment with the Corporation for a period of five years after the grant in order to become fully vested in the shares granted. Restricted stock issued under the 1991 Plan is recorded at the fair market value of the shares on the date of grant. The resulting unearned compensation is recorded as a reduction of retained earnings and is amortized as compensation expense over the restriction period. During 1993, 111,100 shares of restricted stock were awarded, 87,360 shares were forfeited and 10,675 shares were released from restrictions. At December 31, 1993, there were 509,490 restricted shares outstanding with associated unearned compensation, recorded as a reduction of retained earnings, of $5.2 million. Compensation expense recorded in the years ended December 31, 1993, 1992 and 1991 with respect to restricted stock was $1.3 million, $1.2 million and $.3 million, respectively.

18   MERGER AND RESTRUCTURING EXPENSE

In 1993 and 1991, the Corporation recorded merger and restructuring charges of $85 million and $54 million, respectively. The merger and restructuring charges recorded in 1993 were primarily in connection with the Corporation's mergers with Bancorp and Multibank. Such charges consisted of investment banking and other professional fees, stock issuance costs, estimated facilities and operations consolidation costs and severance costs associated with

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

expected reorganization following the mergers. The charges also included the cost of expense reduction initiatives undertaken by the Corporation. The 1991 restructuring charges were recorded primarily in connection with the Corporation's plans for consolidating and downsizing various domestic and international operations and facilities and reducing the number of employees.

19   OTHER EXPENSE

The components of other expense were as follows:

    YEARS ENDED DECEMBER 31           1993         1992         1991
(IN THOUSANDS)
FDIC deposit insurance..........   $   61,942    $  56,390    $  55,945
Professional:
 Legal fees.....................       26,441       31,280       41,975
 Consulting and other
   professional fees............       29,166       36,616       37,659
Communications..................       59,307       57,895       55,580
Advertising.....................       37,572       29,492       20,527
Forms and supplies..............       24,343       23,356       23,447
Travel and customer contact.....       22,018       24,944       23,198
Acquisition-related, evaluation
 and bid costs..................                                 19,801
Software costs..................       19,154       17,645       17,175
Write off of real estate, bank
 premises and computer
 equipment......................                                 16,519
Other staff costs...............       14,661       13,502       12,896
Amortization of excess of cost
 over assigned value of net
 assets acquired................       11,961       11,373       10,910
Property and casualty
 insurance......................        6,759        8,872        7,365
Insurance claims and policy
 reserves of insurance
 subsidiary.....................        7,742        6,934        6,570
Non-income taxes................        4,942        7,210       11,159
Regulatory examination fees.....        4,423        4,326        4,806
All other.......................       76,775       78,601       84,417
                                   ----------    ---------    ---------
                                   $  407,206    $ 408,436    $ 449,949
                                   ==========    =========    =========

20   INCOME TAXES

Effective January 1, 1993, the Corporation adopted prospectively SFAS No. 109, "Accounting for Income Taxes," which principally affects accounting for deferred income taxes. The cumulative effect to January 1, 1993 of adopting this new standard was an increase to net income of $77 million, or $.74 per common share on a primary basis and $.70 per common share on a fully diluted basis. The cumulative effect principally reflected the recognition of previously unrecorded tax benefit carryforwards. Under this new standard, deferred tax assets and liabilities are recognized for the estimated future income tax consequences attributable to tax benefit carryforwards and to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are required to be measured using enacted tax rates. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. During 1993, the Corporation's federal income tax rate was increased to 35%; the effect of this change was not significant to the deferred tax balance.

The new standard also requires that a valuation reserve be established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. At December 31, 1993, the Corporation had a $56 million valuation reserve, which had decreased $5 million during 1993. This reserve has been established for certain future state and federal tax benefits which may not be fully utilized. It is expected that the deferred tax assets, net of the valuation reserve, will be realized from the reversal of existing deferred tax liabilities and from the recognition of future taxable income, without relying on tax planning strategies that the Corporation ordinarily might not follow.

The components of the net deferred tax liability at December 31, 1993 were as follows:

(IN THOUSANDS)
Deferred tax assets:
 Federal and state tax benefit carryforwards........   $ 282,537
 Reserve for credit losses..........................     330,753
 Interest on nonaccrual loans.......................      80,747
 Purchased mortgage servicing rights................      21,085
 Deferred credit related fees.......................      19,956
 Other..............................................      56,982
                                                       ---------
   Deferred tax assets..............................     792,060
Valuation reserve...................................     (56,000)
                                                       ---------
   Deferred tax assets, net of reserve..............     736,060
                                                       ---------
Deferred tax liabilities:
 Leasing operations.................................     615,443
 Pension obligations................................      74,989
 Foreign operations.................................      14,600
 Other..............................................      48,180
                                                       ---------
   Deferred tax liabilities.........................     753,212
                                                       ---------
Net deferred tax liability..........................   $  17,152
                                                       =========


At December 31, 1993, the Corporation's federal tax benefit carryforwards were as follows:

(IN MILLIONS)

                                     ALTERNATIVE
                          FOREIGN      MINIMUM      INVESTMENT
YEAR OF                     TAX          TAX           TAX
EXPIRATION                CREDIT       CREDIT         CREDIT       TOTAL
1994...................   $  70.3                      $ 1.3    $  71.6
1995...................      34.4                        1.9       36.3
1996...................      10.9                        4.5       15.4
1997...................      25.0                        7.3       32.3
1998...................      26.3                        2.4       28.7
1999-2004..............                                 62.1       62.1
None...................                 $19.9                      19.9
                          -------       -----          -----    -------
Total..................   $ 166.9       $19.9          $79.5    $ 266.3
                          =======       =====          =====    =======

In addition, at December 31, 1993, the Corporation had state tax benefit carryforwards, net of federal tax effects, of $16.2 million that expire in 1994 through 1998.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED


The components of the provision for (benefit from) income taxes were as follows:

YEARS ENDED DECEMBER 31           1993         1992          1991
(IN THOUSANDS)
Current tax provision
 (benefit):
 Federal.....................   $  15,591    $   9,374    $ (139,939)
 Foreign:
   Based on income...........      26,918       14,941        15,750
   Withheld on interest and
     dividends...............       8,499        4,663         5,593
 State and local.............      44,857       13,869       (41,030)
                                ---------    ---------    ----------
                                   95,865       42,847      (159,626)
                                ---------    ---------    ----------
Deferred tax provision
 (benefit):
 Federal.....................     106,439       75,723        23,784
 State and local.............      12,379       34,211            13
 Reduction of net deferred
   tax asset.................                                 77,839
                                ---------    ---------    ----------
                                  118,818      109,934       101,636
                                ---------    ---------    ----------
Income tax provision
 (benefit) before
 extraordinary items and
 cumulative effect of changes
 in accounting principles....     214,683      152,781       (57,990)
Income taxes applicable to
 extraordinary items and
 changes in accounting
 principles:
   Recognition of prior year
     tax benefit
     carryforwards...........                  (72,968)
   Gain from early
     extinguishment of
     debt....................                                    815
   Change in accounting for
     purchased mortgage
     servicing rights........     (32,362)
   Change in accounting for
     income taxes............     (77,163)
                                ---------    ---------    ----------
                                $ 105,158    $  79,813    $  (57,175)
                                =========    =========    ==========

Not included in the above table were the tax effects related to certain items which were recorded directly in stockholders' equity, including foreign currency translation, market value adjustments related to securities available for sale, stock options and restricted stock. Net tax effects recorded directly in stockholders' equity amounted to a $26 million charge in 1993 and a $2.5 million benefit in 1992. There were no such tax effects in 1991. The income tax provision (benefit) included tax provisions related to securities gains of $13 million in 1993, $15 million in 1992 and $3.9 million in 1991.

During 1991, the Corporation recorded a $52 million state tax benefit as a result of reaching a settlement with The Commonwealth of Massachusetts (the Commonwealth) of tax claims by FNBB covering tax years 1976 through 1990. The claims were based on FNBB's position that the exercise of the Commonwealth's taxing authority over FNBB's income from sources outside Massachusetts, including foreign countries, violated the federal and Massachusetts constitutions. Under the terms of the settlement, the Commonwealth refunded $37 million in taxes paid by FNBB. The settlement also specified the Massachusetts tax treatment associated with any federal tax adjustments subsequently determined to affect FNBB's returns for tax years 1982 through 1990, which resulted in a $15 million reduction in FNBB's state tax accruals.

The current federal income tax benefit for 1991 reflected the Corporation's decision to carryback its 1990 net operating loss to recover taxes paid in prior years, including a $25 million refund of federal minimum taxes. This decision also resulted in the elimination of a majority of the Corporation's remaining deferred tax asset in 1991, and changed the composition of the Corporation's tax benefit carryforwards.

The components of the deferred tax provision before extraordinary items and cumulative effect of changes in accounting principles were as follows:

YEARS ENDED DECEMBER 31            1993         1992         1991
(IN THOUSANDS)
Reserve for credit losses.....    $ 51,859    $  51,162    $  (8,850)
Leasing operations............      14,422       32,333       49,402
Interest on nonaccrual
 loans........................      12,375       52,009        5,714
Deferred credit related
 fees.........................      (3,833)      (2,713)       2,652
Unremitted earnings of foreign
 equity subsidiaries..........       5,433        2,925        2,158
Foreign operations............     (12,888)      (2,205)       1,247
Sale of headquarters
 building.....................                    7,113        3,160
Purchased mortgage servicing
 rights.......................      (7,861)     (14,239)       3,715
Depreciation and
 amortization.................       1,082        1,108       (2,648)
Net tax benefit carryforwards
 realized (generated).........      74,158      (33,808)     (26,824)
Net unrecognized tax
 benefits.....................                      355       39,966
Other, net....................     (15,929)      15,894       31,944
                                  --------    ---------    ---------
                                  $118,818    $ 109,934    $ 101,636
                                  ========    =========    =========


The following table reconciles the expected federal tax provision (benefit) before extraordinary items and cumulative effect of changes in accounting principles, based on the federal statutory tax rate of 35% in 1993 and 34% in 1992 and 1991, to the actual consolidated tax provision before extraordinary items and cumulative effect of changes in accounting principles:

YEARS ENDED DECEMBER 31                  1993         1992         1991
(IN MILLIONS)
Expected tax provision (benefit)
 applicable to income (loss) before
 extraordinary items and cumulative
 effect of changes in accounting
 principles.........................     $171.3      $ 122.0      $ (60.8)
Effect of:
  State and local income taxes, net
    of federal tax benefit..........       37.2         31.8          7.3
 State tax case settlement, net of
   federal tax provision............                                (34.3)
 Tax-exempt income..................       (2.8)        (4.1)        (9.4)
 Minimum tax refund.................                                (24.6)
 Foreign tax credit carryforward....                                 19.4
 Non-creditable foreign taxes.......        4.7          2.0          1.9
 Tax benefits of net operating loss
   not recognized...................                                 41.7
 Other, net.........................        4.3          1.1           .8
                                       --------      -------      -------
Actual tax provision (benefit)
 before extraordinary items and
 cumulative effect of changes in
 accounting principles..............   $  214.7      $ 152.8      $ (58.0)
                                       ========      =======      =======

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

Domestic pre-tax income (loss) was $279 million in 1993, $251 million in 1992, and $(261) million in 1991. Foreign pre-tax income, defined as income generated from operations that are located outside the United States, was $125 million in 1993, $108 million in 1992, and $82 million in 1991.

21   FINANCIAL INSTRUMENTS WITH OFF-
      BALANCE-SHEET RISK

Financial instruments with off-balance-sheet risk represent various degrees and types of risk to the Corporation including credit, interest rate, foreign exchange rate and liquidity risk. Interest rate and foreign exchange rate contracts are entered into in connection with the Corporation's trading activities, including providing certain of these products to its customers, and to manage its own interest rate and foreign exchange exposure. The Corporation enters into offsetting contracts or employs other hedging techniques in an effort to limit its exposure to interest rate and foreign exchange rate risk.

CREDIT-RELATED INSTRUMENTS
A commitment to extend credit is a legally binding agreement to lend to a customer in the future that generally expires within a specified period of time. The extension of a commitment, which is subject to the Corporation's credit review and approval policies, gives rise to credit exposure when certain borrowing conditions are met and it is drawn upon. Until such time, it represents only potential exposure. In connection with entering into a commitment, the Corporation may obtain collateral if deemed necessary, based upon the Corporation's credit evaluation. Such collateral varies but may include securities, receivables, inventory, fixed assets, personal property and real estate. The obligation to lend may be voided if the customer's financial condition deteriorates or if the customer fails to meet certain covenants. Commitments to extend credit do not reflect the actual demand on liquidity that the Corporation will be subjected to in the future, since historical experience with loan commitments indicates that a large portion generally expire without being drawn upon.

Standby letters of credit and foreign office guarantees are commitments that are primarily issued to a third party to guarantee an obligation by the Corporation's customers. Standby letters of credit may be issued as credit enhancements for corporate customers' commercial paper, bond issuances by municipalities or other debt obligations, and to guarantee other financial performance of a customer. The Corporation has a current exposure only to the extent that a customer may default on the underlying transaction. The risks involved in the issuance of standby letters of credit and foreign office guarantees are primarily credit risks. Again, the Corporation's credit review and approval policies and practices are adhered to when evaluating issuances of standbys or guarantees for customers. Similar to commitments to extend credit, the Corporation may obtain various types of collateral, if deemed necessary, based upon the Corporation's credit evaluation.

FINANCIAL MARKETS INSTRUMENTS
The principal or notional value of commitments related to various financial markets instruments should not be taken as the measure of credit, interest rate, liquidity or foreign exchange risk, since these values do not represent the cost of replacing the contracts at current rates. In addition, the principal or gross notional values do not reflect the effect of hedges or other offsetting positions. Except for instruments used to manage the Corporation's own balance sheet interest rate and foreign exchange risk, gains and losses stemming from changes in the market values of the financial markets instruments described below are recognized currently as part of trading profits and commissions or foreign exchange profits. The majority of the Corporation's off-balance-sheet financial markets instruments not used in managing balance sheet, interest rate or foreign exchange risk are hedged with other such instruments. The Corporation has historically experienced minimal credit loss with respect to its capital markets instruments.

The Corporation enters into foreign exchange contracts and foreign currency options primarily in connection with its trading activities and to hedge foreign currency risk. In addition, the Corporation uses foreign exchange contracts to hedge a portion of its exposure to translation gains and losses from overseas branches and foreign subsidiaries. Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The risks in these transactions arise from the ability of the counterparties to deliver under the terms of the contract and the risk of trading a volatile commodity. The Corporation actively monitors all transactions and positions against predetermined limits assigned to business units and types of currency to ensure reasonable risk taking.

The Corporation also enters into interest rate swap agreements in connection with its trading activities, including offering these agreements to its customers, and to manage its own interest rate risk. These agreements generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The notional value is the basis for calculating payment streams and is never exchanged. The primary risks associated with swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

The Corporation uses futures and forward contracts, including future rate agreements, in connection with its trading activities and to manage its own interest rate exposure. Futures and forward contracts generally are contracts for the delayed delivery of securities or money market instruments in which the buyer agrees to purchase and the seller agrees to make delivery of a specific instrument at a predetermined date for a specific price. These contracts also include agreements which are settled between counterparties based on a notional principal value and do not involve an actual movement of principal. Risks on both types of agreements stem from market movements in the underlying securities' values and interest rates and from the ability of the counterparties to meet the terms of the contracts.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

The Corporation purchases and writes interest rate options in connection with its trading and risk management activities, including providing these products to its customers, and to manage its own interest rate exposure. Interest rate options are contracts that allow the holder of the option to receive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving potential payment between seller and buyer of an interest differential. In addition, other types of option products provide the holder with the right to enter into interest rate swap, cap, and floor agreements with the "writer." The primary risks associated with all types of options are the exposure to current and expected movements in interest rates and the ability of the counterparties to meet the terms of the contracts.


A summary of the principal or notional amounts of significant financial instruments with off-balance-sheet risk is as follows:

YEARS ENDED DECEMBER 31                          1993           1992
(IN MILLIONS)
Fee based or otherwise legally binding
 commitments to extend credit(1)............   $  17,391      $ 15,034
Standby letters of credit, foreign office
 guarantees and similar instruments(2)......       2,344         2,144
Commercial letters of credit................       1,033           726
Foreign exchange rate contracts:
  Commitments to purchase foreign currencies
    and U.S. dollar exchange................      22,148        19,696
 Notional value of options:
    Written or sold.........................         613           772
   Purchased................................         691           754
 Notional value of cross currency interest
   rate swaps...............................          57           145
Interest rate contracts:
  Futures and forwards......................      18,607        13,287
 Notional value of interest rate swaps......      10,195         9,595
 Notional value of options:
    Written or sold.........................       5,783         5,289
   Purchased................................       5,336         5,085
Residential mortgage loans sold with
 recourse...................................         119           205

(1) Net of participations conveyed to others of $549 million in 1993 and $664 million in 1992.

(2) Net of participations conveyed to others of $293 million in 1993 and $292 million in 1992.

The Corporation's off-balance-sheet financial instruments entered into in connection with its trading activities include both foreign exchange rate and interest rate contracts, which are valued at current market rates, with unrealized gains and losses recorded on a net basis in the accompanying consolidated balance sheet. These amounts represent the current cost of replacing the outstanding contracts. The Corporation's credit exposure on these contracts can be estimated as the gross aggregate unrealized gains, which represent the maximum possible loss the Corporation would incur if all related counterparties failed completely to perform according to the terms of their contracts. At December 31, 1993, gross unrealized gains recorded in the accompanying consolidated balance sheet were $190 million and $267 million on interest rate and foreign exchange rate contracts, respectively. Included in the above table are interest rate swap agreements used to manage interest rate exposure, which are not valued at current market rates, and accordingly, are not reflected in the $190 million discussed above, that have gross unrealized gains at December 31, 1993. The notional value of these swaps was $1,350 million and the gross unrealized gains were approximately $70 million.

In March 1992, Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," was issued. The interpretation, which is required to be adopted by the Corporation at the beginning of 1994, will require the reporting of gross unrealized gains and gross unrealized losses on the Corporation's foreign exchange and interest rate contracts separately as assets and liabilities, respectively, unless a right of setoff exists, including a right of setoff resulting from contracts executed with the same counterparty under a master netting arrangement.

Through December 31, 1993, the Corporation reported unrealized gains and losses related to forward foreign exchange rate contracts, interest rate swap agreements and similar contracts on a net basis, which the Corporation believes was consistent with banking industry practice. The adoption of this interpretation for balance sheet presentation purposes will not affect the net income or capital of the Corporation, and will not affect the Corporation's risk-based capital ratios, which have historically incorporated the gross unrealized gains on these contracts. If this interpretation was currently effective, the Corporation's assets and liabilities as of December 31, 1993 would have each increased by approximately $421 million.

22   CONCENTRATIONS OF CREDIT RISK

Credit risk associated with concentrations is impacted when changes in economic, industry or geographic factors affect groups of counterparties with similar economic characteristics, whose aggregate credit exposure is significant to the Corporation's total credit exposure. Nearly half of the Corporation's business activity is with customers located within New England. Information with respect to the Corporation's overseas business activities and its geographic concentrations is included in Note 26. As of December 31, 1993, the Corporation's loans and commitments to lend collateralized by commercial real estate properties were approximately $4 billion, of which two-thirds was related to properties in New England. There were no other significant concentrations of credit risk.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

23   LEASE COMMITMENTS


Rental expense for leases of real estate and equipment is summarized below:

YEARS ENDED DECEMBER 31             1993           1992          1991
(IN THOUSANDS)
Rental expense.................     $93,819      $ 97,318      $ 104,398
Less sublease rental income....      12,302        12,842         13,289
                                    -------      --------      ---------
Net rental expense.............     $81,517      $ 84,476      $  91,109
                                    =======      ========      =========

The Corporation has obligations under noncancelable operating leases for real estate and equipment which include renewal options and escalation clauses. The Corporation's minimum future rentals under its leases, exclusive of executory costs and net of sublease rental income, for the years 1994 through 1998 are $66 million, $61 million, $57 million, $52 million and $51 million, respectively, and $439 million for 1999 and later. Capital leases, the minimum rentals of which are included in the preceding amounts, are not significant.

24   CONTINGENCIES

The Corporation and its subsidiaries are defendants in a number of legal proceedings arising in the normal course of business, including claims that borrowers or others have been damaged as a result of the lending practices of the Corporation's subsidiaries. One of these actions, commonly referred to as lender liability claims, has resulted in a judgment against a Corporation subsidiary, which is being appealed.

Management, after reviewing all actions and proceedings pending against or involving the Corporation and its subsidiaries, considers that the aggregate loss, if any, resulting from the final outcome of these proceedings will not be material.

25   REGULATORY MATTERS

From 1989 through 1993, each of the Corporation, Bancorp and Multibank, as well as each of their banking subsidiaries, operated at various times under a regulatory agreement or order. At December 31, 1993, all such agreements or orders had been terminated, except for those with Connecticut, South Shore Bank, Multibank West and Mechanics Bank; the latter three are banking subsidiaries of Multibank. The agreement with Mechanics Bank was terminated in January 1994.

The agreements with respect to Connecticut and South Shore Bank address certain areas, including management, asset quality, reserves, profitability, capital ratios and dividends. In addition, South Shore Bank is subject to certain ongoing conditions of an approval order of the Federal Deposit Insurance Corporation (the FDIC) relating to the merger of Durfee Attleboro Bank and Falmouth National Bank into South Shore Bank. The conditions of the FDIC approval order require, among other things, that a plan to reduce classified asset levels and maintain certain capital ratios be implemented. Each of the banks is required to file periodic progress reports with its regulator. Both Connecticut and South Shore Bank are in compliance with the capital ratio aspects of, and have adopted or are implementing improvements in various areas addressed in, their respective agreements.

Multibank West is subject to an FDIC approval order resulting from the merger of First Agricultural Bank and Multibank National of Western Massachusetts, in which the resulting bank was named Multibank West. The approval order addresses, among other things, uniform policies and procedures, risk ratings, asset quality, reserves and funds management, and the maintenance of certain capital ratios. Multibank West, who is required to file periodic progress reports with the FDIC, has complied with all of the aspects of its approval order.

26   SEGMENT INFORMATION

The Corporation operates within the financial services industry segment. Services are provided through a network of offices located both in the United States and overseas. Geographic segment information for the Corporation for the years ended December 31, 1993, 1992 and 1991 is presented in the Consolidated Statistical Information section, under the caption Geographic Segment Information, on pages 84 and 85.


27   PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following is a condensed balance sheet of the Corporation (Parent Company only) at December 31, 1993 and 1992:


DECEMBER 31                                 1993           1992
(IN THOUSANDS)
ASSETS
Cash and short term investments in
  bank subsidiary....................   $    206,920    $  288,026
Advances to subsidiaries:
  Bank subsidiaries..................         63,709        83,510
 Nonbank subsidiaries................        226,203        57,197
Subordinated notes receivable from
 bank subsidiary.....................        400,000       400,000
Investments in subsidiaries:
  Bank subsidiaries..................      3,175,274     2,541,645
 Nonbank subsidiaries................        134,751       122,331
Other assets.........................         22,846        17,460
                                        ------------    ----------
TOTAL ASSETS.........................   $  4,229,703    $3,510,169
                                        ============    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
                                            1993           1992
Commercial paper due to nonbank
 subsidiary..........................   $     10,200    $   10,000
Notes payable........................      1,293,247       932,875
Other liabilities....................         14,587        13,764
                                        ------------    ----------
Total liabilities....................      1,318,034       956,639
                                        ------------    ----------
Total stockholders' equity...........      2,911,669     2,553,530
                                        ------------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY..............................   $  4,229,703    $3,510,169
                                        ============    ==========

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED


The following is a condensed income statement of the Corporation (Parent Company only):

YEARS ENDED DECEMBER 31        1993         1992          1991
(IN THOUSANDS)
OPERATING INCOME
Dividend from bank
  subsidiary...............  $   6,986
Interest from subsidiaries:
    Bank subsidiaries......     37,064    $  27,866    $   40,184
    Nonbank subsidiaries...      3,159        4,605         6,787
                             ---------    ---------    ----------
Total operating income.....     47,209       32,471        46,971
                             ---------    ---------    ----------
OPERATING EXPENSE
Interest expense...........     51,075       48,943        65,952
Other expense, net.........      3,997        4,125        38,127
                             ---------    ---------    ----------
Total operating expense....     55,072       53,068       104,079
                             ---------    ---------    ----------
Loss before income taxes,
  equity in undistributed
  net income (loss) of
  subsidiaries,
  extraordinary item and
  cumulative effect of
  change in accounting
  principle................     (7,863)     (20,597)      (57,108)
Benefit from income
  taxes....................     (6,191)      (2,555)       (5,921)
                             ---------    ---------    ----------
Loss before equity in
  undistributed net income
  (loss) of subsidiaries,
  extraordinary item and
  cumulative effect of
  change in accounting
  principle................     (1,672)     (18,042)      (51,187)
Equity in undistributed net
  income (loss) of
  subsidiaries.............    302,411      296,923       (69,726)
                             ---------    ---------    ----------
Income (Loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle................    300,739      278,881      (120,913)
Extraordinary gain from
  early extinguishment of
  debt, net of tax.........                                 7,758
Cumulative effect of change
  in accounting for income
  taxes....................     (1,713)
                             ---------    ---------    ----------
NET INCOME (LOSS)..........  $ 299,026    $ 278,881    $ (113,155)
                             =========    =========    ==========

During 1991, the Corporation forgave $15 million of debt from BancBoston Financial Company, a secured finance and factoring nonbank subsidiary of FNBB, thereby providing additional capital to FNBB. The forgiveness of debt is reported in the Parent Company's other expense and is offset by a reduction in the Parent Company's equity in undistributed loss of subsidiaries.

The following is a condensed statement of cash flows of the Corporation (Parent
Company only):

YEARS ENDED DECEMBER 31      1993          1992          1991
(IN THOUSANDS)
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss).......  $  299,026    $  278,881    $ (113,155)
Reconciliation of net
  income (loss) to net
  cash used for
  operating activities:
  Cumulative effect of
    change in accounting
    for income taxes....       1,713
  Extraordinary gain
    from early
    extinguishment of
    debt, net of tax....                                  (7,758)
  Equity in
    undistributed net
    (income) loss of
    subsidiaries........    (302,411)     (296,923)       69,726
  Net change in interest
    receivables and
    payables............       5,676          (906)        1,173
  Other, net............     (12,379)       (8,611)        1,529
                          ----------    ----------    ----------
    Net cash used for
      operating
      activities........      (8,375)      (27,559)      (48,485)
                          ----------    ----------    ----------
CASH FLOWS FROM
  INVESTING ACTIVITIES
Net cash provided from
  (used for) short-term
  investments in banking
  subsidiary............      81,420      (135,590)      192,800
Net cash provided from
  (used for) advances to
  subsidiaries..........    (149,205)      129,130       100,257
Investments in
  subsidiaries..........    (299,000)     (164,133)      (62,431)
Purchase of subordinated
  note receivable from
  bank subsidiary.......                  (150,000)
                          ----------    ----------    ----------
    Net cash provided
      from (used for)
      investing
      activities........    (366,785)     (320,593)      230,626
                          ----------    ----------    ----------
CASH FLOWS FROM
  FINANCING ACTIVITIES
Net cash provided from
  (used for) commercial
  paper.................         200        (3,029)     (131,499)
Repayments/repurchases
  of notes payable......     (88,224)                    (31,167)
Net proceeds from
  issuance of notes
  payable...............     448,596
Net proceeds from
  issuance of common
  stock.................      19,883       155,418         7,887
Net proceeds from
  issuance of preferred
  stock.................      67,595       222,401
Dividends paid..........     (72,576)      (27,504)      (28,083)
                          ----------    ----------    ----------
    Net cash provided
      from (used for)
      financing
      activities........     375,474       347,286      (182,862)
                          ----------    ----------    ----------
Net change in cash and
  due from banks........         314          (866)         (721)
Cash and due from banks
  at January 1..........         236         1,102         1,823
                          ----------    ----------    ----------
Cash and due from banks
  at December 31........  $      550    $      236    $    1,102
                          ==========    ==========    ==========
Interest payments
  made..................  $   45,918    $   50,004    $   70,726
Income tax payments made
  (refunds received)....  $   (1,500)   $     (253)   $    4,696

In 1992, the Corporation transferred BancBoston Leasing Services, Inc. (BBLSI), a nonbank project finance leasing

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

subsidiary, to FNBB. The transfer was accomplished by a capital contribution of all of the shares of BBLSI from the Corporation to FNBB. The capital contribution, reported in the Parent Company only financial statements, amounted to $45 million.

28   FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Corporation disclose estimated fair values for certain of its financial instruments. Financial instruments include such items as loans, deposits, securities, interest rate and foreign exchange rate contracts, swaps and other instruments as defined by the standard.

Fair value estimates are generally subjective in nature and are dependent upon a number of significant assumptions associated with each instrument or group of similar instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows and relevant available market information. Fair value information is intended to represent an estimate of an amount at which a financial instrument could be exchanged in a current transaction between a willing buyer and seller engaging in an exchange transaction. However, since there are no established trading markets for a significant portion of the Corporation's financial instruments, the Corporation may not be able to immediately settle its financial instruments; as such, the fair values are not necessarily indicative of the amounts that could be realized through immediate settlement. In addition, the majority of the Corporation's financial instruments, such as loans and deposits, are held to maturity and are realized or paid according to the contractual agreement with the customer.

Where available, quoted market prices are used to estimate fair values. However, due to the nature of the Corporation's financial instruments, in many instances quoted market prices are not available. Accordingly, the Corporation has estimated fair values based on other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. Fair values are estimated without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible income tax ramifications, or estimated transaction costs. Fair values are also estimated at a specific point in time and are based on interest rates and other assumptions at that date. As events change the assumptions underlying these estimates, the fair values of financial instruments will change.

Disclosure of fair values is not required for certain items such as lease financing, investments accounted for under the equity method of accounting, obligations for pensions and other postretirement benefits, premises and equipment, OREO, prepaid expenses, PMSR, core deposit intangibles and other customer relationships, other intangible assets and income tax assets and liabilities. Accordingly, the aggregate fair value amounts presented do not purport to represent and should not be considered representative of the underlying "market" or franchise value of the Corporation.

Because the standard permits many alternative calculation techniques and because numerous assumptions have been used to estimate the Corporation's fair values, reasonable comparisons of the Corporation's fair value information with other financial institutions' fair value information cannot necessarily be made.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

Cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell, funds borrowed, due from customers on acceptances and acceptances outstanding. These items are generally short-term in nature and, accordingly, the carrying amounts reported in the balance sheet are reasonable approximations of their fair values.

Trading securities. Trading securities are carried at fair value on the balance sheet. Such values are generally based on quoted market prices.

Mortgages held for sale. Fair values are based on the estimated value at which the loans could be sold in the secondary market, considering the fair value of commitments to issue mortgage loans, net of forward contracts to sell mortgage loans.

Securities available for sale and securities held to maturity. Fair values are principally based on quoted market prices. For certain debt and equity investments made in connection with the Corporation's venture capital and mezzanine financing business that do not trade on established exchanges and for which markets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

Loans. The fair value of accruing consumer mortgage loans is estimated using market quotes or by discounting contractual cash flows, adjusted for credit risk and prepayment estimates. Discount rates are obtained from secondary market sources. The fair values of accruing home equity loans are estimated using comparable market information adjusted for credit and other relevant characteristics. The fair value of all other accruing loans is estimated by discounting cash flows, using interest rates that consider the credit and interest rate risks inherent in the loans, and current economic and lending conditions.

The fair value of nonaccrual loans is estimated by discounting management's estimate of future cash flows using a rate commensurate with the risks involved.

Accrued interest receivable and other assets. The carrying amount of accrued interest receivable approximates its fair value. Financial instruments classified as other assets subject to the disclosure requirements of the standard consist principally of accounts receivable, EMSR and investments in limited partnerships. The carrying amounts of short-term receivables are considered to approximate their fair value. For longer-term receivables, fair value is estimated by discounting expected future cash flows using a discount rate commensurate with the risks involved. The fair value of EMSR is based on the present value of expected future cash flows and the estimated servicing life. Estimates of fair value of investments in limited partnerships are based upon management's review of the investee's financial results, condition and prospects.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

Deposits. The fair values of deposits subject to immediate withdrawal such as interest and noninterest bearing checking, passbook savings and money market deposit accounts are equal to their carrying amounts. The carrying amounts for variable-rate certificates of deposit and other time deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit and other time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

Accrued expenses and other liabilities. Financial instruments classified as accrued expenses and other liabilities subject to the disclosure requirements of the standard consist principally of short-term liabilities and the carrying amounts approximate their fair values.

Notes payable. The fair value of long-term borrowings is estimated using secondary market prices and does not include the fair values of related interest rate swap agreements, which are presented separately.

Foreign exchange rate and interest rate financial instruments. The fair values of foreign exchange rate and interest rate contracts, including contracts used to manage interest rate exposure and market risks, are estimated based on market information adjusted for credit and other relevant characteristics using pricing models, including option models.

Other unrecognized financial instruments. The fair value of commitments to extend credit is estimated using the fees charged to enter into similar legally binding agreements, taking into account the remaining terms of the agreements and customers' credit ratings. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of foreign office guarantees and letters of credit are based on fees charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                   CONTINUED

The estimated fair values of the Corporation's financial instruments at December 31, 1993 and 1992 are presented in the following tables. The estimated fair value of loans exceeded their carrying amount, net of the reserve for credit losses, principally because the estimated fair values under the standard do not take into account concentrations of credit risk, including the size of credits and other factors considered by management in its determination of the level of the reserve for credit losses. In addition, the reserve for credit losses is established on an undiscounted basis and, also, considers credit losses related to other financial instruments, principally commitments to lend and letters of credit. Further, the total estimated fair value of loans increased over the related carrying amount as a result of the low interest rate environment.

DECEMBER 31                           1993                1992
                                 ESTIMATED           ESTIMATED
                        CARRYING      FAIR  CARRYING      FAIR
(IN MILLIONS)             AMOUNT     VALUE    AMOUNT     VALUE
ASSETS
Cash and due from
  banks...............   $ 2,539   $ 2,539   $ 1,936   $ 1,936
Interest bearing
  deposits in other
  banks...............       991       991     1,307     1,307
Federal funds sold and
  securities purchased
  under agreements to
  resell..............     1,454     1,454     1,187     1,187
Trading securities....       306       306       192       192
Mortgages held for
  sale................     1,322     1,324       922       922
Securities(1):
  Available for
    sale..............     1,438     1,483     1,497     1,524
  Held to maturity....     1,569     1,569     2,635     2,755
Loans.................    27,254              23,967
Reserve for credit
  losses(2)...........      (770)               (923)
                         -------             -------
                          26,484    27,200    23,044    23,600
Due from customers on
  acceptances.........       391       391       229       229
Accrued interest
  receivable..........       287       287       288       288
Financial instruments
  included in other
  assets..............       596       626       861       877
LIABILITIES
Deposits..............    29,614    29,736    29,102    29,274
Funds borrowed........     4,975     4,975     2,947     2,947
Acceptances
  outstanding.........       391       391       229       229
Financial instruments
  included in accrued
  expenses and other
  liabilities.........       398       398       532       532
Notes payable.........     1,973     2,024     1,686     1,709

(1) For investments made in connection with the Corporation's venture capital and mezzanine financing business that do not trade on established exchanges, and for which no markets exist, fair values were estimated, based on management's review of the investee's financial results, condition and prospects. At December 31, 1993 these investments were classified as securities available for sale, and their estimated fair value exceeded the related carrying amount by $45 million. At December 31, 1992, these investments were classified as securities held to maturity, and their estimated fair value exceeded the related carrying amount by $58 million.

(2) The reserve for credit losses is established for future charge-offs arising from all extensions of credit. The Corporation has not made a specific allocation of the reserve to other instruments such as leases, commitments to extend credit, standby letters of credit and interest rate contracts. Accordingly, a separate determination of the reserve allocable to loans is not made.


DECEMBER 31                                   1993      1992
                                         ESTIMATED ESTIMATED
                                              FAIR      FAIR
(IN MILLIONS)                                VALUE     VALUE
OTHER FINANCIAL INSTRUMENTS CARRIED AT
  FAIR VALUE
Interest rate contracts:
  Futures and forwards(3)
  Interest rate swaps:
    In a net receivable position........      $160      $147
    In a net payable position...........       (76)     (107)
  Options:
    Written or sold.....................       (14)      (69)
    Purchased...........................        30        62
Foreign exchange rate contracts:
  Commitments to purchase foreign
    currencies and U.S. dollar exchange:
    In a receivable position............       246       310
    In a payable position...............      (243)     (212)
  Options:
    Written or sold.....................       (22)      (45)
    Purchased...........................        21        28
  Cross-currency interest rate swaps....        (1)       (3)
UNRECOGNIZED SWAPS USED TO MANAGE
  INTEREST RATE EXPOSURE(4)
  Interest rate swaps:
    In a net receivable position........        70       125
    In a net payable position...........       (23)      (19)
OTHER UNRECOGNIZED FINANCIAL INSTRUMENTS
Fee based or otherwise legally binding
  commitments to extend credit..........       (27)      (45)
Standby and commercial letters of
  credit, foreign office guarantees and
  similar instruments...................       (42)      (55)

(3) These contracts generally settle daily; as a result, fair value approximates zero.
(4) Information with respect to the accounting for these instruments is included in Note 1.

                                       78

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
The following three tables present average balance and interest rate information for the Corporation on a consolidated basis and separately for its United States and International Operations. Incorporated in these tables is an adjustment of tax exempt income to a fully taxable equivalent basis. This adjustment is calculated assuming a 35% federal income tax in 1993 and a 34% federal income tax rate in 1992 and 1991 adjusted for applicable state and local income taxes net of the related federal tax benefit. Data for loans includes nonaccrual and renegotiated balances as well as fees earned on loans. Average rates for interest bearing deposits of United States Operations have been calculated after deducting applicable reserve requirements from average balances shown in the table. Interest rates in International Operations reflect the Corporation's operations in highly inflationary economies and include the effect of the currency position maintained in Brazil, which is discussed in Management's Financial Review on page 33.

AVERAGE BALANCES AND INTEREST RATES -- CONSOLIDATED

YEARS ENDED DECEMBER 31                                  1993                             1992                             1991
                                 AVERAGE              AVERAGE     Average              Average     Average              Average
(DOLLARS IN MILLIONS)            BALANCE   INTEREST     RATE      Balance   Interest     Rate      Balance   Interest      Rate
ASSETS
Interest bearing deposits in
  other banks..................  $ 1,293    $1,064.7    82.35%    $1,246     $ 779.4    62.57%     $1,267     $ 494.1      39.03%
Federal funds sold and resale
  agreements...................    1,444     1,569.6   108.68      1,039       516.4    49.68       1,349       115.7       8.57
Trading securities.............      281        10.2     3.65        227         8.9     3.95         261        17.1       6.54
Mortgages held for sale........    1,071        75.6     7.06        683        57.9     8.47         421        38.7       9.19
Securities:
  U.S. Treasury................      580        22.8     3.94      1,537        84.6     5.50       2,491       163.6       6.57
  U.S. government agencies and
    corporations...............    2,085       115.8     5.56      2,237       149.9     6.70       1,669       141.9       8.50
  States and political
    subdivisions...............       45         3.6     7.85         66         5.7     8.56          95         9.4       9.88
  Other........................      914       929.9   101.75        864       328.5    38.04         843       137.9      16.37
Loans and lease financing(1)...   26,586     3,039.5    11.43     25,330     3,186.2    12.58      26,167     3,357.3      12.83
                                 -------    --------  -------    -------     -------  -------      ------     -------    -------
Total earning assets --
  interest income..............   34,299     6,831.7    19.92     33,229     5,117.5    15.40      34,563     4,475.7      12.95
                                 -------    --------  -------    -------     -------  -------      ------     -------    -------
Cash and due from banks........    1,790                           1,596                            1,485
Other assets...................    2,278                           2,030                            1,867
                                 -------                          -------                          -------
Total assets...................  $38,367                         $36,855                          $37,915
                                 =======                          =======                          =======
LIABILITIES AND STOCKHOLDERS'
EQUITY
Deposits:
  Savings......................  $ 9,367       211.9     2.30    $ 9,461       303.0     3.28     $ 9,596       482.9       5.14
  Time.........................    9,199       425.2     4.62     11,159       638.0     5.72      12,601       943.7       7.52
  International Operations.....    5,118     2,948.9    57.62      4,238     1,830.9    43.20       3,781     1,305.0      34.52
Federal funds purchased and
  repurchase agreements........    2,816       303.0    10.76      1,877       183.4     9.77       2,322       166.7       7.18
Other borrowed funds...........    1,533     1,302.5    84.97      1,608       772.0    47.99       1,222       313.4      26.02
Notes payable..................    1,743       113.6     6.52      1,197        73.6     6.15       1,552       128.4       8.27
                                 -------    --------  -------    -------     -------  -------      ------     -------    -------
Total interest bearing funds --
  interest expense.............   29,776     5,305.1    17.90     29,540     3,800.9    12.97      31,074     3,340.1      10.84
                                 -------    --------  -------    -------     -------  -------      ------     -------    -------
Demand and other noninterest
  bearing deposits.............    4,855                           4,170                            3,883
Other liabilities..............    1,017                             919                            1,014
Stockholders' equity...........    2,719                           2,226                            1,944
                                 -------                          -------                          -------
Total liabilities and
  stockholders' equity.........  $38,367                         $36,855                          $37,915
                                 =======                          =======                          =======
Net Interest Revenue...........             $1,526.6                        $1,316.6                         $1,135.6
                                             =======                         =======                          =======
Interest Rate Spread(2)........                            2.02%                          2.43%                            2.11%
Interest Rate Margin(3)........                            4.45%                          3.96%                            3.29%

(1) Interest on loans and lease financing includes net fees earned of $56 million in 1993, $49 million in 1992, and $42 million in 1991. Net fees from International Operations were not significant in 1993, 1992 and 1991.

(2) Interest rate spread is the average rate earned on total average earning assets less the average rate paid for average interest bearing funds.

(3) Interest rate margin is calculated by dividing net interest revenue by total average earning assets.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

AVERAGE BALANCES AND INTEREST RATES -- UNITED STATES OPERATIONS

                                                      1993                               1992                               1991
YEARS ENDED DECEMBER 31         AVERAGE               AVERAGE   Average                 Average     Average                 Average
(DOLLARS IN MILLIONS)           BALANCE    INTEREST    RATE     Balance     Interest      Rate      Balance     Interest     Rate
ASSETS
Interest bearing deposits in
  other banks................  $    341   $   11.0     3.22%   $    350    $   12.6        3.60%   $    479    $   29.6      6.17%
Federal funds sold and resale
  agreements.................       962       29.5     3.07         913        32.3        3.54       1,322        79.3      6.00
Trading securities...........       152        6.1     4.03         169         7.4        4.43         234        14.8      6.34
Mortgages held for sale......     1,071       75.6     7.06         683        57.9        8.47         421        38.7      9.19
Securities:
  U.S. Treasury..............       580       22.8     3.94       1,537        84.6        5.50       2,491       163.6      6.57
  U.S. government agencies
    and corporations.........     2,085      115.8     5.56       2,237       149.9        6.70       1,669       141.9      8.50
  States and political
    subdivisions.............        45        3.6     7.85          66         5.7        8.56          95         9.4      9.88
  Other......................       443       45.4    10.23         458        60.7       13.27         603        51.8      8.60
Loans and lease financing....    21,063    1,601.6     7.60      20,892     1,712.2        8.20      22,729     2,130.2      9.37
                               --------   --------             --------    --------                --------    --------
Total earning assets --
  interest income............    26,742    1,911.4     7.15      27,305     2,123.3        7.78      30,043     2,659.3      8.85
                                          --------   ------                --------    --------                --------    ------
Cash and due from banks......     1,458                           1,319                               1,297
Other assets.................     1,518                           1,371                               1,463
                               --------                        --------                            --------
Total assets.................  $ 29,718                        $ 29,995                            $ 32,803
                               ========                         =======                             =======
LIABILITIES AND STOCKHOLDERS'
EQUITY
Deposits:
  Savings....................  $  9,367      211.9     2.30    $  9,461       303.0        3.28    $  9,596       482.9      5.14
  Time.......................     9,199      425.2     4.62      11,159       638.0        5.72      12,601       943.7      7.52
Federal funds purchased and
  repurchase agreements......     2,697       81.5     3.02       1,764        53.4        3.02       2,220       119.1      5.36
Other borrowed funds.........       879       49.2     5.59       1,161        72.9        6.28         941        58.0      6.29
Notes payable................     1,654      104.5     6.32       1,087        61.8        5.69       1,446       117.4      8.12
Intersegment funding, net....    (1,754)     (56.5)              (1,303)      (50.4)                   (404)      (33.8)
                               --------   --------             --------    --------                --------    --------
Total interest bearing funds
  -- interest expense........    22,042      815.8     3.73      23,329     1,078.7        4.67      26,400     1,687.3      6.46
                                          --------   ------                --------    --------                --------    ------
Demand and other noninterest
  bearing deposits...........     4,470                           3,847                               3,592
Other liabilities(1).........     1,100                           1,008                               1,120
Stockholders' equity.........     2,106                           1,811                               1,691
                               --------                        --------                            --------
Total liabilities and
  stockholders' equity.......  $ 29,718                        $ 29,995                            $ 32,803
                               ========                         =======                             =======
Net Interest Revenue.........             $1,095.6                         $1,044.6                            $  972.0
                                          ========                          =======                             =======
Interest Rate Spread(2)......                          3.42%                               3.11%                             2.39%
Interest Rate Margin(3)......                          4.10%                               3.83%                             3.24%

(1) Other liabilities includes net noninterest bearing intersegment funding.

(2) Interest rate spread is the average rate earned on total average earning assets less the average rate paid for average interest bearing funds.

(3) Interest rate margin is calculated by dividing net interest revenue by total average earning assets.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

AVERAGE BALANCES AND INTEREST RATES -- INTERNATIONAL OPERATIONS

                                                    1993                                 1992                               1991
YEARS ENDED DECEMBER 31    AVERAGE                 AVERAGE     Average                  Average    Average                 Average
 (DOLLARS IN MILLIONS)     BALANCE    INTEREST      RATE       Balance     Interest      Rate      Balance    Interest      Rate
ASSETS
Interest bearing
  deposits in other
  banks.................     $ 952    $1,053.7      110.64%    $   896     $  766.8      85.59%    $  788     $  464.5      58.99%
Resale agreements.......       482     1,540.1      319.08         126        484.1     384.13         27         36.4     133.42
Trading securities......       129         4.1        3.19          58          1.5       2.54         27          2.3       8.29
Securities -- other.....       471       884.5      188.04         406        267.8      65.98        240         86.1      35.90
Loans and lease
  financing.............     5,523     1,437.9       26.03       4,438      1,474.0      33.21      3,438      1,227.1      35.69
                         ---------    --------                 -------     --------                ------     --------
Total earning assets --
  interest income.......     7,557     4,920.3       65.11       5,924      2,994.2      50.54      4,520      1,816.4      40.19
                          --------     -------                 --------     ------                --------     ------
Cash and due from
  banks.................       332                                 277                                188
Other assets............       760                                 659                                404
                         ---------                             -------                             ------
Total assets............    $8,649                             $ 6,860                             $5,112
                         =========                             =======                             ======
LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits:
  Banks in foreign
    countries...........    $1,461       722.2       49.44     $ 1,479        534.2      36.12     $1,641        430.2      26.21
  Other foreign savings
    and time............     3,657     2,226.7       60.89       2,759      1,296.7      47.00      2,140        874.8      40.89
                         ---------    --------     -------     -------     --------     ------     ------     --------     ------
    Total...............     5,118     2,948.9       57.62       4,238      1,830.9      43.20      3,781      1,305.0      34.52
Repurchase agreements...       119       221.5      184.67         113        130.0     115.76        102         47.6      46.71
Other borrowed funds....       654     1,253.3      191.66         447        699.1     156.32        281        255.4      90.76
Notes payable...........        89         9.1       10.22         110         11.8      10.75        106         11.0      10.32
Intersegment funding,
  net...................     1,754        56.5                   1,303         50.4                   404         33.8
                         ---------    --------                 -------     --------                ------     --------
Total interest bearing
  funds -- interest
  expense...............     7,734     4,489.3       58.05       6,211      2,722.2      43.83      4,674      1,652.8      35.36
                                      --------     -------                 --------     ------                --------     ------
Noninterest bearing
  deposits..............       385                                 323                                291
Other liabilities(1)....       (83)                                (89)                              (106)
Stockholders' equity....       613                                 415                                253
                         ---------                             -------                             ------
Total liabilities and
  stockholders'
  equity................    $8,649                             $ 6,860                             $5,112
                         =========                             =======                             ======
Net Interest Revenue....              $  431.0                             $  272.0                           $  163.6
                                      ========                              =======                             ======
Interest Rate
  Spread(2).............                              7.06%                               6.71%                              4.83%
Interest Rate
  Margin(3).............                              5.70%                               4.59%                              3.62%

(1) Other liabilities includes net noninterest bearing intersegment funding.

(2) Interest rate spread is the average rate earned on total average earning assets less the average rate paid for average interest bearing funds.

(3) Interest rate margin is calculated by dividing net interest revenue by total average earning assets.

AVERAGE ASSET AND LIABILITY RATIOS

                                     YEAR ENDED DECEMBER 31                                           1993       1992       1991
Average assets of International Operations to average consolidated assets........................      23%        19%        13%
Average liabilities of International Operations to average consolidated liabilities..............      23%        19%        14%

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

CHANGE IN NET INTEREST REVENUE -- VOLUME AND RATE ANALYSIS
1993 Compared with 1992

The following table presents, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1993 as compared with 1992. The change due to the volume/rate variance has been allocated to volume, and the change because of the difference in the number of days in the periods has been allocated to rate.

                        Consolidated                          United States                       International
                        Increase                              Increase                            Increase
                        (Decrease)                            (Decrease)                          (Decrease)
                        Due to Change in          Net         Due to Change in        Net         Due to Change in          Net
(IN MILLIONS)           Volume       Rate       Change       Volume      Rate       Change        Volume       Rate       Change
EARNING ASSETS
Interest bearing
  deposits in other
  banks.............    $   39.0    $  246.3    $  285.3      $  (.3)   $   (1.3)   $   (1.6)     $   62.4    $  224.5    $  286.9
Federal funds sold
  and resale
  agreements........       440.0       613.2     1,053.2         1.4        (4.2)       (2.8)      1,138.0       (82.0)    1,056.0
Trading
  securities........         2.0         (.7)        1.3         (.6)        (.7)       (1.3)          2.2          .4         2.6
Mortgages held for
  sale..............        27.4        (9.7)       17.7        27.4        (9.7)       17.7
Securities:
  U.S. Treasury.....       (37.8)      (24.0)      (61.8)      (37.8)      (24.0)      (61.8)
  U.S. government
    agencies and
    corporations....        (8.5)      (25.6)      (34.1)       (8.5)      (25.6)      (34.1)
  States and
    political
    subdivisions....        (1.6)        (.5)       (2.1)       (1.6)        (.5)       (2.1)
  Other.............        51.3       550.1       601.4        (1.4)      (13.9)      (15.3)        121.4       495.3       616.7
Loans and lease
  financing.........       143.7      (290.4)     (146.7)       13.0      (123.6)     (110.6)        282.4      (318.5)      (36.1)
Adjustment(1).......      (442.3)      442.3                   (31.9)       31.9                    (543.2)      543.2
                        --------    --------    --------      ------    --------    --------      --------    --------    --------
Interest income.....       213.2     1,501.0     1,714.2       (40.3)     (171.6)     (211.9)      1,063.2       862.9     1,926.1
                        --------    --------    --------      ------    --------    --------      --------    --------    --------
INTEREST BEARING FUNDS
Deposits:
  Savings...........         (.3)      (90.8)      (91.1)        (.3)      (90.8)      (91.1)
  Time..............       (90.6)     (122.2)     (212.8)      (90.6)     (122.2)     (212.8)
  International
    Operations......       507.0       611.0     1,118.0                                             507.0       611.0     1,118.0
Federal funds
  purchased and
  repurchased
  agreements........       101.1        18.5       119.6        28.1                    28.1          14.1        77.4        91.5
Other borrowed
  funds.............       (64.4)      594.9       530.5       (15.7)       (8.0)      (23.7)        396.2       158.0       554.2
Notes payable.......        35.5         4.5        40.0        35.8         6.9        42.7          (2.1)        (.6)       (2.7)
Intersegment
  funding, net......                                          (14.5)        8.4        (6.1)         14.5        (8.4)        6.1
Adjustments(1)......      (322.8)      322.8                    40.0       (40.0)                     40.4       (40.4)
                        --------    --------    --------      ------    --------    --------      --------    --------    --------
Interest expense....       165.5     1,338.7     1,504.2       (17.2)     (245.7)     (262.9)        970.1       797.0     1,767.1
                        --------    --------    --------      ------    --------    --------      --------    --------    --------
Net Interest
  Revenue...........    $   47.7    $  162.3    $  210.0      $(23.1)   $   74.1    $   51.0      $   93.1    $   65.9    $  159.0
                         =======     =======     =======       =====     =======     =======       =======     =======     =======

(1) Adjustment to reflect the effect on total volume and rate changes of the differences in the component mix of earning assets and interest bearing liabilities from year to year.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

CHANGE IN NET INTEREST REVENUE -- VOLUME AND RATE ANALYSIS
1992 Compared with 1991

The following table presents, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1992 as compared with 1991. The change due to the volume/rate variance has been allocated to volume, and the change because of the difference in the number of days in the periods has been allocated to rate.

                     Consolidated                          United States                         International
                     Increase                              Increase                              Increase
                     (Decrease)                            (Decrease)                            (Decrease)
                     Due to Change in          Net         Due to Change in          Net         Due to Change in          Net
  (IN MILLIONS)       Volume       Rate       Change        Volume       Rate       Change        Volume       Rate       Change
EARNING ASSETS
Interest bearing
  deposits in
  other banks.....   $  (12.8)   $  298.1    $  285.3      $   (4.7)   $  (12.3)   $  (17.0)     $   92.8    $  209.5    $  302.3
Federal funds sold
  and resale
  agreements......     (153.9)      554.6       400.7         (14.5)      (32.5)      (47.0)        379.3        68.4       447.7
Trading
  securities......       (1.4)       (6.8)       (8.2)         (2.9)       (4.5)       (7.4)           .8        (1.6)        (.8)
Mortgages held for
  sale............       22.2        (3.0)       19.2          22.2        (3.0)       19.2
Securities:
  U.S. Treasury...      (52.4)      (26.6)      (79.0)        (52.4)      (26.6)      (79.0)
  U.S. government
    agencies and
   corporations...       38.0       (30.0)        8.0          38.0       (30.0)        8.0
  States and
    political
   subdivisions...       (2.5)       (1.2)       (3.7)         (2.4)       (1.3)       (3.7)
  Other...........        7.9       182.7       190.6         (19.2)       28.1         8.9         109.5        72.2       181.7
Loans and lease
  financing.......     (105.2)      (65.9)     (171.1)       (150.6)     (267.4)     (418.0)        332.3       (85.4)      246.9
Adjustment(1).....       54.7       (54.7)                    (26.5)       26.5                    (205.0)      205.0
                     --------    --------    --------      --------    --------    --------      --------    --------    --------
Interest income...     (205.4)      847.2       641.8        (213.0)     (323.0)     (536.0)        709.7       468.1     1,177.8
                     --------    --------    --------      --------    --------    --------      --------    --------    --------
INTEREST BEARING
  FUNDS
Deposits:
  Savings.........       (5.5)     (174.4)     (179.9)         (5.5)     (174.4)     (179.9)
  Time............      (79.6)     (226.1)     (305.7)        (79.6)     (226.1)     (305.7)
  International
    Operations....      197.5       328.4       525.9                                               197.5       328.4       525.9
Federal funds
  purchased and
  repurchase
  agreements......      (43.5)       60.2        16.7         (13.7)      (52.0)      (65.7)         12.0        70.4        82.4
Other borrowed
  funds...........      194.1       264.5       458.6          15.0         (.1)       14.9         259.2       184.5       443.7
Notes payable.....      (21.9)      (32.9)      (54.8)        (20.4)      (35.2)      (55.6)           .4          .4          .8
Intersegment
  funding, net....                                            (34.8)       18.2       (16.6)         34.8       (18.2)       16.6
Adjustment(1).....     (393.7)      393.7                      30.9       (30.9)                    141.3      (141.3)
                     --------    --------    --------      --------    --------    --------      --------    --------    --------
Interest
  expense.........     (152.6)      613.4       460.8        (108.1)     (500.5)     (608.6)        645.2       424.2     1,069.4
                     --------    --------    --------      --------    --------    --------      --------    --------    --------
Net Interest
  Revenue.........   $  (52.8)   $  233.8    $  181.0      $ (104.9)   $  177.5    $   72.6      $   64.5    $   43.9    $  108.4
                      =======     =======     =======       =======     =======     =======       =======     =======     =======

(1) Adjustment to reflect the effect on total volume and rate changes of the differences in the component mix of earning assets and interest bearing liabilities from year to year.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

GEOGRAPHIC SEGMENT INFORMATION

The following tables present geographic segment information for the Corporation for each of the three years ended December 31, 1993. This geographic segment information presents assets and income segregated into regional locations based upon the domicile of the customer or borrower, but without regard to such factors as method of funding (i.e., local vs. non-local currency) or location of any cash collateral or guarantees. As a result of the inter-relationships that exist within the Corporation's worldwide network, allocations of certain income and expense items are necessarily based on assumptions and subjective criteria. Interest expense allocations, for example, are based on an assumed average money market rate. Corporate capital is allocated based primarily on geographic location of average assets. Additionally, certain allocations have been made among units based upon the Corporation's management accounting system whereby noninterest income and noninterest expenses are adjusted to reflect the cost of services provided by one unit to another, including corporate overhead.

The Corporation has a large branch network in Latin America, mainly in Argentina and Brazil. Argentina continues to experience declining inflation and an improving economy. The Corporation's Argentine operation has strategically grown in line with the overall business expansion leading to an increase in indigenous dollar lending. Brazil continues to be subject to hyperinflation and political uncertainty. During 1993, the Corporation continued its strategy of maintaining a currency position in Brazil that is designed to capitalize on the spread between local Brazilian interest rates and devaluation. This has led to the increase in net interest revenue offset by a decline in noninterest income reported in Latin America for 1993 (See Management's Financial Review -- Results of Operations on pages 33 and 34). While the Corporation has operated in Brazil for many years and management is monitoring the situation in Brazil closely, there can be no assurance that these conditions will not have an adverse effect on future earnings and nonaccrual levels. For purposes of evaluating the potential of certain risks associated with the Corporation's cross-border outstandings (see pages 86 and 87), factors such as method of funding and location of any cash collateral or guarantees should be taken into account.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

                                                                                     Total
                                                                      All           Inter-           United
   FOR THE YEAR ENDED       Latin                      Asia/         Other         national          States
   DECEMBER 31, 1993       America       Europe       Pacific       Regions       Operations       Operations       Consolidated
(IN MILLIONS)
Net interest revenue....     $389.9       $ 24.6         $10.9         $ 5.6           $431.0         $1,087.8           $1,518.8
Provision for credit
  losses................        5.9          1.9          13.0           5.4             26.2             43.9               70.1
Net interest revenue
  after provision for
  credit losses.........      384.0         22.7          (2.1)           .2            404.8          1,043.9            1,448.7
Noninterest income......      (48.4)        41.9          34.6          13.3             41.4            530.2              571.6
Noninterest expense.....      230.1         39.7          33.5          18.1            321.4          1,209.4            1,530.8
Noninterest allocations,
  net charge (credit)...        5.8         12.0           1.1                           18.9            (18.9)
Income (Loss) before
  income taxes and
  cumulative effect of
  changes in accounting
  principles............       99.7         12.9          (2.1)         (4.6)           105.9            383.6              489.5
Cumulative effect of
  changes in accounting
  principles(1).........                                                                                  24.2               24.2
NET INCOME (LOSS).......       74.2          9.5          (1.7)         (3.3)            78.7            220.3              299.0
TOTAL ASSETS AT DECEMBER
  31....................      6,630        1,546           976           234            9,386           31,202             40,588
TOTAL AVERAGE ASSETS....      5,911        1,513           930           295            8,649           29,718             38,367
FOR THE YEAR ENDED
  DECEMBER 31, 1992
Net interest revenue....     $232.6       $ 20.7         $12.6         $ 6.1           $272.0         $1,033.8           $1,305.8
Provision for credit
  losses................      (33.0)        39.0           8.0          (2.0)            12.0            168.6              180.6
Net interest revenue
  after provision for
  credit losses.........      265.6        (18.3)          4.6           8.1            260.0            865.2            1,125.2
Noninterest income......       68.7         19.0          36.5          11.6            135.8            571.8              707.6
Noninterest expense.....      195.4         42.1          31.6          17.0            286.1          1,188.0            1,474.1
Noninterest allocations,
  net charge (credit)...       16.1         20.5            .8            .1             37.5            (37.5)
Income (Loss) before
  income taxes and
  extraordinary item....      122.8        (61.9)          8.7           2.6             72.2            286.5              358.7
NET INCOME (LOSS).......      106.8        (63.3)          6.5           2.6             52.6            226.3              278.9
TOTAL ASSETS AT DECEMBER
  31....................      4,954        1,539           902           211            7,606           29,709             37,315
TOTAL AVERAGE ASSETS....      4,101        1,624           886           249            6,860           29,995             36,855
FOR THE YEAR ENDED
  DECEMBER 31, 1991
Net interest revenue....     $116.0       $ 32.3         $ 9.6         $ 5.7           $163.6          $ 951.2           $1,114.8
Provision for credit
  losses................       (5.0)         5.0           3.0          (4.0)            (1.0)           519.7              518.7
Net interest revenue
  after provision for
  credit losses.........      121.0         27.3           6.6           9.7            164.6            431.5              596.1
Noninterest income......       98.5         26.0          27.5          12.7            164.7            598.2              762.9
Noninterest expense.....      169.4         36.2          27.2          19.9            252.7          1,285.2            1,537.9
Noninterest allocations,
  net charge (credit)...       (9.8)        16.8           (.6)                           6.4             (6.4)
Income (Loss) before
  income taxes and
  extraordinary item....       59.9           .3           7.5           2.5             70.2           (249.1)            (178.9)
NET INCOME (LOSS).......       41.6           .3           5.3           1.8             49.0           (162.1)            (113.1)
TOTAL ASSETS AT DECEMBER
  31....................      2,871        1,719           879           230            5,699           32,610             38,309
TOTAL AVERAGE ASSETS....      2,525        1,623           756           208            5,112           32,803             37,915

(1) Represents the change in accounting for purchased mortgage servicing rights attributable to United States Operations and the change in accounting for income taxes that, for purposes of this analysis only, has been allocated to United States Operations.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

CROSS-BORDER OUTSTANDINGS

At December 31, 1993, total cross-border outstandings represented 14% of consolidated total assets, while representing 15% at December 31, 1992 and 13% at December 31, 1991. Cross-border outstandings are presented on a regulatory basis and are defined as amounts payable to the Corporation in U.S. dollars or other non-local currencies, plus amounts payable in local currency but funded with U.S. dollars or other non-local currencies. Included in these outstandings are deposits in other banks, resale agreements, securities available for sale, securities held to maturity, trading securities, loans and lease financing, amounts due from customers on acceptances and accrued interest receivable.

Excluded from the computation of cross-border outstandings for a given country are local currency outstandings funded with local currency. Also excluded are local currency transactions funded with non-local currency where the provider of funds agrees that, in the event their claim cannot be repaid in U.S. dollars or other non-local currency due to a situation unrelated to a normal credit risk, they will either accept payment in local currency or wait to receive the non-local currency until such time as it becomes available. In addition, U.S. dollar or other non-local currency outstandings reallocated as a result of external guarantees and cash collateral are also excluded.

Cross-border outstandings in countries which individually amounted to 1.0% or more of consolidated total assets at December 31, 1993, 1992 and 1991 were approximately as follows:

                                                                                              Percentage
                                                                                                  of
                                                                                             Consolidated
                                         Public        Banks        Other        Total       Total Assets      Commitments(2)
(DOLLARS IN MILLIONS)
DECEMBER 31, 1993(1)
Argentina.............................    $255          $225        $1,025        $1,505          3.7%            $ 40
Brazil................................     110                         695           805          2.0               20
United Kingdom........................                    15           565           580          1.4              145
DECEMBER 31, 1992(1)
Argentina.............................    $ 90          $  5        $  845        $  940          2.5%            $ 40
Brazil................................                    20           540           560          1.5               20
Japan.................................                   465            50           515          1.4               20
United Kingdom........................                    35           555           590          1.6              130
DECEMBER 31, 1991(1)
Argentina.............................    $ 65                      $  470        $  535          1.4%            $ 20
Canada................................                  $145           335           480          1.3               60
Japan.................................                   670            25           695          1.8
United Kingdom........................                   150           645           795          2.1               75

(1) Cross-border outstandings in countries which fell within .75% and 1% of consolidated total assets at December 31, 1993, 1992 and 1991 were approximately as follows: 1993, Canada $315 million, Chile $395 million and Korea $310 million; 1992, Canada $285 million, Chile $360 million and Korea $330 million; 1991, Brazil $305 million and Korea $310 million.

(2) Included within commitments are letters of credit and guarantees and the undisbursed portion of loan commitments. Amounts presented are net of reallocations.

All of the overseas activities of the Corporation's subsidiaries and their branches are subject to the political conditions in, and regulatory policies of, the governments of the countries in which the activities are conducted, including the policies of such governments toward indebtedness to foreign lenders, private business and the United States. In addition, high rates of inflation and local, regional and worldwide economic conditions affect local economies and governments in varying degrees of severity and, accordingly, may also affect the Corporation's overseas activities. The Corporation routinely assesses the risks associated with all of its cross-border outstandings. This process includes management's review of various factors affecting each country and results in the establishment of individual country exposure limits. From time to time, due to foreign exchange liquidity problems, currency restrictions or other situations unrelated to normal credit risk, conditions in a country may be such that non-local currency debt service payments are not made as originally scheduled. This has occurred in many less developed countries (LDC) and debt, which could not be serviced, had to be rescheduled. At December 31, 1993, however, only $5 million of the Corporation's cross-border outstandings were subject to country debt rescheduling agreements.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

At December 31, 1993, the Corporation had $3.2 billion of total LDC cross-border outstandings, of which approximately $1,505 million, or 47%, related to Argentina and $805 million, or 25%, related to Brazil. Changes in aggregate cross-border outstandings to Argentina and Brazil since December 31, 1992 were approximately as follows:

                                        (IN MILLIONS)                                               Argentina          Brazil
Cross-border outstandings as of December 31, 1992.............................................         $  940            $560
Increase in non-trade related loans and leases not subject to country debt rescheduling.......            318             139
Net change in trade-related cross-border outstandings, primarily short-term...................             82              (1)
Increase in securities........................................................................            153             110
Interest income accrued.......................................................................             99              50
Collections of interest.......................................................................            (84)            (43)
Other.........................................................................................             (3)            (10)
                                                                                                        -----            ----
Cross-border outstandings as of December 31, 1993.............................................         $1,505(1)         $805(2)
                                                                                                        =====            ====

(1) Approximately 33% are trade-related outstandings and approximately 45% are non-trade-related local-dollar loans funded by locally generated dollar liabilities.

(2) Approximately 66% are trade-related outstandings.

During 1993, the Argentine economy continued to stabilize, resulting in a further decline in the country's inflation rate. Argentina's inflation, which was at hyperinflationary levels in the late 1980's, has declined to approximately 7% in 1993. As a result, the Corporation has strategically grown its Argentine operation and, in turn, its cross-border outstandings, as credit demand has increased and markets such as the retail segment have grown. The growth in Argentine cross-border outstandings mainly reflected increases in non-trade-related local-dollar loans funded by locally generated dollar liabilities, securities available for sale and trade-related outstandings.

The increase in Brazilian cross-border outstandings reflected a higher level of securities available for sale and non-trade-related loans. Contributing to this increase was the Corporations's strategy to take a currency position by funding local currency assets with capital and non-local currency liabilities, as local currency interest rates continued to exceed the rate of devaluation. This position, which leaves the Corporation "underhedged" and exposed to losses should devaluation exceed local interest rates, is discussed further in Management's Financial Review on page 33. The Brazilian economy continues to experience difficulties and hyperinflationary conditions. Also, in 1994 there will be a presidential election, which may result in changes in economic policy both before and after the election. Management continues to monitor its position in Brazil closely.

The Corporation has not experienced and does not expect to experience any collection problems, stemming from currency restrictions or foreign exchange liquidity problems, on its current portfolio of LDC cross-border outstandings, except as such problems relate to its remaining $5 million portfolio of non-trade-related cross-border outstandings, which is subject to country debt rescheduling agreements. There can be no assurance, however, that such problems will not occur.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED


LOANS AND LEASE FINANCING

The loan and lease financing portfolio is diversified both in terms of geography, industry and product. The only category of loans and leases which exceeded 10% of the portfolio was loans collateralized by real estate. For a discussion of the Corporation's domestic commercial real estate and highly leveraged transaction portfolios, refer to Management's Financial Review on pages 40 to 43. The following table presents details of consolidated loan and lease financing balances outstanding on the dates indicated.

                                1993                   1992                   1991                   1990                   1989
   DECEMBER 31     BALANCE     PERCENT    Balance     Percent    Balance     Percent    Balance     Percent    Balance     Percent
(DOLLARS IN
MILLIONS)
UNITED STATES
OPERATIONS
Commercial,
  industrial and
  financial......  $11,991.4     41.7%    $10,328.5     40.7%    $10,345.4     40.8%    $11,413.8     43.5%    $13,335.7     43.3%
Real Estate:
  Secured by 1-4
    family
    residential
    properties...    4,159.1     14.5       3,630.2     14.3       3,884.4     15.3       3,505.4     13.4       4,002.7     13.0
 Construction....      617.4      2.1         854.4      3.4       1,027.9      4.1       1,520.0      5.8       2,657.7      8.6
 Other
   commercial....    3,123.0     10.8       3,202.1     12.6       3,587.3     14.2       3,863.6     14.7       4,407.9     14.3
Loans to
 individuals.....    1,609.6      5.6       1,436.4      5.6       1,506.3      5.9       1,663.5      6.3       2,203.2      7.2
Lease
 financing.......    1,263.3      4.4       1,213.9      4.7       1,277.0      5.0       1,380.5      5.3       1,556.6      5.1
Unearned
 income..........     (203.6)     (.7)       (205.4)     (.8)       (243.0)    (1.0)       (395.1)    (1.5)       (550.3)    (1.8)
                   ---------    -----      --------     ----      --------     ----      --------     ----      --------     ----
                    22,560.2     78.4      20,460.1     80.5      21,385.3     84.3      22,951.7     87.5      27,613.5     89.7
                   =========    =====      ========     ====      ========     ====      ========     ====      ========     ====
INTERNATIONAL
OPERATIONS
Commercial and
  industrial.....    4,650.2     16.2       3,645.8     14.4       2,928.1     11.5       2,193.0      8.4       2,229.2      7.3
Banks and other
 financial
 institutions....      602.3      2.1         385.0      1.5         152.0       .6         154.5       .6          46.3       .2
Governments and
 official
 institutions....       22.1       .1          53.5       .2         140.7       .6         209.2       .8         251.6       .8
Lease
 financing.......      264.6       .9         218.4       .9         241.8      1.0         142.1       .5         186.1       .6
All other........      791.0      2.7         721.2      2.8         608.7      2.4         641.8      2.5         530.2      1.7
Unearned
 income..........     (108.4)     (.4)        (84.7)     (.3)        (88.9)     (.4)        (72.5)     (.3)        (85.3)     (.3)
                   ---------    -----      --------     ----      --------     ----      --------     ----      --------     ----
                     6,221.8     21.6       4,939.2     19.5       3,982.4     15.7       3,268.1     12.5       3,158.1     10.3
                   ---------    -----      --------     ----      --------     ----      --------     ----      --------     ----
                   $28,782.0    100.0%    $25,399.3    100.0%    $25,367.7    100.0%    $26,219.8    100.0%    $30,771.6    100.0%
                   =========    =====      ========     ====      ========     ====      ========     ====      ========     ====

The Corporation does not have an automatic renewal policy for maturing loans. Rather, loans are renewed at the maturity date only at the request of those customers who are deemed to be creditworthy by the Corporation. Additionally, the Corporation reviews such requests in substantially the same manner as applications by new customers for extensions of credit. The maturity dates and interest terms of renewed loans are based, in part, upon the needs of the individual customer and the Corporation's credit review and evaluation of current and future economic conditions. Since these factors have varied considerably, and will most likely continue to do so, the Corporation believes it is impracticable to estimate the amount of loans in the portfolio which may be renewed in the future.

The following table presents the maturities and interest rate sensitivity, based on original contractual terms, of the Corporation's loans at December 31, 1993, exclusive of domestic office loans secured by 1-4 family residential properties, domestic office loans to individuals and lease financing.


                                                                                              AFTER
                                                                                               ONE
                                                                                               BUT
                                                                                              WITHIN       AFTER
                                                                                WITHIN         FIVE         FIVE
(IN MILLIONS)                                                                  ONE YEAR       YEARS        YEARS         TOTAL
Commercial, industrial and financial.......................................    $ 5,520.0     $3,938.6     $2,320.8     $11,779.4
Real estate:
    Construction...........................................................        329.7        218.7         62.2         610.6
    Other commercial.......................................................      1,389.4      1,513.4        214.4       3,117.2
Overseas offices...........................................................      5,786.5        429.7         74.0       6,290.2
                                                                                --------      -------      -------      --------
                                                                               $13,025.6     $6,100.4     $2,671.4     $21,797.4
                                                                                ========      =======      =======      ========
Loans with predetermined interest rates....................................    $ 3,103.7     $2,208.0     $  436.6     $ 5,748.3
Loans with floating interest rates.........................................      9,921.9      3,892.4      2,234.8      16,049.1
                                                                                --------      -------      -------      --------
                                                                               $13,025.6     $6,100.4     $2,671.4     $21,797.4
                                                                                ========      =======      =======      ========

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED


NONACCRUAL LOANS AND LEASES

The Corporation's policy for nonaccrual loans and leases is discussed in Note 1 to the Financial Statements under the caption Loans and Lease Financing.

The following is a summary of nonaccrual loans and leases by type and as a percentage of the related consolidated loan category:


   DECEMBER 31                  1993                  1992                   1991                   1990                   1989
                              PERCENT               Percent                Percent                Percent                Percent
   (DOLLARS IN                OF LOAN               of Loan                of Loan                of Loan                of Loan
     MILLIONS)     BALANCE    CATEGORY   Balance    Category    Balance    Category    Balance    Category    Balance    Category
UNITED STATES
OPERATIONS
Commercial,
  industrial and
  financial......    $118.8        1.0%    $200.7        1.9%    $ 385.0        3.7%    $ 419.4        3.7%    $ 252.7        1.9%
Real Estate:
    Secured by
      1-4 family
      residen-
      tial
    properties...      63.9        1.5       58.6        1.6        69.4        1.8        60.1        1.7        36.6         .9
  Construction...      30.1        4.9       80.9        9.5       122.7       11.9       288.0       18.9       339.2       12.8
    Other
    commercial...     230.7        7.4      344.7       10.8       739.8       20.6       899.7       23.3       699.0       15.9
Loans to
  individuals....      10.0         .6       26.4        1.8        32.2        2.1        41.7        2.5        31.1        1.4
Lease
  financing......       1.0         .1        1.6         .2         5.3         .5         5.8         .6         1.1         .1
                     ------                ------                -------                -------                -------
                      454.5        2.0      712.9        3.5     1,354.4        6.3     1,714.7        7.5     1,359.7        4.9
                     ------                ------                -------                -------                -------
INTERNATIONAL
OPERATIONS
Commercial and
  industrial.....      63.0        1.4       53.7        1.5        56.2        1.9        80.7        3.7       126.6        5.7
Banks and other
  financial
  institutions...                              .7         .2         2.3        1.5         6.3        4.1        10.4       22.5
Governments and
  official
  institutions...       2.6       11.8        4.3        8.0        52.7       37.5        81.9       39.1       144.4       57.4
Lease
  financing......                             1.5        1.1         2.1        1.4         2.9        4.2         3.9        3.9
All other........      31.3        4.0        5.8         .8        45.2        7.4        10.6        1.7         1.5         .3
                     ------                ------                -------                -------                -------
                       96.9        1.6       66.0        1.3       158.5        4.0       182.4        5.6       286.8        9.1
                     ------                ------                -------                -------                -------
                     $551.4        1.9%    $778.9        3.1%   $1,512.9        6.0%   $1,897.1        7.2%   $1,646.5        5.4%
                     ======                ======                =======                =======                =======

In addition to nonaccrual loans and leases, the Corporation had other real estate owned that, at December 31, amounted to $108 million in 1993, $170 million in 1992, $326 million in 1991, $244 million in 1990 and $188 million in 1989. At December 31, 1993, 1992, 1991, 1990 and 1989, $7.2 million, $5.6 million, $2.5 million, $53 million and $5.9 million, respectively, of loans and leases were over ninety days past due and still on accrual status.

The following is an analysis of interest income related to loans and leases on nonaccrual status:

DECEMBER 31, 1993                                                        United States      International
(IN MILLIONS)                                                             Operations         Operations        Consolidated
Interest income that would have been recognized if the loans had been
  current at original contractual rates................................          $44.5               $8.8              $53.3
Amount recognized as interest income...................................           12.0                3.0               15.0
                                                                                 -----               ----              -----
Difference.............................................................          $32.5               $5.8              $38.3
                                                                                 =====               ====              =====

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   continued

RESERVE FOR CREDIT LOSSES

The Corporation's reserve for credit losses is available for future chargeoffs of extensions of credit. The provision for credit losses, added to the reserve by charges to income, is based upon management's estimation of the amount necessary to maintain the reserve at an adequate level, considering evaluations of individual credits and concentrations of credit risk, net losses charged to the reserve, changes in the quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, international transfer risks, changes in the size and character of the credit risks and other pertinent factors warranting current recognition. The Corporation charges all or a portion of a loan or lease receivable against the reserve when a probability of loss has been established, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees. The Corporation uses a loan rating system in its United States and International Operations to assist management in its evaluation of the loan portfolio. At least annually, individual loans are reviewed and ratings adjusted, if applicable, based upon potential risk. If indicated by the assigned rating, particular loans are reviewed more frequently.


Allocation of Reserve for Credit Losses
The Corporation's reserve for credit losses is a general reserve available for all categories of prospective credit loss. The Corporation has made an allocation of its reserve giving consideration to management's evaluation of risk in the portfolios. The following table presents the allocation of the reserve by loan and lease financing category. For the percentage of loans outstanding in each category to total loans, refer to the "Loans and Lease
Financing" table on page 88.
           DECEMBER 31                           1993                     1992                       1991
                                                PERCENT                  Percent                    Percent
                                                  OF                       of                         of
      (DOLLARS IN MILLIONS)          AMOUNT      TOTAL        Amount      Total         Amount       Total
UNITED STATES OPERATIONS
Commercial, industrial and
  financial.......................     $245.6      31.9%       $273.3       29.5%       $  428.7       40.9%
Real Estate:
  Secured by 1-4 family
    residential properties........       24.8       3.2          26.9        2.9            21.4        2.0
 Commercial including
   construction...................      233.7      30.3         319.9       34.7           297.7       28.3
Loans to individuals..............       61.4       8.0          59.9        6.5            79.0        7.5
Lease financing...................       18.3       2.4           4.2         .5             5.6         .5
                                       ------     -----         -----       ----         -------       ----
                                        583.8      75.8         684.2       74.1           832.4       79.2
INTERNATIONAL OPERATIONS..........       86.2      11.2         120.0       13.0           102.0        9.7
                                       ------     -----         -----       ----         -------       ----
                                        670.0      87.0         804.2       87.1           934.4       88.9
Unallocated.......................      100.3      13.0         118.9       12.9           116.8       11.1
                                       ------     -----         -----       ----         -------       ----
                                       $770.3     100.0%       $923.1      100.0%       $1,051.2      100.0%
                                      =======     =====         =====      =====         =======      =====
           DECEMBER 31                                 1990                     1989
                                                      Percent                  Percent
                                                         of                       of
      (DOLLARS IN MILLIONS)           Amount           Total        Amount      Total
UNITED STATES OPERATIONS
Commercial, industrial and
  financial.......................     $  392.3         38.3%       $217.8       22.2%
Real Estate:
  Secured by 1-4 family
    residential properties........         10.1          1.0           8.2         .8
 Commercial including
   construction...................        409.2         40.0         451.6       45.9
Loans to individuals..............         49.7          4.9          29.1        3.0
Lease financing...................          5.8           .6           5.3         .5
                                           ----         ----         -----       ----
                                          867.1         84.8         712.0       72.4
INTERNATIONAL OPERATIONS..........        125.0         12.2         200.0       20.4
                                          -----         ----         -----       ----
                                          992.1         97.0         912.0       92.8
Unallocated.......................         30.5          3.0          71.0        7.2
                                          -----         ----         -----       ----
                                       $1,022.6        100.0%       $983.0      100.0%
                                        =======        =====         =====      =====

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED



Analysis of Reserve for Credit Losses
The following table presents a five year analysis of the Corporation's reserve for credit losses:

                          DECEMBER 31                                1993         1992          1991          1990         1989
(DOLLARS IN MILLIONS)
DOMESTIC OPERATIONS(1)
BALANCE, JANUARY 1..............................................   $  803.1      $ 949.2      $  897.6      $  783.0      $ 375.9
Provision.......................................................       43.9        149.9         522.8         784.9        845.7
Domestic credit losses:
  Commercial, industrial and financial..........................      (55.1)       (98.0)       (163.8)       (255.8)      (157.7)
 Real estate:
    Construction................................................      (18.5)       (58.8)       (108.0)       (140.6)      (187.9)
   1-4 family...................................................      (21.9)       (24.0)        (17.4)         (7.6)        (5.7)
   Other........................................................      (63.3)      (128.8)       (187.5)       (242.2)       (73.0)
 Loans to individuals...........................................      (47.4)       (46.3)        (64.8)        (66.3)       (63.1)
 Lease financing................................................        (.9)         (.9)         (1.8)         (1.8)        (1.1)
                                                                   --------      -------      --------      --------      -------
Total domestic credit losses....................................     (207.1)      (356.8)       (543.3)       (714.3)      (488.5)
Domestic recoveries:
  Commercial, industrial and financial..........................       15.1         31.7          43.6          18.4         28.2
 Real estate:
    Construction................................................        2.0          4.1           4.4           3.8          2.3
   1-4 family...................................................        4.2          3.2           1.7           1.3          1.0
   Other........................................................        6.4          2.3           3.9           5.0          1.5
 Loans to individuals...........................................       16.5         19.3          18.4          15.3         16.7
 Lease financing................................................                      .2            .1            .2           .2
                                                                   --------      -------      --------      --------      -------
Total domestic recoveries.......................................       44.2         60.8          72.1          44.0         49.9
                                                                   --------      -------      --------      --------      -------
Net domestic credit losses......................................     (162.9)      (296.0)       (471.2)       (670.3)      (438.6)
                                                                   --------      -------      --------      --------      -------
BALANCE, DECEMBER 31............................................      684.1        803.1         949.2         897.6        783.0
                                                                   --------      -------      --------      --------      -------
INTERNATIONAL OPERATIONS
BALANCE, JANUARY 1..............................................      120.0        102.0         125.0         200.0        389.0
Provision.......................................................       26.2         12.0          (1.0)        (27.5)       (72.0)
International credit losses.....................................      (65.9)       (55.3)        (53.9)        (82.2)      (114.5)
International recoveries........................................        5.9         42.6          35.0          27.8         24.1
                                                                   --------      -------      --------      --------      -------
Net international credit losses.................................      (60.0)       (12.7)        (18.9)        (54.4)       (90.4)
                                                                   --------      -------      --------      --------      -------
Transfer to (from) unallocated reserve and domestic
 operations.....................................................                    18.7          (3.1)          6.9        (26.6)
                                                                   --------      -------      --------      --------      -------
BALANCE, DECEMBER 31............................................       86.2        120.0         102.0         125.0        200.0
                                                                   --------      -------      --------      --------      -------
TOTAL DOMESTIC AND INTERNATIONAL RESERVE FOR
 CREDIT LOSSES, DECEMBER 31.....................................   $  770.3      $ 923.1      $1,051.2      $1,022.6      $ 983.0
                                                                    =======       ======       =======       =======       ======
Loans and lease financing at December 31........................   $ 28,782      $25,399      $ 25,368      $ 26,210      $30,762
                                                                    =======       ======       =======       =======       ======
Average loans and lease financing...............................   $ 26,586      $25,330      $ 26,167      $ 28,949      $32,061
                                                                    =======       ======       =======       =======       ======
Ratios:
  Reserve for credit losses to loans and lease financing at
    December 31.................................................       2.68%        3.63%         4.14%         3.90%        3.20%
 Net credit losses to average loans and lease financing.........        .84         1.22          1.87          2.50         1.65
 Net credit losses to provision for credit losses...............     317.95       170.94         94.49         94.82        70.82
 Total recoveries to total credit losses........................      18.36        25.09         17.94          9.01        12.26

(1) For basis of presentation only, in this analysis the unallocated reserve for credit losses previously discussed has been included in Domestic Operations. However, the unallocated reserve is part of the general reserve of the Corporation and, as such, is available for both Domestic and International credit losses.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED

SECURITIES

On December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Notes 1 and 5 to the Financial Statements describe the effect of the adoption of this standard on the classification and carrying value of securities.

The following table sets forth the carrying values of securities held to maturity of the Corporation on the dates indicated:

                                  DECEMBER 31                                          1993            1992           1991
(IN MILLIONS)
U.S. Treasury..................................................................      $   317.4       $  285.2       $  331.6
U.S. government agencies and corporations--
    Mortgage-backed securities.................................................        1,045.6        1,774.7        1,908.5
States and political subdivisions..............................................           29.5           51.1           60.5
Foreign debt securities........................................................          108.5          125.2          104.7
Other debt securities..........................................................                         175.1          207.1
Marketable equity securities...................................................                          31.0           21.8
Other equity securities........................................................           67.8          192.9          179.6
                                                                                     ---------       --------       --------
                                                                                     $ 1,568.8       $2,635.2       $2,813.8
                                                                                     =========       ========       ========

The following table sets forth the carrying values of securities available for sale of the Corporation on the dates indicated:

                                  DECEMBER 31                                          1993            1992           1991
(IN MILLIONS)
U.S. Treasury..................................................................      $   109.6       $  525.7       $2,828.1
U.S. government agencies and corporations--
    Mortgage-backed securities.................................................          498.2          568.5          514.0
States and political subdivisions..............................................             .5                          14.4
Foreign debt securities........................................................          490.0          344.2          178.5
Other debt securities..........................................................          149.6           49.1             .5
Marketable equity securities...................................................           74.3
Other equity securities........................................................          115.7            9.6            5.6
                                                                                     ---------       --------       --------
                                                                                     $ 1,437.9       $1,497.1       $3,541.1
                                                                                     =========       ========       ========

The following table sets forth the relative maturities and weighted average interest rates of securities both available for sale and held to maturity at December 31, 1993, excluding equity securities. Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the category that represents the due dates for the majority of the instrument. Rates for states and political subdivisions are stated on a fully taxable equivalent basis assuming a 35% federal income tax rate, adjusted for applicable state and local income taxes net of the related federal tax benefit.

                                            AFTER ONE BUT
                                             WITHIN FIVE          AFTER FIVE BUT
                     WITHIN ONE YEAR            YEARS            WITHIN TEN YEARS         AFTER TEN YEARS                   TOTAL
                    AMOUNT      RATE       AMOUNT      RATE      AMOUNT      RATE       AMOUNT       RATE       AMOUNT       RATE
(DOLLARS IN
MILLIONS)
U.S. Treasury....   $394.8        3.2%     $ 26.9       7.6%     $  5.3       6.0%                             $  427.0       3.5%
U.S. government
 agencies and
 corporations--
  Mortgage-backed
    securities...      5.0        8.3       170.1       5.0       115.2       6.3      $1,253.5       5.7%      1,543.8       5.7
States and
 political
 subdivisions....     17.4        5.8         8.9       9.2         2.4      10.4           1.3       8.8          30.0       7.3
Foreign debt
 securities......    305.0      125.5       226.4       7.8        66.7       7.7            .4       3.3         598.5      67.7
Other debt
 securities......     44.8       12.7        87.4      13.5        17.4      12.0                                 149.6      13.1
                    ------                 ------                ------                --------                --------
    Total
      carrying
      value......   $767.0       52.5      $519.7       7.9      $207.0       7.3      $1,255.2       5.7      $2,748.9      19.3
                    ======                 ======                ======                ========                ========

DEPOSITS
The aggregate amount of deposits by foreign depositors in domestic offices averaged $876 million in 1993, $1,298 million in 1992 and $1,922 million in 1991. The following table presents the maturities of time certificates of deposit and other time deposits issued by domestic offices in denominations of $100,000 or more, at December 31, 1993:

                                                                                         CERTIFICATES        TIME
                                                                                          OF DEPOSIT       DEPOSITS       TOTAL
(IN MILLIONS)
Maturing within three months..........................................................       $1,621.0        $  6.4      $1,627.4
After three but within six months.....................................................          313.4           6.8         320.2
After six but within twelve months....................................................          164.5           8.5         173.0
After twelve months...................................................................          616.0         134.4         750.4
                                                                                             --------         -----       -------
                                                                                             $2,714.9        $156.1      $2,871.0
                                                                                             ========        ======      ========

The majority of foreign office deposits are in denominations of $100,000 or more.

- --------------------------------------------------------------------------------
                      CONSOLIDATED STATISTICAL INFORMATION
- --------------------------------------------------------------------------------
                                   CONTINUED


SHORT-TERM BORROWINGS

                                                                                                         Daily         Weighted
                                                                                        Maximum         Average         Average
                                                                                        Amount          Amount         Interest
                                                                       Weighted        Outstanding     Outstanding       Rate
                                                        Balance         Average         During          During          During
               (DOLLARS IN MILLIONS)                   at End of       Interest           the             the             the
    CATEGORY OF AGGREGATE SHORT-TERM BORROWINGS         Period          Rate(1)         Period          Period          Period
FOR THE YEAR ENDED DECEMBER 31, 1993
Federal funds purchased(2)..........................     $ 417.1            3.02%        $ 783.4         $ 700.7            3.01%
Term federal funds purchased(2).....................     2,150.0            3.36         2,325.2         1,283.8            3.34
Securities sold under agreements to repurchase(3)...       798.8           39.45         1,001.7           832.2           28.73
Commercial paper(4).................................                                        34.5            14.9            3.59
Demand notes issued to the U.S. Treasury(5).........       117.4            2.73         1,219.4           400.2            2.81
All other(6)........................................     1,164.1           171.5         1,164.1           707.5          169.37
FOR THE YEAR ENDED DECEMBER 31, 1992
Federal funds purchased(2)..........................     $ 468.1            3.05%        $ 729.0         $ 555.9            3.41%
Term federal funds purchased(2).....................       280.0            3.78           360.0            67.8            3.81
Securities sold under agreements to repurchase(3)...     1,121.7           14.23         2,116.8         1,253.3           12.91
Commercial paper(4).................................                                        41.5            13.7            3.63
Demand notes issued to the U.S. Treasury(5).........       106.3            3.00         1,551.7           508.8            3.49
All other(6)........................................       576.0          108.30           673.9           503.8          131.54
FOR THE YEAR ENDED DECEMBER 31, 1991
Federal funds purchased(2)..........................     $ 503.6            4.19%        $ 630.8         $ 566.8            5.63%
Term federal funds purchased(2).....................         8.5            5.15            76.0            33.6            6.76
Securities sold under agreements to repurchase(3)...     2,058.7            4.88         2,930.4         1,721.8            7.68
Commercial paper(4).................................        13.0            9.74           199.7            81.7            6.43
Demand notes issued to the U.S. Treasury(5).........     1,315.9            4.07         1,330.8           557.5            5.49
All other(6)........................................       544.8           96.07           551.4           359.4           63.05

(1) The weighted average interest rates at year-end are not necessarily indicative of the Corporation's normal borrowing rates since interest rates for certain categories of borrowing are subject to abnormal short-term movements.

(2) Federal funds purchased are overnight transactions while term federal funds purchased have maturities in excess of one day. A large portion of federal funds purchased arise because of money market activity in federal funds for regional correspondent banks.

(3) Securities sold under agreements to repurchase by domestic offices mature within one year and are collateralized by U.S. Treasury and U.S. government agencies and corporations securities. The majority of securities sold under agreements to repurchase by overseas offices in 1993 and 1992 related to the Brazilian operation of FNBB for which various Brazilian government securities served as collateral. The majority of securities sold under agreements to repurchase by overseas offices in 1991 related to the Chilean operations of FNBB for which various Chilean government securities served as collateral.

(4) Commercial paper represents unsecured obligations with maximum maturities of nine months.

(5) Demand notes issued to the U.S. Treasury represent depository liabilities that are not subject to reserve requirements and bear interest at one-quarter of one percent below the weekly average federal funds effective interest rate as published by the Federal Reserve.

(6) The majority of other short-term borrowings represent secured and unsecured obligations of the Corporation's overseas branches and subsidiaries.


- --------------------------------------------------------------------------------
                  SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL
                       INFORMATION AND COMMON STOCK DATA
- --------------------------------------------------------------------------------

In the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the the results of operations for each of the following quarterly periods, have been made.

                                                                                1993                                           1992
(IN MILLIONS, EXCEPT SHARE AND PER SHARE     FOURTH      THIRD     SECOND      FIRST       Fourth      Third     Second       First
                 AMOUNTS)                   QUARTER    QUARTER    QUARTER    QUARTER      Quarter    Quarter    Quarter     Quarter
INCOME STATEMENT DATA(1)
Interest income.......................    $2,225.2    $1,858.2    $1,434.0    $1,306.5    $1,283.2    $1,296.1  $1,276.8   $1,250.6
Interest expense......................     1,792.5     1,487.0     1,066.6       959.0       933.7       959.6     954.9      952.7
                                           -------     -------     -------     -------     -------     -------   -------    -------
Net interest revenue(2)...............       432.7       371.2       367.4       347.5       349.5       336.5     321.9      297.9
Provision for credit losses...........        10.0        10.0        27.6        22.5        23.0        44.5      45.2       67.9
                                           -------     -------     -------     -------     -------     -------   -------    -------
Net interest revenue after provision for
  credit losses.......................       422.7       361.2       339.8       325.0       326.5       292.0     276.7      230.0
Noninterest income(2)(3)..............       105.6       160.8       154.1       151.1       165.4       168.7     173.8      199.7
Noninterest expense(4)................       346.6       440.2       368.3       375.7       387.0       365.5     361.0      360.6
                                           -------     -------     -------     -------     -------     -------   -------    -------
Income before income taxes, extraordinary
  item, and cumulative effects of changes
  in accounting principles............       181.7        81.8       125.6       100.4       104.9        95.2      89.5       69.1
Provision for income taxes............        79.2        40.4        54.2        40.9        42.7        40.3      41.6       28.2
                                           -------     -------     -------     -------     -------     -------   -------    -------
Income before extraordinary item and
  cumulative effect of changes in
  accounting principles...............       102.5        41.4        71.4        59.5        62.2        54.9      47.9       40.9
Recognition of prior year tax benefit
  carryforwards.......................                                                        17.3        19.0      18.4       18.3
Cumulative effect of changes in
  accounting
  principles, net.....................                                            24.2
                                           -------     -------     -------     -------     -------     -------   -------    -------
Net Income............................     $ 102.5     $  41.4     $  71.4     $  83.7     $  79.5     $  73.9   $  66.3   $   59.2
                                           =======     =======     =======     =======     =======     =======   =======    =======
AVERAGE BALANCE SHEET DATA(1)
Loans and lease financing.............    $ 28,172    $ 26,953    $ 25,854    $ 25,224    $ 25,269    $ 25,577   $25,248   $ 25,198
Securities............................       3,194       3,561       3,838       3,909       4,907       4,521     4,232      5,156
Other earning assets..................       4,763       4,306       3,731       3,543       3,164       3,187     3,168      3,263
                                           -------     -------     -------     -------     -------     -------   -------    -------
    Total earning assets..............      36,129      34,820      33,423      32,676      33,340      33,285    32,648     33,617
Cash and due from banks...............       1,924       1,845       1,716       1,672       1,734       1,534     1,612      1,503
Other assets..........................       2,350       2,403       2,362       2,103       2,222       2,055     1,980      1,874
                                           -------     -------     -------     -------     -------     -------   -------    -------
    Total Average Assets..............    $ 40,403    $ 39,068    $ 37,501    $ 36,451    $ 37,296    $ 36,874   $36,240   $ 36,994
                                           =======     =======     =======     =======     =======     =======   =======    =======
Deposits..............................    $ 29,247    $ 28,543    $ 28,194    $ 28,162    $ 28,880    $ 29,011   $29,106   $ 29,114
Funds borrowed........................       5,390       4,915       3,921       3,141       3,714       3,421     2,998      3,809
Other liabilities.....................       1,073       1,085       1,022         886         957         919       865        930
Notes payable.........................       1,876       1,752       1,670       1,669       1,223       1,186     1,187      1,192
Stockholders' equity..................       2,817       2,773       2,694       2,593       2,522       2,337     2,084      1,949
                                           -------     -------     -------     -------     -------     -------   -------    -------
    Total Average Liabilities and
      Stockholders' Equity............    $ 40,403    $ 39,068    $ 37,501    $ 36,451    $ 37,296    $ 36,874   $36,240   $ 36,994
                                           =======     =======     =======     =======     =======     =======   =======    =======
PER COMMON SHARE(1)
Income before extraordinary item and
  cumulative effect of changes in
  accounting principles:
  Primary.............................    $    .88    $    .30    $    .60    $    .49     $   .52     $   .47   $   .43   $   .60
  Fully diluted.......................    $    .85    $    .30    $    .59    $    .48     $   .50     $   .46   $   .42   $   .59
Net Income:
  Primary.............................    $    .88    $    .30    $    .60    $    .72     $   .68     $   .65   $   .61   $   .60
  Fully diluted.......................    $    .85    $    .30    $    .59    $    .70     $   .66     $   .63   $   .59   $   .59
Cash dividends declared...............    $    .10    $    .10    $    .10    $    .10     $   .10
Market value:
 High.................................      25 5/8      25 7/8      28 3/8      28 7/8          26          25    24 7/8        20
  Low.................................      21 3/8      23 1/2      20 1/2          24      19 3/8      18 7/8    16 1/4    11 5/8
AVERAGE NUMBER OF COMMON SHARES
(IN THOUSANDS)
Primary...............................     105,644     105,443     105,285     104,962     104,548     104,407   104,118    95,408
Fully diluted.........................     110,308     110,446     110,077     110,079     109,531     109,281   109,302   100,132

(1) Quarterly consolidated financial information and common stock data for each of the quarters in the periods ended December
    31, 1993 and 1992 have been restated, except for cash dividends declared, to reflect the Corporation's mergers with Bancorp and
    Multibank, which were completed in July 1993 and accounted for as poolings of interests.

(2) The levels of consolidated net interest revenue and noninterest income in 1993 and 1992 are affected by the Corporation's currency position in Brazil, which is maintained to take advantage of the spread between local Brazilian interest rates and devaluation of Brazil's local currency. A detailed discussion of the Brazilian currency position is discussed in Management's
    Financial Review on page 33.




(3) Includes a $17 million charge to net mortgage servicing fees in the first quarter of 1993 from applying the new method of accounting for PMSR and $16 million in the first quarter of 1992 from the recognition of the remaining unamortized gain from the 1984 sale of the Corporation's headquarters building following the termination of the original lease agreement and subsequent entry into a new lease of the building.

(4) Includes $85 million in the third quarter of 1993 of merger and restructuring charges, primarily in connection with the
    Corporation's mergers with Bancorp and Multibank, as well as other expense reduction initiatives of the Corporation.


The common stock of the Corporation, which is the only class of its securities entitled to vote at the Annual Meeting, is listed and traded on the New York and Boston Stock Exchanges.

                                       95