Form 10-K405, Exhibit 13
BANK OF BOSTON CORP
filed 1995-03-30
CIK 36672

                                                                      Exhibit 13

BANK OF BOSTON CORPORATION



CONSOLIDATED SELECTED FINANCIAL DATA                     Years Ended December 31
--------------------------------------------------------------------------------
 (dollars in millions, except
 per share amounts)                 1994     1993    1992   1991    1990    1989
 INCOME STATEMENT DATA
 Interest income(1)...........    $3,718   $2,739  $3,007 $3,285  $4,235  $4,714
 Interest expense(1)..........     2,146    1,394   1,752  2,170   3,012   3,325
                                 -------  ------- ------- ------  ------  ------
  Net interest revenue........     1,572    1,345   1,255  1,115   1,223   1,389
 Provision for credit losses..       130       70     181    519     764     774
                                 -------  ------- ------- ------  ------  ------
  Net interest revenue after
   provision for credit
   losses.....................     1,442    1,275   1,074    596     459     615
 Noninterest income(1)(2).....       828      746     759    763     764   1,019
 Noninterest expense(3).......     1,479    1,531   1,474  1,538   1,732   1,411
                                 -------  ------- ------- ------  ------  ------
 Income (Loss) before income
  taxes, extraordinary items
  and cumulative effect of
  changes in accounting
  principles..................       791      490     359   (179)   (509)    223
 Provision for (Benefit from)
  income taxes................       349      215     153    (58)      3      85
                                 -------  ------- ------- ------  ------  ------
 Income (Loss) before
  extraordinary items and
  cumulative effect of changes
  in accounting principles....       442      275     206   (121)   (512)    138
 Extraordinary items
   Gains (losses) from early
    extinguishment of debt,
    net of tax................        (7)                      8      44
   Recognition of prior year
    tax benefit carryforwards.                         73
 Cumulative effect of changes
  in accounting principles,
  net(4)......................                 24
                                 -------  ------- ------- ------  ------  ------
  Net income (loss)...........    $  435   $  299  $  279 $ (113) $ (468) $  138
                                 =======  ======= ======= ======  ======  ======
  Net income (loss) applicable
   to common stock............    $  398   $  264  $  259 $ (126) $ (482) $  124
                                 =======  ======= ======= ======  ======  ======
 Per common share
  Income (Loss) before
   extraordinary items and
   cumulative effect of changes
   in accounting principles
   Primary....................    $ 3.79   $ 2.28  $ 1.82 $(1.42) $(5.67) $ 1.37
   Fully diluted..............      3.67     2.22    1.78  (1.42)  (5.67)   1.37
 Net income (loss)
   Primary....................      3.73     2.51    2.54  (1.33)  (5.20)   1.37
   Fully diluted..............      3.61     2.44    2.45  (1.33)  (5.20)   1.37
 Cash dividends declared......       .93      .40     .10    .10     .82    1.24
Average number of common
 shares (in thousands)
   Primary....................   106,730  105,336 101,977 94,730  92,634  90,435
   Fully diluted..............   111,427  110,258 107,157 94,730  92,634  90,777

--------------------------------------------------------------------------------
(1) During 1994, the Corporation reclassified the translation losses and gains associated with Brazilian local currency earning assets and interest bearing liabilities from noninterest income to interest income and interest expense, respectively, and reclassified all prior periods. The reclassification had no effect on the Corporation's total revenue (the sum of net interest revenue and noninterest income).
(2) Includes, in 1994, a $27 million gain from the sale of the Corporation's domestic factoring business; in 1990, a $43 million gain from the settlement of certain pension obligations; and, in 1989, $190 million of gains from the sales of the Corporation's domestic credit card portfolios and a $52 million gain from the settlement of certain pension obligations.
(3) Includes acquisition-related costs of $21 million in 1994 in connection with the Corporation's acquisitions of BankWorcester Corporation and Pioneer Financial, A Co-operative Bank. Includes acquisition-related costs and restructuring charges of $85 million in 1993, primarily in connection with the Corporation's mergers with Society for Savings Bancorp, Inc. (Society) and Multibank Financial Corp., as well as estimated costs of downsizing and reconfiguring certain of the Corporation's business and corporate units. Also includes restructuring charges of $54 million in 1991 and $139 million in 1990, including $7 million in 1991 and $89 million in 1990 in connection with a Society restructuring plan; and $47 million in 1991 and $50 million in 1990 in connection with the Corporation's plans for the consolidation and downsizing of various domestic and international operations and facilities and staff reductions.
(4) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of taxes, relating to a change in accounting methodology pertaining to the valuation of purchased mortgage servicing rights.

BANK OF BOSTON CORPORATION


CONSOLIDATED SELECTED FINANCIAL DATA                       Years Ended December 31
----------------------------------------------------------------------------------
 (dollars in millions,
 except per share amounts)     1994     1993     1992     1991      1990      1989
 SELECTED RATIOS
 Return on average as-
  sets...................      1.01%     .78%     .76%    (.30)%   (1.07)%     .32%
 Return on average common
  equity(5)..............     15.82    11.78    13.37    (7.28)   (21.68)     5.18
 Common dividend payout
  ratio..................      24.9     14.4      3.4       NM        NM     155.0
 Common equity to total
  assets.................       5.9      5.9      5.7      4.5       4.7       5.0
 Average total stockhold-
  ers' equity to average
  total assets...........       7.0      7.1      6.0      5.1       5.6       6.0
 Risk-based capital ra-
  tios
  Tier 1.................       7.0      7.2      7.1      5.2       5.3        NA
  Total..................      12.2     12.4     12.0      9.3       9.4        NA
 Leverage ratio..........       6.5      6.8      6.6      4.6       4.5        NA
 Net credit losses to av-
  erage loans and lease
  financing..............       .82      .84     1.22     1.87      2.50      1.65
 Reserve for credit
  losses to loans and
  lease financing........      2.19     2.68     3.63     4.14      3.90      3.20
 Reserve for credit
  losses to nonaccrual
  loans and lease
  financing..............    186.22   139.69   118.51    69.48     53.93     59.34
 Nonaccrual loans and
  OREO as a percent of
  related asset catego-
  ries...................       1.4      2.3      3.7      7.2       8.1       6.0
 Market value/book value.    104.69   101.28    126.2     63.9      32.5      73.5
 BALANCE SHEET DATA AT
 DECEMBER 31
 Loans and lease financ-
  ing....................   $31,005  $28,782  $25,399  $25,368   $26,220   $30,772
 Reserve for credit loss-
  es.....................      (680)    (770)    (923)  (1,051)   (1,023)     (983)
 Total assets............    44,630   40,588   37,315   38,309    39,351    46,663
 Deposits................    31,356   29,614   29,102   29,291    31,813    34,105
 Funds borrowed..........     6,360    4,975    2,947    4,634     2,704     6,420
 Notes payable...........     2,169    1,973    1,686    1,419     1,536     2,124
 Stockholders' equity....     3,142    2,912    2,554    1,919     2,046     2,562
 Common shares outstand-
  ing (in thousands).....   106,547  105,801  104,664   95,025    93,575    91,057
 Common stockholders of
  record(6)..............    23,005   23,633   25,263   27,665    27,414    22,700
 Number of employees.....    18,355   18,644   19,459   18,752    20,339    21,733
 Per common share
  Book value.............   $ 24.72  $ 22.71  $ 20.21  $ 18.00   $ 19.64   $ 25.85
  Market value...........    25 7/8       23   25 1/2   11 1/2     6 3/8        19
 AVERAGE BALANCE SHEET
 DATA
 Loans and lease financ-
  ing....................   $29,790  $26,586  $25,330  $26,167   $28,949   $32,061
 Securities..............     3,510    3,624    4,704    5,098     4,509     4,831
 Other earning assets....     4,845    4,089    3,195    3,298     6,865     3,243
                            -------  -------  -------  -------   -------   -------
  Total earning assets...    38,145   34,299   33,229   34,563    40,323    40,135
                            -------  -------  -------  -------   -------   -------
 Cash and due from banks.     2,071    1,790    1,596    1,485     1,780     1,826
 Other assets............     2,845    2,278    2,030    1,867     1,667     1,713
                            -------  -------  -------  -------   -------   -------
  Total average assets...   $43,061  $38,367  $36,855  $37,915   $43,770   $43,674
                            =======  =======  =======  =======   =======   =======
 Deposits................   $29,301  $28,539  $29,028  $29,861   $33,505   $29,440
 Funds borrowed..........     7,180    4,349    3,485    3,544     4,518     7,823
 Other liabilities.......     1,488    1,017      919    1,014     1,218     1,551
 Notes payable...........     2,069    1,743    1,197    1,552     2,098     2,254
 Stockholders' equity....     3,023    2,719    2,226    1,944     2,431     2,606
                            -------  -------  -------  -------   -------   -------
  Total average
  liabilities and
  stockholders' equity...   $43,061  $38,367  $36,855  $37,915   $43,770   $43,674
                            =======  =======  =======  =======   =======   =======
----------------------------------------------------------------------------------

(5) For purposes of this ratio, preferred stock dividends have been deducted from net income.
(6) The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.
NM--Not meaningful.
NA--Information for calculating the risk-based capital ratios and leverage ratio prior to 1990 is unavailable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OP-ERATIONS
-------------------------------------------------------------------------------

Bank of Boston Corporation is a superregional bank holding company with both domestic and international operations. The Corporation's major banking subsid-iaries are The First National Bank of Boston (FNBB), Bank of Boston Connecti-cut (Connecticut) and Rhode Island Hospital Trust National Bank (Hospital Trust). At December 31, 1994, the Corporation also owned Bank of Vermont (Ver-
mont) and Casco Northern Bank, N.A. (Casco), in Maine. As discussed under the caption "Acquisitions and Divestitures", the sales of these two banking sub-sidiaries were completed during the first quarter of 1995.

RESULTS OF OPERATIONS
The following is a discussion and analysis of the Corporation's consolidated results of operations. In order to understand this section in context, it should be read in conjunction with the Financial Statements included in this report. The amounts discussed reflect a reclassification of Brazilian transla-tion gains and losses from noninterest income to interest income and expense. This reclassification is discussed in Note 25 to the Financial Statements.

OVERVIEW
The Corporation's net income in 1994 was $435 million, compared with net in-come of $299 million in 1993 and $279 million in 1992. Net income per common share was $3.73 on a primary basis and $3.61 on a fully diluted basis in 1994, compared with net income per common share of $2.51 on a primary basis and $2.44 on a fully diluted basis in 1993 and $2.54 per share on a primary basis and $2.45 per share on a fully diluted basis in 1992.

The 1994 results included:

  . $21 million ($12 million net of tax) of acquisition-related costs in con-nection with the Corporation's acquisitions of BankWorcester Corporation (BankWorcester) and Pioneer Financial, A Co-operative Bank (Pioneer).

  . An extraordinary loss, net of tax, of $7 million related to the prepay-ment of $186 million of senior debt by a non-banking subsidiary and the redemption of $179 million of the Corporation's floating rate notes.

The 1993 results included:

  . $85 million ($57 million net of tax) of both acquisition-related costs in connection with the Corporation's July 1993 mergers with Society for Sav-ings Bancorp, Inc. (Society) and Multibank Financial Corp. (Multibank), and restructuring charges related to the downsizing and reconfiguration of certain of the Corporation's business and corporate units.

  . $24 million of income, net of tax, from the cumulative effect of changes in accounting principles, reflecting a $77 million benefit as a result of adopting Statement of Financial Accounting Standards (SFAS) No. 109, "Ac-counting for Income Taxes," and a $53 million after-tax charge as a re-sult of a change in accounting with respect to the valuation of purchased mortgage servicing rights (PMSR).

The 1992 results included:

  . $73 million of extraordinary income related to the recognition of prior year tax benefit carryforwards.

Excluding the effects of these items, net income for 1994 was $454 million, compared with $332 million in 1993 and $206 million in 1992. On this basis, primary and fully diluted earnings per share were $3.90 and $3.78, respective-ly, in 1994 compared with $2.82 and $2.73 in 1993 and $1.82 and $1.78 in 1992.

This improvement in net income is reflected in the Corporation's quarterly op-erating income and efficiency ratio. Operating income equals total revenue (net interest revenue plus noninterest income) less noninterest expense. The calcu-lation of operating income excludes acquisition-related costs, restructuring charges, costs from other real estate owned (OREO) and special revenue and ex-pense items. The operating efficiency ratio is calculated by dividing such non-interest expense by total revenue. Below is a trend analysis of operating in-come and the efficiency ratio for selected quarters.


                         [BAR GRAPH DESCRIPTION BELOW]


BAR GRAPH ENTITLED, "OPERATING INCOME AND EFFICIENCY RATIO"
-----------------------------------------------------------
The Corporation's operating income was $256 million in the fourth quarter of 1994, compared with $219 million in the second quarter of 1994, $199 million in the fourth quarter of 1993, $167 million in the second quarter of 1993 and $162 million in the fourth quarter of 1992. The efficiency ratio, which also improved during this time period, was 59.6% in the fourth quarter of 1994, 61.4% in the second quarter of 1994, 63.1% in the fourth quarter of 1993, 68.1% in the second quarter of 1993 and 68.8% in the fourth quarter of 1992.


NET INTEREST REVENUE
The following table presents a summary of net interest revenue, related average earning assets and net interest margin. For this review of net interest reve-nue, interest income that is either exempt from federal income taxes or taxed at a preferential rate has been adjusted to a fully taxable equivalent basis. This adjustment has been calculated using a federal income tax rate of 35% in 1994 and 1993, and 34% in 1992, plus applicable state and local taxes, net of related federal tax benefits.


                                                                      Years Ended December 31
---------------------------------------------------------------------------------------------
(dollars in millions)                                       1994     1993     1992
UNITED STATES
Net interest revenue.................................... $ 1,224  $ 1,088  $ 1,034
Tax equivalent adjustment...............................       7        8       11
                                                         -------  -------  -------
Net interest revenue -- (fully taxable equivalent
 basis)................................................. $ 1,231  $ 1,096  $ 1,045
                                                         =======  =======  =======
Average loans and lease financing....................... $23,038  $21,063  $20,892
Average earning assets.................................. $28,339  $26,742  $27,305
Net interest margin.....................................    4.34%    4.10%    3.83%

INTERNATIONAL
Net interest revenue -- (fully taxable equivalent
 basis)................................................. $   348  $   257  $   221
                                                         =======  =======  =======
Average loans and lease financing....................... $ 6,752  $ 5,523  $ 4,438
Average earning assets.................................. $ 9,806  $ 7,557  $ 5,924
Net interest margin.....................................    3.54%    3.40%    3.73%

CONSOLIDATED
Net interest revenue.................................... $ 1,572  $ 1,345  $ 1,255
Tax equivalent adjustment...............................       7        8       11
                                                         -------  -------  -------
Net interest revenue -- (fully taxable equivalent
 basis)................................................. $ 1,579  $ 1,353  $ 1,266
                                                         =======  =======  =======
Average loans and lease financing....................... $29,790  $26,586  $25,330
Average earning assets.................................. $38,145  $34,299  $33,229
Net interest margin.....................................    4.14%    3.94%    3.81%
---------------------------------------------------------------------------------------------

1994 VS. 1993
The domestic net interest revenue increase of $135 million resulted from both a higher level of earning assets and wider spreads. Average earning assets in-creased $1.6 billion, reflecting a $2.0 billion increase in average loan volume offset by a $.4 billion decline in other earning assets, mainly mortgages held for sale. Contributing to the loan volume increase was a higher level of con-sumer-related loans, which accounted for slightly more than half of the in-crease. This growth was mainly the result of the acquisitions of BankWorcester and Pioneer; a decision to retain a greater volume of residential mortgages versus selling these loans into the secondary market; and higher levels of loans from other areas such as Fidelity Acceptance Corporation, the Corpora-tion's Minnesota-based consumer finance subsidiary. In addition, the Corpora-tion's average volume of domestic commercial loans increased as growth from some of the Corporation's specialty lending areas and the New England commer-cial lending business more than offset declines from the factoring and real es-tate businesses. The Corporation sold its factoring business during 1994. The wider domestic spreads mainly reflected growth in earning asset yields, which took place during the course of 1994. This growth outpaced increases in rates paid on interest bearing liabilities, mainly retail deposits, which have lagged the general increase in interest rates in 1994. The widening of spreads was also mainly responsible for the domestic net interest margin increasing by 24 basis points compared with 1993. Information on the Corporation's management of interest rate risk is discussed under the caption "Interest Rate Risk Manage-ment."

The international net interest revenue increase of $91 million was primarily attributable to the Corporation's operations in Latin America. A significant factor in this increase was an improved performance from operations in Brazil. In analyzing Brazil's performance during 1994, the year can be discussed by re-viewing events in the first half of 1994 and then reviewing events in the sec-ond half of the year. During the first half of 1994, Brazil's net interest rev-enue increased from 1993 as earning asset growth more than offset narrower spreads. The effect of narrower spreads was mitigated to some extent by a cur-rency position maintained by the Corporation. From 1992 through the inception of Brazil's new economic program on July 1, 1994, the Corporation had sought to capitalize on the spread between the very high interest rates on Brazilian lo-cal currency earning assets and the devaluation of Brazil's currency against the U.S. dollar by following a strategy of investing dollar denominated/indexed interest bearing liabilities in local currency earning as-sets. The incremental benefit to consolidated net interest revenue from main-taining this position was not material (further discussion of the Brazilian currency position is included under the caption "Emerging Markets Countries").

Although there was no further devaluation of Brazil's currency during the sec-ond half of 1994, the Corporation was able to pursue other opportunities and continued to profit from its currency position as the government implemented its new economic program. As a result of this new program coupled with govern-ment intervention in the financial markets, which occurred during the second half of 1994, inflation has declined substantially, from a monthly rate of ap-proximately 50% in June 1994, to a current monthly rate of approximately 1%; the Brazilian currency strengthened versus the U.S. dollar; and real interest rates (the excess of local interest rates over Brazilian inflation) increased. By adopting funding strategies which benefited from these economic changes, spreads from Brazilian operations widened in the second half of 1994. Specifi-cally, the Corporation benefited from the combined effects of funding a portion of local currency earning assets with dollar denominated/indexed liabilities, which carried a lower borrowing rate, and being in an asset sensitive position (earning assets repricing faster than interest bearing liabilities) while real interest rates were rising.

Overall, Brazilian loan volume increased approximately $450 million in 1994, and Brazil's full year increase in net interest revenue accounted for approxi-mately two-thirds of the total international growth from 1993. In addition, Brazil's second half performance was the major factor behind the international margin improving 14 basis points compared with 1993. The remaining growth in international net interest revenue came mainly from Argentine operations, as a $500 million growth in average loans was partially offset by a lower margin. The Argentine loan growth came from its large corporate, middle market and re-tail portfolios. The Corporation's operations in Argentina and Brazil are fur-ther discussed under the caption "Emerging Markets Countries."

1993 VS. 1992
The improvement in net interest revenue resulted, in part, from a $51 million increase from domestic operations. The domestic increase was mainly attribut-able to wider spreads resulting from lower deposit costs, higher levels of non-interest bearing sources of funds, including deposits and stockholders' equity and a decline in nonaccrual loans and leases and OREO. The increase in interna-tional net interest revenue of $36 million was mainly caused by a $1.1 billion increase in average loan volume stemming from Latin American operations, par-ticularly Argentina and Brazil. Narrower international spreads partially offset the benefits of this loan growth.

The 13 basis point increase in consolidated net interest margin reflected a higher domestic margin, resulting from the same factors that caused the growth in net interest revenue discussed above. The margin improvement from domestic operations was partially offset by a decline in margin from international oper-ations. Spreads narrowed in Argentina, mainly because of the stabilizing econo-my, which resulted in declining inflation. In addition, spreads on local cur-rency operations (local currency assets funded with local currency liabilities) in Brazil were narrower, resulting, in part, from a change in the mix of assets from higher-yielding loans to other earning assets.

                                 **************

The increases in net interest revenue and margin which occurred during 1994 are not necessarily indicative of future results. During 1994, the Corporation ben-efited from interest rate increases on domestic retail deposits not keeping pace with the growth in other market rates of interest and from the effects of the new Brazilian economic program. Future levels of net interest revenue and margin will be affected by competitive pricing pressure on retail deposits, loans and other products; the evolution of Brazil's economic program; the mix and volume of assets and liabilities; the current interest rate environment; the economic and political conditions in the countries where the Corporation does business; and other factors.

NONINTEREST INCOME
Noninterest income is composed of the following:


                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                             1994 1993 1992
 Financial service fees (see table below)................  $396 $350 $355
 Trust and agency fees...................................   201  178  166
 Trading profits and commissions.........................    16   24   16
 Securities gains, net...................................    14   32   39
 Mezzanine/venture capital profits, net..................    30   38   17
 Net foreign exchange trading profits....................    42   45   41
 Gain from sale of domestic factoring business...........    27
 Recognition of deferred gain from the 1984 sale of the
 headquarters building...................................              16
 Other...................................................   102   79  109
                                                           ---- ---- ----
                                                           $828 $746 $759
                                                           ==== ==== ====
---------------------------------------------------------------------------------------------------

Financial service fees are composed of the following:


                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                             1994  1993  1992
 Deposit fees............................................  $126  $122  $119
 Letter of credit and acceptance fees....................    61    58    55
 Mortgage servicing fees
  Fee income............................................    125   105    99
  Amortization of mortgage servicing assets.............    (68)  (99)  (71)
                                                           ----  ----  ----
  Net mortgage servicing fees...........................     57     6    28
 Loan-related fees.......................................    60    45    35
 Factoring fees..........................................     4    24    28
 Other...................................................    88    95    90
                                                           ----  ----  ----
                                                           $396  $350  $355
                                                           ====  ====  ====
---------------------------------------------------------------------------------------------------

1994 VS. 1993
The $46 million increase in financial service fees primarily reflected im-provements in net mortgage servicing fees and loan-related fees. Net mortgage servicing fees increased $51 million compared with 1993, reflecting an in-crease in BancBoston Mortgage Corporation's servicing portfolio, which rose to $38 billion at December 31, 1994 from $28 billion a year ago, as well as lower amortization of PMSR, resulting from a declining rate of current and estimated future mortgage prepayments as mortgage interest rates have risen. Loan-re-lated fees improved $15 million, mainly reflecting growth in syndication ac-tivity. The major factor offsetting these improvements was a decline of $20 million in factoring fees due to the previously mentioned 1994 sale of the factoring business. A gain of $27 million was recorded on the sale of the do-mestic factoring business.

Trust and agency fees improved $23 million from 1993, primarily as a result of increased volumes and new business in the domestic stock transfer and Latin American mutual fund businesses, while the $18 million decline in securities gains reflected a lower level of sales. In addition, both trading account profits and mezzanine/venture capital profits declined $8 million. The de-crease in trading account profits was due to lower profits from Latin American securities trading, and the drop in mezzanine/venture capital profits mainly reflected the absence of a large gain recorded from one sale transaction in 1993, which was partially offset by a greater volume of smaller gains in 1994. Other income in 1994, which improved $23 million from 1993, includes a $23 million gain recognized in the first quarter from the sale of securities orig-inally acquired in connection with loan restructurings and $15 million of ex-change-rate related profits recorded during the third quarter, arising from the strengthening of Brazil's currency against the U.S. dollar subsequent to the implementation of Brazil's new economic program on July 1, 1994. Addi-tional information on the Brazilian currency position is included under the captions "Net Interest Revenue" and "Emerging Markets Countries". These in-creases were partially offset by the effect of approximately $15 million of third quarter charges associated with certain investments, including invest-ments in foreign equity subsidiaries and writedowns of domestic investments acquired in connection with loan restructurings.

1993 VS. 1992
The $5 million decline in financial service fees was mainly due to a $22 mil-lion decrease in net mortgage servicing fees, partially offset by a $10 mil-lion increase in loan-related fees and slight improvements in deposit and let-ter of credit and acceptance fees. As a result of a substantial increase in mortgage prepayments that began in the latter half of 1992 and continued throughout 1993, amortization of PMSR was increased. In addition, effective January 1, 1993, the Corporation changed its method of evaluating the carrying value of PMSR to a discounted method adopted by the banking regulators in the first quarter of 1993. As a result of this change in method, the Corporation recorded an additional charge of $17 million in 1993, all of which was re-corded in the first quarter. The cumulative effect of applying this new method is discussed in Note 9 to the Financial Statements.

During 1993, there was a $21 million increase in mezzanine/venture capital profits as a result of a large gain from one sale transaction; a $12 million increase in trust and agency fees, principally from higher domestic stock transfer and Latin American mutual fund fees; and an $8 million increase in trading profits and commissions, primarily from the Argentine securities port-folio. More than offsetting these improvements were declines in several nonin-terest income categories, including the recognition, in 1992, of the remaining $16 million of unamortized gain from the 1984 sale of the Corporation's head-quarters building, resulting from the termination of the original lease agree-ment and subsequent entry into a new lease of the building, and a $30 million decline in other income due, in part, to a $14 million decline in gains from the sales of mortgage servicing rights and lower gains from the sales of as-sets received in connection with lending activities.

NONINTEREST EXPENSE
Noninterest expense is composed of the following:

                                                                               Years Ended December 31
------------------------------------------------------------------------------------------------------
 (in millions)                                              1994   1993   1992
 Salaries................................................ $  665 $  635 $  605
 Employee benefits.......................................    148    136    121
 Occupancy expense.......................................    135    128    126
 Equipment expense.......................................     96     96    101
 Professional fees.......................................     54     56     68
 FDIC deposit insurance..................................     51     62     56
 Other...................................................    287    289    284
                                                          ------ ------ ------
  Noninterest expense, excluding OREO costs and special
   charges..............................................   1,436  1,402  1,361
 OREO costs..............................................     22     44    113
 Acquisition-related costs and restructuring charges.....     21     85
                                                          ------ ------ ------
  Total.................................................  $1,479 $1,531 $1,474
                                                          ====== ====== ======

-------------------------------------------------------------------------------
1994 VS. 1993
Excluding OREO costs, acquisition-related costs and restructuring charges, noninterest expense increased $34 million, or 2%, from 1993. This growth is primarily attributable to higher employee costs of $42 million, which re-flected an increase of 269 full-time equivalent employees in Latin America, as the Corporation continued its strategic expansion in this area; higher compen-sation rates, including normal salary and incentive compensation increases;
and a decline in the amount of loan origination costs deferred, reflecting a lower volume of originations in 1994. These increases were mitigated by a lower level of domestic employees. Despite the aforementioned increase in the number of employees in Latin America and the addition of approximately 850 em-ployees from the BankWorcester and Pioneer acquisitions, the total number of full-time equivalent employees declined by 289, to 18,355, at December 31, 1994. This reduction was achieved mainly from completing the integration of the operations of Society, Multibank, BankWorcester and Pioneer and the sales of the factoring and freight management businesses. Nonemployee costs declined $8 million, reflecting an $11 million decline in FDIC deposit insurance, the result of lower assessment rates and a partial refund of 1993's assessment, and lower legal fees. These declines were partially offset by increases in various nonemployee cost categories from the 1994 acquisitions of BankWorcester and Pioneer.

1993 VS. 1992
Excluding OREO costs, acquisition-related costs and restructuring charges, noninterest expense increased $41 million, or 3%, from 1992. This mainly re-sulted from higher employee costs of $45 million, reflecting increased invest-ments in growth businesses, mainly in Latin America and domestic personal banking; a higher average number of employees; normal salary increases; and the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Bene-fits Other than Pensions." Additional information on SFAS No. 106 can be found in Note 16 to the Financial Statements. In addition, advertising costs in-creased $8 million and FDIC deposit insurance grew $6 million, reflecting higher assessment rates. These increases were partially offset by a $12 mil-lion decline in professional fees, attributable to lower consulting and legal expenses.

OREO COSTS
The reduction in OREO costs from 1993 and 1992 primarily reflected lower valu-ation adjustments on OREO properties. OREO costs are influenced by the level of OREO properties and the economies of the areas where the properties are lo-cated. Additional information on OREO can be found under the caption "Nonaccrual Loans and OREO."

ACQUISITION-RELATED COSTS AND RESTRUCTURING CHARGES
During the second quarter of 1994, in connection with its acquisition of BankWorcester, the Corporation recorded acquisition- related costs of $16 mil-lion. In addition, during the third quarter of 1994, in connection with its acquisition of Pioneer, the Corporation recorded acquisition-related costs of $5 million. Additional information on these costs is contained in Note 18 to the Financial Statements.

During the third quarter of 1993, the Corporation recorded acquisition-related costs of $68 million in connection with its mergers with Society and Multibank and restructuring charges of $17 million in connection with downsizing and reconfiguring certain of the Corporation's business and corporate units. Addi-tional information on these items is contained in Note 18 to the Financial Statements.

PROVISION FOR CREDIT LOSSES
The provision for credit losses was $130 million in 1994, compared with $70 million in 1993 and $181 million in 1992. The provision for credit losses in each year reflected management's assessment of the adequacy of the reserve for credit losses, including the risk characteristics of the loan portfolio and economic conditions. In addition, the level of the provision for credit losses in 1994 also reflected the effect of transferring certain lower quality real estate exposures to an accelerated disposition portfolio (see further discus-sion under the caption "Accelerated Disposition Portfolio"). The amount of fu-ture provisions will be a function of the regular quarterly review of the re-serve for credit losses, which considers the risk characteristics of the loan portfolio and the economic conditions existing at that time (see further dis-cussion under the caption "Reserve for Credit Losses").

PROVISION FOR INCOME TAXES
The 1994 income tax provision was $349 million, compared with $215 million for 1993 and $153 million for 1992. These provisions reflect effective tax rates of 44% for 1994 and 1993 and 43% for 1992. The upward trend in the provision for income taxes is principally due to an increase in pre-tax income. Effective January 1, 1993, the Corporation adopted, prospectively, SFAS No. 109, which primarily affected the manner in which the Corporation accounted for deferred income taxes. The cumulative effect to January 1, 1993 of adopting SFAS No. 109 was an increase to net income of $77 million. In 1992, the Corporation recog-nized prior year tax benefit carryforwards of $73 million as extraordinary in-come. Additional information about the Corporation's income taxes, including information about the adoption of SFAS No. 109, appears in Note 20 to the Fi-nancial Statements.

FINANCIAL CONDITION
Credit, liquidity, interest rate and capital management are important elements to be considered in understanding and assessing the Corporation's financial condition. A discussion of these areas follows:

CREDIT MANAGEMENT
The Corporation employs a risk management process on a global basis to manage all forms of credit risk, including balance sheet and off-balance-sheet expo-sures. Responsibility for this process is shared between line units and an in-dependent credit organization, which reports to the Senior Credit Officer (SCO) of the Corporation. Line management has primary responsibility to evaluate credit risk, ensure that each individual credit exposure is appropriately risk rated and monitor and manage credit risks within policy and portfolio guide-lines. The independent credit organization includes a credit information unit, which provides reports on credit exposures on a global basis, and a staff of credit officers, reporting directly to the SCO. These credit officers are as-signed to work with the various line units and ensure the integrity of the credit process.

The SCO chairs the Credit Policy Committee (CPC), which establishes all credit policies for the Corporation, approves underwriting standards and concentration limits, and grants credit approval authorities. In addition, the credit organi-zation monitors compliance by individual units with the Corporation's credit policies, works to ensure that credit due diligence and credit administration meet acceptable standards, and is responsible for the effectiveness of the loan review process.

All credit exposures in the Corporation are assigned a credit risk rating on a ten grade scale. In general, commercial credit facilities are rated individu-ally while credit exposures in homogenous products, such as consumer loans or pools of small commercial loans meeting certain underwriting standards, are rated on a portfolio basis. Risk ratings are integral to the management of the credit portfolio and are used to set relationship hold limits, as well as to monitor the credit risk in sub-portfolios and in the Corporation's aggregate portfolio. Line credit relationship managers and their supervisors are respon-sible for assigning risk ratings. A Risk Review unit, which reports indepen-dently of both the line and credit organizations, audits the integrity of risk ratings and the adequacy of the credit process for all units of the Corpora-tion.

The level of management needed to approve credit exposures varies according to the size and level of risk of the credit. All credits for new relationships in excess of $10 million and certain renewals or increases to existing customers meeting specified size and risk rating thresholds must be approved by the Se-nior Credit Committee (SCC). The SCC is chaired by the SCO and is composed of senior credit officers and senior line managers on a rotating basis.

Portfolio limits and underwriting standards are established for large credit exposures with common risk characteristics, such as industry or product type. Portfolio limits and underwriting standards are proposed by a line portfolio manager and reviewed and approved by the CPC annually. The Corporation reviews the risk rating profiles and trends of defined portfolios on an ongoing basis. An important aspect of the Corporation's portfolio management is the manage-ment of large, individual credits, which are governed by relationship limits, set according to risk rating. The Corporation has also established target risk rating profiles for business units across the Corporation. These limits are reviewed regularly and adjusted based on the Corporation's assessment of rele-vant conditions.

The Corporation also sets limits on cross-border exposures to borrowers and counterparties domiciled in other countries. Limits are proposed by the coun-try manager and approved by the Chairman and President of the Corporation in consultation with the Country Exposure Committee. This Committee is comprised of senior line, credit and finance officers familiar with the Corporation's international operations.

The Corporate Finance unit is integral to portfolio management and to enhanc-ing the liquidity of the wholesale loan portfolio. Corporate Finance is re-sponsible for arranging participations in loans where the Corporation is a lead bank. This unit maintains contact with other institutional lenders and investors in bank structured loans, maintains information on credit structure and pricing by risk category, evaluates the market liquidity of facilities, and syndicates BKB-agented facilities to attain desired hold levels.

The Corporation employs a corporate-wide process to review individual credits and identify emerging problems. Credits that deteriorate into certain defined risk categories are managed by a separate Loan Review unit composed of profes-sional asset recovery specialists who establish detailed asset management plans designed to mitigate risk of credit loss to the Corporation. This unit seeks to improve the quality of a loan to a satisfactory level; however, based on an economic analysis, it may otherwise maximize collection of the loan by selling the debt claim to investors.

While sound credit policies serve to reduce the Corporation's exposure to credit risks, they do not insulate the Corporation from losses.

LOANS AND LEASES

PORTFOLIO DIVERSIFICATION
Since the end of 1989, the Corporation has changed the profile of its loan and lease portfolio in line with its strategic objectives of achieving more bal-ance among its consumer, commercial and international portfolios and reducing its levels of commercial real estate and highly leveraged transaction (HLT) loans. At December 31, 1994, the portfolio was comprised of 53% domestic com-mercial loans, 24% domestic consumer-related loans and 23% international loans. This compares with the December 31, 1989 portfolio (before acquisi-tions, accounted for as poolings of interests) of 74% domestic commercial loans, 14% domestic consumer-related loans and 12% international loans. The following chart depicts the change in the Corporation's credit profile that has occurred over the past five years, including a breakdown of the domestic commercial loan portfolio among real estate, HLTs and others. To illustrate the changes that have occurred, loans and leases for 1989 are shown as origi-nally reported by the Corporation.


                         [PIE CHART DESCRIPTION BELOW]


PIE CHART ENTITLED, "LOANS BY TYPE"
-----------------------------------
At December 31, 1994, loans and leases were comprised of: 24% consumer; 23% international; 11% commercial real estate, 4% HLTs and 38% other commercial and industrial. At December 31, 1989 loans and leases, as originally reported by the Corporation, were comprised of: 14% consumer; 12% international; 21% commercial real estate; 21% HLTs and 32% other commercial and industrial.

As seen in the chart on the preceding page, the Corporation made progress in its strategy to grow the consumer and international loan portfolios. Consumer-related loans, which are comprised of loans to individuals and residential mortgages, have increased to $7.5 billion at December 31, 1994, from $3.5 bil-lion at December 31, 1989. This increase was primarily accomplished through the acquisition of companies such as BankWorcester, Pioneer, Multibank and Society, including its wholly owned consumer finance subsidiary, Fidelity Acceptance Corporation. In addition, the Corporation has grown its residential mortgage portfolio by retaining more of the loans originated by its mortgage banking subsidiary, BancBoston Mortgage Corporation, rather than selling the loans into the secondary market.

International loans have also increased over the past five years to $7.1 bil-lion at December 31, 1994, from $3.1 billion at December 31, 1989. This growth has primarily occurred in Latin America, particularly in the loan portfolios of Argentina and Brazil. Total loans from these two countries have grown approxi-mately $3.3 billion since December 31, 1989. A further discussion of the Argen-tine and Brazilian operations is included under the caption "Emerging Markets Countries."

While the increases in the consumer and international portfolios were occur-ring, total domestic commercial loans declined $2.1 billion. Within this port-folio, domestic commercial real estate loans declined to $3.5 billion at Decem-ber 31, 1994 from $5.3 billion at December 31, 1989, and HLT loans declined to $1.3 billion at the end of 1994 from $5.3 billion at the end of 1989. Partially offsetting these declines was a $3.7 billion increase in the remaining domestic commercial portfolio, which included growth in several businesses, including New England commercial lending and specialized industries lending.

The following table presents details of consolidated loan and lease financing balances outstanding on the dates indicated. All amounts, including those for 1989, reflect the acquisitions of Society and Multibank.


                                                                                                                 DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------
 (dollars in                       1994             1993             1992             1991             1990             1989
 millions)             BALANCE  PERCENT Balance  Percent Balance  Percent Balance  Percent Balance  Percent Balance  Percent
 United States
 Commercial,
  industrial and
  financial.........   $11,805    38.1% $11,991    41.7% $10,329    40.7% $10,346    40.8% $11,414    43.5% $13,336    43.3%
 Commercial real
  estate
  Construction......       354     1.1      617     2.1      854     3.4    1,028     4.1    1,520     5.8    2,658     8.6
  Other  commercial.     3,141    10.1    3,123    10.8    3,202    12.6    3,587    14.2    3,864    14.7    4,408    14.3
 Consumer-related
  loans
  Secured by 1-4
   family
   residential
   properties ......     5,004    16.1    4,159    14.5    3,630    14.3    3,884    15.3    3,505    13.4    4,003    13.0
  Other.............     2,462     7.9    1,610     5.6    1,436     5.6    1,506     5.9    1,663     6.3    2,203     7.2
 Lease financing....     1,366     4.4    1,264     4.4    1,214     4.7    1,277     5.0    1,381     5.3    1,556     5.1
 Unearned income....      (216)    (.7)    (204)    (.7)    (205)    (.8)    (243)   (1.0)    (395)   (1.5)    (550)   (1.8)
                       -------   -----  -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                        23,916    77.0   22,560    78.4   20,460    80.5   21,385    84.3   22,952    87.5   27,614    89.7
                       -------   -----  -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
 INTERNATIONAL
 Commercial and
  industrial........     5,136    16.6    4,650    16.2    3,646    14.4    2,928    11.5    2,193     8.4    2,229     7.3
 Banks and other
  financial
  institutions......       614     2.0      602     2.1      385     1.5      152      .6      155      .6       46      .2
 Governments and
  official
  institutions......        33      .1       22      .1       54      .2      141      .6      209      .8      252      .8
 Lease financing....       329     1.1      265      .9      218      .9      242     1.0      142      .5      186      .6
 All other..........     1,053     3.4      791     2.7      721     2.8      609     2.4      642     2.5      530     1.7
 Unearned income....       (76)    (.2)    (108)    (.4)     (85)    (.3)     (89)    (.4)     (73)    (.3)     (85)    (.3)
                       -------   -----  -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                         7,089    23.0    6,222    21.6    4,939    19.5    3,983    15.7    3,268    12.5    3,158    10.3
                       -------   -----  -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
 Total loans and
  lease financing...   $31,005   100.0% $28,782   100.0% $25,399   100.0% $25,368   100.0% $26,220   100.0% $30,772   100.0%
                       =======   =====  =======   =====  =======   =====  =======   =====  =======   =====  =======   =====
----------------------------------------------------------------------------------------------------------------------------

1994 VS. 1993
During 1994, domestic loans and leases increased $1.3 billion, to $23.9 bil-lion, from $22.6 billion at December 31, 1993. Consumer-related loans grew $1.7 billion as a result of the acquisitions of BankWorcester and Pioneer, a greater retention of residential mortgages and higher levels of loans in Fi-delity Acceptance Corporation. Commercial, industrial and financial loans de-clined slightly from the end of 1993, reflecting the sale of the factoring business, a greater volume of syndication activity and a strategic decision to reduce the level of lower-yielding loans. A majority of the domestic loans and leases were to borrowers domiciled in New England. During 1994, international loans and leases increased $.9 billion, to $7.1 billion, from $6.2 billion at December 31, 1993, which mainly reflected growth in the Corporation's Argen-tine and Brazilian portfolios.

DOMESTIC COMMERCIAL REAL ESTATE LOANS
The table below details domestic commercial real estate loans by geographic location for the last three years. The portion attributable to other states at the end of 1994 was dispersed among approximately 24 states.

                                                            Other
                                                              New  Other
                                                  MA   CT England States  Total
-------------------------------------------------------------------------------
 (in millions)
 BALANCE AT DECEMBER 31, 1994................ $1,480 $411    $629 $  975 $3,495
                                              ====== ====    ==== ====== ======
 BALANCE AT DECEMBER 31, 1993................ $1,348 $578    $790 $1,024 $3,740
                                              ====== ====    ==== ====== ======
 BALANCE AT DECEMBER 31, 1992................ $1,323 $730    $782 $1,221 $4,056
                                              ====== ====    ==== ====== ======
-------------------------------------------------------------------------------

A significant portion of the commercial real estate portfolio is comprised of loans from which ultimate payment to the Corporation is expected to come from the sale, operation or refinancing of the underlying property. The collateral underlying these loans is valued at least annually using various real estate valuation techniques, including discounted cash flows and appraisals. The re-maining portfolio is primarily composed of outstandings, secured by real es-tate, where the underlying business credit, rather than the property, is viewed as the principal source of repayment and is usually occupied by the owner. Overall, the level of commercial real estate loans to all geographic areas declined during 1994, except for loans collateralized by properties lo-cated in Massachusetts. The increase in Massachusetts was due, in part, to the acquisitions of BankWorcester and Pioneer.

HLTS
Included in commercial, industrial and financial loans are loans made by many of the Corporation's lending businesses to finance transactions involving leveraged buyouts, acquisitions, and recapitalizations. These loans are desig-nated as HLTs, if, by the nature of the loan terms and the profile of the cus-tomer, the transaction qualifies for this classification under the current bank regulatory definition of HLTs. Additionally, the HLT definition encom-passes other, more traditional credit arrangements, where a high degree of leverage would be expected, such as asset-based lending and lending to the communications industry, particularly cable, where equity is traditionally low and cash flow is the predominant factor in assessing repayment ability. The following is a summary of the Corporation's HLT portfolio for the last three years:

                                                                              Years Ended December 31
-----------------------------------------------------------------------------------------------------
(dollars in millions)                                      1994   1993   1992
Total loans............................................. $1,272 $1,304 $1,587
Number of companies.....................................     84     75     77
Average loan size....................................... $   15 $   17 $   21
Unused lending commitments.............................. $  653 $  540 $  404
Nonaccrual loans........................................ $    1 $   10 $   57
Net chargeoffs.......................................... $    6 $   21 $   19
Mezzanine and venture capital investments............... $  105 $  121 $  152

-------------------------------------------------------------------------------

The Corporation's HLT loan portfolio is spread among a variety of industries. At December 31, 1994, the largest segments of the HLT loan portfolio by indus-try were as follows: food, beverage and tobacco industry--$184 million to ten customers; communications industry--$132 million to twelve customers; restau-rant chains--$132 million to three customers; and the transportation industry-- $130 million to six customers. Yields on HLT loans are generally higher than most other commercial loans. Typically, interest rates on new HLTs range from 1.5% to 2.75% over LIBOR and fees charged range from .75% to 1.5% of the prin-cipal amount committed. The Corporation has historically been involved in transactions that are designated as HLTs and it expects to continue to agent and participate in such transactions in the future.

CROSS-BORDER OUTSTANDINGS
At December 31, 1994, total cross-border outstandings represented 15% of con-solidated total assets, compared with 14% at December 31, 1993, and 15% at De-cember 31, 1992.

In accordance with the bank regulatory rules, cross-border outstandings are:

  . Amounts payable to the Corporation in U.S. dollars or other non-local currencies.

  . Amounts payable in local currency but funded with U.S. dollars or other non-local currencies.

Included in these outstandings are deposits in other banks, resale agreements, trading securities, securities available for sale, securities held to maturity, loans and lease financing, amounts due from customers on acceptances and ac-crued interest receivable.

Excluded from cross-border outstandings for a given country are:

  . Local currency assets funded with U.S. dollars or other non-local cur-rency where the provider of funds agrees that, in the event their claim cannot be repaid in the designated currency due to currency exchange re-strictions in a given country, they may either accept payment in local currency or wait to receive the non-local currency until such time as it becomes available in the local market. At December 31, 1994, such trans-actions related to emerging markets countries totaled $.9 billion com-pared with $.6 billion at December 31, 1993.

  . Local currency outstandings funded with local currency.

  . U.S. dollar or other non-local currency outstandings reallocated as a re-sult of external guarantees or cash collateral.

Cross-border outstandings in countries which individually amounted to 1.0% or more of consolidated total assets at December 31, 1994, 1993 and 1992 were ap-proximately as follows:

                                                    Percentage of
                         Public Banks  Other  Total  Total Assets Commitments(2)
--------------------------------------------------------------------------------
(dollars in millions)
DECEMBER 31, 1994(/1/)
Argentina...............  $305  $ 40  $1,525 $1,870      4.2%          $ 95
Brazil..................           5     795    800      1.8             30
Chile...................   115    90     290    495      1.1             35
United Kingdom..........           5     595    600      1.3            115
DECEMBER 31, 1993(/1/)
Argentina...............  $255  $225  $1,025 $1,505      3.7%          $ 40
Brazil..................   110           695    805      2.0             20
United Kingdom..........          15     565    580      1.4            145
DECEMBER 31, 1992(/1/)
Argentina...............  $ 90  $  5  $  845 $  940      2.5%          $ 40
Brazil..................          20     540    560      1.5             20
Japan...................         465      50    515      1.4             20
United Kingdom..........          35     555    590      1.6            130
--------------------------------------------------------------------------------

(1) Cross-border outstandings in countries which fell within .75% and 1% of consolidated total assets at December 31, 1994, 1993 and 1992 were approximately as follows: 1994--None; 1993--Canada $315 million, Chile $395 million and Korea $310 million; 1992--Canada $285 million, Chile $360 million and Korea $330 million.

(2) Included within commitments are letters of credit, guarantees and the undisbursed portion of loan commitments.

To comply with the regulatory definition of cross-border outstandings, the Cor-poration included approximately $1 billion in its cross-border outstandings to Argentina at December 31, 1994, related to Argendollar operations, compared with approximately $.7 billion at December 31, 1993 and $.4 billion at December 31, 1992. These are operations comprised of amounts payable to the Corporation in U.S. dollars by Argentine customers, which are funded entirely by dollars borrowed within Argentina.

EMERGING MARKETS COUNTRIES
At December 31, 1994, approximately $3.9 billion of the Corporation's cross-border outstandings were to emerging markets countries, of which approximately 80% were loans. These cross-border outstandings were mainly comprised of short-term trade credits, non-trade-related loans and leases not subject to country debt rescheduling agreements and capital investments in branches and subsidiar-ies.

Approximately $3.4 billion of the cross-border outstandings to emerging markets countries were to Argentina, Brazil, Chile and Uruguay, four countries in which the Corporation maintains branch networks and subsidiaries. Cross-border outstandings to Uruguay were $202 million at December 31, 1994, while amounts for Argentina, Brazil and Chile are shown in the preceding table. In addition, cross-border outstandings to Mexico and Colombia, two countries where the Cor-poration is in the process of opening new subsidiary banks, were $202 million and $128 million, respectively, at December 31, 1994. In late December 1994, the Mexican government announced its intention to allow the peso to float freely against the U.S. dollar. As a result, the peso has weakened consider-ably, Mexico's non-local currency reserves continued to decline and the Mexican economy and financial markets have experienced instability. To date, the Corpo-ration has only experienced minimal losses in Mexico and has not experienced any collection problems with respect to its portfolio of Mexican cross-border outstandings. This portfolio is comprised of trade-related loans, loans to cus-tomers affiliated with multinational corporations, loans which are collateral-ized and certain Mexican government securities. Recently, the United States government, the International Monetary Fund and the Bank for International Set-tlements have announced a financial aid package for Mexico, which was intended to help the Mexican government stabilize its economy. No assurance, however, can be given that the situation in Mexico will not result in additional losses to the Corporation.

The Corporation has operated in Argentina since 1917, has a network of over 40 branches and is one of the largest foreign banks in the country. During the last few years, the Argentine economy has improved as a result of political stability, a balanced budget, privatization of government-run businesses and declining inflation. Annual inflation was approximately 4% in 1994. This period of economic improvement has enabled the Corporation to increase its loan port-folio, grow its existing businesses and expand into others. The Corporation has historically been an active lender to large corporate customers; however, dur-ing the past few years, growth has also been experienced in both the middle market and consumer-related portfolios, particularly residential mortgages. In addition, the Corporation has significantly increased its credit card business and offers a wide variety of other products and services to its customers, in-cluding mutual funds, brokerage, custody and portfolio management. While there has not been a devaluation of the Argentine peso since 1991, the Argentine stock and bond markets have recently been under pressure, which has been influ-enced by the economic problems experienced by Mexico. This has resulted in a decline in the value of various types of Argentine government bonds held by the Corporation, all of which are contained in its available for sale portfolio. At December 31, 1994, these securities had a carrying value of approximately $230 million, and reflected an unrealized loss which amounted to approximately $30 million, net of tax. The pressure on the Argentine markets has continued during the first quarter of 1995 and the after-tax unrealized loss increased to ap-proximately $60 million by mid-February. While there is no indication that the Argentine government will not honor its obligations, the timing and level at which the markets stabilize will be dependent on a number of factors, including stabilization of Mexico's economy, the ability of the Argentine government to continue its economic policies and investor confidence. To date, the Argentine government has continued to maintain its economic policies, including its an-nounced intention to maintain an exchange rate of one Argentine peso to one U.S. dollar. It is not possible, however, to predict what effect, if any, eco-nomic events in Latin America will ultimately have on the Argentine economy or the Corporation.

The Corporation has operated in Brazil since 1946, has a network of nearly 30 branches and is one of the largest foreign banks in the country. The principal businesses of the Corporation's Brazilian operation include corporate lending, trade financing, treasury, mutual funds, custody and credit cards. For many years, Brazil's economy experienced high inflation. Average monthly inflation was 25% in 1992, 30% in 1993 and 50% for the first half of 1994. On July 1, 1994, however, a new economic program was implemented in Brazil, which estab-lished a new currency and lowered the monthly inflation rate to a current level of approximately 1%. In addition, Fernando Henrique Cardoso, a principal archi-tect of Brazil's new economic program, was elected president in October 1994 and took office in January 1995. The new Bra-zilian currency, after starting out in a one to one relationship with the U.S. dollar on July 1, has strengthened and has been trading within a band of ap-proximately .84 to .86 Brazilian reals per one U.S. dollar. The government has announced its intention to intervene in the exchange rate market in order to minimize volatility; however, the trading band could increase or decrease from its current level. Certain additional economic reform measures have been an-nounced in connection with the new economic program; however, these measures continue to be modified by the government as it assesses its strategy. As dis-cussed under the captions "Net Interest Revenue" and "Noninterest Income," the Corporation's revenues benefited in the last half of 1994 as a result of posi-tioning its balance sheet to take advantage of both interest rate and foreign exchange rate movements which resulted from implementation of the new economic program. As in Argentina, the Brazilian stock and bond markets have come under pressure as a result of Mexico's recent economic problems; however, these dif-ficulties have not materially affected the value of the Corporation's Brazilian securities. The Corporation continues to monitor and evaluate the Brazilian economic program as it evolves, including its effect on the banking industry, and will adjust its strategy as deemed appropriate. It is not possible, howev-er, to predict what effect this program will ultimately have on the Corpora-tion.

Changes in aggregate cross-border outstandings to Argentina and Brazil since December 31, 1993 were approximately as follows:

                                                                  Argentina Brazil
----------------------------------------------------------------------------------------
(in millions)
Cross-border outstandings at December 31, 1993...................... $1,505  $805
Change in non-trade-related loans and leases not subject to country
 debt rescheduling..................................................    441   110
Net change in trade-related cross-border outstandings, primarily
 short-term.........................................................    (87) (124)
Net change in investment and trading securities.....................     32     5
Net change in placements............................................    (22)
Other...............................................................      1     4
                                                                     ------  ----
Cross-border outstandings at December 31, 1994...................... $1,870  $800
                                                                     ======  ====
----------------------------------------------------------------------------------------

Of the total cross-border outstandings to Argentina and Brazil at December 31, 1994:

  . Approximately 80% for Argentina and 90% for Brazil are loans.

  . Approximately 22% for Argentina and 49% for Brazil are trade-related.

When deemed appropriate, the Corporation will structure its balance sheet to take positions in the currencies of emerging markets countries. This usually occurs when the Corporation believes that it can maximize its spread from in-terest operations by funding local currency assets with U.S. dollars rather than using local currency liabilities. Whenever these positions are taken, they are subject to limits established by the Corporation's Asset/Liability Commit-tee (ALCO), with the amount of, and compliance with, the limits subject to reg-ular review. At December 31, 1994, emerging markets countries in which the Cor-poration maintained such a position were as follows: Argentina $95 million; Brazil $84 million; Colombia $17 million; and Chile $7 million. The average amounts of these positions for full year 1994 were as follows: Argentina $69 million; Brazil $108 million; and Chile $13 million (see further discussion of the Brazilian position under the caption "Net Interest Revenue"). The Colombian position was only maintained during the last two months of 1994. These posi-tions expose the Corporation to losses should the local currencies weaken against the U.S. dollar at a rate greater than increases in local currency in-terest rates; such losses could be significant if a major unanticipated devalu-ation occurs. To date, however, these positions have been liquid in nature and local management has been able to close and re-open these positions as desired.

The Corporation has not experienced any collection problems as a result of cur-rency restrictions or foreign exchange liquidity problems on its current port-folio of cross-border outstandings to emerging markets countries, despite Mexico's recent economic problems, which have caused instability in the finan-cial markets of many such countries. Each emerging market country is at a dif-ferent stage of development with a unique set of economic fundamentals. Accord-ingly, the Corporation will continue to assess its level of cross-border outstandings and, where applicable, its currency position for each emerging market country on a case by case basis. When deemed appropriate and as market conditions permit, the Corporation may increase or decrease these balances for certain countries from the December 31, 1994 levels.
                               ******************
The Corporation's ability and willingness to extend new credit is a function of a variety of factors, including competition for customers' business; an analy-sis of a loan's potential profitability; acquisitions or divestitures of compa-nies or portfolios; and economic conditions in New England, other parts of the United States and other countries where the Corporation does business. In addi-tion, certain segments of the loan portfolio may increase or decrease from the December 31, 1994 level in accordance with strategic or credit management deci-sions made by the Corporation. Given these factors, the rate of loan growth ex-perienced during the past few years may not be indicative of future loan lev-els. Further information on the Corporation's loan and lease portfolio can be found in Note 6 to the Financial Statements.

NONACCRUAL LOANS AND LEASES AND OREO

TREND ANALYSIS
The following graph portrays the trend of consolidated nonaccrual loans and OREO over the last five years:

                         [BAR GRAPH DESCRIPTION BELOW]

BAR GRAPH ENTITLED, "TREND OF NONACCRUAL LOANS AND OREO"
--------------------------------------------------------
The Corporation's nonaccrual loans and leases and OREO declined to $441 million at December 31, 1994, compared with $659 million at December 31, 1993, $949 million at December 31, 1992, $1,839 million at December 31, 1991 and $2,141 million at December 31, 1990. The percentage of nonaccrual loans and leases and OREO to related assets, which has also declined during this period, was 1.4% at December 31, 1994, 2.3% at December 31, 1993, 3.7% at December 31, 1992, 7.2% at
December 31, 1991 and 8.1% at December 31, 1990.


The decline from $2.1 billion at December 31, 1990 to $441 million at December 31, 1994 reflects the Corporation's active management of the portfolio, includ-ing the restructuring of certain credits and the establishment of an acceler-ated disposition portfolio in 1994, as well as the improved United States and New England economies. Additional information on restructured loans and the ac-celerated disposition portfolio are provided below.

The following is a summary of nonaccrual loans and leases by type and as a per-centage of the related consolidated loan category:

                                                                                                    December 31
---------------------------------------------------------------------------------------------------------------
(dollars in millions)
                                       1994             1993             1992             1991             1990
                                    PERCENT          Percent          Percent          Percent          Percent
                                    OF LOAN          of Loan          of Loan          of Loan          of Loan
                           BALANCE CATEGORY Balance Category Balance Category Balance Category Balance Category
 UNITED STATES
 Commercial, industrial
  and financial..........   $113     1.0%    $119      1.0%   $201      1.9%  $  385     3.7%  $  419     3.7%
 Real estate
  Construction...........     13     3.7       30      4.9      81      9.5      123    11.9      288    18.9
  Other commercial.......    106     3.4      230      7.4     345     10.8      740    20.6      900    23.3
 Consumer-related loans
  Secured by 1-4 family
   residential
   properties............     44      .9       64      1.5      58      1.6       70     1.8       60     1.7
  Other..................     24     1.0       10       .6      26      1.8       32     2.1       42     2.5
 Lease financing.........                       1       .1       2       .2        5      .5        6      .6
                            ----             ----             ----            ------           ------
                             300     1.2      454      2.0     713      3.5    1,355     6.3    1,715     7.5
 INTERNATIONAL
 Commercial and
  industrial.............     17      .3       63      1.4      54      1.5       56     1.9       81     3.7
 Banks and other
  financial institutions.      1      .2                         1       .2        2     1.5        6     4.1
 Governments and
  official institutions..                       3     11.8       4      8.0       53    37.5       82    39.1
 Lease financing.........                                        1      1.1        2     1.4        3     4.2
 All other...............     47     4.5       31      4.0       6       .8       45     7.4       10     1.7
                            ----             ----             ----            ------           ------
                              65      .9       97      1.6      66      1.3      158     4.0      182     5.6
 Total nonaccrual
  loans and leases.......    365     1.2      551      1.9     779      3.1    1,513     6.0    1,897     7.2
 OREO....................     76              108              170               326              244
                            ----             ----             ----            ------           ------
 Total...................   $441             $659             $949            $1,839           $2,141
                            ====             ====             ====            ======           ======
---------------------------------------------------------------------------------------------------------------

The largest category, slightly less than half the total of nonaccrual loans and OREO at December 31, 1994, related to credits secured by domestic commercial real estate. Three quarters of these assets are secured by properties located in New England. The management of the Corporation's nonaccrual loan and lease and OREO portfolio is discussed above under the caption "Credit Management."

The following table presents a five-year analysis of the Corporation's loans and leases that were over ninety days past due and remained on accrual status:

                                                                                                    December 31
---------------------------------------------------------------------------------------------------------------
(in millions)                                     1994       1993      1992       1991      1990
Loans and leases over ninety days past due
 and on accrual status....................        $13        $ 7       $ 6        $ 3       $53
---------------------------------------------------------------------------------------------------------------

The following table summarizes the changes in nonaccrual loans and leases and OREO that have occurred during the last three years:

                                                         Years Ended December 31
--------------------------------------------------------------------------------
(dollars in millions)                                     1994   1993     1992
Beginning balance....................................... $ 659  $ 949  $ 1,839
Assets from acquired banks..............................    20
Additions...............................................   610    486      670
Sales, restructurings, payments and other decreases.....  (380)  (482)  (1,073)
Transfers to accelerated disposition portfolio, before
 writedowns.............................................  (252)
Charge-offs and valuation adjustments, excluding
 writedowns
 associated with transfers to the accelerated
 disposition portfolio..................................  (216)  (294)    (487)
                                                         -----  -----  -------
Ending balance.......................................... $ 441  $ 659  $   949
                                                         =====  =====  =======
Ending balance as a percentage of related assets........  1.4 %  2.3 %    3.7 %
                                                         =====  =====  =======

--------------------------------------------------------------------------------

The level of nonaccrual loans and leases and OREO is influenced by the economic environment, interest rates and other internal and external factors. While the Corporation has experienced a decline in the balance of its nonaccrual loans and leases and OREO during the past few years, during 1994, additions exceeded outflows before the effect of charge-offs, valuation adjustments and transfers to the accelerated disposition portfolio. The ratio of nonaccrual loans and OREO to related asset categories has declined to 1.4% of related assets at De-cember 31, 1994, the lowest level in over fifteen years. No assurance, however, can be given that this historically low level can be sustained by the Corpora-tion. Information on the Corporation's accounting policy for nonaccrual loans and leases is included in Note 1 to the Financial Statements.

ACCELERATED DISPOSITION PORTFOLIO
During 1994, in order to expedite the disposition of problem real estate expo-sures and to strengthen its balance sheet, the Corporation transferred certain of its lower quality real estate exposures, including a portion which was on nonaccrual status, to an accelerated disposition portfolio. In connection with the transfer, the Corporation recorded chargeoffs of $119 million to reduce the carrying value of the exposures to their estimated disposition value of $395 million at the date of transfer. Subsequent to transfer, the Corporation dis-posed of $260 million of the portfolio, leaving a balance of $135 million at December 31, 1994. This balance included $17 million of off-balance-sheet expo-sure and $118 million of balance sheet assets.

Exposures in the portfolio are carried at the lower of their established carry-ing values at date of transfer or their current estimated disposition values. Changes in value of the exposures that occur subsequent to transfer are re-corded as a component of noninterest income. Gains, if any, are not recognized until realized. There were no significant gains or losses with respect to this portfolio during 1994. The Corporation is actively engaged in formal selling efforts and expects to dispose of the remaining portfolio during 1995.

RENEGOTIATED LOANS
Loans are renegotiated when the Corporation determines that it will ultimately receive greater economic value by revising the terms than through foreclosure, liquidation or bankruptcy. Candidates for renegotiation must meet specific guidelines and undergo extensive due diligence reviews. Once a renegotiation takes place, the loan is subject to the accounting and disclosure rules pre-scribed by SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings."

Renegotiated loans at the end of each of the last five years were as follows:


                                                                     December 31
--------------------------------------------------------------------------------
(dollars in millions)                           1994  1993   1992   1991   1990
Renegotiated loans............................  $ 68  $ 225  $ 401  $ 353  $ 141
                                                ====  =====  =====  =====  =====
Approximate yield on renegotiated loans.......     9%     8%     8%     8%     7%
                                                ====  =====  =====  =====  =====
--------------------------------------------------------------------------------

The decrease during 1994 is mainly attributable to the transfer of loans into the accelerated disposition portfolio, the receipt of principal payments on loans and a sharp decline in the number of loans which have been renegotiated during the past two years due, in part, to the improved domestic commercial real estate market. Additional information with respect to the Corporation's renegotiated loans is included in Note 6 to the Financial Statements.

In connection with the restructuring of loans, the Corporation may obtain eq-uity interests in the borrower. Such interests, which are included in other as-sets, amounted to $23 million at December 31, 1994, $41 million at December 31, 1993, $30 million at the end of 1992 and 1991 and $32 million at December 31, 1990.

RESERVE FOR CREDIT LOSSES
The Corporation determines the level of its reserve for credit losses consider-ing evaluations of individual credits and concentrations of credit risks, net losses charged to the reserve, changes in quality of the credit portfolio, lev-els of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in size and character of the credit risks and other pertinent factors. The amount of the reserve is reviewed by management quarterly.

The reserve has declined each year since 1991, reflecting improvements in the credit profile of the Corporation. During this same period, the reserve as a percentage of nonaccrual loans has increased. No assurance can be given, howev-er, as to the future level of the reserve, which will continue to be a function of management's evaluation of the Corporation's credit exposures.

The following table presents a five-year analysis of the Corporation's reserve for credit losses and related ratios:

                                                                       December 31
----------------------------------------------------------------------------------
(dollars in millions)        1994     1993     1992     1991     1990
BALANCE, JANUARY 1......  $   770  $   923  $ 1,051  $ 1,023  $   983
Provision*..............      130       70      181      519      764
Reserves of acquired
 banks..................       25
Credit losses, excluding
 those related to
 accelerated disposition
 portfolio..............     (194)    (273)    (412)    (598)    (796)
 Total recoveries.......       68       50      103      107       72
                          -------  -------  -------  -------  -------
Net credit losses.......     (126)    (223)    (309)    (491)    (724)
Credit losses related to
 accelerated disposition
 portfolio..............     (119)
                          -------  -------  -------  -------  -------
BALANCE, DECEMBER 31....  $   680  $   770  $   923  $ 1,051  $ 1,023
                          =======  =======  =======  =======  =======
Loans and lease financ-
 ing at December 31.....  $31,005  $28,782  $25,399  $25,368  $26,220
Average loans and lease
 financing..............  $29,790  $26,586  $25,330  $26,167  $28,949
Reserve for credit
 losses to total loans
 and leases at
 December 31............     2.19%    2.68%    3.63%    4.14%    3.90%
Reserve for credit
 losses to nonaccrual
 loans and leases at
 December 31............      186%     140%     119%      69%      54%
Reserve for credit
 losses to nonaccrual
 and renegotiated loans
 and leases at December
 31.....................      157%      99%      78%      56%      50%
Net credit losses to av-
 erage loans and lease
 financing..............      .82%     .84%    1.22%    1.87%    2.50%
Net credit losses to
 provision for credit
 losses.................   188.37%  317.95%  170.94%   94.49%   94.82%
Total recoveries to to-
 tal credit losses......    21.74%   18.36%   25.09%   17.94%    9.01%
----------------------------------------------------------------------------------

* The international provisions were: $29 million in 1994; $26 million in 1993; $12 million in 1992; $(1) million in 1991; and $(28) million in 1990.

The following table presents a five-year analysis of the Corporation's credit losses and recoveries:

                                                                                        December 31
---------------------------------------------------------------------------------------------------
(in millions)                      1994   1993   1992   1991   1990
DOMESTIC CREDIT LOSSES
Commercial, industrial and fi-
 nancial........................  $ (28) $ (55) $ (98) $(164) $(256)
Real estate
 Construction...................    (10)   (19)   (59)  (108)  (140)
 Other commercial...............    (40)   (63)  (129)  (188)  (242)
Consumer-related loans
 Secured by 1-4 family residen-
  tial properties...............    (14)   (22)   (24)   (17)    (8)
 Other..........................    (54)   (47)   (46)   (65)   (66)
Lease financing.................            (1)    (1)    (2)    (2)
                                  -----  -----  -----  -----  -----
                                   (146)  (207)  (357)  (544)  (714)
INTERNATIONAL CREDIT LOSSES.....    (48)   (66)   (55)   (54)   (82)
                                  -----  -----  -----  -----  -----
 Credit losses, excluding those
  related to exposures
  transferred to accelerated
  disposition portfolio.........   (194)  (273)  (412)  (598)  (796)
DOMESTIC RECOVERIES
Commercial, industrial and fi-
 nancial........................     14     15     32     44     19
Real estate
 Construction...................      4      2      4      4      4
 Other commercial...............     13      6      3      4      5
Consumer-related loans
 Secured by 1-4 family residen-
  tial properties...............      2      4      3      2      1
 Other..........................     17     17     19     18     15
                                  -----  -----  -----  -----  -----
                                     50     44     61     72     44
INTERNATIONAL RECOVERIES........     18      6     42     35     28
                                  -----  -----  -----  -----  -----
 Total recoveries...............     68     50    103    107     72
                                  -----  -----  -----  -----  -----
 Net credit losses, excluding
  those related to exposures
  transferred to accelerated
  disposition portfolio.........   (126)  (223)  (309)  (491)  (724)
Credit losses related to expo-
 sures transferred to acceler-
 ated disposition portfolio.....   (119)
                                  -----  -----  -----  -----  -----
 Total net credit losses........  $(245) $(223) $(309) $(491) $(724)
                                  =====  =====  =====  =====  =====
---------------------------------------------------------------------------------------------------

The Corporation's reserve for credit losses is a general reserve available for chargeoffs of all categories of extensions of credit. While the entire reserve for credit losses is available for all credit categories, the Corporation has made an allocation of its reserve by individual loan category, giving consider-ation to management's evaluation of risk in the portfolios. The following table presents this allocation of the reserve by loan and lease financing category, with the excess between the total reserve and the amounts specifically allo-cated to each loan category identified as "unallocated." For the percentage of loans outstanding in each category to total loans, refer to the table under the caption "Loans and Lease Financing."


                                                                                              December 31
----------------------------------------------------------------------------------------------------------
(dollars in millions)
                                     1994            1993            1992            1991            1990
                                  PERCENT         Percent         Percent         Percent         Percent
                          AMOUNT OF TOTAL Amount of Total Amount of Total Amount of Total Amount of Total
UNITED STATES
Commercial, industrial
 and financial..........   $253    37.2%   $246    31.9%   $273    29.5%  $  429   40.9%  $  392   38.3%
Commercial real estate,
 including construction.    136    20.0     234    30.3     320    34.7      298   28.3      409   40.0
Consumer related loans
 Secured by 1-4 family
  residential proper-
  ties..................     20     3.0      25     3.2      27     2.9       21    2.0       10    1.0
 Other..................     74    10.9      61     8.0      60     6.5       79    7.5       50    4.9
Lease financing.........     21     3.0      18     2.4       4      .5        5     .5        6     .6
                           ----   -----    ----   -----    ----   -----   ------  -----   ------  -----
                            504    74.1     584    75.8     684    74.1      832   79.2      867   84.8
INTERNATIONAL...........     85    12.5      86    11.2     120    13.0      102    9.7      125   12.2
                           ----   -----    ----   -----    ----   -----   ------  -----   ------  -----
                            589    86.6     670    87.0     804    87.1      934   88.9      992   97.0
Unallocated.............     91    13.4     100    13.0     119    12.9      117   11.1       31    3.0
                           ----   -----    ----   -----    ----   -----   ------  -----   ------  -----
                           $680   100.0%   $770   100.0%   $923   100.0%  $1,051  100.0%  $1,023  100.0%
                           ====   =====    ====   =====    ====   =====   ======  =====   ======  =====
---------------------------------------------------------------------------------------------------------

LIQUIDITY MANAGEMENT
Liquidity is defined as the ability to meet known near-term and projected long-term funding commitments, while supporting selective business expansion, in ac-cordance with the Corporation's strategic plan. The Corporation proactively manages liquidity to ensure its ability to meet present and future funding needs. Liquidity is monitored on a daily basis and is reviewed monthly by ALCO, which is chaired by the Treasury Group Executive. It is also reviewed monthly by the Executive Committee of the Corporation's Board of Directors; a review by the full Board of Directors (the Board) occurs quarterly. Available liquidity sources are measured against anticipated needs for the Corporation as a whole, the Parent Company and each of the subsidiary banks. Alternative funding strat-egies are reviewed, updated and implemented by ALCO as considered necessary.

The Corporation's liquid assets consist primarily of interest bearing deposits in other banks, federal funds sold and resale agreements, money market loans, and unencumbered U.S. Treasury and government agency securities. The following presents the levels of the Corporation's liquid assets as of each of the last three year-ends:

                                                                                        December 31
---------------------------------------------------------------------------------------------------
(in billions)                                              1994   1993   1992
Liquid assets...........................................  $ 4.6   $4.5   $4.7
---------------------------------------------------------------------------------------------------

Deposits are the principal source of the Corporation's funding. The following chart portrays information related to the Corporation's deposit liabilities for the last three years:

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (dollars in billions)                                     1994   1993   1992
 DOMESTIC
 Interest bearing.......................................  $16.8  $17.5  $19.6
 Noninterest bearing....................................    4.9    5.0    4.5
                                                          -----  -----  -----
  Total................................................   $21.7  $22.5  $24.1
                                                          =====  =====  =====
 INTERNATIONAL
 Interest bearing.......................................  $ 9.1  $ 6.6  $ 4.6
 Noninterest bearing....................................     .6     .5     .4
                                                          -----  -----  -----
  Total................................................   $ 9.7  $ 7.1  $ 5.0
                                                          =====  =====  =====
 CONSOLIDATED
 Interest bearing.......................................  $25.9  $24.1  $24.2
 Noninterest bearing....................................    5.5    5.5    4.9
                                                          -----  -----  -----
  Total................................................   $31.4  $29.6  $29.1
                                                          =====  =====  =====
 DEPOSITS AS A PERCENTAGE OF
 Loans..................................................    101%   103%   115%
 Total assets...........................................     70%    73%    78%


The following table presents the level of domestic interest bearing deposits by category for the last three years:


                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in billions)                                             1994   1993   1992
 Domestic interest bearing deposits
 Retail.................................................  $16.0  $15.7  $17.3
 Wholesale..............................................     .5    1.1     .6
 Brokered CDs...........................................     .3     .7    1.7
                                                          -----  -----  -----
  Total................................................   $16.8  $17.5  $19.6
                                                          =====  =====  =====
---------------------------------------------------------------------------------------------------

Interest bearing deposits from international offices have grown $2.5 billion since December 31, 1993 and $4.5 billion since December 31, 1992. This growth has mainly been used to fund an increase in the Corporation's loan and lease portfolio. The outflow of domestic retail deposits, which has occurred during the past few years, is a trend experienced generally by the banking industry, as competition for investor funds from non-banking sources has increased and interest rates have been at historically low levels. This decline in 1994 was more than offset by retail deposits acquired from the purchases of BankWorcester and Pioneer. Wholesale deposits and deposits obtained through re-tail programs with brokers (brokered CDs) have also declined during this period. The Corporation has funded a portion of its loan growth through the wholesale funding markets, mainly through the issuance of short-term bank notes by FNBB, its largest subsidiary. This short-term note program, which was initiated in late 1993, has grown from $350 million in outstandings at December 31, 1993 to $1.6 billion at December 31, 1994. The portfolio of these notes outstanding at December 31, 1994 matures between January and De-cember 1995.

During 1994, FNBB issued $200 million of subordinated notes and the Corpora-tion issued $100 million of senior notes and $300 million of subordinated notes. In addition, the Corporation has a shelf registration filed with the Securities and Exchange Commission with a remaining availability of $1.4 bil-lion, which can be used for the issuance of equity or debt securities, includ-ing the use of a medium-term note program established by the Corporation in December 1994. The Corporation's ability to access funds at competitive rates improved during the last two years as it received upgrades from all major rat-ing agencies, the last of which was received in December 1994. Additional in-formation on the Corporation's notes payable can be found in Note 11 to the Financial Statements.

Based upon the Corporation's liquid asset level and its ability to access the public markets for additional funding when necessary, management believes that its liquidity position at December 31, 1994 is adequate to support the Corpo-ration's future needs.

Bank of Boston Corporation (on a Parent Company only basis) obtains its fund-ing primarily through the public markets and through dividends from subsidiar-ies. The balance sheet of the Parent Company reflected a liquid asset level in excess of short-term funding commitments of $208 million at December 31, 1994, compared with $194 million at December 31, 1993 and $272 million at the end of 1992. During 1994, Parent Company liquidity increased as a result of the issu-ance of $400 million of senior and subordinated notes coupled with the receipt of $125 million of dividends from subsidiaries. The major uses of Parent Com-pany liquidity during the year included the purchase of $180 million of subor-dinated notes from FNBB, the redemption of $179 million of its own floating rate notes, payments of $136 million of dividends on common and preferred stock and the repurchase of $27 million of its common stock in the open mar-ket. The latter was done in connection with a stock buyback program for up to $50 million of the Corporation's common stock announced in November 1994. The shares purchased under this program were used primarily to fund the purchase of Ganis Credit Corporation (Ganis), with additional shares to be used in con-nection with certain employee benefit plans. Management considers the Parent Company's overall liquidity at December 31, 1994 to be adequate to meet cur-rent obligations and carry on normal operations.

INTEREST RATE RISK MANAGEMENT
Interest rate risk can be defined as the exposure of the Corporation's net in-come or financial position to adverse movements in interest rates. The Corpo-ration manages its interest rate risk within policies and limits established by ALCO and approved by the Board. ALCO issues strategic directives to specify the extent to which Board-approved rate risk limits are utilized, taking into account the results of the rate risk modeling process as well as other inter-nal and external factors.

Interest rate risk related to non-trading, U.S. dollar denominated positions, which represent over 85% of the consolidated balance sheet, is managed cen-trally through the Boston Treasury Group. Interest rate risk associated with these positions is evaluated and managed through several modeling methodolo-gies. The interest rate risk models are applied to the Corporation's existing or "static" balance sheet and off-balance-sheet positions and employ a number of assumptions, such as the behavior of multiple interest rate indices and the duration and repricing characteristics of various assets and liabilities. The two principal methodologies used are market value sensitivity and net interest revenue at risk.

Market value sensitivity is defined as a change in market value, or the eco-nomic value of the institution, resulting from changes in interest rates. Mar-ket value sensitivity is determined by calculating the effect on the Corpora-tion's existing assets, liabilities and off-balance-sheet positions given an immediate rise or fall in interest rates ("rate shock"). The market value sen-sitivity is evaluated using multiple interest rate scenarios.

Net interest revenue at risk is defined as the exposure of the Corporation's net interest revenue over the next twelve months to an adverse movement in in-terest rates. Net interest revenue at risk is modeled based on both interest rate shock scenarios and a gradual change in interest rates over a period of time. The simulated net interest revenue under these scenarios is used to evaluate how differences in asset, liability and off-balance-sheet repricing structures will be reflected in the next twelve months' results of operations.

These two methodologies provide different but complementary measures of the level of interest rate risk: the longer term view is modeled through market value sensitivity, while the shorter term view is evaluated through net inter-est revenue at risk over the next twelve months. Both of these methodologies are designed to isolate the effects of market changes in interest rates on the Corporation's existing positions from other factors such as competitive pric-ing considerations, future changes in the asset and liability mix and other management actions, and therefore are not by them-selves measures of future levels of net interest revenue.

At December 31, 1994, the Corporation maintained a modest risk position to ben-efit from future increases in domestic rates. As a result, the U.S. dollar net interest revenue at risk based on a gradual 200 basis point adverse movement in market rates was estimated at $11 million, or less than 1% of net interest rev-enue over a one year period, while the Corporation's market value sensitivity to an adverse 100 basis point interest rate shock was negligible. During 1994, net interest revenue at risk averaged $7 million, or less than .5% of annual net interest revenue, while market value sensitivity at risk averaged $11 mil-lion or less than .2% of total risk based capital. These levels were well within ALCO limits. Under current ALCO directives, net interest revenue at risk cannot exceed 2% of the Corporation's net interest revenue over the next twelve month period given a 100 basis point adverse interest rate shock or a 200 basis point adverse change in interest rates over the period, and market value sensi-tivity cannot exceed 2% of the Corporation's total risk-based capital given a 100 basis point adverse interest rate shock. The Corporation has generally op-erated well below these limits, however, the level of future interest rate risk positions can be changed quickly through the use of derivatives and/or balance sheet instruments.

The non-U.S. dollar denominated interest rate risk is managed by the Corpora-tion's overseas units, with oversight by the Boston Treasury Group. The Corpo-ration, through ALCO, has established limits for its non-U.S. dollar interest rate risk using cumulative gap limits for each country in which the Corporation has local market interest rate risk. Gap is the difference between the amount of assets and liabilities that mature or are repriced during a given period of time. A "positive" gap results when more assets than liabilities mature in or are repriced in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or being repriced during a given period of time. The gap limits are updated at least annually for current market conditions, and consider what the impact of a particular interest rate movement in the country would have on the cumulative gap position. The level of interest rate risk positions taken by these units varies based on economic con-ditions in the country at a particular point in time. The overseas units report compliance with these limits to the Boston Treasury Group on a regular basis.

The Corporation does not use gap analysis for managing its more complex non-trading, U.S. dollar denominated positions since such analysis does not include significant variables that are considered in the market sensitivity and net in-terest revenue at risk methodologies discussed above. For example, these models consider rate of change differentials, such as federal funds rates versus sav-ings accounts rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on assets and liabilities. In addi-tion, the models capture the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and con-sumer loans; therefore, the Corporation does not believe that gap analysis pro-vides a meaningful understanding of its domestic interest rate risk position.

The Corporation utilizes a variety of financial instruments to manage interest rate risk including derivatives and securities. Derivatives provide the Corpo-ration with significant flexibility in managing its interest rate risk expo-sure, enabling it to efficiently manage risk and respond quickly to changing market conditions by minimizing the impact on balance sheet leverage. The Cor-poration routinely uses non-leveraged rate related derivative instruments, pri-marily interest rate swaps and futures, as part of its asset and liability man-agement practices. All derivative activities are managed on a comprehensive ba-sis, are subject to the overall income and market value at risk measures and limits described above, and are subject to similar credit standards as balance sheet exposures. The Corporation has historically experienced minimal credit losses related to its derivative products.

The Corporation has experienced a decline in the market value of derivatives and the domestic available for sale debt securities portfolio that are used for asset and liability management purposes, reflecting the increase in domestic interest rates that occurred during 1994. Interest rate derivatives used for asset and liability management had an unrecognized net loss of $140 million at December 31, 1994 compared with an unrecognized net gain of $53 million at De-cember 31, 1993. The debt securities portfolio, excluding the international se-curities portfolio which is discussed under the caption "Emerging Market Coun-tries", had an unrealized loss of $43 million at December 31, 1994, compared with an unrealized gain of $7 million at December 31, 1993. Since these deriva-tives and securities are used as part of the overall management of the Corpora-tion's domestic interest rate risk, the declines in the fair values must be considered in conjunction with the performance of assets and liabilities over the same time period, which increased in value. In addition, the Corporation's interest rate risk position had a positive effect on its domestic net interest margin, which increased to 4.34% in 1994 from 4.10% in 1993 (see "Results of Operations--Net Interest Revenue" for additional information with respect to this increase in domestic margin). Additional information with respect to the Corporation's asset and liability derivatives and securities, including ac-counting policies, is included in Notes 1, 5 and 21 to the Financial State-ments.

TRADING ACTIVITIES
The primary focus of the Corporation's trading activities is related to provid-ing risk management products to its customers. Market trading instruments in-clude securities, foreign exchange, interest rate and currency derivatives. The Corporation takes modest risk positions, all of which are subject to ALCO-ap-proved limits.

The Corporation's balance sheet trading activities primarily relate to posi-tions in various government securities and tax-exempt securities of state and local entities. Trading account profits were $9 million in 1994, $19 million in 1993 and $13 million in 1992.

Interest rate derivatives trading activities, which include interest rate swaps and interest rate options, futures and forwards, resulted in $7 million of trading profits in 1994, $5 million in 1993 and $3 million in 1992.

Foreign exchange trading activities principally include trading of spot and forward contracts in major foreign currencies such as the Canadian dollar, pound sterling, deutschemark and Japanese yen. Foreign exchange profits for 1994, 1993 and 1992 were $42 million, $45 million, and $41 million, respective-ly.

CAPITAL MANAGEMENT
At December 31, 1994, the Corporation had $3.1 billion in stockholders' equity, compared with $2.9 billion at December 31, 1993 and $2.6 billion at the end of 1992. The growth in stockholders' equity from the end of 1993 mainly resulted from retention of earnings, net of the payment of dividends on common and pre-ferred stock, the decline in the value of securities available for sale and the purchase of treasury stock.

In January, April and July 1994, the Board declared quarterly dividends of $.22 per share on the Corporation's common stock; in October 1994 and January 1995, quarterly dividends of $.27 were declared. The level of dividends paid on the Corporation's common stock is determined by the Board based on the Corpora-tion's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors deemed relevant by the Board, including applicable government regulations and policies and the amount of dividends paid to the Corporation by its subsidiaries.

A capital planning process is in place to assist the Corporation and its bank-ing subsidiaries in maintaining appropriate capital levels and ratios. Regula-tory risk-based capital requirements take into account the differing risk pro-files of banking organizations by assigning risk weights to both assets and the credit equivalent amounts of off-balance-sheet exposures. Capital is divided into two tiers. Tier 1 capital includes common stockholders' equity and quali-fying preferred stock, and the tier 1 capital ratio is defined as the ratio of tier 1 capital to total risk-adjusted assets. Tier 2, or supplementary capital, includes, subject to certain limitations, limited-life preferred stock, manda-tory convertible securities, subordinated debt and a portion of the reserve for credit losses. Total capital is defined as the sum of tier 1 and tier 2 capi-tal, and the total capital ratio is defined as the ratio of total capital to total risk adjusted assets. Banking organizations are also subject to a minimum leverage capital ratio, which is defined as the ratio of tier 1 capital to ad-justed total average assets.

The following table presents the Corporation's regulatory capital position:

                                                                     December 31
--------------------------------------------------------------------------------
(dollars in millions)       1994     1993     1992  Regulatory  Well Capitalized
                                                       Minimum           Minimum
Risk-based capital
 ratios
 Tier 1 capital ratio...     7.0%     7.2%     7.1%      4.00%             6.00%
 Total capital ratio....    12.2%    12.4%    12.0%      8.00%            10.00%
Leverage ratio..........     6.5%     6.8%     6.6%      3.00%*            5.00%
Tier 1 capital.......... $ 2,874  $ 2,754  $ 2,437
Total capital........... $ 4,974  $ 4,725  $ 3,987
Total risk-adjusted
 assets................. $40,786  $38,179  $34,405

--------------------------------------------------------------------------------

* Plus an additional cushion of at least 100 to 200 basis points for all but the most highly rated institutions.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) es-tablished minimum ratios for banks to be considered "well capitalized." These ratios are determined solely for the purpose of applying FDICIA's provisions and, accordingly, such capital categories may not constitute an accurate repre-sentation of the overall financial condition or prospects of any bank. At De-cember 31, 1994, the capital ratios of all of the Corporation's banking subsid-iaries exceeded the minimum capital ratio requirements for a "well capitalized" institution under FDICIA.

In order to support the balance sheet growth of the Corporation's banking sub-sidiaries and to assist them in maintaining desired levels of regulatory capi-tal, the Corporation has made capital contributions, and may make future capi-tal contributions, to certain of its banking subsidiaries. While there were no capital contributions made to banking subsidiaries during 1994, the Corporation purchased a $180 million subordinated note, which qualifies as tier 2 capital, from FNBB during the first quarter. Capital contributions were made during 1993 and consisted of $240 million to FNBB and $39 million to various other banking subsidiaries. During 1994, $125 million of dividends were paid to the Parent Company by its subsidiaries, including $95 million from banking subsidiaries and $30 million from a non-banking subsidiary. The level of future dividends from the Corporation's subsidiaries is dependent on a number of factors, in-cluding capital adequacy, net income, liquidity, asset quality and economic conditions. In addition, bank regulations require the approval of bank regula-tory authorities if dividends declared by bank subsidiaries exceed certain pre-scribed limits (see Note 14 to the Financial Statements).

ACQUISITIONS AND DIVESTITURES
The acquisition and divestiture transactions described below reflect the con-tinuing execution of the Corporation's business strategy, including an expan-sion of its personal banking business, particularly in target markets in south-ern New England, and the exiting of non-strategic, less profitable businesses. The Corporation continues to engage, on an ongoing basis, in reviewing and dis-cussing possible acquisitions of financial institutions, as well as banking and other assets, and sales of existing businesses. The Corporation intends to con-tinue to explore acquisition opportunities as the banking industry continues to consolidate. The banking industry's consolidation may be facilitated by the Riegle-Neal Interstate Banking and Branching Efficiency Act, which was signed into law in September 1994, and which will phase in interstate banking and branching over a three-year period.

During 1994, the following events occurred:

  . The Corporation completed the sale of its factoring business. The domes-tic operation was sold in January and the Canadian business was sold in October.

  . In May, the Corporation completed its acquisition of BankWorcester, a $1.5 billion bank holding company headquartered in Worcester, Massachu-setts. This transaction was accounted for as a purchase.

  . In May, the Corporation completed the sale of its freight management business.

  . In June, the Corporation announced an agreement to sell two of its bank-ing subsidiaries, Vermont and Casco. At December 31, 1994, Casco had $1.1 billion and Vermont had $.7 billion of total assets. The sales of these two subsidiaries were completed in the first quarter of 1995.

  . In August, the Corporation completed its acquisition of Pioneer based in Middlesex County, Massachusetts, with total assets of approximately $800 million. This transaction was accounted for as a purchase.

  . In November, the Corporation announced a definitive agreement to acquire
    Ganis, a consumer finance company with loan origination volume of approx-imately $380 million in 1994. Ganis, which is headquartered in Newport Beach, California, specializes in collateralized lending for recreational vehicles and boats. This transaction was completed during the first quar-ter of 1995.

During 1993, the Corporation completed its mergers with Society, a bank holding company based in Hartford, Connecticut and Multibank, a bank holding company based in Dedham, Massachusetts. These two mergers added nearly $5 billion in total assets to the Corporation. These mergers were accounted for as poolings of interests and, as such, are reflected in the consolidated financial state-ments as though the Corporation, Society and Multibank had been combined as of the beginning of the earliest period presented.

Additional information on certain of the transactions described above is in-cluded in Note 2 to the Financial Statements.

BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

                                                    Year Ended December 31, 1994
--------------------------------------------------------------------------------
 (dollars in millions)                               AVERAGE             AVERAGE
                                                     BALANCE INTEREST(1)    RATE
 ASSETS
 Interest bearing deposits with other banks
 U.S...............................................  $   181   $    7      3.97%
 International(2)..................................      864      109     12.54
                                                     -------   ------
  Total............................................    1,045      116     11.06
                                                     -------   ------     -----
 Federal funds sold and resale agreements
 U.S...............................................    1,301       53      4.05
 International(2)..................................    1,255      547     43.62
                                                     -------   ------
  Total............................................    2,556      600     23.47
                                                     -------   ------     -----
 Trading securities
 U.S...............................................      160        8      5.34
 International(2)..................................      398      105     26.26
                                                     -------   ------
  Total............................................      558      113     20.27
                                                     -------   ------     -----
 Loans held for sale
 U.S.(3)...........................................      686       43      6.30
                                                     -------   ------     -----
 Securities
 U.S.
  Available for sale(4)............................    1,422       93      6.58
  Held to maturity.................................    1,550       89      5.75
 International(2)
  Available for sale(4)............................      332       47     14.63
  Held to maturity.................................      206       17      8.12
                                                     -------   ------
  Total............................................    3,510      246      7.00
                                                     -------   ------     -----
 Loans and lease financing
 U.S...............................................   23,038    1,788      7.76
 International(2)..................................    6,752      819     12.14
                                                     -------   ------
  Total loans and lease financing(5)...............   29,790    2,607      8.75
                                                     -------   ------     -----
 Earning assets....................................   38,145    3,725      9.77
                                                               ------     -----
 Nonearning assets.................................    4,916
                                                     -------
  Total assets(6)..................................  $43,061
                                                     =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits
 U.S.
  Savings deposits.................................  $ 9,585      196      2.04%
  Time deposits....................................    7,536      341      4.53
 International(2)
  Banks in foreign countries.......................    2,118      277     13.09
  Other foreign savings and time...................    5,062      334      6.60
                                                     -------   ------
  Total............................................   24,301    1,148      4.72
                                                     -------   ------     -----
 Federal funds purchased and repurchase agreements
 U.S...............................................    3,470      132      3.80
 International(2)..................................      203       65     31.96
                                                     -------   ------
  Total............................................    3,673      197      5.36
                                                     -------   ------     -----
 Other funds borrowed
 U.S...............................................    2,327      118      5.06
 International(2)..................................    1,180      553     46.87
                                                     -------   ------
  Total............................................    3,507      671     19.13
                                                     -------   ------     -----
 Notes payable
 U.S...............................................    1,942      117      6.02
 International(2)..................................      127       13     10.36
                                                     -------   ------
  Total............................................    2,069      130      6.28
                                                     -------   ------     -----
  Total interest bearing liabilities...............   33,550    2,146      6.40
                                                               ------     -----
 Demand deposits-U.S...............................    4,553
 Demand deposits-International.....................      447
 Other noninterest-bearing liabilities.............    1,488
  Total stockholders' equity.......................    3,023
                                                     -------
  Total liabilities and stockholders' equity(6)....  $43,061
                                                     =======
 NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
 INTEREST EARNING ASSETS
 U.S...............................................  $28,339   $1,231      4.34%
 International.....................................    9,806      348      3.54%
                                                     -------   ------
  Total............................................  $38,145   $1,579      4.14%
                                                     =======   ======

--------------------------------------------------------------------------------
(1) Income is shown on a fully taxable equivalent basis.
(2) In 1994, the Corporation reclassified the translation losses and gains associated with Brazilian local currency earning assets and interest bearing liabilities from noninterest income to interest income and interest expense, respectively, and reclassified all prior periods. This reclassification is more fully discussed in Note 25 to the Financial Statements.
(3) Amounts include the Corporation's accelerated disposition portfolio.
(4) Average rates for securities available for sale are based on the securities' amortized cost.
(5) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees earned of $52 million.
(6) As of December 31, 1994, average International assets and liabilities as a percentage of total average consolidated assets and liabilities, respectively, amounted to 26%.

BANK OF BOSTON CORPORATION


AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS
                                                    Year Ended December 31, 1993
--------------------------------------------------------------------------------
 (dollars in millions)                             Average             Average
                                                   Balance Interest(1)    Rate
 ASSETS
 Interest bearing deposits with other banks
 U.S.............................................  $   341   $   11       3.22%
 International(2)................................      952      130      13.66
                                                   -------   ------
  Total..........................................    1,293      141      10.91
                                                   -------   ------      -----
 Federal funds sold and resale agreements
 U.S.............................................      962       29       3.07
 International(2)................................      482      109      22.56
                                                   -------   ------
  Total..........................................    1,444      138       9.59
                                                   -------   ------      -----
 Trading securities
 U.S.............................................      152        6       4.03
 International(2)................................      129        4       3.19
                                                   -------   ------
  Total..........................................      281       10       3.65
                                                   -------   ------      -----
 Loans held for sale
 U.S.............................................    1,071       76       7.06
                                                   -------   ------      -----
 Securities(3)
 U.S.............................................    3,153      188       5.95
 International(2)................................      471       77      16.35
                                                   -------   ------
  Total..........................................    3,624      265       7.30
                                                   -------   ------      -----
 Loans and lease financing
 U.S.............................................   21,063    1,602       7.60
 International(2)................................    5,523      515       9.32
                                                   -------   ------
  Total loans and lease financing(4).............   26,586    2,117       7.96
                                                   -------   ------      -----
 Earning assets..................................   34,299    2,747       8.01
                                                             ------      -----
 Nonearning assets...............................    4,068
                                                   -------
  Total assets(5)................................  $38,367
                                                   =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits
 U.S.
  Savings deposits...............................  $ 9,367      212       2.30%
  Time deposits..................................    9,199      425       4.62
 International(2)
  Banks in foreign countries.....................    1,461       80       5.46
  Other foreign savings and time.................    3,657      299       8.18
                                                   -------   ------
   Total.........................................   23,684    1,016       4.29
                                                   -------   ------      -----
 Federal funds purchased and repurchase
 agreements
 U.S.............................................    2,697       81       3.02
 International(2)................................      119       19      15.80
                                                   -------   ------
  Total..........................................    2,816      100       3.57
                                                   -------   ------      -----
 Other funds borrowed
 U.S.............................................      879       49       5.59
 International(2)................................      654      115      17.54
                                                   -------   ------
  Total..........................................    1,533      164      10.69
                                                   -------   ------      -----
 Notes payable
 U.S.............................................    1,654      105       6.32
 International(2)................................       89        9      10.22
                                                   -------   ------
  Total..........................................    1,743      114       6.52
                                                   -------   ------      -----
  Total interest bearing liabilities.............   29,776    1,394       4.70
                                                             ------      -----
 Demand deposits-U.S.............................    4,470
 Demand deposits-International...................      385
 Other noninterest bearing liabilities...........    1,017
  Total stockholders' equity.....................    2,719
                                                   -------
  Total liabilities and stockholders' equity(5)..  $38,367
                                                   =======
 NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
 INTEREST EARNING ASSETS
 U.S.............................................  $26,742   $1,096       4.10%
 International...................................    7,557      257       3.40%
                                                   -------   ------
  Total..........................................  $34,299   $1,353       3.94%
                                                   =======   ======

--------------------------------------------------------------------------------
(1) Income is shown on a fully taxable equivalent basis.
(2) In 1994, the Corporation reclassified the translation losses and gains associated with Brazilian local currency earning assets and interest bearing liabilities from noninterest income to interest income and interest expense, respectively, and reclassified all prior periods. This reclassification is more fully discussed in Note 25 to the Financial Statements.
(3) Prior to January 1, 1994, average balances for securities available for sale and securities held to maturity were not separately accumulated.
(4) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees earned of $56 million.
(5) As of December 31, 1993, average International assets and liabilities as a percentage of total average consolidated assets and liabilities, respectively, amounted to 23%.

BANK OF BOSTON CORPORATION


AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

                                                   Year Ended December 31, 1992
-------------------------------------------------------------------------------
 (dollars in millions)                              Average             Average
                                                    Balance Interest(1)    Rate
 ASSETS
 Interest bearing deposits with other banks
  U.S.............................................  $   350   $   13       3.60%
  International(2)................................      896      174      19.40
                                                    -------   ------
  Total...........................................    1,246      187      14.96
                                                    -------   ------      -----
 Federal funds sold and resale agreements
  U.S.............................................      913       32       3.54
  International(2)................................      126       48      38.25
                                                    -------   ------
  Total...........................................    1,039       80       7.75
                                                    -------   ------      -----
 Trading securities
  U.S.............................................      169        7       4.43
  International(2)................................       58        2       2.51
                                                    -------   ------
  Total...........................................      227        9       3.94
                                                    -------   ------      -----
 Loans held for sale
  U.S.............................................      683       58       8.47
                                                    -------   ------      -----
 Securities(3)
 U.S..............................................    4,298      301       7.00
  International(2)................................      406       86      21.16
                                                    -------   ------
  Total...........................................    4,704      387       8.22
                                                    -------   ------      -----
 Loans and lease financing
  U.S.............................................   20,892    1,712       8.20
  International(2)................................    4,438      585      13.17
                                                    -------   ------
  Total loans and lease financing(4)..............   25,330    2,297       9.07
                                                    -------   ------      -----
 Earning assets...................................   33,229    3,018       9.08
                                                              ------      -----
 Nonearning assets................................    3,626
                                                    -------
  Total assets(5).................................  $36,855
                                                    =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits
  U.S.
  Savings deposits................................  $ 9,461      303       3.28%
  Time deposits...................................   11,159      638       5.72
  International(2)
  Banks in foreign countries......................    1,479      138       9.35
  Other foreign savings and time..................    2,759      328      11.87
                                                    -------   ------
   Total..........................................   24,858    1,407       5.66
                                                    -------   ------      -----
 Federal funds purchased and repurchase agreements
  U.S.............................................    1,764       53       3.02
  International(2)................................      113       28      25.06
                                                    -------   ------
  Total...........................................    1,877       81       4.34
                                                    -------   ------      -----
 Other funds borrowed
  U.S.............................................    1,161       73       6.28
  International(2)................................      447      117      26.05
                                                    -------   ------
  Total...........................................    1,608      190      11.78
                                                    -------   ------      -----
 Notes payable
  U.S.............................................    1,087       62       5.69
  International(2)................................      110       12      11.07
                                                    -------   ------
  Total...........................................    1,197       74       6.18
                                                    -------   ------      -----
  Total interest bearing liabilities..............   29,540    1,752       5.98
                                                              ------      -----
 Demand deposits-U.S..............................    3,847
 Demand deposits-International....................      323
 Other noninterest bearing liabilities............      919
  Total stockholders' equity......................    2,226
                                                    -------
  Total liabilities and stockholders' equity(5)...  $36,855
                                                    =======
 NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE INTEREST
 EARNING ASSETS
 U.S..............................................  $27,305   $1,045       3.83%
 International....................................    5,924      221       3.73%
                                                    -------   ------
  Total...........................................  $33,229   $1,266       3.81%
                                                    =======   ======

-------------------------------------------------------------------------------
(1) Income is shown on a fully taxable equivalent basis.
(2) In 1994, the Corporation reclassified the translation losses and gains associated with Brazilian local currency earning assets and interest bearing liabilities from noninterest income to interest income and interest expense, respectively, and reclassified all prior periods. This reclassification is more fully discussed in Note 25 to the Financial Statements.
(3) Prior to January 1, 1994, average balances for securities available for sale and securities held to maturity were not separately accumulated.
(4) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees earned of $49 million.
(5) As of December 31, 1992, average International assets and liabilities as a percentage of total average consolidated assets and liabilities, respectively, amounted to 19%.

BANK OF BOSTON CORPORATION

CHANGE IN NET INTEREST REVENUE -- VOLUME AND RATE ANALYSIS

The following tables present, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1994 com-pared with 1993 and 1993 compared with 1992. The change due to the volume/rate variance has been allocated to volume, and the change because of the difference in the number of days in the periods has been allocated to rate.

                                 1994 compared with 1993             1993 Compared with 1992
------------------------------------------------------------------------------------------------
                          Increase (Decrease)                 Increase (Decrease)
                             Due to Change in                    Due to Change in
                          ---------------------              ----------------------
(in millions)                 Volume      Rate   Net Change      Volume       Rate   Net Change
EARNING ASSETS
Interest bearing
 deposits in other banks
 U.S. ..................   $      (6) $       2        $ (4)             $       (2)      $  (2)
 International..........         (11)       (10)        (21)  $       8         (52)        (44)
                                                       ----                               -----
                                                        (25)                                (46)
                                                       ----                               -----
Federal funds sold and
 resale agreements
 U.S. ..................          14         10          24           1          (4)         (3)
 International..........         337        101         438          81         (20)         61
                                                       ----                               -----
                                                        462                                  58
                                                       ----                               -----
Trading securities
 U.S. ..................                      2           2                      (1)         (1)
 International..........          71         30         101           2                       2
                                                       ----                               -----
                                                        103                                   1
                                                       ----                               -----
Loans held for sale
 U.S. ..................         (25)        (8)        (33)         28         (10)         18
                                                       ----                               -----
Securities
 U.S. ..................         (14)         8          (6)        (49)        (64)       (113)
 International..........           8        (21)        (13)         11         (20)         (9)
                                                       ----                               -----
                                                        (19)                               (122)
                                                       ----                               -----
Loans and lease
 financing
 U.S. ..................         153         33         186          13        (123)       (110)
 International..........         149        155         304         101        (171)        (70)
                                                       ----                               -----
                                                        490                                (180)
                                                       ----                               -----
Interest income.........         375        603         978          85        (356)       (271)
                                                       ----                               -----
INTEREST BEARING FUNDS
Deposits
 U.S. savings...........           7        (23)        (16)                    (91)        (91)
 U.S. time..............         (76)        (8)        (84)        (91)       (122)       (213)
 International..........         175         57         232          65        (152)        (87)
                                                       ----                               -----
                                                        132                                (391)
                                                       ----                               -----
Federal funds purchased
 and repurchased
 agreements
 U.S. ..................          30         21          51          28                      28
 International..........          27         19          46           1         (10)         (9)
                                                       ----                               -----
                                                         97                                  19
                                                       ----                               -----
Other borrowed funds
 U.S. ..................          73         (4)         69         (16)         (8)        (24)
 International..........         247        191         438          36         (38)         (2)
                                                       ----                               -----
                                                        507                                 (26)
                                                       ----                               -----
Notes payable
 U.S. ..................          17         (5)         12          36           7          43
 International..........           4                      4          (2)         (1)         (3)
                                                       ----                               -----
                                                         16                                  40
                                                       ----                               -----
Interest expense........         216        536         752          43        (401)       (358)
                                                       ----                               -----
Net interest revenue....                               $226                               $  87
                                                       ====                               =====

--------------------------------------------------------------------------------

BANK OF BOSTON CORPORATION

SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL INFORMATION AND COMMON STOCK DATA

In the opinion of management, all adjustments, which include only normal re-curring adjustments necessary to present fairly the results of operations for each of the following quarterly periods, have been made.

--------------------------------------------------------------------------------------------
 (dollars in millions,
 except per share amounts)                             1994                             1993
                             Fourth   Third  Second   First   Fourth   Third  Second   First
                            Quarter Quarter Quarter Quarter  Quarter Quarter Quarter Quarter
 INCOME STATEMENT DATA
 Interest income(1)......   $ 1,071 $ 1,083 $   840 $   724  $   722 $   699 $   658 $   660
 Interest expense(1).....       638     659     466     383      373     358     327     336
                            ------- ------- ------- -------  ------- ------- ------- -------
 Net interest revenue....       433     424     374     341      349     341     331     324
 Provision for credit
 losses(2)...............        35      25      25      45       10      10      28      22
                            ------- ------- ------- -------  ------- ------- ------- -------
 Net interest revenue
 after provision for
 credit losses...........       398     399     349     296      339     331     303     302
 Noninterest
 income(1)(3)............       199     202     192     235      190     191     190     175
 Noninterest expense(4)..       382     378     372     347      347     440     368     376
                            ------- ------- ------- -------  ------- ------- ------- -------
 Income before income
  taxes, extraordinary
  item and cumulative
  effect of changes in
  accounting principles..       215     223     169     184      182      82     125     101
 Provision for income
 taxes...................        94      99      75      81       79      41      54      41
                            ------- ------- ------- -------  ------- ------- ------- -------
 Income before
  extraordinary item and
  cumulative effect of
  changes in accounting
  principles.............       121     124      94     103      103      41      71      60
 Extraordinary loss from
  early extinguishment of
  debt, net of tax.......                                (7)
 Cumulative effect of
  changes in accounting
  principles, net........                                                                 24
                            ------- ------- ------- -------  ------- ------- ------- -------
 Net income..............   $   121 $   124 $    94 $    96  $   103 $    41 $    71 $    84
                            ======= ======= ======= =======  ======= ======= ======= =======
 AVERAGE BALANCE SHEET
 DATA
 Loans and lease
 financing...............   $31,076 $30,362 $29,105 $28,615  $28,172 $26,953 $25,854 $25,224
 Securities..............     4,435   3,489   3,164   2,945    3,194   3,561   3,838   3,909
 Other earning assets....     3,838   4,995   5,613   4,942    4,763   4,306   3,731   3,543
                            ------- ------- ------- -------  ------- ------- ------- -------
  Total earning assets...    39,349  38,846  37,882  36,502   36,129  34,820  33,423  32,676
 Cash and due from banks.     2,178   2,116   1,828   2,157    1,924   1,845   1,716   1,672
 Other assets............     2,873   2,963   2,992   2,555    2,350   2,403   2,362   2,103
                            ------- ------- ------- -------  ------- ------- ------- -------
  Total average assets...   $44,400 $43,925 $42,702 $41,214  $40,403 $39,068 $37,501 $36,451
                            ======= ======= ======= =======  ======= ======= ======= =======
 Deposits................   $30,445 $29,904 $28,232 $28,615  $29,247 $28,543 $28,194 $28,162
 Funds borrowed..........     7,194   7,361   8,138   6,030    5,390   4,915   3,921   3,141
 Other liabilities.......     1,491   1,625   1,404   1,433    1,073   1,085   1,022     886
 Notes payable...........     2,141   1,987   1,957   2,194    1,876   1,752   1,670   1,669
 Stockholders' equity....     3,129   3,048   2,971   2,942    2,817   2,773   2,694   2,593
                            ------- ------- ------- -------  ------- ------- ------- -------
  Total average
  liabilities and
  stockholders' equity...   $44,400 $43,925 $42,702 $41,214  $40,403 $39,068 $37,501 $36,451
                            ======= ======= ======= =======  ======= ======= ======= =======
 PER COMMON SHARE
 Income before
  extraordinary item and
  cumulative effect of
  changes in accounting
  principles
  Primary................   $  1.04 $  1.07 $   .80 $   .88  $   .88 $   .30 $   .60 $   .49
  Fully diluted..........   $  1.01 $  1.04 $   .77 $   .85  $   .85 $   .30 $   .59 $   .48
 Net Income
  Primary................   $  1.04 $  1.07 $   .80 $   .82  $   .88 $   .30 $   .60 $   .72
  Fully diluted..........   $  1.01 $  1.04 $   .77 $   .79  $   .85 $   .30 $   .59 $   .70
 Cash dividends declared.   $   .27 $   .22 $   .22 $   .22  $   .10 $   .10 $   .10 $   .10
 Market value
  High...................   $29 1/8 $27 3/8 $28 1/2 $25 5/8  $25 5/8 $25 7/8 $28 3/8 $28 7/8
  Low....................   $24 5/8 $24 3/8 $23 1/8 $22 5/8  $21 3/8 $23 1/2 $20 1/2 $    24
 AVERAGE NUMBER OF COMMON
 SHARES
 (in thousands)
  Primary................   107,108 106,981 106,619 106,198  105,644 105,443 105,285 104,962
  Fully diluted..........   111,831 111,690 111,286 110,817  110,308 110,446 110,077 110,079
--------------------------------------------------------------------------------------------

(1) During the first quarter of 1994, the Corporation reclassified the translation losses and gains associated with Brazilian local currency earning assets and interest bearing liabilities from noninterest income to interest income and interest expense, respectively, and reclassified all prior periods. The reclassification had no effect on the Corporation's total revenue (the sum of net interest revenue and noninterest income).
(2) A portion of the provision for credit losses in the first quarter of 1994 reflects the transfer of certain lower quality real estate exposures to an accelerated disposition portfolio. At the point of transfer, and after an additional review of each exposure, the Corporation took a chargeoff of $119 million.
(3) Includes a $27 million gain from the sale of the domestic factoring business in the first quarter of 1994.
(4) Includes $5 million and $16 million of acquisition-related costs in the third and second quarters of 1994, respectively, related to the Corporation's acquisitions of Pioneer Financial, A Co-operative Bank and BankWorcester Corporation. Includes $85 million of acquisition-related costs and restructuring charges in the third quarter of 1993, primarily in connection with the Corporation's mergers with Society for Savings Bancorp, Inc. and Multibank Financial Corp., as well as costs of downsizing and reconfiguring certain of the Corporation's business and corporate units.

 The common stock of the Corporation, which is the only class of its securities entitled to vote at the Annual Meeting, is listed and traded on the New York and Boston Stock Exchanges.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
The Board of Directors and Stockholders
Bank of Boston Corporation:

We have audited the accompanying consolidated balance sheets of Bank of Boston Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1994. These financial statements are the responsibility of the Corporation's manage-ment. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Boston Corporation and Subsidiaries as of December 31, 1994 and 1993, and the consoli-dated results of their operations and cash flows for each of the years in the three year period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 9, 16 and 20 to the financial statements, the Corpora-tion has adopted Statement of Financial Accounting Standards No. 106, "Employ-ers' Accounting for Postretirement Benefits Other Than Pensions," Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and changed its method of accounting for purchased mortgage servicing rights, ef-fective January 1, 1993; and adopted Statement of Financial Accounting Stan-dards No. 115, "Accounting for Certain Investments in Debt and Equity Securi-ties," effective December 31, 1993.

Boston, Massachusetts
January 19, 1995

BANK OF BOSTON CORPORATION


CONSOLIDATED BALANCE SHEET                                            December 31
---------------------------------------------------------------------------------
 (in millions, except share and per share amounts)                  1994     1993
 ASSETS
 Cash and due from banks (Notes 3 and 4).......................  $ 2,317  $ 2,539
 Interest bearing deposits in other banks (Note 4).............    1,556      991
 Federal funds sold and securities purchased under agreements
 to resell.....................................................    1,232    1,455
 Trading securities............................................      553      306
 Mortgages held for sale.......................................      183    1,322
 Securities
 Available for sale (Notes 4 and 5)............................    2,997    1,438
 Held to maturity (fair value of $1,626 in 1994 and $1,569 in
 1993) (Notes 4 and 5).........................................    1,703    1,569
 Loans and lease financing (net of unearned income of $292 in
 1994 and $312 in 1993) (Notes 4 and 6)........................   31,005   28,782
 Reserve for credit losses (Note 7)............................     (680)    (770)
                                                                 -------  -------
  Net loans and lease financing................................   30,325   28,012
 Premises and equipment, net...................................      569      522
 Due from customers on acceptances.............................      314      391
 Accrued interest receivable...................................      355      287
 Other assets (Notes 8 and 16).................................    2,526    1,756
                                                                 -------  -------
 TOTAL ASSETS..................................................  $44,630  $40,588
                                                                 =======  =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits
 Domestic offices
  Noninterest bearing..........................................  $ 4,900  $ 5,040
  Interest bearing.............................................   16,841   17,496
 Overseas offices
  Noninterest bearing..........................................      569      526
  Interest bearing.............................................    9,046    6,552
                                                                 -------  -------
   Total deposits..............................................   31,356   29,614
 Funds borrowed (Note 10)......................................    6,360    4,975
 Acceptances outstanding.......................................      316      391
 Accrued expenses and other liabilities........................    1,287      723
 Notes payable (Note 11).......................................    2,169    1,973
                                                                 -------  -------
 Total liabilities.............................................   41,488   37,676
                                                                 -------  -------
 Commitments and contingencies (Notes 2, 21, 23 and 24)
 Stockholders' equity (Note 13)
 Preferred stock without par value (Note 12)
  Authorized shares -- 10,000,000
  Issued shares -- 4,593,941...................................      508      508
 Common stock, par value $2.25 (Notes 11 and 17)
  Authorized shares -- 200,000,000.............................
  Issued shares -- 107,584,349 in 1994 and 105,801,268 in 1993
  Outstanding shares -- 106,547,149 in 1994 and 105,801,268 in
  1993.........................................................      242      238
 Surplus.......................................................      810      769
 Retained earnings (Notes 14 and 17)...........................    1,655    1,362
 Net unrealized gain (loss) on securities available for sale,
 net of tax (Note 5)...........................................      (40)      43
 Treasury stock, at cost (1,037,200 shares)....................      (27)
 Cumulative translation adjustments, net of tax................       (6)      (8)
                                                                 -------  -------
 Total stockholders' equity....................................    3,142    2,912
                                                                 -------  -------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $44,630  $40,588
                                                                 =======  =======
---------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

BANK OF BOSTON CORPORATION


CONSOLIDATED STATEMENT OF INCOME                          Years Ended December 31
---------------------------------------------------------------------------------
 (in millions, except share and per share amounts)          1994     1993    1992
 INTEREST INCOME
 Loans and lease financing, including fees............   $ 2,606  $ 2,112 $ 2,291
 Securities...........................................       242      261     382
 Trading securities...................................       113       10       9
 Mortgages held for sale..............................        41       76      58
 Federal funds sold and securities purchased under
  agreements to resell................................       600      139      81
 Deposits in other banks..............................       116      141     186
                                                         -------  ------- -------
 Total interest income................................     3,718    2,739   3,007
                                                         -------  ------- -------
 INTEREST EXPENSE
 Deposits of domestic offices.........................       520      630     924
 Deposits of overseas offices.........................       628      386     483
 Funds borrowed.......................................       868      264     271
 Notes payable........................................       130      114      74
                                                         -------  ------- -------
 Total interest expense...............................     2,146    1,394   1,752
                                                         -------  ------- -------
 Net interest revenue.................................     1,572    1,345   1,255
 Provision for credit losses (Note 7).................       130       70     181
                                                         -------  ------- -------
 Net interest revenue after provision for credit loss-
  es..................................................     1,442    1,275   1,074
                                                         -------  ------- -------
 NONINTEREST INCOME
 Financial service fees...............................       396      350     355
 Trust and agency fees................................       201      178     166
 Trading profits and commissions......................        16       24      16
 Securities gains, net (Notes 5 and 20)...............        14       32      39
 Other income (Note 15)...............................       201      162     183
                                                         -------  ------- -------
 Total noninterest income.............................       828      746     759
                                                         -------  ------- -------
 NONINTEREST EXPENSE
 Salaries.............................................       665      635     605
 Employee benefits (Note 16)..........................       148      136     121
 Occupancy expense (Note 23)..........................       135      128     126
 Equipment expense....................................        96       96     101
 Other real estate owned expense......................        22       44     113
 Acquisition and restructuring expense (Note 18)......        21       85
 Other expense (Note 19)..............................       392      407     408
                                                         -------  ------- -------
 Total noninterest expense............................     1,479    1,531   1,474
                                                         -------  ------- -------
 Income before income taxes, extraordinary items and
  cumulative effect of changes in accounting
  principles..........................................       791      490     359
 Provision for income taxes (Note 20).................       349      215     153
                                                         -------  ------- -------
 Income before extraordinary items and cumulative ef-
  fect of changes in accounting principles............       442      275     206
 Extraordinary items
 Extraordinary loss from early extinguishment of debt,
  net of tax (Note 11)................................        (7)
 Recognition of prior year tax benefit carryforwards
  (Note 20)...........................................                         73
                                                         -------  ------- -------
 Income before cumulative effect of changes in ac-
  counting principles.................................       435      275     279
 Cumulative effect of changes in accounting princi-
  ples, net (Notes 9 and 20)..........................                 24
                                                         -------  ------- -------
 NET INCOME...........................................   $   435  $   299 $   279
                                                         =======  ======= =======
 NET INCOME APPLICABLE TO COMMON STOCK................   $   398  $   264 $   259
                                                         =======  ======= =======
 PER COMMON SHARE
 Income before extraordinary items and cumulative ef-
  fect of changes in accounting principles
 Primary..............................................   $  3.79  $  2.28 $  1.82
 Fully diluted........................................   $  3.67  $  2.22 $  1.78
 Net income
 Primary..............................................   $  3.73  $  2.51 $  2.54
 Fully diluted........................................   $  3.61  $  2.44 $  2.45
 Cash dividends declared..............................   $   .93  $   .40 $   .10
 AVERAGE NUMBER OF COMMON SHARES (in thousands)
 Primary..............................................   106,730  105,336 101,977
 Fully diluted........................................   111,427  110,258 107,157
---------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

BANK OF BOSTON CORPORATION



CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                                   Two Years Ended December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------
(in millions, except share and per share amounts)                                            Net
                                                                                      Unrealized
                                                                                     Gain (Loss)           Cumulative
                                                   Preferred Common         Retained          On Treasury Translation
                                                       Stock  Stock Surplus Earnings  Securities    Stock Adjustments  Total
BALANCE, JANUARY 1,
 1993.................                               $438     $236   $750    $1,136                $ (1)      $(5)    $2,554
Net income -- 1993....                                                          299                                      299
Common stock issued in
 connection with:
 Dividend reinvestment
  and stock purchase
  plan -- 286,201
  shares..............                                           1      6                                                  7
 Exercise of stock
  options -- 800,524
  shares (Note 17)....                                           1     11                             1                   13
 Restricted stock
  grants, net of
  forfeitures --
   13,740 shares
  (Note 17)...........                                                  1                                                  1
 Other, principally
  employee benefit
  plans -- 116,223
  shares..............                                                  3                                                  3
Preferred stock
 issued -- 280,000
 shares (Note 12).....                                 70              (2)                                                68
Cash dividends
 declared
 Preferred stock (Note
  12).................                                                          (35)                                     (35)
 Common stock -- $.40
  per share...........                                                          (38)                                     (38)
Net unrealized gain on
 securities available
 for sale, net of tax
 (Note 5).............                                                                   $43                              43
Translation
 adjustments, net of
 tax..................                                                                                         (3)        (3)
                                                     ----     ----   ----    ------     ----       ----       ---     ------
BALANCE, DECEMBER 31,
 1993.................                                508      238    769     1,362       43                   (8)     2,912
Net income -- 1994....                                                          435                                      435
Common stock issued in
 connection with:
 Dividend reinvestment
  and stock purchase
  plan -- 1,103,539
  shares..............                                           2     25                                                 27
 Exercise of stock
  options -- 427,756
  shares (Note 17)....                                           1      5                                                  6
 Restricted stock
  grants, net of
  forfeitures --
   252,363 shares
  (Note 17)...........                                           1      9        (6)                                       4
 Other, principally
  employee benefit
  plans -- 118,223
  shares..............                                                  2                                                  2
Purchase of treasury
 stock -- 1,037,200
 shares...............                                                                              (27)                 (27)
Cash dividends
 declared
 Preferred stock (Note
  12).................                                                          (37)                                     (37)
 Common stock -- $.93
  per share...........                                                          (99)                                     (99)
Change in net
 unrealized gain
 (loss) on securities
 available for sale,
 net of tax (Note 5)..                                                                   (83)                            (83)
Translation
 adjustments, net of
 tax..................                                                                                          2          2
                                                     ----     ----   ----    ------     ----       ----       ---     ------
BALANCE, DECEMBER 31,
 1994.................                               $508     $242   $810    $1,655     $(40)      $(27)      $(6)    $3,142
                                                     ====     ====   ====    ======     ====       ====       ===     ======
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

BANK OF BOSTON CORPORATION


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY   Year Ended December 31, 1992
----------------------------------------------------------------------------------------
(in millions, except                                                  Cumulative
share and per share       Preferred Common         Retained Treasury Translation
amounts)                      Stock  Stock Surplus Earnings    Stock Adjustments  Total
BALANCE, JANUARY 1,
 1992...................    $208     $214   $614    $  887    $(1)       $(3)    $1,919
Net income -- 1992......                               279                          279
Common stock issued in
 connection with:
 Public offering --
   8,493,000 shares.....               19    128                                    147
 Dividend reinvestment
  and stock purchase
  plan -- 104,997
  shares................                       2                                      2
 Exercise of stock
  options -- 783,227
  shares (Note 17)......                2      8                                     10
 Restricted stock
  grants, net of
  forfeitures -- 181,725
  shares (Note 17)......                1      4        (3)                           2
 Other, principally
  employee benefit
  plans -- 174,314
  shares................                       2                                      2
Preferred stock
 issued -- 920,000
 shares (Note 12).......     230              (8)                                   222
Cash dividends declared
 Preferred stock (Note
  12)...................                               (19)                         (19)
 Common stock -- $.10
  per share.............                                (8)                          (8)
Translation adjustments,
 net of tax.............                                                  (2)        (2)
                            ----     ----   ----    ------    ---        ---     ------
BALANCE, DECEMBER 31,
 1992...................    $438     $236   $750    $1,136    $(1)       $(5)    $2,554
                            ====     ====   ====    ======    ===        ===     ======
----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

BANK OF BOSTON CORPORATION

 CONSOLIDATED STATEMENT OF CASH FLOWS                     Years Ended December 31
---------------------------------------------------------------------------------
 (in millions)                                            1994     1993     1992
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.........................................   $   435  $   299  $   279
 Reconciliation of net income to net cash provided
  from operating activities
 Cumulative effect of change in accounting for in-
  come taxes........................................                (77)
 Cumulative effect of change in accounting for pur-
  chased mortgage servicing rights, net of tax......                 53
 Extraordinary income from recognition of prior year
  tax benefit carryforwards.........................                         (73)
 Extraordinary loss from early extinguishment of
  debt, net of tax..................................         7
 Provision for credit losses........................       130       70      181
 Depreciation and amortization......................       177      175      153
 Provision for deferred taxes.......................        70      119      110
 Net gains on sales of securities and other assets..      (114)     (68)     (86)
 Change in trading securities.......................      (247)    (114)       8
 Change in mortgages held for sale..................     1,139     (399)    (442)
 Change in securities available for sale, net of
  transfers.........................................                992    2,575
 Net change in interest receivables and payables....      (162)       4        9
 Other, net.........................................       (15)     133     (367)
                                                       -------  -------  -------
  Net cash provided from operating activities.......     1,420    1,187    2,347
                                                       -------  -------  -------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Net cash provided from (used for) interest bearing
  deposits in other banks...........................      (565)     316     (119)
 Net cash provided from (used for) federal funds
  sold and securities purchased under agreements to
  resell............................................       223     (267)    (314)
 Purchases of securities held to maturity...........    (1,373)  (1,723)  (1,433)
 Purchase of securities available for sale..........    (4,294)
 Sales of securities available for sale.............     2,541
 Maturities of securities held to maturity..........       993    1,808      999
 Maturities of securities available for sale........       231
 Dispositions of venture capital investments........       121       97       71
 Loans and lease financing originated by nonbank en-
  tities............................................    (2,773)  (3,589)  (4,190)
 Loans and lease financing collected by nonbank en-
  tities............................................     2,814    3,365    4,459
 Proceeds from sales of loan portfolios by bank sub-
  sidiaries.........................................        76      171       25
 Loan portfolios purchased by bank subsidiaries.....                (44)     (97)
 Net cash used for lending activities of bank sub-
  sidiaries.........................................    (2,455)  (3,394)    (780)
 Lease financing originated by bank entities........       (24)     (50)      (7)
 Lease financing collected by bank entities.........        24       22       17
 Proceeds from sales of other real estate owned.....        53      142      310
 Expenditures for premises and equipment............      (187)     (97)     (74)
 Proceeds from sales of business units, premises and
  equipment.........................................       159        8       12
 Other, net.........................................      (380)    (168)      24
                                                       -------  -------  -------
 Net cash used for investing activities.............    (4,816)  (3,403)  (1,097)
                                                       -------  -------  -------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Net cash provided from (used for) deposits.........     1,742      512     (189)
 Net cash provided from (used for) funds borrowed...     1,385    2,028   (1,687)
 Net proceeds from issuance of notes payable........       698      519      304
 Repayments/repurchases of notes payable............      (502)    (231)     (32)
 Net proceeds from issuance of common stock.........        36       20      156
 Net proceeds from issuance of preferred stock......                 68      222
 Purchase of treasury stock.........................       (27)
 Dividends paid.....................................      (136)     (73)     (27)
                                                       -------  -------  -------
 Net cash provided from (used for) financing activi-
  ties..............................................     3,196    2,843   (1,253)
                                                       -------  -------  -------
 Effect of foreign currency translation on cash.....       (22)     (24)     (47)
                                                       -------  -------  -------
 Net change in cash and due from banks..............      (222)     603      (50)
 Cash and due from banks at January 1...............     2,539    1,936    1,986
                                                       -------  -------  -------
 Cash and due from banks at December 31.............   $ 2,317  $ 2,539  $ 1,936
                                                       =======  =======  =======
---------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The financial reporting and accounting policies of Bank of Boston Corporation (the Corporation) conform to generally accepted accounting principles. Certain prior period amounts have been reclassified to conform with current financial statement presentation. The following is a summary of the significant account-ing policies.

BASIS OF PRESENTATION
The consolidated financial statements include the Corporation and its majority owned subsidiaries, including its major banking subsidiaries: The First Na-tional Bank of Boston (FNBB); Casco Northern Bank, N.A. (Casco); Bank of Boston Connecticut (Connecticut); Rhode Island Hospital Trust National Bank (Hospital Trust); and Bank of Vermont (Vermont). The Corporation's sales of Vermont and Casco, which will be completed in the first quarter of 1995, are discussed in
Note 2. All material intercompany accounts and transactions have been elimi-nated in consolidation. Investments in 20% to 50%-owned companies are accounted for using the equity method. The equity interest in their earnings is included in other income. The excess of cost over the assigned value of the net assets of companies acquired, or goodwill, is included in other assets and is amor-tized on a straight-line basis, generally over periods ranging from fifteen to twenty-five years.

FOREIGN CURRENCY TRANSLATION
The Corporation translates the financial statements of its foreign operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." Under the provisions of SFAS No. 52, a func-tional currency is designated for each foreign unit, generally the currency of the primary economic environment in which it operates. Where the functional currency is not the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end exchange rates, while income and expenses are trans-lated using average rates for the period. The resulting translation adjustments and any related hedge gains and losses are recorded, net of tax, as a separate component of stockholders' equity.

For foreign units operating in highly inflationary economies, the functional currency is the U.S. dollar. Their financial statements are translated into U.S. dollars using period-end exchange rates for monetary assets and liabili-ties, exchange rates in effect on the date of acquisition for property and equipment (and related depreciation) and certain investments, and the average exchange rate during the period for income and expenses. The resulting transla-tion adjustments and related hedge gains and losses for these units are re-corded in current period income.

The Corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and certain securities.

TRADING SECURITIES
Trading securities comprise securities purchased in connection with the Corpo-ration's trading activities and, as such, are expected to be sold in the near term. The Corporation reports trading securities at fair value; realized and unrealized gains and losses on trading securities are recorded currently in trading profits and commissions, a component of noninterest income. Obligations to deliver securities not yet purchased are reported as funds borrowed.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
Effective December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this standard, all debt and equity securities that are not purchased in connection with the Corporation's trading activities are classified as either securities held to maturity or securities available for sale. Securities held to maturity are debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are debt secu-rities that the Corporation may not hold to maturity, as well as equity securi-ties. These securities include debt securities that are purchased in connection with the Corporation's asset/liability risk management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other related factors; securities held in connection with the Corporation's venture capital and mezzanine financing business; and other securities that are intended to be held for indefinite periods of time, but which may not be held to maturity. Within the available for sale category, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, as a separate component of stockholders' equity. Equity securities that do not have a readily determinable fair value are reported at cost. If a security available for sale or a security held to maturity has experienced a decline in value that is deemed other than temporary, it is written down to its estimated fair value through a charge to current period income. Realized gains and losses with respect to securities, which are generally computed on a specific identified cost basis, are included in securities gains, except for gains and losses with respect to venture capi-tal and mezzanine securities, which are included in other income.

INTEREST RATE DERIVATIVES AND FOREIGN EXCHANGE CONTRACTS
The Corporation enters into a variety of interest rate derivatives in connec-tion with its trading activities, including providing these products to its customers, and as part of its interest rate risk management strategy. Such de-rivatives include interest rate futures and forwards, interest rate swaps and interest rate options. Derivatives are classified as part of the trading or as-set and liability management portfolio.

Derivatives included in the trading portfolio are carried at fair value. Real-ized and unrealized changes in fair value are recognized in current period in-come as a component of trading profits and commissions.

The asset and liability management portfolio is composed of derivatives used by the Corporation as part of its interest rate risk management strategy. When a derivative is designated as part of the asset and liability management portfo-lio it is linked to the related asset and/or liability. Income or loss on the derivative is recognized on the same basis as the linked asset or liability. If the related asset is carried at fair value or the lower of cost or fair value, the fair value of the derivative is combined with the fair value of the asset and is recognized in income based on the method of accounting used for the linked asset. If the asset or liability is carried at cost, the derivative is either accounted for on the accrual basis, with income or expense accrued over the life of the agreement as an adjustment to the yield of the related asset or liability, or marked to fair value, with any gain or loss deferred and amor-tized over the period being managed as an adjustment to the yield of the re-lated asset or liability. In this connection, interest rate swaps, caps and floors are accounted for on the accrual basis and interest rate futures, for-wards and other option agreements are marked to fair value, with gains and losses deferred and amortized over the period being managed. The Corporation does not utilize written options as part of its interest rate risk management strategy unless they are included as part of an overall option strategy that effectively creates a net purchased option position. If a contract is terminat-ed, any remaining unrecognized gain or loss is deferred and amortized as an ad-justment to the yield of the related asset or liability over the remainder of the period that is being managed. If the linked asset or liability is disposed of prior to the end of the period being managed, the related derivative is marked to fair value, with any resulting gain or loss recognized in current pe-riod income as an adjustment to the gain or loss on the disposal of the related asset or liability.

The Corporation also enters into foreign exchange contracts in conjunction with its trading activities, including providing these products to its customers, and to hedge a portion of its own foreign exchange risk, which is principally related to foreign currency translation (see "Foreign Currency Translation" above). The trading portfolio includes foreign currency spot, forward, future, option and cross-currency interest rate swap contracts. Foreign exchange trad-ing positions are valued at current market rates, with the net foreign exchange trading gain or loss recorded in the statement of income as a component of other income.

LOANS AND LEASE FINANCING
Loans are reported at their principal outstanding, net of charge-offs and un-earned income, if any. Mortgages held for sale are reported separately at the lower of aggregate cost or fair value.

Interest income on loans is accrued as earned. Unearned income on loans and leases is recognized on a basis approximating a level rate of return over the term of the loan. Loan origination fees and costs are accounted for in accor-dance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," which requires the deferral of these fees and costs and subsequent amortization to income over the life of the related credit or facility. Fees that adjust the yield on the underlying credit are included in interest income on loans and lease financing. Fees for credit related services are included in financial service fees, a component of noninterest income.

Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and the estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of nonrecourse debt. Unearned income is rec-ognized to yield a level rate of return on the net investment in the leases.

The Corporation places loans and leases on nonaccrual status when any portion of the principal or interest is ninety days past due, unless it is well se-cured and in the process of collection, or earlier when concern exists as to the ultimate collectibility of principal or interest. Whenever a loan or lease is placed on nonaccrual status, all other credit exposures to the same bor-rower are also placed on nonaccrual status, except when it can be clearly dem-onstrated that such credit exposures are well secured, fully performing and insulated from the weakness surrounding the nonaccrual credit to which they relate. When loans or leases are placed on nonaccrual status, the related in-terest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans and leases are applied as a re-duction of the principal balance when concern exists as to the ultimate col-lection of principal; otherwise, such payments are recognized as interest in-come. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the ultimate collectibility of principal or interest.

The Corporation may renegotiate the contractual terms of a loan because of a deterioration in the financial condition of the borrower. The carrying value of a renegotiated loan is reduced by the fair value of any asset or equity in-terest received, and by the extent, if any, that future cash receipts required under the new terms do not equal the loan balance at the time of renegoti-ation. Renegotiated loans performing in accordance with their new terms are not reported as nonaccrual loans unless concern exists as to the ultimate collectibility of principal or interest under the new terms. Interest, if any, is recognized in income to yield a level rate of return over the life of the renegotiated loan.

RESERVE FOR CREDIT LOSSES AND PROVISION FOR CREDIT LOSSES
The reserve for credit losses is available for future charge-offs of exten-sions of credit. The reserve is increased by the provision for credit losses and by recoveries of items previously charged off, and is decreased as credits are charged off. A charge-off occurs once a probability of loss has been de-termined, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees.

The provision for credit losses is based upon management's estimate of the amount necessary to maintain the reserve at an adequate level, considering evaluations of individual credits and concentrations of credit risk, net losses charged to the reserve, changes in quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-bor-der risks, changes in the size and character of the credit risks and other pertinent factors.

Beginning in 1995, the Corporation will adopt, prospectively, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These standards address the accounting for certain impaired loans. Under the standards, loans are impaired when it is probable that all principal and interest amounts due will not be collected in accordance with their original contractual terms. The standards require each such impaired loan to be evaluated based on the present value of expected future cash flows discounted at each loan's original effective interest rate; however, if the loan is collateral dependent, it can be valued based on the fair value of the collateral. The loan's observable market value may be used as an alternate valuation technique. To the extent that the recorded investment in a loan ex-ceeds the valuation measured under one of the above methodologies, a valuation allowance is established for the difference. Any valuation allowances neces-sary under the standards are to be considered in determining the level of the Corporation's overall reserve for credit losses. The Corporation does not ex-pect the adoption of the standards to have a material effect on its results of operations or financial position.

PREMISES AND EQUIPMENT
Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

PURCHASED AND EXCESS MORTGAGE SERVICING ASSETS
Purchased mortgage servicing rights (PMSR) represent the cost of purchasing the right to service mortgage loans originated by others. Excess mortgage ser-vicing receivables (EMSR) represent the present value of the servicing fee in-come retained when mortgage loans are sold in excess of a normal servicing fee rate. PMSR and EMSR are reported as assets and are amortized as reductions of servicing fee income, a component of noninterest income, over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced.

Remaining PMSR asset balances are evaluated for impairment by determining their estimated aggregate recoverable amount through applying the discount rate in effect at the time the servicing portfolios were purchased to the estimated fu-ture net cash flows from servicing the underlying mortgages. The carrying value is written down for any impairment; such writedowns are recorded as reductions of servicing fee income. Prior to 1993, this valuation was performed on an undiscounted basis. Note 9 includes information with respect to this change in accounting principle. EMSR is also evaluated for impairment based on estimated future cash flows on a discounted basis.

ACCELERATED DISPOSITION PORTFOLIO
In 1994, the Corporation transferred certain lower quality real estate expo-sures to an accelerated disposition portfolio, which is included in other as-sets. The exposures were transferred at their estimated disposition values, with the excess, if any, of the exposures over the disposition values charged to the reserve for credit losses. Subsequent declines in disposition value are recorded in noninterest income. Gains, if any, are not recognized until real-ized. Income recognition is based upon existing policies for accruing and nonaccrual loans and other real estate owned.

OTHER REAL ESTATE OWNED
Other real estate owned (OREO), which is included in other assets, includes properties on which the Corporation has foreclosed and taken title. OREO is re-ported at the lower of the carrying value of the loan or the fair value of the property obtained, less estimated selling costs. The excess, if any, of the loan over the fair value of the property at the time of transfer from loans to OREO is charged to the reserve for credit losses. Subsequent declines in the fair value of the property and net operating results of the property are re-corded in noninterest expense.

INCOME TAXES
The Corporation accounts for income taxes in accordance with SFAS No. 109, "Ac-counting for Income Taxes," which was prospectively adopted effective January 1, 1993. Note 20 includes additional information with respect to the adoption of this standard. Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes pay-able or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences and tax benefit carryforwards. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or credit-able in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in in-come in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Corporation's deferred tax assets will not be realized. Changes in the de-ferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

For financial reporting purposes, investment tax credits received in connection with lease financing are recognized as lease income over the investment life of the related asset.

PER SHARE CALCULATIONS
Primary net income per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented.

For fully diluted net income per common share, net income is reduced by pre-ferred stock dividends and increased by the interest, net of income tax bene-fit, recorded on the Corporation's convertible debentures. Such adjusted net income is divided by the weighted average number of common shares outstanding for each period plus the shares representing the dilutive effect of stock op-tions outstanding and the shares that would result from conversion of the Cor-poration's convertible debentures. The effect of stock options and convertible debentures is excluded from the computation of fully diluted net income per common share in periods in which their effect would be anti-dilutive.

2 MERGERS, ACQUISITIONS AND DIVESTITURES
In July 1993, the Corporation completed its mergers with Society for Savings, Bancorp, Inc. (Society), a $2.4 billion registered bank holding company based in Hartford, Connecticut, and Multibank Financial Corp. (Multibank), a $2.4 billion registered bank holding company based in Dedham, Massachusetts. In con-nection with the merger with Society, the Corporation issued 9.6 million shares of its common stock for all of the outstanding shares of Society common stock by exchanging .80 of a share of its common stock for each outstanding Society share. In connection with the merger with Multibank, the Corporation issued
10.4 million shares of its common stock for all of the outstanding shares of Multibank common stock by exchanging 1.125 shares of its common stock for each outstanding Multibank share. These mergers were accounted for as poolings of interests and as such are reflected in the accompanying consolidated financial state-ments as though the Corporation, Society and Multibank had been combined as of the beginning of the earliest period presented.

In May 1994, the Corporation completed its acquisition of BankWorcester Corpo-ration (BankWorcester), a $1.5 billion bank holding company based in Worces-ter, Massachusetts. The total purchase price amounted to $243 million. In ad-dition, in August 1994, the Corporation completed its acquisition of Pioneer Financial, A Co-operative Bank (Pioneer), a $.8 billion bank based in Middle-sex County, Massachusetts. The total purchase price amounted to $117 million. The acquisitions were accounted for as purchases and, accordingly, the assets and liabilities of each were recorded at their estimated fair values as of the acquisition dates. Goodwill resulting from the acquisitions is being amortized over a twenty-five year period for BankWorcester and a fifteen-year period for Pioneer. Core deposit intangible resulting from the BankWorcester acquisition is being amortized over a seven-year period. Both acquisitions have been in-cluded in the accompanying consolidated financial statements since their re-spective acquisition dates. Pro forma results of operations including BankWorcester and Pioneer for the years ended December 31, 1994 and 1993 are not presented, since the results would not have been significantly different in relation to the Corporation's results of operations.

In June 1994, the Corporation announced a definitive agreement to sell two of its affiliate banks, Vermont and Casco. Vermont had $664 million in assets and $516 million in deposits as of December 31, 1994, had 214 employees and oper-ated 12 branches. Casco had $1,128 million in assets and $877 million in de-posits as of December 31, 1994, had 497 employees and operated 34 branches. The sales of Vermont and Casco will be completed in the first quarter of 1995. During 1994, the Corporation completed the sale of its United States factoring business, and recorded an after-tax gain of approximately $16 million on the transaction.

In November 1994, the Corporation announced a definitive agreement to acquire Ganis Credit Corporation (Ganis), a privately-held consumer finance company headquartered in Newport Beach, California, and will complete the acquisition in the first quarter of 1995. At the date of closing, the Corporation will pay Ganis stockholders approximately $22 million in Corporation common stock, and will pay up to an additional $14 million in common stock if Ganis achieves certain performance goals over the next several years. A majority of the Cor-poration's shares of treasury stock, which was purchased in the open market in December 1994, will be used for the transaction. As of December 31, 1994, Ganis had approximately 150 employees in eleven United States offices.

3 STATEMENT OF CASH FLOWS
For purposes of the Statement of Cash Flows, cash and due from banks are con-sidered to be cash equivalents. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. During 1994, 1993 and 1992, the Corporation paid interest of approximately $2,241 million, $2,810 million and $1,766 million, respectively. The Corporation paid income taxes of approx-imately $173 million in 1994, $56 million in 1993 and $49 million in 1992. During 1994, 1993 and 1992, the Corporation transferred approximately $74 mil-lion, $132 million and $249 million, respectively, to OREO from loans. Loans made to facilitate sales of OREO properties totaled approximately $2 million, $9 million and $51 million in 1994, 1993, and 1992, respectively. Noncash transactions during 1993 included transfers of approximately $861 million of securities held to maturity to securities available for sale, in connection with the Corporation's mergers with Society and Multibank, as well as the Cor-poration's adoption of SFAS No. 115. In accordance with the new standard, cash flows from purchases, sales and maturities of securities available for sale in 1994 are classified as investing activities in the accompanying consolidated statement of cash flows. In previous periods, these cash flows are classified as an operating activity and presented on a net basis.

4 RESERVE REQUIREMENTS, RESTRICTED DEPOSITS AND PLEDGED ASSETS
At December 31, 1994 and 1993, cash and due from banks included $818 million and $1,392 million, respectively, to satisfy the reserve requirements of the Federal Reserve System and various foreign central banks. Interest bearing de-posits in other banks held to satisfy foreign central bank reserve require-ments totaled $30 million and $39 million at December 31, 1994 and 1993, re-spectively.

At December 31, 1994 and 1993, securities, loans and other assets with a book value of $4,077 million and $3,757 million, respectively, were pledged to collateralize repurchase agreements, public deposits and other items.

5 SECURITIES


A summary comparison of securities available for sale by type is as follows:

                                                              December 31, 1994
-------------------------------------------------------------------------------
 (in millions)                         GROSS      GROSS
                                  UNREALIZED UNREALIZED CARRYING
                             COST      GAINS     LOSSES    VALUE
 U.S. Treasury...........  $1,500                   $13   $1,487
 U.S. government agencies
  and corporations --
  Mortgage-backed
  securities.............     796                    30      766
 Foreign debt securities.     432        $ 4         52      384
 Other debt securities...     142                            142
 Marketable equity
  securities.............      52         21          1       72
 Other equity securities.     146                            146
                           ------        ---        ---   ------
                           $3,068        $25        $96   $2,997
                           ======        ===        ===   ======
                                                              December 31, 1993
-------------------------------------------------------------------------------
 (in millions)                         Gross      Gross
                                  Unrealized Unrealized Carrying
                             Cost      Gains     Losses    Value
 U.S. Treasury...........  $  108        $ 2              $  110
 U.S. government agencies
  and corporations --
  Mortgage-backed
  securities.............     493          6        $ 1      498
 Foreign debt securities.     441         49                 490
 Other debt securities...     150                            150
 Marketable equity
  securities.............      58         20          4       74
 Other equity securities.     116                            116
                           ------        ---        ---   ------
                           $1,366        $77        $ 5   $1,438
                           ======        ===        ===   ======
-------------------------------------------------------------------------------

Other equity securities included in securities available for sale are not traded on established exchanges, and are carried at cost. However, in accor-dance with SFAS No. 107, "Disclosures About Fair Values of Financial Instru-ments," fair values were estimated for these securities. These fair values ex-ceeded cost by $70 million and $45 million at December 31, 1994 and 1993, re-spectively. Further information with respect to the fair value of these securi-ties is included in Note 28.

A summary comparison of securities held to maturity by type is as follows:

                                                              December 31, 1994
-------------------------------------------------------------------------------
(in millions)                            GROSS      GROSS
                          AMORTIZED UNREALIZED UNREALIZED   FAIR
                               COST      GAINS     LOSSES  VALUE
U.S. Treasury...........     $   12                   $ 1 $   11
U.S. government agencies
 and corporations --
 Mortgage-backed
 securities.............      1,449                    74  1,375
States and political
subdivisions............         30                           30
Foreign debt securities.        123                     2    121
Other equity securities.         89                           89
                             ------                   --- ------
                             $1,703                   $77 $1,626
                             ======                   === ======

-------------------------------------------------------------------------------


                                                                                  December 31, 1993
---------------------------------------------------------------------------------------------------
 (in millions)                                      Gross      Gross
                                     Amortized Unrealized Unrealized   Fair
                                          Cost      Gains     Losses  Value
 U.S. Treasury......................    $  317                       $  317
 U.S. government agencies and
  corporations --
  Mortgage-backed securities........     1,046                    $2  1,044
 States and political subdivisions..        29         $2                31
 Foreign debt securities............       109                          109
 Other equity securities............        68                           68
                                        ------     ------     ------ ------
                                        $1,569         $2         $2 $1,569
                                        ======     ======     ====== ======
---------------------------------------------------------------------------------------------------

Other equity securities included in securities held to maturity represent secu-rities, such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such securities are considered to approximate cost.

A summary of debt securities available for sale by contractual maturity is as follows:


                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                       1994              1993
                                                     FAIR              Fair
                                          COST      VALUE       Cost  Value
 Within one year....................    $  617     $  615     $  362 $  369
 After one but within five years....     1,502      1,475        317    352
 After five but within ten years....       238        197        105    114
 After ten years....................       513        492        408    413
                                        ------     ------     ------ ------
                                        $2,870     $2,779     $1,192 $1,248
                                        ======     ======     ====== ======
A summary of debt securities held to maturity by contractual maturity is as follows:


                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                       1994              1993
                                     AMORTIZED       FAIR  Amortized   Fair
                                          COST      VALUE       Cost  Value
 Within one year....................    $   41     $   41     $  397 $  398
 After one but within five years....       545        527        168    168
 After five but within ten years....       304        293         93     94
 After ten years....................       724        676        843    841
                                        ------     ------     ------ ------
                                        $1,614     $1,537     $1,501 $1,501
                                        ======     ======     ====== ======
---------------------------------------------------------------------------------------------------

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the category that encompasses the due dates for the majority of the instrument.

Included in 1994's securities gains were gross gains of $23 million and gross losses of $9 million related to the sale of debt securities available for sale. Total proceeds from such securities sales amounted to $2,243 million. For 1993, securities gains included gross gains of $39 million and gross losses of $1 million related to debt securities sales. Total proceeds from such securities sales in 1993 amounted to $4,247 million. For 1992, securities gains included gross gains of $51 million and gross losses of $16 million related to debt se-curities sales. Total proceeds from such securities sales in 1992 amounted to $5,675 million.

6 LOANS AND LEASE FINANCING

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                                             1994     1993
 UNITED STATES
 Commercial, industrial and financial................................   $11,805  $11,991
 Commercial real estate
  Construction.....................................................         354      617
  Other commercial.................................................       3,141    3,123
 Consumer-related loans
  Secured by 1-4 family residential properties.....................       5,004    4,159
  Other............................................................       2,462    1,610
 Lease financing.....................................................     1,366    1,264
 Unearned income.....................................................      (216)    (204)
                                                                        -------  -------
                                                                         23,916   22,560
                                                                        -------  -------
 INTERNATIONAL
 Commercial and industrial...........................................     5,136    4,650
 Banks and other financial institutions..............................       614      602
 Governments and official institutions...............................        33       22
 Lease financing.....................................................       329      265
 All other...........................................................     1,053      791
 Unearned income.....................................................       (76)    (108)
                                                                        -------  -------
                                                                          7,089    6,222
                                                                        -------  -------
                                                                        $31,005  $28,782
                                                                        =======  =======
---------------------------------------------------------------------------------------------------

Renegotiated loans that are performing in accordance with their new terms are classified as accruing loans. Such loans amounted to $68 million and $225 mil-lion at December 31, 1994 and 1993, respectively. At December 31, 1994 and 1993, there were no material commitments to lend additional funds to customers whose loans have been renegotiated. For the years ended December 31, 1994 and 1993, interest income that would have been recognized if the loans had been current at their original contractual rates amounted to $9 million and $21 mil-lion, respectively, while the amount recognized as interest income in the same periods amounted to $7 million and $18 million, respectively.

7 RESERVE FOR CREDIT LOSSES
An analysis of changes in the reserve for credit losses follows:

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                              1994   1993    1992
 BALANCE, JANUARY 1......................................  $ 770  $ 923  $1,051
 Reserves of acquired banks..............................     25
 Provision...............................................    130     70     181
 Credit losses...........................................   (194)  (273)   (412)
 Recoveries..............................................     68     50     103
                                                           -----  -----  ------
 Net credit losses......................................    (126)  (223)   (309)
 Credit losses related to exposures transferred to
  accelerated disposition portfolio......................   (119)
                                                           -----  -----  ------
 BALANCE, DECEMBER 31....................................  $ 680  $ 770  $  923
                                                           =====  =====  ======
---------------------------------------------------------------------------------------------------

8 OTHER ASSETS

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                                           1994   1993
 Accounts receivable.................................................  $  541 $  445
 Purchased and excess mortgage servicing assets......................     428    273
 Prepaid pension cost................................................     174    174
 Goodwill and other intangibles......................................     312    127
 Precious metal assets...............................................     175    151
 Investments in limited partnerships.................................     148    123
 Equity investments in affiliates....................................     109     77
 Accelerated disposition portfolio...................................     118
 OREO................................................................      76    108
 Refundable income taxes.............................................      29     43
 Equity investments from loan restructurings.........................      23     41
 All other...........................................................     393    194
                                                                       ------ ------
                                                                       $2,526 $1,756
                                                                       ====== ======
---------------------------------------------------------------------------------------------------

9 CHANGE IN ACCOUNTING FOR PURCHASED MORTGAGE SERVICING RIGHTS
Effective January 1, 1993, the Corporation elected to change its method of ac-counting for PMSR to conform its financial reporting to regulatory accounting rules adopted by the banking regulators in the first quarter of 1993. The cumu-lative effect to January 1, 1993 of adopting this change in accounting princi-ple was a decrease in income of $53 million (net of taxes of $32 million), or $.50 per common share on a primary basis and $.48 per common share on a fully diluted basis. If this accounting method had been applied during 1992, income before extraordinary items and net income would have been reduced by approxi-mately $19 million, or $.19 per common share on a primary basis and $.18 per common share on a fully diluted basis.

10 FUNDS BORROWED

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                                           1994    1993
 Federal funds purchased.............................................  $  369  $  417
 Term federal funds purchased........................................     765   2,150
 Securities sold under agreements to repurchase......................   1,883     799
 Short-term bank notes...............................................   1,569     350
 Demand notes issued to the U.S. Treasury............................     389     118
 All other............................................................  1,385   1,141
                                                                        ------ ------
                                                                        $6,360 $4,975
                                                                        ====== ======
---------------------------------------------------------------------------------------------------

All other funds borrowed include borrowings with maturities of greater than one year of $221 million at December 31, 1994 and $327 million at December 31, 1993. At December 31, 1994 and 1993, the Corporation had availability under various borrowing arrangements of $1,736 million and $1,949 million, respec-tively. The Corporation had no significant compensating balance arrangements at December 31, 1994 and 1993.

11 NOTES PAYABLE

                                                               By Remaining Maturity At December 31
---------------------------------------------------------------------------------------------------
 (in millions)                            Due        Due     Over   1994   1993
                                    1-5 Years 6-15 Years 15 Years  Total  Total
 PARENT COMPANY
 Senior notes.....................       $100                     $  100 $  179
 Subordinated notes...............        235     $1,085           1,320  1,020
 Convertible subordinated
 debentures.......................                            $94     94     94
                                         ----     ------      --- ------ ------
 Subtotal.........................        335      1,085       94  1,514  1,293
 SUBSIDIARIES
 Senior notes.....................        119        124             243    466
 Subordinated notes...............         15        397             412    214
                                         ----     ------      --- ------ ------
 Subtotal.........................        134        521             655    680
                                         ----     ------      --- ------ ------
                                         $469     $1,606      $94 $2,169 $1,973
                                         ====     ======      === ====== ======
---------------------------------------------------------------------------------------------------

Notes payable are unsecured obligations of the Corporation or its subsidiaries. Certain of the indentures under which these notes were issued prohibit the Cor-poration from making any payment or other distribution in the stock of FNBB un-less FNBB unconditionally guarantees payment of principal and interest on the notes. The distribution shown above by remaining maturity is based on contrac-tual maturity.

Notes payable at December 31, 1994 and 1993 include fixed rate notes of $1,534 million and $1,036 million, respectively, and variable rate notes of $635 mil-lion and $937 million, respectively. Fixed rate notes outstanding at December 31, 1994 mature at various dates through 2011 at interest rates ranging from 6.63% to 10.30%. The consolidated weighted average interest rates on fixed rate notes at December 31, 1994 and 1993 were 7.74% and 8.00%, respectively. The Corporation has entered into interest rate swap agreements that have effec-tively converted its fixed rate obligations to floating rate obligations. At December 31, 1994, such interest rates ranged from 5.31% to 6.08%. Variable rate notes outstanding, with interest rates ranging from 6.05% to 10.75% at De-cember 31, 1994, mature at various dates through 2002. The consolidated weighted average interest rates on variable rate notes at December 31, 1994 and 1993, were 7.24% and 6.71%, respectively.

The 7.75% convertible subordinated debentures are convertible at the option of the holder into 4,028,838 shares of common stock of the Corporation at any time on or before June 15, 2011, at a conversion price of $23.42 per share, subject to certain adjustments. The debentures are redeemable at the option of the Cor-poration, in whole or in part, at any time, at 100.78% until December 15, 1995, and 100% thereafter, of the outstanding principal amount plus accrued interest.

During 1994, the Corporation redeemed its floating rate notes due September 2000, with a carrying value of $179 million, at their principal amount plus ac-crued interest, and a nonbanking subsidiary of the Corporation prepaid $186 million of its senior notes, with fixed interest rates ranging from 6.67% to 9.50%, at their principal amount plus accrued interest and a prepayment penal-ty. The loss on these early extinguishments of debt amounted to $7 million, net of tax, or $.06 per common share on both a primary and fully diluted basis, and is presented as an extraordinary item in the accompanying consolidated state-ment of income.

Notes payable maturing during the next five years amount to: $104 million in 1996, $221 million in 1997 and $144 million in 1998.

12 PREFERRED STOCK
A summary of the Corporation's Adjustable Rate Cumulative Preferred Stock (Ad-justable Rate Preferred Stock) issued and outstanding is as follows:

                                                          Series A    Series B  Series C
-----------------------------------------------------------------------------------------
 OUTSTANDING AT DECEMBER 31, 1994 AND 1993
 Shares................................................  1,044,843   1,574,315   774,783
 Amount (in millions).................................. $       52  $       79  $     77
 Dividend rates
  At December 31, 1994................................        6.35%       6.10%     5.55%
  Minimum.............................................        6.00%       6.00%     5.50%
  Maximum.............................................       13.00%      13.00%    12.50%
 Dividends per share
  1994................................................  $     3.02  $     3.02  $   5.51
  1993................................................  $     3.01  $     3.01  $   5.51
  1992................................................  $     3.13  $     3.04  $   5.54
 Liquidation preference per share...................... $       50  $       50  $    100
-----------------------------------------------------------------------------------------

A summary of the Corporation's Fixed Rate Cumulative Preferred Stock (Fixed Rate Preferred Stock) issued and outstanding is as follows:

                                                         Series E  Series F
-----------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1994 AND 1993
Shares..................................................  920,000   280,000
Amount (in millions).................................... $    230  $     70
Dividend rate...........................................     8.60%     7.88%
Dividends per share..................................... $  21.50  $  19.69
Liquidation preference per share........................ $    250  $    250
-----------------------------------------------------------------------------------------

The Fixed Rate Preferred Stock is held in the form of depositary shares, with each depositary share representing a one-tenth interest in a share of the re-spective preferred stock, and entitles the holder to a proportional interest in all rights and preferences of a share of Fixed Rate Preferred Stock, including dividend, voting, redemption and liquidation rights.

Dividends on all series of preferred stock are cumulative and, when declared, are payable quarterly. The dividend rates for the Adjustable Rate Preferred Stock are determined according to a formula based upon the highest of three in-terest rate benchmarks. Neither the Adjustable Rate Preferred Stock nor the Fixed Rate Preferred Stock have preemptive or general voting rights. The pre-ferred stock is redeemable, in whole or in part, at the option of the Corpora-tion as follows: Series A Preferred Stock is redeemable at $50 per share, Se-ries B Preferred Stock is redeemable at $51.50 per share through June 19, 1995, and at $50 per share thereafter, and Series C Preferred Stock is redeemable at $103 per share through November 13, 1995, and at $100 per share thereafter. The Series E and Series F Preferred Stock will not be redeemable prior to September 15, 1997 and July 15, 1998, respectively. On and after these respective dates, the Series E and Series F Preferred Stock will be redeemable at $250 per share.

13 STOCKHOLDER RIGHTS PLAN
In 1990, the Board of Directors of the Corporation adopted a stockholder rights plan. The plan provides for the distribution of one preferred stock purchase right for each outstanding share of common stock of the Corporation. Each right entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one-thousandth of a share of Junior Participating Preferred Stock, Series D, at a purchase price of $50 per unit, subject to adjustment. The rights will not be exercisable or transferable apart from the common stock except under certain circumstances in which a person or group of affiliated persons acquires, or commences a tender offer to acquire, 15% or more of the Corporation's common stock. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Corporation or common stock of an acquiring corporation at a substantial discount. Under certain circumstanc-es, the Corporation may redeem the rights at $.01 per right. The rights will expire in July 2000 unless earlier redeemed or exchanged by the Corporation.

14 DIVIDENDS AND LOAN RESTRICTIONS
Bank regulations require the approval of bank regulatory authorities if the dividends declared by a bank subsidiary exceed certain prescribed limits. For 1995, aggregate dividend declarations by the Corporation's bank subsidiaries without prior regulatory approval are limited to approximately $658 million of their undistributed earnings at December 31, 1994, plus an additional amount equal to their net profits, as defined, for 1995 up to the date of any dividend declaration. However, for any dividend declaration, the Corporation's subsidi-aries, as well as the Corporation itself, must consider additional factors such as the amount of current period net income, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the banking subsidiaries could declare. In addition, bank regulators have the authority to prohibit banks and bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

Each bank subsidiary is also prohibited by the bank regulatory authorities from granting loans and advances to the Parent Company that exceed certain limits. Assuming declaration of the maximum amount of dividends under the regulations described above, any loans and advances would be limited to an aggregate of ap-proximately $316 million and would be subject to specific collateral require-ments.

Under the foregoing regulations, an aggregate of approximately $2,487 million of the Parent Company's investment in bank subsidiaries of $3,461 million, which includes bank holding companies and their subsidiaries, was restricted from transfer to the Parent Company at December 31, 1994.

15 OTHER INCOME

                                                         Years Ended December 31
--------------------------------------------------------------------------------
(in millions)                                             1994 1993 1992
Mezzanine/venture capital profits, net..................  $ 30 $ 38 $ 17
Net foreign exchange trading profits....................    42   45   41
Precious metal income...................................    13    9   11
Net gains from sales of mortgage inventories............    13   10    3
Gains from sales of mortgage servicing rights...........    11    1   15
Recognition of deferred gain from 1984 sale of the head-
 quarters building......................................              16
Equity in undistributed earnings of affiliates..........     1   16   12
Exchange-rate related profits from Brazil...............    15
Gain on sale of domestic factoring business.............    27
All other...............................................    49   43   68
                                                          ---- ---- ----
                                                          $201 $162 $183
                                                          ==== ==== ====

--------------------------------------------------------------------------------

16 EMPLOYEE BENEFITS
The Corporation maintains non-contributory defined benefit pension plans (the Plans) covering substantially all domestic employees. The Corporation funds the Plans in compliance with the requirements of the Employee Retirement Income Se-curity Act of 1974.

The principal plan is an account balance defined benefit plan in which each em-ployee has an account to which amounts are allocated based on level of pay and years of service, and which grows at a specific rate of interest. Benefits ac-crued prior to 1989 are based on years of service, highest average compensation and social security benefits.

Employee benefits expense was reduced by net pension income of the Plans, which included the following:

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                           1994  1993      1992
 Service cost (benefits earned during the period)........$ 20  $ 17  $     15
 Interest cost on projected benefit obligation...........  22    20        18
 Return on plan assets
 Actual.................................................    8   (43)      (29)
 Actuarial deferral of gains (losses)...................  (51)    4        (4)
 Amortization
 Unrecognized net asset.................................   (4)   (4)       (4)
 Unrecognized prior service cost........................    1     3         3
 Other, net ............................................    1    (2)       (1)
                                                         ----  ----  --------
 Net pension (income)....................................$ (3) $ (5) $     (2)
                                                         ====  ====  ========

The following table sets forth the funded status of the Plans:

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                           1994  1993      1992
 Projected benefit obligation
 Vested benefits........................................ $215  $183  $    155
 Nonvested benefits.....................................   32    29        26
                                                         ----  ----  --------
 Accumulated benefit obligation.......................... 247   212       181
 Effect of projected future compensation levels..........  60    62        65
                                                         ----  ----  --------
 Projected benefit obligation............................$307  $274  $    246
                                                         ====  ====  ========
 Plan assets at fair value (primarily listed stocks and
  fixed income securities)...............................$432  $444  $    395
                                                         ====  ====  ========
 Plan assets in excess of projected benefit obligation...$125  $170  $    149
 Unrecognized net loss...................................  50              17
 Unrecognized prior service cost.........................  12    21        23
 Unrecognized net asset.................................. (13)  (17)      (21)
                                                         ----  ----  --------
 Prepaid pension cost....................................$174  $174  $    168
                                                         ====  ====  ========
 Assumptions used in actuarial computations were:
 Weighted average discount rate......................... 8.25%  7.5% 8.0-10.0%
 Rate of increase in future compensation levels.........  4.5%  4.5%  5.0-6.0%
 Expected long-term rate of return on assets............  9.5%  9.5% 7.6-10.0%
---------------------------------------------------------------------------------------------------

The Corporation also maintains nonqualified deferred compensation and retire-ment plans for certain officers. All benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. As of December 31, 1994 and 1993, approximately $17 million and $14 million, re-spectively, were included in accrued expenses and other liabilities for these plans. For the years ended December 31, 1994, 1993 and 1992, expense related to these plans was $3 million, $1 million and $2 million, respectively.

The Corporation provides certain health and life insurance benefits for retired domestic employees. Eligible employees currently receive credits up to $10,000 based on years of service, which are used to purchase postretirement health care coverage through the Corporation. Life insurance coverage is dependent on years of service at retirement. Prior to 1993, the costs of these health and life insurance benefits, which included the costs of current and prior plans, were expensed as paid. Effective January 1, 1993, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pen-sions," which requires the recognition of postretirement benefits over the service lives of the employees rather than on a cash basis. The Corporation elected to recognize its accumulated benefit obligation of $82 million at Janu-ary 1, 1993 on a straight-line basis over a twenty-year transition period. Amounts charged to employee benefits expense for these benefits were $10 mil-lion in both 1994 and 1993 and $4 million in 1992. The increase in expense in 1993 primarily resulted from the adoption of SFAS No. 106.

The components of postretirement benefits expense were as follows:

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                        1994 1993
 Service cost (benefits earned during the period)...  $ 1  $ 1
 Interest cost on projected benefit obligation......    5    6
 Amortization
   Unrecognized transition obligation...............    4    4
   Unamortized gain.................................        (1)
                                                      ---  ---
   Net postretirement benefits expense..............  $10  $10
                                                      ===  ===

The following table sets forth the status of the Corporation's accumulated postretirement benefit obligation:

---------------------------------------------------------------------------------------------------
 (dollars in millions)                               DECEMBER 31   December 31     January 1
                                                            1994          1993          1993
 Accumulated benefit obligation
 Retirees.......................................    $         50  $         62  $         69
 Active employees -- eligible to retire.........               7             5             5
 Active employees -- not eligible to retire.....               9            10             8
                                                    ------------  ------------  ------------
 Accumulated postretirement benefit obligation..              66            77            82
 Unrecognized net gain..........................              15             4
 Unrecognized transition obligation.............             (73)          (77)          (82)
                                                    ------------  ------------  ------------
 Postretirement benefit liability...............    $          8  $          4
                                                    ============  ============  ============
 Weighted average discount rate.................            8.25%          7.5%          8.5%
 Health care cost trend rate....................            11.0%         12.0%         13.0%
                                                    declining to  declining to  declining to
                                                      5% IN 2001    5% in 2001    5% in 2001
 Rate of increase in future compensation levels.             4.5%          4.5%          5.0%
---------------------------------------------------------------------------------------------------

In 1994 and 1993, an increase of 1% in the assumed health care cost trend rate would result in increases of 5.9% and 4.8%, respectively, in the accumulated postretirement benefit obligation, and 4.9% and 4.1%, respectively, in annual postretirement benefits expense.

The Corporation maintains thrift incentive plans covering the majority of do-mestic employees. Under these plans, employer contributions are generally based on the amount of eligible employee contributions. The amounts charged to oper-ating expense for these plans were $12 million, $10 million and $8 million in the years ended December 31, 1994, 1993 and 1992, respectively.

17 STOCK OPTIONS AND AWARDS
The Corporation's stock incentive plans include the 1991 Long-Term Stock Incen-tive Plan (the 1991 Plan), and the 1986 and 1982 Stock Option Plans (the 1986 and 1982 Plans). The 1991 Plan provides for the award of stock options, re-stricted stock and stock appreciation rights (SARs) to key employees. Awards may be made under the 1991 Plan until December 31, 1996. No additional grants may be made under the 1986 and 1982 Plans. Shares issued under these plans may be authorized but unissued shares, treasury shares or shares purchased on the open market.

Options are granted at prices not less than the fair market value of the common stock on the date of grant, and are generally exercisable in equal installments on the date of grant and the first anniversary of the grant date. Under the 1986 Plan, options granted are generally exercisable in equal installments on the date of grant and each of the three anniversary dates thereafter. Options under the 1982 Plan are fully vested. All options expire not later than 10 years after the date of grant. The 1986 Plan allowed for the granting of rights to receive Tax Offset Payments with respect to Non-Qualified Stock Options which are intended to compensate the participant for the difference in tax treatment of Incentive Stock Options and Non-Qualified Stock Options. At Decem-ber 31, 1994, Tax Offset Payments with respect to 103,581 options, granted in 1987, were outstanding. There was no compensation expense for Tax Offset Pay-ments for the years ended December 31, 1994, 1993 and 1992. As of December 31, 1994, no SARs were outstanding.

A total of 7,319,927 shares of common stock were reserved for issuance under the above plans at December 31, 1994. Options outstanding at December 31, 1994 were at prices ranging from $6.10 to $30.50 per share.

The following is a summary of the changes in options outstanding:

-----------------------------------------------------------------------------------------
                                                              1994       1993       1992
Options outstanding, January 1.......................... 2,976,751  3,705,690  3,733,165
Granted ($20 to $28 per share)..........................   927,489    445,103    857,408
Exercised ($5.63 to $25.50 per share)...................  (427,756)  (800,524)  (783,227)
Canceled................................................   (85,664)  (373,518)  (101,656)
                                                         ---------  ---------  ---------
Options outstanding, December 31........................ 3,390,820  2,976,751  3,705,690
                                                         =========  =========  =========
Options exercisable, December 31........................ 2,890,244  2,731,896  3,020,511
                                                         =========  =========  =========
Shares available for future grants...................... 3,929,107  5,087,600  2,309,692
                                                         =========  =========  =========
-----------------------------------------------------------------------------------------

Under terms of restricted stock awards, employees are generally required to maintain employment with the Corporation for a period of five years after the award in order to become fully vested in the shares awarded. Performance based restricted stock has also been awarded, which vests if the market price of the Corporation's common stock reaches certain stated levels within specified peri-ods. The restricted stock is recorded at the fair market value of the common stock on the date of award or, if a performance based award, the value required for vesting. At the date of award, unearned compensation of the same amount is recorded as a reduction of retained earnings and is amortized as compensation expense over the vesting period.

The following is a summary of the activity in restricted stock:

                                                                  Years Ended December 31
-----------------------------------------------------------------------------------------
(shares)                                                    1994     1993     1992
Beginning balance......................................  509,490  496,425  308,950
 Awards................................................  282,200  111,100  205,560
 Forfeitures...........................................  (29,837) (87,360) (11,835)
 Released from restriction.............................  (78,589) (10,675)  (6,250)
                                                         -------  -------  -------
Ending balance.......................................... 683,264  509,490  496,425
                                                         =======  =======  =======
(in millions)
Unearned compensation at year-end (a reduction of
 retained earnings)..................................... $    11  $     5  $     5
Compensation expense.................................... $     4  $     1  $     1
-----------------------------------------------------------------------------------------

18 ACQUISITION AND RESTRUCTURING EXPENSE
During 1993, the Corporation recorded acquisition-related costs and restructur-ing charges of $85 million, primarily in connection with its mergers with Soci-ety and Multibank. The costs also included the estimated costs of downsizing and reconfiguring certain of the Corporation's business and corporate units. The costs included only specific, reasonably measurable costs that directly re-sulted from the mergers or the downsizing and reconfiguration plan and were in-cremental to the Corporation's normal costs of operations, and did not contain any provisions for general reserves or operating losses of the affected opera-tions.

The following table sets forth significant components of the costs:

-----------------------------------------------------------------------------------------
(in millions)                              Employee
                             Professional reduction Conversion
                                     Fees     Costs      Costs Properties Total
Mergers.....................          $13       $17        $29        $ 9   $68
Downsizing and
 reconfiguration............                     12          3          2    17
                                      ---       ---        ---        ---   ---
 Total......................          $13       $29        $32        $11   $85
                                      ===       ===        ===        ===   ===
-----------------------------------------------------------------------------------------

Significant components of the acquisition-related costs were professional fees, including investment banking, legal and accounting fees, stock registration costs and other costs of effecting the mergers; employee reduction costs, prin-cipally termination benefits paid to employees; conversion costs, including costs to convert loans, deposits and other computer systems of the acquired banks to a common Corporation system, costs of replacing Society and Multibank customers' checkbooks, automatic teller machine cards and other deposit docu-ments and costs to dispose of systems hardware and software of the acquired banks; and property related costs, including costs related to the closing of 24 branches and the disposition of other principal properties, such as post-clos-ing lease payments and other monthly costs. Components related to the downsiz-ing and reconfiguration plan included employee reduction costs and estimated costs related to the disposal of branches and other principal properties and exiting operating leases. Total employee reduction related to both the mergers and the downsizing and reconfiguration plan amounted to 950. During 1993, the Corporation charged costs totaling $40 million to the reserve created by the charges. Charges to the reserve during 1994 totaled $35 million.

The remaining reserve of $10 million is principally comprised of the Corpora-tion's liability for termination benefits and ongoing lease costs for facili-ties that have been vacated. With the exception of the continuation of certain long-term lease payments related to exited facilities, the remaining charges are expected to be incurred in 1995.

During 1994, in connection with its acquisition of BankWorcester, the Corpora-tion recorded acquisition-related costs of $16 million. Significant components of the costs included $6 million for estimated costs of employee reduction of 220, and $10 million for the costs of conversions which were completed in 1994, consisting of costs to convert loans, deposits and other computer systems to a common Corporation system and costs of replacing customers' checkbooks, auto-matic teller machine cards and other deposit documents. In addition, during 1994, in connection with its acquisition of Pioneer, the Corporation recorded acquisition-related costs of $4 million, comprised of estimated costs of em-ployee reduction of 194, and paid $1 million of other acquisition-related costs consisting principally of conversion costs, resulting in total expense for this acquisition recorded in 1994 of $5 million. During 1994, the Corporation charged costs totaling $12 million to the BankWorcester and Pioneer reserves. The remaining reserve for these two acquisitions of $8 million at December 31, 1994 is principally comprised of the Corporation's liability for employee ter-mination benefits. These remaining charges are expected to be incurred in 1995.

19 OTHER EXPENSE

                                                         Years Ended December 31
--------------------------------------------------------------------------------
(in millions)                                    1994 1993 1992
FDIC deposit insurance.......................... $ 51 $ 62 $ 56
Legal fees......................................   25   27   31
Consulting and other professional fees..........   29   29   37
Communications..................................   62   59   58
Advertising.....................................   41   37   29
Forms and supplies..............................   23   24   23
Travel and customer contact.....................   22   22   25
Software costs..................................   19   19   18
Other staff costs...............................   17   15   14
Amortization of goodwill and other intangibles..   17   12   11
All other.......................................   86  101  106
                                                 ---- ---- ----
                                                 $392 $407 $408
                                                 ==== ==== ====
-------------------------------------------------------------------------------

20 INCOME TAXES

The components of the provision for income taxes were as follows:

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                            1994  1993  1992
 CURRENT TAX PROVISION
 Federal................................................. $ 91  $ 16  $  9
 Foreign
 Based on income........................................    48    27    15
 Withheld on interest and dividends.....................    15     8     5
 State and local.........................................  125    45    14
                                                          ----  ----  ----
                                                           279    96    43
                                                          ----  ----  ----
 DEFERRED TAX PROVISION (BENEFIT)
 Federal.................................................  115   107    76
 State and local.........................................  (45)   12    34
                                                          ----  ----  ----
                                                            70   119   110
                                                          ----  ----  ----
 Income tax provision before extraordinary items and
  cumulative effect of changes in accounting principles..  349   215   153
 INCOME TAXES APPLICABLE TO EXTRAORDINARY ITEMS AND
  CHANGES IN ACCOUNTING PRINCIPLES
 Loss from early extinguishment of debt..................   (4)
 Recognition of prior year tax benefit carryforwards.....              (73)
 Change in accounting for income taxes...................        (77)
 Change in accounting for PMSR...........................        (32)
                                                          ----  ----  ----
                                                          $345  $106  $ 80
                                                          ====  ====  ====
---------------------------------------------------------------------------------------------------

Excluded from the above table are tax effects related to certain items which were recorded directly in stockholders' equity, including foreign currency translation, market value adjustments related to securities available for sale, stock options and restricted stock. Net tax effects recorded directly in stock-holders' equity amounted to a $63 million benefit in 1994, a $26 million charge in 1993 and a $3 million benefit in 1992. The income tax provision included tax provisions related to securities gains of $6 million in 1994, $13 million in 1993 and $15 million in 1992.

The following table reconciles the expected federal tax provision before ex-traordinary items and cumulative effect of changes in accounting principles, based on the federal statutory tax rate of 35% in 1994 and 1993 and 34% in 1992, to the actual consolidated tax provision before extraordinary items and cumulative effect of changes in accounting principles:

                                                         Years Ended December 31
--------------------------------------------------------------------------------
 (in millions)                                             1994  1993  1992
 Expected tax provision applicable to income before
  extraordinary items and cumulative effect of changes in
  accounting principles..................................  $277  $171  $122
 Effect of
 State and local income taxes, net of federal tax
 benefit................................................     52    37    32
 Tax-exempt income......................................     (2)   (3)   (4)
 Non-creditable foreign taxes...........................      9     5     2
 Other, net.............................................     13     5     1
                                                           ----  ----  ----
 Actual tax provision before extraordinary items and
  cumulative effect of changes in accounting principles..  $349  $215  $153
                                                           ====  ====  ====

--------------------------------------------------------------------------------

The components of the net deferred tax asset (liability) were as follows:

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                               1994   1993
 DEFERRED TAX ASSETS
 Federal and state tax benefit carryforwards............... $  13  $ 282
 Reserve for credit losses.................................   307    331
 Interest on nonaccrual loans..............................    83     81
 Unrealized loss on securities available for sale..........    32
 PMSR......................................................    23     21
 Deferred credit related fees..............................    13     20
 Foreign operations........................................    19
 Other.....................................................    82     57
                                                            -----  -----
 Deferred tax assets......................................    572    792
 Valuation reserve.........................................          (56)
                                                            -----  -----
 Deferred tax assets, net of reserve......................    572    736
                                                            -----  -----
 DEFERRED TAX LIABILITIES
 Leasing operations........................................  (474)  (615)
 Pension obligations.......................................   (71)   (75)
 Unrealized gain on securities available for sale..........          (30)
 Foreign operations........................................          (15)
 Other.....................................................   (26)   (18)
                                                            -----  -----
 Deferred tax liabilities.................................   (571)  (753)
                                                            -----  -----
 Net deferred tax asset (liability)........................ $   1  $ (17)
                                                            =====  =====
---------------------------------------------------------------------------------------------------

During 1993, the Corporation's federal income tax rate was increased to 35%; the effect of this change was not significant to the deferred tax balance. Ef-fective January 1, 1993, the Corporation adopted prospectively SFAS No. 109, which principally affects accounting for deferred income taxes. The cumulative effect to January 1, 1993 of adopting the standard was an increase to net in-come of $77 million, or $.74 per common share on a primary basis and $.70 per common share on a fully diluted basis.

During 1994, the Corporation eliminated its deferred tax valuation reserve as a result of writing off certain fully reserved state deferred tax assets, execut-ing certain tax planning strategies and partially settling an Internal Revenue Service (IRS) examination. The execution of the tax planning strategies and the partial settlement of the IRS examination resulted in the realization of de-ferred tax assets, some of which had been partially reserved. The deferred tax provision was reduced by the release of these reserves; however, this reduction was offset by an increase in the current tax provision from these events. Ac-cordingly, there was no net effect on the Corporation's earnings. It is ex-pected that the Corporation's deferred tax assets at December 31, 1994 will be realized from the reversal of existing deferred tax liabilities and from the recognition of future taxable income, without relying on tax planning strate-gies that the Corporation might not ordinarily follow. The Corporation's fed-eral tax benefit carryforwards at December 31, 1994 amounted to $13 million, and are comprised of $10 million of foreign tax credit carryforwards, which ex-pire in 1997 through 1999, and $3 million of alternative minimum tax credit carryforwards, which have no expiration period.

Domestic pre-tax income was $613 million in 1994, $279 million in 1993 and $251 million in 1992. Foreign pre-tax income, defined as income generated from oper-ations that are located outside the United States, was $178 million in 1994, $125 million in 1993 and $108 million in 1992.

21  OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Off-balance-sheet financial instruments represent various degrees and types of risk to the Corporation, including credit, interest rate, foreign exchange rate and liquidity risk.

INTEREST RATE DERIVATIVES AND FOREIGN EXCHANGE CONTRACTS

In the normal course of its business, the Corporation enters into a variety of interest rate derivatives and foreign exchange contracts as part of its trading activities, which primarily focus on providing these products to customers, and in its interest rate and currency risk management strategy. These products in-volve, to varying degrees, credit risk and market risk. Credit risk is the pos-sibility that a loss may occur if a counterparty to a transaction fails to per-form according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of a financial instru-ment. The notional amount of interest rate derivatives and foreign exchange contracts is the amount upon which interest and other payments under the con-tract are based. For interest rate derivatives, the notional amount is typi-cally not exchanged. Therefore, the notional amounts should not be taken as the measure of credit or market risk.

The Corporation controls credit risk arising from interest rate derivatives and foreign exchange contracts using credit procedures similar to those used for traditional lending activities. The Corporation believes that fair value, which approximates the cost to replace the contract at the current market rates should the counterparty default prior to settlement date, is generally repre-sentative of credit exposure related to interest rate derivatives and foreign exchange contracts at a point in time. Counterparty credit risk is reduced through the use of master netting agreements. Such agreements provide for the offsetting of amounts receivable and payable under interest rate derivatives or foreign exchange contracts with the same counterparty. The market risk associ-ated with interest rate derivatives and foreign exchange contracts is managed by establishing and monitoring limits as to the types and degree of risk that may be undertaken.

Interest rate derivatives utilized by the Corporation include futures and for-wards, interest rate swaps and interest rate options.
Futures and forward contracts generally are contracts for the delayed delivery of securities or money market instruments in which the buyer agrees to pur-chase, and the seller agrees to deliver, a specific instrument at a predeter-mined date for a specific price. Risks on both types of agreements stem from market movements in the underlying securities' values and interest rates and from the ability of the counterparties to meet the terms of the contracts. The Corporation's counterparty risk for futures is limited, as the majority of these transactions are executed on organized exchanges that assume the obliga-tions of counterparties, and generally require security deposits and daily set-tlement of variation margins.

Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Interest rate options are contracts that allow the holder of the option to re-ceive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving po-tential payment between seller and buyer of an interest differential. In addi-tion, other types of option products provide the holder with the right to enter into interest rate swap, cap and floor agreements with the "writer". The pri-mary risks associated with all types of options are the exposure to current, and the possibility of future, movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The primary risks in these trans-actions arise from exposure to changes in foreign currency exchange rates and the ability of the counterparties to deliver under the terms of the contract.

TRADING PORTFOLIO

The following is a summary of the Corporation's notional amounts and fair val-ues of interest rate derivatives and foreign exchange contracts included in its trading portfolio. Detailed information about the maturity profiles of trading instruments is not provided since these instruments may be traded at any time.

                                                                 Fair Value         Average
                                                             At Year End(2)   Fair Value(3)
                                                            --------------- ---------------
                                                   Notional
                                                     Amount Asset Liability Asset Liability
---------------------------------------------------------------------------------------------------
 (in millions)
 1994
 Interest rate contracts(1)
 Futures and forwards...........................   $17,257
 Interest rate swaps............................    12,604  $ 75    $ 40    $113    $ 59
 Interest rate options
  Written or sold..............................      5,639            36              24
  Purchased....................................      4,251    55              35
                                                   -------  ----    ----    ----    ----
 Total interest rate contracts...................  $39,751  $130    $ 76    $148    $ 83
                                                   =======  ====    ====    ====    ====
 Foreign exchange contracts(1)
 Spot and forward contracts.....................   $17,142  $172    $186    $262    $267
 Options written or sold........................       753             9              16
 Options purchased..............................       811     8              16
                                                   -------  ----    ----    ----    ----
 Total foreign exchange contracts................  $18,706  $180    $195    $278    $283
                                                   =======  ====    ====    ====    ====


 1993
 Interest rate contracts(1)
 Futures and forwards...........................   $15,026
 Interest rate swaps............................     6,732  $160    $ 76
 Interest rate options
  Written or sold..............................      5,744            14
  Purchased....................................      4,922    25
                                                   -------  ----    ----
 Total interest rate contracts...................  $32,424  $185    $ 90
                                                   =======  ====    ====
 Foreign exchange contracts(1)
 Spot and forward contracts.....................   $21,592  $210    $220
 Options written or sold........................       613            22
 Options purchased..............................       691    21
                                                   -------  ----    ----
 Total foreign exchange contracts................  $22,896  $231    $242
                                                   =======  ====    ====
---------------------------------------------------------------------------------------------------

(1) Contracts under master netting agreements are shown on a net basis.

(2) Fair value represents the amount at which a given instrument could be ex-changed in an arms length transaction with a third party as of the balance sheet date. These amounts are included in other assets or other liabilities, as applicable. In certain cases, contracts, such as futures and forwards, are subject to daily cash settlements; as such, the fair value of these instru-ments is zero. The credit exposure of interest rate derivatives and foreign exchange contracts is represented by the fair value of contracts reported in the "Asset" column.
(3) Information with respect to average fair value for 1993 is not available.

Net trading gains or losses from interest rate derivatives and foreign exchange contracts are recorded in trading account profits and commissions and other in-come, respectively. Net trading gains from interest rate derivatives for the years ended December 31, 1994, 1993 and 1992 were $7 million, $5 million and $3 million, respectively, and from foreign exchange contracts $42 million, $45 million and $41 million, respectively.

ASSET AND LIABILITY MANAGEMENT PORTFOLIO
The following is a summary of interest rate derivatives and foreign exchange contracts included in the Corporation's asset and liability management portfo-lio.

                                                             Fair Value(1)(2)
                                                            -------------------
                                                   Notional                        Unrecognized
                                                     Amount  Asset    Liability  Gain (Loss)(3)
---------------------------------------------------------------------------------------------------
 (in millions)
 DECEMBER 31, 1994
 Interest rate contracts(1)
 Futures and forwards...........................   $16,566   $     1                 $  36
 Interest rate swaps............................     3,721        19   $    225       (208)
 Interest rate options
  Written or sold...............................     6,125                   19        (17)
  Purchased.....................................     7,709        39                    49
                                                   -------   -------   --------      -----
 Total interest rate contracts..................   $34,121   $    59   $    244      $(140)
                                                   =======   =======   ========      =====
 Foreign exchange spot and forward contracts(1).   $   604   $     2   $      5      $  (4)
                                                   =======   =======   ========      =====

 DECEMBER 31, 1993
 Interest rate contracts(1)
 Futures and forwards...........................   $ 3,581   $     2                 $   2
 Interest rate swaps............................     3,463        70   $     23         46
 Interest rate options
  Written or sold...............................        39
  Purchased.....................................       414         5          1          5
                                                   -------   -------   --------      -----
 Total interest rate contracts..................   $ 7,497   $    77   $     24      $  53
                                                   =======   =======   ========      =====
 Foreign exchange spot and forward contracts(1).   $   556   $    13                 $  13
                                                   =======   =======                 =====
---------------------------------------------------------------------------------------------------

(1) Contracts under master netting agreements are shown on a net basis.

(2) Fair value represents the amount at which a given instrument could be exchanged in an arms length transaction with a third party as of the balance sheet date. In certain cases, instruments, such as futures and forwards, are subject to daily cash settlements; as such, the fair value of these instruments is zero. The credit exposure of interest rate derivatives and foreign exchange contracts is represented by the fair value of contracts reported in the "Asset" column. Since these derivatives are part of the asset and liability management portfolio, the majority are accounted for on the accrual basis, and not carried at fair value.

(3) Unrecognized gain or loss represents the amount of gain or loss, based on fair value, that has not been recognized in the income statement at the balance sheet date. Such amounts are recognized as an adjustment of yield over the period being managed. Included in the unrecognized gains or losses at December 31, 1994 and 1993 were $35 million and $15 million, respectively, of unrecognized gains from contracts which have been terminated. These gains are being amortized to net interest revenue over a weighted average period of 14 months and 12 months, respectively.

As of December 31, 1994, the total notional amount of the Corporation's inter-est rate contracts used to manage interest rate risk had increased by $27 bil-lion from December 31, 1993. The majority of this change was due to increases in exchange-traded futures and interest rate options in order to adjust the Corporation's interest rate risk position in response to rising domestic in-terest rates.

The following table summarizes the remaining maturity of interest rate deriva-tive financial instruments entered into for asset and liability management pur-poses as of December 31, 1994:

                           Maturity
                               1995     1996    1997   1998   1999   2000+    Total
------------------------------------------------------------------------------------
 (dollars in millions)
 INTEREST RATE SWAPS
 DOMESTIC
 Receive fixed rate swaps
  (1)
 Notional amount.........  $   390   $    12  $  169  $  50         $1,840  $ 2,461
 Weighted average re-
  ceive rate.............     7.73%     7.11%   9.04%  5.46%          6.22%    6.64%
 Weighted average pay
  rate...................     6.00%     6.71%   6.01%  5.25%          5.78%    5.82%
 Pay fixed rate swaps (1)
 Notional amount.........  $   442   $    67  $   48  $  28  $  42  $   11  $   638
 Weighted average re-
  ceive rate.............     6.06%     5.93%   6.09%  6.01%  5.77%   5.97%    6.02%
 Weighted average pay
  rate...................     4.85%     7.26%   8.31%  8.99%  7.37%   7.70%    5.76%
 Basis swaps (2)
 Notional amount.........  $   143   $    21  $    5  $   2                 $   171
 Weighted average re-
  ceive rate.............     5.92%     6.45%   6.45%  6.45%                   6.01%
 Weighted average pay
  rate...................     5.72%     5.69%   5.69%  5.69%                   5.71%
 TOTAL DOMESTIC INTEREST
  RATE SWAPS
 Notional amount.........  $   975   $   100  $  222  $  80  $  42  $1,851  $ 3,270
 Weighted average receive
  rate (3)...............     6.71%     6.19%   8.34%  5.68%  5.77%   6.22%    6.49%
 Weighted average pay
  rate (3)...............     5.44%     6.86%   6.51%  6.57%  7.37%   5.79%    5.81%
 TOTAL INTERNATIONAL IN-
  TEREST RATE SWAPS--
  NOTIONAL AMOUNT (4)....  $   451                                          $   451
                           -------   -------  ------  -----  -----  ------  -------
 TOTAL CONSOLIDATED IN-
  TEREST RATE SWAPS--
  NOTIONAL AMOUNT........  $ 1,426   $   100  $  222  $  80  $  42  $1,851  $ 3,721
                           -------   -------  ------  -----  -----  ------  -------
 OTHER DERIVATIVE PROD-
  UCTS
 Futures and forwards
  (5)....................  $ 3,481   $10,729  $2,326  $  30                 $16,566
 Interest rate options
 Written or sold.........    6,125                                            6,125
 Purchased...............    7,072       474      39     81  $  43            7,709
                           -------   -------  ------  -----  -----  ------  -------
  TOTAL CONSOLIDATED
   NOTIONAL AMOUNT.......  $18,104   $11,303  $2,587  $ 191  $  85  $1,851  $34,121
                           =======   =======  ======  =====  =====  ======  =======
------------------------------------------------------------------------------------

(1) Of the receive fixed rate swaps, approximately $1 billion are linked to floating rate loans, and the remainder principally to fixed rate notes pay-able. Of the swaps linked to notes payable, approximately $1 billion are scheduled to mature in 2000 and thereafter. Of the pay fixed rate swaps, $410 million are linked to floating rate funds borrowed and the remainder principally to fixed rate loans.

(2) Basis swaps represent swaps where both the pay rate and receive rate are floating rates. All of the basis swaps are linked to loans.

(3) The majority of the Corporation's interest rate swaps accrue at LIBOR (Lon-don Interbank Offered Rate). In arriving at the variable weighted average receive and pay rates, LIBOR rates in effect as of December 31, 1994 have been implicitly assumed to remain constant throughout the term of the swap. Future changes in LIBOR rates would affect the variable rate information disclosed.

(4) The majority of the International portfolio is comprised of swaps from the Corporation's Brazilian operation with a weighted average maturity of less than 45 days. These swaps typically include the exchange of floating rate indices which are limited to the Brazilian market.

(5) The majority of the futures used by the Corporation are linked to funds borrowed and are exchange-traded instruments. The reference instruments for these contracts comprise the major types available, such as Eurodollar de-posits and U.S. Treasury notes. The forwards are used to manage the inter-est rate risk related to the Corporation's mortgages held for sale. Average rates are not meaningful for these products.

CREDIT RELATED FINANCIAL INSTRUMENTS
A commitment to extend credit is a legally binding agreement to lend to a cus-tomer in the future that generally expires within a specified period of time. The extension of a commitment, which is subject to the Corporation's credit re-view and approval policies, gives rise to credit exposure when certain borrow-ing conditions are met and it is drawn upon. Until such time, it represents only potential exposure. In connection with entering into a commitment, the Corporation may obtain collateral if deemed necessary, based upon the Corpora-tion's credit evaluation. Such collateral varies but may include securities, receivables, inventory, fixed assets, personal property and real estate. The obligation to lend generally may be voided if the customer's financial condi-tion deteriorates or if the customer fails to meet certain covenants. Commit-ments to extend credit do not reflect the actual demand on liquidity that the Corporation will be subjected to in the future, since historical experience with loan commitments indicates that a large portion generally expire without being drawn upon.

Standby letters of credit and foreign office guarantees are commitments that are primarily issued to third parties to guarantee obligations of the Corpora-tion's customers. Standby letters of credit may be issued as credit enhance-ments for corporate customers' commercial paper, bond issuances by municipali-ties or other debt obligations, and to guarantee other financial performance of a customer. The Corporation has current exposure only to the extent that a cus-tomer may default on the underlying transaction. The risks involved in the is-suance of standby letters of credit and foreign office guarantees are primarily credit risks. Again, the Corporation's credit review and approval policies and practices are adhered to when evaluating issuances of standbys or guarantees for customers. Similar to commitments to extend credit, the Corporation may ob-tain various types of collateral, if deemed necessary, based upon the Corpora-tion's credit evaluation.

The following table summarizes the Corporation's credit related financial in-struments:

                                                                                        December 31
---------------------------------------------------------------------------------------------------
(in millions)                                                           1994    1993
Fee based or otherwise legally binding commitments to extend credit(1)........................................................... $19,948 $17,391
Standby letters of credit, foreign office guarantees and similar instruments(2)..................................................... $ 2,157 $ 2,344
Commercial letters of credit........................................ $ 1,174 $ 1,033
---------------------------------------------------------------------------------------------------

(1) Net of participations conveyed to others of $324 million in 1994 and $549 million in 1993.

(2) Net of participations conveyed to others of $364 million in 1994 and $293 million in 1993.

22 CONCENTRATIONS OF CREDIT RISK
Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar economic characteristics, whose aggregate credit exposure is significant to the Corporation's total credit exposure. Consistent policies exist regarding the requirement for collateral security on asset based and real estate credits. Ap-proximately half of the Corporation's business activity in both 1994 and 1993 was with customers located within New England. Information with respect to the Corporation's overseas business activities and its geographic concentrations is included in Note 26. The Corporation's commitments to lend and loans collater-alized by domestic commercial real estate properties were approximately $5 bil-lion and $4 billion in 1994 and 1993, respectively, of which 75%, in both years, was related to properties in New England. Also, combined domestic credit exposure from consumer lending and credits secured by 1-4 family residential properties totaled $9 billion and $7 billion in 1994 and 1993, respectively. There were no other significant concentrations of credit risk.

23 LEASE COMMITMENTS
Rental expense for leases of real estate and equipment is summarized below:

                                                                           Years Ended December 31
---------------------------------------------------------------------------------------------------
(in millions)                         1994 1993 1992
Rental expense......................  $92  $94  $97
Less sublease rental income.........   12   12   13
                                      ---  ---  ---
Net rental expense..................  $80  $82  $84
                                      ===  ===  ===
---------------------------------------------------------------------------------------------------

The Corporation has obligations under noncancelable operating leases for real estate and equipment which include renewal options and escalation clauses. The Corporation's minimum future rentals under its leases, exclusive of executory costs and net of sublease rental income, for the years 1995 through 1999 are $79 million, $75 million, $67 million, $67 million and

$62 million, respectively, and $509 million for 2000 and later. Capital leases, the minimum rentals of which are included in the preceding amounts, are not significant.

24 CONTINGENCIES
The Corporation and its subsidiaries are defendants in a number of legal pro-ceedings arising in the normal course of business, including claims that bor-rowers or others have been damaged as a result of the lending practices of the Corporation's subsidiaries. Management, after reviewing all actions and pro-ceedings pending against or involving the Corporation and its subsidiaries, considers that the aggregate loss, if any, resulting from the final outcome of these proceedings will not be material to its results of operations or finan-cial condition.

25 RECLASSIFICATION OF TRANSLATION GAINS AND LOSSES
Prior to Brazil implementing its new economic program on July 1, 1994, the country had been experiencing high inflation, with very high interest rates on local currency earning assets and interest bearing liabilities, as well as sub-stantial devaluations of the Brazilian currency against the U.S. dollar. As a result, interest income and interest expense from these assets and liabilities had a significant effect on consolidated interest income and interest expense, while the related translation gains and losses were recorded in noninterest in-come. In order to better present the results of its interest operations, the Corporation, during the first half of 1994, reclassified the translation losses associated with Brazilian local currency earning assets and the translation gains associated with local currency interest bearing liabilities from nonin-terest income to interest income and interest expense, respectively. While the reclassification had no effect on the Corporation's total revenue (the sum of net interest revenue and noninterest income), it provided a better presentation of consolidated interest income, interest expense and related yields; net in-terest revenue and margin; and noninterest income. Prior periods were reclassi-fied for comparative purposes. During the second half of 1994, high inflation and devaluation were absent from the Brazilian economy. Consequently, a reclas-sification was not relevant or appropriate for that period.

The following tables present a summary of the reclassification discussed above and its effect on consolidated net interest revenue (on a fully taxable equiva-lent basis), net interest margin and noninterest income for the years indicat-ed:

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
(in millions)                1994     1993    1992     1994     1993     1992    1994   1993   1992
                           Net Interest Revenue       Noninterest Income          Total Revenue
Before reclassification.  $ 1,881  $ 1,527  $1,317  $   526  $   572  $   708  $2,407 $2,099 $2,025
Reclassification of
 Translation losses on
  earning assets........   (4,295)  (4,085) (2,100)   4,295    4,085    2,100
 Translation gains on
  interest bearing
  liabilities...........    3,993    3,911   2,049   (3,993)  (3,911)  (2,049)
                          -------  -------  ------  -------  -------  -------  ------ ------ ------
 Net reclassification...     (302)    (174)    (51)     302      174       51
                          -------  -------  ------  -------  -------  -------  ------ ------ ------
After reclassification..  $ 1,579  $ 1,353  $1,266  $   828  $   746  $   759  $2,407 $2,099 $2,025
                          =======  =======  ======  =======  =======  =======  ====== ====== ======

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
                             1994     1993    1992     1994     1993     1992
                                    Consolidated              International
                             Net Interest Margin        Net Interest Margin
Before reclassification.     4.93%    4.45%   3.96%    6.63%    5.70%    4.59%
Effect of net
 reclassification.......     (.79)    (.51)   (.15)   (3.09)   (2.30)    (.86)
                          -------  -------  ------  -------  -------  -------
After reclassification..     4.14%    3.94%   3.81%    3.54%    3.40%    3.73%
                          =======  =======  ======  =======  =======  =======
---------------------------------------------------------------------------------------------------

26 SEGMENT INFORMATION
The Corporation operates within the financial services industry. Services are provided through a network of offices located both in the United States and overseas. The following geographic segment information presents asset and in-come statement information segregated into regional locations based upon the domicile of the customer or borrower, but without regard to such factors as method of funding (i.e., local vs. non-local currency) or location of any cash collateral or guarantees. As a result of the inter-relationships that exist within the Corporation's worldwide network, allocations of certain income and expense items are necessarily based on assumptions and subjective criteria. Estimates of interest costs charged to users of funds, stockholders' equity and overhead, and administrative and other expenses incurred by one area on behalf of another are allocated on a management accounting basis. The informa-tion presented is based on reporting assumptions in place at December 31, 1994. Certain prior period amounts have been reclassified to conform to the current presentation.

                                                     Income
                                Total      Total     Before   Net         Total
                              Revenue(1) Expense(1) Taxes(2) Income      Assets
--------------------------------------------------------------------------------
(in millions)
DECEMBER 31, 1994
International
 Latin America..............    $  480     $  331     $149    $ 83       $ 7,822
 Europe.....................        72         40       32      18         1,776
 Asia/Pacific...............        55         39       16       9           973
 All other regions..........        14         11        3       2           337
                                ------     ------     ----    ----       -------
 Total International........       621        421      200     112        10,908
Domestic....................     1,779      1,188      591     323        33,722
                                ------     ------     ----    ----       -------
 Total......................    $2,400     $1,609     $791    $435(3)    $44,630
                                ======     ======     ====    ====       =======
DECEMBER 31, 1993
International
 Latin America..............    $  364     $  265     $ 99    $ 56       $ 6,630
 Europe.....................        60         47       13       7         1,546
 Asia/Pacific...............        49         51       (2)     (1)          976
 All other regions..........        19         23       (4)     (3)          234
                                ------     ------     ----    ----       -------
 Total International........       492        386      106      59         9,386
Domestic....................     1,599      1,215      384     240        31,202
                                ------     ------     ----    ----       -------
 Total......................    $2,091     $1,601     $490    $299(4)(6) $40,588
                                ======     ======     ====    ====       =======
DECEMBER 31, 1992
International
 Latin America..............    $  325     $  203     $122    $ 71       $ 4,954
 Europe.....................        30         92      (62)    (36)        1,539
 Asia/Pacific...............        53         44        9       5           902
 All other regions..........        18         15        3       2           211
                                ------     ------     ----    ----       -------
 Total International........       426        354       72      42         7,606
Domestic....................     1,588      1,301      287     237        29,709
                                ------     ------     ----    ----       -------
 Total......................    $2,014     $1,655     $359    $279(5)(6) $37,315
                                ======     ======     ====    ====       =======

-------------------------------------------------------------------------------

(1) Total revenue includes net interest revenue and noninterest income. Total expense includes the provision for credit losses and noninterest expense.

(2) Excludes extraordinary items and cumulative effect of changes in accounting principles.

(3) Includes a $7 million extraordinary loss, net of tax, from early extinguishment of debt that, for purposes of this analysis, has been allocated to Domestic.

(4) Includes both a $24 million cumulative effect of a change in accounting, net of tax, for PMSR attributable to domestic operations and a change in accounting for income taxes that, for purposes of this analysis, has been allocated to Domestic.

(5) Includes a $73 million extraordinary gain from the recognition of prior year tax benefit carryforwards that, for purposes of this analysis, has been allocated to Domestic.

(6) The method used to allocate income taxes between International and Domestic was revised in 1994 to better reflect the impact of the Corporation's worldwide tax position. Prior years have been reclassified, resulting in reductions of International net income of $20 million and $10 million for 1993 and 1992, respectively, that are offset by equal increases in Domestic net income.

27 PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
The following is a condensed balance sheet of the Corporation (Parent Company only):

                                                                                        December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                                          1994   1993
 ASSETS
 Cash and short-term investments in bank subsidiary.................. $  205 $  207
 Advances to subsidiaries
 Bank subsidiaries..................................................      36     64
 Nonbank subsidiaries...............................................     217    226
 Subordinated notes receivable from bank subsidiary.................     580    400
 Investments in subsidiaries
 Bank subsidiaries..................................................   3,461  3,175
 Nonbank subsidiaries...............................................     137    135
 Other assets........................................................     43     23
                                                                      ------ ------
  TOTAL ASSETS......................................................  $4,679 $4,230
                                                                      ====== ======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Commercial paper due to nonbank subsidiary..........................        $   10
 Notes payable....................................................... $1,514  1,293
 Other liabilities...................................................     23     15
                                                                      ------ ------
 Total liabilities..................................................   1,537  1,318
                                                                      ------ ------
 Total stockholders' equity.........................................   3,142  2,912
                                                                      ------ ------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................  $4,679 $4,230
                                                                      ====== ======

The following is a condensed statement of income of the Corporation (Parent Company only):

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
 (in millions)                                             1994  1993  1992
 OPERATING INCOME
 Dividends from subsidiaries
 Bank subsidiaries......................................   $ 95  $  7
 Nonbank subsidiaries...................................     30
 Interest from subsidiaries
 Bank subsidiaries......................................     46    37  $ 28
 Nonbank subsidiaries...................................      9     3     4
                                                           ----  ----  ----
  Total operating income................................    180    47    32
                                                           ----  ----  ----
 OPERATING EXPENSE
 Interest expense........................................    79    51    49
 Other expense, net......................................     5     4     4
                                                           ----  ----  ----
  Total operating expense...............................     84    55    53
                                                           ----  ----  ----
 Income (Loss) before income taxes, equity in
  undistributed net income of subsidiaries and cumulative
  effect of change in accounting principle...............    96    (8)  (21)
 Benefit from income taxes...............................   (11)   (6)   (3)
                                                           ----  ----  ----
 Income (Loss) before equity in undistributed net income
  of subsidiaries and cumulative effect of change in
  accounting principle...................................   107    (2)  (18)
 Equity in undistributed net income of subsidiaries......   328   303   297
                                                           ----  ----  ----
 Income before cumulative effect of change in accounting
 principle...............................................   435   301   279
 Cumulative effect of change in accounting for income
 taxes...................................................          (2)
                                                           ----  ----  ----
 NET INCOME..............................................  $435  $299  $279
                                                           ====  ====  ====
---------------------------------------------------------------------------------------------------

The following is a condensed statement of cash flows of the Corporation (Parent Company only):

                                                                            Years Ended December 31
---------------------------------------------------------------------------------------------------
(in millions)                                              1994   1993   1992
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..............................................  $ 435  $ 299  $ 279
Reconciliation of net income to net cash provided from
 (used for) operating activities
 Cumulative effect of change in accounting for income
 taxes.................................................              2
 Equity in undistributed net income of subsidiaries....    (328)  (303)  (297)
 Net change in interest receivables and payables.......              6     (1)
 Other, net............................................     (11)   (12)    (9)
                                                          -----  -----  -----
 Net cash provided from (used for) operating
 activities...........................................       96     (8)   (28)
                                                          -----  -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) short-term investments
 in banking subsidiary..................................      1     81   (136)
Net cash provided from (used for) advances to
subsidiaries............................................     37   (149)   129
Investments in subsidiaries.............................    (39)  (299)  (164)
Purchase of subordinated note receivable from bank
subsidiary..............................................   (180)         (150)
                                                          -----  -----  -----
 Net cash used for investing activities...............     (181)  (367)  (321)
                                                          -----  -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used for commercial paper......................    (10)           (3)
Repayments/repurchases of notes payable.................   (179)   (88)
Net proceeds from issuance of notes payable.............    400    449
Net proceeds from issuance of common stock..............     36     20    156
Net proceeds from issuance of preferred stock...........            68    222
Purchase of treasury stock..............................    (27)
Dividends paid..........................................   (136)   (73)   (27)
                                                          -----  -----  -----
Net cash provided from financing activities.............     84    376    348
                                                          -----  -----  -----
Net change in cash and due from banks...................     (1)     1     (1)
Cash and due from banks at January 1....................      1             1
                                                          -----  -----  -----
Cash and due from banks at December 31..................         $   1
                                                          =====  =====  =====
Interest payments made..................................  $  73  $  46  $  50
Income tax refunds received.............................  $  (8) $  (2)
---------------------------------------------------------------------------------------------------

In 1992, the Corporation transferred BancBoston Leasing Services, Inc. (BBLSI), a nonbank project finance leasing subsidiary, to FNBB. The transfer was accom-plished by a capital contribution of all of the shares of BBLSI from the Corpo-ration to FNBB. The capital contribution, reported in the Parent Company only financial statements, amounted to $45 million.

28 FAIR VALUES OF FINANCIAL INSTRUMENTS
SFAS No. 107 requires that the Corporation disclose estimated fair values for certain of its financial instruments. Financial instruments include such items as loans, deposits, securities, interest rate and foreign exchange rate con-tracts, swaps and other instruments as defined by the standard.

Fair value estimates are generally subjective in nature and are dependent upon a number of significant assumptions associated with each instrument or group of similar instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows and rele-vant available market information. Fair value information is intended to repre-sent an estimate of an amount at which a financial instrument could be ex-changed in a current transaction between a willing buyer and seller engaging in an exchange transaction. However, since there are no established trading mar-kets for a significant portion of the Corporation's financial instruments, the Corporation may not be able to immediately settle its financial instruments; as such, the fair values are not necessarily indicative of the amounts that could be realized through immediate settlement. In addition, the majority of the Cor-poration's financial instruments, such as loans and deposits, are held to matu-rity and are realized or paid according to the contractual agreement with the customer.

Where available, quoted market prices are used to estimate fair values. Howev-er, due to the nature of the Corporation's financial instruments, in many in-stances quoted market prices are not available. Accordingly, the Corporation has estimated fair values based on other valuation techniques, such as dis-counting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. Fair values are estimated without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible income tax ramifications, or estimated trans-action costs. Fair values are also estimated at a specific point in time and are based on interest rates and other assumptions at that date. As events change the assumptions underlying these estimates, the fair values of financial instruments will change.

Disclosure of fair values is not required for certain items such as lease fi-nancing, investments accounted for under the equity method of accounting, obli-gations for pensions and other postretirement benefits, premises and equipment, OREO, prepaid expenses, PMSR, core deposit intangibles and other customer rela-tionships, other intangible assets and income tax assets and liabilities. Ac-cordingly, the aggregate fair value amounts presented do not purport to repre-sent, and should not be considered representative of, the underlying "market" or franchise value of the Corporation.

Because the standard permits many alternative calculation techniques and be-cause numerous assumptions have been used to estimate the Corporation's fair values, reasonable comparisons of the Corporation's fair value information with other financial institutions' fair value information cannot necessarily be made.

The methods and assumptions used to estimate the fair values of each class of financial instrument are as follows:

CASH AND DUE FROM BANKS, INTEREST BEARING DEPOSITS IN OTHER BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL, FUNDS BORROWED, DUE FROM CUSTOMERS ON ACCEPTANCES AND ACCEPTANCES OUTSTANDING These items are generally short-term in nature and, accordingly, the carrying amounts reported in the balance sheet are reasonable approximations of their fair values.

TRADING SECURITIES Trading securities are carried at fair value in the balance sheet. Such values are generally based on quoted market prices.

MORTGAGES HELD FOR SALE Fair values are based on the estimated value at which the loans could be sold in the secondary market. The fair value of commitments to issue mortgage loans, net of forward contracts to sell mortgage loans, is included as part of the disclosure of off-balance-sheet financial instruments.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY Fair values are principally based on quoted market prices. For certain debt and equity invest-ments made in connection with the Corporation's venture capital and mezzanine financing business that do not trade on established exchanges and for which markets do not exist, estimates of fair value are based upon management's re-view of the investee's financial results, condition and prospects.

LOANS The fair value of accruing consumer mortgage loans is estimated using market quotes or by discounting contractual cash flows, adjusted for credit risk and prepayment estimates. Discount rates are obtained from secondary mar-ket sources. The fair values of accruing home equity loans are estimated using comparable market information adjusted for credit and other relevant character-istics. The fair value of all other accruing loans is estimated by discounting cash flows, using interest rates that consider the credit and interest rate risks inherent in the loans, and current economic and lending conditions. The fair value of nonaccrual loans is primarily estimated by discounting manage-ment's estimate of future cash flows using a rate commensurate with the risks involved.

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS The carrying amount of accrued in-terest receivable approximates its fair value. Financial instruments classified as other assets subject to the disclosure requirements of the standard consist principally of the accelerated disposition portfolio, accounts receivable, EMSR and investments in limited partnerships. The carrying amount of real estate as-sets held for accelerated disposition approximates fair value, as such assets are carried at the lower of their value upon transfer to the portfolio or their current estimated disposition value. The carrying amounts of short-term receiv-ables are considered to approximate their fair value. For longer-term receiv-ables, fair value is estimated by discounting expected future cash flows using a discount rate commensurate with the risks involved. The fair value of EMSR is based on the present value of expected future cash flows and the estimated ser-vicing life. Estimates of fair value of investments in limited partnerships are based upon management's review of the investee's financial results, condition and prospects.

DEPOSITS The fair values of deposits subject to immediate withdrawal, such as interest and noninterest bearing checking, passbook savings and money market deposit accounts, are equal to their carrying amounts. The carrying amounts for variable rate certificates of deposit and other time deposits approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit and other time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

ACCRUED EXPENSES AND OTHER LIABILITIES Financial instruments classified as ac-crued expenses and other liabilities subject to the disclosure requirements of the standard consist principally of short-term liabilities; the carrying amounts approximate their fair values.

NOTES PAYABLE The fair value of long-term borrowings is estimated using second-ary market prices and does not include the fair values of related interest rate swap agreements, which are presented separately.

FOREIGN EXCHANGE RATE AND INTEREST RATE FINANCIAL INSTRUMENTS The fair values of foreign exchange rate and interest rate contracts, including contracts used to manage interest rate, currency and market risks, are estimated based on mar-ket information adjusted for credit and other relevant characteristics using pricing models, including option models.

OTHER UNRECOGNIZED FINANCIAL INSTRUMENTS The fair value of commitments to ex-tend credit is estimated using the fees charged to enter into similar legally binding agreements, taking into account the remaining terms of the agreements and customers' credit ratings. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the com-mitted rates. The fair values of foreign office guarantees and letters of credit are based on fees charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair values of the Corporation's financial instruments at Decem-ber 31, 1994 and 1993 are presented in the following table. The estimated fair value of loans exceeded their carrying amount, net of the reserve for credit losses, principally because the estimated fair values under the standard do not take into account concentrations of credit risk, including the size of credits and other factors considered by management in its determination of the level of the reserve for credit losses. In addition, the reserve for credit losses con-siders credit losses related to other financial instruments, principally com-mitments to lend and letters of credit.

                                                                       December 31
----------------------------------------------------------------------------------
(in millions)                                 1994                1993
                                         Estimated           Estimated
                               Carrying       Fair Carrying       Fair
                                 Amount      Value   Amount      Value
ASSETS
Cash and due from banks......  $ 2,317    $ 2,317  $ 2,539    $ 2,539
Interest bearing deposits in
other banks..................    1,556      1,556      991        991
Federal funds sold and
 securities purchased under
 agreements to resell........    1,232      1,232    1,455      1,455
Trading securities...........      553        553      306        306
Mortgages held for sale(1)...      183        184    1,322      1,322
Securities(2)
 Available for sale..........    2,997      3,067    1,438      1,483
 Held to maturity............    1,703      1,626    1,569      1,569
Loans........................   29,310              27,253
Reserve for credit losses(3).     (680)               (770)
                               -------             -------
                                28,630     29,200   26,483     27,200
Due from customers on
acceptances..................      314        314      391        391
Accrued interest receivable..      355        355      287        287
Financial instruments
 included in other assets....      829        857      596        626
LIABILITIES
Deposits.....................   31,356     31,322   29,614     29,736
Funds borrowed...............    6,360      6,360    4,975      4,975
Acceptances outstanding......      316        316      391        391
Financial instruments
 included in accrued expenses
 and other liabilities.......      595        595      398        398
Notes payable................    2,169      2,057    1,973      2,024
INTEREST RATE CONTRACTS(4)
Trading
 Asset.......................                 130                 185
 Liability...................                 (76)                (90)
Asset and liability
management
 Asset.......................                  59                  77
 Liability...................                (244)                (24)
FOREIGN EXCHANGE CONTRACTS(4)
Trading
 Asset.......................                 180                 231
 Liability...................                (195)               (242)
Asset and liability
management
 Asset.......................                   2                  13
 Liability...................                  (5)
OTHER UNRECOGNIZED FINANCIAL
INSTRUMENTS
Fee based or otherwise
 legally binding commitments
 to extend credit............                 (33)                (27)
Standby and commercial
 letters of credit, foreign
 office guarantees and
 similar instruments.........                 (50)                (42)

-------------------------------------------------------------------------------

(1) 1993 fair value information related to instruments hedging mortgages held for sale has been reclassified to be consistent with 1994 presentation. A fair value of $2 million has been reclassified, solely for purposes of this presentation, from mortgages held for sale to the fair value of interest rate contracts included above.

(2) Securities include investments made in connection with the Corporation's venture capital and mezzanine financing business that do not trade on established exchanges, and for which no markets exist. At December 31, 1994 and 1993, these investments were classified as securities available for sale, and their estimated fair values exceeded the related carrying amounts by $70 million and $45 million, respectively.

(3) The reserve for credit losses is established for future charge-offs arising from all extensions of credit. The Corporation has not made a specific allocation of the reserve to other instruments such as leases, commitments to extend credit, standby letters of credit and interest rate contracts. Accordingly, a separate determination of the reserve allocable to loans is not made.

(4) Additional information with respect to interest rate and foreign exchange contracts can be found in Note 21 to the Financial Statements. The Corporation's accounting policy related to such instruments is discussed in Note 1 to the Financial Statements.