Form 10-K/A, Exhibit 13
period 1994-12-31
BANK OF BOSTON CORP
filed 1996-01-09
CIK 36672

                                                             EXHIBIT 13(b)

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Boston Corporation and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and cash flows for each of the years in the three year period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 9, 16 and 20 to the financial statements, the Corporation has adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and changed its method of accounting for purchased mortgage servicing rights, effective January 1, 1993; and adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective December 31, 1993.

/s/ COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
January 19, 1995

                                       60