Form 10-K405, Exhibit 13
period 1995-12-31
BANK OF BOSTON CORP
filed 1996-03-18
CIK 36672

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
BANK OF BOSTON CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA

Years Ended December 31           1995    1994     1993    1992   1991    1990
(dollars in millions, except
per share amounts)
-------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income...............  $4,319  $3,718   $2,739  $3,007 $3,285  $4,235
Interest expense..............   2,578   2,146    1,394   1,752  2,170   3,012
                               ------- -------  ------- ------- ------  ------
  Net interest revenue........   1,741   1,572    1,345   1,255  1,115   1,223
Provision for credit losses...     250     130       70     181    519     764
                               ------- -------  ------- ------- ------  ------
  Net interest revenue after
   provision for credit loss-
   es.........................   1,491   1,442    1,275   1,074    596     459
Noninterest income............   1,091     828      746     759    763     764
Noninterest expense(1)........   1,597   1,479    1,531   1,474  1,538   1,732
                               ------- -------  ------- ------- ------  ------
Income (Loss) before income
 taxes, extraordinary items
 and cumulative effect of
 changes in accounting
 principles...................     985     791      490     359   (179)   (509)
  Provision for (Benefit from)
   income taxes...............     444     349      215     153    (58)      3
                               ------- -------  ------- ------- ------  ------
Income (Loss) before extraor-
 dinary items and cumulative
 effect of changes in account-
 ing principles...............     541     442      275     206   (121)   (512)
Extraordinary items
  Gains (losses) from early
   extinguishment of debt,
   net of tax.................              (7)                      8      44
  Recognition of prior year
   tax benefit carryforwards..                               73
Cumulative effect of changes
 in accounting principles,
 net(2).......................                       24
                               ------- -------  ------- ------- ------  ------
  Net income (loss)...........    $541    $435     $299    $279  $(113)  $(468)
                               ======= =======  ======= ======= ======  ======
  Net income (loss) applicable
   to common stock............    $504    $398     $264    $259  $(126)  $(482)
                               ======= =======  ======= ======= ======  ======
Per common share
 Income (Loss) before
  extraordinary items and
  cumulative effect of changes
  in accounting principles
  Primary.....................   $4.55   $3.79    $2.28   $1.82 $(1.42) $(5.67)
  Fully diluted...............    4.43    3.67     2.22    1.78  (1.42)  (5.67)
 Net income (loss)
  Primary.....................    4.55    3.73     2.51    2.54  (1.33)  (5.20)
  Fully diluted...............    4.43    3.61     2.44    2.45  (1.33)  (5.20)
 Cash dividends declared......    1.28     .93      .40     .10    .10     .82
Average number of common
 shares (in thousands)
 Primary...................... 110,716 106,730  105,336 101,977 94,730  92,634
 Fully diluted................ 113,560 111,427  110,258 107,157 94,730  92,634
-------------------------------------------------------------------------------

(1) Includes, in 1995, $28 million in charges mainly related to exiting, reor-ganizing and downsizing certain business and corporate staff units. In-cludes, in 1994, costs of $21 million in connection with the Corporation's acquisitions of BankWorcester Corporation and Pioneer Financial, A Co-oper-ative Bank; and, in 1993, acquisition-related costs and reorganization charges of $85 million, primarily in connection with the Corporation's mergers with Society for Savings Bancorp, Inc. (Society) and Multibank Fi-nancial Corp. (Multibank), as well as estimated costs of downsizing and reconfiguring certain of the Corporation's business and corporate units. Also includes reorganization charges of $54 million in 1991 and $139 mil-lion in 1990, comprised of $7 million in 1991 and $89 million in 1990 in connection with a Society reorganization plan, and $47 million in 1991 and $50 million in 1990 in connection with the Corporation's plans for the con-solidation and downsizing of various domestic and international operations and facilities and staff reductions.
(2) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of taxes, relating to a change in accounting principles pertaining to the valuation of purchased mortgage servicing rights.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
BANK OF BOSTON CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA

Years Ended December 31       1995     1994     1993     1992     1991      1990
(dollars in millions,
except per share amounts)
----------------------------------------------------------------------------------
SELECTED RATIOS
Return on average as-
sets.....................     1.21%    1.01%     .78%     .76%    (.30)%   (1.07)%
Return on average common
equity(3)................    17.14    15.82    11.78    13.37    (7.28)   (21.68)
Common dividend payout
ratio....................     28.1     24.9     14.4      3.4       NM        NM
Common equity to total
assets...................      6.8      5.9      5.9      5.7      4.5       4.7
Average total stockhold-
ers' equity to average
total assets.............      7.7      7.0      7.1      6.0      5.1       5.6
Risk-based capital ratios
  Tier 1.................      8.0      7.0      7.2      7.1      5.2       5.3
  Total..................     12.8     12.2     12.4     12.0      9.3       9.4
Leverage ratio...........      7.4      6.5      6.8      6.6      4.6       4.5
Net credit losses to av-
erage loans and lease fi-
nancing..................      .54      .82      .84     1.22     1.87      2.50
Reserve for credit losses
to loans and lease fi-
nancing..................     2.37     2.19     2.68     3.63     4.14      3.90
Reserve for credit losses
to nonaccrual loans and
lease financing..........   238.29   186.22   139.69   118.51    69.48     53.93
Nonaccrual loans and OREO
as a percent of related
asset categories.........      1.2      1.4      2.3      3.7      7.2       8.1
Market value/book value..    159.9    104.7    101.3    126.2     63.9      32.5
BALANCE SHEET DATA AT
DECEMBER 31
Loans and lease financ-
ing......................  $31,067  $31,005  $28,782  $25,399  $25,368   $26,220
Reserve for credit loss-
es.......................     (736)    (680)    (770)    (923)  (1,051)   (1,023)
Total assets.............   47,397   44,630   40,588   37,315   38,309    39,351
Deposits.................   30,948   31,356   29,614   29,102   29,291    31,813
Funds borrowed...........    8,763    6,360    4,975    2,947    4,634     2,704
Notes payable............    2,139    2,169    1,973    1,686    1,419     1,536
Stockholders' equity.....    3,751    3,142    2,912    2,554    1,919     2,046
Common shares outstanding
(in thousands)...........  112,086  106,547  105,801  104,664   95,025    93,575
Common stockholders of
record(4)................   21,962   23,005   23,633   25,263   27,665    27,414
Number of employees......   17,881   18,355   18,644   19,459   18,752    20,339
Per common share
 Book value..............   $28.93   $24.72   $22.71   $20.21   $18.00    $19.64
 Market value............   46 1/4   25 7/8       23   25 1/2   11 1/2     6 3/8
AVERAGE BALANCE SHEET
DATA
Loans and lease financ-
ing......................  $31,116  $29,790  $26,586  $25,330  $26,167   $28,949
Securities...............    4,724    3,510    3,624    4,704    5,098     4,509
Other earning assets.....    3,551    4,845    4,089    3,195    3,298     6,865
                           -------  -------  -------  -------  -------   -------
  Total earning assets...   39,391   38,145   34,299   33,229   34,563    40,323
                           -------  -------  -------  -------  -------   -------
Cash and due from banks..    1,924    2,071    1,790    1,596    1,485     1,780
Other assets.............    3,297    2,845    2,278    2,030    1,867     1,667
                           -------  -------  -------  -------  -------   -------
  Total average assets...  $44,612  $43,061  $38,367  $36,855  $37,915   $43,770
                           =======  =======  =======  =======  =======   =======
Deposits.................  $29,301  $29,301  $28,539  $29,028  $29,861   $33,505
Funds borrowed...........    8,167    7,180    4,349    3,485    3,544     4,518
Other liabilities........    1,606    1,488    1,017      919    1,014     1,218
Notes payable............    2,092    2,069    1,743    1,197    1,552     2,098
Stockholders' equity.....    3,446    3,023    2,719    2,226    1,944     2,431
                           -------  -------  -------  -------  -------   -------
  Total average liabili-
  ties and stockholders'
  equity.................  $44,612  $43,061  $38,367  $36,855  $37,915   $43,770
                           =======  =======  =======  =======  =======   =======
----------------------------------------------------------------------------------

(3) For purposes of this ratio, preferred stock dividends have been deducted from net income.
(4) The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.
NM--Not meaningful.

------------------------------------------------------------------------------
-------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
Bank of Boston Corporation (the Corporation) is a registered bank holding com-pany which, together with its subsidiaries, operates a network of 500 offices across the U.S. and more than 100 offices in 23 countries in Latin America, Europe and Asia. The Corporation's major banking subsidiaries are The First National Bank of Boston (FNBB), Bank of Boston Connecticut and Rhode Island Hospital Trust National Bank.

STRATEGIC INITIATIVES

The Corporation continues to take strategic initiatives focused on leveraging its core competencies over attractive markets, including the expansion of its domestic personal banking and global banking businesses, increasing the capi-tal markets activities of its corporate banking business, the divestiture of non-core business units and the formation of strategic alliances.

MERGER AGREEMENT WITH BAYBANKS

On December 12, 1995, the Corporation and BayBanks, Inc. (BayBanks) jointly announced a definitive agreement under which the Corporation would acquire BayBanks in a tax-free exchange of stock where the Corporation will exchange
2.2 shares of its common stock for each share of BayBanks common stock. The transaction will be accounted for as a pooling of interests. The merger is ex-pected to be completed by the middle of 1996, and is subject to a number of conditions, including approval by federal and state bank regulators and the stockholders of both companies. No assurance can be given that approvals of the stockholders or the regulators will be obtained. The Corporation antici-pates incurring merger and reorganization costs of approximately $140 million (on a pre-tax basis) in connection with the merger. The combination of the two Boston-based institutions will create a consumer and corporate banking leader operating in 36 states and 24 countries, with approximately $60 billion in as-sets and $40 billion in deposits.

OTHER ACQUISITIONS

During the past year, the Corporation conducted the following additional ac-quisition activities:

 . In February 1995, the Corporation completed its acquisition of Ganis Credit
   Corporation (Ganis), which is headquartered in Newport Beach, California. Ganis specializes in collateralized lending for recreational vehicles and boats, and had approximately $540 million in consumer loans outstanding at December 31, 1995.

 . In July 1995, Fidelity Acceptance Corporation (FAC), the Corporation's na-tional consumer finance company, completed the acquisition of approximately $110 million in consumer loans and assumed 46 branches of Century Accept-ance Corporation, a national consumer finance company based in Kansas City, Missouri.

 . In October 1995, the Corporation announced a definitive agreement to ac-quire The Boston Bancorp (Bancorp), the holding company of South Boston Savings Bank, a Massachusetts chartered savings bank with approximately $1.3 billion in deposits. This transaction, which will be accounted for as a purchase, is currently anticipated to close in the middle of 1996, sub-ject to approval by federal and state bank regulators and the stockholders of Bancorp.

DIVESTITURES

In 1995, the Corporation sold the following non-strategic business units:

 . In the first quarter of 1995, following its strategy to focus on the south-ern New England market, the Corporation completed the sales of its Vermont and Maine banking subsidiaries, Bank of Vermont (Vermont) and Casco North-ern Bank, N.A. (Casco), resulting in a pre-tax gain of approximately $75 million, or $30 million net of tax. Vermont and Casco combined had loans of approximately $1.2 billion and deposits of approximately $1.3 billion at December 31, 1994.

 . In October 1995, the Corporation sold its corporate trust business, result-ing in a net pre-tax gain of $20 million, or $12 million net of tax.

STRATEGIC ALLIANCES AND OTHER INITIATIVES

During 1995, the Corporation entered into the following strategic alliances, and took the following other strategic initiatives, to improve efficiencies and economies of scale of certain of its business units:

 . Effective in October 1995, the Corporation formed a joint venture with Bos-ton Financial Data Services (a joint venture of State Street Bank and Trust Company and DST Systems, Inc.), which combined their respective stock transfer businesses into a single entity that is 50 percent owned by each party.

 . In December 1995, the Corporation announced it would enter into a joint venture with two equity investors, the Thomas H. Lee Company and Madison Dearborn Partners, to form an independent mortgage company. The joint ven-ture structure is expected to provide a means to achieve the growth and scale deemed necessary to succeed in the mortgage banking industry. The Corporation will

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
 contribute its BancBoston Mortgage Corporation (BBMC) subsidiary in return for cash and a minority equity interest in the newly formed entity. The transac-tion is expected to be completed in the first half of 1996.

 . During 1995, the Corporation initiated further expansion into consumer mar-kets by placing new automatic teller machines (ATMs) in retail locations, establishing in-store supermarket branches, introducing computer home bank-ing and re-entering the domestic credit card business.

 . In 1995, the Corporation continued to emphasize growth and improve efficien-cies in its global banking business, particularly in Latin America. In this regard, the Corporation established subsidiary banks in Colombia and Mexico and a representative office in China, and announced the formation of a joint venture in the Philippines. The Corporation realigned its European and cer-tain other operations during 1995, including the announced closing of its Luxembourg operations and the disposition of its Puerto Rican and Haitian branches. The Corporation also introduced its Global Initiative program, an export program designed to help small- to medium-sized companies, princi-pally based in New England, conduct business in Latin America and other parts of the world.

 . The Corporation continued to expand its private equity investing and capital markets activities as evidenced by the growth in profits from the equity and mezzanine business and related corporate finance fee income. During the year, the Corporation formed its Emerging Markets group, a global capital markets unit which will link emerging markets sales and trading, treasury risk-management products and Latin American/Asian investment banking. The Corporation also reconfigured its corporate banking organization to link closely all its relationship management units (domestic, international, spe-cialized and middle market), to establish the key distribution channel for its increasingly sophisticated array of capital markets and other products, and to optimize customer service and delivery capabilities.

Additional information on certain of the transactions described above is in-cluded in Note 2 to the Financial Statements.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------

RESULTS OF OPERATIONS

The following is a discussion and analysis of the Corporation's consolidated results of operations. In order to understand this section in context, it should be read in conjunction with the Financial Statements included elsewhere in this report.

OVERVIEW

Table 1 presents the Corporation's income before extraordinary item and cumula-tive effect of changes in accounting principles and net income, as well as re-lated primary and fully diluted earnings per common share amounts for 1995, 1994 and 1993. The Corporation's 1995 net income increased $106 million, or 24%, from the 1994 level. Net income per common share on a fully diluted basis for 1995 increased $.82, or 23%, from the 1994 level.

TABLE 1 -- RESULTS OF OPERATIONS

Years Ended December 31                                        1995  1994   1993
(in millions, except per share  amounts)
---------------------------------------------------------------------------------
Income before extraordinary item and cumulative effect of
 changes in accounting principles ............................ $ 541 $ 442  $ 275
Extraordinary loss from early extinguishment of debt, net of
 tax..........................................................          (7)
Cumulative effect of changes in accounting principles, net of
 tax(1).......................................................                 24
                                                               ----- -----  -----
Net income.................................................... $ 541 $ 435  $ 299
                                                               ===== =====  =====
Per common share
 Income before extraordinary item and cumulative effect of
  changes in accounting principles
  Primary..................................................... $4.55 $3.79  $2.28
  Fully diluted...............................................  4.43  3.67   2.22
 Net income
  Primary.....................................................  4.55  3.73   2.51
  Fully diluted...............................................  4.43  3.61   2.44

--------------------------------------------------------------------------------

(1) Reflects a $77 million benefit as a result of adopting Statement of Finan-cial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," as of January 1, 1993, and a $53 million after-tax charge as a result of a change in accounting with respect to the valuation of purchased mortgage servicing rights (PMSR).

Chart 1 presents the Corporation's total revenues on a taxable equivalent ba-sis, excluding gains from the sales of businesses, for each of the three years in the period ended December 31, 1995. On this basis, revenues grew $367 mil-lion, or over 15%, in 1995, and $281 million, or over 13%, in 1994. A detailed discussion of the net interest revenue and noninterest income components of revenue follows.

                       [BAR CHART 1 DESCRIPTION BELOW]

Bar Chart 1 entitled "Total Revenues Excluding Gains on Sales of Businesses"
----------------------------------------------------------------------------
The Corporation's total revenues (excluding gains on sales of businesses) for the years ended December 31, 1995, 1994 and 1993, respectively, were as follows:

(in millions)                1993                 1994                1995
(fully taxable equivalent    ------               ------              ----
basis)
Net Interest Revenue         $1,353               $1,579              $1,751
Noninterest income           $746                 $801                $996
                             ------               ----                ----
Total                        $2,099               $2,380              $2,747

NET INTEREST REVENUE

This discussion of net interest revenue should be read in conjunction with Av-erage Balances and Interest Rates and Change in Net Interest Revenue -- Volume and Rate Analysis, presented elsewhere in this report. Table 2 presents a sum-mary of net interest revenue, related average earning assets and net interest margin. For this review of net interest revenue, interest income that is either exempt from federal income taxes or taxed at a preferential rate has been ad-justed to a fully taxable equivalent basis. This adjustment has been calculated using a federal income tax rate of 35%, plus applicable state and local taxes, net of related federal tax benefits.

TABLE 2 -- NET INTEREST REVENUE, AVERAGE EARNING ASSETS AND NET INTEREST MARGIN

Years Ended December 31
(dollars in millions)                       U.S.    International Consolidated
------------------------------------------------------------------------------
Net interest revenue (fully taxable
 equivalent basis)
  1995.................................... $ 1,305     $   446      $ 1,751
  1994....................................   1,231         348        1,579
  1993....................................   1,096         257        1,353
Average earning assets
  1995.................................... $28,512     $10,879      $39,391
  1994....................................  28,339       9,806       38,145
  1993....................................  26,742       7,557       34,299
Net interest margin
  1995....................................    4.58%       4.10%        4.45%
  1994....................................    4.34%       3.54%        4.14%
  1993....................................    4.10%       3.40%        3.94%

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

1995 VS. 1994

Both domestic and international operations contributed to the improvements in net interest revenue and margin from 1994.

The domestic net interest revenue increase of $74 million resulted from both a higher level of earning assets and wider spreads. Average earning assets in-creased $173 million, reflecting a $162 million increase in average loan and lease volume. Contributing to the loan volume increase was a higher level of consumer-related loans, reflecting growth of FAC's portfolio, the full year ef-fects of the 1994 acquisitions of Pioneer Financial, A Co-operative Bank (Pio-neer) and BankWorcester Corporation (BankWorcester), and the effect of the early 1995 acquisition of Ganis, partially offset by the impact of the 1995 Vermont and Casco sales and lower domestic commercial loans and residential mortgages. Wider spreads mainly reflected the shift in the Corporation's aver-age loan portfolio towards higher-yielding consumer-related loans, and earning asset yield growth which generally outpaced rate increases on interest bearing liabilities, particularly retail deposits, during the first half of the year. The widening of spreads was also mainly responsible for the domestic net inter-est margin increasing by 24 basis points compared with 1994. Information on the Corporation's management of interest rate risk is discussed in the "Interest Rate Risk Management" section.

The international net interest revenue increase of $98 million and the interna-tional net interest margin increase of 56 basis points were primarily attribut-able to the Corporation's operations in Latin America. These increases were due to wider spreads as well as increases in average earning assets. The increase in spreads was, in part, due to a shift in mix to higher-yielding loans from lower-yielding treasury assets as well as the effects of asset and liability positions taken by the Corporation in Latin America which enabled it to benefit from prevailing interest rates. International volume growth included an in-crease of over $600 million in average loans and leases in Argentina from 1994.

Consolidated net interest margin increased throughout 1994 to 4.39% in the fourth quarter of 1994. The margin increased further to 4.56% in the first quarter of 1995, and declined in each of the subsequent 1995 quarters, to 4.35% in the fourth quarter. The declines in margin during 1995 reflected the nar-rower domestic spreads being experienced by the industry as competitive rate increases on interest bearing liabilities, particularly retail deposits, caught up with yield growth on earning assets. In addition, international margin in-creased in the first half of 1995, mainly as a result of widening spreads in both Argentina and Brazil, which reflected the effects of government economic measures and interest rate positions taken by the Corporation enabling it to benefit from rising rates. Spreads generally narrowed in the second half of 1995, particularly in Argentina, as a result of declining interest rates stem-ming from increasing economic stability in that country during this period. See the "Emerging Markets Countries" section for further discussion.

The Corporation expects continued pressure on margin in the future. Future lev-els of net interest revenue and margin will be affected by competitive pricing pressure on retail deposits, loans and other products; the mix and volume of assets and liabilities; the current interest rate environment; the economic and political conditions in the countries where the Corporation does business; and other factors.

NONINTEREST INCOME

The composition of noninterest income is presented in Table 3 and Chart 2:

TABLE 3 -- NONINTEREST INCOME

Years Ended December 31                                         1995  1994 1993
(in millions)
-------------------------------------------------------------------------------
Financial service fees
 Net mortgage servicing fees.................................. $  163 $ 57 $  6
 Deposit fees.................................................    117  126  122
 Loan-related fees............................................     70   60   45
 Letter of credit and acceptance fees.........................     69   61   58
 Other financial service fees.................................    104   92  119
                                                               ------ ---- ----
  Total financial service fees................................    523  396  350
Trust and agency fees.........................................    217  201  178
Net equity and mezzanine profits..............................    110   30   38
Net foreign exchange trading profits..........................     57   42   45
Trading profits and commissions...............................     22   16   24
Net securities gains..........................................      9   14   32
Gains on sales of businesses..................................     95   27
Other income..................................................     58  102   79
                                                               ------ ---- ----
  Total....................................................... $1,091 $828 $746
                                                               ====== ==== ====


                        [BAR CHART 2 DESCRIPTION BELOW]

Bar Chart 2 entitled "NonInterest Income"
-----------------------------------------
Chart 2 reports the Corporation's total noninterest income for the years ended December 31, 1995, 1994 and 1993, respectively, as follows:


(in millions)                1993           1994           1995
                             ----           ----           ----
Fees                         $528           $597           $740
Trading                      $101           $72            $88
Other                        $117           $159           $263
                             ----           ----           ----
Total                        $746           $828           $1,091





1995 VS. 1994

The $127 million increase in financial service fees reflected a significant in-crease in net mortgage servicing fees as well as higher loan-related fees and other financial service fees and higher letter of credit and acceptance fees, partially offset by a decline in deposit fees. Net mortgage servicing fees in-creased

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
$106 million compared with 1994. As a result of the declining interest rate en-vironment in the fourth quarter of 1995, the Corporation recognized $67 million of gains (net of increased servicing amortization) from the increase in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio. See the "Interest Rate Risk Management" section for a further dis-cussion of these contracts and their potential effect on income. Excluding these gains, net mortgage servicing fees increased $39 million from 1994, re-flecting the growth in the average servicing portfolio from $32 billion in 1994 to $40 billion in 1995. See the "Strategic Alliances and Other Initiatives" section for further discussion of the announced joint venture involving the Corporation's mortgage banking operations. The growth in loan-related and other financial service fees was mainly due to higher syndication and advisory fees, reflecting the Corporation's increased emphasis on its capital markets busi-ness. Partially offsetting the increase in other financial service fees was the absence of factoring fees in 1995, due to the sale of the Corporation's domes-tic factoring business in 1994, which resulted in a pre-tax gain of $27 million ($15 million net of tax). Letter of credit and acceptance fees increased $8 million compared with 1994 due to a higher volume of business. Deposit fees de-clined compared to 1994, mainly resulting from the $1.3 billion decline in de-posits due to the 1995 sales of Vermont and Casco, which resulted in a pre-tax gain of $75 million ($30 million net of tax).

Net equity and mezzanine profits improved $80 million from 1994, as a result of a higher level of sales activity in 1995. The improvement in trust and agency fees mainly reflected higher fees from the Brazilian mutual fund business, as total funds under management increased to $2.5 billion at December 31, 1995, from $1.7 billion a year ago, which was partially offset by the absence of cor-porate trust and domestic stock transfer fees in the fourth quarter of 1995. As previously discussed in the "Strategic Initiatives" section, the Corporation sold its corporate trust business on October 1, 1995, which resulted in a net pre-tax gain of $20 million ($12 million net of tax), and spun off its domestic stock transfer business into a joint venture effective in October 1995. Foreign exchange trading activities principally include trading of spot and forward contracts in major foreign currencies. Net foreign exchange trading profits were $15 million higher compared with 1994, as increases were posted by inter-national and domestic treasury operations. Trading account profits increased due to a higher level of profits from international securities trading during the second half of 1995. Offsetting these improvements were declines in other noninterest income and net securities gains. Other income declined, in part, due to a loss of $17 million on the transfer of approximately $1.3 billion of low-yielding residential mortgage loans into the held for sale account, sub-stantially all of which were sold by December 31, 1995. Also contributing to the decline in other income were $17 million of valuation-related charges asso-ciated with certain investments and other assets, including assets being re-tained by the Corporation in connection with the mortgage banking joint ven-ture, and the absence of net gains recorded in the first quarter of 1994 from the sale of securities originally acquired in connection with loan restructurings. Partially offsetting these items was a net improvement in the results of investments accounted for under the equity method. Other income in 1994 included $15 million of exchange-related profits arising from the strengthening of Brazil's currency against the U.S. dollar subsequent to the implementation of Brazil's new economic program in July 1994, and approximately $15 million of charges associated with certain investments.

NONINTEREST EXPENSE

The composition of noninterest expense is presented in Table 4 and Chart 3:

TABLE 4 -- NONINTEREST EXPENSE

Years Ended December 31                                     1995   1994   1993
(in millions)
-------------------------------------------------------------------------------
Employee costs............................................ $  897 $  813   $771
Occupancy and equipment...................................    240    231    224
FDIC insurance premiums...................................     24     51     62
Other.....................................................    399    341    345
                                                           ------ ------ ------
 Noninterest expense, excluding OREO costs and special
  charges.................................................  1,560  1,436  1,402
OREO costs................................................      9     22     44
Acquisition, divestiture and restructuring expense........     28     21     85
                                                           ------ ------ ------
  Total................................................... $1,597 $1,479 $1,531
                                                           ====== ====== ======

                        [BAR CHART 3 DESCRIPTION BELOW]

Bar Chart 3 entitled "NonInterest Expense Excluding Oreo Costs and Special
--------------------------------------------------------------------------
Charges"
--------
Chart 3 reports the Corporation's total noninterest expense excluding Oreo costs and special charges for the years ended December 31, 1995, 1994 and 1993, respectively, as follows:

(in millions)             1993         1994         1995
                          ------       ------       ------
Employee Costs            $771         $813         $897
Occupancy/Equipment       $224         $231         $240
Other                     $407         $392         $423
                          ----         ----         ----
Total                     $1,402       $1,436       $1,560

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

1995 VS. 1994

The growth in noninterest expense before acquisition, divestiture and restruc-turing expense and OREO costs reflected increases in the Corporation's Latin American, personal banking and capital markets businesses which the Corporation has been expanding. The increase in employee costs mainly included higher merit increases and higher levels of incentive compensation, including stock awards made to senior management under a plan tied to the Corporation's common stock price. The $9 million increase in occupancy and equipment from 1994 was the re-sult of higher expenses from international operations, mainly Latin America. The $27 million decline in FDIC insurance premiums reflected a reduction in the FDIC assessment rate effective in June 1995. Other expense increased from 1994 as a result of growth and business development in the Latin American and per-sonal banking businesses. This increase included higher levels of advertising and marketing expense, including increases related to new retail deposit prod-ucts, the Corporation's re-entry into the domestic credit card business, the introduction of a home banking product and customer surveys. In addition, growth in travel, communications and software costs and increased goodwill am-ortization contributed to the increase in other expenses. The decline in OREO costs was primarily due to lower valuation adjustments.

During the fourth quarter of 1995, the Corporation recorded $28 million of charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units. Included within these charges were expenses related to reorganizations underway in the European business, including the closing of the Luxembourg operations, corporate banking, certain Asian operations and var-ious other units. In addition, a charge was included for curtailment losses as defined by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Bene-fits." The curtailment losses resulted from the announced joint venture of the mortgage banking business which will remove mortgage banking employees from the Corporation's postretirement and pension plans. Additional information on these items is included in Note 17 to the Financial Statements.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $250 million in 1995, compared with $130 million in 1994 and $70 million in 1993. The provision for credit losses in each year reflected management's assessment of the adequacy of the reserve for credit losses, including the risk characteristics of the loan portfolio and economic conditions. The 1995 provision for credit losses included special pro-visions of $75 million reflecting management's intent to strengthen further the Corporation's loan loss reserve (see further discussion in the "Reserve for Credit Losses" section). The 1994 provision reflected the effect of transfer-ring certain lower quality real estate exposures to an accelerated disposition portfolio (ADP) (see further discussion in the "Accelerated Disposition Portfo-lio" section). The amount of future provisions will be a function of the regu-lar quarterly review of the reserve for credit losses, which considers the risk characteristics of the loan portfolio and economic conditions existing at that time.

PROVISION FOR INCOME TAXES

The 1995 income tax provision was $444 million, compared with $349 million for 1994 and $215 million for 1993. The 1995 provision included $45 million associ-ated with the $75 million gain on the sales of Vermont and Casco. The high level of tax associated with this gain reflected the lower tax bases in these investments as a result of $35 million of non-tax deductible goodwill associ-ated with these subsidiaries. Excluding the impact of these sales, the Corpora-tion's effective tax rate in 1995 was 44%, the same rate as in 1994 and 1993.

During 1995, the Massachusetts Legislature enacted a bill to reduce the state income tax rate for banks from 12.5% to 10.5% to be phased in over five years, and to permit apportionment of a bank's taxable income. Additionally, in 1995, the Corporation reached a favorable settlement of an outstanding Massachusetts tax matter relating to income earned on certain securities. These items did not have a significant effect on the Corporation's 1995 effective tax rate, since the reduction in the current tax provision from the tax law changes and the settlement were offset by the required reduction in FNBB's net deferred tax as-sets resulting from the tax law changes. The changes in the Massachusetts tax law are expected to have a favorable impact on the Corporation's effective tax rate in 1996.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








-------------------------------------  ----------------------------------------

 ------------------------------------  ----------------------------------------
LINE OF BUSINESS RESULTS

The Corporation is managed through its Corporate Working Committee, which is comprised of executives who are responsible for various revenue-generating businesses and corporate support areas. For purposes of the line of business presentation below, the Corporation has assigned each revenue-generating busi-ness to one of three broad business lines: Personal, Corporate and Global Bank-ing. Since synergies among these lines result in an overlap of certain activi-ties among some of the underlying businesses, particularly among the capital markets and corporate product areas, judgment was used in determining where a business was assigned.

The line of business results reflect assignments and allocations of items made within the Corporation's internal management reporting process. Most balance sheet and income statement items are specifically attributed to individual businesses. In measuring revenues and expenses of the individual businesses, the management reporting process utilizes funds transfer pricing under a matched funding concept for the purpose of allocating net interest revenue, and applies various techniques for the purpose of allocating costs associated with corporate support areas. The provision for credit losses is distributed based on a judgmental process which takes into account various factors, including loan levels, asset quality and credit loss experience. When current year changes in organizational structure and/or the management reporting process oc-cur, prior period information is restated to maintain comparability among peri-ods.

Selected financial information for the Personal, Corporate and Global banking lines for 1995 and 1994 is presented in Table 5.

TABLE 5 -- LINE OF BUSINESS SELECTED FINANCIAL INFORMATION

For The Years Ended December 31          Personal Corporate Global
(in millions)                            Banking   Banking  Banking Other Total
--------------------------------------------------------------------------------
Revenues (fully taxable equivalent
 basis)
 1995...................................  $1,065     $902     $747  $128  $2,842
 1994...................................     956      823      581    47   2,407
Expenses (excluding OREO)
 1995...................................     701      354      505    28   1,588
 1994...................................     679      345      412    21   1,457
Credit provision and OREO
 1995...................................      97       62       60    40     259
 1994...................................      72       55       25           152
Pretax income
 1995...................................     267      486      182    60     995
 1994...................................     205      423      144    26     798
Net income
 1995...................................     149      268      103    21     541
 1994...................................     114      233       80     8     435
Average loans and leases
 1995...................................   8,369   15,007    7,740        31,116
 1994...................................   7,255   15,946    6,589        29,790
--------------------------------------------------------------------------------

PERSONAL BANKING

Personal Banking serves over 2 million households nationally and encompasses the following individual businesses: Retail and Small Business Banking, Con-sumer Lending, Private Banking and Mortgage Banking.

Within Retail and Small Business Banking, the Corporation operates 279 branches throughout Massachusetts, Connecticut and Rhode Island and manages approxi-mately $13 billion of deposits. Consumer Lending is a national franchise with a portfolio of approximately $5 billion. In addition to providing its customers with home equity loans and other products, the group operates two wholly owned national consumer finance companies, Ganis and FAC, with a combined presence of 185 offices in 31 states. Ganis provides its customers with financing for rec-reational vehicles and luxury boats, while FAC serves the needs of a sub-prime customer base by providing financing for automobiles and other consumer prod-ucts. Private Banking caters to customers with high net worth and offers in-vestment management services, trust and estate planning, jumbo mortgages and personal tax planning. The business has 13 offices located in southern New En-gland and Florida and has $15 billion of assets under management. Mortgage Banking operates through BBMC, with 32 offices located throughout the United

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
States. BBMC had a servicing portfolio of $42 billion at December 31, 1995, ranking it among the top twenty mortgage companies in the country. As discussed previously, the Corporation's mortgage banking business is expected to become part of a new mortgage banking joint venture in 1996.

The announced acquisition of BayBanks, which had approximately $12 billion of assets at December 31, 1995, is expected to enhance the Corporation's personal banking capabilities and New England regional market share. Also during 1995, the Corporation expanded its retail delivery channels, including in-store su-permarket branches, remote ATMs and telebanking capacity, and became the first New England bank to introduce a home banking product in conjunction with Microsoft and Intuit. In addition, the Corporation re-entered the domestic credit card business in 1995, and, by year-end, had approximately 102,000 ac-counts with outstanding balances of approximately $124 million.

During 1995, pre-tax income from Personal Banking increased $62 million, or 30%, from 1994. This improvement was mainly due to higher revenue of $109 mil-lion, which more than offset increases in expenses and credit costs. Revenue growth was led by Consumer Lending which benefited from an increase in average loans and leases of over $1 billion, most of which came from Ganis and FAC. In addition, net mortgage servicing fees, excluding special items, increased $39 million, reflecting an $8 billion increase in average servicing volume. The $22 million increase in expenses was primarily due to growth in Retail Banking and Consumer Lending, partly offset by lower FDIC expense. This reflects strategic expansion in these areas which resulted in a higher volume of loans, the pur-chase of Ganis in February 1995, the re-entry into the domestic credit card business and the introduction of other new products. The increase in credit costs is primarily a function of the higher level and mix of loans.

CORPORATE BANKING

Corporate Banking seeks preferred provider status with its customers by deliv-ering relationship-driven financial solutions. Services provided include lend-ing, corporate finance, equity and mezzanine financing, treasury, cash manage-ment, leasing, trade financing and custody. The lending operation is national in scope with a portfolio of approximately $15 billion. The client base ranges from middle market businesses to large, multinational corporations. Included within the lending operation are specialty areas such as media and communica-tions, high technology, energy and utilities, real estate and environmental services.

During 1995, the Corporation continued to focus on expanding its capital mar-kets activities through syndications, private placements and public markets. In addition, during 1995, the corporate trust business was sold, a joint venture with Boston Financial Data Services related to the stock transfer business was formed, and the Corporate Banking organization was realigned to enhance cus-tomer service and delivery capabilities.

During 1995, pre-tax income from Corporate Banking increased $63 million, or 15%, from 1994. This improvement was primarily due to higher revenue of $79 million, reflecting the strong performance of its equity and mezzanine busi-ness. The size of the equity and mezzanine portfolio was approximately $550 million at December 31, 1995. In addition, fees from the corporate finance business grew during 1995, primarily resulting from a higher level of syndica-tion activity. Partially offsetting these revenue improvements was a $939 mil-lion decline in average loans and leases. This reflected the Corporation's ac-tive management of its balance sheet, which resulted in a decline in lower-yielding commercial loans, coupled with reductions in commercial loans as a re-sult of the sales of Vermont and Casco in early 1995.

GLOBAL BANKING

Global Banking operates through a network of over 100 offices in more than 20 foreign countries. Individual businesses include Southern Cone (Argentina, Chile and Uruguay), Brazil, Central America, Europe, Asia and International Private Banking. In order to capitalize on its strong presence in these mar-kets, the Corporation has been expanding its Emerging Markets sales, trading and investment banking activities.

The Corporation's largest foreign operations are located in Argentina and Bra-zil. The Corporation has operated in Argentina since 1917, has a network of over 40 branches and is one of the largest foreign banks in the country. The Corporation's Argentine operations offer a wide array of products concentrating in the corporate, middle market, treasury and retail businesses. Products and services offered include credit cards, residential mortgages, auto loans, mu-tual funds, brokerage, custody and portfolio management. The Corporation also participates in a pension company joint venture in Argentina. The Corporation has operated in Brazil since 1946, has a network of nearly 30 branches and is one of the largest foreign banks in the country. The principal businesses of the Corporation's Brazilian operations include corporate lending, trade financ-ing, treasury and fee-based activities, with particular emphasis on mutual funds, custody and credit cards.

In Europe and Asia, the Corporation operates through offices in the United Kingdom, France, Germany, Japan, South Korea, China, Taiwan, Hong Kong, Singa-pore and Indonesia. These European and Asian offices represent multi-faceted businesses which provide trade finance, foreign exchange and other services while catering to the needs of U.S. multinational clients.

During 1995, the Corporation's Central American business was expanded through the establishment of subsidiary banks in Colombia and Mexico. Also in 1995, the Corporation established a representative office in China and announced the for-mation of a joint venture in the Philippines. Other events in Global Bank-

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
ing in 1995 included the realignment of the Corporation's European operations, the announced closing of its Luxembourg operations and the dispositions of its Puerto Rican and Haitian branches.

During 1995, pre-tax income from Global Banking increased $38 million, or 26%, from 1994. This improvement was mainly due to higher revenue of $166 million, reflecting higher loan levels, wider spreads and a growth in noninterest income in Argentina and Brazil. The increased noninterest income was largely the re-sult of higher mutual fund and letter of credit fees in Brazil coupled with higher revenues from the Argentine pension, retail and treasury businesses. These revenue improvements were partially offset by a $93 million increase in expenses and a $35 million increase in credit costs. The growth in expenses was related to the cost of expanding the Argentine and Brazilian operations, while the increased level of credit costs reflected a higher level of loans.

OTHER

Included in the Other category are items that the Corporation considers to be outside its three business lines' normal and recurring operations, and, as such, it did not assign them to any of the main businesses. In 1995, revenue items included $95 million of gains on the sales of Vermont, Casco and the cor-porate trust business; $67 million of gains (net of increased servicing amorti-zation) in the fourth quarter from an increase in the market value of contracts used to manage prepayment risk in the mortgage servicing portfolio; $17 million of losses on the transfer and sale of residential mortgage loans; and $17 mil-lion of valuation-related charges associated with certain investments and other assets. Expense items in 1995 represented $28 million of expenses related to the divestiture and reorganization of certain operations. In 1994, revenue items included the $27 million gain on the sale of the domestic factoring busi-ness and approximately $20 million in revenues recognized from the Corporation positioning itself to take advantage of interest rate movements during the ini-tial phase of Brazil's new economic program. Expense items in 1994 represented $21 million of expenses in connection with the acquisitions of BankWorcester and Pioneer.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








-------------------------------------  ----------------------------------------

 ------------------------------------  ----------------------------------------

FINANCIAL CONDITION

Credit, liquidity, interest rate and capital management are important elements to be considered in understanding and assessing the Corporation's financial condition. A discussion of these areas follows.

CREDIT MANAGEMENT

The Corporation employs a risk management process to manage all forms of credit risk, including balance sheet and off-balance-sheet exposures. The Credit Pol-icy Committee, on a corporate-wide basis, establishes all credit policies for the Corporation, approves underwriting standards and concentration limits, and grants credit approval authorities. An independent credit function monitors compliance by individual units with the Corporation's credit policies, works to ensure that credit due diligence and credit administration meet acceptable standards, and is responsible for the effectiveness of the loan review process. In addition, a credit information unit provides reports on credit exposures on a corporate-wide basis. The independent credit function includes a staff of credit officers, reporting directly to the Senior Credit Officer (SCO). These credit officers are assigned to work with the various business units to ensure the integrity of the credit process. Business unit management has the primary responsibility to evaluate credit risk, ensure that each individual credit ex-posure is appropriately risk rated, and monitor and manage credit risks within policy and portfolio guidelines. A risk review unit, which reports indepen-dently of both the business and credit units, audits the integrity of risk rat-ings and the adequacy of the credit process for all units of the Corporation.

Through monthly meetings with the business unit heads and the frequent review of credit quality information, senior management in Boston oversees the world-wide credit activities of the Corporation, including both corporate and con-sumer credit areas. The level of management needed to approve credit exposures varies according to the size and level of risk of the credit. Corporate credits meeting specified size and risk rating thresholds must be approved by the Se-nior Credit Committee, which is chaired by the SCO and is composed of senior credit officers and senior business unit managers on a rotating basis. Portfo-lio limits and underwriting standards are established for both consumer and commercial credit exposures with common risk characteristics, such as industry or product type. An important aspect of the Corporation's portfolio management process is the management of large, individual credits, which are governed by relationship limits that are set according to risk rating. The Corporation has also established target risk rating profiles for business units across the Cor-poration. The Corporation also sets country limits on cross-border exposures to borrowers and counterparties domiciled in other countries. All limits are re-viewed regularly and adjusted based on the Corporation's assessment of relevant conditions.

The Corporate Finance unit is integral to portfolio management and to enhancing the liquidity of the wholesale loan portfolio. Corporate Finance is responsible for arranging participations in loans where the Corporation is the lead bank. This unit maintains contact with other institutional lenders and investors in bank structured loans, maintains information on credit structure and pricing by risk category, evaluates the market liquidity of facilities, and syndicates Corporation-agented facilities to attain desired hold levels.

The Corporation employs a corporate-wide process to review individual credits and identify emerging problems. Credits that deteriorate into certain defined risk categories are managed by a separate loan review unit composed of profes-sional asset recovery specialists who establish detailed asset management plans designed to mitigate risk of credit loss to the Corporation.

The Corporation continually seeks to improve its credit culture to balance as-sociated risks with its goal of optimizing its value to its stockholders and customers. While sound credit policies serve to reduce the Corporation's expo-sure to credit risks, they do not insulate the Corporation from losses.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

LOANS AND LEASES

Table 6 shows a breakdown of the portfolio for the last five years.

TABLE 6 -- LOANS AND LEASE FINANCING PORTFOLIO

December 31                      1995             1994             1993             1992             1991
(dollars in millions)       BALANCE  PERCENT Balance  Percent Balance  Percent Balance  Percent Balance  Percent
----------------------------------------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial and
financial.................  $11,439    36.8% $11,805    38.1% $11,991    41.7% $10,329    40.7% $10,346    40.8%
Commercial real estate
  Construction............      336     1.1      354     1.1      617     2.1      854     3.4    1,028     4.1
  Other...................    2,272     7.3    3,141    10.1    3,123    10.8    3,202    12.6    3,587    14.2
Consumer-related loans
  Secured by 1-4 family
  residential properties..    3,861    12.4    5,004    16.1    4,159    14.5    3,630    14.3    3,884    15.3
  Other...................    3,397    11.0    2,462     7.9    1,610     5.6    1,436     5.6    1,506     5.9
Lease financing...........    1,409     4.5    1,366     4.4    1,264     4.4    1,214     4.7    1,277     5.0
Unearned income...........     (216)    (.7)    (216)    (.7)    (204)    (.7)    (205)    (.8)    (243)   (1.0)
                            -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                             22,498    72.4   23,916    77.0   22,560    78.4   20,460    80.5   21,385    84.3
                            -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
INTERNATIONAL
Commercial and
industrial................    6,398    20.6    5,136    16.6    4,650    16.2    3,646    14.4    2,928    11.5
Banks and other financial
institutions..............      682     2.2      614     2.0      602     2.1      385     1.5      152      .6
Governments and official
institutions..............       82      .3       33      .1       22      .1       54      .2      141      .6
Lease financing...........      285      .9      329     1.1      265      .9      218      .9      242     1.0
All other.................    1,159     3.7    1,053     3.4      791     2.7      721     2.8      609     2.4
Unearned income...........      (37)    (.1)     (76)    (.2)    (108)    (.4)     (85)    (.3)     (89)    (.4)
                            -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                              8,569    27.6    7,089    23.0    6,222    21.6    4,939    19.5    3,983    15.7
                            -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
Total loans and lease
financing.................  $31,067   100.0% $31,005   100.0% $28,782   100.0% $25,399   100.0% $25,368   100.0%
                            =======   =====  =======   =====  =======   =====  =======   =====  =======   =====
----------------------------------------------------------------------------------------------------------------

Total loans and lease financing increased approximately $60 million from Decem-ber 31, 1994, as the increase in international loans and leases more than off-set the decline in domestic loans and leases. The decline in domestic loans from December 31, 1994, reflected a $1.2 billion reduction from the sales of Vermont and Casco in the first quarter of 1995, of which approximately $500 million was related to commercial real estate loans, and the transfer of ap-proximately $1.3 billion of low-yielding residential mortgage loans into the held for sale account in the fourth quarter of 1995, substantially all of which were sold by December 31, 1995. The transfer and sale of these residential mortgage loans were undertaken in connection with a program to remove low-re-turn assets from the Corporation's balance sheet, which, in part, also accounts for the decline in the commercial and industrial and real estate portfolios. Excluding the sales of Vermont and Casco and the residential mortgage loans, domestic loans and leases grew approximately $1.1 billion, primarily due to higher levels of consumer-related loans, largely accomplished through the ac-quisition of Ganis and its origination activities throughout the year, and growth in the FAC loan portfolio by $250 million from December 31, 1994.

International loans increased to $8.6 billion at December 31, 1995, from $7.1 billion at December 31, 1994. This growth has primarily occurred in Latin Amer-ica, particularly in the loan portfolios of Argentina and Brazil. Total loans in these two countries have grown approximately $1.1 billion since December 31, 1994. Other countries contributing to the increase in international loans from December 31, 1994 were Chile, Colombia and Mexico, with increases of approxi-mately $210 million, $85 million and $60 million, respectively. A further dis-cussion of these operations is included in the "Emerging Markets Countries" section.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

DOMESTIC COMMERCIAL REAL ESTATE LOANS

Table 7 details domestic commercial real estate loans by geographic location as of the last three year-ends. The portion attributable to other states at the end of 1995 was dispersed among approximately 25 states.

TABLE 7 -- DOMESTIC COMMERCIAL REAL ESTATE LOANS

                                                            Other
December 31                                                  New   Other
(in millions)                                    MA    CT  England States Total
--------------------------------------------------------------------------------
1995.......................................... $1,219 $302  $222   $  865 $2,608
                                               ====== ====  ====   ====== ======
1994.......................................... $1,480 $411  $629   $  975 $3,495
                                               ====== ====  ====   ====== ======
1993.......................................... $1,348 $578  $790   $1,024 $3,740
                                               ====== ====  ====   ====== ======

A significant portion of the commercial real estate portfolio is comprised of loans from which ultimate payment to the Corporation is expected to come from the sale, operation or refinancing of the underlying property. The collateral underlying substantially all of these loans is valued at least annually using various real estate valuation techniques, including discounted cash flows and appraisals. The remaining portfolio is primarily composed of outstandings se-cured by real estate which is owner-occupied and where the underlying business credit, rather than the property, is viewed as the principal source of repay-ment. Overall, the level of commercial real estate loans to all geographic areas declined during 1995, particularly in northern New England due to the sales of Vermont and Casco.

HLTS

Included in commercial, industrial and financial loans are loans made by many of the Corporation's lending businesses to finance transactions involving leveraged buyouts, acquisitions, and recapitalizations. These loans are desig-nated as highly leveraged transactions (HLTs), if, by the nature of the loan terms and the profile of the customer, the transaction qualifies for this clas-sification under the current bank regulatory definition of HLTs. Additionally, the HLT definition encompasses other, more traditional credit arrangements, where a high degree of leverage would be expected, such as asset-based lending and lending to the communications industry, particularly cable, where equity is traditionally low and cash flow is the predominant factor in assessing repay-ment ability. Table 8 summarizes the Corporation's HLT portfolio for the last three years.

TABLE 8 -- HIGHLY LEVERAGED TRANSACTION PORTFOLIO

Years Ended December 31                                    1995    1994   1993
(dollars in millions)
-------------------------------------------------------------------------------
Total loans.............................................. $1,342  $1,272 $1,304
Number of companies......................................    101      84     75
Average loan size........................................ $   13  $   15 $   17
Unused lending commitments............................... $  639  $  653 $  540
Nonaccrual loans.........................................         $    1 $   10
Net credit losses (recoveries)........................... $   (4) $    6 $   21
Equity and mezzanine investments......................... $  144  $  105 $  121

The Corporation's HLT portfolio is spread among a variety of industries. At De-cember 31, 1995, the largest segments of the HLT portfolio by industry were as follows: the transportation industry -- $177 million to 11 customers; the food, beverage and tobacco industry -- $164 million to 14 customers; petroleum, chem-icals, rubber and plastics -- $110 million to 8 customers; and the communica-tions industry -- $108 million to 7 customers. Yields on HLT loans are gener-ally higher than most other commercial loans. Typically, interest rates on new HLTs range from 1.5% to 2.75% over the London Interbank Bank Offered Rate (LI-
BOR) and fees charged range from .75% to 1.5% of the principal amount commit-ted. The Corporation has historically been involved in transactions that are designated as HLTs, and it expects to continue to agent and participate in such transactions in the future.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

NONACCRUAL LOANS AND LEASES AND OREO

Table 9 summarizes nonaccrual loans and leases by type and as a percentage of the related consolidated loan category.

TABLE 9 -- NONACCRUAL LOANS AND LEASES AND OREO

December 31                     1995             1994             1993             1992             1991
                                  Percent          Percent          Percent          Percent          Percent
                                  Of Loan          of Loan          of Loan          of Loan          of Loan
(dollars in millions)     Balance Category Balance Category Balance Category Balance Category Balance Category
--------------------------------------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial
 and financial..........   $ 66      .6%    $113     1.0%    $120       .9%   $203      1.8%  $  390     3.4%
Commercial real estate
 Construction...........     24     7.1       13     3.7       30      4.9      81      9.5      123    11.9
 Other..................     78     3.4      106     3.4      230      7.4     345     10.8      740    20.6
Consumer-related loans
 Secured by 1-4 family
 residential
 properties.............     43     1.1       44      .9       64      1.5      58      1.6       70     1.8
 Other..................     32      .9       24     1.0       10       .6      26      1.8       32     2.1
                           ----             ----             ----             ----            ------
                            243     1.1      300     1.2      454      2.0     713      3.5    1,355     6.3
                           ----             ----             ----             ----            ------
INTERNATIONAL
Commercial and industri-
 al.....................     34      .5       17      .3       63      1.4      55      1.4       58     1.8
Banks and other
 financial
 institutions...........                       1      .2                         1       .2        2     1.5
Governments and official
 institutions...........                                        3     11.8       4      8.0       53    37.5
All other...............     32     2.8       47     4.5       31      4.0       6       .8       45     7.4
                           ----             ----             ----             ----            ------
                             66      .8       65      .9       97      1.6      66      1.3      158     4.0
                           ----             ----             ----             ----            ------
Total nonaccrual loans
 and leases.............    309     1.0      365     1.2      551      1.9     779      3.1    1,513     6.0
OREO....................     50               76              108              170               326
                           ----             ----             ----             ----            ------
Total...................   $359             $441             $659             $949            $1,839
                           ====             ====             ====             ====            ======
--------------------------------------------------------------------------------------------------------------

Total nonaccrual loans and leases and OREO declined $82 million to $359 million at December 31, 1995, from $441 million at December 31, 1994. The decline from December 31, 1994 included a $27 million reduction from the sales of Vermont and Casco, and reflected the payoff of several domestic commercial loans and a decrease in the inflow of new loans placed on nonaccrual.

The management of the Corporation's nonaccrual loans and leases and OREO is discussed above in the "Credit Management" section.

Table 10 summarizes the changes in nonaccrual loans and leases and OREO that have occurred during the last three years.

TABLE 10 -- CHANGES IN NONACCRUAL LOANS AND LEASES AND OREO

(dollars in millions)                                        1995  1994  1993
------------------------------------------------------------------------------
Balance, January 1.......................................... $441  $659  $949
Assets from acquired entities...............................         20
Assets of entities sold.....................................  (27)
Additions...................................................  496   610   486
Sales, restructurings, payments and other decreases......... (311) (380) (482)
Transfers to ADP............................................       (252)
Net credit losses and valuation adjustments, excluding
writedowns associated with transfers to ADP................. (240) (216) (294)
                                                             ----  ----  ----
Balance, December 31........................................ $359  $441  $659
                                                             ====  ====  ====
Ending balance as a percentage of related assets............  1.2%  1.4%  2.3%
                                                             ====  ====  ====

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

The level of nonaccrual loans and leases and OREO is influenced by the economic environment, interest rates and other internal and external factors. The ratio of nonaccrual loans and OREO to related asset categories has declined to 1.2% of related assets at December 31, 1995. No assurance can be given, however, that this historically low level can be sustained by the Corporation. Informa-tion on the Corporation's accounting policy for nonaccrual loans and leases is included in Note 1 to the Financial Statements.

ACCELERATED DISPOSITION PORTFOLIO

During 1994, in order to expedite the disposition of problem real estate expo-sures and to strengthen its balance sheet, the Corporation transferred certain of its lower quality real estate exposures, including a portion which was on nonaccrual status, to ADP. In connection with the transfer, the Corporation re-corded credit losses of $119 million to reduce the carrying value of the expo-sures to their estimated disposition value of $395 million at the date of transfer. The Corporation had disposed of all its ADP assets at December 31, 1995, with minimal additional gains and losses on disposition. Remaining off-balance-sheet commitments included in ADP are expected to be disposed of by the middle of 1996.

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

The reserve for credit losses at December 31, 1995 was $736 million, or 2.37% of outstanding loans and leases, compared with $680 million, or 2.19%, at De-cember 31, 1994. The reserve for credit losses was 238% of nonaccrual loans and leases at December 31, 1995, compared to 186% at December 31, 1994. In light of the effect of economic events on Latin American economies in the early part of 1995, and the recent industry trends in consumer credit, combined with the growth in the Corporation's Latin American lending and domestic consumer lend-ing portfolios, the Corporation recorded special provisions for credit losses totaling $75 million during 1995 ($50 million in the first quarter and $25 mil-lion in the fourth quarter). The net increase in the reserve reflects the 1995 provision for credit losses of $250 million, including these special provi-sions, partially offset by reductions from the sales of Vermont and Casco and by net credit losses incurred during the year. The future level of the reserve will continue to be a function of management's evaluation of the Corporation's credit exposures existing at the time. Therefore, no assurance can be given re-garding the future level of the reserve.

During the first quarter of 1995, the Corporation implemented SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Dis-closure." These standards affect the evaluation of the reserve for credit losses and require that impaired loans be evaluated based on the present value of expected future cash flows or the fair value of the collateral, as applica-ble. The adoption of these new standards, which is more fully discussed in Note 7 to the Financial Statements, did not have a significant effect on the Corpo-ration's financial statements and related financial information.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

Table 11 presents a five-year analysis of the Corporation's reserve for credit losses and related ratios.

TABLE 11 -- RESERVE FOR CREDIT LOSSES AND RELATED RATIOS

(dollars in millions)                1995     1994     1993     1992     1991
--------------------------------------------------------------------------------
Balance, January 1................  $   680  $   770  $   923  $ 1,051  $ 1,023
Provision.........................      250      130       70      181      519
Reserves of acquired entities.....        6       25
Reserves of entities sold.........      (32)
Credit losses, excluding those
related to ADP....................     (230)    (194)    (273)    (412)    (598)
Recoveries........................       62       68       50      103      107
                                    -------  -------  -------  -------  -------
Net credit losses.................     (168)    (126)    (223)    (309)    (491)
Credit losses related to ADP......              (119)
                                    -------  -------  -------  -------  -------
Balance, December 31..............  $   736  $   680  $   770  $   923  $ 1,051
                                    =======  =======  =======  =======  =======
Loans and lease financing at
December 31.......................  $31,067  $31,005  $28,782  $25,399  $25,368
Average loans and lease
financing.........................  $31,116  $29,790  $26,586  $25,330  $26,167
Reserve for credit losses to total
loans and leases at December 31...     2.37%    2.19%    2.68%    3.63%    4.14%
Reserve for credit losses to
nonaccrual loans and leases at
December 31.......................      238%     186%     140%     119%      69%
Reserve for credit losses to
nonaccrual and renegotiated loans
and leases at December 31.........      219%     157%      99%      78%      56%
Net credit losses to average loans
and lease financing...............      .54%     .82%     .84%    1.22%    1.87%
Net credit losses to provision for
credit losses.....................    67.31%  188.37%  317.95%  170.94%   94.49%
Total recoveries to total credit
losses............................    26.83%   21.74%   18.36%   25.09%   17.94%
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------

As detailed in Table 12, net credit losses were $168 million in 1995, compared to $126 million in 1994, excluding $119 million of writedowns in connection with ADP. In 1995, the Corporation experienced higher international credit losses, principally resulting from the Argentine consumer portfolio, and higher domestic commercial and industrial and consumer-related credit losses. In addition, there was a lower level of recoveries.

TABLE 12 -- NET CREDIT LOSSES

Years Ended December 31                      1995   1994   1993   1992   1991
(in millions)
-------------------------------------------------------------------------------
DOMESTIC CREDIT LOSSES
Commercial, industrial and financial........ $ (40) $ (28) $ (56) $ (99) $(166)
Commercial real estate
 Construction...............................    (7)   (10)   (19)   (59)  (108)
 Other......................................   (39)   (40)   (63)  (129)  (188)
Consumer-related loans
 Secured by 1-4 family residential
  properties................................   (19)   (14)   (22)   (24)   (17)
 Other......................................   (66)   (54)   (47)   (46)   (65)
                                             -----  -----  -----  -----  -----
                                              (171)  (146)  (207)  (357)  (544)
INTERNATIONAL CREDIT LOSSES.................   (59)   (48)   (66)   (55)   (54)
                                             -----  -----  -----  -----  -----
  Credit losses, excluding those related to
   exposures transferred to ADP.............  (230)  (194)  (273)  (412)  (598)
DOMESTIC RECOVERIES
Commercial, industrial and financial........    10     14     15     32     44
Commercial real estate
 Construction...............................     1      4      2      4      4
 Other......................................    13     13      6      3      4
Consumer-related loans
 Secured by 1-4 family residential
  properties................................     2      2      4      3      2
 Other......................................    21     17     17     19     18
                                             -----  -----  -----  -----  -----
                                                47     50     44     61     72
INTERNATIONAL RECOVERIES....................    15     18      6     42     35
                                             -----  -----  -----  -----  -----
  Total recoveries..........................    62     68     50    103    107
                                             -----  -----  -----  -----  -----
  Net credit losses, excluding those related
   to exposures transferred to ADP..........  (168)  (126)  (223)  (309)  (491)
Credit losses related to exposures
 transferred to ADP.........................         (119)
                                             -----  -----  -----  -----  -----
  Total net credit losses................... $(168) $(245) $(223) $(309) $(491)
                                             =====  =====  =====  =====  =====
-------------------------------------------------------------------------------

The Corporation's ability and willingness to extend new credit is a function of a variety of factors, including competition for customers' business; an analysis of a loan's potential profitability and risk profile; acquisitions or divestitures of companies or portfolios; and economic conditions in New England, other parts of the United States and other countries where the Corporation does business. In addition, certain segments of the loan portfolio may increase or decrease from the December 31, 1995 level in accordance with strategic or credit management decisions made by the Corporation. Given these factors, the rate of change in the size and mix of the Corporation's loan portfolios experienced during the past few years may not be indicative of future loan levels. Further information on the Corporation's loans and lease financing portfolio can be found in Note 6 to the Financial Statements.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

CROSS-BORDER OUTSTANDINGS

At December 31, 1995, total cross-border outstandings represented 16% of con-solidated total assets, compared with 15% at December 31, 1994 and 14% at De-cember 31, 1993.

In accordance with bank regulatory rules, cross-border outstandings are:

 . Amounts payable to the Corporation in U.S. dollars or other non-local cur-rencies.

 . Amounts payable in local currency but funded with U.S. dollars or other non-local currencies.

Included in these outstandings are deposits in other banks, resale agreements, trading securities, securities available for sale, securities held to maturity, loans and lease financing, amounts due from customers on acceptances and ac-crued interest receivable.

In addition to credit risk, cross-border outstandings have the risk that, as a result of political or economic conditions in a country, borrowers are unable to meet their contractual repayment obligations of principal and/or interest when due because of the unavailability of, or restrictions on, foreign exchange needed by borrowers to repay their obligations. The Corporation manages its cross-border outstandings using country exposure limits as mentioned in the "Credit Management" section.

Excluded from cross-border outstandings for a given country are:

 . Local currency assets funded with U.S. dollars or other non-local currency where the providers of funds agree that, in the event their claims cannot be repaid in the designated currency due to currency exchange restrictions in a given country, they may either accept payment in local currency or wait to receive the non-local currency until such time as it becomes available in the local market. At December 31, 1995, such outstandings related to emerg-ing markets countries totaled $1.3 billion compared with $.9 billion at De-cember 31, 1994.

 . Local currency outstandings funded with local currency.

 . U.S. dollar or other non-local currency outstandings reallocated as a result of external guarantees or cash collateral.

 . U.S. dollar or other non-local currency outstandings reallocated as a result of insurance contracts, primarily issued by U.S. government agencies.

Table 13 details the Corporation's approximate cross-border outstandings in countries which individually amounted to 1.0% or more of its consolidated total assets at December 31, 1995, 1994 and 1993.

TABLE 13 -- CROSS-BORDER OUTSTANDINGS

                                                    Percentage Of
(dollars in millions)    Public Banks Other  Total  Total Assets  Commitments(2)
--------------------------------------------------------------------------------
DECEMBER 31, 1995(1)
ARGENTINA...............  $465  $ 50  $1,710 $2,225      4.7%          $ 45
BRAZIL..................    25    20     980  1,025      2.2             35
UNITED KINGDOM..........         100     570    670      1.4            130
CHILE...................   150   125     365    640      1.4             15
December 31, 1994(1)
Argentina...............  $305  $ 40  $1,525 $1,870      4.2%          $ 95
Brazil..................           5     795    800      1.8             30
United Kingdom..........           5     595    600      1.3            115
Chile...................   115    90     290    495      1.1             35
December 31, 1993(1)
Argentina...............  $255  $225  $1,025 $1,505      3.7%          $ 40
Brazil..................   110           695    805      2.0             20
United Kingdom..........          15     565    580      1.4            145
--------------------------------------------------------------------------------

(1) Cross-border outstandings in countries which totaled between .75% and 1% of consolidated total assets at December 31, 1995, 1994 and 1993 were approxi-mately as follows: 1995--South Korea $365 million; 1994--None; 1993--Canada $315 million, Chile $395 million and South Korea $310 million.
(2) Included within commitments are letters of credit, guarantees and the undisbursed portion of loan commitments.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

To comply with the regulatory definition of cross-border outstandings, the Cor-poration included approximately $1.3 billion of Argendollar outstandings in its cross-border total for Argentina at December 31, 1995, compared with approxi-mately $1 billion at December 31, 1994 and $.7 billion at December 31, 1993. These are outstandings payable to the Corporation in U.S. dollars, which are funded entirely by dollars borrowed within Argentina.

EMERGING MARKETS COUNTRIES

At December 31, 1995, approximately $4.8 billion of the Corporation's cross-border outstandings were to emerging markets countries, of which approximately 83% were loans. These cross-border outstandings were mainly comprised of short-term trade credits, non-trade-related loans and leases not subject to country debt rescheduling agreements, government securities and capital investments in branches and subsidiaries.

At December 31, 1995, approximately $4.6 billion of the cross-border outstandings to emerging markets countries were to countries in which the Cor-poration maintains branch networks and/or subsidiaries.

ARGENTINA AND BRAZIL

The Corporation has a network of over 40 branches and is one of the largest foreign banks in Argentina. The Corporation's Argentine operations offer a wide array of products concentrating in the corporate, middle market, treasury and retail businesses, including credit cards, residential mortgages and auto loans. In addition, other products are offered, such as mutual funds, broker-age, custody and portfolio management. The Corporation also participates in a pension company joint venture.

During 1995, the Argentine financial system came under stress as a result of Mexico's economic difficulties, referred to as the "Mexican Situation," which resulted in a decrease in Argentine financial system liquidity as deposits left the country, and which also contributed to some credit deterioration in the Corporation's Argentine portfolio. In the third quarter, this trend began to reverse and financial system liquidity has returned to pre-Mexican Situation levels. Throughout this period the Corporation maintained, and at times in-creased, its deposit levels. As noted, the Corporation had experienced some credit deterioration due to the Mexican Situation (see Table 14), which con-tributed to the $11 million increase in credit losses, principally in its Ar-gentine retail portfolio. However, the improvement in the country's economic situation, as evidenced by lower interest rates and stronger financial markets performance from earlier in the year, has resulted in an improvement in the Corporation's credit profile.

The Corporation's Argentine securities portfolio is utilized for both asset and liability management and trading purposes. At December 31, 1995, the securities portfolio, which includes available for sale and trading account securities, amounted to $486 million, compared to $230 million at December 31, 1994. The increase in the securities portfolio was due to a combination of factors, in-cluding the purchase of $50 million of Argentine government bonds that were part of the government's international funding arrangement, higher trading ac-tivity and securities purchased to meet reserve requirements. The after-tax unrealized loss in the available for sale portfolio was $6 million at December 31, 1995, compared to $30 million at December 31, 1994. The decline in the af-ter-tax unrealized loss reflected an improvement in the Argentine financial markets, particularly during the fourth quarter of 1995. Gains and losses from sales of securities and trading account profits did not change significantly from 1994.

The Corporation has a network of nearly 30 branches and is one of the largest foreign banks in Brazil. The principal businesses of the Corporation's Brazil-ian operations include corporate lending, trade financing, treasury, mutual funds, custody and credit cards. During 1995, the Brazilian economy continued to operate under the economic reforms begun in July 1994. Inflation for 1995 was approximately 23%, significantly less than recent levels. The government also maintained a floating band exchange rate policy which resulted in gradual devaluation of the Brazilian currency (Real, or Reais) relative to the U.S. dollar. The exchange rate band is currently .97 to 1.06 Reais to the U.S. dol-lar, and the exchange rate at December 31, 1995 was .97 Reais to the U.S. dol-lar. The government also maintained a relatively high interest rate environ-ment. Rates on short-term interbank deposits averaged approximately 3% per month above the rate of inflation, or approximately 45% for the year. The rela-tively stable Real and high interest environment benefited the Corporation's net interest margin (see discussion in the "Net Interest Revenue" section).

The changing economic situation in Brazil resulted in customers moving their funds to banks of higher quality, which contributed, in part, to the increase in the Corporation's deposit and mutual funds levels. The Corporation's mutual funds under management in Brazil amounted to $2.5 billion at December 31, 1995, compared to $1.7 billion at December 31, 1994, making it the eighth largest mu-tual fund manager in Brazil. Also, the Corporation increased its presence in Brazil's global capital market activities, as evidenced by a $300 million in-crease in custody volumes, which were $3.0 billion at December 31, 1995, com-pared to $2.7 billion at December 31, 1994. In addition, the Corporation bene-fited from the expanding Brazilian economy through increased large corporate lending. The Corporation's Brazilian nonaccrual loans and net credit losses, which are detailed in Table 14, have not changed significantly from 1994.

The Corporation continues to monitor and evaluate the evolving Argentine and Brazilian economic programs, and will adjust its strategy as deemed appropri-ate.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
Table 14 shows changes in Argentine and Brazilian cross-border outstandings from December 31, 1994, nonaccrual loans at December 31, 1995 and 1994, and net credit losses for 1995 and 1994.

TABLE 14 -- CHANGES IN ARGENTINE AND BRAZILIAN CROSS-BORDER OUTSTANDINGS; NONACCRUAL LOANS; NET CREDIT LOSSES

(in millions)                                                Argentina Brazil
------------------------------------------------------------------------------
Cross-border outstandings at December 31, 1994..............  $1,870   $  800
Change in non-trade-related loans and leases not subject to
country debt rescheduling...................................      75      215
Net change in trade-related cross-border outstandings,
primarily short-term........................................     105       30
Net change in investment and trading securities.............     183      (23)
Other.......................................................      (8)       3
                                                              ------   ------
CROSS-BORDER OUTSTANDINGS AT DECEMBER 31, 1995..............  $2,225   $1,025
                                                              ======   ======
Nonaccrual loans
 DECEMBER 31, 1995..........................................  $   52   $    8
 December 31, 1994..........................................      35        8
Net credit losses
 1995.......................................................  $   33   $    6
 1994.......................................................      20
------------------------------------------------------------------------------

OTHER EMERGING MARKETS COUNTRIES

Along with Argentina and Brazil, the Corporation maintains branch networks in Chile and Uruguay of 10 and 12 branches, respectively. These operations offer a wide array of banking services, including retail mortgage lending and invest-ment banking. At December 31, 1995, cross-border outstandings were $640 million to Chile and $225 million to Uruguay.

In addition, during 1995, the Corporation opened subsidiary banks in Colombia and Mexico. These operations will enable the Corporation to expand its existing activities in these countries, including local lending to multinational and large, indigenous corporate customers. At December 31, 1995, cross-border outstandings to Colombia and Mexico were $235 million and $210 million, respec-tively. The Corporation's activities in Mexico, including its cross-border outstandings, have not been significantly impacted by that country's economic difficulties.

CURRENCY POSITIONS

When deemed appropriate, the Corporation will structure its balance sheet to take positions in the currencies of emerging markets and other countries where it operates. This usually occurs when the Corporation believes that it can max-imize its spread from interest operations by funding local currency assets with U.S. dollars rather than using local currency liabilities or by funding U.S. dollar assets with local currency liabilities. Whenever these positions are taken, they are subject to limits established by the Corporation's Asset and Liability Management Committee (ALCO), with the amount of, and compliance with, the limits subject to regular review.

Table 15 presents the Corporation's more significant currency positions in emerging markets countries in 1995. These positions represent local currency assets funded by U.S. dollars.

TABLE 15 -- SIGNIFICANT CURRENCY POSITIONS IN EMERGING MARKETS COUNTRIES

                                               December 31, Average Position for
(in millions)                                      1995             1995
--------------------------------------------------------------------------------
Argentina.....................................     $ 82             $50
Brazil........................................      132              11
Chile.........................................        7              11
Colombia......................................        9              14

In addition to the emerging markets countries above, the Corporation has main-tained a currency position in its South Korean operation of $82 million at De-cember 31, 1995, and an average position of $86 million during 1995. The Corpo-ration is funding local currency assets with U.S. dollars to maximize spreads from interest operations, as previously described.

These positions expose the Corporation to losses should the local currencies weaken against the U.S. dollar at a rate greater than increases in local cur-rency interest rates; such losses could be significant if a major unanticipated devaluation occurs. To date, however, these positions have been liquid in na-ture and local management has been able to close and re-open these positions as necessary.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

It is expected that the economic situation in Latin America, including the ef-fect of world financial markets on these economies, will continue to be unset-tled. The Corporation has not experienced any collection problems as a result of currency restrictions or foreign exchange liquidity problems on its current portfolio of cross-border outstandings to emerging markets countries. However, if the actions implemented by Latin American governments do not remain effec-tive over time, particularly with regard to liquidity, the Corporation's opera-tions could experience adverse effects, including stress on local liquidity, deterioration of credit quality, a decline in the value of its securities port-folio and declines in loan and deposit levels. The Corporation will continue to monitor the economies of Latin American countries in which it has local opera-tions, cross-border outstandings and, where applicable, currency positions. Each emerging markets country is at a different stage of development with a unique set of economic fundamentals; therefore, it is not possible to predict what developments will occur and what impact these developments will ultimately have on the economies of these countries or on the Corporation's financial statements.

LIQUIDITY MANAGEMENT

Liquidity is defined as the ability to meet known near-term and projected long-term funding commitments, while supporting selective business expansion in ac-cordance with the Corporation's strategic plan. The Corporation proactively manages liquidity according to policy set by, and oversight provided by, ALCO to ensure its ability to meet present and future funding needs in domestic and overseas markets. U.S. dollar liquidity management is centralized in Boston, with overseas operations managing all local currency positions. The Corpora-tion's U.S. dollar liquidity is monitored on a daily basis and is reviewed monthly by ALCO, which is chaired by the Treasury Group Executive. It is also reviewed monthly by the Executive Committee of the Corporation's Board of Di-rectors; a review by the full Board of Directors (the Board) occurs quarterly. Available liquidity sources are measured against anticipated needs for the Cor-poration as a whole, the parent company and each of the subsidiary banks. Al-ternative funding strategies are reviewed, updated and implemented by ALCO as considered necessary.

The Corporation's liquid assets consist primarily of interest bearing deposits in other banks, federal funds sold and resale agreements, money market loans, and unencumbered U.S. Treasury and U.S. government agency securities. Table 16 presents the levels of the Corporation's liquid assets as of each of the last three year-ends.

TABLE 16 -- LIQUID ASSETS

December 31                                                       1995 1994 1993
(in billions)
--------------------------------------------------------------------------------
Liquid assets.................................................... $5.8 $4.6 $4.5

Deposits are the principal source of the Corporation's funding. Table 17 in-cludes information related to the Corporation's funding sources for the last three years.

TABLE 17 -- FUNDING SOURCES

December 31                                                 1995   1994   1993
(dollars in billions)
--------------------------------------------------------------------------------
DOMESTIC
 Interest bearing deposits................................. $16.6  $16.8  $17.5
 Noninterest bearing deposits..............................   4.8    4.9    5.0
                                                            -----  -----  -----
 Total deposits............................................  21.4   21.7   22.5
 Funds borrowed............................................   7.7    5.3    4.2
 Notes payable.............................................   1.7    2.0    1.9
                                                            -----  -----  -----
                                                            $30.8  $29.0  $28.6
                                                            =====  =====  =====
INTERNATIONAL
 Interest bearing deposits................................. $ 9.0  $ 9.1  $ 6.6
 Noninterest bearing deposits..............................    .6     .6     .5
                                                            -----  -----  -----
 Total deposits............................................   9.6    9.7    7.1
 Funds borrowed............................................   1.1    1.1     .8
 Notes payable.............................................    .4     .2     .1
                                                            -----  -----  -----
                                                            $11.1  $11.0  $ 8.0
                                                            =====  =====  =====
CONSOLIDATED
 Interest bearing deposits................................. $25.6  $25.9  $24.1
 Noninterest bearing deposits..............................   5.4    5.5    5.5
                                                            -----  -----  -----
 Total deposits............................................  31.0   31.4   29.6
 Funds borrowed............................................   8.8    6.4    5.0
 Notes payable.............................................   2.1    2.2    2.0
                                                            -----  -----  -----
                                                            $41.9  $40.0  $36.6
                                                            =====  =====  =====
Deposits as a percentage of
Loans......................................................   100%   101%   103%
Total assets...............................................    65%    70%    73%

Domestic deposits declined approximately $300 million from 1994, resulting from a $1.3 billion decrease in deposits from the sales of Vermont and Casco and other deposit outflows, replaced, in part, by new deposit inflows from a new retail deposit product which was first offered in the second quarter of 1995. Domestic funds borrowed increased approximately $2.4 billion from December 31, 1994, mainly as a result of increased borrowings of approximately $1.9 billion under FNBB's medium-term bank note program and increased federal funds pur-chased, partially offset by decreased securities sold under agreements to re-purchase. The FNBB medium-term notes have a weighted average maturity of 258 days.

Notes payable declined slightly due to the conversion of $94 million of the Corporation's subordinated debt into common stock during the first quarter of 1995, and the redemption of $150 million of its subordinated debt during the third quarter of 1995, for the most part offset by new debt issued during the year, primarily by the Corporation's Brazilian operations. In addition, the Corporation has a shelf registration filed with the Securities and Exchange Commission with a remaining availability of $1.2 billion at January 31, 1996, which can be used for the issuance of equity or debt securities, including se-curities issued under a medium-term note program established by the Corporation in December 1994. Additional information on the Corporation's notes payable can be found in Note 10 to the Financial Statements.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------

The Corporation continues to have access to funds at competitive rates, and, during 1995, received upgrades from three major rating agencies. Based upon the Corporation's liquid asset level and its ability to access the public markets for additional funding when necessary, management considers overall liquidity at December 31, 1995 adequate to meet current obligations, support expectations for future changes in asset and liability levels and carry on normal opera-tions.

INTEREST RATE RISK MANAGEMENT

Interest rate risk can be defined as the exposure of the Corporation's net in-come or financial condition to adverse movements in interest rates. Interest rate risk is managed within policies and limits established by ALCO and ap-proved by the Board. ALCO issues strategic directives to specify the extent to which Board-approved rate risk limits are utilized, taking into account the re-sults of the rate risk modeling process as well as other internal and external factors. The objective of ALCO's directives is to manage and control the ef-fects of changes in interest rates on the Corporation's income statement and financial condition. Management seeks to enhance earnings, principally net in-terest revenue, and protect economic value, while ensuring that risks from ad-verse movements in interest rates are in compliance with ALCO directives. This objective is achieved through the development and implementation of interest rate risk management strategies, including various balance sheet actions and the use of interest rate derivatives.

Interest rate risk related to non-trading, U.S. dollar denominated positions, which represented over 80% of the consolidated balance sheet at December 31, 1995, is managed centrally through the Boston Treasury group. Interest rate risk associated with these positions is evaluated and managed through several modeling methodologies. The two principal methodologies used are market value sensitivity and net interest revenue at risk. The results of these models are reviewed monthly with ALCO and at least quarterly with the Board.

MARKET VALUE SENSITIVITY is defined as the potential change in market value, or the economic value, of the institution resulting from changes in interest rates. Market value sensitivity is determined by calculating the effect on the Corporation's existing assets, liabilities and off-balance-sheet positions given an immediate rise or fall in interest rates (rate shock).

NET INTEREST REVENUE AT RISK is defined as the exposure of the Corporation's net interest revenue over the next twelve months to an adverse movement in in-terest rates. Net interest revenue at risk is modeled based on both an interest rate shock scenario and a gradual change in interest rates over a period of time. The simulated net interest revenue under these scenarios is used to eval-uate how differences in asset, liability and off-balance-sheet repricing struc-tures will be reflected in the next twelve months' results of operations.

The rate risk models consider such variables as:

 . repricing characteristics of assets and liabilities;

 . rate change differentials, such as federal funds rates versus savings ac-count rates;

 . maturity effects, such as calls on securities;

 . rate barrier effects, such as caps and floors, on assets and liabilities;
   and

 . prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans.

Both of these models are designed to isolate the effects of market changes in interest rates on the Corporation's existing positions, and they exclude other factors such as competitive pricing considerations, future changes in the asset and liability mix and other management actions, and, therefore, are not by themselves measures of future levels of net interest revenue.

These two methodologies provide different but complementary measures of the level of interest rate risk: the longer term view is modeled through market value sensitivity, while the shorter term view is evaluated through net inter-est revenue at risk over the next twelve months. Under current ALCO directives, market value sensitivity cannot exceed 2 percent of risk-based capital and net interest revenue at risk cannot exceed 2 percent of net interest revenue over the next twelve-month period.

Table 18 illustrates the year-end and average positions for market value sensi-tivity and net interest revenue at risk.

TABLE 18 -- MARKET VALUE SENSITIVITY AND NET INTEREST REVENUE AT RISK POSITIONS

                                                  1995              1994
(dollars in millions)                       YEAR-END AVERAGE Year-end(3) Average
--------------------------------------------------------------------------------
Market Value Sensitivity (1)...............   $87      $48                 $11
% of risk-based capital....................   1.6%     0.9%                0.2%
--------------------------------------------------------------------------------
Net Interest Revenue at Risk (2)...........   $24      $16       $11       $ 7
% of net interest revenue..................   1.4%     1.0%      0.7%      0.5%
--------------------------------------------------------------------------------

(1) Based on a 100 basis point adverse interest rate shock.
(2) Based on the greater of a 100 basis point adverse interest rate shock or a 200 basis point adverse change in interest rates over the next twelve-month period.
(3) The market value sensitivity position was negligible at December 31, 1994.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

At December 31, 1995, the Corporation's adverse market value sensitivity was to rising interest rates. This exposure to rising interest rates increased gradu-ally throughout 1995, as a result of changes in the balance sheet mix, includ-ing a net increase in fixed rate consumer and commercial loans and securities, and other management actions. Accordingly, the monthly market value sensitivity positions ranged from 0.2% to 1.7% of risk-based capital, which were in compli-ance with ALCO directives.

Included in the market value sensitivity model is the value of the Corpora-tion's mortgage servicing assets and the interest rate contracts used to reduce the exposure of these assets to declining interest rates. These assets are af-fected by the level of prepayments made by mortgage holders resulting from de-clines in mortgage rates. The Corporation manages such risk by entering into short-term interest rate options on long-term U.S. Treasury securities. The value of these contracts and related mortgage servicing assets will fluctuate based on changes in long-term interest rates. For example, by late February 1996, as a result of an increase in long-term interest rates, the value of these contracts had declined by approximately $110 million from December 31, 1995. Changes in the value of the contracts are recorded in current period in-come as a component of net mortgage servicing fees. Concurrently, this interest rate increase resulted in an increase in the value of the Corporation's mort-gage servicing assets, which are carried at amortized cost. A loss, if any, re-sulting from the contracts will be partially offset by the gain anticipated upon consummation of the mortgage banking joint venture transaction, which gain will be increased by the realization of a portion of the increased value of the mortgage servicing assets. The impact on the Corporation's results of opera-tions from such changes in value in 1995 is discussed further in the "Noninter-est Income" section. The Corporation's accounting policies for mortgage servic-ing assets and related interest rate contracts are included in Note 1 to the Financial Statements.

In contrast to market value sensitivity, the Corporation's net interest revenue at risk at December 31, 1995 is to declining interest rates over the next twelve months. As a result, net interest revenue would be adversely affected by a decline in interest rates. The risk position was neutral during the first quarter of 1995, and trended upward during the remainder of the year, mainly reflecting the change in the Corporation's retail deposit mix. The exposure was managed through several actions, including the purchase of fixed-rate securi-ties and the termination of $6 billion notional amount of a series of interest rate futures contracts that were linked to the Corporation's short-term float-ing rate wholesale funding. As a result, the monthly net interest revenue at risk positions ranged from .1% to 1.7% of net interest revenue, which were in compliance with ALCO directives.

The level of exposure maintained by the Corporation is a function of the market environment and will change from period to period based on interest rate and other economic expectations. As noted above, the market value sensitivity and net interest revenue at risk models are complementary in nature. The Corpora-tion's exposure to rising interest rates under the longer-term view, and to de-clining interest rates under the shorter-term view, is managed simultaneously in compliance with ALCO directives. The interest rate exposure for each model is dependent on the balance sheet mix and the terms and pricing of balance sheet and off-balance-sheet items at a specific point in time. Although changes in balance sheet mix and other management actions affect each model different-ly, the combined results indicate that interest rate risk is managed consistent with ALCO directives. ALCO determines its interest rate risk management strat-egy by considering the impact of changes in interest rates on each model, and, hence, the short- and long-term effects on the Corporation's financial state-ments.

NON-U.S. DOLLAR DENOMINATED INTEREST RATE RISK

Non-U.S. dollar denominated interest rate risk is managed by the Corporation's overseas units, with oversight by the Boston Treasury group. The Corporation, through ALCO, has established limits for its non-U.S. dollar denominated inter-est rate risk using cumulative gap limits for each country in which the Corpo-ration has local market interest rate risk. Gap is the difference between the amount of assets and liabilities that mature or are repriced during a given pe-riod of time. A "positive" gap results when more assets than liabilities mature or are repriced in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or being repriced during a given time period. Gap limits are updated at least annually for current market conditions, and consider what the impact of a particular interest rate movement in the country would have on the cumulative gap position. The level of interest rate risk positions taken by these units varies based on economic conditions in the country at a particular point in time. The overseas units report compliance with these limits to the Boston Treasury group on a regular basis. Derivatives used by the international operations as part of their asset and liability man-agement process are included in Tables 19 and 20. At December 31, 1995 and 1994, the level of such derivative activity was not significant. During 1995, the cumulative gap positions in each country were within ALCO limits. For addi-tional information related to the Corporation's international operations, see discussions in the "Cross-Border Outstandings" and "Emerging Markets Countries" sections.

DERIVATIVE FINANCIAL INSTRUMENTS

ASSET AND LIABILITY MANAGEMENT

Derivatives provide the Corporation with significant flexibility in managing its interest rate risk exposure, enabling it to manage risk efficiently and re-spond quickly to changing market conditions by minimizing the impact on balance sheet leverage. The Corporation routinely uses non-leveraged rate-related de-rivative instruments, primarily interest rate swaps and futures, as part of its asset and liability management practices. All derivative activities are managed on a comprehensive basis, are included in the overall net interest revenue and market value at risk measures and limits described above, and are subject to credit standards similar to those for balance sheet exposures.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------

Table 19 summarizes the remaining maturity of interest rate derivative finan-cial instruments entered into for asset and liability management purposes as of December 31, 1995. The level and term of such contracts may be adjusted as nec-essary, in response to balance sheet changes and other management actions, in compliance with ALCO directives for market value sensitivity and net interest revenue at risk.

TABLE 19 -- REMAINING MATURITY OF INTEREST RATE DERIVATIVES

                                           Remaining Maturity
                                                                       1995     1994
(dollars in millions)      1996     1997   1998  1999   2000  2001+    Total    Total
---------------------------------------------------------------------------------------
INTEREST RATE SWAPS
DOMESTIC
Receive fixed rate swaps (1)
  Notional amount.......  $   402  $  151  $ 60         $340  $1,500  $ 2,453  $ 2,461
  Weighted average
   receive rate.........     6.08%   8.94% 5.61%        5.50%   6.38%    6.35%    6.64%
  Weighted average pay
   rate.................     5.86%   5.93% 5.91%        5.80%   5.86%    5.86%    5.82%
Pay fixed rate swaps (1)
  Notional amount.......  $    85  $   39  $ 34  $  44  $ 40  $   59  $   301  $   638
  Weighted average
   receive rate.........     5.46%   5.96% 6.09%  5.85% 7.03%   7.12%    6.19%    6.02%
  Weighted average pay
   rate.................     6.92%   6.84% 8.70%  7.37% 5.85%   5.78%    6.81%    5.76%
Basis swaps (2)
  Notional amount.......  $ 1,249                       $ 50  $  300  $ 1,599  $   171
  Weighted average
   receive rate.........     5.89%                      5.88%   6.33%    5.97%    6.01%
  Weighted average pay
   rate.................     5.92%                      5.63%   5.67%    5.86%    5.71%
TOTAL DOMESTIC INTEREST
 RATE SWAPS
  Notional amount.......  $ 1,736  $  190  $ 94  $  44  $430  $1,859  $ 4,353  $ 3,270
  Weighted average
   receive rate (3).....     5.91%   8.33% 5.79%  5.85% 5.69%   6.40%    6.20%    6.49%
  Weighted average pay
   rate (3).............     5.96%   6.12% 6.93%  7.37% 5.78%   5.83%    5.93%    5.81%
TOTAL INTERNATIONAL
 INTEREST RATE SWAPS
  Notional amount (4)...  $ 1,475                                     $ 1,475  $   451
OTHER DERIVATIVE
 PRODUCTS
Futures and forwards
 (5)....................  $10,218  $2,300                             $12,518  $16,566
Interest rate options
 (6)
  Purchased.............    3,805      39  $ 81  $  43                  3,968    7,709
  Written or sold.......      360                                         360    6,125
                          -------  ------  ----  -----  ----  ------  -------  -------
TOTAL CONSOLIDATED
 NOTIONAL AMOUNT........  $17,594  $2,529  $175  $  87  $430  $1,859  $22,674  $34,121
                          =======  ======  ====  =====  ====  ======  =======  =======
---------------------------------------------------------------------------------------

(1) Of the receive fixed rate swaps, approximately $1 billion are linked to floating rate loans, and the remainder principally to fixed rate notes pay-able. Of the swaps linked to notes payable, approximately $1 billion are scheduled to mature in 2001 and thereafter. The majority of pay fixed rate swaps are linked to fixed rate loans.
(2) Basis swaps represent swaps where both the pay rate and receive rate are floating rates. All of the basis swaps are linked to floating rate mort-gages and short-term bank notes.
(3) The majority of the Corporation's interest rate swaps accrue at LIBOR. In arriving at the variable weighted average receive and pay rates, LIBOR rates in effect as of December 31, 1995 have been implicitly assumed to re-main constant throughout the terms of the swaps. Future changes in LIBOR rates would affect the variable rate information disclosed.
(4) The majority of the international portfolio is comprised of swaps entered into by the Corporation's Brazilian operation with a weighted average matu-rity of less than 90 days. These swaps typically include the exchange of floating rate indices that are limited to the Brazilian market.
(5) The majority of the futures used by the Corporation are linked to short-term liabilities and are exchange-traded instruments. The reference instru-ments for these contracts comprise the major types available, such as Euro-dollar deposits and U.S. Treasury notes. The forwards are used to manage the interest rate risk related to the Corporation's mortgages held for sale. Average rates are not meaningful for these products.
(6) At December 31, 1995, primarily includes interest rate options used to man-age prepayment risk related to the Corporation's mortgage servicing portfo-lio.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

Table 20 summarizes the fair value and unrecognized gains (losses) of derivatives used for asset and liability management purposes. Fair value represents the amount at which a given instrument could be exchanged in an arm's length transaction with a third party as of the balance sheet date. The increase in fair value of interest rate derivative contracts, as reflected in the change from a net unrecognized loss of $140 million at December 31, 1994 to a net unrecognized gain of $15 million at December 31, 1995, was primarily due to the change in market interest rates during 1995.

TABLE 20 -- FAIR VALUE AND UNRECOGNIZED GAINS (LOSSES)

December 31                             1995                                   1994
                         Fair Value (1) (2)      Unrecognized   Fair Value (1) (2)      Unrecognized
(in millions)             Asset      Liability  Gain (Loss) (3)  Asset     Liability   Gain (Loss) (3)
------------------------------------------------------------------------------------------------------
Interest rate contracts
  Interest rate swaps... $      92     $      7      $102             $19   $     225       $(208)
  Futures and forwards..                     10       (89)              1                      36
  Interest rate
   options..............       119           34         2              39          19          32
                         ---------     --------      ----        --------   ---------       -----
                         $     211     $     51      $ 15        $     59   $     244       $(140)
                         =========     ========      ====        ========   =========       =====
------------------------------------------------------------------------------------------------------

(1) In certain cases, instruments such as futures are subject to daily cash settlements; therefore, the fair value of these instruments is zero.
(2) Interest rate options include the fair value of options used to manage pre-payment risk related to the Corporation's mortgage servicing portfolio.
(3) Unrecognized gain or loss is based upon fair values and represents the amount of gain or loss that has not been recognized in the income statement at the balance sheet date. These amounts are recognized in income as ad-justments to yield over the period being managed.

The Corporation's utilization of derivative instruments is modified from time to time in response to changing market conditions, as well as changes in the characteristics and mix of the Corporation's related assets and liabilities. In this respect, during 1995, the Corporation terminated $.7 billion notional amount of interest rate swaps and $6 billion notional amount of interest rate futures contracts. The futures contracts were part of a series of three-month contracts that were linked to the Corporation's continuing need for short-term wholesale funding. Included in unrecognized gains (losses) at December 31, 1995 were deferred gains of $32 million and deferred losses of $2 million related to terminated contracts that are being amortized to net interest revenue over weighted average periods of 32 months and 23 months, respectively. At December 31, 1994, unrecognized gains of $35 million related to terminated contracts were being amortized to net interest revenue over a weighted average period of 14 months. The Corporation routinely reviews its asset and liability derivative positions to determine that such instruments continue to function as effective risk management tools.

DERIVATIVE AND FOREIGN EXCHANGE CONTRACT TRADING INSTRUMENTS

The primary focus of the Corporation's trading activities is to provide risk management products to its customers. Market trading instruments include for-eign exchange, interest rate and currency derivatives. The Corporation takes modest risk positions in these instruments, all of which are subject to ALCO-approved limits. Interest rate derivatives trading activities include interest rate swaps and interest rate options, futures and forwards. Foreign exchange trading activities principally include trading of spot and forward contracts in major foreign currencies.

Additional information with respect to the Corporation's asset and liability management and trading derivatives, including accounting policies, is included in Notes 1 and 20 to the Financial Statements.

DERIVATIVE AND FOREIGN EXCHANGE CONTRACT CREDIT RISK

Credit risk arises from the possibility that a counterparty to a transaction, as a result of financial difficulties, is unable to perform according to the terms of the contract. At a given point in time, the credit risk exposure of off-balance-sheet interest rate derivative and foreign exchange contracts is equal to the fair value of contracts with a positive, or asset, value, which would approximate the cost to replace these contracts at current market prices if each counterparty defaulted. These credit risk exposures are managed as part of the overall extension of credit to individual customer relationships and are also considered in assessing the overall adequacy of the reserve for credit losses. Gross credit-related losses relative to interest rate derivatives and foreign exchange contracts have been negligible to date. Refer to Note 20 to the Financial Statements for further discussion.

CAPITAL MANAGEMENT

At December 31, 1995, the Corporation had $3.8 billion in stockholders' equity, compared with $3.1 billion at December 31, 1994 and $2.9 billion at December 31, 1993. The growth in stockholders' equity from the end of 1994 mainly re-sulted from retention of earnings, net of the payment of dividends on common and preferred stock, the conversion of $94 million of the Corporation's con-vertible subordinated debt into

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
common stock during the first quarter of 1995, and the increase in the fair value of securities available for sale, net of tax.

The Corporation's quarterly dividend was increased 37 percent, from $.27 per share in the first two quarters of 1995 to $.37 per share in the last two quar-ters of 1995. The level of dividends paid on the Corporation's common stock is determined by the Board based on the Corporation's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic con-ditions and other factors deemed relevant by the Board, including the amount of dividends paid to the Corporation by its subsidiaries.

A capital planning process is in place to assist the Corporation and its bank subsidiaries in maintaining appropriate capital levels and ratios. ALCO is re-sponsible for approving all major balance sheet initiatives and managing capi-tal usage for the Corporation and its principal operating units. The Corpora-tion's Boston Treasury group creates and maintains the capital plan, which is focused on the attainment of the Corporation's strategic objectives. The Boston Treasury group reports to ALCO monthly on the current and pro forma capital po-sitions of the Corporation and each of its principal bank subsidiaries.

Regulatory risk-based capital requirements take into account the differing risk profiles of banking organizations by assigning risk weights to both assets and the credit equivalent amounts of off-balance-sheet exposures. Capital is di-vided into two tiers. Tier 1 capital includes common stockholders' equity and qualifying preferred stock, and Tier 2 capital includes, subject to certain limitations, limited-life preferred stock, mandatory convertible securities, subordinated debt and a portion of the reserve for credit losses.

Table 21 presents the Corporation's capital position and related ratios as of the last three year-ends.

TABLE 21 -- CAPITAL POSITION

                                                                            Well
December 31                                  1995     1994     1993  Capitalized
(dollars in millions)                                                   Minimum*
--------------------------------------------------------------------------------
Risk-based capital ratios
  Tier 1 capital ratio (Tier 1
   capital/total risk-adjusted assets)...     8.0%     7.0%     7.2%     6.00%
  Total capital ratio (Total
   capital/total risk-adjusted assets)...    12.8%    12.2%    12.4%    10.00%
Leverage ratio (Tier 1 capital/adjusted
 total average assets)...................     7.4%     6.5%     6.8%     5.00%
Tier 1 capital........................... $ 3,391  $ 2,874  $ 2,754
Tier 2 capital........................... $ 2,058  $ 2,100  $ 1,971
Total capital............................ $ 5,449  $ 4,974  $ 4,725
Total risk-adjusted assets............... $42,636  $40,786  $38,179
Common equity/assets ratio...............     6.8%     5.9%     5.9%
--------------------------------------------------------------------------------

* The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established minimum ratios for banks to be considered "well capitalized." These ratios are determined solely for the purpose of applying FDICIA's pro-visions and, accordingly, such capital categories may not constitute an accu-rate representation of the overall financial condition or prospects of any bank.

Compared to the prior year-end, the improvement in the Corporation's capital ratios at December 31, 1995 reflected the impact of current year earnings and the sales of Vermont and Casco, which resulted in a lower level of risk-ad-justed assets and the removal of $35 million of goodwill from the Corporation's balance sheet. In addition, the Corporation's Tier 1 capital ratio benefited from the above-noted conversion of $94 million of convertible subordinated debt into common stock. The redemption of $150 million of subordinated debt in the third quarter of 1995, partially offset the improvement in the total capital ratio. The conversion and redemption of subordinated debt are more fully dis-cussed in Note 10 to the Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board (the FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable.

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This standard amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that rights to service mortgage loans origi-nated for sale be recognized as separate assets either upon origination (if a definitive plan to sell the loans and retain the rights exists) or upon sale of the loans based on the relative fair values of the rights and loans, similar to PMSR. This standard also requires that mortgage servicing rights be assessed for impairment based on the fair value of those rights. See the "Strategic Al-liances and Other Initiatives" section for further discussion of the announced joint venture of the Corporation's mortgage banking operations.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Com-pensation." This standard encourages, but does not require, adoption of a fair value-based accounting method for stock-based compensation arrangements and would supercede the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." An entity may con-tinue to apply APB No. 25 provided the entity discloses its pro forma net in-come and earnings per share as if the fair value-based method had been applied in measuring compensation cost. The Corporation intends to continue applying APB No. 25 and to disclose the pro forma information required by SFAS No. 123.

These standards are effective January 1, 1996. The Corporation does not expect that, upon adoption, these standards will have a material effect on its finan-cial statements.

1994 VS. 1993

NET INTEREST REVENUE

Domestic net interest revenue increased $135 million to $1,231 million, result-ing from both a higher level of earning assets and wider spreads. Average earn-ing assets increased $1.6 billion, reflecting a $2.0 billion increase in aver-age loan volume offset by a $.4 billion decline in other earning assets, mainly mortgages held for sale. Contributing to the loan volume increase was a higher level of consumer-related loans, a portion of which came from the acquisitions of BankWorcester and Pioneer. In addition, the Corporation's average volume of domestic commercial loans increased, primarily from growth in some of the Cor-poration's specialty lending areas and the New England commercial lending busi-ness. The wider domestic spreads mainly reflected growth in earning asset yields, which outpaced increases in rates paid on interest bearing liabilities during 1994. The widening of spreads was also mainly responsible for the domes-tic net interest margin increasing by 24 basis points compared with 1993.

The international net interest revenue increase of $91 million to $348 million was primarily attributable to the Corporation's operations in Latin America, two-thirds of which related to operations in Brazil. During the first half of 1994, Brazil's net interest revenue increased from 1993, as earning asset growth more than offset narrower spreads. During the second half of 1994, after the country's July 1994 economic program reduced inflation from approximately 50% to 1% per month, the Corporation maintained funding strategies which bene-fited from these economic changes and resulted in wider spreads. An increase in average Brazilian loan volume of $450 million from 1993 also contributed to the improvement in net interest revenue. Brazil's second half performance was the major factor behind the international margin improving 14 basis points compared with 1993.

NONINTEREST INCOME

The $46 million increase in financial service fees to $396 million primarily reflected improvements in net mortgage servicing fees and loan-related fees. Net mortgage servicing fees increased $51 million compared with 1993, reflect-ing a higher volume of servicing, as well as lower amortization of PMSR. Loan-related fees improved $15 million, mainly reflecting growth in syndication ac-tivity. The major factor offsetting these improvements was a decline of $20 million in factoring fees due to the sale of the Corporation's domestic factor-ing business in the first quarter of 1994.

Trust and agency fees improved $23 million from the 1993 level of $178 million, primarily as a result of increased volumes and new business in the domestic stock transfer and Latin American mutual fund businesses. The $18 million de-cline in net securities gains reflected a lower level of sales. In addition, both trading account profits and net equity and mezzanine profits declined $8 million. Other income of $102 million in 1994, improved $23 million from 1993, and included a $23 million gain recognized in the first quarter from the sale of securities originally acquired in connection with loan restructurings.

NONINTEREST EXPENSE

Excluding acquisition, divestiture and restructuring expense and OREO costs, noninterest expense increased $34 million, or 2%, from 1993. This growth is primarily attributable to higher employee costs of $42 million, which reflected a greater number of employees in Latin America, as the Corporation continued its strategic expansion in this area; higher compensation rates, including nor-mal salary and incentive compensation increases; and a decline in the amount of loan origination costs deferred, reflecting a lower volume of originations in 1994. These increases were mitigated by a lower level of domestic employees. Nonemployee costs declined $8 million, reflecting an $11 million decline in FDIC insurance premiums, the result of lower assessment rates and a partial re-fund of 1993's assessment, and lower legal fees. These declines were partially offset by increases in various nonemployee cost categories from the 1994 acqui-sitions of BankWorcester and Pioneer. The reduction in OREO costs from 1993 primarily reflected lower valuation adjustments on OREO properties.

During 1994, in connection with its acquisitions of BankWorcester and Pioneer, the Corporation recorded acquisition-related costs of $21 million. During 1993, the Corporation recorded acquisition-related costs of $68 million in connection with its mergers with Society and Multibank, and reorganization charges of $17 million in connection with downsizing and reconfiguring certain of its business and corporate units. Additional information on these items is included in Note 17 to the Financial Statements.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------

BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS


(dollars in millions)                               Year Ended December 31, 1995
--------------------------------------------------------------------------------
                                                   AVERAGE             AVERAGE
                                                   BALANCE INTEREST(1)  RATE
ASSETS
Interest bearing deposits in other banks
 U.S.............................................. $   205   $   11      5.60%
 International....................................   1,087      206     18.91
                                                   -------   ------
  Total...........................................   1,292      217     16.80
                                                   -------   ------     -----
Federal funds sold and resale agreements
 U.S..............................................     374       22      5.91
 International....................................     649      271     41.77
                                                   -------   ------
  Total...........................................   1,023      293     28.65
                                                   -------   ------     -----
Trading securities
 U.S..............................................     202       13      6.16
 International....................................     602      171     28.45
                                                   -------   ------
  Total...........................................     804      184     22.86
                                                   -------   ------     -----
Loans held for sale
 U.S.(2)..........................................     432       30      7.02
                                                   -------   ------     -----
Securities
 U.S.
  Available for sale(3)...........................   2,488      176      7.08
  Held to maturity................................   1,611      107      6.69
 International
  Available for sale(3)...........................     422       64     13.36
  Held to maturity................................     203       16      7.66
                                                   -------   ------
  Total...........................................   4,724      363      7.69
                                                   -------   ------     -----
Loans and lease financing
 U.S..............................................  23,200    2,064      8.90
 International....................................   7,916    1,178     14.88
                                                   -------   ------
  Total(4)........................................  31,116    3,242     10.42
                                                   -------   ------     -----
Total earning assets..............................  39,391    4,329     10.99
                                                             ------     -----
Nonearning assets.................................   5,221
                                                   -------
  Total assets(5)................................. $44,612
                                                   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits................................ $ 8,963   $  245      2.73%
  Time deposits...................................   7,535      423      5.61
 International
  Banks in foreign countries......................   2,257      145      6.42
  Other foreign savings and time..................   5,804      744     12.82
                                                   -------   ------
  Total...........................................  24,559    1,557      6.34
                                                   -------   ------     -----
Federal funds purchased and repurchase agreements
 U.S..............................................   3,510      189      5.40
 International....................................     189       45     23.60
                                                   -------   ------
  Total...........................................   3,699      234      6.33
                                                   -------   ------     -----
Other funds borrowed
 U.S..............................................   3,577      229      6.41
 International....................................     891      403     45.16
                                                   -------   ------
  Total...........................................   4,468      632     14.14
                                                   -------   ------     -----
Notes payable
 U.S..............................................   1,882      132      7.04
 International....................................     210       23     10.87
                                                   -------   ------
  Total...........................................   2,092      155      7.42
                                                   -------   ------     -----
Total interest bearing liabilities................  34,818    2,578      7.40
                                                             ------     -----
Demand deposits-U.S...............................   4,286
Demand deposits-International.....................     456
Other noninterest bearing liabilities.............   1,606
Stockholders' equity..............................   3,446
                                                   -------
  Total liabilities and stockholders' equity(5)... $44,612
                                                   =======
NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
INTEREST EARNING ASSETS
 U.S.............................................. $28,512   $1,305      4.58%
 International....................................  10,879      446      4.10%
                                                   -------   ------
  Total........................................... $39,391   $1,751      4.45%
                                                   =======   ======
------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Amounts include the Corporation's accelerated disposition portfolio.
(3) Average rates for securities available for sale are based on the securi-ties' amortized cost.
(4) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $56 million.
(5) As of December 31, 1995, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 28%.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------

BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS


(dollars in millions)                               Year Ended December 31, 1994
--------------------------------------------------------------------------------
                                                   AVERAGE             AVERAGE
                                                   BALANCE INTEREST(1)  RATE
ASSETS
Interest bearing deposits in other banks
 U.S. ............................................ $   181   $    7      3.97%
 International....................................     864      109     12.54
                                                   -------   ------
  Total...........................................   1,045      116     11.06
                                                   -------   ------     -----
Federal funds sold and resale agreements
 U.S. ............................................   1,301       53      4.05
 International....................................   1,255      547     43.62
                                                   -------   ------
  Total...........................................   2,556      600     23.47
                                                   -------   ------     -----
Trading securities
 U.S. ............................................     160        8      5.34
 International....................................     398      105     26.26
                                                   -------   ------
  Total...........................................     558      113     20.27
                                                   -------   ------     -----
Loans held for sale
 U.S.(2)..........................................     686       43      6.30
                                                   -------   ------     -----
Securities
 U.S.
  Available for sale(3)...........................   1,422       93      6.58
  Held to maturity................................   1,550       89      5.75
 International
  Available for sale(3)...........................     332       47     14.63
  Held to maturity................................     206       17      8.12
                                                   -------   ------
  Total...........................................   3,510      246      7.00
                                                   -------   ------     -----
Loans and lease financing
 U.S. ............................................  23,038    1,788      7.76
 International....................................   6,752      819     12.14
                                                   -------   ------
  Total(4)........................................  29,790    2,607      8.75
                                                   -------   ------     -----
Total earning assets..............................  38,145    3,725      9.77
                                                             ------     -----
Nonearning assets.................................   4,916
                                                   -------
  Total assets(5)................................. $43,061
                                                   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits................................ $ 9,585   $  196      2.04%
  Time deposits...................................   7,536      341      4.53
 International
  Banks in foreign countries......................   2,118      277     13.09
  Other foreign savings and time..................   5,062      334      6.60
                                                   -------   ------
  Total...........................................  24,301    1,148      4.72
                                                   -------   ------     -----
Federal funds purchased and repurchase agreements
 U.S. ............................................   3,470      132      3.80
 International....................................     203       65     31.96
                                                   -------   ------
  Total...........................................   3,673      197      5.36
                                                   -------   ------     -----
Other funds borrowed
 U.S. ............................................   2,327      118      5.06
 International....................................   1,180      553     46.87
                                                   -------   ------
  Total...........................................   3,507      671     19.13
                                                   -------   ------     -----
Notes payable
 U.S. ............................................   1,942      117      6.02
 International....................................     127       13     10.36
                                                   -------   ------
  Total...........................................   2,069      130      6.28
                                                   -------   ------     -----
Total interest bearing liabilities................  33,550    2,146      6.40
                                                             ------     -----
Demand deposits-U.S...............................   4,553
Demand deposits-International.....................     447
Other noninterest bearing liabilities.............   1,488
Stockholders' equity..............................   3,023
                                                   -------
  Total liabilities and stockholders' equity(5)... $43,061
                                                   =======
NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
 INTEREST EARNING ASSETS
 U.S. ............................................ $28,339   $1,231      4.34%
 International....................................   9,806      348      3.54%
                                                   -------   ------
  Total........................................... $38,145   $1,579      4.14%
                                                   =======   ======
------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Amounts include the Corporation's accelerated disposition portfolio.
(3) Average rates for securities available for sale are based on the securi-ties' amortized cost.
(4) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $52 million.
(5) As of December 31, 1994, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 26%.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS


(dollars in millions)                               Year Ended December 31, 1993
--------------------------------------------------------------------------------
                                                   AVERAGE             AVERAGE
                                                   BALANCE INTEREST(1)  RATE
ASSETS
Interest bearing deposits in other banks
 U.S. ............................................ $   341   $   11      3.22%
 International....................................     952      130     13.66
                                                   -------   ------
  Total...........................................   1,293      141     10.91
                                                   -------   ------     -----
Federal funds sold and resale agreements
 U.S. ............................................     962       29      3.07
 International....................................     482      109     22.56
                                                   -------   ------
  Total...........................................   1,444      138      9.59
                                                   -------   ------     -----
Trading securities
 U.S. ............................................     152        6      4.03
 International....................................     129        4      3.19
                                                   -------   ------
  Total...........................................     281       10      3.65
                                                   -------   ------     -----
Loans held for sale
 U.S. ............................................   1,071       76      7.06
                                                   -------   ------     -----
Securities(2)
 U.S. ............................................   3,153      188      5.95
 International....................................     471       77     16.35
                                                   -------   ------
  Total...........................................   3,624      265      7.30
                                                   -------   ------     -----
Loans and lease financing
 U.S. ............................................  21,063    1,602      7.60
 International....................................   5,523      515      9.32
                                                   -------   ------
  Total(3)........................................  26,586    2,117      7.96
                                                   -------   ------     -----
Total earning assets..............................  34,299    2,747      8.01
                                                             ------     -----
Nonearning assets.................................   4,068
                                                   -------
  Total assets(4)................................. $38,367
                                                   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits................................ $ 9,367   $  212      2.30%
  Time deposits...................................   9,199      425      4.62
 International
  Banks in foreign countries......................   1,461       80      5.46
  Other foreign savings and time..................   3,657      299      8.18
                                                   -------   ------
  Total...........................................  23,684    1,016      4.29
                                                   -------   ------     -----
Federal funds purchased and repurchase agreements
 U.S..............................................   2,697       81      3.02
 International....................................     119       19     15.80
                                                   -------   ------
  Total...........................................   2,816      100      3.57
                                                   -------   ------     -----
Other funds borrowed
 U.S..............................................     879       49      5.59
 International....................................     654      115     17.54
                                                   -------   ------
  Total...........................................   1,533      164     10.69
                                                   -------   ------     -----
Notes payable
 U.S..............................................   1,654      105      6.32
 International....................................      89        9     10.22
                                                   -------   ------
  Total...........................................   1,743      114      6.52
                                                   -------   ------     -----
Total interest bearing liabilities................  29,776    1,394      4.70
                                                             ------     -----
Demand deposits-U.S...............................   4,470
Demand deposits-International.....................     385
Other noninterest bearing liabilities.............   1,017
Stockholders' equity..............................   2,719
                                                   -------
  Total liabilities and stockholders' equity(4)... $38,367
                                                   =======
NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
INTEREST EARNING ASSETS
 U.S.............................................. $26,742   $1,096      4.10%
 International....................................   7,557      257      3.40%
                                                   -------   ------
  Total........................................... $34,299   $1,353      3.94%
                                                   =======   ======
------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Prior to January 1, 1994, average balances for securities available for sale and securities held to maturity were not separately accumulated.
(3) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $56 million.
(4) As of December 31, 1993, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 23%.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
BANK OF BOSTON CORPORATION
CHANGE IN NET INTEREST REVENUE -- VOLUME AND RATE ANALYSIS

The following tables present, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1995 com-pared with 1994, and 1994 compared with 1993. The change due to the volume/rate variance has been allocated to volume.

                             1995 Compared with 1994              1994 Compared with 1993
                         Increase (Decrease)                  Increase (Decrease)
                          Due to Change in                     Due to Change in
(in millions)              Volume       Rate     Net Change     Volume      Rate     Net Change
------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest bearing
deposits in other banks
 U.S.................... $        1   $       3       $   4    $      (6) $       2     $    (4)
 International..........         42          55          97          (11)       (10)        (21)
                                                   --------                             -------
                                                        101                                 (25)
                                                   --------                             -------
Federal funds sold and
resale agreements
 U.S....................        (55)         24         (31)          14         10          24
 International..........       (253)        (23)       (276)         337        101         438
                                                   --------                             -------
                                                       (307)                                462
                                                   --------                             -------
Trading securities
 U.S....................          3           2           5                       2           2
 International..........         58           8          66           71         30         101
                                                   --------                             -------
                                                         71                                 103
                                                   --------                             -------
Loans held for sale
 U.S....................        (18)          5         (13)         (25)        (8)        (33)
                                                   --------                             -------
Securities
 U.S....................         78          23         101          (14)         8          (6)
 International..........         11           5          16            8        (21)        (13)
                                                   --------                             -------
                                                        117                                 (19)
                                                   --------                             -------
Loans and lease
financing
 U.S....................         15         261         276          153         33         186
 International..........        173         186         359          149        155         304
                                                   --------                             -------
                                                        635                                 490
                                                   --------                             -------
Interest income.........        138         466         604          375        603         978
                                                   --------                             -------
INTEREST BEARING
LIABILITIES
Deposits
 U.S. savings...........        (17)         66          49            7        (23)        (16)
 U.S. time..............          1          81          82          (76)        (8)        (84)
 International..........         97         181         278          175         57         232
                                                   --------                             -------
                                                        409                                 132
                                                   --------                             -------
Federal funds purchased
and repurchase
agreements
 U.S....................          2          55          57           30         21          51
 International..........         (3)        (17)        (20)          27         19          46
                                                   --------                             -------
                                                         37                                  97
                                                   --------                             -------
Other funds borrowed
 U.S....................         80          31         111           73         (4)         69
 International..........       (130)        (20)       (150)         247        191         438
                                                   --------                             -------
                                                        (39)                                507
                                                   --------                             -------
Notes payable
 U.S....................         (4)         19          15           17         (5)         12
 International..........          9           1          10            4                      4
                                                   --------                             -------
                                                         25                                  16
                                                   --------                             -------
Interest expense........         82         350         432          216        536         752
                                                   --------                             -------
Net interest revenue....                              $ 172                             $   226
                                                   ========                             =======

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
BANK OF BOSTON CORPORATION
SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL INFORMATION AND COMMON STOCK DATA

                                        1995                            1994
(dollars in millions,      FOURTH   THIRD  SECOND   FIRST  Fourth   Third  Second   First
except per share amounts)  QUARTER QUARTER QUARTER QUARTER Quarter Quarter Quarter Quarter
-------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income..........  $ 1,070 $ 1,113 $ 1,103 $ 1,033 $ 1,071 $ 1,083 $   840 $   724
Interest expense.........      628     674     669     607     638     659     466     383
                           ------- ------- ------- ------- ------- ------- ------- -------
  Net interest revenue...      442     439     434     426     433     424     374     341
Provision for credit
 losses..................       75      45      40      90      35      25      25      45
                           ------- ------- ------- ------- ------- ------- ------- -------
  Net interest revenue
   after provision for
   credit losses.........      367     394     394     336     398     399     349     296
Noninterest income(1)....      313     249     236     293     199     202     192     235
Noninterest expense(2)...      429     393     392     383     382     378     372     347
                           ------- ------- ------- ------- ------- ------- ------- -------
Income before income
 taxes and extraordinary
 item....................      251     250     238     246     215     223     169     184
Provision for income
 taxes...................      109     110     105     121      94      99      75      81
                           ------- ------- ------- ------- ------- ------- ------- -------
Income before
 extraordinary item......      142     140     133     125     121     124      94     103
                           ------- ------- ------- ------- ------- ------- ------- -------
Extraordinary loss from
 early extinguishment of
 debt, net of tax........                                                               (7)
                           ------- ------- ------- ------- ------- ------- ------- -------
Net income...............  $   142 $   140 $   133 $   125 $   121 $   124 $    94 $    96
                           ======= ======= ======= ======= ======= ======= ======= =======
AVERAGE BALANCE SHEET
 DATA
Loans and lease
 financing...............  $31,763 $31,625 $30,928 $30,123 $31,076 $30,362 $29,105 $28,615
Securities...............    5,247   4,824   4,526   4,288   4,435   3,489   3,164   2,945
Other earning assets.....    3,697   3,418   3,516   3,576   3,838   4,995   5,613   4,942
                           ------- ------- ------- ------- ------- ------- ------- -------
  Total earning assets...   40,707  39,867  38,970  37,987  39,349  38,846  37,882  36,502
Cash and due from banks..    1,350   1,249   1,309   1,262   2,178   2,116   1,828   2,157
Other assets.............    4,176   4,069   3,822   3,596   2,873   2,963   2,992   2,555
                           ------- ------- ------- ------- ------- ------- ------- -------
  Total average assets...  $46,233 $45,185 $44,101 $42,845 $44,400 $43,925 $42,702 $41,214
                           ======= ======= ======= ======= ======= ======= ======= =======
Deposits.................  $30,303 $29,268 $28,807 $28,754 $30,445 $29,904 $28,232 $28,615
Funds borrowed...........    8,512   8,679   8,174   7,284   7,194   7,361   8,138   6,030
Other liabilities........    1,647   1,643   1,661   1,467   1,491   1,625   1,404   1,433
Notes payable............    2,109   2,065   2,062   2,133   2,141   1,987   1,957   2,194
Stockholders' equity.....    3,662   3,530   3,397   3,207   3,129   3,048   2,971   2,942
                           ------- ------- ------- ------- ------- ------- ------- -------
  Total average
   liabilities and
   stockholders' equity..  $46,233 $45,185 $44,101 $42,845 $44,400 $43,925 $42,702 $41,214
                           ======= ======= ======= ======= ======= ======= ======= =======
PER COMMON SHARE
Income before
 extraordinary item
  Primary................  $  1.18 $  1.17 $  1.11 $  1.08 $  1.04 $  1.07 $   .80 $   .88
  Fully diluted..........     1.17    1.15    1.10    1.04    1.01    1.04     .77     .85
Net Income
  Primary................     1.18    1.17    1.11    1.08    1.04    1.07     .80     .82
  Fully diluted..........     1.17    1.15    1.10    1.04    1.01    1.04     .77     .79
Cash dividends declared..      .37     .37     .27     .27     .27     .22     .22     .22
Market value
  High...................   49 3/8  47 5/8  38 1/4  30 3/8  29 1/8  27 3/8  28 1/2  25 5/8
  Low....................   43 5/8  36 3/4  29 3/8  25 5/8  24 5/8  24 3/8  23 1/8  22 5/8
AVERAGE NUMBER OF COMMON
 SHARES (in thousands)
  Primary................  112,285 111,865 111,369 107,278 107,108 106,981 106,619 106,198
  Fully diluted..........  114,036 113,803 112,933 111,820 111,831 111,690 111,286 110,817
-------------------------------------------------------------------------------------------

(1) Includes a $20 million gain from the sale of the corporate trust business in the fourth quarter of 1995, a $75 million gain from the sale of the Cor-poration's Maine and Vermont banking subsidiaries in the first quarter of 1995, and a $27 million gain from the sale of the domestic factoring busi-ness in the first quarter of 1994.
(2) Includes $28 million in charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units in the fourth quarter of 1995, and $5 million and $16 million of acquisition-related costs in the third and second quarters of 1994, respectively, related to the Corpora-tion's acquisitions of Pioneer Financial, A Co-operative Bank and BankWorcester Corporation.
 The common stock of the Corporation, which is the only class of its securities entitled to vote at the Annual Meeting of Stockholders, is listed and traded on the New York and Boston stock exchanges.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

The Board of Directors and Stockholders Bank of Boston Corporation:

We have audited the accompanying consolidated balance sheets of Bank of Boston Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Corporation's manage-ment. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Boston Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consoli-dated results of their operations and cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 15 and 19 to the financial statements, the Corporation has adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," Statement of Fi-nancial Accounting Standards No. 109, "Accounting for Income Taxes," and changed its method of accounting for purchased mortgage servicing rights, ef-fective January 1, 1993; adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective December 31, 1993; and adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure," effec-tive January 1, 1995.

                                                 /s/ Coopers & Lybrand L.L.P.



Boston, Massachusetts
January 18, 1996

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
BANK OF BOSTON CORPORATION
CONSOLIDATED BALANCE SHEET

December 31                                                      1995     1994
(dollars in millions, except per share amounts)
---------------------------------------------------------------------------------
ASSETS
Cash and due from banks.......................................  $ 2,645  $ 2,317
Interest bearing deposits in other banks......................    1,250    1,556
Federal funds sold and securities purchased under agreements
to resell.....................................................    1,350    1,232
Trading securities............................................    1,109      553
Mortgages held for sale.......................................      889      183
Securities
 Available for sale...........................................    5,014    2,997
 Held to maturity (fair value of $620 in 1995 and $1,626 in
 1994)........................................................      613    1,703
Loans and lease financing (net of unearned income of $253 in
1995 and $292 in 1994)........................................   31,067   31,005
Reserve for credit losses.....................................     (736)    (680)
                                                                -------  -------
 Net loans and lease financing................................   30,331   30,325
Premises and equipment, net...................................      617      569
Due from customers on acceptances.............................      359      314
Accrued interest receivable...................................      456      355
Other assets..................................................    2,764    2,526
                                                                -------  -------
TOTAL ASSETS..................................................  $47,397  $44,630
                                                                =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Domestic offices
  Noninterest bearing.........................................  $ 4,839  $ 4,900
  Interest bearing............................................   16,564   16,841
 Overseas offices
  Noninterest bearing.........................................      552      569
  Interest bearing............................................    8,993    9,046
                                                                -------  -------
  Total deposits..............................................   30,948   31,356
Funds borrowed................................................    8,763    6,360
Acceptances outstanding.......................................      359      316
Accrued expenses and other liabilities........................    1,437    1,287
Notes payable.................................................    2,139    2,169
                                                                -------  -------
Total liabilities.............................................   43,646   41,488
                                                                -------  -------
Commitments and contingencies
Stockholders' equity
 Preferred stock without par value
  Authorized shares--10,000,000
  Issued shares--4,593,941....................................      508      508
 Common stock, par value $2.25
  Authorized shares--200,000,000
  Issued shares--112,571,508 in 1995 and 107,584,349 in 1994
  Outstanding shares--112,086,150 in 1995 and 106,547,149 in
  1994........................................................      253      242
 Surplus......................................................      932      810
 Retained earnings............................................    2,020    1,655
 Net unrealized gain (loss) on securities available for sale,
 net of tax...................................................       64      (40)
 Treasury stock, at cost (485,358 shares in 1995 and 1,037,200
 shares in 1994)..............................................      (22)     (27)
 Cumulative translation adjustments, net of tax...............       (4)      (6)
                                                                -------  -------
Total stockholders' equity....................................    3,751    3,142
                                                                -------  -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $47,397  $44,630
                                                                =======  =======
---------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
BANK OF BOSTON CORPORATION
CONSOLIDATED STATEMENT OF INCOME

Years Ended December 31                                  1995    1994     1993
(dollars in millions, except per share amounts)
--------------------------------------------------------------------------------
INTEREST INCOME
Loans and lease financing, including fees.............. $ 3,240 $ 2,606  $ 2,112
Securities.............................................     355     242      261
Trading securities.....................................     184     113       10
Mortgages held for sale................................      30      41       76
Federal funds sold and securities purchased under
 agreements to resell..................................     293     600      139
Deposits in other banks................................     217     116      141
                                                        ------- -------  -------
 Total interest income.................................   4,319   3,718    2,739
                                                        ------- -------  -------
INTEREST EXPENSE
Deposits of domestic offices...........................     645     520      630
Deposits of overseas offices...........................     912     628      386
Funds borrowed.........................................     866     868      264
Notes payable..........................................     155     130      114
                                                        ------- -------  -------
 Total interest expense................................   2,578   2,146    1,394
                                                        ------- -------  -------
 Net interest revenue..................................   1,741   1,572    1,345
Provision for credit losses............................     250     130       70
                                                        ------- -------  -------
 Net interest revenue after provision for credit
  losses...............................................   1,491   1,442    1,275
                                                        ------- -------  -------
NONINTEREST INCOME
Financial service fees.................................     523     396      350
Trust and agency fees..................................     217     201      178
Trading profits and commissions........................      22      16       24
Net securities gains...................................       9      14       32
Other income...........................................     320     201      162
                                                        ------- -------  -------
 Total noninterest income..............................   1,091     828      746
                                                        ------- -------  -------
NONINTEREST EXPENSE
Salaries...............................................     736     665      635
Employee benefits......................................     161     148      136
Occupancy expense......................................     140     135      128
Equipment expense......................................     100      96       96
Other real estate owned expense........................       9      22       44
Acquisition, divestiture and restructuring expense.....      28      21       85
Other expense..........................................     423     392      407
                                                        ------- -------  -------
 Total noninterest expense.............................   1,597   1,479    1,531
                                                        ------- -------  -------
Income before income taxes, extraordinary item and
 cumulative effect of changes in accounting
 principles............................................     985     791      490
Provision for income taxes.............................     444     349      215
                                                        ------- -------  -------
Income before extraordinary item and cumulative effect
 of changes in accounting principles...................     541     442      275
Extraordinary loss from early extinguishment of debt,
 net of tax............................................              (7)
                                                        ------- -------  -------
Income before cumulative effect of changes in
 accounting principles.................................     541     435      275
Cumulative effect of changes in accounting principles,
 net...................................................                       24
                                                        ------- -------  -------
NET INCOME............................................. $   541 $   435  $   299
                                                        ======= =======  =======
NET INCOME APPLICABLE TO COMMON STOCK.................. $   504 $   398  $   264
                                                        ======= =======  =======
PER COMMON SHARE
Income before extraordinary item and cumulative effect
 of changes in accounting principles
 Primary............................................... $  4.55 $  3.79  $  2.28
 Fully diluted.........................................    4.43    3.67     2.22
Net income
 Primary...............................................    4.55    3.73     2.51
 Fully diluted.........................................    4.43    3.61     2.44
Cash dividends declared................................    1.28     .93      .40
AVERAGE NUMBER OF COMMON SHARES (in thousands)
 Primary............................................... 110,716 106,730  105,336
 Fully diluted......................................... 113,560 111,427  110,258
--------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
--------------------------------------------------------------------------------
BANK OF BOSTON CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31                                   1995    1994    1993
(dollars in millions, except per share amounts)
--------------------------------------------------------------------------------
PREFERRED STOCK
Balance, January 1...................................... $  508  $  508  $  438
Preferred stock issued--280,000 shares..................                     70
                                                         ------  ------  ------
Balance, December 31....................................    508     508     508
                                                         ------  ------  ------
COMMON STOCK
Balance, January 1......................................    242     238     236
Common stock issued
 Dividend reinvestment and common stock purchase plan--
 861,235 shares in 1995, 1,103,539 shares in 1994 and
 286,201 shares in 1993.................................      2       2       1
 Exercise of stock options, net of surrendered shares--
 627,478 shares in 1995, 305,918 shares in 1994 and
 623,291 shares in 1993.................................      1       1       1
 Conversion of subordinated convertible debentures--
 3,477,792 shares in 1995...............................      8
 Restricted stock grants, net of forfeitures--(11,610)
 shares in 1995 and 252,363 shares in 1994..............              1
                                                         ------  ------  ------
Balance, December 31....................................    253     242     238
                                                         ------  ------  ------
SURPLUS
Balance, January 1......................................    810     769     750
Dividend reinvestment and common stock purchase plan....     33      25       6
Exercise of stock options...............................     15       5      11
Conversion of subordinated convertible debentures.......     71
Acquisition of Ganis Credit Corporation.................      1
Restricted stock........................................      2       9       1
Other, principally employee benefit plans...............              2       3
Preferred stock issued, net of issuance costs...........                     (2)
                                                         ------  ------  ------
Balance, December 31....................................    932     810     769
                                                         ------  ------  ------
RETAINED EARNINGS
Balance, January 1......................................  1,655   1,362   1,136
Net income..............................................    541     435     299
Restricted stock........................................      3      (6)
Cash dividends declared
 Preferred stock........................................    (37)    (37)    (35)
 Common stock--$1.28 per share in 1995, $.93 per share
 in 1994 and $.40 per share in 1993.....................   (142)    (99)    (38)
                                                         ------  ------  ------
Balance, December 31....................................  2,020   1,655   1,362
                                                         ------  ------  ------
NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR
SALE
Balance, January 1......................................    (40)     43
Change in net unrealized gain (loss) on securities
available for sale, net of tax..........................    104     (83)     43
                                                         ------  ------  ------
Balance, December 31....................................     64     (40)     43
                                                         ------  ------  ------
TREASURY STOCK
Balance, January 1......................................    (27)             (1)
Purchases of treasury stock--1,482,139 shares in 1995
and 1,037,200 shares in 1994............................    (50)    (27)
Treasury stock reissued
 Dividend reinvestment and common stock purchase plan--
 331,782 shares in 1995.................................      9
 Exercise of stock options--36,395 shares in 1995 and
 104,398 shares in 1993.................................      1               1
 Conversion of subordinated convertible debentures--
 530,475 shares in 1995.................................     15
 Acquisition of Ganis Credit Corporation--773,621 shares
 in 1995................................................     21
 Restricted stock grants--255,520 shares in 1995........      6
 Other, principally employee benefit plans--106,188
 shares in 1995.........................................      3
                                                         ------  ------  ------
Balance, December 31....................................    (22)    (27)
                                                         ------  ------  ------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, January 1......................................     (6)     (8)     (5)
Translation adjustments, net of tax.....................      2       2      (3)
                                                         ------  ------  ------
Balance, December 31....................................     (4)     (6)     (8)
                                                         ------  ------  ------
TOTAL STOCKHOLDERS' EQUITY, DECEMBER 31................. $3,751  $3,142  $2,912
                                                         ======  ======  ======
--------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
BANK OF BOSTON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31                                1995     1994     1993
(in millions)
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................  $   541  $   435  $   299
Reconciliation of net income to net cash provided
 from (used for) operating activities
 Cumulative effect of change in accounting for
  income taxes......................................                        (77)
 Cumulative effect of change in accounting for
  purchased mortgage servicing rights, net of tax...                         53
 Extraordinary loss from early extinguishment of
  debt, net of tax..................................                 7
 Provision for credit losses........................      250      130       70
 Depreciation and amortization......................      210      177      175
 Provision for deferred taxes.......................       37       70      119
 Net gains on sales of securities available for sale
  and other assets..................................     (208)    (114)     (68)
 Change in trading securities.......................     (556)    (247)    (114)
 Change in mortgages held for sale..................     (706)   1,139     (399)
 Change in securities available for sale, net of
  transfers.........................................                        992
 Net change in interest receivables and payables....      (59)    (162)       4
 Other, net.........................................      120      (14)     133
                                                      -------  -------  -------
  Net cash provided from (used for) operating
   activities.......................................     (371)   1,421    1,187
                                                      -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) interest bearing
 deposits in other banks............................      306     (565)     316
Net cash provided from (used for) federal funds sold
 and securities purchased under agreements
 to resell..........................................     (118)     223     (267)
Purchases of securities held to maturity............     (589)  (1,373)  (1,723)
Maturities of securities held to maturity...........      558      993    1,808
Purchase of securities available for sale...........   (3,323)  (4,294)
Sales of securities available for sale..............    1,822    2,541
Maturities of securities available for sale.........      813      231
Dispositions of equity and mezzanine financing
 investments........................................      122      121       97
Loans and lease financing originated by nonbank
 entities...........................................   (7,107)  (2,773)  (3,589)
Loans and lease financing collected by nonbank
 entities...........................................    5,632    2,814    3,365
Proceeds from sales of loan portfolios by bank
 subsidiaries.......................................    1,439       76      171
Loan portfolios purchased by bank subsidiaries......                        (44)
Net cash used for lending activities of bank
 subsidiaries.......................................     (256)  (2,455)  (3,394)
Lease financing originated by bank entities.........      (11)     (24)     (50)
Lease financing collected by bank entities..........       59       24       22
Proceeds from sales of other real estate owned......       61       53      142
Expenditures for premises and equipment.............     (198)    (187)     (97)
Proceeds from sales of business units, premises and
 equipment..........................................      166      159        8
Other, net..........................................     (554)    (380)    (168)
                                                      -------  -------  -------
  Net cash used for investing activities............   (1,178)  (4,816)  (3,403)
                                                      -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided from (used for) deposits..........     (408)   1,742      512
Net cash provided from funds borrowed...............    2,403    1,385    2,028
Net proceeds from issuance of notes payable.........      220      698      519
Repayments/repurchases of notes payable.............     (155)    (502)    (231)
Net proceeds from issuance of common stock..........       64       35       20
Net proceeds from issuance of preferred stock.......                         68
Purchases of treasury stock.........................      (50)     (27)
Dividends paid......................................     (179)    (136)     (73)
                                                      -------  -------  -------
  Net cash provided from financing activities.......    1,895    3,195    2,843
                                                      -------  -------  -------
Effect of foreign currency translation on cash......      (18)     (22)     (24)
                                                      -------  -------  -------
Net change in cash and due from banks...............      328     (222)     603
Cash and due from banks at January 1................    2,317    2,539    1,936
                                                      -------  -------  -------
Cash and due from banks at December 31..............  $ 2,645  $ 2,317  $ 2,539
                                                      =======  =======  =======
--------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial reporting and accounting policies of Bank of Boston Corporation (the Corporation) conform to generally accepted accounting principles. Certain prior period amounts have been reclassified to conform with current financial statement presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make esti-mates and assumptions that affect the amounts reported in the financial state-ments and accompanying notes. Actual results could differ from those estimates. The following is a summary of the significant accounting policies.

BASIS OF PRESENTATION

The consolidated financial statements include the Corporation and its majority owned subsidiaries, including its major banking subsidiaries: The First Na-tional Bank of Boston (FNBB), Bank of Boston Connecticut and Rhode Island Hos-pital Trust National Bank. All material intercompany accounts and transactions have been eliminated in consolidation. Investments in 20% to 50%-owned compa-nies are accounted for using the equity method. The equity interest in their earnings is included in other income. The excess of cost over the assigned value of the net assets of companies acquired, or goodwill, is included in other assets and is amortized on a straight-line basis, generally over periods ranging from ten to twenty-five years.

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

For foreign units operating in highly inflationary economies, the functional currency is the U.S. dollar. Their financial statements are translated into U.S. dollars using period-end exchange rates for monetary assets and liabili-ties, exchange rates in effect on the date of acquisition for premises and equipment (and related depreciation) and certain investments, and the average exchange rate during the period for income and expenses. The resulting transla-tion adjustments and related hedge gains and losses for these units are re-corded in current period income.

The Corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and certain securities.

TRADING SECURITIES

Trading securities comprise securities purchased in connection with the Corpo-ration's trading activities and, as such, are expected to be sold in the near term. The Corporation carries trading securities at fair value; realized and unrealized gains and losses on trading securities are recorded currently in trading profits and commissions, a component of noninterest income. Obligations to deliver securities not yet purchased are carried at fair value in funds bor-rowed.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

Securities are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which the Corporation adopted effective December 31, 1993. All debt and equity securities that are not purchased in connection with the Corporation's trading activities are clas-sified as either securities held to maturity or securities available for sale. Securities held to maturity are debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for amortization of premium and accretion of discount. Secu-rities available for sale are debt securities that the Corporation may not hold to maturity, as well as equity securities. These securities include debt secu-rities that are purchased in connection with the Corporation's asset/liability risk management strategy and that may be sold in response to changes in inter-est rates, resultant prepayment risk and other related factors; securities held in connection with the Corporation's equity and mezzanine financing business; and other securities that are intended to be held for indefinite periods of time, but which may not be held to maturity. Within the available for sale cat-egory, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses record-ed, net of tax, as a separate component of stockholders' equity. Equity securi-ties that do not have a readily determinable fair value are reported at cost. If a security available for sale or held to maturity has experienced a decline in value that is deemed other than temporary, it is written down to its esti-mated fair value through a charge to current period income. Realized gains and losses with respect to securities, which are

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

generally computed on a specific identified cost basis, are included in net se-curities gains, except for gains and losses with respect to equity and mezza-nine securities, which are included in other income.

INTEREST RATE DERIVATIVES AND FOREIGN EXCHANGE CONTRACTS

The Corporation enters into a variety of interest rate derivatives in connec-tion with its trading activities, including providing these products to its customers, and as part of its interest rate risk management strategy. Such de-rivatives include interest rate futures and forwards, interest rate swaps and interest rate options. Derivatives are included in either the trading portfolio or the asset and liability management portfolio.

Derivatives included in the trading portfolio are carried at fair value. Real-ized and unrealized changes in fair value are recognized in current period in-come as a component of trading profits and commissions.

The asset and liability management portfolio is comprised of derivatives used by the Corporation as part of its interest rate risk management strategy. When derivatives are included in the asset and liability management portfolio, they are linked to the related assets and/or liabilities. Income or loss on deriva-tives are recognized on the same basis as the linked assets or liabilities. If the related assets are carried at fair value or the lower of cost or fair val-ue, the fair value of the derivatives are combined with the fair value of the assets and are recognized in income based on the method of accounting used for the linked assets. If the assets or liabilities are carried at cost, the deriv-atives are either accounted for on the accrual basis, with income or expense accrued over the life of the agreements as an adjustment to the yield of the related assets or liabilities, or marked to fair value, with any gain or loss deferred and amortized over the period being managed as an adjustment to the yield of the related assets or liabilities. In this connection, interest rate swaps, caps and floors are accounted for on the accrual basis and interest rate futures, forwards and other option agreements are marked to fair value, with gains and losses deferred and amortized over the period being managed. The Cor-poration does not utilize written options as part of its interest rate risk management strategy unless they are included as part of an overall option strategy that effectively creates a net purchased option position. If a con-tract is terminated, any remaining unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related assets or liabilities over the remainder of the period that is being managed. If the linked assets or liabilities are disposed of prior to the end of the period being managed, the related derivatives are marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related assets or liabilities.

Included in the asset and liability management portfolio are interest rate op-tions used to manage prepayment risk resulting from a decline in interest rates related to the Corporation's mortgage servicing portfolio. While the Corpora-tion utilizes these contracts as part of a risk management strategy, the cur-rent composition of the option portfolio has not been structured for economic reasons to provide a sufficient expectation that the change in its value, re-sulting from changes in interest rates, will substantially offset the change in the value of the mortgage servicing rights to which it is linked. As a result, these contracts are currently valued at fair value with the realized and unrealized changes in fair value recorded in the statement of income as part of net mortgage servicing fees, a component of financial service fees.

The Corporation also enters into foreign exchange contracts in connection with its trading activities, including providing these products to its customers, and to hedge a portion of its own foreign exchange risk, which is principally related to foreign currency translation (see "Foreign Currency Translation" above). The trading portfolio includes foreign currency spot, forward, future, option and cross-currency interest rate swap contracts. Foreign exchange trad-ing positions are valued at current market rates, with the net foreign exchange trading gain or loss recorded in the statement of income as a component of other income.

LOANS AND LEASE FINANCING

Loans are reported at their principal outstanding, net of charge-offs and un-earned income, if any. Mortgages held for sale are reported separately at the lower of aggregate cost or fair value.

Interest income on loans is accrued as earned. Unearned income on loans and leases is recognized on a basis approximating a level rate of return over the term of the loan. Loan origination fees and costs are accounted for in accor-dance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," which requires the deferral of these fees and costs and subsequent amortization to income over the life of the related credit or facility. Fees that adjust the yield on the underlying credit are included in interest income on loans and lease financing. Fees for credit-related services are included in financial service fees, a component of noninterest income.

Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and the estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of nonrecourse debt. Unearned income is rec-ognized to yield a level rate of return on the net investment in the leases.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

The Corporation places loans and leases on nonaccrual status when any portion of the principal or interest is ninety days past due, unless it is well secured and in the process of collection, or earlier when concern exists as to the ul-timate collectibility of principal or interest. Whenever a loan or lease is placed on nonaccrual status, all other credit exposures to the same borrower are also placed on nonaccrual status, except when it can be clearly demon-strated that such credit exposures are well secured, fully performing and insu-lated from the weakness surrounding the nonaccrual credit to which they relate. When loans or leases are placed on nonaccrual status, the related interest re-ceivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the ultimate collectibility of principal or interest.

The Corporation may renegotiate the contractual terms of a loan because of a deterioration in the financial condition of the borrower. The carrying value of a renegotiated loan is reduced by the fair value of any asset or equity inter-est received, and by the extent, if any, that future cash receipts required un-der the new terms do not equal the loan balance at the time of renegotiation. Renegotiated loans performing in accordance with their new terms are not re-ported as nonaccrual loans unless concern exists as to the ultimate collectibility of principal or interest under the new terms. Interest, if any, is recognized in income to yield a level rate of return over the life of the renegotiated loan.

RESERVE FOR CREDIT LOSSES AND PROVISION FOR CREDIT LOSSES

The reserve for credit losses is available for future charge-offs of extensions of credit. The reserve is increased by the provision for credit losses and by recoveries of items previously charged off, and is decreased as credits are charged off. A charge-off occurs once a probability of loss has been deter-mined, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees.

The provision for credit losses is based upon management's estimate of the amount necessary to maintain the reserve at an adequate level, considering evaluations of individual credits and concentrations of credit risk, net losses charged to the reserve, changes in quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in the size and character of the credit risks and other pertinent fac-tors.

Effective January 1, 1995, the Corporation adopted, prospectively, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These standards require that a loan be classified and accounted for as an impaired loan when it is probable that the Corporation will be unable to collect all principal and interest due on the loan in accordance with the loan's original contractual terms. The Corporation uses the same criteria in placing a loan on nonaccrual status. Accordingly, for purposes of applying these standards, impaired loans have been defined as all nonaccrual loans, ex-clusive of residential mortgage loans, consumer loans and leases.

Impaired loans are valued based on the fair value of the related collateral in the case of commercial real estate loans and, for all other impaired loans, based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value may be used as an alternate valuation technique. Im-pairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Corpo-ration's overall reserve for credit losses. The Corporation recognizes interest income on impaired loans consistent with its nonaccrual policy.

The adoption of these new standards did not have a material impact on the Cor-poration's overall reserve for credit losses, and did not affect its charge-off or income recognition policies.

PREMISES AND EQUIPMENT

Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

PURCHASED AND EXCESS MORTGAGE SERVICING ASSETS

Purchased mortgage servicing rights (PMSR) represent the cost of purchasing the right to service mortgage loans originated by others. Excess mortgage servicing receivables (EMSR) represent the present value of the servicing fee income re-tained in excess of a normal servicing fee rate when mortgage loans are sold. PMSR and EMSR are reported as assets and are amortized as reductions of servic-ing fee income, a component of noninterest income, over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced. Remaining PMSR asset balances are evaluated for impairment by deter-mining their estimated aggregate recoverable amount through applying the dis-count rate in effect at the time the servicing portfolios were purchased to the

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------
estimated future net cash flows from servicing the underlying mortgages. The carrying value is written down for any impairment; such writedowns are re-corded as reductions of servicing fee income. Prior to 1993, this valuation was performed on an undiscounted basis. EMSR is also evaluated for impairment based on estimated future cash flows on a discounted basis.

Effective January 1, 1993, the Corporation elected to change its method of ac-counting for PMSR to conform its financial reporting to regulatory accounting rules adopted by the banking regulators in the first quarter of 1993. The cu-mulative effect to January 1, 1993 of adopting this change in accounting prin-ciple was a decrease in income of $53 million (net of taxes of $32 million), or $.50 per common share on a primary basis and $.48 per common share on a fully diluted basis.

In May 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was is-sued. This standard, which is effective January 1, 1996, amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that rights to service mortgage loans originated for sale be recognized as separate assets either upon origination (if a definitive plan to sell the loans and retain the rights exists) or upon sale of the loans, based on the relative fair values of the rights and loans. This standard also requires that mortgage servicing rights be assessed for impairment based on the fair value of those rights, us-ing a stratified method. The Corporation does not expect that adoption of this standard will have a material impact on its financial statements.

ACCELERATED DISPOSITION PORTFOLIO

In 1994, the Corporation transferred certain lower quality real estate expo-sures to an accelerated disposition portfolio (ADP), which was included in other assets. The exposures were transferred at their estimated disposition values, with the excess, if any, of the exposures over the disposition values charged to the reserve for credit losses. Subsequent declines in disposition value are recorded in noninterest income. Gains, if any, are not recognized until realized. Income recognition is based upon existing policies for accru-ing and nonaccrual loans and other real estate owned.

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

INCOME TAXES

The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Current tax liabilities or assets are recog-nized, through charges or credits to the current tax provision, for the esti-mated taxes payable or refundable for the current year. Net deferred tax lia-bilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences and tax benefit carryforwards. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recog-nized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax as-sets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Corporation's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recog-nized through charges or credits to the deferred tax provision. For financial reporting purposes, investment tax credits received in connection with lease financing are recognized as lease income over the investment life of the re-lated asset.

PER SHARE CALCULATIONS

Primary net income per common share is computed by dividing net income, re-duced by dividends on preferred stock, by the weighted average number of com-mon shares outstanding for each period presented. For fully diluted net income per common share, net income is reduced by preferred stock dividends and in-creased by the interest, net of income tax benefit, recorded on the Corpora-tion's convertible debentures. Such adjusted net income is divided by the weighted average number of common shares outstanding for each period plus the shares representing the dilutive effect of stock options outstanding and the shares that would result from conversion of the Corporation's convertible de-bentures. The effect of stock options and convertible debentures is excluded from the computation of fully diluted net income per common share in periods in which their effect would be anti-dilutive.

As described in Note 10, the Corporation's convertible debentures were con-verted to common stock in March 1995.

2. MERGERS, ACQUISITIONS, JOINT VENTURES AND DIVESTITURES

In July 1993, the Corporation completed its mergers with Society for Savings, Bancorp, Inc. (Society), a $2.4 billion registered bank holding company based in Hartford, Connecticut, and Multibank Financial Corp. (Multibank), a $2.4 billion registered bank holding company based in Dedham, Massachusetts. In connection with the merger with Society, the Corporation issued 9.6 million shares of its common stock for all of the outstanding shares of Society common stock by exchanging .80 of a share of its common stock for each outstanding Society share. In connection with the merger with Multibank, the Corporation issued 10.4 million shares of its common stock for all of the outstanding shares of Multibank common stock by exchanging 1.125 shares of its common stock for each

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------
outstanding Multibank share. These mergers were accounted for as poolings of interests and as such are reflected in the accompanying consolidated financial statements as though the Corporation, Society and Multibank had been combined as of the beginning of the earliest period presented.

In May 1994, the Corporation completed its acquisition of BankWorcester Corpo-ration (BankWorcester), a $1.5 billion bank holding company based in Worcester, Massachusetts. The total purchase price amounted to $243 million. In addition, in August 1994, the Corporation completed its acquisition of Pioneer Financial, A Co-operative Bank (Pioneer), a $.8 billion bank based in Middlesex County, Massachusetts. The total purchase price amounted to $117 million. These acqui-sitions were accounted for as purchases and, accordingly, the assets and lia-bilities of each were recorded at their estimated fair values as of the acqui-sition dates. Goodwill resulting from the acquisitions is being amortized over a twenty-five year period for BankWorcester and a fifteen-year period for Pio-neer. A core deposit intangible resulting from the BankWorcester acquisition is being amortized over a seven-year period. Both acquisitions have been included in the accompanying consolidated financial statements since their respective acquisition dates. Pro forma results of operations including BankWorcester and Pioneer for the years ended December 31, 1994 and 1993 are not presented, since the results would not have been significantly different in relation to the Cor-poration's results of operations.

In January 1995, the Corporation completed the sales of two of its affiliate banks, Bank of Vermont and Casco Northern Bank, N.A. (Casco). The sales re-sulted in a combined pre-tax gain of approximately $75 million, or $30 million net of tax.

In February 1995, the Corporation completed its acquisition of Ganis Credit Corporation (Ganis), a privately-held consumer finance company headquartered in Newport Beach, California. The Corporation issued Ganis stockholders approxi-mately $22 million in Corporation common stock, comprised of 773,621 shares of its treasury stock previously purchased in the open market. In January 1996, the Corporation issued Ganis stockholders an additional $7 million in its com-mon stock, comprised of 153,741 shares of its treasury stock previously pur-chased in the open market, as a result of the achievement by Ganis of certain performance goals. The Corporation will issue Ganis stockholders up to an addi-tional $7 million in common stock if Ganis achieves certain additional perfor-mance goals over the next several years. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of Ganis were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amortized over a fifteen-year period. The acquisition has been included in the accompanying consolidated financial statements since the acquisition date.

In October 1995, the Corporation announced a definitive agreement to acquire The Boston Bancorp (Bancorp), the holding company of South Boston Savings Bank, a Massachussetts chartered savings bank. Pursuant to the agreement, Bancorp will convert most of its assets into cash equivalents, including its commercial real estate loan portfolio and the majority of its investment securities, prior to the closing of the transaction. The Corporation will assume all of Bancorp's deposits, currently approximating $1.3 billion. The Corporation will acquire Bancorp in exchange for shares of its common stock, which it anticipates it will purchase in the open market. The transaction, which is subject to the ap-proval of the shareholders of Bancorp and regulatory agencies, is expected to close in the middle of 1996 and will be accounted for as a purchase.

Effective in October 1995, the Corporation formed a joint venture with Boston Financial Data Services (a joint venture of State Street Bank and Trust Company and DST Systems, Inc.), combining their respective stock transfer businesses into a single entity which is 50 percent owned by each party. Additionally, in October 1995, the Corporation completed the sale of its corporate trust busi-ness. This sale resulted in a pre-tax gain of $20 million, or $12 million net of tax.

In December 1995, the Corporation announced an agreement to form a joint ven-ture to create an independent mortgage company based in Jacksonville, Florida. The Corporation will contribute BancBoston Mortgage Corporation (BBMC) in ex-change for cash and a minority equity interest in the new company. The transac-tion is expected to close in the first half of 1996.

In addition, in December 1995, the Corporation announced an agreement to merge with BayBanks, Inc. (BayBanks), a $12 billion bank holding company based in Boston. The Corporation will exchange 2.2 shares of its common stock for each share of BayBanks common stock. The merger is currently anticipated to be com-pleted by the middle of 1996, and is subject to approval by federal and state bank regulators and the stockholders of both companies. The transaction is ex-pected to be accounted for as a pooling of interests.

3. STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, cash and due from banks are con-sidered to be cash equivalents. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. During 1995, 1994 and 1993, the Corporation paid interest of approximately $2.5 billion, $2.2 billion and $2.8 billion, respectively. The Corporation paid income taxes of approximately $467 million in 1995, $173 million in 1994 and $56 million in 1993. During 1995, 1994 and 1993, the Corporation transferred approximately $46 million, $74 million and $132 mil-

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------
lion, respectively, to OREO from loans. There were no loans made to facilitate sales of OREO properties in 1995; such loans in 1994 and 1993 totaled approxi-mately $2 million and $9 million, respectively. Non-cash transactions in 1995 included $94 million from the issuance of common stock in connection with the redemption of the Corporation's convertible subordinated debentures due 2011, which is more fully described in Note 10. In addition, $1.3 billion of securi-ties held to maturity were transferred to securities available for sale in con-nection with "A Guide to Implementation of Statement 115 on Accounting for Cer-tain Investments in Debt and Equity Securities" (the Special Report), issued by the Financial Accounting Standards Board (the FASB) in November 1995, which al-lowed the Corporation to reassess the classification of securities held at that time. This transfer is more fully described in Note 5. During 1994, the Corpo-ration transferred a total of $387 million of lower quality real estate expo-sure to ADP. During 1993, the Corporation transferred approximately $861 mil-lion of securities held to maturity to securities available for sale, in con-nection with the Corporation's mergers with Society and Multibank, as well as the Corporation's adoption of SFAS No. 115. In accordance with the new stan-dard, cash flows from purchases, sales and maturities of securities available for sale in 1995 and 1994 were classified as investing activities in the accom-panying consolidated statement of cash flows. For 1993, these cash flows were classified as an operating activity and presented on a net basis.

4. RESERVE REQUIREMENTS, RESTRICTED DEPOSITS AND PLEDGED ASSETS

At December 31, 1995 and 1994, cash and due from banks included $876 million and $818 million, respectively, to satisfy the reserve requirements of the Fed-eral Reserve System and various foreign central banks. Interest bearing depos-its in other banks held to satisfy foreign central bank reserve requirements totaled $37 million and $30 million at December 31, 1995 and 1994, respective-ly.

At December 31, 1995 and 1994, securities, loans and other assets with a book value of $3.6 billion and $4.1 billion, respectively, were pledged to collateralize repurchase agreements, public deposits and other items.

5. SECURITIES

A summary comparison of securities available for sale by type is as follows:

                                                  Gross      Gross
December 31, 1995                               Unrealized Unrealized Carrying
(in millions)                             Cost    Gains      Losses    Value
------------------------------------------------------------------------------
U.S. Treasury........................... $  660    $  5                $  665
U.S. government agencies and
 corporations--Mortgage-backed
 securities.............................  2,969      71       $ 3       3,037
States and political subdivisions.......     19       2                    21
Foreign debt securities.................    698       5        18         685
Other debt securities...................    299                 9         290
Marketable equity securities............    100      52                   152
Other equity securities.................    164                           164
                                         ------    ----       ---      ------
                                         $4,909    $135       $30      $5,014
                                         ======    ====       ===      ======

                                                  Gross      Gross
December 31, 1994                               Unrealized Unrealized Carrying
(in millions)                             Cost    Gains      Losses    Value
------------------------------------------------------------------------------
U.S. Treasury........................... $1,500               $13      $1,487
U.S. government agencies and
 corporations--Mortgage-backed
 securities.............................    796                30         766
Foreign debt securities.................    432    $ 4         52         384
Other debt securities...................    142                           142
Marketable equity securities............     52     21          1          72
Other equity securities.................    146                           146
                                         ------    ---        ---      ------
                                         $3,068    $25        $96      $2,997
                                         ======    ===        ===      ======

Other equity securities included in securities available for sale are not traded on established exchanges and are carried at cost. However, in accordance with SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," fair values were estimated for these securities. These fair values exceeded cost by $76 million and $70 million at December 31, 1995 and 1994,

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------
respectively. Further information with respect to the fair value of these secu-rities is included in Note 26.

A summary comparison of securities held to maturity by type is as follows:

                                                     Gross      Gross
December 31, 1995                        Amortized Unrealized Unrealized Fair
(in millions)                              Cost      Gains      Losses   Value
------------------------------------------------------------------------------
U.S. Treasury...........................   $  4                          $  4
U.S. government agencies and
corporations--Mortgage-backed
securities..............................    523       $ 8        $ 1      530
States and political subdivisions.......      5                             5
Foreign debt securities.................     11                            11
Other equity securities.................     70                            70
                                           ----       ---        ---     ----
                                           $613       $ 8        $ 1     $620
                                           ====       ===        ===     ====

                                                    Gross      Gross
December 31, 1994                       Amortized Unrealized Unrealized  Fair
(in millions)                             Cost      Gains      Losses   Value
------------------------------------------------------------------------------
U.S. Treasury..........................  $   12                 $ 1     $   11
U.S. government agencies and
corporations--Mortgage-backed
securities.............................   1,449                  74      1,375
States and political subdivisions......      30                             30
Foreign debt securities................     123                   2        121
Other equity securities................      89                             89
                                         ------                 ---     ------
                                         $1,703                 $77     $1,626
                                         ======                 ===     ======

Other equity securities included in securities held to maturity represent secu-rities, such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such securities are considered to approximate cost.

The FASB Special Report, which provided guidance on the implementation of SFAS No. 115, allowed companies, no later than December 31, 1995, to make a one-time reassessment of the classification of their securities portfolios between available for sale and held to maturity. As a result of this reassessment, the Corporation transferred $1.3 billion of securities from held to maturity to available for sale, with a net after-tax unrealized gain of $27 million re-corded in stockholder's equity.

A summary comparison of debt securities available for sale by contractual matu-rity is as follows:

December 31                                             1995          1994
                                                            FAIR          Fair
(in millions)                                        COST  VALUE   Cost  Value
-------------------------------------------------------------------------------
Within one year.................................... $  951 $  953 $  617 $  615
After one but within five years....................  1,348  1,362  1,502  1,475
After five but within ten years....................  1,064  1,089    238    197
After ten years....................................  1,282  1,294    513    492
                                                    ------ ------ ------ ------
                                                    $4,645 $4,698 $2,870 $2,779
                                                    ====== ====== ====== ======

A summary comparison of debt securities held to maturity by contractual matu-rity is as follows:

December 31                                          1995             1994
                                                AMORTIZED FAIR  Amortized  Fair
(in millions)                                     COST    VALUE   Cost    Value
--------------------------------------------------------------------------------
Within one year................................   $ 11    $ 11   $   41   $   41
After one but within
five years.....................................    115     115      545      527
After five but within
ten years......................................    200     208      304      293
After ten years................................    217     216      724      676
                                                  ----    ----   ------   ------
                                                  $543    $550   $1,614   $1,537
                                                  ====    ====   ======   ======

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the category that encompasses the due dates for the majority of the instrument.

Included in 1995's net securities gains were gross gains of $11 million and gross losses of $2 million related to the sale of debt securities available for sale. Total proceeds from such securities sales amounted to $1.3 billion. For 1994, net securities gains included gross gains of $23 million and gross losses of $9 million related to the sale of debt securities available for sale. Total proceeds from such securities sales in 1994 amounted to $2.2 billion. For 1993, net securities gains included gross gains of $39 million and gross losses of $1 million related to the sale of debt securities available for sale. Total pro-ceeds from such securities sales in 1993 amounted to $4.3 billion.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
6. LOANS AND LEASE FINANCING

December 31                                                     1995     1994
(in millions)
--------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial and financial.......................... $11,439  $11,805
Commercial real estate
 Construction.................................................     336      354
 Other........................................................   2,272    3,141
Consumer-related loans
 Secured by 1-4 family residential properties.................   3,861    5,004
 Other........................................................   3,397    2,462
Lease financing...............................................   1,409    1,366
Unearned income...............................................    (216)    (216)
                                                               -------  -------
                                                                22,498   23,916
                                                               =======  =======
INTERNATIONAL
Commercial and industrial.....................................   6,398    5,136
Banks and other financial institutions........................     682      614
Governments and official institutions.........................      82       33
Lease financing...............................................     285      329
All other.....................................................   1,159    1,053
Unearned income...............................................     (37)     (76)
                                                               -------  -------
                                                                 8,569    7,089
                                                               -------  -------
                                                               $31,067  $31,005
                                                               =======  =======

7. RESERVE FOR CREDIT LOSSES

An analysis of changes in the reserve for credit losses follows:

Years Ended December 31                                    1995   1994   1993
(in millions)
-------------------------------------------------------------------------------
BALANCE, JANUARY 1........................................ $ 680  $ 770  $ 923
Reserves of acquired entities.............................     6     25
Reserves of entities sold.................................   (32)
Provision.................................................   250    130     70
Credit losses.............................................  (230)  (194)  (273)
Recoveries................................................    62     68     50
                                                           -----  -----  -----
 Net credit losses........................................  (168)  (126)  (223)
Credit losses related to exposures transferred to ADP.....         (119)
                                                           -----  -----  -----
BALANCE, DECEMBER 31...................................... $ 736  $ 680  $ 770
                                                           =====  =====  =====

As described in Note 1, the adoption of SFAS No. 114, as amended by SFAS No. 118, on January 1, 1995 did not have a material effect on the Corporation's fi-nancial statements, and did not result in any additional provision for credit losses as of January 1, 1995. At December 31, 1995, impaired loans in accor-dance with these standards totaled $202 million, of which loans totaling $87 million required no valuation reserve and loans totaling $115 million required a valuation reserve of $23 million. For the year ended December 31, 1995, aver-age impaired loans were approximately $245 million. Interest recognized on im-paired loans during the year ended December 31, 1995 was not material.

8. OTHER ASSETS

December 31                                                        1995   1994
(in millions)
-------------------------------------------------------------------------------
Accounts receivable.............................................. $  393 $  541
PMSR and EMSR....................................................    548    428
Prepaid pension cost.............................................    174    174
Goodwill and other intangibles...................................    302    312
Precious metal assets............................................    136    175
Investments in limited partnerships..............................    183    148
Equity investments in affiliates.................................    145    109
ADP..............................................................           118
OREO.............................................................     50     76
Refundable income taxes..........................................     38     29
Equity investments from loan restructurings......................     20     23
All other........................................................    775    393
                                                                  ------ ------
                                                                  $2,764 $2,526
                                                                  ====== ======

9. FUNDS BORROWED

December 31                                                        1995   1994
(in millions)
-------------------------------------------------------------------------------
Federal funds purchased.......................................... $1,675 $  369
Term federal funds purchased.....................................    869    765
Securities sold under agreements to repurchase...................  1,226  1,883
Short-term bank notes............................................  1,190  1,569
Medium-term bank notes...........................................  1,871
Demand notes issued to the U.S. Treasury.........................    304    389
All other........................................................  1,628  1,385
                                                                  ------ ------
                                                                  $8,763 $6,360
                                                                  ====== ======

All other funds borrowed included borrowings with maturities of greater than one year of $318 million at December 31, 1995 and $221 million at December 31, 1994. At December 31, 1995 and 1994, the Corporation had availability under various bor-

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------
rowing arrangements of $1.4 billion and $1.7 billion, respectively. The Corpo-ration had no significant compensating balance arrangements at December 31, 1995 and 1994.

10.NOTES PAYABLE

                                              By Remaining Maturity
                                                  at December 31
                                      Due
                                   less than    Due       Due      1995   1994
(in millions)                       1 year   1-5 years 6-10 years Total  Total
-------------------------------------------------------------------------------
PARENT COMPANY
 Senior notes.....................   $100                         $  100 $  100
 Subordinated notes...............             $235      $  934    1,169  1,320
 Convertible subordinated
 debentures.......................                                           94
                                     ----      ----      ------   ------ ------
 Subtotal.........................    100       235         934    1,269  1,514
SUBSIDIARIES
 Senior notes.....................     27       274         157      458    243
 Subordinated notes...............               15         397      412    412
                                     ----      ----      ------   ------ ------
 Subtotal.........................     27       289         554      870    655
                                     ----      ----      ------   ------ ------
                                     $127      $524      $1,488   $2,139 $2,169
                                     ====      ====      ======   ====== ======

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

Notes payable at December 31, 1995 and 1994 include fixed rate notes of $1,659 million and $1,534 million, respectively, and variable rate notes of $480 mil-lion and $635 million, respectively. Fixed rate notes outstanding at December 31, 1995 mature at various dates through 2005 at interest rates ranging from 6.63% to 10.50%. The consolidated weighted average interest rates on fixed rate notes at December 31, 1995 and 1994 were 7.78% and 7.74%, respectively. The Corporation has entered into interest rate swap agreements that have effec-tively converted its fixed rate obligations to floating rate obligations. At December 31, 1995, such interest rates ranged from 5.75% to 5.95%. Variable rate notes outstanding, with interest rates ranging from 5.93% to 9.25% at De-cember 31, 1995, mature at various dates through 2003. The consolidated weighted average interest rates on variable rate notes at December 31, 1995 and 1994 were 6.71% and 7.24%, respectively.

During 1995, the Corporation called for redemption its 7.75% convertible subor-dinated debentures due June 2011 at 100.78% of their principal amount plus ac-crued interest to the date of redemption. Substantially all holders of the debt opted to convert their bonds to common stock prior to redemption, resulting in the issuance by the Corporation of approximately 4,008,000 shares of its common stock. Of the total shares issued, approximately 530,000 shares were treasury shares previously purchased by the Corporation in the open market. Primary earnings per share for the year ended December 31, 1995 would have been $4.52 had the debentures been converted on January 1, 1995. Also during 1995, the Corporation redeemed its 10.30% subordinated notes due September 2000 at their $150 million principal amount plus accrued interest.

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

Notes payable maturing during the next five years amount to: $127 million in 1996, $404 million in 1997 and $120 million in 1998. There are no notes payable maturing in 1999 and 2000.

11.PREFERRED STOCK

A summary of the Corporation's Adjustable Rate Cumulative Preferred Stock (Ad-justable Rate Preferred Stock) issued and outstanding is as follows:

                                                  Series A   Series B   Series C
--------------------------------------------------------------------------------
Outstanding at December 31, 1995 and 1994
Shares........................................... 1,044,843  1,574,315  774,783
Amount (in millions)............................. $      52  $      79  $    77
Dividend rates
 At December 31, 1995............................      6.00%      6.00%    5.50%
 Minimum.........................................      6.00%      6.00%    5.50%
 Maximum.........................................     13.00%     13.00%   12.50%
Dividends per share
 1995............................................ $    3.06  $    3.01  $  5.50
 1994............................................ $    3.02  $    3.02  $  5.51
 1993............................................ $    3.01  $    3.01  $  5.51
Liquidation preference
per share........................................ $      50  $      50  $   100

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------
A summary of the Corporation's Fixed Rate Cumulative Preferred Stock (Fixed Rate Preferred Stock) issued and outstanding is as follows:

                                                             Series E  Series F
-------------------------------------------------------------------------------
Outstanding at December 31, 1995 and 1994
Shares...................................................... 920,000   280,000
Amount (in millions)........................................ $   230   $    70
Dividend rate...............................................    8.60%     7.88%
Dividends per share......................................... $ 21.50   $ 19.69
Liquidation preference per share............................ $   250   $   250

The Fixed Rate Preferred Stock is held by stockholders in the form of deposi-tary shares, with each depositary share representing a one-tenth interest in a share of the respective preferred stock, and entitles the holder to a propor-tional interest in all rights and preferences of a share of Fixed Rate Pre-ferred Stock, including dividend, voting, redemption and liquidation rights.

Dividends on all series of preferred stock are cumulative and, when declared, are payable quarterly. The dividend rates for the Adjustable Rate Preferred Stock are determined according to a formula based upon the highest of three in-terest rate benchmarks. Neither the Adjustable Rate Preferred Stock nor the Fixed Rate Preferred Stock have preemptive or general voting rights. The pre-ferred stock is redeemable, in whole or in part, at the option of the Corpora-tion as follows: Series A and B Preferred Stock are redeemable at $50 per share and Series C Preferred Stock is redeemable at $100 per share. The Series E and Series F Preferred Stock are redeemable on and after September 15, 1997 and July 15, 1998, respectively, at $250 per share ($25 per depositary share).

12.STOCKHOLDER RIGHTS PLAN

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

As a result of the Corporation's agreement to merge with BayBanks, described in
Note 2, the plan was amended to exclude the transactions contemplated by that agreement.

13.DIVIDENDS AND LOAN RESTRICTIONS

Bank regulations require the approval of bank regulatory authorities if the dividends declared by a bank subsidiary exceed certain prescribed limits. For 1996, aggregate dividend declarations by the Corporation's bank subsidiaries without prior regulatory approval are limited to approximately $697 million of their undistributed earnings at December 31, 1995, plus an additional amount equal to their net profits, as defined, for 1996 up to the date of any dividend declaration. However, for any dividend declaration, the Corporation's subsidi-aries, as well as the Corporation itself, must consider additional factors such as the amount of current period net income, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the banking subsidiaries could declare. In addition, bank regulators have the authority to prohibit banks and bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

Each bank subsidiary is also prohibited by the bank regulatory authorities from granting loans and advances to the Parent Company that exceed certain limits. Assuming declaration of the maximum amount of dividends under the regulations described above, any loans and advances would be limited to an aggregate of ap-proximately $331 million and would be subject to specific collateral require-ments.

Based on the foregoing limitations, an aggregate of approximately $2.7 billion of the Parent Company's investment in bank subsidiaries of $3.7 billion, which includes bank holding companies and their subsidiaries, was restricted from transfer to the Parent Company at December 31, 1995.

14.OTHER INCOME

Years Ended December 31                                          1995 1994 1993
(in millions)
-------------------------------------------------------------------------------
Net equity and mezzanine profits................................ $110 $ 30 $ 38
Net foreign exchange trading profits............................   57   42   45
Precious metal income...........................................   16   13    9
Net gains from sales of mortgage inventories....................        13   10
Gains from sales of mortgage servicing rights...................   10   11    1
Equity in undistributed earnings of affiliates..................   18    1   16
Exchange-rate related profits from Brazil.......................        15
Gain on sale of domestic factoring business.....................        27
Gain on sale of Maine and Vermont bank subsidiaries.............   75
Gain on sale of corporate trust business........................   20
All other.......................................................   14   49   43
                                                                 ---- ---- ----
                                                                 $320 $201 $162
                                                                 ==== ==== ====

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

15.EMPLOYEE BENEFITS

The Corporation maintains non-contributory defined benefit pension plans (the Plans) covering substantially all domestic employees. The Corporation funds the Plans in compliance with the requirements of the Employee Retirement Income Se-curity Act of 1974 and the Internal Revenue Code of 1986, as amended.

The principal plan is an account balance defined benefit plan in which each el-igible employee has an account to which amounts are allocated based on level of pay and years of service, and which grows at a specified rate of interest. Ben-efits accrued prior to 1989 are based on years of service, highest average com-pensation and social security benefits.

Employee benefits expense (income) for the Plans included the following:

Years Ended December 31                                      1995   1994  1993
(in millions)
-------------------------------------------------------------------------------
Service cost (benefits earned during the period)............ $  18  $ 20  $ 17
Interest cost on projected benefit obligation...............    24    22    20
Return on plan assets
 Actual.....................................................  (113)    8   (43)
 Actuarial deferral of gains (losses).......................    73   (51)    4
Amortization
 Unrecognized net asset.....................................    (4)   (4)   (4)
 Unrecognized prior service cost............................     2     1     3
 Other, net.................................................     1     1    (2)
                                                             -----  ----  ----
Net pension expense (income)................................ $   1  $ (3) $ (5)
                                                             =====  ====  ====
-------------------------------------------------------------------------------

The following table sets forth the funded status of the Plans:

December 31                                                 1995   1994  1993
(dollars in millions)
------------------------------------------------------------------------------
Projected benefit obligation
 Vested benefits........................................... $ 272  $215  $183
 Nonvested benefits........................................    33    32    29
                                                            -----  ----  ----
Accumulated benefit obligation.............................   305   247   212
Effect of projected future compensation levels.............    56    60    62
                                                            -----  ----  ----
Projected benefit obligation............................... $ 361  $307  $274
                                                            =====  ====  ====
Plan assets at fair value (primarily listed stocks and
fixed income securities)................................... $ 521  $432  $444
                                                            =====  ====  ====
Plan assets in excess of projected benefit obligation...... $ 160  $125  $170
Unrecognized net loss......................................    14    50
Unrecognized prior service cost............................     9    12    21
Unrecognized net asset.....................................    (9)  (13)  (17)
                                                            -----  ----  ----
Prepaid pension cost....................................... $ 174  $174  $174
                                                            =====  ====  ====
Assumptions used in actuarial calculations are as follows:
 Weighted average discount rate at December 31.............  7.25% 8.25%  7.5%
 Rate of increase in future compensation levels at December
 31........................................................   4.5%  4.5%  4.5%
 Account balance interest rate at December 31..............   6.0%  6.5%  6.0%
 Expected long-term rate of return on assets for the years
 ended December 31.........................................   9.0%  9.5%  9.5%
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Corporation also maintains nonqualified deferred compensation and retire-ment plans for certain officers. All benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. As of December 31, 1995 and 1994, approximately $19 million and $17 million, re-spectively, were included in accrued expenses and other liabilities for these plans. For each of the years ended December 31, 1995 and 1994, expenses related to these plans were $3 million. For the year ended December 31, 1993, the ex-pense was $1 million.

The Corporation provides certain health and life insurance benefits for retired domestic employees. Eligible employees currently receive credits of up to $10,000 based on years of service, which are used to purchase postretirement health care coverage through the Corporation. Life insurance coverage is depen-dent on years of service at retirement. Pursuant to SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which was adopted effective January 1, 1993, these postretirement benefits are recognized over the service lives of the employees.

The components of postretirement benefits expense were as follows:

Years Ended December 31                                         1995  1994 1993
(in millions)
-------------------------------------------------------------------------------
Service cost (benefits earned during the period)............... $ 1   $ 1  $ 1
Interest cost on projected benefit obligation..................   5     5    6
Amortization
 Unrecognized transition obligation............................   4     4    4
 Unrecognized net gain.........................................  (1)        (1)
                                                                ---   ---  ---
Net postretirement benefits expense............................ $ 9   $10  $10
                                                                ===   ===  ===

The following table sets forth the status of the Corporation's accumulated postretirement benefit obligation:

December 31                                1995          1994          1993
(dollars in millions)
--------------------------------------------------------------------------------
Accumulated benefit obligation
 Retirees............................          $ 48          $ 50          $ 62
 Active employees--eligible to
  retire.............................             6             7             5
 Active employees--not eligible to
  retire.............................             9             9            10
                                       ------------  ------------  ------------
Accumulated postretirement benefit
 obligation..........................            63            66            77
Unrecognized net gain................            17            15             4
Unrecognized transition obligation...           (60)          (73)          (77)
                                       ------------  ------------  ------------
Postretirement benefit liability.....          $ 20          $  8  $          4
                                       ============  ============  ============
Assumptions used in actuarial
 calculations are as follows:
 Weighted average discount rate at
  December 31........................          7.25%         8.25%         7.50%
 Rate of increase in future
  compensation levels at December
  31.................................          4.50%         4.50%         4.50%
 Medical cost trend rate.............             8%           11%           12%
                                       declining to  declining to  declining to
                                          5% in the     5% in the     5% in the
                                          year 1999     year 2001     year 2001
Effect of 1% increase in medical cost
 trend rate on
 Accumulated postretirement benefit
  obligation.........................          5.80%         5.90%         4.80%
 Postretirement benefits expense.....          4.90%         4.90%         4.10%
--------------------------------------------------------------------------------

In 1995, the Corporation recognized curtailment losses in connection with its pension and postretirement plans. These losses were primarily a result of the anticipated contribution of BBMC to a new mortgage banking joint venture, and represented the effect of expected employee reductions on the Corporation's pension and postretirement plans. The BBMC curtailment losses are more fully described in Note 17.

The Corporation maintains thrift incentive plans covering the majority of do-mestic employees. Under these plans, employer contributions are generally based on the amount of eligible employee contributions. The amounts charged to oper-ating expense for these plans were $10 million, $12 million and $10 million in the years ended December 31, 1995, 1994 and 1993, respectively.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

16.STOCK OPTIONS AND AWARDS

The Corporation's stock incentive plans include the 1991 Long-Term Stock Incen-tive Plan (the 1991 Plan), and the 1986 and 1982 Stock Option Plans (the 1986 and 1982 Plans). The 1991 Plan provides for the award of stock options, re-stricted stock and stock appreciation rights (SARs) to key employees. Awards may be made under the 1991 Plan until December 31, 1996. No additional grants may be made under the 1986 and 1982 Plans. Shares issued under these plans may be authorized but unissued shares, treasury shares or shares purchased in the open market.

Options are granted at prices not less than the fair market value of the common stock on the date of grant. Options granted under the 1991 plan generally have been exercisable in equal installments on the date of grant and the first anni-versary of the grant date. Under the 1986 Plan, options granted are generally exercisable in equal installments on the date of grant and each of the three anniversary dates thereafter. Options under the 1982 Plan are fully vested. All options expire not later than 10 years after the date of grant. The 1986 Plan allowed for the granting of rights to receive Tax Offset Payments with respect to Non-Qualified Stock Options, which are intended to compensate the partici-pant for the difference in tax treatment of Incentive Stock Options and Non-Qualified Stock Options. At December 31, 1995, Tax Offset Payments with respect to 78,334 options, granted in 1987, were outstanding. Compensation expense for Tax Offset Payments for the year ended December 31, 1995 was $1 million. There were 22,400 SARs, at a grant price of $28.63, outstanding at December 31, 1995. Compensation expense associated with these awards was $.4 million for the year ended December 31, 1995.

A total of 6,348,905 shares of common stock were reserved for issuance under the above plans at December 31, 1995. Options outstanding at December 31, 1995 were at prices ranging from $6.10 to $47.88 per share.

The following is a summary of the changes in options outstanding:

                                                  1995       1994       1993
--------------------------------------------------------------------------------
Options outstanding, January 1................. 3,390,820  2,976,751  3,705,690
Granted ($24.38 to $47.88 per share)........... 1,118,662    927,489    445,103
Exercised ($5.63 to $30.50 per share)..........  (861,567)  (427,756)  (800,524)
Canceled.......................................   (23,749)   (85,664)  (373,518)
                                                ---------  ---------  ---------
Options outstanding, December 31............... 3,624,166  3,390,820  2,976,751
                                                =========  =========  =========
Options exercisable, December 31............... 3,083,110  2,890,244  2,731,896
                                                =========  =========  =========
Shares available for future grants............. 2,724,739  3,929,107  5,087,600
                                                =========  =========  =========

Under terms of restricted stock awards, employees are generally required to maintain employment with the Corporation for a period of five years after the award in order to become fully vested in the shares awarded. Performance-based restricted stock has also been awarded, which vests if the market price of the Corporation's common stock reaches certain stated levels within specified peri-ods. During 1995, the common stock price levels for vesting of 180,200 shares of performance restricted stock granted in 1994 were reached, and the shares were released from forfeiture restriction. Restricted stock is recorded at the fair market value of the common stock on the date of award or, if a perfor-mance-based award, the value required for vesting. At the date of award, un-earned compensation of the same amount is recorded as a reduction of retained earnings and is amortized as compensation expense over the vesting period.

The following is a summary of the activity in restricted stock:

                                                     1995     1994     1993
------------------------------------------------------------------------------
Share balance, January 1..........................  683,264  509,490  496,425
 Awards...........................................  255,520  282,200  111,100
 Forfeitures......................................  (11,610) (29,837) (87,360)
 Released from forfeiture restrictions............ (377,182) (78,589) (10,675)
                                                   --------  -------  -------
Share balance, December 31........................  549,992  683,264  509,490
                                                   ========  =======  =======
(in millions)
Unearned compensation at December 31 (a reduction
of retained earnings)............................. $      8  $    11  $     5
Compensation expense.............................. $     10  $     4  $     1

In November 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued, and is effective January 1, 1996. This new standard requires either the recording of compensation expense for all stock awards and stock option grants, or significantly increased disclosures for such awards and grants made after December 31, 1994. The Corporation intends to disclose the information required by the standard.

17. ACQUISITION, DIVESTITURE AND RESTRUCTURING EXPENSE

During 1995, the Corporation recorded $28 million of charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units. These charges included expenses related to reorganizations underway in the Corporation's European business, including the closing of the Luxembourg operations, corporate banking and various other units, and the reorganization of certain Asian operations. The charges

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

included $16 million, comprised of estimated costs of employee reduction of ap-proximately 265, including executive, managerial and staff positions, and $4 million related to equipment and certain lease obligations. In addition, the charges included $8 million of curtailment losses as defined by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The curtailment losses re-sulted from the announced joint venture of the mortgage banking business, which is expected to remove mortgage banking employees from the Corporation's pension and postretirement plans. The majority of the remaining reserve of $19 million at December 31, 1995 is expected to be utilized in 1996.

During 1994, in connection with its acquisitions of BankWorcester and Pioneer, the Corporation recorded acquisition-related costs of $21 million. Significant components of the costs included $10 million for estimated costs of employee reduction of 414, and $11 million for estimated conversion costs. These conver-sions were completed in 1994, and consisted of costs to convert loans, deposits and other computer systems to a common Corporation system, as well as costs of replacing customers' checkbooks, automatic teller machine cards and other de-posit documents. During 1994, the Corporation charged costs totaling $12 mil-lion to the BankWorcester and Pioneer reserves. Substantially all of the re-maining costs, principally comprised of the Corporation's liability for invol-untary termination benefits, were paid during 1995.

During 1993, the Corporation recorded acquisition-related costs and reorganiza-tion charges of $85 million, primarily in connection with its mergers with So-ciety and Multibank. The costs also included the estimated costs of downsizing and reconfiguring certain of the Corporation's business and corporate units. Significant components of the acquisition-related costs included professional fees; employee reduction costs, principally termination benefits paid to em-ployees; conversion costs, including costs to convert loans, deposits and other computer systems of the acquired banks to a common Corporation system and costs to dispose of systems hardware and software of the acquired banks; and property related costs, including costs related to the closing of 24 branches and the disposition of other principal properties, such as post-closing lease payments and other monthly costs. Components related to the downsizing and reconfiguration plan included employee reduction costs and estimated costs re-lated to the disposal of branches and other principal properties and exiting operating leases. Total employee reduction related to both the mergers and the downsizing and reconfiguration plan amounted to 950. During 1993, the Corpora-tion charged costs totaling $40 million to the reserve created by the charges. Charges to the reserve during 1994 totaled $35 million, and the remainder of the costs were paid during 1995.

18.OTHER EXPENSE

Years Ended December 31                                          1995 1994 1993
(in millions)
-------------------------------------------------------------------------------
FDIC insurance premiums......................................... $ 24 $ 51 $ 62
Legal fees......................................................   23   25   27
Consulting and other professional fees..........................   26   29   29
Communications..................................................   67   62   59
Advertising.....................................................   61   41   37
Forms and supplies..............................................   26   23   24
Travel and customer contact.....................................   28   22   22
Software costs..................................................   22   19   19
Other staff costs...............................................   20   17   15
Amortization of goodwill and other intangibles..................   26   17   12
All other.......................................................  100   86  101
                                                                 ---- ---- ----
                                                                 $423 $392 $407
                                                                 ==== ==== ====

19.INCOME TAXES

The components of the provision for income taxes were as follows:

Years Ended December 31                                       1995  1994  1993
(in millions)
-------------------------------------------------------------------------------
CURRENT TAX PROVISION
Federal.....................................................  $236  $ 91  $ 16
Foreign
 Based on income............................................    91    48    27
 Withheld on interest and dividends.........................    22    15     8
State and local.............................................    58   125    45
                                                              ----  ----  ----
                                                               407   279    96
                                                              ----  ----  ----
DEFERRED TAX PROVISION (BENEFIT)
Federal.....................................................    (1)  115   107
State and local.............................................    38   (45)   12
                                                              ----  ----  ----
                                                                37    70   119
                                                              ----  ----  ----
Income tax provision before extraordinary item and
 cumulative effect of changes in accounting principles......   444   349   215
INCOME TAXES APPLICABLE TO EXTRAORDINARY ITEM AND CHANGES IN
 ACCOUNTING PRINCIPLES
Loss from early extinguishment of debt......................          (4)
Change in accounting for income taxes.......................               (77)
Change in accounting for PMSR...............................               (32)
                                                              ----  ----  ----
                                                              $444  $345  $106
                                                              ====  ====  ====

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

Excluded from the above table are tax effects related to certain items which were recorded directly in stockholders' equity, including foreign currency translation, market value adjustments related to securities available for sale, stock options and restricted stock. Net tax effects recorded directly in stock-holders' equity amounted to a $63 million charge in 1995, a $63 million benefit in 1994 and a $26 million charge in 1993. The income tax provision included tax provisions related to securities gains of $3 million in 1995, $6 million in 1994 and $13 million in 1993.

Effective January 1, 1993, the Corporation adopted, prospectively, SFAS No. 109, which principally affects accounting for deferred income taxes. The cumu-lative effect to January 1, 1993 of adopting the standard was an increase to net income of $77 million, or $.74 per common share on a primary basis and $.70 per common share on a fully diluted basis.

The following table reconciles the expected federal tax provision before ex-traordinary item and cumulative effect of changes in accounting principles, based on the federal statutory tax rate of 35% in 1995, 1994 and 1993, to the actual consolidated tax provision before extraordinary item and cumulative ef-fect of changes in accounting principles:

Years Ended December 31                                      1995  1994  1993
(in millions)
------------------------------------------------------------------------------
Expected tax provision applicable to income before
extraordinary item and cumulative effect of changes in
accounting principles....................................... $345  $277  $171
Effect of
 State and local income taxes, net of federal tax benefit...   63    52    37
 Tax-exempt income..........................................   (3)   (2)   (3)
 Non-creditable foreign taxes...............................   11     9     5
 Non-deductible goodwill from sale of subsidiaries..........   11
 Other, net.................................................   17    13     5
                                                             ----  ----  ----
Actual tax provision before extraordinary item and
cumulative effect of changes in accounting principles....... $444  $349  $215
                                                             ====  ====  ====

The components of the net deferred tax asset (liability) were as follows:

December 31                                                        1995   1994
(in millions)
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Reserve for credit losses......................................... $ 294  $ 307
Foreign operations................................................    63     30
Interest on nonaccrual loans......................................    45     83
Mortgage servicing rights.........................................    39     33
Unrealized loss on securities available for sale..................           32
Other.............................................................    72     87
                                                                   -----  -----
 Deferred tax assets..............................................   513    572
DEFERRED TAX LIABILITIES
Leasing operations................................................  (485)  (474)
Pension obligations...............................................   (65)   (71)
Unrealized gain on securities available for sale..................   (42)
Other.............................................................   (34)   (26)
                                                                   -----  -----
 Deferred tax liabilities.........................................  (626)  (571)
                                                                   -----  -----
Net deferred tax asset (liability)................................ $(113) $   1
                                                                   =====  =====

During 1994, the Corporation eliminated its deferred tax valuation reserve, which was $56 million as of January 1, 1994, as a result of writing off certain fully reserved state deferred tax assets, executing certain tax planning strat-egies and partially settling an Internal Revenue Service (IRS) examination. The execution of the tax planning strategies and the partial settlement of the IRS examination resulted in the realization of deferred tax assets, some of which had been partially reserved. The deferred tax provision was reduced by the re-lease of these reserves; however, this reduction was offset by an increase in the current tax provision from these events. Accordingly, there was no net ef-fect on the Corporation's earnings.

During 1995, The Commonwealth of Massachusetts passed a law which reduces the state income tax rate for financial institutions from 12.5% to 10.5% to be phased in over five years, and permits apportionment of a bank's taxable in-come. Additionally, in 1995, the Corporation reached a favorable settlement of an outstanding Massachusetts tax matter relating to income earned on certain securities. These items did not have a significant effect on the Corporation's 1995 effective tax rate, since the reduction in the current tax provision from the tax law changes and the settlement were offset by the required reduction in FNBB's net deferred tax assets resulting from the tax law changes.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
-------------------------------------------
It is expected that the Corporation's deferred tax assets at December 31, 1995 will be realized from the reversal of existing deferred tax liabilities and from the recognition of future taxable income, without relying on tax planning strategies that the Corporation might not ordinarily follow.

Domestic pre-tax income was $756 million in 1995, $613 million in 1994 and $279 million in 1993. Foreign pre-tax income, defined as income generated from oper-ations that are located outside the United States, was $229 million in 1995, $178 million in 1994 and $125 million in 1993.

20. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

The Corporation controls credit risk arising from interest rate derivatives and foreign exchange contracts using credit procedures similar to those used for traditional lending activities. The Corporation believes that fair value, which approximates the cost to replace the contract at the current market rates should the counterparty default prior to settlement date, is generally repre-sentative of credit exposure related to interest rate derivatives and foreign exchange contracts at a point in time. Counterparty credit risk is also reduced through the use of master netting agreements. Such agreements provide for the offsetting of amounts receivable and payable under interest rate derivatives or foreign exchange contracts with the same counterparty. The market risk associ-ated with interest rate derivatives and foreign exchange contracts is managed by establishing and monitoring limits as to the types and degree of risk that may be undertaken.

Interest rate derivatives utilized by the Corporation include futures and for-wards, interest rate swaps and interest rate options. Futures and forward con-tracts generally are contracts for the delayed delivery of securities or money market instruments in which the buyer agrees to purchase, and the seller agrees to deliver, a specific instrument at a predetermined date for a specific price. Risks on both types of agreements stem from market movements in the underlying securities' values and interest rates and from the ability of the counterparties to meet the terms of the contracts. The Corporation's counterparty risk for futures is limited, as the majority of these transactions are executed on organized exchanges that assume the obligations of counterparties, and generally require margin collateral and daily settlement of variation margins.

Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Interest rate options are contracts that allow the holder of the option to re-ceive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving the potential payment between seller and buyer of an interest differential. In ad-dition, other types of option products provide the holder with the right to en-ter into interest rate swap, cap and floor agreements with the "writer." The primary risks associated with all types of options are the exposure to current and the possible future movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The primary risks in these trans-actions arise from exposure to changes in foreign currency exchange rates and the ability of the counterparties to meet the terms of the contract.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

The following is a summary of the Corporation's notional amounts and fair val-ues of interest rate derivatives and foreign exchange contracts included in its trading and asset and liability management (ALM) portfolios.

                            Trading Portfolio(1)(6)                      ALM Portfolio(1)
                         ---------------------------------  ----------------------------------------------
December 31, 1995        Notional Fair Value (2)(3)(5)      Notional Fair Value (2)(3)     Unrecognized(4)
(in millions)             Amount   Asset       Liability     Amount  Asset     Liability     Gain (Loss)
----------------------------------------------------------------------------------------------------------
Interest rate contracts
 Futures and forwards... $30,789                            $12,518              $     10       $ (89)
 Interest rate swaps....   9,169  $       91    $       80    5,828  $     92           7         102
 Interest rate options
  Purchased.............   3,411           9                  3,968       119                       2
  Written or sold.......   3,986                         9      360                    34
                         -------  ----------    ----------  -------  --------    --------       -----
Total interest rate
contracts............... $47,355  $      100    $       89  $22,674  $    211    $     51       $  15
                         =======  ==========    ==========  =======  ========    ========       =====
Foreign exchange
contracts
 Spot and forward
 contracts.............. $13,072  $      171    $      167  $ 1,257  $      3    $      5       $  (2)
 Options purchased......   1,044          13
 Options written or
 sold...................   1,130                        16
                         -------  ----------    ----------  -------  --------    --------       -----
Total foreign exchange
contracts............... $15,246  $      184    $      183  $ 1,257  $      3    $      5       $  (2)
                         =======  ==========    ==========  =======  ========    ========       =====
                            Trading Portfolio(1)(6)                      ALM Portfolio(1)
                         ---------------------------------  ----------------------------------------------
December 31, 1994        Notional Fair Value (2)(3)(5)      Notional Fair Value (2)(3)     Unrecognized(4)
(in millions)             Amount   Asset       Liability     Amount  Asset     Liability     Gain (Loss)
----------------------------------------------------------------------------------------------------------
Interest rate contracts
 Futures and forwards... $17,257                            $16,566  $      1                   $  36
 Interest rate swaps....  12,604  $       75    $       40    3,721        19    $    225        (208)
 Interest rate options
  Purchased.............   4,251          55                  7,709        39                      49
  Written or sold.......   5,639                        36    6,125                    19         (17)
                         -------  ----------    ----------  -------  --------    --------       -----
Total interest rate
contracts............... $39,751  $      130    $       76  $34,121  $     59    $    244       $(140)
                         =======  ==========    ==========  =======  ========    ========       =====
Foreign exchange
contracts
 Spot and forward
 contracts.............. $17,142  $      172    $      186  $   604  $      2    $      5       $  (4)
 Options purchased......     811           8
 Options written or
 sold...................     753                         9
                         -------  ----------    ----------  -------  --------    --------       -----
Total foreign exchange
contracts............... $18,706  $      180    $      195  $   604  $      2    $      5       $  (4)
                         =======  ==========    ==========  =======  ========    ========       =====
--------------------------------------------------------------------------------------------------------------

(1) Contracts under master netting agreements are shown on a net basis for both the trading and ALM portfolios.
(2) Fair value represents the amount at which a given instrument could be ex-changed in an arm's length transaction with a third party as of the balance sheet date. The fair value amounts of the trading portfolio are included in other assets or other liabilities, as applicable. The majority of deriva-tives that are part of the ALM portfolio are accounted for on the accrual basis, and not carried at fair value. In certain cases, contracts, such as futures, are subject to daily cash settlements; as such, the fair value of these instruments is zero.
(3) The credit exposure of interest rate derivatives and foreign exchange con-tracts is represented by the fair value of contracts reported in the "As-set" column.
(4) Unrecognized gain or loss represents the amount of gain or loss, based on fair value, that has not been recognized in the income statement at the balance sheet date.This includes amounts related to contracts which have been terminated. Such amounts are recognized as an adjustment of yield over the period being managed. At December 31, 1995, there were $32 million of unrecognized gains and $2 million of unrecognized losses related to termi-nated contracts that are being amortized to net interest revenue over a weighted average period of 32 months and 23 months, respectively. At Decem-ber 31, 1994, unrecognized gains of $35 million related to terminated con-tracts were being amortized to net interest revenue over a weighted average period of 14 months.
(5) The average asset and liability fair value amounts for interest rate contracts included in the trading portfolio for the years ended December 31, 1995 and 1994 were $99 million and $67 million, respectively, and $148 million and $83 million, respectively. The average asset and liability fair value amounts for foreign exchange contracts included in the trading portfolio were $313 million and $313 million, respectively, for the year ended December 31, 1995, and $278 million and $283 million, respectively, for the year ended December 31, 1994.
(6) Net trading gains or losses from interest rate derivatives and foreign ex-change contracts are recorded in trading account profits and commissions and other income, respectively. Net trading gains from interest rate deriv-atives for the years ended December 31, 1995, 1994 and 1993 were $7 mil-lion, $7 million and $5 million, respectively. Net trading gains from for-eign exchange activities, which include foreign exchange spot, forward and options contracts, for the years ended December 31, 1995, 1994 and 1993 were $57 million, $42 million and $45 million, respectively.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CREDIT-RELATED FINANCIAL INSTRUMENTS

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

The following table summarizes the Corporation's credit-related financial in-struments:

Years Ended December 31                                         1995    1994
(in millions)
------------------------------------------------------------------------------
Fee-based or otherwise legally binding commitments to extend credit(1).................................................... $19,935 $19,948
Standby letters of credit, foreign office guarantees and
 similar instruments(2)....................................... $ 2,177 $ 2,157
Commercial letters of credit.................................. $ 1,381 $ 1,174
------------------------------------------------------------------------------

(1) Net of participations conveyed to others of $233 million in 1995 and $324 million in 1994.
(2) Net of participations conveyed to others of $703 million in 1995 and $364 million in 1994.

21.CONCENTRATIONS OF CREDIT RISK

Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar economic characteristics, whose aggregate credit exposure is significant to the Corporation's total credit exposure. Consistent policies exist regarding the requirement for collateral security on asset based and real estate credits. Ap-proximately 40% and 50% of the Corporation's business activity in 1995 and 1994, respectively, was with customers located within New England. Information with respect to the Corporation's overseas business activities and its geo-graphic concentrations is included in Note 24. The Corporation's commitments to lend and loans collateralized by domestic commercial real estate properties were approximately $4 billion and $5 billion in 1995 and 1994, respectively, of which 75%, in both years, was related to properties in New England. Also, com-bined domestic credit exposure from consumer lending and credits secured by 1-4 family residential properties totaled $8 billion and $9 billion in 1995 and 1994, respectively. There were no other significant concentrations of credit risk.

22.LEASE COMMITMENTS

Rental expense for leases of real estate and equipment is summarized below:

Years Ended December 31                                           1995 1994 1993
(in millions)
--------------------------------------------------------------------------------
Rental expense................................................... $96  $92  $94
Less sublease rental income......................................  10   12   12
                                                                  ---  ---  ---
Net rental expense............................................... $86  $80  $82
                                                                  ===  ===  ===

The Corporation has obligations under noncancelable operating leases for real estate and equipment which include renewal options and escalation clauses. The Corporation's minimum future rentals under its leases, exclusive of executory costs and net of sublease rental income, for the years 1996 through 2000 are $82 million, $68 million, $66 million, $61 million and $57 million, respective-ly, and $457 million for 2001 and later. Capital leases, the minimum rentals of which are included in the preceding amounts, are not significant.

23.CONTINGENCIES

The Corporation and its subsidiaries are defendants in a number of legal pro-ceedings arising in the normal course of business, including claims that bor-rowers or others have been damaged as a result of the lending practices of the Corporation's subsidiaries. Management, after reviewing all actions and pro-ceedings pending against or involving the Corporation and its subsidiaries, considers that the aggregate loss, if any, resulting from the final outcome of these proceedings will not be material to the Corporation's financial state-ments.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

24.SEGMENT INFORMATION

The Corporation operates within the financial services industry. The geographic segment information presented in the following table is provided to meet the requirements of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and differs from the information used by the Corporation to manage its businesses and report its line of business results. Certain revenues and expenses are allocated differently for this segment information than for the Corporation's management reporting and line of business results. For example, revenues and expenses herein are allocated based on the domicile of the cus-tomer or service provider rather than to the business that earned or incurred those revenues or expenses, and certain corporate overhead expenses, which are allocated to business units, have not been allocated to the international seg-ment for this presentation. This geographic segment information does not con-sider other factors, such as method of funding (i.e., local vs. non-local cur-rency) or location of any cash collateral or guarantees.

As a result of the inter-relationships that exist within the Corporation's worldwide network, allocations of certain income and expense items are neces-sarily based on assumptions and subjective criteria. Estimates of interest costs charged to users of funds, stockholders' equity, and administrative and other expenses incurred by one area on behalf of another are allocated utiliz-ing internal methodologies. The information presented is based on reporting as-sumptions in place at December 31, 1995.

                                                                         Period
                                                        Income             End
Years Ended December 31            Total      Total     Before   Net      Total
(in millions)                    Revenue(1) Expense(1) Taxes(2) Income   Assets
--------------------------------------------------------------------------------
1995
INTERNATIONAL
 LATIN AMERICA..................   $  606     $  433     $173    $ 98    $10,864
 EUROPE.........................       91         62       29      17      1,891
 ASIA/PACIFIC...................       65         36       29      16      1,095
 ALL OTHER REGIONS..............        2          7       (5)     (3)        45
                                   ------     ------     ----    ----    -------
  TOTAL INTERNATIONAL...........      764        538      226     128     13,895
DOMESTIC........................    2,068      1,309      759     413     33,502
                                   ------     ------     ----    ----    -------
  TOTAL.........................   $2,832     $1,847     $985    $541    $47,397
                                   ======     ======     ====    ====    =======
1994
International
 Latin America..................   $  480     $  331     $149    $ 83    $ 7,822
 Europe.........................       72         40       32      18      1,776
 Asia/Pacific...................       55         39       16       9        973
 All other regions..............       14         11        3       2        337
                                   ------     ------     ----    ----    -------
  Total International...........      621        421      200     112     10,908
Domestic........................    1,779      1,188      591     323     33,722
                                   ------     ------     ----    ----    -------
  Total.........................   $2,400     $1,609     $791    $435(3) $44,630
                                   ======     ======     ====    ====    =======
1993
International
 Latin America..................   $  364     $  265     $ 99    $ 56    $ 6,630
 Europe.........................       60         47       13       7      1,546
 Asia/Pacific...................       49         51       (2)     (1)       976
 All other regions..............       19         23       (4)     (3)       234
                                   ------     ------     ----    ----    -------
  Total International...........      492        386      106      59      9,386
Domestic........................    1,599      1,215      384     240     31,202
                                   ------     ------     ----    ----    -------
  Total.........................   $2,091     $1,601     $490    $299(4) $40,588
                                   ======     ======     ====    ====    =======
--------------------------------------------------------------------------------

(1) Total revenue includes net interest revenue and noninterest income. Total expense includes the provision for credit losses and noninterest expense.
(2) Excludes extraordinary item and cumulative effect of changes in accounting principles.
(3) Includes a $7 million extraordinary loss, net of tax, from early extin-guishment of debt that, for purposes of this analysis, has been allocated to domestic.
(4) Includes a $24 million cumulative effect of a change in accounting, net of tax, for PMSR and income taxes that, for purposes of this analysis, have both been allocated to domestic.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

25. PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following is a condensed balance sheet of the Corporation (Parent Company only):

December 31                                                        1995   1994
(in millions)
-------------------------------------------------------------------------------
ASSETS
Cash and short-term investments in bank subsidiary............... $  119 $  205
Advances to subsidiaries
 Bank subsidiaries...............................................     19     36
 Nonbank subsidiaries............................................    437    217
Subordinated notes receivable from bank subsidiary...............    580    580
Investments in subsidiaries
 Bank subsidiaries...............................................  3,684  3,461
 Nonbank subsidiaries............................................    161    137
Other assets.....................................................     47     43
                                                                  ------ ------
  TOTAL ASSETS................................................... $5,047 $4,679
                                                                  ====== ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................... $1,269 $1,514
Other liabilities................................................     27     23
                                                                  ------ ------
 Total liabilities...............................................  1,296  1,537
                                                                  ------ ------
 Total stockholders' equity......................................  3,751  3,142
                                                                  ------ ------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................... $5,047 $4,679
                                                                  ====== ======

The following is a condensed statement of income of the Corporation (Parent Company only):

Years Ended December 31                                         1995 1994  1993
(in millions)
--------------------------------------------------------------------------------
OPERATING INCOME
Dividends from subsidiaries
 Bank subsidiaries(1).........................................  $349 $ 95  $  7
 Nonbank subsidiaries.........................................    15   30
Interest from subsidiaries
 Bank subsidiaries............................................    59   46    37
 Nonbank subsidiaries.........................................    25    9     3
Noninterest income............................................     9
                                                                ---- ----  ----
  Total operating income......................................   457  180    47
                                                                ---- ----  ----
OPERATING EXPENSE
Interest expense..............................................    92   79    51
Other expense, net............................................     6    5     4
                                                                ---- ----  ----
 Total operating expense......................................    98   84    55
                                                                ---- ----  ----
Income (Loss) before income taxes, equity in undistributed net income of subsidiaries and cumulative effect of change in
 accounting principle.........................................   359   96    (8)
Provision for (Benefit from) income taxes.....................     2  (11)   (6)
                                                                ---- ----  ----
Income (Loss) before equity in undistributed net income of
 subsidiaries and cumulative effect of change in accounting
 principle....................................................   357  107    (2)
Equity in undistributed net income of subsidiaries............   184  328   303
                                                                ---- ----  ----
Income before cumulative effect of change in accounting
 principle....................................................   541  435   301
Cumulative effect of change in accounting for income taxes....               (2)
                                                                ---- ----  ----
NET INCOME....................................................  $541 $435  $299
                                                                ==== ====  ====
--------------------------------------------------------------------------------

(1) Dividends in 1995 included $205 million from a subsidiary bank holding company in connection with the sale of Casco.

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------

The following is a condensed statement of cash flows of the Corporation (Parent Company only):

Years Ended December 31                                   1995   1994   1993
(in millions)
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................... $ 541  $ 435  $ 299
Reconciliation of net income to net cash provided from
(used for) operating activities
 Cumulative effect of change in accounting for income
 taxes...................................................                   2
 Equity in undistributed net income of subsidiaries......  (184)  (328)  (303)
 Gain on sale of subsidiary..............................    (8)
 Other, net..............................................     4    (10)    (6)
                                                          -----  -----  -----
  Net cash provided from (used for) operating
  activities.............................................   353     97     (8)
                                                          -----  -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from short-term investments in banking
subsidiary...............................................    86      1     81
Net cash provided from (used for) advances to
subsidiaries.............................................  (203)    37   (149)
Investments in subsidiaries..............................   (12)   (39)  (299)
Proceeds on sale of subsidiary...........................    92
Purchase of subordinated note receivable from bank
subsidiary...............................................         (180)
                                                          -----  -----  -----
  Net cash used for investing activities.................   (37)  (181)  (367)
                                                          -----  -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments/repurchases of notes payable..................  (150)  (189)   (88)
Net proceeds from issuance of notes payable..............          400    449
Net proceeds from issuance of common stock...............    64     35     20
Net proceeds from issuance of preferred stock............                  68
Purchases of treasury stock..............................   (50)   (27)
Dividends paid...........................................  (179)  (136)   (73)
                                                          -----  -----  -----
  Net cash provided from (used for) financing
  activities.............................................  (315)    83    376
                                                          -----  -----  -----
Net change in cash and due from banks....................     1     (1)     1
Cash and due from banks at January 1.....................            1
                                                          -----  -----  -----
Cash and due from banks at December 31................... $   1         $   1
                                                          =====  =====  =====
Interest payments made................................... $  90  $  73  $  46
Income tax payments made (refunds received).............. $   5  $  (8) $  (2)
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

26. FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires that the Corporation disclose estimated fair values for certain of its financial instruments. Financial instruments include such items as loans, deposits, securities, interest rate and foreign exchange rate con-tracts, swaps and other instruments as defined by the standard.

Fair value estimates are generally subjective in nature and are dependent upon a number of significant assumptions associated with each instrument or group of similar instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows and rele-vant available market information. Fair value information is intended to repre-sent an estimate of an amount at which a financial instrument could be ex-changed in a current transaction between a willing buyer and seller engaging in an exchange transaction. However, since there are no established trading mar-kets for a significant portion of the Corporation's financial instruments, the Corporation may not be able to settle its financial instruments immediately; as such, the fair values are not necessarily indicative of the amounts that could be realized through immediate settlement. In addition, the majority of the Cor-poration's financial instruments, such as loans and deposits, are held to matu-rity and are realized or paid according to the contractual agreement with the customer.

Where available, quoted market prices are used to estimate fair values. Howev-er, due to the nature of the Corporation's financial instruments, in many in-stances quoted market prices are not available. Accordingly, the Corporation has estimated fair values based on other valuation techniques, such as dis-counting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. Fair values are estimated without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible income tax ramifications or estimated transac-tion costs. Fair values are also estimated at a specific point in time and are based on interest rates and other assumptions at that date. As events change the assumptions underlying these estimates, the fair values of financial in-struments will change.

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

Because the standard permits many alternative calculation techniques and be-cause numerous assumptions have been used to estimate the Corporation's fair values, reasonable comparisons of the Corporation's fair value information with that of other financial institutions cannot necessarily be made.

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

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY Fair values are principally based on quoted market prices. For certain debt and equity invest-ments made in connection with the Corporation's equity and mezzanine financing business that do not trade on established exchanges and for which markets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

LOANS The fair value of accruing consumer mortgage loans is estimated using market quotes or by discounting contractual cash flows, adjusted for credit risk and prepayment estimates. Discount rates are obtained from secondary mar-ket sources. The fair value of accruing home equity loans is estimated using comparable market information adjusted for credit and other relevant character-istics. The fair value of all other accruing loans is estimated by discounting cash flows, using interest rates that consider the credit and interest rate risks inherent in the loans, and current economic and lending conditions. The fair value of nonaccrual loans is primarily estimated by discounting manage-ment's estimate of future cash flows using a rate commensurate with the risks involved.

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS The carrying amount of accrued in-terest receivable approximates its fair value. Financial instruments classified as other assets sub-

 -------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------- -------------------------------------------------

 ---------------------------- -------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
--------------------------------------------------------------------------------
ject to the disclosure requirements of the standard consist principally of ac-counts receivable, EMSR, investments in limited partnerships and, in 1994, ADP. The carrying amounts of short-term receivables are considered to approximate their fair value. For longer-term receivables, fair value is estimated by dis-counting expected future cash flows using a discount rate commensurate with the risks involved. The fair value of EMSR is based on the present value of ex-pected future cash flows and the estimated servicing life. Estimates of fair value of investments in limited partnerships are based upon management's review of the investee's financial results, condition and prospects. The carrying amount of real estate assets held for accelerated disposition approximates fair value, as such assets are carried at the lower of their value upon transfer to the portfolio or their current estimated disposition value.

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

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------








----------------------------------------  -------------------------------------

----------------------------------------  ------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table sets forth the estimated fair values of the Corporation's financial instruments:

December 31                                       1995                1994
                                                     Estimated           Estimated
                                           Carrying    Fair    Carrying    Fair
(in millions)                               Amount     Value    Amount     Value
----------------------------------------------------------------------------------
ASSETS
Cash and due from banks..................  $ 2,645    $ 2,645  $ 2,317    $ 2,317
Interest bearing deposits in other
 banks...................................    1,250      1,250    1,556      1,556
Federal funds sold and securities
 purchased under agreements to resell....    1,350      1,350    1,232      1,232
Trading securities.......................    1,109      1,109      553        553
Mortgages held for sale..................      889        898      183        184
Securities(1)
 Available for sale......................    5,014      5,090    2,997      3,067
 Held to maturity........................      613        620    1,703      1,626
Loans....................................   29,373              29,310
Reserve for credit losses(2).............     (736)               (680)
                                           -------             -------
                                            28,637     29,539   28,630     29,200
Due from customers on acceptances........      359        359      314        314
Accrued interest receivable..............      456        456      355        355
Financial instruments included in other
 assets..................................      597        685      829        857
LIABILITIES
Deposits.................................   30,948     31,019   31,356     31,322
Funds borrowed...........................    8,763      8,763    6,360      6,360
Acceptances outstanding..................      359        359      316        316
Financial instruments included in accrued
 expenses and other liabilities..........      463        463      595        595
Notes payable............................    2,139      2,205    2,169      2,057
INTEREST RATE CONTRACTS(3)
Trading
 Asset...................................                 100                 130
 Liability...............................                 (89)                (76)
Asset and liability management
 Asset...................................                 211                  59
 Liability...............................                 (51)               (244)
FOREIGN EXCHANGE CONTRACTS(3)
Trading
 Asset...................................                 184                 180
 Liability...............................                (183)               (195)
Asset and liability management
 Asset...................................                   3                   2
 Liability...............................                  (5)                 (5)
OTHER UNRECOGNIZED FINANCIAL INSTRUMENTS
Fee based or otherwise legally binding
 commitments to extend credit............                 (54)                (33)
Standby and commercial letters of credit,
 foreign office guarantees and similar
 instruments.............................                 (32)                (50)
----------------------------------------------------------------------------------

(1) Securities include investments made in connection with the Corporation's equity and mezzanine financing business that do not trade on established exchanges, and for which no markets exist. At December 31, 1995 and 1994, these investments were classified as securities available for sale, and their estimated fair values exceeded the related carrying amounts by $76 million and $70 million, respectively.
(2) The reserve for credit losses is established for future charge-offs arising from all extensions of credit. The Corporation has not made a specific al-location of the reserve to other instruments such as leases, commitments to extend credit, standby letters of credit and interest rate contracts. Ac-cordingly, a separate determination of the reserve allocable to loans has not been made.
(3) Additional information with respect to interest rate and foreign exchange contracts can be found in Note 20 to the Financial Statements. The Corpora-tion's accounting policy related to such instruments is discussed in Note 1 to the Financial Statements.
                                       79