Form 10-K405, Exhibit 13
period 1996-12-31
BANK OF BOSTON CORP
filed 1997-03-20
CIK 36672

                                                                      Exhibit 13

BANK OF BOSTON CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA

Years Ended December 31         1996    1995    1994     1993    1992    1991
(dollars in millions, except
per share amounts)
--------------------------------------------------------------------------------
INCOME STATEMENT DATA(1)
Interest income..............  $ 4,893 $ 5,119 $ 4,376  $ 3,330 $ 3,664 $ 4,100
Interest expense.............    2,553   2,870   2,339    1,561   1,992   2,588
                               ------- ------- -------  ------- ------- -------
  Net interest revenue.......    2,340   2,249   2,037    1,769   1,672   1,512
Provision for credit losses..      231     275     154      107     288     684
                               ------- ------- -------  ------- ------- -------
  Net interest revenue after
   provision for credit
   losses....................    2,109   1,974   1,883    1,662   1,384     828
Noninterest income...........    1,344   1,309   1,035      945   1,020     974
Noninterest expense(2).......    2,320   2,076   1,947    2,002   1,949   1,964
                               ------- ------- -------  ------- ------- -------
Income (Loss) before income
 taxes, extraordinary items
 and cumulative effect of
 changes in accounting
 principles..................    1,133   1,207     971      605     455    (162)
  Provision for (Benefit
   from) income taxes........      483     529     422      262     190     (51)
                               ------- ------- -------  ------- ------- -------
Income (Loss) before
 extraordinary items and
 cumulative effect of changes
 in accounting principles....      650     678     549      343     265    (111)
Extraordinary items
 Gains (Losses) from early
  extinguishment of debt, net
  of tax.....................                       (7)                       8
 Recognition of prior year
  tax benefit carryforwards..                                        73
Cumulative effect of changes
 in accounting principles,
 net of tax(3)...............                                24
                               ------- ------- -------  ------- ------- -------
  Net income (loss)..........  $   650 $   678 $   542  $   367 $   338 $  (103)
                               ======= ======= =======  ======= ======= =======
  Net income (loss)
   applicable to common
   stock.....................  $   613 $   641 $   505  $   332 $   318 $  (116)
                               ======= ======= =======  ======= ======= =======
Per common share
 Income (Loss) before
  extraordinary items and
  cumulative effect of
  changes in accounting
  principles
  Primary....................  $  3.99 $  4.17 $  3.44  $  2.09 $  1.77 $  (.95)
  Fully diluted..............     3.93    4.09    3.36     2.05    1.73    (.95)
 Net income (loss)
  Primary....................     3.99    4.17    3.39     2.26    2.30    (.89)
  Fully diluted..............     3.93    4.09    3.31     2.21    2.24    (.89)
 Cash dividends declared(4)..     1.69    1.28     .93      .40     .10     .10
Average number of common
 shares (in thousands)
 Primary.....................  153,529 153,856 148,913  147,033 138,444 129,978
 Fully diluted...............  156,112 156,768 153,616  152,067 144,044 130,313
--------------------------------------------------------------------------------

(1) Consolidated selected financial data for each of the five years in the pe-riod ended December 31, 1995 have been restated to reflect the Corpora-tion's acquisition of BayBanks, Inc. (BayBanks), which was completed in July 1996 and accounted for as a pooling of interests.

(2) Includes, in 1996, $180 million of charges primarily composed of employee severance and property related costs recorded in connection with the acqui-sition of BayBanks. Includes, in 1995, $28 million of charges mainly re-lated to exiting, reorganizing and downsizing certain business and corpo-rate staff units. Includes, in 1994, costs of $21 million recorded in con-nection with the Corporation's acquisitions of BankWorcester Corporation and Pioneer Financial, A Co-operative Bank; and includes, in 1993, acquisi-tion-related costs and reorganization charges of $85 million recorded pri-marily in connection with the Corporation's acquisitions of Society for Savings Bancorp, Inc. (Society) and Multibank Financial Corp., as well as estimated costs of downsizing and reconfiguring certain of the Corpora-tion's business and corporate units. Also includes, in 1991, reorganization charges of $54 million, composed of $7 million in connection with a Society reorganization plan and $47 million in connection with the Corporation's plans for the consolidation and downsizing of various domestic and interna-tional operations and facilities and staff reductions.

(3) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of taxes, relating to a change in accounting principles pertaining to the valuation of purchased mortgage servicing rights.

(4) Amounts represent the historical cash dividends of the Corporation.

BANK OF BOSTON CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA

Years Ended December 31     1996     1995     1994     1993     1992     1991
(dollars in millions,
except per share amounts)
---------------------------------------------------------------------------------
SELECTED RATIOS(1)
Return on average
assets...................     1.09%    1.22%    1.01%     .76%     .73%    (.22)%
Return on average common
equity(5)................    14.47    16.86    15.50    11.39    12.86    (5.20)
Common dividend payout
ratio(6).................     40.4     28.1     24.9     14.4      3.4       NM
Common equity to total
assets...................      7.1      7.1      6.2      6.1      5.9      4.6
Average total
stockholders' equity to
average total assets.....      8.0      7.7      7.1      7.1      6.0      5.1
Risk-based capital ratios
  Tier 1.................      9.2      8.5      7.7      7.7      7.4      5.5
  Total..................     13.6     12.8     12.7     12.4     11.8      9.7
Leverage ratio...........      8.2      7.4      6.7      6.9      6.6      4.8
Net credit losses to
average loans and lease
financing................      .57      .51      .81      .87     1.38     1.99
Reserve for credit losses
to loans and lease
financing................     2.15     2.29     2.19     2.70     3.57     3.98
Reserve for credit losses
to nonaccrual loans and
lease financing..........    219.6    238.9    197.0    142.2    116.3     72.8
Nonaccrual loans and OREO
as a percent of related
asset categories.........      1.1      1.1      1.5      2.5      4.2      7.1
Market value/book value..    222.4    171.2    112.2    108.9    134.4     67.7
BALANCE SHEET DATA AT
DECEMBER 31(1)
Loans and lease
financing................  $41,061  $38,870  $37,708  $34,819  $31,240  $31,764
Reserve for credit
losses...................     (883)    (890)    (827)    (941)  (1,116)  (1,264)
Total assets.............   62,306   59,423   55,411   50,711   47,222   47,837
Deposits.................   42,831   41,064   40,249   38,316   38,097   38,064
Funds borrowed...........    9,158    9,503    7,211    5,487    3,092    4,762
Notes payable............    2,821    2,189    2,219    2,023    1,736    1,469
Stockholders' equity.....    4,934    4,702    3,931    3,615    3,198    2,420
Common shares outstanding
(in thousands)...........  153,173  155,296  148,343  147,036  145,379  130,265
Common stockholders of
record(7)................   27,672   27,662   27,505   28,233   30,163   32,965
Number of employees......   21,990   23,710   24,009   24,215   24,986   24,283
Per common share
 Book value..............  $ 28.89  $ 27.01  $ 23.07  $ 21.13  $ 18.98  $ 16.98
 Market value............   64 1/4   46 1/4   25 7/8       23   25 1/2   11 1/2
AVERAGE BALANCE SHEET
DATA(1)
Loans and lease
financing................  $40,589  $38,283  $36,017  $32,565  $31,568  $33,001
Securities...............    8,122    7,463    6,473    5,631    6,272    6,347
Other earning assets.....    4,699    3,821    5,027    4,684    3,818    3,974
                           -------  -------  -------  -------  -------  -------
  Total earning assets...   53,410   49,567   47,517   42,880   41,658   43,322
                           -------  -------  -------  -------  -------  -------
Cash and due from banks..    2,610    2,591    2,708    2,419    2,200    2,039
Other assets.............    3,503    3,586    3,164    2,638    2,432    2,229
                           -------  -------  -------  -------  -------  -------
  Total average assets...  $59,523  $55,744  $53,389  $47,937  $46,290  $47,590
                           =======  =======  =======  =======  =======  =======
Deposits.................  $41,603  $38,406  $37,919  $37,163  $37,643  $38,534
Funds borrowed...........    8,751    9,132    8,018    4,500    3,633    3,910
Other liabilities........    1,759    1,760    1,563    1,087    1,000    1,101
Notes payable(8).........    2,666    2,142    2,123    1,797    1,252    1,607
Stockholders' equity.....    4,744    4,304    3,766    3,390    2,762    2,438
                           -------  -------  -------  -------  -------  -------
  Total average
  liabilities and
  stockholders' equity...  $59,523  $55,744  $53,389  $47,937  $46,290  $47,590
                           =======  =======  =======  =======  =======  =======
---------------------------------------------------------------------------------

(5) For purposes of this ratio, preferred stock dividends have been deducted from net income.

(6) Ratios prior to 1996 are based on the historical cash dividends and net in-come applicable to common stock of the Corporation.

(7) The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

(8) Average for 1996 includes guaranteed preferred beneficial interest in the Corporation's junior subordinated debt.

NM--Not meaningful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
On July 29, 1996, Bank of Boston Corporation (the Corporation) completed its acquisition of BayBanks, Inc. (BayBanks). The acquisition was accounted for as a pooling of interests and, accordingly, the information included in this re-port presents the combined results of the Corporation and BayBanks as if the Corporation and BayBanks had operated as a combined entity for all periods pre-sented.

The Corporation is a registered bank holding company which, together with its subsidiaries, operates a network of 650 offices across the U.S. and more than 100 offices in 24 countries in Latin America, Europe, Asia and Africa. The Cor-poration's major banking subsidiaries are The First National Bank of Boston
(FNBB), BayBank, N.A., Bank of Boston Connecticut, Rhode Island Hospital Trust National Bank and BayBank NH, N.A.

ACQUISITIONS, DIVESTITURES AND STRATEGIC ALLIANCES

The Corporation continues to take strategic initiatives focused on leveraging its core competencies over attractive markets, and continues to explore, on an ongoing basis, acquisition, divestiture and joint venture opportunities, as well as analyze each of its businesses in the context of competitive advan-tages, industry dynamics and growth potential. As previously announced, the Corporation recently terminated an agreement to sell Fidelity Acceptance Corpo-ration (FAC) to a third party. The Corporation is continuing its strategic re-view of this business and its other national consumer lending businesses (Ganis Credit Corporation and the national credit card portfolio). These businesses have aggregate loans of approximately $3 billion.

ACQUISITIONS

BayBanks was acquired in a tax-free exchange of stock, whereby the Corporation exchanged 2.2 shares of its common stock for each outstanding share of BayBanks common stock. The combination of the two Boston-based institutions created a consumer and corporate banking entity with over $60 billion in assets and $40 billion in deposits.

In connection with the Corporation's acquisition of BayBanks, and specifically to address competitive issues raised by the United States Department of Justice and the Massachusetts Attorney General relative to the transaction, the Corpo-ration sold 20 branches of the combined entity, having aggregate deposits of approximately $700 million and loans of approximately $500 million, in the fourth quarter of 1996, resulting in a pre-tax gain of approximately $47 mil-lion, or $27 million after-tax.

On June 28, 1996, the Corporation completed its acquisition of The Boston Bancorp (Bancorp), the holding company of South Boston Savings Bank, a Massa-chusetts chartered savings bank with approximately $1.3 billion in deposits. The Corporation exchanged 4.6 million shares of its common stock, with a value of approximately $229 million, for all of the outstanding common stock of Bancorp. The Corporation purchased an equivalent amount of shares in the open market for this transaction. The transaction was accounted for as a purchase, and accordingly, the assets and liabilities of Bancorp were recorded at their estimated fair values as of the acquisition date.

DIVESTITURES AND STRATEGIC ALLIANCES

In the first half of 1996, the Corporation completed a transaction with two eq-uity investment firms and Barnett Banks, Inc. (Barnett) to form an independent mortgage company, HomeSide, Inc. (HomeSide), to which the Corporation and Bar-nett sold their mortgage banking subsidiaries, BancBoston Mortgage Corporation
(BBMC) and Barnett Mortgage Company, respectively. The Corporation, Barnett and the two equity investment firms each held an approximate one-third interest in HomeSide, which, as a result of an initial public offering in January 1997, was reduced to approximately 27 percent. The Corporation recognized a pre-tax gain of $106 million ($67 million after-tax) relating to this transaction, which was offset by a pre-tax loss of $111 million ($70 million after-tax) related to mortgage prepayment risk management activities (see the "Noninterest Income" section).

In October 1995, the Corporation sold its Corporate Trust business, resulting in a pre-tax gain of $20 million, or $12 million after-tax.

Effective in October 1995, the Corporation formed a joint venture with Boston Financial Data Services (a joint venture of State Street Bank and Trust Company and DST Systems, Inc.), which combined their respective stock transfer busi-nesses into a single entity that is 50 percent owned by each party.

In the first quarter of 1995, the Corporation completed the sales of its Ver-mont and Maine banking subsidiaries, Bank of Vermont (Vermont) and Casco North-ern Bank, N.A. (Casco), resulting in a pre-tax gain of approximately $75 mil-lion, or $30 million after-tax. Vermont and Casco combined had loans of approx-imately $1.2 billion and deposits of approximately $1.3 billion at December 31, 1994.

Additional information with regard to certain of these transactions is included in Note 2 to the Financial Statements.

RESULTS OF OPERATIONS

The following is a discussion and analysis of the Corporation's consolidated results of operations. In order to understand this section in context, it should be read in conjunction with the Consolidated Financial Statements in-cluded elsewhere in this report.

OVERVIEW

The Corporation's net income for 1996 was $650 million, compared to $678 mil-lion for 1995. Net income per common share was $3.99 on a primary basis and $3.93 on a fully diluted basis in 1996, compared with $4.17 on a primary basis and $4.09 on a fully diluted basis in 1995. In connection with its acquisition of BayBanks, the Corporation recorded restructuring and merger-related costs of $180 million ($117 million after-tax). See the "Noninterest Expense" section and Note 19 to the Financial Statements for further discussion of restructuring and merger-related costs. Excluding the effects of the above third quarter re-structuring and merger-related costs, as well as other charges related to the BayBanks acquisition and items related to the sale of the mortgage banking sub-sidiary, 1996 net income was $773 million, or $4.71 per common share on a fully diluted basis, reflecting 14 percent and 15 percent increases, respectively, from 1995.

The Corporation expects to achieve total annualized cost savings of $230 mil-lion in connection with the integration of BayBanks. The complex and lengthy process of integration is well underway and the major systems and branch con-versions are expected to be completed by the middle of 1997, with the full re-alization of these savings expected to be achieved in 1998. The $180 million third quarter 1996 restructuring and merger-related charge described above does not include costs related to the conversion of systems and various other inte-gration related activities. These costs will be recorded in the future as they are incurred during the conversion and integration process. In addition, the Corporation is evaluating the Regional Consumer business in order to enhance its profitability and value to stockholders. In this regard, the Corporation may take various actions to achieve its goals, which could include a further restructuring of certain components of the business.

The Corporation's expectations with respect to potential cost savings are for-ward-looking statements. Many factors could affect the Corporation's future fi-nancial performance and cause actual cost savings to differ materially from estimated amounts. These factors, some of which are beyond the control of the Corporation, include, but are not limited to, the regulatory environment, re-gional and national economic conditions, inflation, competition, changes in in-tegration plans, interest rate fluctuations and unanticipated changes in busi-ness conditions. Therefore, the ultimate level of such expected cost savings and the period within which such cost savings may be realized or achieved can-not be predicted with certainty.

NET INTEREST REVENUE

This discussion of net interest revenue should be read in conjunction with Av-erage Balances and Interest Rates and Change in Net Interest Revenue -- Volume and Rate Analysis, presented elsewhere in this report. Table 1 presents a sum-mary of net interest revenue, related average earning assets and net interest margin. For this review of net interest revenue, interest income that is either exempt from federal income taxes or taxed at a preferential rate has been ad-justed to a fully taxable equivalent basis. This adjustment has been calculated using a federal income tax rate of 35 percent, plus applicable state and local taxes, net of related federal tax benefits.

TABLE 1 -- NET INTEREST REVENUE, AVERAGE EARNING ASSETS AND NET INTEREST MARGIN

Years Ended December 31
(dollars in millions)                       U.S.    International Consolidated
------------------------------------------------------------------------------
Net interest revenue (fully taxable
equivalent basis)
 1996..................................... $ 1,826     $   534      $ 2,360
 1995.....................................   1,825         446        2,271
 1994.....................................   1,704         348        2,052
Average earning assets
 1996..................................... $40,211     $13,199      $53,410
 1995.....................................  38,688      10,879       49,567
 1994.....................................  37,711       9,806       47,517
Net interest margin
 1996.....................................    4.54%       4.05%        4.42%
 1995.....................................    4.72%       4.10%        4.58%
 1994.....................................    4.52%       3.54%        4.32%





1996 COMPARED WITH 1995

The improvement in consolidated net interest revenue of $89 million was primar-ily driven by an increase in average earning assets. The decrease in consoli-dated net interest margin of 16 basis points was due to overall narrower spreads. Net interest margin remained flat throughout 1996, with a slight in-crease to 4.47 percent in the fourth quarter of 1996, and decreased throughout 1995 to 4.50 percent in the fourth quarter of 1995.

Domestic net interest revenue was relatively unchanged from 1995 to 1996. Aver-age earning assets increased by $1.5 billion, including a $1.1 billion increase in average loan and lease volume. Contributing to the loan volume increase was a higher level of consumer-related loans, reflecting growth in the credit card, home equity and installment loan portfolios, with such growth partially offset by lower domestic commercial real estate loans and residential mortgages. The impact of these volume increases on net interest revenue was offset by an 18 basis point decline in net interest margin, reflecting narrower spreads. Nar-rower spreads resulted from the full year effect of a new higher-rate savings product introduced in the second quarter of 1995, low introductory credit card rates and a change in the mix of average earning assets. Information with re-spect to the Corporation's management of interest rate risk is discussed in the "Asset and Liability Management" section.

International net interest revenue increased $88 million primarily due to in-creases in average earning assets, reflecting increases in the Corporation's operations in Latin America, mainly Argentina and Brazil. The increases in av-erage earning assets included increases of $650 million and $450 million in av-erage loans and leases from 1995 in Brazil and Argentina, respectively, and in-creases in other average earning assets of $470 million and $400 million, re-spectively, in these countries. The effect of the higher level of average earn-ing assets was partially offset by a 5 basis point decline in net interest mar-gin reflecting narrower spreads, primarily in Argentina as a result of less volatile markets as the economy rebounded from the effects of the 1995 Mexican crisis.

The Corporation expects continued pressure on margin in the future. Future lev-els of net interest revenue and margin will be affected by competitive pricing pressure on retail deposits, loans and other products; the mix and volume of assets and liabilities; the current interest rate environment; the economic and political conditions in the countries where the Corporation does business; and other factors such as the Corporation's strategic initiatives.

NONINTEREST INCOME

The composition of noninterest income is presented in Table 2.

TABLE 2 -- NONINTEREST INCOME

Years Ended December 31                                    1996    1995   1994
(in millions)
-------------------------------------------------------------------------------
Financial service fees
 Deposit and ATM-related fees............................ $  238  $  231 $  236
 Letter of credit and acceptance fees....................     68      72     63
 Syndication and agent fees..............................     58      38     30
 Other loan-related fees.................................     38      34     31
 Net mortgage servicing fees.............................    (82)    172     63
 Other financial service fees............................    154     148    141
                                                          ------  ------ ------
  Total financial service fees...........................    474     695    564
Mutual fund fees.........................................     94      67     35
Personal trust fees......................................    131     112    114
Other trust and agency fees..............................     21      61     73
Trading profits and commissions..........................     76      25     18
Securities portfolio gains, net..........................     23       9     14
Net equity and mezzanine profits.........................    209     110     30
Net foreign exchange trading profits.....................     54      60     44
Gain on sale of mortgage servicing.......................     13      10     11
Other income.............................................     96      65    105
Gain on sales of businesses..............................    153      95     27
                                                          ------  ------ ------
  Total.................................................. $1,344  $1,309 $1,035
                                                          ======  ====== ======

1996 COMPARED WITH 1995

The decrease in financial service fees compared with 1995 reflected a $254 mil-lion decline in net mortgage servicing fees. This resulted, in part, from $111 million of pre-tax losses ($70 million after-tax) from risk management activi-ties, net of decreased mortgage servicing amortization, recorded during the first quarter of 1996 by BBMC. These losses resulted from the change in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio which, in turn, protected the economic value of BBMC pending the com-pletion of its sale to HomeSide. The value of mortgage servicing rights is af-fected by the expected level of prepayments made by mortgage holders as a re-sult of changes in mortgage rates. The value of the contracts purchased to man-age this risk fluctuated inversely with the value of the mortgage servicing as-sets. Due to the sharp increase in long-term interest rates during the first quarter of 1996, the value of these contracts declined. Concurrently, the value of the mortgage servicing assets and the amount of gain recognized by the Cor-poration on the disposition of BBMC increased. As a result, the losses from risk management activities were substantially offset by the pre-tax gain of $106 million ($67 million after-tax) realized on the sale of BBMC, which is in-cluded in gain on sales of businesses. The decline in net mortgage servicing fees also reflected the absence of $67 million of gains on contracts used to manage prepayment risk in the mortgage servicing portfolio in 1995, as well as a reduction arising from the sale of BBMC in 1996.

Excluding net mortgage servicing fees, financial service fees increased $33 million compared with 1995. The increase was primarily due to increases in syn-dication and agent fees, reflecting a higher volume of transactions generated by the Corporation's Syndications business.

Net equity and mezzanine profits generated by the Private Equity Investing business increased significantly compared with the prior year period due to a higher level of gains realized on dispositions of investments, primarily as a result of a seasoning of the portfolio and favorable market conditions. The portfolio has been steadily increasing and has grown over $200 million during 1996 to a cost basis in excess of $700 million at December 31. In addition, the portfolio is diversified as to industry, geography and asset class. The level of net profits from the Private Equity Investing business is influenced by mar-ket and economic conditions and, as such, fluctuates from period to period. Therefore, there can be no assurance as to the level of future equity and mez-zanine profits. Mutual fund fees increased primarily due to higher fees from the Corporation's Brazilian mutual fund business, reflecting growth in these funds to $3.7 billion at December 31, 1996 from $2.5 billion at December 31, 1995. The decline in other trust and agency fees reflected the Corporation's sale of its Corporate Trust business and the joint venture of its Stock Trans-fer business in the fourth quarter of 1995. Compared to the prior year period, trading profits and commissions increased, mainly due to increases from the Corporation's emerging markets business and its Brazilian operations, which in-cluded trading international debt securities and local Brazilian equity securi-ties. The increase in other income was due, in part, to increased equity earn-ings related to the Corporation's mortgage banking, shareholder services and Argentine pension fund joint ventures.

Gain on sales of businesses in 1996 reflected a pre-tax gain of $106 million on the sale of BBMC as discussed above, and a pre-tax gain of $47 million result-ing from the sale of 20 branches in connection with the Corporation's acquisi-tion of BayBanks. In 1995, the Corporation sold Vermont and Casco for a pre-tax gain of $75 million, and its Corporate Trust business for a pre-tax gain of $20 million.

NONINTEREST EXPENSE

The composition of noninterest expense is presented in Table 3.

TABLE 3 -- NONINTEREST EXPENSE

Years Ended December 31                                     1996   1995   1994
(in millions)
-------------------------------------------------------------------------------
Employee costs............................................ $1,178 $1,146 $1,046
Occupancy and equipment...................................    341    324    310
Advertising and public relations..........................    108     87     64
Communications............................................    101     90     82
Professional fees.........................................     56     65     71
Amortization of goodwill and other intangibles............     34     28     18
FDIC insurance premiums...................................            39     73
Other.....................................................    313    260    224
                                                           ------ ------ ------
 Noninterest expense before acquisition, divestiture and
 restructuring expense and OREO...........................  2,131  2,039  1,888
Acquisition, divestiture and restructuring expense........    180     28     21
OREO......................................................      9      9     38
                                                           ------ ------ ------
 Total.................................................... $2,320 $2,076 $1,947
                                                           ====== ====== ======

1996 COMPARED WITH 1995

The growth in noninterest expense before restructuring and merger-related costs and other real estate owned (OREO) costs reflected ongoing expansion and in-vestment spending in several of the Corporation's growth businesses, mainly Latin America, Global Capital Markets and Consumer Banking. The increases in noninterest expense were partially offset by cost savings related to the inte-gration of BayBanks, the elimination of FDIC insurance premiums in 1996, which amounted to $39 million in 1995, and the absence of operating expenses associ-ated with disposed businesses, including BBMC, the Corporate Trust business and the Stock Transfer business.

Employee costs increased by $32 million compared with 1995. The increase in em-ployee costs mainly included merit increases, higher levels of incentive com-pensation related to improved business performance and costs related to the hiring of sales and trading professionals in all of the Global Capital Markets businesses, including the start-up of a high-yield debt unit, and the effects of the June 1996 acquisition of Bancorp. Total staff levels decreased by about 7 percent, or 1,700, from December 31, 1995, principally due to the business dispositions noted above and the BayBanks integration. See Note 2 to the Finan-cial Statements for further discussion of this transaction.

The $17 million increase in occupancy and equipment primarily related to branch expansion, mainly in Latin America. Advertising and public relations expenses increased $21 million due to direct marketing and promotional campaigns relat-ing to credit card, home equity and other products in Consumer Banking. The $11 million increase in communications expense resulted from expansion in Regional Consumer and Latin America. The $53 million increase in other expenses is due, in part, to increases in travel expenses and software costs, which were primar-ily related to the maintenance of the Corporation's banking systems, including money and wire transfer and electronic banking.

In the third quarter of 1996, the Corporation recorded restructuring and merg-er-related costs of $180 million in connection with its acquisition of BayBanks. The charges included severance costs, primarily related to separation programs and employee assistance costs, related to the elimination of approxi-mately 2,000 positions; facility costs and other restructuring and merger-re-lated costs, including consolidations of branch and back office operations, re-sulting in lease termination costs and writedowns of bank owned property and equipment; and professional fees and other costs of effecting the merger; as well as systems and other conversion costs which were incurred at the time of the merger.

The $180 million third quarter 1996 restructuring and merger-related charge de-scribed above does not include costs related to the conversion of systems and various other integration related activities. These costs will be recorded in the future as they are incurred during the conversion and integration process. In addition, the Corporation is evaluating the Regional Consumer business in order to enhance its profitability and value to stockholders. In this regard, the Corporation may take various actions to achieve its goals, which could in-clude a further restructuring of certain components of the business.

In the fourth quarter of 1995, the Corporation recorded $28 million of restruc-turing charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units. Included in these charges were expenses re-lated to reorganizations of the European business, including the closing of the Luxembourg operations; Corporate Banking; certain Asia/Pacific operations, and various other units.

See Note 19 to the Financial Statements for further discussion of acquisition, divestiture and restructuring expense.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $231 million in 1996, compared with $275 million in 1995. The 1995 provision for credit losses included special provi-sions of $75 million, reflecting the effect of economic events on Latin Ameri-can economies in the early part of 1995, and industry trends in consumer cred-it, combined with the growth in the Corporation's Latin American lending and domestic consumer lending portfolios throughout 1995. See Note 7 to the Finan-cial Statements for further discussion of the provision for credit losses.

The provision for credit losses in each year reflects management's assessment of the adequacy of the reserve for credit losses, considering the current risk characteristics of the loan portfolio and economic conditions. The amount of future provisions will be a function of the regular quarterly review of the re-serve for credit losses, based upon management's assessment of risk at the time, and, as such, there can be no assurance as to the level of future provi-sions.

PROVISION FOR INCOME TAXES

The 1996 income tax provision was $483 million, compared with $529 million for 1995. Included in the 1996 provision is a tax benefit of $63 million related to the $180 million of restructuring and merger-related costs recorded in connec-tion with the acquisition of BayBanks. The low level of tax benefit associated with the charge reflects the effect of certain non-tax deductible costs associ-ated with the acquisition. The 1995 provision for income taxes included $45 million associated with the $75 million gain on the sales of Vermont and Casco. The high level of tax associated with this gain reflected the lower tax bases in these investments as a result of $35 million of non-tax deductible goodwill associated with these subsidiaries.

Excluding the impact of restructuring and merger-related costs and the gains on the sales of the banking subsidiaries, the Corporation's effective tax rate was 42 percent in 1996 compared with 43 percent in 1995. The reduction in the Cor-poration's effective tax rate from 1995 is due to the effect of changes in Mas-sachusetts tax law in mid-1995 which permitted apportionment of a bank's tax-able income and reduced the state income tax rate for banks from 12.5 percent to 10.5 percent, to be phased in over five years. The Corporation expects that the changes in the Massachusetts tax law will continue to have a favorable im-pact on its effective tax rate.

LINE OF BUSINESS RESULTS

The Corporation is managed through its Policy Council, which is the senior de-cision making group of the institution. The Policy Council is comprised of 14 members including the Chairman, Chief Executive Officer, Chief Operating Offi-cer and Chief Financial Officer. The remaining members of the Policy Council include seven executives who manage certain key businesses, the Corporation's Chief of Staff, and the chairs of the corporate-wide Risk Management and Human Resources committees.

Management has grouped its principal revenue producing areas into the following major business lines: Corporate Banking, Regional Consumer and Small Business, Latin America, Global Asset Management and Other Global. The operating results and other key financial measures of these five business lines for 1996 and 1995 are presented below. Information related to the Corporation's remaining busi-nesses, various central functions and other corporate items has been aggregated and is included below in "Other Businesses and Corporate." This includes the national consumer businesses, which are currently being strategically evalu-ated. Information shown for 1995 is presented on a basis consistent with 1996 and, as such, has been restated for changes in the Corporation's organization and management reporting methodologies.

The line of business information shown below mainly reflects assignments and allocations of items made within the Corporation's internal management report-ing process. Descriptions of individual items are as follows:

 . Most balance sheet, revenue and expense items are derived from the internal management reporting system where they are specifically attributable to in-dividual businesses.

 . Net interest revenue is allocated to the business lines using a funds transfer pricing process, which incorporates a matched funding concept, with the residual assigned to Global Treasury.

 . Various techniques are employed to allocate certain costs associated with corporate support areas, including the use of unit costs and service vol-umes.

 . The provision for credit losses is allocated to each business line primar-ily based upon the risk characteristics of various credit portfolios and resulting "expected loss" content in the loan portfolio as determined under the Corporation's risk adjusted return on capital (RAROC) methodology. Ex-pected loss is a function of the likelihood that a borrower will default and, given a default, the amount of value that will be lost. This method is different than the method used to determine the Corporation's consolidated provision for credit losses. The difference between the sum of the provi-sions for each business line and the corporate total is allocated to the businesses on a pro-rata basis.

 . The effective tax rate applied to each business line reflects the consoli-dated tax rate, excluding certain corporate items.

 . The return on equity shown for each business line is based upon the Corpo-ration's RAROC methodology. The amount of common equity allocated to each business line is based on an evaluation of the various risks associated with the business, including credit, market, country and operational risk. The difference between the aggregate capital allocated under this methodol-ogy and capital totaling 7 percent of consolidated assets is allocated to the business lines on a pro-rata basis. Capital in excess of 7 percent of consolidated assets is included in "Other Businesses and Corporate".

Selected financial information for the Corporation's lines of business for 1996 and 1995 is presented in Table 4.













TABLE 4 -- LINE OF BUSINESS SELECTED FINANCIAL INFORMATION

                            Corporate       Regional Consumer                     Global Asset
                             Banking       and Small Business    Latin America     Management     Other Global
Years Ended December 31   1996     1995      1996       1995      1996     1995    1996    1995    1996    1995
(dollars in millions)
-----------------------------------------------------------------------------------------------------------------
Operating
 revenues.......         $ 1,138  $   987  $   1,186  $   1,141  $   745  $  591  $  259  $  251  $  122  $  117
Operating
 expenses.......             477      399        833        757      463     395     184     195      77      77
                         -------  -------  ---------  ---------  -------  ------  ------  ------  ------  ------
Operating
 income.........             661      588        353        384      282     196      75      56      45      40
Acquisition,
 divestiture and
 restructuring
 expense........
Credit costs
 (provision and
 OREO)..........              80      118         28         33       31      31       2       2       5       7
                         -------  -------  ---------  ---------  -------  ------  ------  ------  ------  ------
Pre-tax income..             581      470        325        351      251     165      73      54      40      33
Taxes...........             247      206        139        154      106      72      31      24      17      14
                         -------  -------  ---------  ---------  -------  ------  ------  ------  ------  ------
Net income
 (loss).........         $   334  $   264  $     186  $     197  $   145  $   93  $   42  $   30  $   23  $   19
                         =======  =======  =========  =========  =======  ======  ======  ======  ======  ======
Average assets..         $21,283  $20,271  $   7,743  $   6,854  $10,417  $8,901  $1,195  $1,211  $2,890  $2,657
Average
 deposits.......         $ 3,426  $ 3,316  $  24,147  $  22,311  $ 4,234  $3,527  $2,532  $2,612  $3,435  $2,891
Return on
 average common
 equity.........              20%      18%        21%        25%      19%     13%     28%     22%     12%     10%
-----------------------------------------------------------------------------------------------------------------
                         Other Businesses
                           and Corporate         Total
Years Ended December 31    1996      1995    1996     1995
(dollars in millions)
-----------------------------------------------------------------------------------------------------------------
Operating
 revenues.......         $    254  $    493 $ 3,704  $ 3,580
Operating
 expenses.......               97       216   2,131    2,039
                         --------- -------- -------- --------
Operating
 income.........              157       277   1,573    1,541
Acquisition,
 divestiture and
 restructuring
 expense........              180        28     180       28
Credit costs
 (provision and
 OREO)..........               94        93     240      284
                         --------- -------- -------- --------
Pre-tax income..             (117)      156   1,153    1,229
Taxes...........              (37)       81     503      551
                         --------- -------- -------- --------
Net income
 (loss).........         $    (80) $     75 $   650  $   678
                         ========= ======== ======== ========
Average assets..         $ 15,995  $ 15,850 $59,523  $55,744
Average
 deposits.......         $  3,829  $  3,749 $41,603  $38,406
Return on
 average common
 equity.........               NM        NM      14%      17%
-----------------------------------------------------------------------------------------------------------------

NM--Not meaningful.

CORPORATE BANKING

Corporate Banking includes the Corporation's national and regional commercial lending, Global Capital Markets, Cash Management and Private Equity Investing businesses.

The national and regional commercial lending businesses manage a $17 billion portfolio of loans and leases spread over a variety of lending units which in-clude Media and Communications, High Technology, Transportation, Environmental Services, Real Estate, New England Corporate Banking, Large Corporate, Asset Based Finance, Diversified Finance, Multinational, Financial Institutions and Leasing. Working closely with the Global Capital Markets area, these commercial lending businesses seek to partner with their clients by delivering relation-ship-driven financial solutions through traditional lending products, cash man-agement products, trade services, other noncredit services, and sophisticated corporate finance and risk management capabilities. Within Global Capital Mar-kets, clients have access to domestic and cross-border syndication, private placement, asset securitization and strategic advisory services. These services are offered through the Corporate Finance, Syndications, Emerging Markets Sales, Trading & Research (EMSTR), and High Yield Sales, Trading & Research (HYSTR) areas. In addition, the Corporation received approval to open a Section 20 subsidiary in the first quarter of 1997, which will provide customers with debt underwriting services.

The Private Equity Investing business operates from offices in the United States, London, South America and Hong Kong. It invests in early stage compa-nies and other special situations with the expectation of exiting investments within a four to six year timeframe. The portfolio, with a cost basis of over $700 million at December 31, 1996, is diversified as to asset class, risk and industry. Gains are realized from multiple exit channels including initial pub-lic offerings, recapitalizations and financial and strategic buyouts.

Net income from Corporate Banking grew $70 million from 1995. Revenue growth came primarily from higher equity and mezzanine gains recorded by Private Eq-uity Investing coupled with higher levels of income from various segments of the Global Capital Markets business, including syndication fees, advisory fees and trading account profits. In addition, credit costs declined due, in part, to improvement in the risk characteristics of the portfolio. The improvements in revenue and credit costs more than offset an increase in expenses which re-sulted mainly from investment spending in the Global Capital Markets area. Dur-ing 1996, investments were made to expand the EMSTR and HYSTR businesses, in-cluding costs associated with the Section 20 subsidiary's infrastructure.

REGIONAL CONSUMER AND SMALL BUSINESS

Regional Consumer and Small Business provides a distribution network that serves over 1.8 million households and over 100,000 small businesses through approximately 550 branches spanning Massachusetts, Rhode Island, Connecticut and New Hampshire. With over $24 billion of deposits, the business functions as a major funding source for the Corporation's domestic operations. Over three-quarters of the branches are located in Massachusetts, where the Corporation is ranked number one in deposit market share. Presently, the branches in Massachu-setts are operating under two labels, BayBanks and Bank of Boston. It is ex-pected that the underlying systems of the two banks will be merged by the mid-dle of 1997 and all locations will begin operating under the common brand name of BankBoston. As a by-product of this integration process, 65 branches will be closed by the middle of 1997.

In addition to offering consumers traditional branch banking and deposit prod-ucts, the Corporation also provides its customers with a wide variety of other products and services:

 . Over 1,500 ATM machines provide customers with 24 hour access to their ac-
   counts.
 . Included in the approximately 550 branches are 73 in-store branches, which provide convenient banking services to customers where they shop.
 . In excess of 200,000 customers have availed themselves of home banking serv-
   ices through the use of their personal computers.
 . Complete telephone banking services are provided through two state of the art call centers in Massachusetts and Rhode Island that handle 28 million calls annually.

Regional Consumer and Small Business also manages a $6 billion loan portfolio, of which $5 billion are consumer loans and $1 billion are small business loans. A variety of loan products including home equity, residential mortgage, educa-tion, automobile and other installment loans are offered to consumers in the region. Through the small business banking area, the Corporation services com-mercial customers with annual revenues of up to $10 million and is ranked as the top Small Business Administration lender in Massachusetts.

Net income from Regional Consumer and Small Business declined $11 million from 1995 as an increase in expenses was partially offset by higher revenue and lower credit costs. Expense growth was due, in part, to increases from continu-ing investments in new technology, the acquisition of Bancorp and marketing campaigns related to various consumer banking products. These expense increases more than offset cost savings from the initial stages of the BayBanks integra-tion. The increase in revenue from 1995 reflected higher levels of average earning assets and retail deposits, partially offset by higher deposit costs.

LATIN AMERICA

The Latin America line of business operates through a network of approximately 100 offices. Individual businesses include Brazil, Southern Cone (Argentina, Chile and Uruguay) and Northern Latin America (Panama, Colombia, Mexico and Pe-
ru).

The Corporation's largest foreign operations are located in Argentina and Bra-zil. The Corporation has operated in Argentina since 1917, has a network of 44 branches and is one of the largest foreign banks in the country. The Corpora-tion's Argentine operations offer a wide array of products within the corpo-rate, middle market, treasury and retail businesses. Products and services of-fered include commercial and investment banking, credit cards, residential mortgages, automobile loans, mutual funds, brokerage, custody and portfolio management. The Argentine operations also participate in an Argentine pension joint venture, which was formed in response to the country's privatization of the pension system, and has approximately $550 million of assets under manage-ment and market share of approximately 10 percent.

The Corporation has operated in Brazil since 1946, has a network of 32 branches and is one of the largest foreign banks in the country. The principal busi-nesses of the Corporation's Brazilian operations include corporate lending, trade financing, treasury and fee-based activities, with particular emphasis on mutual funds, custody and credit cards. The Corporation's mutual funds under management in Brazil amounted to $3.7 billion at December 31, 1996, compared with $2.5 billion at December 31, 1995, making it the ninth largest mutual fund manager in Brazil. Also, the Corporation increased its presence in Brazil's global capital market activities, as evidenced by a $2 billion increase in cus-tody volumes, which were $5 billion at December 31, 1996, compared with $3 bil-lion at December 31, 1995.

The Corporation's Latin American business was expanded through the establish-ment of a new operation in Peru in 1996 and recent participations in pension companies in Mexico and Uruguay.

Net income from Latin America increased $52 million, or 56 percent, from 1995. This improvement was mainly due to higher levels of average earning assets, in-cluding loans, and growth in noninterest income, all primarily occurring in Ar-gentina and Brazil. The increased noninterest income was largely the result of higher trading account profits and mutual fund fees in Brazil coupled with higher revenues from the Argentine pension, retail and treasury businesses. These revenue improvements were partially offset by an increase in expenses re-lated to the cost of expanding the Argentine and Brazilian operations.

For additional information on Argentina and Brazil, see the "Cross-Border Outstandings" and "Emerging Markets Countries" sections.

GLOBAL ASSET MANAGEMENT

Global Asset Management, which has over $20 billion of assets under management, maintains 20 domestic offices in southern New England, New York and Florida, as well as an office in the Bahamas. The group provides products and services, both domestically and internationally, to high net worth individuals, profes-sional firms and small businesses, including asset management, trust and estate planning, personal tax planning, loans and deposits. Included in assets under management are approximately $6 billion of 1784 Funds, a family of 16 no load mutual funds advised by FNBB. Global Asset Management is also overseeing the start-up of an insurance business, as the Corporation recently received ap-proval to begin selling insurance in Massachusetts.

Net income from Global Asset Management grew $12 million from 1995. Revenue in-creased mainly as a result of higher levels of personal trust fees and mutual fund fees, which reflected an increase in assets under management, while the decline in expenses was due, in part, to a streamlining of the international operations, including the closing of the Luxembourg office.

OTHER GLOBAL

Other Global consists of the Corporation's operations in Europe and Asia/Pacific, which include offices in the United Kingdom, France, Germany, In-dia, Japan, South Korea, China, Taiwan, Hong Kong, Singapore, Indonesia and the Philippines. The existence of this network is integral to providing needed service to multinational corporations with whom the Corporation has a world-wide client relationship.

Operating in London since 1922, activities in the United Kingdom include offer-ing local or multicurrency credit facilities and other commercial services to indigenous United Kingdom companies and British subsidiaries of multinational corporations. The London office also provides certain consumer banking servic-es, including mortgage loans and deposits. The Corporation has operated in France and Germany since 1972 and provides an array of commercial services to local and multinational companies, including lending facilities, treasury prod-ucts and trade financing services.

Since opening its first representative office in Tokyo in 1969, the Corporation has been an active corporate lender and provider of trade services to the Asia/Pacific region. Customer segments served by the Asia/Pacific operations include local corporations, global correspondent banks and non-Asian multina-tional corporations. Targeted services offered to these clients include trade finance, foreign exchange, deposit and lending products, and capital markets services.

Net income from Other Global improved slightly from 1995, reflecting an in-crease in revenue. This growth was primarily due to higher securities gains in Europe, partially offset by a lower level of foreign exchange profits in Asia/Pacific.

OTHER BUSINESSES AND CORPORATE

Included within Other Businesses and Corporate are the results from Global Treasury, which is responsible for asset and liability risk management; the na-tional consumer businesses (FAC, Ganis Credit Corporation, and the Credit Card business), which are currently under strategic review; the Mortgage Banking and Stock Transfer businesses, which, during 1996 and 1995, respectively, were transferred to joint ventures; and certain corporate income and expense items of a nonrecurring nature, such as charges related to the BayBanks acquisition, items related to the sale of the mortgage banking subsidiary, business reorga-nization costs and costs relating to the valuation or disposition of certain assets. The high level of assets associated with this group mainly relates to securities and other types of earning assets which are the responsibility of Global Treasury, as well as the national consumer loan portfolios.

FINANCIAL CONDITION

RISK MANAGEMENT

The Corporation's management of risk inherent in its businesses is essential in understanding and assessing its financial performance and in creating long-term value. The Corporation's primary risk factors are credit risk, liquidity risk and market risk, which includes interest rate risk and foreign currency ex-change rate risk. Credit risk is the risk of loss from a counterparty's failure or inability to meet the payment or performance terms of any contract with the Corporation. Liquidity risk is the risk of loss from the Corporation's inabil-ity to meet its obligations when they come due, without incurring unacceptable costs. Market risk is the risk of loss related to adverse changes in market prices, such as interest rates and foreign exchange rates. The Corporation has a risk management process for the identification, measurement, monitoring and control of these risk exposures. A discussion of these risk areas is included throughout the discussion of the Corporation's financial condition below.

CREDIT RISK MANAGEMENT

The Corporation's risk management process includes the management of all forms of credit risk, including balance sheet and off-balance-sheet exposures. The Credit Policy Committee (CPC), on a corporate-wide basis, establishes all credit policies for the Corporation, approves underwriting standards and con-centration limits, and grants credit approval authorities. An independent credit function monitors compliance by individual units with the Corporation's credit policies, works to ensure that credit due diligence and credit adminis-tration meet acceptable standards, and is responsible for the effectiveness of the loan review process. The credit function includes a staff of credit offi-cers, reporting directly to the Senior Credit Officer (SCO). These credit offi-cers are assigned to work with the various business units to ensure the integ-rity of the credit process. Business unit management has the primary responsi-bility to evaluate credit risk, ensure that each individual credit exposure is appropriately risk rated, and monitor and manage credit risks within policy and portfolio guidelines. In addition, a credit information unit provides reports on credit exposures on a corporate-wide basis. A risk review unit, which re-ports independently of both the business and credit units, audits the integrity of risk ratings and the adequacy of the credit process for all units of the Corporation.

Through monthly meetings with the business unit heads and the frequent review of credit quality information, senior management in Boston oversees the world-wide credit activities, both corporate and consumer, of the Corporation. The level of management needed to approve credit exposures varies according to the size and level of risk of the credit. Corporate credits that meet specified size and risk rating thresholds must be approved by the Senior Credit Commit-tee, which is chaired by the SCO and is composed of senior credit officers and senior business unit managers on a rotating basis. Portfolio limits and under-writing standards are established by the CPC for both consumer and commercial credit exposures with common risk characteristics, such as industry or product type. An important aspect of the Corporation's portfolio management process is the management of large, individual credits, which are governed by relationship limits that are set according to risk rating. The CPC has also established tar-get risk rating profiles for the Corporation, and sets country limits on cross-border exposures to borrowers and counterparties domiciled in other countries. All limits are reviewed regularly and adjusted based on the CPC's assessment of relevant conditions.

The Syndications unit is integral to portfolio management by enhancing the li-quidity of the wholesale loan portfolio. Syndications is responsible for ar-ranging participations in loans where the Corporation is the lead bank. This unit maintains contact with other institutional lenders and investors in bank structured loans, maintains information on credit structure and pricing by risk category, evaluates the market liquidity of facilities, and syndicates Corpora-tion-agented facilities to attain desired hold levels.

The Corporation employs a corporate-wide process to review individual credits and identify emerging problems. Credits that deteriorate into certain defined risk categories are managed by a separate loan review unit composed of profes-sional asset recovery specialists who establish detailed asset management plans designed to mitigate risk of credit loss to the Corporation.

The Corporation continually seeks to improve its credit culture to better bal-ance associated risks with its goal of optimizing value to its stockholders and customers. While sound credit policies assist the Corporation in managing expo-sure to credit risks, they do not insulate the Corporation from losses.

LOANS AND LEASES

Table 5 shows a breakdown of the portfolio for the last five years.

TABLE 5 -- LOANS AND LEASE FINANCING PORTFOLIO

December 31                    1996             1995             1994             1993             1992
(dollars in millions)     BALANCE  PERCENT Balance  Percent Balance  Percent Balance  Percent Balance  Percent
--------------------------------------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial
and financial...........  $13,162    32.0% $12,809    33.0% $13,122    34.8% $13,199    37.9% $11,680    37.4%
Commercial real estate
 Construction...........      284      .7      386     1.0      391     1.0      675     1.9      911     2.9
 Other..................    3,240     7.9    3,393     8.7    4,065    10.8    4,003    11.5    4,169    13.3
Consumer-related loans
 Secured by 1-4 family
 residential
 properties.............    6,062    14.8    6,697    17.2    7,079    18.8    5,969    17.1    5,368    17.2
 Other..................    6,898    16.8    5,554    14.3    4,559    12.1    3,524    10.1    3,037     9.7
Lease financing.........    1,816     4.4    1,564     4.0    1,482     3.9    1,367     3.9    1,322     4.2
Unearned income.........     (287)    (.7)    (240)    (.6)    (239)    (.6)    (228)    (.7)    (231)    (.7)
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                           31,175    75.9   30,163    77.6   30,459    80.8   28,509    81.7   26,256    84.0
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
INTERNATIONAL
Commercial and
industrial..............    6,946    16.9    6,422    16.5    5,161    13.6    4,650    13.4    3,646    11.7
Banks and other
financial institutions..      866     2.1      796     2.1      749     2.0      690     2.0      430     1.4
Governments and official
institutions............       79      .2       82      .2       33      .1       22      .1       54      .2
Lease financing.........      368      .9      285      .7      329      .9      265      .8      218      .7
All other...............    1,720     4.2    1,159     3.0    1,053     2.8      791     2.3      721     2.3
Unearned income.........      (93)    (.2)     (37)    (.1)     (76)    (.2)    (108)    (.3)     (85)    (.3)
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                            9,886    24.1    8,707    22.4    7,249    19.2    6,310    18.3    4,984    16.0
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
Total loans and lease
financing...............  $41,061   100.0% $38,870   100.0% $37,708   100.0% $34,819   100.0% $31,240   100.0%
                          =======   =====  =======   =====  =======   =====  =======   =====  =======   =====
--------------------------------------------------------------------------------------------------------------

Total loans and lease financing increased approximately $2.2 billion from De-cember 31, 1995, reflecting an increase in domestic loans of $1 billion and an increase of $1.2 billion in international loans. The increase in domestic loans from December 31, 1995 reflected a $700 million increase in consumer-related loans, a $350 million increase in commercial, industrial and financial loans and a $250 million increase in lease financing, partially offset by a $250 mil-lion decrease in commercial real estate loans. The increase in consumer-related loans reflected a $900 million increase in credit card loans as a result of the expansion of the business during 1996 and a $400 million increase in other con-sumer loans, primarily from Ganis Credit Corporation, offset by a $600 million decrease in residential mortgages. The decrease in residential mortgages re-flected, in part, the sale of loans as part of the Corporation's sale of 20 branches during 1996, as well as other mortgage loan sales in connection with the Corporation's management of its balance sheet. The increases in commercial, industrial and financial loans resulted from increases in various loan portfo-lios, including Specialized Industries, New England Corporate Banking and Di-versified Finance. Loan levels are also affected by the timing of syndication activity. Future loan and lease financing levels could be impacted by the Cor-poration's strategic initiatives noted in the "Acquisitions, Divestitures and Strategic Alliances" section.

International loans increased to $9.9 billion at December 31, 1996, from $8.7 billion at December 31, 1995. The loan growth included a $525 million increase in commercial and industrial loans and a $560 million increase in other loans, which includes residential mortgages and other consumer loans. This growth has primarily occurred in Latin America, particularly in the loan portfolios of Ar-gentina and Brazil. Total loans in these two countries have grown approximately $1 billion since December 31, 1995. A further discussion of the Argentine and Brazilian operations is included in the "Cross-Border Outstandings" and "Emerg-ing Markets Countries" sections.

DOMESTIC COMMERCIAL REAL ESTATE LOANS

Table 6 details domestic commercial real estate loans by geographic location as of the last three year-ends. The portion attributable to other states at the end of 1996 was dispersed among approximately 30 states.

TABLE 6 -- DOMESTIC COMMERCIAL REAL ESTATE LOANS

                                                            Other
December 31                                                  New   Other
(in millions)                                    MA    CT  England States Total
--------------------------------------------------------------------------------
1996.......................................... $1,885 $282  $309   $1,048 $3,524
1995.......................................... $2,220 $318  $351   $  890 $3,779
1994.......................................... $2,380 $427  $651   $  998 $4,456

A significant portion of the commercial real estate portfolio is comprised of loans from which ultimate payment to the Corporation is expected to come from the sale, operation or refinancing of the underlying property. The collateral underlying substantially all of these loans is valued at least annually using various real estate valuation techniques, including discounted cash flows and appraisals. The remaining portfolio is primarily composed of outstandings se-cured by real estate that is owner-occupied and where the underlying business credit, rather than the property, is viewed as the principal source of repay-ment. Overall, the level of commercial real estate loans decreased during 1996, due to decreased commercial real estate loan originations.

HLTS

Included in commercial, industrial and financial loans are loans made by many of the Corporation's lending businesses to finance transactions involving leveraged buyouts, acquisitions, and recapitalizations. These loans are desig-nated as highly leveraged transactions (HLTs) if, by the nature of the loan terms and the profile of the customer, the transaction qualifies for this clas-sification under the current bank regulatory definition of HLTs. Additionally, the HLT definition encompasses other more traditional credit arrangements, where a high degree of leverage would be expected, such as asset-based lending and lending to the communications industry, particularly cable, where equity is traditionally low and cash flow is the predominant factor in assessing repay-ment ability. Table 7 summarizes the Corporation's HLT portfolio for the last three years.

TABLE 7 -- HIGHLY LEVERAGED TRANSACTION PORTFOLIO

December 31                                                1996   1995    1994
(dollars in millions)
-------------------------------------------------------------------------------
Total loans.............................................. $1,319 $1,342  $1,272
Number of companies......................................    116    101      84
Average loan size........................................ $   11 $   13  $   15
Unused lending commitments............................... $  677 $  639  $  653
Nonaccrual loans.........................................                $    1
Net credit losses (recoveries) for year..................        $   (4) $    6
Equity and mezzanine investments......................... $  187 $  144  $  105

The Corporation's HLT portfolio is spread among a variety of industries. At De-cember 31, 1996, the largest segments of the HLT portfolio by industry were as follows: media and communications -- $358 million to 23 customers; food, bever-age and tobacco -- $154 million to 18 customers; petroleum, chemicals, rubber and plastics -- $146 million to 12 customers, and transportation -- $77 million to 7 customers. Yields on HLT loans are generally higher than on most other commercial loans. Typically, interest rates on new HLTs range from 2 percent to 3 percent over the London Interbank Bank Offered Rate (LIBOR) and fees charged range from .38 percent to .75 percent of the principal amount committed. The Corporation has historically been involved in transactions that meet the regu-latory definition of HLTs, and it expects to continue to agent and participate in such transactions in the future.

NONACCRUAL LOANS AND LEASES AND OREO

Table 8 summarizes nonaccrual loans and leases by type and as a percentage of the related consolidated loan category.

TABLE 8 -- NONACCRUAL LOANS AND LEASES AND OREO

December 31                     1996             1995             1994             1993             1992
                                  PERCENT          Percent          Percent          Percent          Percent
                                  OF LOAN          of Loan          of Loan          of Loan          of Loan
(dollars in millions)     BALANCE CATEGORY Balance Category Balance Category Balance Category Balance Category
--------------------------------------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial
and financial...........   $ 82      .6%    $ 88      .7%    $130     1.0%    $168      1.3%  $  285     2.4%
Commercial real estate
 Construction...........      6     2.1       25     6.5       13     3.3       32      4.7       89     9.8
 Other..................     67     2.1      103     3.0      133     3.3      277      6.9      416    10.0
Consumer-related loans
 Secured by 1-4 family
 residential
 properties.............     80     1.3       56      .8       53      .7       75      1.3       73     1.4
 Other..................     61      .9       35      .6       26      .6       12       .3       31     1.0
                           ----             ----             ----             ----            ------
                            296     1.0      307     1.0      355     1.2      564      2.0      894     3.4
                           ----             ----             ----             ----            ------
INTERNATIONAL
Commercial and
industrial..............     74     1.1       34      .5       17      .3       63      1.4       55     1.4
Banks and other
financial institutions..                                        1      .1                          1      .2
Governments and official
institutions............                                                         3     13.6        4     7.4
All other...............     32     1.9       32     2.8       47     4.5       31      4.0        6      .8
                           ----             ----             ----             ----            ------
                            106     1.1       66      .8       65      .9       97      1.5       66     1.3
                           ----             ----             ----             ----            ------
Total nonaccrual loans
and leases..............    402     1.0      373     1.0      420     1.1      661      1.9      960     3.1
OREO....................     50               69              143              222               366
                           ----             ----             ----             ----            ------
Total...................   $452             $442             $563             $883            $1,326
                           ====             ====             ====             ====            ======
--------------------------------------------------------------------------------------------------------------

Total nonaccrual loans and leases and OREO increased $10 million to $452 mil-lion at December 31, 1996, from $442 million at December 31, 1995. The increase from December 31, 1995 reflects the placement of one large international loan on nonaccrual status in the third quarter of 1996, as well as increases in do-mestic consumer-related nonaccrual loans, primarily driven by the credit card and residential mortgage portfolios. The increases were partially offset by de-creases in the domestic commercial loan portfolio as well as the domestic com-mercial real estate loan and OREO portfolios.

In addition, the Corporation holds in available for sale securities approxi-mately $50 million of commercial paper of the international customer noted above, on which earnings are not being recognized. Any loss on this investment will be dependent upon the outcome of the customer's restructuring plan and other negotiations.

The level of nonaccrual loans and leases and OREO is influenced by the economic environment, interest rates and other internal and external factors. As such, no assurance can be given as to future levels of nonaccrual loans and leases and OREO. The management of, and the accounting policy for, the Corporation's nonaccrual loans and leases and OREO is discussed above in the "Credit Risk Management" section and in Note 1 to the Financial Statements.


















Table 9 summarizes the changes in nonaccrual loans and leases and OREO that have occurred during the last three years.

TABLE 9 -- CHANGES IN NONACCRUAL LOANS AND LEASES AND OREO

(dollars in millions)                                        1996  1995  1994
------------------------------------------------------------------------------
Balance, January 1.......................................... $442  $563  $883
Assets of entities acquired.................................          8    20
Assets of entities sold.....................................        (27)
Additions...................................................  618   554   684
Sales, restructurings, payments and other decreases......... (304) (396) (520)
Transfers to ADP............................................             (252)
Net credit losses and valuation adjustments, excluding
writedowns associated with transfers to ADP................. (304) (260) (252)
                                                             ----  ----  ----
Balance, December 31........................................ $452  $442  $563
                                                             ====  ====  ====
Ending balance as a percentage of related assets............  1.1%  1.1%  1.5%

During 1994, the Corporation transferred certain of its lower quality real es-tate exposures, including a portion which was on nonaccrual status, to an ac-celerated disposition portfolio (ADP). In connection with the transfer, the Corporation recorded credit losses of $119 million to reduce the carrying value of the exposures to their estimated disposition value at the date of transfer. As of December 31, 1996 the Corporation had disposed of all ADP exposures. See
Note 7 to the Financial Statements for further discussion.

RESERVE FOR CREDIT LOSSES

The Corporation determines the level of its reserve for credit losses consider-ing evaluations of individual credits and concentrations of credit risks, net losses charged to the reserve, changes in quality of the credit portfolio, lev-els of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in size and character of the credit risks and other pertinent factors. The credit risk of off-balance-sheet exposures is managed as part of the overall extension of credit to individual customers and is considered in assessing the overall adequacy of the reserve for credit losses. The amount of the reserve for credit losses associated with off-balance-sheet exposures is not significant. The amount of the reserve for credit losses is reviewed by management quarterly. Refer to Notes 7 and 22 to the Financial Statements for further discussion of the reserve for credit losses and credit risk related to off-balance-sheet contracts.

The reserve for credit losses at December 31, 1996 was $883 million, or 2.15 percent of outstanding loans and leases, compared with $890 million, or 2.29 percent, at December 31, 1995. The reserve for credit losses was 220 percent of nonaccrual loans and leases at December 31, 1996, compared with 239 percent at December 31, 1995. The Corporation recorded special provisions for credit losses totaling $75 million during 1995 reflecting management's intent to strengthen further the Corporation's loan loss reserve. (See the "Provision for Credit Losses" section for further discussion.) The future level of the reserve for credit losses will continue to be a function of management's evaluation of the Corporation's credit exposures existing at the time. Therefore, no assur-ance can be given regarding the future level of the reserve.

Table 10 presents a five-year analysis of the Corporation's reserve for credit losses and related ratios.
TABLE 10 -- RESERVE FOR CREDIT LOSSES AND RELATED RATIOS

(dollars in millions)                1996     1995     1994     1993     1992
--------------------------------------------------------------------------------
Balance, January 1................  $   890  $   827  $   941  $ 1,116  $ 1,264
Provision.........................      231      275      154      107      288
Reserves of entities acquired.....        3       16       25
Reserves of entities sold.........      (11)     (32)
Credit losses, excluding those
 related to ADP...................     (310)    (282)    (260)    (353)    (553)
Recoveries........................       80       86       86       71      117
                                    -------  -------  -------  -------  -------
Net credit losses before credit
 losses related to ADP............     (230)    (196)    (174)    (282)    (436)
Credit losses related to ADP......                       (119)
                                    -------  -------  -------  -------  -------
Balance, December 31..............  $   883  $   890  $   827  $   941  $ 1,116
                                    =======  =======  =======  =======  =======
Loans and lease financing at
 December 31......................  $41,061  $38,870  $37,708  $34,819  $31,240
Average loans and lease
 financing........................  $40,589  $38,283  $36,017  $32,565  $31,568
Reserve for credit losses to total
 loans and leases at December 31..     2.15%    2.29%    2.19%    2.70%    3.57%
Reserve for credit losses to
 nonaccrual loans and leases at
 December 31......................      220%     239%     197%     142%     116%
Reserve for credit losses to
 nonaccrual and renegotiated loans
 and leases at
 December 31......................      215%     219%     165%     104%      81%
Net credit losses to average loans
 and lease financing..............      .57%     .51%     .81%     .87%    1.38%
Net credit losses to provision for
 credit losses....................    99.57%   71.27%  190.26%  263.55%  151.39%
Total recoveries to total credit
 losses...........................    25.81%   30.50%   22.69%   20.11%   21.16%
--------------------------------------------------------------------------------

As detailed in Table 11, net credit losses were $230 million in 1996, compared with $196 million in 1995. In 1996, the Corporation experienced higher domestic credit losses, principally driven by increases in net credit losses in the con-sumer loan portfolio, mainly the FAC and credit card portfolios, which ac-counted for approximately 85 percent of the increase in the consumer net credit losses. These increases were partially offset by lower net credit losses in the commercial real estate and commercial and industrial portfolios. International net credit losses decreased from the 1995 period reflecting decreased losses in the Argentine consumer portfolio.

TABLE 11 -- NET CREDIT LOSSES

Years Ended December 31                      1996   1995   1994   1993   1992
(in millions)
-------------------------------------------------------------------------------
DOMESTIC CREDIT LOSSES
Commercial, industrial and financial........ $ (21) $ (47) $ (38) $ (80) $(162)
Commercial real estate
 Construction...............................    (6)    (7)   (10)   (19)   (63)
 Other......................................   (39)   (49)   (62)   (79)  (154)
Consumer-related loans
 Secured by 1-4 family residential
 properties.................................   (25)   (26)   (22)   (33)   (37)
 Other......................................  (167)   (94)   (80)   (76)   (82)
                                             -----  -----  -----  -----  -----
                                              (258)  (223)  (212)  (287)  (498)
INTERNATIONAL CREDIT LOSSES.................   (52)   (59)   (48)   (66)   (55)
                                             -----  -----  -----  -----  -----
 Credit losses, excluding those related to
 ADP........................................  (310)  (282)  (260)  (353)  (553)
DOMESTIC RECOVERIES
Commercial, industrial and financial........    13     17     22     26     38
Commercial real estate
 Construction...............................     5      1      4      3      4
 Other......................................     9     20     14      7      4
Consumer-related loans
 Secured by 1-4 family residential
 properties.................................     7      5      4      6      4
 Other......................................    31     28     24     23     25
                                             -----  -----  -----  -----  -----
                                                65     71     68     65     75
INTERNATIONAL RECOVERIES....................    15     15     18      6     42
                                             -----  -----  -----  -----  -----
 Total recoveries...........................    80     86     86     71    117
                                             -----  -----  -----  -----  -----
 Net credit losses, before credit losses
 related to ADP.............................  (230)  (196)  (174)  (282)  (436)
Credit losses related to ADP................                (119)
                                             -----  -----  -----  -----  -----
 Total net credit losses.................... $(230) $(196) $(293) $(282) $(436)
                                             =====  =====  =====  =====  =====
-------------------------------------------------------------------------------

The Corporation's ability and willingness to extend new credit is a function of a variety of factors, including competition for customers' business; an analy-sis of a loan's potential profitability and risk profile, and economic condi-tions in New England, other parts of the United States and other countries where the Corporation does business. In addition, certain segments of the loan portfolio may increase or decrease from the December 31, 1996 level in accor-dance with strategic or credit management decisions made by the Corporation, such as the acquisition or divestiture of companies or portfolios. Given these factors, the rate of change in the size and mix of the Corporation's loan port-folios experienced during the past few years may not be indicative of the fu-ture. The above factors may also affect the levels of nonaccrual loans, net credit losses and the reserve for credit losses. Further information on the Corporation's loan and lease financing portfolio can be found in Note 6 to the Financial Statements.

CROSS-BORDER OUTSTANDINGS

At December 31, 1996 and December 31, 1995, total cross-border outstandings represented 14 percent of consolidated total assets, compared with 12 percent at December 31, 1994.

In accordance with bank regulatory rules, cross-border outstandings are:

 . Amounts payable to the Corporation in U.S. dollars or other non-local cur-rencies.

 . Amounts payable to the Corporation in local currency but funded with U.S.
   dollars or other non-local currencies.

Included in these outstandings are deposits in other banks, resale agreements, trading securities, securities available for sale, securities held to maturity, loans and lease financing, amounts due from customers on acceptances and ac-crued interest receivable.

In addition to credit risk, cross-border outstandings have the risk that, as a result of political or economic conditions in a country, borrowers are unable to meet their contractual repayment obligations of principal and/or interest when due because of the unavailability of, or restrictions on, foreign exchange needed by borrowers to repay their obligations. The Corporation manages its cross-border outstandings using country exposure limits as discussed in the "Credit Risk Management" section.

Excluded from cross-border outstandings for a given country are:

 . Local currency assets funded with U.S. dollars or other non-local currency where the providers of funds agree that, in the event their claims cannot be repaid in the designated currency due to currency exchange restrictions in a given country, they may either accept payment in local currency or wait to receive the non-local currency until such time as it becomes avail-able in the local market. At December 31, 1996, such outstandings related to emerging markets countries totaled $2.3 billion, compared with $1.7 bil-lion at December 31, 1995 and $.9 billion at December 31, 1994.

 . Local currency outstandings funded with local currency.

 . U.S. dollar or other non-local currency outstandings reallocated as a re-sult of external guarantees or cash collateral.

 . U.S. dollar or other non-local currency outstandings reallocated as a re-sult of insurance contracts, issued primarily by U.S. government agencies.

Table 12 details by country the Corporation's approximate cross-border outstandings that individually amounted to 1 percent or more of its consoli-dated total assets at December 31, 1996, 1995 and 1994.

TABLE 12 -- SIGNIFICANT CROSS-BORDER OUTSTANDINGS

                                                    Percentage Of
(dollars in millions)    Public Banks Other  Total  Total Assets  Commitments(2)
--------------------------------------------------------------------------------
December 31, 1996(1)
Argentina...............  $605  $ 60  $2,165 $2,830      4.5%          $ 55
Brazil..................   305    30     585    920      1.5             40
Chile...................    60   265     385    710      1.1             30
December 31, 1995(1)
Argentina...............  $465  $ 50  $1,710 $2,225      3.7%          $ 45
Brazil..................    25    20     980  1,025      1.8             35
United Kingdom..........         100     570    670      1.2            130
Chile...................   150   125     365    640      1.1             15
December 31, 1994(1)
Argentina...............  $305  $ 40  $1,525 $1,870      3.4%          $ 95
Brazil..................           5     795    800      1.5             30
United Kingdom..........           5     595    600      1.1            115
--------------------------------------------------------------------------------

(1) Cross-border outstandings in countries which totaled between .75% and 1% of consolidated total assets at December 31, 1996, 1995 and 1994 were approxi-mately as follows: 1996 -- United Kingdom, $575 million; 1995 -- None;
    1994 -- Chile, $495 million.

(2) Included within commitments are letters of credit, guarantees and the undisbursed portions of loan commitments.

In accordance with the regulatory definition of cross-border outstandings, ap-proximately $1.8 billion of Argendollar outstandings are included in the cross-border total for Argentina at December 31, 1996, compared with approximately $1.3 billion at December 31, 1995 and $1 billion at December 31, 1994. These are outstandings payable to the Corporation in U.S. dollars which are funded entirely by dollars borrowed within Argentina.

EMERGING MARKETS COUNTRIES

At December 31, 1996, approximately $5.8 billion of the Corporation's cross-border outstandings were to emerging markets countries, of which approximately 75 percent were loans. These cross-border outstandings were mainly composed of short-term trade credits, non-trade-related loans and leases not subject to country debt rescheduling agreements, government securities, capital invest-ments in branches and subsidiaries and trading positions managed by the Corpo-ration's EMSTR business.

As shown in Table 13, at December 31, 1996, approximately $5.5 billion, or 95 percent, of the cross-border outstandings to emerging markets countries were to countries where the Corporation maintains branch networks and/or subsidiaries.

TABLE 13 -- CROSS-BORDER OUTSTANDINGS

December 31                                                         1996   1995
(in millions)
--------------------------------------------------------------------------------
Argentina......................................................... $2,830 $2,225
Brazil............................................................    920  1,025
Chile.............................................................    710    640
Mexico............................................................    405    210
Uruguay...........................................................    250    225
Colombia..........................................................    200    235
Panama............................................................    110      5
Peru..............................................................     65
Other.............................................................     55     40
                                                                   ------ ------
                                                                   $5,545 $4,605
                                                                   ====== ======

Table 14 shows changes in Argentine and Brazilian cross-border outstandings from December 31, 1995.
TABLE 14 -- CHANGES IN ARGENTINE AND BRAZILIAN CROSS-BORDER OUTSTANDINGS

(in millions)                                                Argentina Brazil
------------------------------------------------------------------------------
Cross-border outstandings at December 31, 1995..............  $2,225   $1,025
Change in non-trade-related loans and leases not subject to
country debt rescheduling...................................     330     (370)
Net change in trade-related cross-border outstandings,
primarily short-term........................................      10      235
Net change in investment and trading securities.............     260      (10)
Net change in placements....................................      10       25
Other.......................................................      (5)      15
                                                              ------   ------
Cross-border outstandings at December 31, 1996..............  $2,830   $  920
                                                              ======   ======
------------------------------------------------------------------------------

ARGENTINA

During 1996, the Argentine financial markets continued the improvement evi-denced in the last half of 1995. Annual interest rates declined to approxi-mately 6 percent at December 31, 1996, while inflation for the year was negli-gible. The exchange rate continued unchanged from 1995 as the government con-tinues its policy of maintaining an exchange rate of one Argentine peso to one U.S. dollar. In addition, the Argentine government implemented measures in-tended to further stabilize liquidity in the financial markets by increasing local reserve requirements of financial institutions and by obtaining committed international liquidity back-up facilities.

The Corporation's Argentine assets amounted to approximately $4.8 billion at December 31, 1996, compared with approximately $3.9 billion at December 31, 1995. Included in these assets are cross-border outstandings, including Argendollar outstandings, of $2.8 billion and $2.2 billion at December 31, 1996 and 1995, respectively. Loans increased by approximately $700 million to $3.4 billion at December 31, 1996. This increase was primarily due to higher levels of corporate and consumer loans. The Corporation's Argentine securities portfo-lio is utilized for both asset and liability management and trading purposes. At December 31, 1996, the securities portfolio, which included available for sale and trading account securities, amounted to $621 million, compared with $486 million at December 31, 1995. The increase was attributable to higher lev-els of both local and international Argentine debt securities reflecting, in part, a repositioning of the portfolio in response to changing conditions in the Argentine financial markets.

The Corporation's nonaccrual Argentine loans were $85 million at December 31, 1996, compared with $52 million at December 31, 1995. The increase of $33 mil-lion was due to the placement of one large loan on nonaccrual status, partially offset by declines in other nonaccrual loans. Net credit losses were $20 mil-lion in 1996 and $33 million in 1995. The decline in net credit losses of $13 million from 1995 was due to lower consumer loan charge-offs. For a further discussion of the Corporation's nonaccrual loans and net credit losses, see the "Nonaccrual Loans and Leases and OREO" and "Reserve for Credit Losses" sec-tions.

For additional information on Argentina, see the "Line of Business--Latin Amer-ica" section.

BRAZIL

During 1996, Brazil's annual inflation rate declined to approximately 10 per-cent, compared with 23 percent for 1995, while rates on short-term interbank deposits averaged approximately 27 percent for the year.

The government maintains a floating band exchange rate policy to preserve the value of the Brazilian reais relative to the U.S. dollar. At December 31, 1996, the exchange rate was 1.04 reais to one U.S. dollar, compared with .97 reais to one U.S. dollar at December 31, 1995.

The Corporation's Brazilian assets amounted to approximately $5 billion at De-cember 31, 1996, compared with approximately $4.5 billion at December 31, 1995. Included in these assets are cross-border outstandings of $.9 billion and $1 billion at December 31, 1996 and 1995, respectively. The increase in total as-sets was mainly due to a higher level of loans, which amounted to approximately $2.7 billion at December 31, 1996, compared with approximately $2.2 billion at December 31, 1995. The increase in loans was primarily the result of trade-re-lated outstandings.

The Corporation's nonaccrual Brazilian loans were $14 million at December 31, 1996, compared with $8 million at December 31, 1995. Net credit losses were $14 million in 1996 and $6 million in 1995. For further discussion of the Corpora-tion's nonaccrual loans and net credit losses, see the "Nonaccrual Loans and Leases and OREO" and "Reserve for Credit Losses" sections.

The securities portfolio consists of trading assets and available for sale se-curities and amounted to approximately $565 million at December 31, 1996. The level of this portfolio has not changed significantly from December 31, 1995; however, the Corporation has experienced a change in the mix of its securities portfolio, with an increase in the available for sale securities component. This increase was due, in part, to the management of reais and U.S. dollar bal-ance sheet positions and to the longer maturities of Brazilian government secu-rities held in this portfolio.

For additional information on Brazil, see the "Line of Business--Latin America" section.

The Corporation's Argentine and Brazilian operations maintained currency posi-tions both at December 31, 1996 and throughout the year. For further discussion of currency positions, see the "Currency Positions" section.

It is expected that the economic situation in Latin America, including the ef-fect of world financial markets on these economies, will continue to evolve. The Corporation has not experienced any collection problems as a result of cur-rency restrictions or foreign exchange liquidity problems on its current port-folio of cross-border outstandings to emerging markets countries. However, if the actions implemented by Latin American governments do not remain effective over time, particularly with regard to liquidity, the Corporation's operations could experience adverse effects, including stress on local liquidity, deterio-ration of credit quality, a decline in the value of its securities portfolio and declines in loan and deposit levels. The Corporation will continue to moni-tor the economies of Latin American and other emerging markets countries in which it has local operations, cross-border outstandings or, where applicable, currency positions. Each emerging markets country is at a different stage of development with a unique set of economic fundamentals; therefore, it is not possible to predict what developments will occur and what impact these develop-ments will ultimately have on the economies of these countries or on the Corpo-ration's financial statements.

LIQUIDITY RISK MANAGEMENT

Liquidity is defined as the ability to meet known near-term and projected long-term funding commitments, while supporting selective business expansion in ac-cordance with the Corporation's strategic plan. The Corporation manages liquid-ity risk according to policy set, and oversight provided, by the Asset, Liabil-ity and Capital Committee (ALCCO), to ensure its ability to meet present and future funding needs in domestic and overseas markets. U.S. dollar liquidity management is centralized in Boston, with overseas operations managing their local currency liquidity requirements. The Corporation's U.S. dollar liquidity is monitored on a daily basis and is reviewed monthly by ALCCO. It is also re-viewed monthly by the Board of Directors (the Board). Available liquidity sources are measured against anticipated needs of the Corporation as a whole, the parent company and each of the subsidiary banks. Alternative funding strat-egies are reviewed, updated and implemented by ALCCO as considered necessary.

The Corporation's liquid assets consist primarily of interest bearing deposits in other banks, federal funds sold and resale agreements, money market loans, and unencumbered U.S. Treasury and U.S. government agency securities. Table 15 presents the levels of the Corporation's liquid assets as of each of the last three year-ends.

TABLE 15 -- LIQUID ASSETS

December 31                                                       1996 1995 1994
(in billions)
--------------------------------------------------------------------------------
Liquid assets.................................................... $7.3 $7.4 $4.8

Deposits are the principal source of the Corporation's funding. Table 16 in-cludes information related to the Corporation's funding sources for the last three years.

TABLE 16 -- FUNDING SOURCES

December 31                                                   1996  1995  1994
(dollars in billions)
-------------------------------------------------------------------------------
DOMESTIC
 Interest bearing deposits................................... $24.7 $24.4 $23.6
 Noninterest bearing deposits................................   8.3   7.1   7.0
                                                              ----- ----- -----
 Total deposits..............................................  33.0  31.5  30.6
 Funds borrowed..............................................   7.8   8.4   6.1
 Notes payable(1)............................................   2.7   1.8   2.0
                                                              ----- ----- -----
                                                              $43.5 $41.7 $38.7
                                                              ===== ===== =====
INTERNATIONAL
 Interest bearing deposits................................... $ 9.0 $ 9.0 $ 9.1
 Noninterest bearing deposits................................    .8    .6    .6
                                                              ----- ----- -----
 Total deposits..............................................   9.8   9.6   9.7
 Funds borrowed..............................................   1.4   1.1   1.1
 Notes payable...............................................    .6    .4    .2
                                                              ----- ----- -----
                                                              $11.8 $11.1 $11.0
                                                              ===== ===== =====
CONSOLIDATED
 Interest bearing deposits................................... $33.7 $33.4 $32.7
 Noninterest bearing deposits................................   9.1   7.7   7.6
                                                              ----- ----- -----
 Total deposits..............................................  42.8  41.1  40.3
 Funds borrowed..............................................   9.2   9.5   7.2
 Notes payable(1)............................................   3.3   2.2   2.2
                                                              ----- ----- -----
                                                              $55.3 $52.8 $49.7
                                                              ===== ===== =====
Deposits as a percentage of

 Loans........................................................... 104% 106% 107%
 Total assets....................................................  69%  69%  73%
--------------------------------------------------------------------------------

(1) At December 31, 1996, includes $.5 billion of Trust Securities (defined be-low).

Consolidated deposits increased approximately $1.7 billion compared with 1995, of which $1.5 billion related to increases in domestic deposits, primarily de-mand deposit accounts, which were at an uncharacteristically high level at De-cember 31, 1996. Domestic funds borrowed decreased approximately $600 million from December 31, 1995, mainly as a result of decreased borrowings under FNBB's medium-term bank note program and decreased federal funds purchased, partially offset by increased securities sold under agreements to repurchase.

Notes payable increased from 1995 primarily due to aggregate issuances of $400 million of senior debt by the Corporation, $200 million of subordinated debt by FNBB, $500 million of Trust Securities (defined below), and $320 million of Brazilian debt. These issuances were offset by maturities of $100 million of senior debt and $140 million of Brazilian debt in 1996. The Corporation has an effective shelf registration statement with a remaining availability of $1 bil-lion at January 31, 1997, which can be used for the issuance of equity or debt securities.

In 1996, the Corporation established two business trusts, with the exclusive purpose of each being the issuance of capital securities, which represent preferred beneficial interests in the trusts. The Corporation is the owner of all the beneficial interests of the trusts represented by common securities. In the fourth quarter of 1996, each trust issued $250 million of such capital securities (the Trust Securities) and invested the proceeds in junior subordinated debentures issued by the Corporation. The Corporation has unconditionally guaranteed the Trust Securities, which are presented in the Corporation's consolidated balance sheet as guaranteed preferred beneficial interest in Corporation's junior subordinated debt.

Additional information on the Corporation's notes payable and the Trust Securi-ties can be found in Notes 10 and 11 to the Financial Statements.

Based upon the Corporation's liquid asset level and its ability to access the public markets for additional funding when necessary, management considers overall liquidity at December 31, 1996 adequate to meet current obligations, support expectations for future changes in asset and liability levels and carry on normal operations.

MARKET RISK MANAGEMENT

Market risk is defined as the risk of loss related to adverse changes in market prices, such as interest rates and foreign currency exchange rates, of finan-cial instruments. Market risk is managed within policies and limits established by ALCCO and the Board. Risk limits are allocated by ALCCO to the Corporation's market risk-taking activities, considering the results of the risk modeling process as well as other internal and external factors. In addition, market risk policies and limits are reviewed at least annually by ALCCO, or more often if warranted by current market, economic or business conditions.

The objective of the Corporation's market risk management process is to manage and control the effects of changes in market prices on the Corporation's opera-tions and financial condition. Management seeks to limit the volatility of earnings and protect economic value, while ensuring that risks from adverse movements in market prices are in compliance with the above-mentioned limits. This objective is achieved through the development and implementation of market risk management strategies, including various balance sheet actions and the use of securities and derivatives and foreign exchange contracts.

TRADING ACTIVITIES

The Corporation's trading activities primarily involve providing risk management services to its customers including interest rate derivatives and foreign exchange contracts. Interest rate derivatives include interest rate swaps and interest rate options, futures and forwards. Foreign exchange activities include trading spot, forward and option contracts in major foreign currencies. Additional information with respect to the Corporation's trading derivatives, including accounting policies, is provided in Notes 1 and 22 to the Financial Statements.

In addition, the Corporation takes proprietary positions in domestic and emerging markets fixed income securities and local currency debt and equity securities. These proprietary trading positions are designed to generate gains from movements in the prices of securities of emerging markets public and private sector issues, and from positions which benefit from inefficiencies among various securities issued by the same country. Domestic fixed income trading activities primarily include trading U.S. Treasury and government agency securities.

The risk positions taken by the Corporation in these financial instruments are subject to ALCCO approved limits. The Corporation manages the market risk re-lated to its trading portfolios using a Value-at-Risk (VAR) methodology. VAR is defined as the statistical estimate of the potential loss amount that the Cor-poration could incur from an adverse movement in market prices, given a speci-fied confidence level, over a defined time horizon. This methodology allows for the measurement of the risk of potential loss across different products and portfolios. The VAR calculations include the effects of both interest rate and foreign exchange rate risks. At December 31, 1996, the aggregate VAR limit for the Corporation's trading portfolios was approximately $50 million and the ag-gregate VAR exposure was approximately $15 million.

In addition, the Corporation employs other market risk management tools in or-der to obtain a comprehensive profile of market risk. These risk management tools include stress testing, which simulates severe changes in market rates, tenor limits, concentration limits, stop loss limits and notional limits.

ASSET AND LIABILITY MANAGEMENT

The Corporation's U.S. dollar denominated assets and liabilities are primarily exposed to interest rate risk, which can be defined as the exposure of the Cor-poration's net income or financial condition to adverse movements in interest rates. At December 31, 1996, U.S. dollar denominated assets represented approx-imately 80 percent of the Corporation's balance sheet. The Corporation's U.S. dollar denominated positions are evaluated and managed centrally through the Global Treasury group, utilizing several modeling methodologies. The two prin-cipal methodologies used are market value sensitivity and net interest revenue at risk. The results of these models are reviewed monthly with ALCCO and at least quarterly with the Board.

MARKET VALUE SENSITIVITY is defined as the potential change in market value, or the economic value, of the institution resulting from changes in interest rates. Market value sensitivity is determined by calculating the effect on the Corporation's existing assets, liabilities and off-balance-sheet positions given an immediate rise or fall in interest rates (rate shock).

NET INTEREST REVENUE AT RISK is defined as the exposure of the Corporation's net interest revenue over the next twelve months to an adverse movement in in-terest rates. Net interest revenue at risk is modeled based on both an interest rate shock scenario and one that allows for a gradual change in interest rates over a period of time. The simulated net interest revenue under these scenarios is used to evaluate how differences in asset, liability and off-balance-sheet repricing structures will be reflected in the next twelve months' results of operations.

The rate risk models consider such variables as:

 . repricing characteristics of assets and liabilities;

 . rate change differentials, such as federal funds rates versus savings ac-count rates;

 . maturity effects;

 . rate barrier effects, such as caps and floors, on assets and liabilities;
   and

 . prepayment volatility on various fixed rate assets such as residential mortgages.

Both of these models are designed to isolate the effects of market changes in interest rates on the Corporation's existing positions, and they exclude other factors such as competitive pricing considerations, future changes in the asset and liability mix and other management actions, and, therefore, are not by themselves measures of future levels of net interest revenue.

These two methodologies provide different but complementary measures of the level of interest rate risk; the longer-term view is modeled through market value sensitivity, while the shorter-term view is evaluated through net inter-est revenue at risk over the next twelve months. Under current ALCCO direc-tives, market value sensitivity cannot exceed 3 percent of total risk-based capital and net interest revenue at risk cannot exceed 2 percent of net inter-est revenue over the next twelve-month period.

Table 17 illustrates the year-end and average positions for market value sensi-tivity and net interest revenue at risk.

TABLE 17 -- MARKET VALUE SENSITIVITY AND NET INTEREST REVENUE AT RISK POSITIONS

                                                     1996           1995(1)
(dollars in millions)                          YEAR-END AVERAGE Year-end Average
--------------------------------------------------------------------------------
Market value sensitivity(2)...................   $121    $141     $87      $48
Percent of risk-based capital.................    1.8%    2.4%    1.6%      .9%
--------------------------------------------------------------------------------
Net interest revenue at risk(3)...............   $ 30    $ 24     $24      $16
Percent of net interest revenue...............    1.3%    1.2%    1.4%     1.0%
--------------------------------------------------------------------------------

(1) December 31, 1995 amounts have not been restated for the acquisition of BayBanks. Restatement was impractical due to use of different interest rate risk modeling techniques by BayBanks.

(2) Based on a 100 basis point adverse interest rate shock.

(3) Based on the greater of a 100 basis point adverse interest rate shock or a 200 basis point adverse change in interest rates over the next twelve-month period. At December 31, 1996 and December 31, 1995, the adverse position was based on a 200 basis point decline in interest rates over the next twelve-month period.

At December 31, 1996 and December 31, 1995, the Corporation's adverse market value sensitivity was to rising interest rates. The increase in the exposure was due to an increase in fixed rate assets, mainly securities, and the termi-nation of $8.2 billion of a series of interest rate futures contracts during the first quarter of 1996 that were linked to the Corporation's short-term floating rate wholesale funding. The impact of these actions was partially off-set by the issuance of long-term debt.

In contrast to market value sensitivity, the Corporation's net interest revenue at risk at December 31, 1996 and December 31, 1995 was to declining interest rates over the next twelve months. As a result, net interest revenue would be adversely affected by a decline in interest rates. The December 31, 1996 posi-tion was not significantly different from the prior year.

The level of exposure maintained by the Corporation is a function of the market environment and may change from period to period based on interest rate and other economic expectations. As noted above, the market value sensitivity and net interest revenue at risk models are complementary in nature. The Corpora-tion's exposure to rising interest rates under the longer-term view, and to de-clining interest rates under the shorter-term view, is managed simultaneously in compliance with ALCCO directives. The interest rate exposure for each model is dependent on the balance sheet mix and the terms and pricing of balance sheet and off-balance-sheet items at a specific point in time. Although changes in balance sheet mix and other management actions affect each model different-ly, the modeling results indicate that interest rate risk is managed within ALCCO limits. ALCCO determines its interest rate risk management strategy by considering the impact of changes in interest rates on each model, and, hence, the short- and long-term effects on the Corporation.

NON-U.S. DOLLAR DENOMINATED INTEREST RATE RISK MANAGEMENT

Non-U.S. dollar denominated interest rate risk is managed by the Corporation's overseas units, with oversight by the Global Treasury group. ALCCO establishes overall limits for its non-U.S. dollar denominated interest rate risk using a combination of market value risk analysis and cumulative gap limits for each country in which the Corporation has local market interest rate risk. Gap is the difference between the amount of assets and liabilities that mature or are repriced during a given period of time. A "positive" gap results when more as-sets than liabilities mature or are repriced within a given time period. Con-versely, a "negative" gap results when there are more liabilities than assets maturing or being repriced during a given time period. Limits are updated at least annually for current market conditions, considering business and economic conditions in the country at a particular point in time.

The overseas units report compliance with these limits on a regular basis. At December 31, 1996, approximately 90 percent of the total overseas limits is al-located to Argentina and Brazil, and was approximately one-third of total do-mestic limits.

CURRENCY POSITIONS

When deemed appropriate, the Corporation will structure its balance sheet to take positions in the currencies of emerging markets and other countries where it operates. This usually occurs when the Corporation believes that it can max-imize its spread from interest operations by funding local currency assets with U.S. dollars rather than using local currency liabilities or by funding U.S. dollar assets with local currency liabilities. Whenever these positions are taken, they are subject to limits established by ALCCO and are subject to regu-lar review. Table 18 presents the Corporation's more significant currency posi-tions for 1996 and 1995. These positions represent local currency assets funded by U.S. dollars.

TABLE 18 -- SIGNIFICANT CURRENCY POSITIONS IN EMERGING MARKETS AND OTHER
COUNTRIES

                                                     1996             1995
(in millions)                                  YEAR-END AVERAGE Year-end Average
--------------------------------------------------------------------------------
Argentina.....................................   $174    $ 98     $ 82     $50
Brazil........................................    140      87      132      11
Chile.........................................     84      32        7      11
South Korea...................................     50      73       82      86

These positions expose the Corporation to losses should the local currencies weaken against the U.S. dollar at a rate greater than the spread of the local currency interest rate over the U.S. dollar interest rate; such losses could be significant if a major unanticipated devaluation occurs. To date, however, these positions have been liquid in nature and management has been able to close and re-open these positions as necessary.

Derivatives used by the Corporation's international operations as part of their asset and liability management process are included in Tables 19 and 20. For additional information related to the Corporation's international operations, see the "Cross-Border Outstandings" and "Emerging Markets Countries" sections.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivatives provide the Corporation with significant flexibility in managing its interest rate risk and foreign exchange exposures, enabling it to manage risk efficiently and respond quickly to changing market conditions while mini-mizing the impact on balance sheet leverage. The Corporation routinely uses non-leveraged rate-related derivative instruments, primarily interest rate swaps and futures, as part of its asset and liability management practices. All derivative activities are managed on a comprehensive basis, are included in the overall net interest revenue and market value at risk measures and limits de-scribed above, and are subject to credit standards similar to those for balance sheet exposures.

Table 19 summarizes the remaining maturity of interest rate derivative finan-cial instruments entered into for asset and liability management purposes as of December 31, 1996. The level and term of such contracts may be modified as nec-essary, in response to balance sheet changes and other management actions, within ALCCO directives for market value sensitivity and net interest revenue at risk.

TABLE 19 -- REMAINING MATURITY OF INTEREST RATE DERIVATIVES

                                         Remaining Maturity
                                                                   1996     1995
(dollars in millions)      1997   1998  1999  2000  2001  2002+    TOTAL    Total
-----------------------------------------------------------------------------------
INTEREST RATE SWAPS
Domestic
Receive fixed rate
 swaps(1)
 Notional amount........  $  326  $ 60  $100  $340  $300  $1,700  $ 2,826  $ 2,463
 Weighted average
  receive rate..........    7.30% 5.60% 6.40% 5.50% 6.10%   6.46%    6.38%    6.36%
 Weighted average pay
  rate..................    5.52% 5.80% 5.75% 5.63% 5.50%   5.72%    5.67%    5.87%
Pay fixed rate swaps(1)
 Notional amount........  $    4  $ 24        $ 35  $ 12  $    8  $    83  $   315
 Weighted average
  receive rate..........    6.28% 5.90%       5.61% 6.56%   5.74%    5.88%    6.25%
 Weighted average pay
  rate..................    7.36% 9.11%       7.06% 7.08%   6.48%    7.61%    6.91%
Basis swaps(2)
 Notional amount........  $   75  $ 50        $ 50        $  293  $   468  $ 1,599
 Weighted average
  receive rate..........    5.54% 5.50%       5.81%         6.07%    5.90%    5.97%
 Weighted average pay
  rate..................    5.58% 5.59%       5.56%         5.68%    5.64%    5.86%
Total Domestic Interest
 Rate Swaps
 Notional Amount........  $  405  $134  $100  $425  $312  $2,001  $ 3,377  $ 4,377
 Weighted average
  receive rate(3).......    6.96% 5.62% 6.40% 5.55% 6.11%   6.40%    6.31%    6.21%
 Weighted average pay
  rate(3)...............    5.55% 6.30% 5.75% 5.74% 5.56%   5.72%    5.71%    5.94%
Total International
 Interest Rate Swaps
 Notional Amount(4).....  $3,598                                  $ 3,598  $ 1,475
OTHER DERIVATIVE
 PRODUCTS
Futures and
 forwards(5)............  $3,382                                  $ 3,382  $12,558
Interest rate options(6)
 Purchased..............                                                   $ 3,968
 Written or sold........                                                   $   360
                          ------  ----  ----  ----  ----  ------  -------  -------
Total Consolidated
 Notional Amount........  $7,385  $134  $100  $425  $312  $2,001  $10,357  $22,738
                          ======  ====  ====  ====  ====  ======  =======  =======
-----------------------------------------------------------------------------------

(1) Of the receive fixed rate swaps, approximately $1.4 billion are linked to floating rate loans, and the remainder principally to fixed rate notes pay-able. Of the swaps linked to notes payable, approximately $1 billion are scheduled to mature in 2002 and thereafter. The majority of pay fixed rate swaps are linked to available for sale securities.

(2) Basis swaps represent swaps where both the pay rate and receive rate are floating rates. All of the basis swaps are linked to floating rate mort-gages and bank notes.

(3) The majority of the Corporation's interest rate swaps accrue at LIBOR. In arriving at the variable weighted average receive and pay rates, LIBOR rates in effect as of December 31, 1996 have been implicitly assumed to re-main constant throughout the terms of the swaps. Future changes in LIBOR rates would affect the variable rate information disclosed.

(4) The majority of the international portfolio is comprised of swaps entered into by the Corporation's Brazilian operations with a weighted average ma-turity of less than 120 days. These swaps typically include the exchange of floating rate indices that are limited to the Brazilian market.

(5) At December 31, 1996, represent contracts entered into by the Corporation's Brazilian operations in the local market and are linked to short-term in-terest bearing assets and liabilities. At December 31, 1995, the majority of the futures were linked to domestic short-term liabilities and were ex-change-traded instruments. The reference instruments for futures at Decem-ber 31, 1995 comprise the major types available, such as Eurodollar depos-its and U.S. Treasury notes. During the first quarter of 1996, the Corpora-tion terminated a series of futures contracts, which accounts for the ma-jority of the decline from 1995.

(6) At December 31, 1995, primarily included interest rate options used to man-age prepayment risk related to the Corporation's mortgage servicing portfo-lio.

Table 20 summarizes the fair value and unrecognized gains (losses) of deriva-tives used for asset and liability management purposes. Fair value represents the amount at which a given instrument could be exchanged in an arm's length transaction with a third party as of the balance sheet date. The decline in fair value of $175 million compared with 1995 was due to an increase in long-term interest rates during 1996, which primarily impacted the receive fixed in-terest rate swap portfolio, and resulted in a decline in its fair value, as well as the absence of interest rate options used to manage the prepayment risk related to the Corporation's mortgage servicing portfolio.

TABLE 20 -- FAIR VALUE AND UNRECOGNIZED GAINS (LOSSES)

December 31                               1996                                    1995
                              FAIR VALUE(1)        UNRECOGNIZED       Fair Value(1)        Unrecognized
(in millions)            NOTIONAL ASSET LIABILITY GAIN (LOSS)(2) Notional Asset Liability Gain (Loss)(2)
--------------------------------------------------------------------------------------------------------
Interest rate contracts
 Interest rate swaps.... $ 6,975   $25     $40         $(11)     $ 5,852  $ 93     $ 8         $102
 Futures and forwards...   3,382                        (45)      12,558            10          (89)
 Interest rate
 options(3).............                                           4,328   119      34            2
                         -------   ---     ---         ----      -------  ----     ---         ----
                         $10,357   $25     $40         $(56)     $22,738  $212     $52         $ 15
                         =======   ===     ===         ====      =======  ====     ===         ====
--------------------------------------------------------------------------------------------------------

(1) In certain cases, instruments such as futures are subject to daily cash settlements; therefore, the fair value of these instruments is zero.
(2) Unrecognized gain or loss is based upon fair values and represents the amount of gain or loss that has not been recognized in the income statement at the balance sheet date. This includes amounts related to contracts that have been terminated.
(3) At December 31, 1995, primarily included interest rate options used to man-age prepayment risk related to the Corporation's mortgage servicing portfo-lio.

The Corporation's utilization of derivative instruments is modified from time to time in response to changing market conditions, as well as changes in the characteristics and mix of the Corporation's related assets and liabilities. In this respect, during 1996, the Corporation terminated $8.2 billion notional amount of interest rate futures contracts. The futures contracts were part of a series of three-month contracts that were linked to the Corporation's continu-ing need for short-term wholesale funding. Included in unrecognized gains (losses) at December 31, 1996 were deferred gains of $16 million and deferred losses of $33 million related to terminated contracts that are being amortized to net interest revenue over weighted average periods of 26 months and 13 months, respectively. At December 31, 1995, unrecognized gains of $32 million and unrecognized losses of $2 million related to terminated contracts were be-ing amortized to net interest revenue over weighted average periods of 32 months and 23 months, respectively. The Corporation routinely reviews its asset and liability derivative positions to determine that such instruments continue to function as effective risk management tools. See Note 22 to the Financial Statements for additional information on derivative financial instruments.

CAPITAL MANAGEMENT

At December 31, 1996, the Corporation had $4.9 billion in stockholders' equity, compared with $4.7 billion at December 31, 1995.

The Corporation's quarterly dividend was increased 20 percent, from $.37 per share in the first quarter of 1996 to $.44 per share in each of the last three quarters of 1996 and the first quarter of 1997. The level of dividends paid on the Corporation's common stock is determined by the Board based on the Corpora-tion's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors deemed relevant by the Board, including the amount of dividends paid to the Corporation by its subsidiaries.

The Corporation has a capital planning process to ensure that appropriate regu-latory capital levels and ratios are maintained. ALCCO is responsible for ap-proving all major balance sheet initiatives and managing regulatory capital levels for the Corporation and its bank subsidiaries. The Global Treasury group develops the capital plan in accordance with the Corporation's strategic objec-tives and reports, on a monthly basis, to ALCCO, regarding the current and pro forma regulatory capital positions of the Corporation and each of its principal bank subsidiaries. As of December 31, 1996, the Corporation and its bank sub-sidiaries met all capital adequacy requirements to which they are subject.

Table 21 presents the Corporation's regulatory capital position and related ra-tios as of the last two year-ends.

TABLE 21 -- REGULATORY CAPITAL POSITION

December 31                                                          1996  1995
--------------------------------------------------------------------------------
Risk-based capital ratios
 Tier 1 capital ratio (Tier 1 capital/total risk-adjusted assets)...  9.2%  8.5%
 Total capital ratio (Total capital/total risk-adjusted assets)..... 13.6% 12.8%
Leverage ratio (Tier 1 capital/adjusted total average assets).......  8.2%  7.4%

Compared with the prior year-end, the improvement in the Corporation's regula-tory capital ratios at December 31, 1996 reflected the impact of current year earnings, net of common and preferred dividends, and the issuance of the Trust Securities which are more fully discussed in the "Liquidity Risk Management" section.

See Note 14 to the Financial Statements for additional information on the Cor-poration's regulatory capital.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board (the FASB) issued SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extin-guishments of Liabilities." This standard is based on a financial-components approach under which an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred as a result of a transfer of fi-nancial assets, and derecognizes financial assets when control has been surren-dered, and derecognizes liabilities when extinguished. This standard is effec-tive for transfers and servicing of financial assets and extinguishments of li-abilities occurring after December 31, 1996 (except for certain provisions de-ferred for one year by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125"), and must be applied prospectively. The Corporation does not expect that, upon adoption, this standard will have a ma-terial effect on its consolidated financial statements.

1995 COMPARED WITH 1994

NET INTEREST REVENUE

Domestic net interest revenue increased $121 million to $1,825 million, result-ing from both a higher level of earning assets and wider spreads. Average earn-ing assets increased $977 million, reflecting a $1.1 billion increase in aver-age loan and lease volume, partially offset by a decrease in other earning as-sets. Contributing to the loan volume increase was a higher level of consumer-related loans, reflecting growth of the national consumer finance portfolio, the full-year effects of the 1994 acquisitions of Pioneer Financial, A Co-oper-ative Bank (Pioneer) and BankWorcester Corporation (BankWorcester), and the 1995 acquisitions of Ganis Credit Corporation and BayBank FSB. These increases were primarily offset by the 1995 sales of Vermont and Casco, as well as a lower level of residential mortgage loans. The wider domestic spreads mainly reflected growth in earning asset yields, which outpaced increases in rates paid on interest bearing liabilities during 1995. The widening of spreads was also mainly responsible for the domestic net interest margin increasing by 20 basis points compared with 1994.

The increase in international net interest revenue of $98 million to $446 mil-lion was attributable to an increase in average earning assets and wider spreads, with the latter mainly responsible for the increase in net interest margin of 56 basis points. Wider spreads primarily resulted from a shift in the average earning asset mix to higher-yielding assets, as well as asset and lia-bility positioning to benefit from prevailing interest rates. An increase in Argentine average loan and lease volume of over $600 million from 1994 also contributed to the increase in average earning assets.

NONINTEREST INCOME

The $131 million increase in financial service fees to $695 million primarily reflected improvements in net mortgage servicing fees, loan-related fees, and other financial service fees. Net mortgage servicing fees increased $109 mil-lion compared with 1994, reflecting $67 million of gains (net of increased ser-vicing amortization) recognized by the Corporation from the increase in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio; with the remainder of the increase reflecting the overall growth of the average servicing portfolio. The improvement in syndication and agent fees of $8 million reflected the Corporation's increased emphasis on its Capital Markets business. Deposit fees declined due to the 1995 sales of Vermont and Casco.

Net equity and mezzanine profits increased $80 million from 1994 due to a higher level of sales activity in 1995. Mutual fund fees improved $32 million from the 1994 level of $35 million, primarily due to higher fees from the Bra-zilian mutual fund business. The decrease in other trust and agency fees was due to the Corporation's sale of its Corporate Trust business and joint venture of its Stock Transfer business in the fourth quarter of 1995. The $16 million increase in net foreign exchange trading profits from 1994 reflected higher profits from the trading of spot and forward contracts in major foreign curren-cies. Trading profits and commissions increased $7 million from 1994 due to a higher level of profits from international securities trading during the second half of 1995. Offsetting these improvements was a decrease in other income of $40 million, primarily due to a loss of $17 million on the transfer of approxi-mately $1.3 billion of low-yielding residential mortgages to the held for sale account, of which a substantial portion were sold by December 31, 1995, and $17 million of valuation-related charges associated with certain investments and other assets.

NONINTEREST EXPENSE

Excluding acquisition, divestiture and restructuring expense and OREO costs, noninterest expense increased $151 million, reflecting expansion in the Corpo-ration's Latin American, Personal Banking and Capital Markets businesses. The $100 million increase in employee costs mainly included higher merit increases and higher levels of incentive compensation. Occupancy and equipment expenses increased $14 million from 1994 due to higher expenses from international oper-ations, mainly Latin America, the Corporation's acquisitions and increased rental expense related to branch openings. The decrease in FDIC premiums of $34 million reflected a reduction in the FDIC assessment rate effective in June 1995. Other expense increases included an increase of $23 million in advertis-ing and public relations related to new product introductions and the Corpora-tion's expansion into the domestic credit card business, and increases in com-munications, travel and software related expenses. The decline in OREO costs of $29 million from 1994 was primarily due to lower valuation adjustments and the continued disposition of OREO properties.

During the fourth quarter of 1995, the Corporation recorded $28 million of charges related to exiting, reorganizing and downsizing certain businesses and corporate staff units, including the reorganization of the European business and certain Asia/Pacific operations. During 1994, in connection with its acqui-sition of BankWorcester and Pioneer, the Corporation recorded acquisition-re-lated costs of $21 million. Additional information on these items is included in Note 19 to the Financial Statements.

BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

(dollars in millions)                        Year Ended December 31, 1996
------------------------------------------------------------------------------
                                            Average                 Average
                                            Balance    Interest(1)    Rate
ASSETS
Interest bearing deposits in other banks
 U.S. ..................................... $      192   $      12       5.96%
 International.............................      1,136          91       8.01
                                            ----------   ---------
  Total....................................      1,328         103       7.71
                                            ----------   ---------   --------
Federal funds sold and resale agreements
 U.S. .....................................        474          25       5.24
 International.............................      1,203         178      14.78
                                            ----------   ---------
  Total....................................      1,677         203      12.08
                                            ----------   ---------   --------
Trading securities
 U.S. .....................................        552          31       5.76
 International.............................        870         124      14.30
                                            ----------   ---------
  Total....................................      1,422         155      10.99
                                            ----------   ---------   --------
Loans held for sale
 U.S. .....................................        260          18       6.88
 International.............................         12           1       6.12
                                            ----------   ---------
  Total....................................        272          19       6.84
                                            ----------   ---------   --------
Securities
 U.S.
  Available for sale(2)....................      6,577         423       6.48
  Held to maturity.........................        684          42       6.15
 International
  Available for sale(2)....................        832         114      14.13
  Held to maturity.........................         29           5      16.53
                                            ----------   ---------
  Total....................................      8,122         584       7.19
                                            ----------   ---------   --------
Loans and lease financing
 U.S. .....................................     31,472       2,714       8.62
 International.............................      9,117       1,135      12.44
                                            ----------   ---------
  Total(3).................................     40,589       3,849       9.48
                                            ----------   ---------   --------
Total earning assets.......................     53,410       4,913       9.20
                                                         ---------   --------
Nonearning assets..........................      6,113
                                            ----------
  Total assets(4).......................... $   59,523
                                            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits......................... $   14,918   $     401       2.69%
  Time deposits............................     10,310         581       5.64
 International
  Banks in foreign countries...............      2,883         163       5.64
  Other foreign savings and time...........      6,380         535       8.37
                                            ----------   ---------
  Total....................................     34,491       1,680       4.87
                                            ----------   ---------   --------
Federal funds purchased and repurchase
agreements
 U.S. .....................................      4,500         259       5.77
 International.............................        109          14      12.80
                                            ----------   ---------
  Total....................................      4,609         273       5.93
                                            ----------   ---------   --------
Other funds borrowed
 U.S. .....................................      3,140         186       5.92
 International.............................      1,002         220      21.91
                                            ----------   ---------
  Total....................................      4,142         406       9.79
                                            ----------   ---------   --------
Notes payable
 U.S.(5)...................................      2,119         140       6.59
 International.............................        547          54       9.99
                                            ----------   ---------
  Total....................................      2,666         194       7.29
                                            ----------   ---------   --------
Total interest bearing liabilities.........     45,908       2,553       5.56
                                                         ---------   --------
Demand deposits -- U.S.....................      6,635
Demand deposits -- International...........        477
Other noninterest bearing liabilities......      1,759
Stockholders' equity.......................      4,744
                                            ----------
  Total liabilities and stockholders'
  equity(4)................................ $   59,523
                                            ==========
NET INTEREST REVENUE AS A PERCENTAGE OF
AVERAGE INTEREST EARNING ASSETS
 U.S. ..................................... $   40,211   $   1,826       4.54%
 International.............................     13,199         534       4.05%
                                            ----------   ---------
  Total.................................... $   53,410   $   2,360       4.42%
                                            ==========   =========
------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Average rates for securities available for sale are based on the securi-ties' average amortized cost.
(3) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $52 million.
(4) As of December 31, 1996, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 25%.
(5) Amounts include guaranteed preferred beneficial interest in the Corpora-tion's junior subordinated debt.

BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

(dollars in millions)                        Year Ended December 31, 1995
------------------------------------------------------------------------------
                                            Average                 Average
                                            Balance    Interest(1)    Rate
ASSETS
Interest bearing deposits in other banks
 U.S. ..................................... $      253   $      15       5.98%
 International.............................      1,087         206      18.91
                                            ----------   ---------
  Total....................................      1,340         221      16.48
                                            ----------   ---------   --------
Federal funds sold and resale agreements
 U.S. .....................................        537          32       5.89
 International.............................        649         271      41.77
                                            ----------   ---------
  Total....................................      1,186         303      25.51
                                            ----------   ---------   --------
Trading securities
 U.S. .....................................        245          15       5.85
 International.............................        602         171      28.45
                                            ----------   ---------
  Total....................................        847         186      21.91
                                            ----------   ---------   --------
Loans held for sale
 U.S.(2)...................................        448          31       6.98
                                            ----------   ---------   --------
Securities
 U.S.
  Available for sale(3)....................      3,002         211       7.07
  Held to maturity.........................      3,836         230       5.99
 International
  Available for sale(3)....................        422          64      13.36
  Held to maturity.........................        203          16       7.66
                                            ----------   ---------
  Total....................................      7,463         521       6.98
                                            ----------   ---------   --------
Loans and lease financing
 U.S. .....................................     30,367       2,701       8.90
 International.............................      7,916       1,178      14.88
                                            ----------   ---------
  Total(4).................................     38,283       3,879      10.13
                                            ----------   ---------   --------
Total earning assets.......................     49,567       5,141      10.37
                                                         ---------   --------
Nonearning assets..........................      6,177
                                            ----------
  Total assets(5).......................... $   55,744
                                            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits......................... $   14,359   $     382       2.66%
  Time deposits............................      9,288         520       5.60
 International
  Banks in foreign countries...............      2,257         145       6.42
  Other foreign savings and time...........      5,804         744      12.82
                                            ----------   ---------
  Total....................................     31,708       1,791       5.65
                                            ----------   ---------   --------
Federal funds purchased and repurchase
 agreements
 U.S. .....................................      4,322         237       5.48
 International.............................        189          45      23.60
                                            ----------   ---------
  Total....................................      4,511         282       6.24
                                            ----------   ---------   --------
Other funds borrowed
 U.S. .....................................      3,730         236       6.34
 International.............................        891         403      45.16
                                            ----------   ---------
  Total....................................      4,621         639      13.83
                                            ----------   ---------   --------
Notes payable
 U.S. .....................................      1,932         135       7.02
 International.............................        210          23      10.87
                                            ----------   ---------
  Total....................................      2,142         158       7.40
                                            ----------   ---------   --------
Total interest bearing liabilities.........     42,982       2,870       6.68
                                                         ---------   --------
Demand deposits -- U.S. ...................      6,242
Demand deposits -- International...........        456
Other noninterest bearing liabilities......      1,760
Stockholders' equity.......................      4,304
                                            ----------
  Total liabilities and stockholders'
   equity(5)............................... $   55,744
                                            ==========
NET INTEREST REVENUE AS A PERCENTAGE OF
 AVERAGE INTEREST EARNING ASSETS
 U.S. ..................................... $   38,688   $   1,825       4.72%
 International.............................     10,879         446       4.10%
                                            ----------   ---------
  Total.................................... $   49,567   $   2,271       4.58%
                                            ==========   =========
------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Amounts include the Corporation's accelerated disposition portfolio.
(3) Average rates for securities available for sale are based on the securi-ties' average amortized cost.
(4) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $62 million.
(5) As of December 31, 1995, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 22%.

BANK OF BOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

(dollars in millions)                              Year Ended December 31, 1994
-------------------------------------------------------------------------------
                                                   Average              Average
                                                   Balance  Interest(1)  Rate
ASSETS
Interest bearing deposits in other banks
 U.S. ...........................................  $    195   $     7     3.69%
 International...................................       864       109    12.54
                                                   --------   -------
  Total..........................................     1,059       116    10.91
                                                   --------   -------    -----
Federal funds sold and resale agreements
 U.S. ...........................................     1,421        58     4.06
 International...................................     1,255       547    43.62
                                                   --------   -------
  Total..........................................     2,676       605    22.61
                                                   --------   -------    -----
Trading securities
 U.S. ...........................................       178         9     5.45
 International...................................       398       105    26.26
                                                   --------   -------
  Total..........................................       576       114    19.84
                                                   --------   -------    -----
Loans held for sale
 U.S.(2).........................................       716        45     6.33
                                                   --------   -------    -----
Securities
 U.S.
  Available for sale(3)..........................     1,943       119     6.13
  Held to maturity...............................     3,992       208     5.21
 International
  Available for sale(3)..........................       332        47    14.63
  Held to maturity...............................       206        17     8.12
                                                   --------   -------
  Total..........................................     6,473       391     6.05
                                                   --------   -------    -----
Loans and lease financing
 U.S. ...........................................    29,265     2,301     7.86
 International...................................     6,752       819    12.14
                                                   --------   -------
  Total(4).......................................    36,017     3,120     8.66
                                                   --------   -------    -----
Total earning assets.............................    47,517     4,391     9.24
                                                              -------    -----
Nonearning assets................................     5,872
                                                   --------
  Total assets(5)................................  $ 53,389
                                                   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits...............................  $ 15,139   $   307     2.03%
  Time deposits..................................     8,617       383     4.44
 International
  Banks in foreign countries.....................     2,118       277    13.09
  Other foreign savings and time.................     5,062       334     6.60
                                                   --------   -------
  Total..........................................    30,936     1,301     4.21
                                                   --------   -------    -----
Federal funds purchased and repurchase agreements
 U.S. ...........................................     4,274       168     3.94
 International...................................       203        65    31.96
                                                   --------   -------
  Total..........................................     4,477       233     5.21
                                                   --------   -------    -----
Other funds borrowed
 U.S. ...........................................     2,361       120     5.05
 International...................................     1,180       553    46.87
                                                   --------   -------
  Total..........................................     3,541       673    18.98
                                                   --------   -------    -----
Notes payable
 U.S. ...........................................     1,996       119     5.98
 International...................................       127        13    10.36
                                                   --------   -------
  Total..........................................     2,123       132     6.25
                                                   --------   -------    -----
Total interest bearing liabilities...............    41,077     2,339     5.69
                                                              -------    -----
Demand deposits -- U.S. .........................     6,536
Demand deposits -- International.................       447
Other noninterest bearing liabilities............     1,563
Stockholders' equity.............................     3,766
                                                   --------
  Total liabilities and stockholders' equity(5)..  $ 53,389
                                                   ========
NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
INTEREST EARNING ASSETS
 U.S. ...........................................  $ 37,711   $ 1,704     4.52%
 International...................................     9,806       348     3.54%
                                                   --------   -------
  Total..........................................  $ 47,517   $ 2,052     4.32%
                                                   ========   =======
-------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Amounts include the Corporation's accelerated disposition portfolio.
(3) Average rates for securities available for sale are based on the securi-ties' average amortized cost.
(4) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $58 million.
(5) As of December 31, 1994, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 21%.

BANK OF BOSTON CORPORATION
CHANGE IN NET INTEREST REVENUE -- VOLUME AND RATE ANALYSIS

The following tables present, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1996 com-pared with 1995, and 1995 compared with 1994. The change due to the volume/rate variance has been allocated to volume. For 1996 compared with 1995, the change because of the difference in the number of days in the periods has been allo-cated to rate.

                              1996 Compared with 1995            1995 Compared with 1994
                          Increase (Decrease)                Increase (Decrease)
                            Due to Change in                  Due to Change in
(in millions)               Volume      Rate      Net Change   Volume       Rate     Net Change
------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest bearing depos-
 its in other banks
 U.S....................   $      (3)               $  (3)   $        4   $       4    $      8
 International..........           4  $     (119)    (115)           42          55          97
                                                    -----                              --------
                                                     (118)                                  105
                                                    -----                              --------
Federal funds sold and
 resale agreements
 U.S....................          (3)         (4)      (7)          (52)         26         (26)
 International..........          82        (175)     (93)         (253)        (23)       (276)
                                                    -----                              --------
                                                     (100)                                 (302)
                                                    -----                              --------
Trading securities
 U.S....................          16                   16             5           1           6
 International..........          38         (85)     (47)           58           8          66
                                                    -----                              --------
                                                      (31)                                   72
                                                    -----                              --------
Loans held for sale
 U.S....................         (13)                 (13)          (19)          5         (14)
 International..........           1                    1
                                                    -----                              --------
                                                      (12)                                  (14)
                                                    -----                              --------
Securities
 U.S....................          25          (1)      24            62          52         114
 International..........          32           7       39            11           5          16
                                                    -----                              --------
                                                       63                                   130
                                                    -----                              --------
Loans and lease financ-
 ing
 U.S....................          95         (82)      13            97         303         400
 International..........         150        (193)     (43)          173         186         359
                                                    -----                              --------
                                                      (30)                                  759
                                                    -----                              --------
Interest income.........         352        (580)    (228)          213         537         750
                                                    -----                              --------
INTEREST BEARING LIABIL-
 ITIES
Deposits
 U.S. savings...........          15           4       19           (20)         95          75
 U.S. time..............          57           4       61            37         100         137
 International..........          91        (282)    (191)           97         181         278
                                                    -----                              --------
                                                     (111)                                  490
                                                    -----                              --------
Federal funds purchased
 and repurchase agree-
 ments
 U.S....................          10          12       22             3          66          69
 International..........         (10)        (21)     (31)           (3)        (17)        (20)
                                                    -----                              --------
                                                       (9)                                   49
                                                    -----                              --------
Other funds borrowed
 U.S....................         (35)        (15)     (50)           85          31         116
 International..........          24        (207)    (183)         (130)        (20)       (150)
                                                    -----                              --------
                                                     (233)                                  (34)
                                                    -----                              --------
Notes payable
 U.S....................          13          (8)       5            (5)         21          16
 International..........          33          (2)      31             9           1          10
                                                    -----                              --------
                                                       36                                    26
                                                    -----                              --------
Interest expense........         184        (501)    (317)          119         412         531
                                                    -----                              --------
Net interest revenue....                            $  89                              $    219
                                                    =====                              ========

BANK OF BOSTON CORPORATION
SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL INFORMATION AND
COMMON STOCK DATA

                                                              1996
                                                 FOURTH   THIRD     SECOND      FIRST
(dollars in millions, except per share amounts)  QUARTER QUARTER    QUARTER    QUARTER
--------------------------------------------------------------------------------------------
INCOME STATEMENT DATA(1)
Interest income..........                        $ 1,250 $ 1,199    $ 1,202    $ 1,240
Interest expense.........                            639     608        631        674
                                                 ------- -------    -------    -------
 Net interest revenue....                            611     591        571        566
Provision for credit
losses...................                             60      57         57         57
                                                 ------- -------    -------    -------
 Net interest revenue
 after provision for
 credit losses...........                            551     534        514        509
Noninterest income.......                            340     337        383        285
Noninterest expense......                            548     713        532        527
                                                 ------- -------    -------    -------
Income before income
taxes....................                            343     158        365        267
Provision for income
taxes....................                            141      78        151        112
                                                 ------- -------    -------    -------
Net income...............                        $   202 $    80    $   214    $   155
                                                 ======= =======    =======    =======
AVERAGE BALANCE SHEET
DATA(1)
Loans and lease
financing................                        $41,835 $41,223    $40,114    $39,179
Securities...............                          8,029   8,249      8,065      8,143
Other earning assets.....                          4,955   4,452      4,538      4,850
                                                 ------- -------    -------    -------
 Total earning assets....                         54,819  53,924     52,717     52,172
Cash and due from banks..                          2,750   2,447      2,534      2,710
Other assets.............                          3,487   3,678      3,130      3,705
                                                 ------- -------    -------    -------
 Total average assets....                        $61,056 $60,049    $58,381    $58,587
                                                 ======= =======    =======    =======
Deposits.................                        $42,031 $42,617    $41,118    $40,632
Funds borrowed...........                          9,357   8,301      8,282      9,061
Other liabilities........                          1,860   1,698      1,709      1,767
Notes payable............                          2,983   2,674      2,584      2,421
Stockholders' equity.....                          4,825   4,759      4,688      4,706
                                                 ------- -------    -------    -------
 Total average
 liabilities and
 stockholders' equity....                        $61,056 $60,049    $58,381    $58,587
                                                 ======= =======    =======    =======
PER COMMON SHARE(1)
Net income
 Primary.................                        $  1.26 $   .46    $  1.33    $   .94
 Fully diluted...........                           1.24     .45       1.32        .93
Cash dividends declared..                            .44     .44        .44        .37
Market value
 High....................                             70     57 7/8     51 1/2      50
 Low.....................                             58     50 1/8      46        41 5/8
AVERAGE NUMBER OF COMMON
SHARES(1)
 (in thousands)
 Primary.................                        152,975 153,103    153,650    154,988
 Fully diluted...........                        155,157 155,183    155,183    156,844
--------------------------------------------------------------------------------------------

















                                                              1995
                                                 Fourth      Third     Second      First
(dollars in millions, except per share amounts)  Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------
INCOME STATEMENT DATA(1)
Interest income..........                        $ 1,279    $ 1,320    $ 1,297    $ 1,223
Interest expense.........                            706        750        740        674
                                                 ---------- ---------- ---------- ----------
 Net interest revenue....                            573        570        557        549
Provision for credit
losses...................                             81         51         46         97
                                                 ---------- ---------- ---------- ----------
 Net interest revenue
 after provision for
 credit losses...........                            492        519        511        452
Noninterest income.......                            367        305        292        345
Noninterest expense......                            545        518        512        501
                                                 ---------- ---------- ---------- ----------
Income before income
taxes....................                            314        306        291        296
Provision for income
taxes....................                            134        131        123        141
                                                 ---------- ---------- ---------- ----------
Net income...............                        $   180    $   175    $   168    $   155
                                                 ========== ========== ========== ==========
AVERAGE BALANCE SHEET
DATA(1)
Loans and lease
financing................                        $39,357    $39,033    $37,811    $36,894
Securities...............                          7,823      7,468      7,335      7,218
Other earning assets.....                          4,115      3,764      3,681      3,723
                                                 ---------- ---------- ---------- ----------
 Total earning assets....                         51,295     50,265     48,827     47,835
Cash and due from banks..                          2,649      2,546      2,581      2,588
Other assets.............                          3,857      3,901      3,453      3,134
                                                 ---------- ---------- ---------- ----------
 Total average assets....                        $57,801    $56,712    $54,861    $53,557
                                                 ========== ========== ========== ==========
Deposits.................                        $39,903    $38,766    $37,582    $37,342
Funds borrowed...........                          9,355      9,620      9,128      8,407
Other liabilities........                          1,806      1,790      1,818      1,618
Notes payable............                          2,159      2,115      2,112      2,183
Stockholders' equity.....                          4,578      4,421      4,221      4,007
                                                 ---------- ---------- ---------- ----------
 Total average
 liabilities and
 stockholders' equity....                        $57,801    $56,712    $54,861    $53,557
                                                 ========== ========== ========== ==========
PER COMMON SHARE(1)
Net income
 Primary.................                        $  1.09    $  1.06    $  1.03    $   .98
 Fully diluted...........                           1.08       1.05       1.02        .95
Cash dividends declared..                            .37        .37        .27        .27
Market value
 High....................                            49 3/8     47 5/8     38 1/4     30 3/8
 Low.....................                            43 5/8     36 3/4     29 3/8     25 5/8
AVERAGE NUMBER OF COMMON
SHARES(1)
 (in thousands)
 Primary.................                        156,140    155,660    153,877    149,654
 Fully diluted...........                        157,959    157,598    155,529    154,262
--------------------------------------------------------------------------------------------

(1) Quarterly consolidated financial information and common stock data for each of the quarters in the periods ended December 31, 1996 and 1995 have been restated, except for cash dividends declared, to reflect the Corporation's acquisition of BayBanks, which was completed in July 1996 and accounted for as a pooling of interests.

 The common stock of the Corporation, which is the only class of its securities entitled to vote at the Annual Meeting of Stockholders, is listed and traded on the New York and Boston stock exchanges.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

The Board of Directors and Stockholders
Bank of Boston Corporation:

We have audited the accompanying consolidated balance sheets of Bank of Boston Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Corporation's manage-ment. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Boston Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consoli-dated results of their operations and cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.

The consolidated financial statements of BayBanks, Inc., as of December 31, 1995 and for the years ended December 31, 1995 and 1994, prior to the restate-ment for the 1996 pooling of interests, included in the 1995 and 1994 restated consolidated financial statements were audited by other auditors whose reports expressed unqualified opinions on those financial statements. We audited the combination of the accompanying consolidated balance sheet as of December 31, 1995, and the consolidated statements of income, changes in stockholders' eq-uity and cash flows for the years ended December 31, 1995 and 1994, after re-statement for the 1996 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the financial statements.

Boston, Massachusetts                  /s/ Coopers & Lybrand L.L.P.
January 16, 1997

BANK OF BOSTON CORPORATION
CONSOLIDATED BALANCE SHEET

December 31                                                       1996     1995
(dollars in millions, except per share amounts)
----------------------------------------------------------------------------------
ASSETS
Cash and due from banks........................................  $ 4,273  $ 3,561
Interest bearing deposits in other banks.......................    1,634    1,356
Federal funds sold and securities purchased under agreements to
 resell........................................................    1,857    1,548
Trading securities.............................................    1,238    1,159
Mortgages held for sale........................................               910
Securities
 Available for sale............................................    7,804    7,582
 Held to maturity (fair value of $675 in 1996 and $667 in
  1995)........................................................      680      660
Loans and lease financing (net of unearned income of $380 in
 1996 and $277 in 1995)........................................   41,061   38,870
Reserve for credit losses......................................     (883)    (890)
                                                                 -------  -------
 Net loans and lease financing.................................   40,178   37,980
Premises and equipment, net....................................      894      832
Due from customers on acceptances..............................      438      360
Accrued interest receivable....................................      546      554
Other assets...................................................    2,764    2,921
                                                                 -------  -------
Total Assets...................................................  $62,306  $59,423
                                                                 =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Domestic offices
  Noninterest bearing..........................................  $ 8,340  $ 7,127
  Interest bearing.............................................   24,709   24,392
 Overseas offices
  Noninterest bearing..........................................      751      552
  Interest bearing.............................................    9,031    8,993
                                                                 -------  -------
  Total deposits...............................................   42,831   41,064
Funds borrowed.................................................    9,158    9,503
Acceptances outstanding........................................      448      360
Accrued expenses and other liabilities.........................    1,614    1,605
Notes payable..................................................    2,821    2,189
Guaranteed preferred beneficial interest in Corporation's ju-
 nior subordinated debt........................................      500
                                                                 -------  -------
Total liabilities..............................................   57,372   54,721
                                                                 -------  -------
Commitments and contingencies
Stockholders' equity
 Preferred stock without par value
  Authorized shares -- 10,000,000
  Issued shares -- 4,593,941...................................      508      508
 Common stock, par value $1.50 in 1996 and $2.25 in 1995
  Authorized shares -- 300,000,000 in 1996 and 200,000,000 in
   1995
  Issued shares -- 153,172,672 in 1996 and 155,785,611 in 1995
  Outstanding shares -- 153,172,672 in 1996 and 155,296,203 in
   1995........................................................      230      350
 Surplus.......................................................    1,202    1,240
 Retained earnings.............................................    2,925    2,548
 Net unrealized gain on securities available for sale, net of
  tax..........................................................       76       82
 Treasury stock, at cost (489,408 shares in 1995)..............               (22)
 Cumulative translation adjustments, net of tax................       (7)      (4)
                                                                 -------  -------
Total stockholders' equity.....................................    4,934    4,702
                                                                 -------  -------
Total Liabilities and Stockholders' Equity.....................  $62,306  $59,423
                                                                 =======  =======
----------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

BANK OF BOSTON CORPORATION
CONSOLIDATED STATEMENT OF INCOME

Years Ended December 31                                 1996     1995     1994
(dollars in millions, except per share amounts)
---------------------------------------------------------------------------------
INTEREST INCOME
Loans and lease financing, including fees...........  $  3,844 $  3,876 $  3,117
Securities..........................................       569      503      380
Trading securities..................................       155      186      114
Mortgages held for sale.............................        19       31       43
Federal funds sold and securities purchased under
agreements to resell................................       203      303      605
Deposits in other banks.............................       103      220      117
                                                      -------- -------- --------
 Total interest income..............................     4,893    5,119    4,376
                                                      -------- -------- --------
INTEREST EXPENSE
Deposits of domestic offices........................       944      879      673
Deposits of overseas offices........................       736      912      628
Funds borrowed......................................       679      921      906
Notes payable.......................................       194      158      132
                                                      -------- -------- --------
 Total interest expense.............................     2,553    2,870    2,339
                                                      -------- -------- --------
 Net interest revenue...............................     2,340    2,249    2,037
Provision for credit losses.........................       231      275      154
                                                      -------- -------- --------
 Net interest revenue after provision for credit
 losses.............................................     2,109    1,974    1,883
                                                      -------- -------- --------
NONINTEREST INCOME
Financial service fees..............................       474      695      564
Trust and agency fees...............................       246      240      222
Trading profits and commissions.....................        76       25       18
Net securities gains................................        23        9       14
Other income........................................       525      340      217
                                                      -------- -------- --------
 Total noninterest income...........................     1,344    1,309    1,035
                                                      -------- -------- --------
NONINTEREST EXPENSE
Salaries............................................       983      947      860
Employee benefits...................................       195      199      186
Occupancy expense...................................       203      191      184
Equipment expense...................................       138      133      126
Acquisition, divestiture and restructuring expense..       180       28       21
Other expense.......................................       621      578      570
                                                      -------- -------- --------
 Total noninterest expense..........................     2,320    2,076    1,947
                                                      -------- -------- --------
Income before income taxes and extraordinary item...     1,133    1,207      971
Provision for income taxes..........................       483      529      422
                                                      -------- -------- --------
Income before extraordinary item....................       650      678      549
Extraordinary loss from early extinguishment of
debt, net of tax....................................                          (7)
                                                      -------- -------- --------
NET INCOME..........................................  $    650 $    678 $    542
                                                      ======== ======== ========
NET INCOME APPLICABLE TO COMMON STOCK...............  $    613 $    641 $    505
                                                      ======== ======== ========
PER COMMON SHARE
Income before extraordinary item
 Primary............................................  $   3.99 $   4.17 $   3.44
 Fully diluted......................................      3.93     4.09     3.36
Net income
 Primary............................................      3.99     4.17     3.39
 Fully diluted......................................      3.93     4.09     3.31
Cash dividends declared.............................      1.69     1.28      .93
AVERAGE NUMBER OF COMMON SHARES
 (in thousands)
 Primary............................................   153,529  153,856  148,913
 Fully diluted......................................   156,112  156,768  153,616
---------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

BANK OF BOSTON CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31                                                                1996    1995    1994
(dollars in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Balance, January 1.................................................................  $  508  $  508  $  508
                                                                                     ------  ------  ------
Balance, December 31...............................................................     508     508     508
                                                                                     ------  ------  ------
COMMON STOCK
Balance, January 1.................................................................     350     336     331
Change in par value................................................................    (118)
Common stock issued
 Dividend reinvestment and common stock purchase plan -- 326,277 shares in 1996,
  861,235 shares in 1995 and 1,103,539 shares in 1994..............................       1       2       2
 Exercise of stock options, net of surrendered shares -- 771,353 shares in 1996,
  905,653 shares in 1995 and 612,492 shares in 1994................................       3       2       2
 Conversion of subordinated debentures -- 3,477,792 shares in 1995.................               8
 Business combinations, net of treasury stock retired -- (3,733,533) shares in 1996
  and 1,071,987 shares in 1995.....................................................      (6)      2
 Restricted stock grants, net of forfeitures -- (1,672) shares in 1996, 43,062
  shares in 1995 and 487,323 shares in 1994........................................                       1
                                                                                     ------  ------  ------
Balance, December 31...............................................................     230     350     336
                                                                                     ------  ------  ------
SURPLUS
Balance, January 1.................................................................   1,240   1,069   1,023
Change in par value................................................................     118
Dividend reinvestment and common stock purchase plan...............................      18      33      25
Exercise of stock options..........................................................     (31)     16       8
Conversion of subordinated debentures..............................................              71
Business combinations, net of treasury stock retired...............................    (178)     38
Restricted stock...................................................................       9       7       9
Other, principally employee benefit plans..........................................      26       6       4
                                                                                     ------  ------  ------
Balance, December 31...............................................................   1,202   1,240   1,069
                                                                                     ------  ------  ------
RETAINED EARNINGS
Balance, January 1.................................................................   2,548   2,091   1,718
Net income.........................................................................     650     678     542
Restricted stock...................................................................       5      (2)     (6)
Payment on ESOP loan...............................................................       6       2       3
Cash dividends declared
 Preferred stock...................................................................     (37)    (37)    (37)
 Common stock -- $1.69 per share in 1996, $1.28 per share in 1995 and $.93 per
  share in 1994....................................................................    (247)   (184)   (129)
                                                                                     ------  ------  ------
Balance, December 31...............................................................   2,925   2,548   2,091
                                                                                     ------  ------  ------
NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE
Balance, January 1.................................................................      82     (40)     43
Change in net unrealized gain (loss) on securities available for sale, net of tax..      (6)    122     (83)
                                                                                     ------  ------  ------
Balance, December 31...............................................................      76      82     (40)
                                                                                     ------  ------  ------
TREASURY STOCK
Balance, January 1.................................................................     (22)    (27)
Purchases of treasury stock -- 10,220,789 shares in 1996, 1,594,016 shares in 1995
 and 1,110,640 shares in 1994......................................................    (490)    (53)    (29)
Treasury stock reissued
 Dividend reinvestment and common stock purchase plan -- 491,586 shares in 1996 and
  331,782 shares in 1995...........................................................      23       9
 Exercise of stock options -- 1,352,081 shares in 1996, 147,370 shares in 1995 and
  70,292 shares in 1994............................................................      52       4       2
 Conversion of subordinated debentures -- 530,475 shares in 1995...................              15
 Business combinations -- 8,499,441 shares in 1996 and 773,621 shares in 1995......     420      21
 Restricted stock grants -- 223,515 shares in 1996 and 255,520 shares in 1995......      10       6
 Other, principally employee benefit plans -- 143,574 shares in 1996 and 106,188
  shares in 1995...................................................................       7       3
                                                                                     ------  ------  ------
Balance, December 31...............................................................             (22)    (27)
                                                                                     ------  ------  ------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, January 1.................................................................      (4)     (6)     (8)
Change in translation adjustments, net of tax......................................      (3)      2       2
                                                                                     ------  ------  ------
Balance, December 31...............................................................      (7)     (4)     (6)
                                                                                     ------  ------  ------
Total Stockholders' Equity, December 31............................................  $4,934  $4,702  $3,931
                                                                                     ======  ======  ======
------------------------------------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

BANK OF BOSTON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31                               1996     1995     1994
(in millions)
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.........................................  $   650  $   678  $   542
Reconciliation of net income to net cash provided
from (used for) operating activities
 Extraordinary loss from early extinguishment of
 debt, net of tax..................................                          7
 Provision for credit losses.......................      231      275      154
 Depreciation and amortization.....................      150      239      202
 Provision for deferred taxes......................        2       39       79
 Net gains on sales of securities available for
 sale and other assets.............................     (368)    (210)    (115)
 Change in trading securities, net of transfers....     (356)    (588)    (284)
 Change in mortgages held for sale.................      269     (722)   1,286
 Net change in interest receivables and payables...       72      (66)    (180)
 Other, net........................................     (122)     163       33
                                                     -------  -------  -------
  Net cash provided from (used for) operating
  activities.......................................      528     (192)   1,724
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) interest bearing
deposits in other banks............................     (278)     203     (453)
Net cash provided from (used for) federal funds
sold and securities purchased under agreements to
resell.............................................     (309)    (225)     673
Purchases of securities held to maturity...........      (76)  (2,531)  (3,353)
Maturities of securities held to maturity..........       55    2,994    1,999
Purchases of securities available for sale.........   (9,624)  (4,382)  (4,541)
Sales of securities available for sale.............    5,827    2,101    3,051
Maturities of securities available for sale........    4,288    1,439      591
Loans and lease financing originated by nonbank
entities...........................................  (21,543)  (7,107)  (2,773)
Loans and lease financing collected by nonbank
entities...........................................   20,314    5,632    2,814
Proceeds from sales of loan portfolios by bank
subsidiaries.......................................    1,270    1,575      210
Net cash used for lending activities of bank
subsidiaries.......................................   (2,724)  (1,493)  (3,353)
Lease financing originated by bank entities........       (5)     (11)     (24)
Lease financing collected by bank entities.........       19       59       24
Proceeds from sales of other real estate owned.....       45       84      113
Expenditures for premises and equipment............     (237)    (246)    (215)
Proceeds from sales of business units, premises and
equipment..........................................      264      169      161
Other, net.........................................      (72)    (604)    (380)
                                                     -------  -------  -------
  Net cash used for investing activities...........   (2,786)  (2,343)  (5,456)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided from deposits....................    1,767      815    1,963
Net cash provided from funds borrowed..............      768    2,292    1,724
Net proceeds from issuance of notes payable........      921      220      698
Repayments/repurchases of notes payable............     (289)    (155)    (502)
Net proceeds from issuance of guaranteed preferred
beneficial interest in Corporation's junior
subordinated debt..................................      500
Net proceeds from issuance of common stock.........       92       70       40
Purchases of treasury stock........................     (490)     (53)     (29)
Dividends paid.....................................     (284)    (221)    (166)
                                                     -------  -------  -------
  Net cash provided from financing activities......    2,985    2,968    3,728
                                                     -------  -------  -------
Effect of foreign currency translation on cash.....      (15)     (18)     (22)
                                                     -------  -------  -------
Net change in cash and due from banks..............      712      415      (26)
Cash and due from banks at January 1...............    3,561    3,146    3,172
                                                     -------  -------  -------
Cash and due from banks at December 31.............  $ 4,273  $ 3,561  $ 3,146
                                                     =======  =======  =======
-------------------------------------------------------------------------------

The Accompanying Notes Are an Integral Part of These Financial Statements.

NOTES TO FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial reporting and accounting policies of Bank of Boston Corporation (the Corporation) conform to generally accepted accounting principles. Prior period financial statements have been restated to give retroactive effect to the acquisition of BayBanks, Inc. (BayBanks), completed on July 29, 1996, which was accounted for as a pooling of interests. See Note 2 for additional informa-tion regarding the acquisition. In addition, certain prior period amounts have been reclassified to conform with current financial statement presentation. The preparation of financial statements in conformity with generally accepted ac-counting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the significant accounting policies.

BASIS OF PRESENTATION

The consolidated financial statements include the Corporation and its majority owned subsidiaries, including its major banking subsidiaries: The First Na-tional Bank of Boston (FNBB), BayBank, N.A., Bank of Boston Connecticut, Rhode Island Hospital Trust National Bank and BayBank NH, N.A. All material intercompany accounts and transactions have been eliminated in consolidation. Investments in 20% to 50%-owned companies are accounted for using the equity method. The equity interest in their earnings is included in other income. The excess of cost over the assigned value of the net assets of companies acquired, or goodwill, is included in other assets and is amortized on a straight-line basis, generally over periods ranging from ten to twenty-five years.

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

The Corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and se-curities.

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

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

Securities are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All debt and equity securi-ties that are not purchased in connection with the Corporation's trading activ-ities are classified as either securities held to maturity or securities avail-able for sale. Securities held to maturity are debt securities that the Corpo-ration has the positive intent and ability to hold to maturity. These securi-ties are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are debt securities that the Corpo-ration may not hold to maturity, as well as equity securities. These securities include debt securities that are purchased in connection with the Corporation's asset/liability risk management strategy and that may be sold in response to changes in interest rates and other related factors; securities held in connec-tion with the Corporation's Private Equity Investing business; and other secu-rities that are intended to be held for indefinite periods of time, but which may not be held to maturity. Within the available for sale category, equity se-curities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, as a separate component of stockholders' equity. Equity securities that do not have a readily determinable fair value are reported at cost. If a security available for sale or held to maturity has experienced a decline in value that is deemed other than temporary, it is written down to its estimated fair value through a charge to current period income. Realized gains and losses with re-spect to securities, which are generally computed on a specific identified cost basis, are included in net securities gains, except for gains and losses with respect to equity and mezzanine securities, which are included in other income.

INTEREST RATE DERIVATIVES AND FOREIGN EXCHANGE CONTRACTS

The Corporation enters into a variety of interest rate derivative contracts in connection with its trading activities, including providing these products to its customers, and as part of its interest rate risk management strategy, with the derivatives included in the trading portfolio or the asset and liability management portfolio. Such derivatives include interest rate futures and for-wards, interest rate swaps and interest rate options. Derivatives included in the trading portfolio are carried at fair value. Realized and unrealized changes in fair value are recognized in current period income as a component of trading profits and commissions.

Derivatives included in the asset and liability management portfolio are linked to the related assets and/or liabilities, with income or loss on derivatives recognized on the same basis as that used for the linked assets or liabilities. If the related assets are carried at fair value or the

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) lower of cost or fair value, the fair values of the derivatives are combined with the fair values of the assets and are recognized in income using the same method of accounting as that used for the linked assets. If the assets or lia-bilities are carried at cost, the derivatives are either accounted for on the accrual basis, with income or expense accrued over the life of the agreements as an adjustment to the yield of the related assets or liabilities, or marked to fair value, with any gain or loss deferred and amortized over the period be-ing managed as an adjustment to the yield of the related assets or liabilities. In this connection, interest rate swaps, caps and floors are accounted for on the accrual basis and interest rate futures, forwards and other option agree-ments are marked to fair value, with gains and losses deferred and amortized over the period being managed. The Corporation does not utilize written options as part of its interest rate risk management strategy unless they are included as part of an overall option strategy that effectively creates a net purchased option position. If a contract is terminated, any remaining unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related assets or liabilities over the remainder of the period that is being managed. If the linked assets or liabilities are disposed of prior to the end of the pe-riod being managed, the related derivatives are marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related assets or liabilities.

Prior to the sale of its mortgage banking subsidiary in the first half of 1996, which is more fully discussed in Note 2, the Corporation included in its asset and liability management portfolio interest rate options used to manage prepay-ment risk, and thus the value of the mortgage servicing portfolio, resulting from a decline in interest rates. While the Corporation utilized these con-tracts as part of a risk management strategy, the composition of the option portfolio was not structured for economic reasons to provide a sufficient ex-pectation that the change in its value, resulting from changes in interest rates, would substantially offset the change in the value of the mortgage ser-vicing rights to which it was linked. As a result, these contracts were valued at fair value with the realized and unrealized changes in fair value recorded in the statement of income as part of net mortgage servicing fees, a component of financial service fees.

The Corporation also enters into foreign exchange contracts in connection with its trading activities, including providing these products to its customers, and to hedge a portion of its own foreign exchange risk, which is principally related to foreign currency translation. (See "Foreign Currency Translation" above.) The trading portfolio includes foreign currency spot, forward, future, option and cross-currency interest rate swap contracts. Foreign exchange trad-ing positions are valued at current market rates, with the net foreign exchange trading gain or loss recorded in the statement of income as a component of other income.

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

The Corporation generally places loans and leases on nonaccrual status when any portion of the principal or interest is 90 days past due or, in the case of certain consumer loans, 120 days past due, unless the loan or lease is well se-cured and in the process of collection, or earlier, when concern exists as to the ultimate collectibility of principal or interest. Whenever a loan or lease is placed on nonaccrual status, all other credit exposures to the same borrower are also placed on nonaccrual status, except when it can be clearly demon-strated that such credit exposures are well secured, fully performing and insu-lated from the weakness surrounding the nonaccrual credit to which they relate. When loans or leases are placed on nonaccrual status, the related interest re-ceivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the ultimate collectibility of principal or interest.

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

Effective January 1, 1995, the Corporation adopted, prospectively, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." These standards require that a loan be classified and ac-counted for as an impaired loan when it is probable that the Corporation will be unable to collect all principal and interest due on the loan in accordance with the loan's

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) original contractual terms. The Corporation uses the same criteria in placing a loan on nonaccrual status. Accordingly, for purposes of applying these stan-dards, impaired loans have been defined as all nonaccrual loans, exclusive of residential mortgage loans, consumer loans and leases.

Impaired loans are valued based on the fair value of the related collateral in the case of commercial real estate loans and, for all other impaired loans, on the present value of expected future cash flows, using the interest rate in ef-fect at the time the loan was placed on nonaccrual status. A loan's observable market value may be used as an alternate valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Corporation's over-all reserve for credit losses. The Corporation recognizes interest income on impaired loans consistent with its nonaccrual policy.

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

INCOME TAXES

The Corporation accounts for income taxes in accordance with SFAS No. 109, "Ac-counting for Income Taxes." Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provi-sion, for the estimated future tax effects, based on enacted tax rates, attrib-utable to temporary differences and tax benefit carryforwards. Deferred tax li-abilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deduct-ible or creditable in the future. The effect of enacted changes in tax law, in-cluding changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Corporation's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision. For financial reporting purposes, in-vestment tax credits received in connection with lease financing are recognized as lease income over the investment life of the related asset.

PER SHARE CALCULATIONS

Primary net income per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented. For fully diluted net income per common share, net income is reduced by preferred stock dividends and increased by the interest, net of income tax benefit, recorded on convertible debentures. As described in Note 10, the Corporation's convertible debentures were con-verted to common stock in March 1995. Such adjusted net income is divided by the weighted average number of common shares outstanding for each period plus the shares representing the dilutive effect of stock options outstanding and the shares that would result from conversion of convertible debentures. The ef-fect of stock options and convertible debentures is excluded from the computa-tion of fully diluted net income per common share in periods in which their ef-fect would be anti-dilutive.

Cash dividends declared per common share for all periods presented in the ac-companying consolidated statement of income represent the historical cash divi-dends of the Corporation.

2. MERGERS, ACQUISITIONS, JOINT VENTURES AND DIVESTITURES

In July 1996, the Corporation completed its acquisition of BayBanks. The Corpo-ration issued 43.6 million shares of its common stock in exchange for substan-tially all of the outstanding shares of BayBanks common stock by exchanging 2.2 shares of its common stock for each outstanding BayBanks share. The acquisition was accounted for as a pooling of interests and, accordingly, the historical book values of the assets and liabilities of BayBanks, as reported on its bal-ance sheet, were carried over onto the Corporation's consolidated balance sheet, and no goodwill or other intangible assets were created. The acquisition is reflected in the accompanying consolidated financial statements as though the Corporation and BayBanks had operated as a combined entity for all periods presented. In connection with the acquisition, the Corporation recorded re-structuring and merger-related costs of $180 million ($117 million after-tax). These costs are more fully discussed in Note 19. In connection with the ap-proval of the transaction by regulatory authorities, during the fourth quarter of 1996, the Corporation sold 20 branches of the resulting combined entity, comprising a total of approximately $500 million in loans and $700 million in deposits, at a pre-tax gain of approximately $47 million ($27 million after-tax).

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table sets forth the results of operations of the Corporation and BayBanks for the six months ended June 30, 1996. These results are included in the results of operations for the year ended December 31, 1996, presented in the accompanying consolidated statement of income.

Six Months Ended June 30, 1996
(in millions)                                     Corporation BayBanks Combined
-------------------------------------------------------------------------------
Net interest revenue.............................    $872       $265    $1,137
Noninterest income...............................    $550       $118    $  668
Net income.......................................    $295       $ 74    $  369

The following tables set forth reconciliations of revenue and net income previ-ously reported by the Corporation with the combined amounts presented in the accompanying consolidated statements of income for the years ended December 31, 1995 and 1994.

Year Ended December 31, 1995
(in millions)                                      Corporation BayBanks Combined
--------------------------------------------------------------------------------
Net interest revenue..............................   $1,741      $508    $2,249
Noninterest income................................   $1,091      $218    $1,309
Net income........................................   $  541      $137    $  678

Year Ended December 31, 1994
(in millions)                                      Corporation BayBanks Combined
--------------------------------------------------------------------------------
Net interest revenue..............................   $1,572      $465    $2,037
Noninterest income................................   $  828      $207    $1,035
Net income........................................   $  435      $107    $  542

In June 1996, the Corporation completed its acquisition of The Boston Bancorp (Bancorp), the holding company of South Boston Savings Bank, a Massachusetts chartered savings bank with $1.3 billion in deposits. The Corporation exchanged
4.6 million shares of its common stock, with a value of approximately $229 mil-lion, for all of the outstanding common stock of Bancorp. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of Bancorp were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the transaction is being amortized over a ten-year period. The acquisition has been included in the accompanying consolidated financial statements since the acquisition date. Pro forma results of opera-tions including Bancorp for the years ended December 31, 1996 and 1995 are not presented, since the results would not have been significantly different in re-lation to the Corporation's results of operations.

During the first six months of 1996, the Corporation completed a transaction with two equity investment firms and Barnett Banks, Inc. (Barnett), in which its mortgage banking subsidiary, BancBoston Mortgage Corporation (BBMC), and Barnett's mortgage subsidiary were sold to a newly formed independent mortgage company, HomeSide, Inc. (HomeSide). As a result of this transaction, the Corpo-ration realized a gain of $106 million, or $67 million after-tax, and held a one-third interest in HomeSide. Under the sale agreement, the Corporation agreed to maintain a risk management program designed to protect the enterprise value of BBMC through the date of the sale. The above-mentioned gain was offset in 1996 by $111 million of losses, or $70 million after-tax, net of decreased servicing amortization, from the change in market value of the contracts used to manage the prepayment risk in the mortgage servicing portfolio and the eco-nomic value of BBMC pending the completion of the sale to HomeSide.

In December 1995, BayBanks completed its acquisition of Cornerstone Financial Corporation (Cornerstone), parent company of Cornerstone Bank of Derry, New Hampshire, with total assets of $143 million. BayBanks paid Cornerstone stock-holders $18 million in cash. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of Cornerstone were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amortized over a fifteen-year period. The acquisition has been included in the accompanying consolidated financial statements since the acquisition date.

Effective in October 1995, the Corporation formed a joint venture with Boston Financial Data Services (a joint venture of State Street Bank and Trust Company and DST Systems, Inc.), combining their respective stock transfer businesses into a single entity, which is 50 percent owned by each party. Additionally, in October 1995, the Corporation completed the sale of its Corporate Trust busi-ness, resulting in a pre-tax gain of $20 million, or $12 million after-tax.

In July 1995, BayBanks completed its acquisition of NFS Financial Corp. (NFS), parent company of NFS Savings Bank, FSB of Nashua, New Hampshire, and Plaistow Cooperative Bank, FSB of Plaistow, New Hampshire, with combined total assets of $625 million. BayBanks paid NFS stockholders $97 million, comprising $58 mil-lion in cash and $39 million in common stock. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of NFS were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amortized over a fifteen-year period. The acqui-sition has been included in the accompanying consolidated financial statements since the acquisition date.

In February 1995, the Corporation completed its acquisition of Ganis Credit Corporation (Ganis), a privately-held consumer finance company with headquar-ters in Newport Beach, California. The Corporation exchanged 773,621 shares of its common stock, with a value of approximately $22 million, for all of the outstanding common stock of Ganis. In January 1996 and 1997, the Corporation issued to Ganis stockholders 153,741 and 107,794 shares, respectively, of its common stock, with a value in each case of approximately $7 million, as a re-sult of the achievement by Ganis of certain performance goals. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of Ganis were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amortized over a fifteen-year period. The acquisition has been included in the accompanying consolidated fi-nancial statements since the acquisition date.

In January 1995, the Corporation completed the sales of two of its affiliate banks, Bank of Vermont and Casco Northern Bank, N.A. (Casco). The sales re-sulted in a combined pre-tax gain of approximately $75 million, or $30 million after-tax.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, cash and due from banks are con-sidered to be cash equivalents. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. During 1996, 1995 and 1994, the Corporation paid interest of approximately $2.5 billion, $2.8 billion and $2.4 billion, respectively. The Corporation paid income taxes of approximately $401 million in 1996, $565 million in 1995 and $237 million in 1994. During 1996, 1995 and 1994, the Corporation transferred approximately $42 million, $49 million and $105 million, respectively, to OREO from loans. Loans made to fa-cilitate sales of OREO properties were not significant in 1996, $6 million in 1995 and $10 million in 1994. Non-cash transactions in 1995 included $94 mil-lion from the issuance of common stock in connection with the Corporation's re-demption of its convertible subordinated debentures due 2011, more fully de-scribed in Note 10, and the transfer of $3.3 billion of securities held to ma-turity to securities available for sale in response to the issuance, in Novem-ber 1995, of "A Guide to Implementation of Statement 115 on Accounting for Cer-tain Investments in Debt and Equity Securities," by the Financial Accounting Standards Board, which allowed the Corporation to reassess the appropriateness of the classification of securities held at that time. During 1994, the Corpo-ration transferred a total of $378 million of lower quality real estate expo-sures to an accelerated disposition portfolio. This transfer is more fully de-scribed in Note 7.

4. RESERVE REQUIREMENTS, RESTRICTED DEPOSITS AND PLEDGED ASSETS

At December 31, 1996 and 1995, cash and due from banks included $1 billion and $1.2 billion, respectively, to satisfy the reserve requirements of the Federal Reserve System and various foreign central banks. Interest bearing deposits in other banks held to satisfy foreign central bank reserve requirements totaled $2 million and $37 million at December 31, 1996 and 1995, respectively.

At December 31, 1996 and 1995, securities, loans and other assets with a book value of $3.7 billion and $4.4 billion, respectively, were pledged to collateralize repurchase agreements, public deposits and other items.

5. SECURITIES

A summary comparison of securities available for sale by type is as follows:

                                                  GROSS      GROSS
December 31, 1996                               UNREALIZED UNREALIZED CARRYING
(in millions)                             COST    GAINS      LOSSES    VALUE
------------------------------------------------------------------------------
U.S. Treasury........................... $1,669    $ 12       $ 6      $1,675
U.S. government agencies and
 corporations -- mortgage-backed
 securities.............................  3,789      31        19       3,801
States and political subdivisions.......    172       1                   173
Foreign debt securities.................  1,095      48        10       1,133
Other debt securities...................    250       7         1         256
Marketable equity securities............    156      62         1         217
Other equity securities.................    549                           549
                                         ------    ----       ---      ------
                                         $7,680    $161       $37      $7,804
                                         ======    ====       ===      ======
                                                  Gross      Gross
December 31, 1995                               Unrealized Unrealized Carrying
(in millions)                             Cost    Gains      Losses    Value
------------------------------------------------------------------------------
U.S. Treasury........................... $2,556    $ 37       $ 2      $2,591
U.S. government agencies and
 corporations -- mortgage-backed
 securities.............................  2,969      71         3       3,037
States and political subdivisions.......    245       3                   248
Foreign debt securities.................    698       5        18         685
Other debt securities...................    343                 9         334
Marketable equity securities............    170      52                   222
Other equity securities.................    465                           465
                                         ------    ----       ---      ------
                                         $7,446    $168       $32      $7,582
                                         ======    ====       ===      ======

Other equity securities included in securities available for sale are not traded on established exchanges and are carried at cost. However, in accordance with SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," fair values were estimated for these securities. These fair values exceeded cost by $152 million and $76 million at December 31, 1996 and 1995, respective-ly. Further information with respect to the fair value of these securities is included in Note 28.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

A summary comparison of securities held to maturity by type is as follows:

                                                     GROSS      GROSS
December 31, 1996                        AMORTIZED UNREALIZED UNREALIZED FAIR
(in millions)                              COST      GAINS      LOSSES   VALUE
------------------------------------------------------------------------------
U.S. Treasury...........................   $  3                          $  3
U.S. government agencies and
corporations -- mortgage-backed
securities..............................    535       $ 2        $ 7      530
States and political subdivisions.......      6                             6
Foreign debt securities.................     11                            11
Other equity securities.................    125                           125
                                           ----       ---        ---     ----
                                           $680       $ 2        $ 7     $675
                                           ====       ===        ===     ====

                                                     Gross      Gross
December 31, 1995                        Amortized Unrealized Unrealized Fair
(in millions)                              Cost      Gains      Losses   Value
------------------------------------------------------------------------------
U.S. Treasury...........................   $  4                          $  4
U.S. government agencies and
corporations --mortgage-backed
securities..............................    523       $ 8        $ 1      530
States and political subdivisions.......      5                             5
Foreign debt securities.................     11                            11
Other equity securities.................    117                           117
                                           ----       ---        ---     ----
                                           $660       $ 8        $ 1     $667
                                           ====       ===        ===     ====

Other equity securities included in securities held to maturity represent secu-rities, such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such securities are considered to approximate cost.

A summary comparison of debt securities available for sale by contractual matu-rity is as follows:

December 31                                             1996          1995
                                                            FAIR          Fair
(in millions)                                        COST  VALUE   Cost  Value
-------------------------------------------------------------------------------
Within one year.................................... $1,345 $1,340 $1,844 $1,844
After one but within five years....................  2,565  2,607  2,472  2,518
After five but within ten years....................  1,412  1,432  1,165  1,190
After ten years....................................  1,653  1,659  1,330  1,343
                                                    ------ ------ ------ ------
                                                    $6,975 $7,038 $6,811 $6,895
                                                    ====== ====== ====== ======

A summary comparison of debt securities held to maturity by contractual matu-rity is as follows:

December 31                                           1996            1995
                                                 AMORTIZED FAIR  Amortized Fair
(in millions)                                      COST    VALUE   Cost    Value
--------------------------------------------------------------------------------
Within one year.................................   $ 11    $ 11    $ 11    $ 11
After one but within five years.................    114     113     115     115
After five but within ten years.................    241     241     200     208
After ten years.................................    189     185     217     216
                                                   ----    ----    ----    ----
                                                   $555    $550    $543    $550
                                                   ====    ====    ====    ====

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the category that encompasses the due dates for the majority of the instrument.

In 1996, the Corporation realized gross gains of $44 million and gross losses of $21 million from the sale of securities available for sale. Total proceeds from such securities sales amounted to $4.7 billion. In 1995, the Corporation realized gross gains of $11 million and gross losses of $2 million from the sale of securities available for sale. Total proceeds from such securities sales in 1995 amounted to $1.4 billion. In 1994, the Corporation realized gross gains of $23 million and gross losses of $9 million from the sale of securities available for sale. Total proceeds from such securities sales in 1994 amounted to $2.5 billion. The above amounts exclude equity and mezzanine profits, which are included in other income.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. LOANS AND LEASE FINANCING

December 31                                                     1996     1995
(in millions)
--------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial and financial.......................... $13,162  $12,809
Commercial real estate
 Construction.................................................     284      386
 Other........................................................   3,240    3,393
Consumer-related loans
 Residential mortgages........................................   3,184    4,141
 Home equity loans............................................   2,878    2,556
 Credit card..................................................   1,395      495
 Other........................................................   5,503    5,059
Lease financing...............................................   1,816    1,564
Unearned income...............................................    (287)    (240)
                                                               -------  -------
                                                                31,175   30,163
                                                               -------  -------
INTERNATIONAL
Commercial and industrial.....................................   6,946    6,422
Banks and other financial institutions........................     866      796
Governments and official institutions.........................      79       82
Lease financing...............................................     368      285
All other.....................................................   1,720    1,159
Unearned income...............................................     (93)     (37)
                                                               -------  -------
                                                                 9,886    8,707
                                                               -------  -------
                                                               $41,061  $38,870
                                                               =======  =======

7. RESERVE FOR CREDIT LOSSES

An analysis of changes in the reserve for credit losses follows:

Years Ended December 31                                   1996   1995   1994
(in millions)
------------------------------------------------------------------------------
Balance, January 1....................................... $ 890  $ 827  $ 941
Reserves of entities acquired............................     3     16     25
Reserves of entities sold................................   (11)   (32)
Provision................................................   231    275    154
Credit losses............................................  (310)  (282)  (260)
Recoveries...............................................    80     86     86
                                                          -----  -----  -----
 Net credit losses.......................................  (230)  (196)  (174)
Credit losses related to exposures transferred to
 accelerated disposition portfolio.......................                (119)
                                                          -----  -----  -----
Balance, December 31..................................... $ 883  $ 890  $ 827
                                                          =====  =====  =====

The portion of the reserve for credit losses related to off-balance-sheet expo-sures is not material.

At December 31, 1996, impaired loans in accordance with SFAS Nos. 114 and 118 totaled $260 million, of which loans totaling $38 million required no valuation reserve and loans totaling $222 million required a valuation reserve of $65 million. For the year ended December 31, 1996, average impaired loans were ap-proximately $277 million. At December 31, 1995, impaired loans totaled $250 million, of which loans totaling $113 million required no valuation reserve and loans totaling $137 million required a valuation reserve of $32 million. For the year ended December 31, 1995, average impaired loans were approximately $297 million. Interest recognized on impaired loans during the years ended De-cember 31, 1996 and 1995 was not material.

During 1994, in order to expedite the disposition of problem real estate expo-sures and to strengthen its balance sheet, the Corporation transferred certain of its lower quality real estate exposures, including a portion which was on nonaccrual status, to an accelerated disposition portfolio. In connection with the transfer, the Corporation recorded credit losses of $119 million to reduce the carrying value of the exposures to their estimated disposition value of $395 million at the date of transfer. The Corporation has disposed of all of these exposures with minimal additional gains and losses on disposition.

8.OTHER ASSETS

December 31                                                        1996   1995
(in millions)
-------------------------------------------------------------------------------
Accounts receivable.............................................. $  457 $  405
Goodwill and other intangibles...................................    403    352
Investments in limited partnerships..............................    400    183
Equity investments in affiliates.................................    281    149
Prepaid pension cost.............................................    160    187
OREO.............................................................     50     70
Mortgage servicing assets........................................           553
All other........................................................  1,013  1,022
                                                                  ------ ------
                                                                  $2,764 $2,921
                                                                  ====== ======

9.FUNDS BORROWED

December 31                                                        1996   1995
(in millions)
-------------------------------------------------------------------------------
Federal funds purchased.......................................... $  527 $1,869
Term federal funds purchased.....................................  1,442    870
Securities sold under agreements to repurchase...................  2,034  1,688
Short-term bank notes............................................  1,507  1,190
Medium-term bank notes...........................................    396  1,871
Demand notes issued to the U.S. Treasury.........................    704    361
All other........................................................  2,548  1,654
                                                                  ------ ------
                                                                  $9,158 $9,503
                                                                  ====== ======

Medium-term bank notes included borrowings with maturities of greater than one year of $115 million at December 31, 1996. All other funds borrowed included borrowings with maturities of greater than one year of $535 million at December 31, 1996 and $333 million at December 31, 1995. At December 31, 1996 and 1995, the Corporation had availability under various borrowing arrangements of $1.5 billion and $1.4 billion, respectively. The Corporation had no significant com-pensating balance arrangements at December 31, 1996 and 1995.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10.NOTES PAYABLE

                                               By Remaining Maturity
                                                   at December 31
                                       DUE
                                    LESS THAN    DUE       DUE      1996   1995
(in millions)                        1 YEAR   1-5 YEARS 6-10 YEARS TOTAL  Total
--------------------------------------------------------------------------------
PARENT COMPANY
Senior notes.......................   $275      $125               $  400 $  100
Subordinated notes.................    129       293      $  748    1,170  1,169
                                      ----      ----      ------   ------ ------
 Subtotal..........................    404       418         748    1,570  1,269
SUBSIDIARIES
Senior notes.......................    343        81         216      640    458
Subordinated notes.................               13         598      611    462
                                      ----      ----      ------   ------ ------
 Subtotal..........................    343        94         814    1,251    920
                                      ----      ----      ------   ------ ------
                                      $747      $512      $1,562   $2,821 $2,189
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

Notes payable at December 31, 1996 and 1995 include fixed rate notes of $1,962 million and $1,659 million, respectively, and variable rate notes of $859 mil-lion and $530 million, respectively. Fixed rate notes outstanding at December 31, 1996 mature at various dates through 2006 at interest rates ranging from 5.90% to 10.50%. The consolidated weighted average interest rates on fixed rate notes at December 31, 1996 and 1995 were 7.69% and 7.78%, respectively. The Corporation has entered into interest rate swap agreements that have effectively converted a portion of its fixed rate obligations to floating rate obligations. At December 31, 1996, such interest rates ranged from 5.50% to 5.89%. Variable rate notes outstanding, with interest rates ranging from 5.53% to 9.25% at December 31, 1996, mature at various dates through 2004. The con-solidated weighted average interest rates on variable rate notes at December 31, 1996 and 1995 were 6.46% and 6.68%, respectively.

During 1996, the Corporation issued $400 million in senior floating and fixed rate medium-term notes, due in 1997 through 1999, and FNBB issued $200 million of 7 3/8% subordinated notes, due 2006. In addition, $320 million of medium-term notes were issued by a Brazilian subsidiary of FNBB, and $140 million of such notes matured. Also in 1996, the Corporation's $100 million floating rate senior notes, issued in 1994, matured.

During 1995, the Corporation called for redemption its 7 3/4% convertible sub-ordinated debentures due June 2011 at 100.78% of their principal amount plus accrued interest to the date of redemption. Substantially all holders of the debt opted to convert their bonds to common stock prior to redemption, result-ing in the issuance by the Corporation of approximately 4,008,000 shares of its common stock. Primary earnings per share for the year ended December 31, 1995 would have been $4.15 had the debentures been converted on January 1, 1995. Also during 1995, the Corporation redeemed its 10.30% subordinated notes due September 2000 at their $150 million principal amount plus accrued interest.

During 1994, the Corporation redeemed its floating rate notes due September 2000, with a carrying value of $179 million, at their principal amount plus ac-crued interest, and a nonbanking subsidiary of the Corporation prepaid $186 million of its senior notes, with fixed interest rates ranging from 6.67% to 9.50%, at their principal amount plus accrued interest and a prepayment penal-ty. The loss on these early extinguishments of debt amounted to $7 million, net of tax, or $.05 per common share on both a primary and fully diluted basis, and is presented as an extraordinary item in the accompanying consolidated state-ment of income.

Notes payable maturing during the next five years amount to $747 million in 1997, $181 million in 1998, $75 million in 1999, zero in 2000 and $256 million in 2001.

11. GUARANTEED PREFERRED BENEFICIAL INTEREST IN CORPORATION'S JUNIOR SUBORDINATED DEBT

In 1996, BankBoston Capital Trust I and BankBoston Capital Trust II (the Trusts) were formed for the exclusive purpose of issuing capital securities (Trust Securities) and investing the proceeds from the sale of the Trust Secu-rities in junior subordinated debentures issued by the Corporation. The Corpo-ration is the owner of all the beneficial interests of the Trusts represented by common securities, and has unconditionally guaranteed all of the Trusts' ob-ligations under the Trust Securities. In November and December 1996, a total of $500 million of Trust Securities were issued, consisting of $250 million of 8 1/4% Trust Securities issued by BankBoston Capital Trust I and $250 million of 7 3/4% Trust Securities issued by BankBoston Capital Trust II. Both issues of Trust Securities have a liquidation preference of $1,000 per Trust Security and are scheduled to mature on December 15, 2026. Distributions on these securities are payable semiannually on June 15 and December 15, commencing June 15, 1997; such distributions can be deferred at the option of the Corporation for up to five years. The Trust Securities can be prepaid in whole or in part on or after December 15, 2006 at a redemption premium, that declines to 100% of liquidation preference at December 15, 2016. Distributions on the securities are included in interest expense.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

12.PREFERRED STOCK

A summary of the Corporation's Adjustable Rate Cumulative Preferred Stock (Ad-justable Rate Preferred Stock) issued and outstanding is as follows:

                                                 Series A   Series B   Series C
-------------------------------------------------------------------------------
Outstanding at December 31, 1996 and 1995
Shares.......................................... 1,044,843  1,574,315  774,783
Amount (in millions)............................ $      52  $      79  $    77
Dividend rates
 At December 31, 1996...........................      6.00%      6.00%    5.50%
 Minimum........................................      6.00%      6.00%    5.50%
 Maximum........................................     13.00%     13.00%   12.50%
Dividends per share
 1996........................................... $    3.00  $    3.00  $  5.50
 1995........................................... $    3.06  $    3.01  $  5.50
 1994........................................... $    3.02  $    3.02  $  5.51
Liquidation preference per share................ $      50  $      50  $   100

A summary of the Corporation's Fixed Rate Cumulative Preferred Stock (Fixed Rate Preferred Stock) issued and outstanding is as follows:

                                                             Series E  Series F
-------------------------------------------------------------------------------
Outstanding at December 31, 1996 and 1995
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

Dividends on all series of preferred stock are cumulative and, when declared, are payable quarterly. The dividend rates for the Adjustable Rate Preferred Stock are determined according to a formula based upon the highest of three interest rate benchmarks. Neither the Adjustable Rate Preferred Stock nor the Fixed Rate Preferred Stock have preemptive or general voting rights. The preferred stock is redeemable, in whole or in part, at the option of the Corporation as follows: Series A and B Preferred Stock are redeemable at $50 per share and Series C Preferred Stock is redeemable at $100 per share. The Series E and Series F Preferred Stock are redeemable on and after September 15, 1997 and July 15, 1998, respectively, at $250 per share ($25 per depositary share).

13.STOCKHOLDER RIGHTS PLAN

In 1990, the Board of Directors of the Corporation adopted a stockholder rights plan. The plan provides for the distribution of one preferred stock purchase right for each outstanding share of common stock of the Corporation. Each right entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one-thousandth of a share of Junior Participating Preferred Stock, Series D, at a purchase price of $50 per unit, subject to adjustment. The rights will not be exercisable or transferable apart from the common stock except under certain circumstances in which a person or group of affiliated persons acquires, or commences a tender offer to acquire, 15% or more of the Corporation's common stock. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Corporation or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Corporation may redeem the rights at $.01 per right. The rights will expire in July 2000 unless earlier redeemed or exchanged by the Corporation. In 1995, the plan was amended to exclude the transactions contemplated in the BayBanks acquisition.

14.CAPITAL ADEQUACY

A summary of the Corporation's regulatory capital position and related ratios follows:

                                                                        Well
                                                                     Capitalized
December 31                                         1996     1995      Minimum
(dollars in millions)
--------------------------------------------------------------------------------
Risk-based capital ratios
 Tier 1 capital ratio.............................     9.2%     8.5%     6.0%
 Total capital ratio..............................    13.6%    12.8%    10.0%
Tier 1 leverage ratio.............................     8.2%     7.4%     5.0%
Tier 1 capital.................................... $ 4,954  $ 4,275
Tier 2 capital.................................... $ 2,337  $ 2,165
Total capital..................................... $ 7,291  $ 6,440
Total risk-adjusted assets........................ $53,583  $50,382
Adjusted total average assets..................... $60,537  $57,507

The Corporation is subject to quantitative regulatory capital adequacy require-ments which take into account the differing risk profiles of banking organiza-tions by assigning risk weights to both assets and the credit equivalent amounts of off-balance-sheet exposures. The Corporation and each of its bank subsidiaries are required to maintain minimum ratios of Tier 1 and total capi-tal to total risk-adjusted assets, and of Tier 1 leverage capital to adjusted total average assets. Tier 1 capital includes common stockholders' equity and qualifying preferred stock (including the Trust Securities described in Note
11); total capital includes Tier 1 capital and, subject to certain limitations, limited-life preferred stock, mandatory convertible securities, subordinated debt and a portion of the reserve for credit losses.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Under the regulatory framework for prompt corrective action established by The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Corporation and each of its bank subsidiaries must meet specific guidelines that involve quantitative measures of the Corporation's and each of its bank subsidiaries' assets, liabilities and certain off-balance-sheet exposures as calculated under regulatory accounting practices. The Corporation's and each of its bank subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. As of December 31, 1996, each of the Corporation's bank subsidi-aries satisfied the requirements of the well capitalized category under the regulatory framework for prompt corrective action. The capital categories of each of the Corporation's bank subsidiaries are determined solely for purposes of applying FDICIA's provisions, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of any of the Corporation's bank subsidiaries.

15.DIVIDENDS AND LOAN RESTRICTIONS

Bank regulations require the approval of bank regulatory authorities if the dividends declared by a bank subsidiary exceed certain prescribed limits. For 1997, aggregate dividend declarations by the Corporation's bank subsidiaries without prior regulatory approval are limited to approximately $551 million of their undistributed earnings at December 31, 1996, plus an additional amount equal to their net profits, as defined, for 1997 up to the date of any dividend declaration. However, for any dividend declaration, the Corporation's subsidi-aries, as well as the Corporation itself, must consider additional factors such as the amount of current period net income, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends that the banking subsidiaries could declare. In addition, bank regulators have the authority to prohibit banks and bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

Each bank subsidiary is also prohibited by the bank regulatory authorities from granting loans and advances to the Parent Company that exceed certain limits. Assuming declaration of the maximum amount of dividends under the regulations described above, any loans and advances would be limited to an aggregate of ap-proximately $480 million at December 31, 1996, and would be subject to specific collateral requirements.

Based on the foregoing limitations, an aggregate of approximately $3.9 billion of the Parent Company's investment in bank subsidiaries of $5 billion, which includes bank holding companies and their subsidiaries, was restricted from transfer to the Parent Company at December 31, 1996.

16.OTHER INCOME

Years Ended December 31                                          1996 1995 1994
(in millions)
-------------------------------------------------------------------------------
Net equity and mezzanine profits................................ $209 $110 $ 30
Gain on sale of mortgage banking subsidiary.....................  106
Net foreign exchange trading profits............................   54   60   44
Gain on sale of branches/banking subsidiaries...................   47   75
Equity in undistributed earnings of affiliates..................   35   18    1
Gains from sales of mortgage servicing rights...................   13   10   11
All other.......................................................   61   67  131
                                                                 ---- ---- ----
                                                                 $525 $340 $217
                                                                 ==== ==== ====

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

17.EMPLOYEE BENEFITS

The Corporation maintains qualified non-contributory defined benefit pension plans (the Plans) covering substantially all domestic employees. The Corpora-tion funds the Plans in compliance with the requirements of the Employee Re-tirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended.

The principal plan, which covers most domestic employees other than BayBanks employees, is an account balance defined benefit plan in which each eligible employee has an account to which amounts are allocated based on level of pay, years of service and a specified rate of interest. Benefits accrued prior to 1989 under the principal plan are based on years of service, highest average compensation and social security benefits. Plans other than the principal plan have benefit provisions based on length of service and qualifying compensation in the final years of employment. On January 1, 1997, BayBanks' pension plan was merged into the Corporation's principal plan.

Employee benefits expense (income) for the Plans included the following:

Years Ended December 31                     1996           1995           1994
(in millions)
-------------------------------------------------------------------------------
Service cost (benefits earned
during the period)...............          $  26          $  22           $ 25
Interest cost on projected
benefit obligation...............             34             32             29
Return on plan assets
 Actual..........................           (111)          (161)             5
 Actuarial deferral of gains
 (losses)........................             54            110            (59)
Amortization
 Unrecognized net asset..........             (6)            (6)            (6)
 Unrecognized prior service
 cost............................              3              2              2
 Other, net......................              3              2              1
                                             ---            ---            ---
Net pension expense (income).....          $   3          $   1          $  (3)
                                           =====          =====          =====
-------------------------------------------------------------------------------

The following table sets forth the funded status of the Plans:

December 31                                 1996           1995           1994
(dollars in millions)
-------------------------------------------------------------------------------
Projected benefit obligation
 Vested benefits.................          $ 372           $368           $282
 Nonvested benefits..............             32             35             33
                                           -----           ----           ----
Accumulated benefit obligation...            404            403            315
Effect of projected future
compensation levels..............             75             79             77
                                           -----           ----           ----
Projected benefit obligation.....          $ 479           $482           $392
                                           =====           ====           ====
Plan assets at fair value
(primarily listed stocks and
fixed income securities).........          $ 752           $688           $552
                                           =====           ====           ====
Plan assets in excess of
projected benefit obligation.....          $ 273           $206           $160
Unrecognized net (gain) loss.....           (114)           (15)            37
Unrecognized prior service cost..             13             14             13
Unrecognized net asset...........            (12)           (18)           (23)
                                           -----           ----           ----
Prepaid pension cost.............          $ 160           $187           $187
                                           =====           ====           ====
Assumptions used in actuarial
calculations are as follows:
 Weighted average discount rate
 at December 31..................          7.75%          7.25%  8.25% to 8.5%
 Rate of increase in future
 compensation levels at December
 31..............................           4.5%  4.45% to 4.5%  4.5% to 5.25%
 Account balance interest rate at
 December 31.....................           6.0%           6.0%           6.5%
 Expected long-term rate of
 return on assets for the years
 ended December 31...............  9.0% TO 10.0%           9.0%   9.0% to 9.5%
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Corporation also maintains nonqualified deferred compensation and retire-ment plans for certain executives. At December 31, 1996 and 1995, $26 million and $25 million, respectively, were included in accrued expenses and other lia-bilities for these plans. Charges to operations related to these plans were $5 million in 1996 and $4 million for each of 1995 and 1994. These nonqualified plans are unfunded and payments to plan participants are made by the Corpora-tion, except that certain nonqualified benefits are paid from a trust that was funded by BayBanks in 1996. The fair value of assets in the trust was $16 mil-lion at December 31, 1996.

The Corporation provides certain health and life insurance benefits for retired employees. Most domestic employees of the Corporation, except BayBanks employ-ees, currently receive credits of up to $10,000 based on years of service, which are used to purchase postretirement health care coverage through the Cor-poration. Life insurance coverage is dependent on years of service at retire-ment. BayBanks employees retiring on or prior to December 31, 1993 received $5,000 in life insurance benefits and a subsidy to cover Medicare premiums. Those retiring after December 31, 1993 do not receive the Medicare supplement and pay the full cost of life insurance and medical insurance premiums at the Corporation's rates. Pursuant to SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," these postretirement benefits are recognized over the service lives of the employees.

Commencing January 1, 1997, all BayBanks employees will be covered under the principal benefit plans of the Corporation, including postretirement health and life insurance benefits.

The components of postretirement benefits expense were as follows:

Years Ended December 31                    1996         1995         1994
(in millions)
------------------------------------------------------------------------------
Service cost (benefits earned during
 the period)..........................     $  1          $ 1         $  1
Interest cost on projected benefit
 obligation...........................        4            5            5
Amortization
 Unrecognized transition obligation...        4            4            5
 Unrecognized net gain................       (1)          (1)
                                           ----         ----         ----
Net postretirement benefits expense...     $  8         $  9         $ 11
                                           ====         ====         ====
------------------------------------------------------------------------------

The following table sets forth the status of the Corporation's accumulated postretirement benefit obligation:

December 31                                1996         1995         1994
(dollars in millions)
------------------------------------------------------------------------------
Accumulated benefit obligation
 Retirees.............................     $ 44         $ 51         $ 53
 Active employees -- eligible to
  retire..............................       10            6            7
 Active employees -- not eligible to
  retire..............................        9            9            9
                                           ----         ----         ----
Accumulated postretirement benefit
 obligation...........................       63           66           69
Unrecognized net gain.................       24           17           16
Unrecognized transition obligation....      (58)         (62)         (76)
                                           ----         ----         ----
Postretirement benefit liability......     $ 29         $ 21         $  9
                                           ====         ====         ====
Assumptions used in actuarial
 calculations are as follows:
 Weighted average discount rate at
  December 31.........................     7.75%        7.25%    8.25% to 8.5%
 Rate of increase in future
  compensation levels at
  December 31.........................      4.5%         4.5%        4.5%
 Medical cost trend rate..............        7%           8%         11%
                                       DECLINING TO declining to declining to
                                          5% IN THE    5% in the    5% in the
                                          YEAR 1999    year 1999    year 2001
Effect of 1% increase in medical cost
 trend rate on
 Accumulated postretirement benefit
  obligation..........................      3.6%         5.8%        5.9%
 Postretirement benefits expense......      2.9%         4.9%        4.9%
------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

In 1996, in connection with the acquisition of BayBanks, certain enhanced re-tirement benefits were offered to individuals meeting certain eligibility requirements as part of an early retirement program. Charges to op-erations resulting from qualified pension plan enhancements were $26 million; such charges resulting from enhancements to postretirement benefits were $4 million. In 1995, the Corporation recognized curtailment losses of $8 million in connection with its pension and postretirement plans, primarily as a result of the sale of BBMC to HomeSide. These 1996 and 1995 charges are included in acquisition, divestiture and restructuring expense, which is more fully de-scribed in Note 19.

BayBanks employees who met certain service requirements were eligible to par-ticipate in an employee stock ownership plan (the ESOP). In 1990, the ESOP bor-rowed $19 million from a third party to purchase 1,760,000 shares of BayBanks common stock. This loan, unconditionally guaranteed by BayBanks, bore interest equal to LIBOR plus .35% and was paid in eight installments ending December 19, 1996. At December 31, 1996, all shares have been allocated to ESOP participants and participant share balances as of that date were transferred to the Corpora-tion's thrift incentive plan in 1997. During 1996, ESOP expense of $1 million, net of dividends, included an accrual to cover the loan payment made on Decem-ber 19, 1996. The dividends used to service the ESOP debt, which were paid on shares held by the ESOP, were $2 million in each of 1996 and 1995, and $1 mil-lion in 1994.

The Corporation maintains a thrift incentive plan covering the majority of do-mestic employees other than BayBanks employees. Under this plan, employer con-tributions are made based on a percentage of employee contributions. BayBanks maintained a profit sharing and savings plan which provided for employer con-tributions based on specified earnings thresholds, offset by certain amounts allocated to participants in the ESOP. Amounts charged to operations for the thrift incentive and profit sharing plans were $11 million, $10 million and $12 million in the years ended December 31, 1996, 1995 and 1994, respectively. On January 1, 1997, BayBanks' profit sharing and savings plan was merged into the Corporation's thrift incentive plan.

18.STOCK OPTIONS AND AWARDS

The Corporation's principal stock incentive plans (the Plans) include the 1996 Long-Term Incentive Plan (the 1996 Plan), the 1991 Long-Term Stock Incentive Plan (the 1991 Plan), the 1986 and 1982 Stock Option Plans (the 1986 and 1982 Plans) and the 1978 and 1988 BayBanks Stock Option Plans (the 1978 and 1988 Plans). Shares of common stock issued under these plans may be authorized but unissued shares, treasury shares or shares purchased in the open market. The 1996 Plan provides for the grant of stock options, restricted stock, stock ap-preciation rights (SARs) and other awards to key employees. As of December 31, 1996, no additional grants may be made under the 1991 or earlier Plans. No grants had been made under the 1996 Plan as of December 31, 1996. A total of 7,037,381 shares of common stock were reserved for issuance under the Plans at December 31, 1996, including 3,454,150 shares available for future grants under the 1996 Plan.

Options are granted at prices not less than the fair market value of the common stock on the date of grant. Options granted under the 1991 Plan generally have been exercisable in equal installments on the date of grant and the first anni-versary of the grant date. Option grants made in 1996 under the 1991 Plan gen-erally are exercisable in equal installments on the first and second anniver-sary dates of the grant. Outstanding options granted under the 1988, 1986, 1982 and 1978 Plans are fully vested. All options expire not later than 10 years af-ter the date of grant. The 1986 Plan provided for the granting of rights to re-ceive tax offset payments with respect to nonqualified stock options, which are intended to compensate the participant for the difference in tax treatment of incentive stock options and nonqualified stock options. At December 31, 1996, tax offset payments with respect to 11,925 options, granted in 1987, were out-standing. Compensation expense for tax offset payments for the years ended De-cember 31, 1996 and 1995 was $.4 million and $1 million, respectively. There were 11,200 SARs, at a grant price of $28.63, outstanding at December 31, 1996. Compensation expense associated with SARs was $.3 million for the year ended December 31, 1996 and $.4 million for the year ended December 31, 1995.
















The following is a summary of the changes in options outstanding under the
Plans:

                                   1996                       1995                       1994
                                        Weighted                   Weighted                  Weighted
                                        Average                    Average                   Average
                           Shares    Exercise Price   Shares    Exercise Price  Shares    Exercise Price
--------------------------------------------------------------------------------------------------------
Options outstanding,
January 1...............  4,764,182      $22.31      4,744,473      $19.53     4,803,706      $14.39
Granted ($17.48 to
$63.75 per share).......  1,354,409      $44.91      1,294,174      $28.84       927,489      $25.52
Exercised ($5.63 to
$48.38 per share)....... (2,507,037)     $20.97     (1,250,716)     $18.42      (804,623)     $14.11
Canceled................    (28,323)     $42.90        (23,749)     $27.01      (182,099)     $20.68
                         ----------                 ----------                 ---------
Options outstanding,
December 31 ($6.25 to
$63.75 per share).......  3,583,231      $31.64      4,764,182      $22.31     4,744,473      $19.53
                         ==========                 ==========                 =========
Options exercisable,
December 31.............  2,460,481      $25.62      3,871,117      $23.13     3,687,929      $19.22
                         ==========                 ==========                 =========
--------------------------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following is a summary of outstanding and exercisable options under the Plans at December 31, 1996:

                                     Options Outstanding                         Options Exercisable
                                     Weighted Average    Weighted                Weighted Average    Weighted
Range of                   Number       Remaining        Average       Number       Remaining        Average
Exercise Prices          Outstanding Contractual Life Exercise Price Exercisable Contractual Life Exercise Price
----------------------------------------------------------------------------------------------------------------
$6.25 to $20.00 per
 share..................    580,212     4.2 years         $14.85        580,212     4.2 years         $14.85
$20.00 to $35.00 per
 share..................  1,637,621     6.7 years         $26.37      1,637,621     6.7 years         $26.37
$35.00 to $50.00 per
 share..................  1,224,970     9.0 years         $43.89        214,300     8.9 years         $44.37
$50.00 to $63.75 per
 share..................    140,428     9.4 years         $55.56         28,348     9.8 years         $60.49
----------------------------------------------------------------------------------------------------------------

Under terms of the Corporation's restricted stock awards, employees are gener-ally required to continue employment with the Corporation for a stated period after the award in order to become fully vested in the shares awarded. Perfor-mance-based restricted stock has also been awarded, which vests if the market price of the Corporation's common stock reaches certain stated levels within specified periods, or in some cases, vests after a specified period regardless of stock price levels. During 1996, the common stock price levels for vesting of 163,432 shares of performance restricted stock were reached and the shares were released from restriction. During 1995, the common stock price levels for vesting of 180,200 shares of performance restricted stock were reached, and the shares were released from restriction.

Restricted stock is recorded at the fair market value of the common stock on the date of award or, if solely a performance-based award, the value required for vesting. At the date of award, unearned compensation of the same amount is recorded as a reduction of retained earnings and is amortized as compensation expense over the estimated vesting period.

The following is a summary of the activity in restricted stock:

                                 1996                1995                1994
                                     WEIGHTED            Weighted            Weighted
                                     AVERAGE             Average             Average
                           SHARES     PRICE    Shares     Price    Shares     Price
-------------------------------------------------------------------------------------
Share balance, January
 1......................  1,008,125   $22.88  1,205,859   $21.94    908,559   $14.19
 Awards.................    249,430   $52.45    316,570   $29.44    528,600   $31.72
 Forfeitures............    (27,887)  $20.81    (17,988)  $24.97    (41,277)  $17.30
 Released from
  forfeiture
  restrictions..........   (776,023)  $26.79   (496,316)  $24.70   (190,023)  $11.48
                          ---------           ---------           ---------
Share balance, December
 31.....................    453,645   $31.53  1,008,125   $22.88  1,205,859   $21.94
                          =========           =========           =========
(in millions)
Unearned compensation at
 December 31
 (a reduction of
 retained earnings).....  $       8           $      13           $      17
Compensation expense....  $      17           $      13           $       6
-------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following is a summary of outstanding restricted stock at December 31, 1996:

                                                                      Weighted
                                                                      Average
Range of                           Restricted Shares Weighted Average Price at
Market Value of Common Stock  at    Outstanding at      Remaining     Time of
Time of Grant                      December 31, 1996 Contractual Life  Grant
------------------------------------------------------------------------------
$20.00 to $35.00 per share........      373,427         2.2 years      $26.68
$43.00 to $60.00 per share........       80,218         3.2 years      $54.12


In addition to options granted under the Plans described above, the Corporation granted 2,152,000 stock options on October 1, 1996 to substantially all employ-ees world-wide at an exercise price of $58.00 per option, the fair value of the Corporation's common stock on the grant date. The number of options granted to an employee was based on the employee's salary on the grant date, subject to a minimum of 100 options for a full-time employee and 50 options for a part-time employee. Based on the price of the Corporation's common stock having reached specified levels as of February 13, 1997, these options will become exercisable on October 1, 1997. Unexercised options will expire on October 1, 2002.

Effective January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by the new standard, the Corpora-tion elected not to adopt the recognition provisions of the standard and to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options and awards. Had compensation expense for the Corporation's stock options and awards been determined in accordance with SFAS No. 123, the Corporation's net income, primary and fully diluted earnings per share would have been as fol-lows:

Years Ended December 31                                           1996  1995
-----------------------------------------------------------------------------
Net income applicable to common stock (in millions)
 As reported..................................................... $ 613 $ 641
 Pro forma....................................................... $ 612 $ 637
Primary earnings per share
 As reported..................................................... $3.99 $4.17
 Pro forma....................................................... $3.98 $4.13
Fully diluted earnings per share
 As reported..................................................... $3.93 $4.09
 Pro forma....................................................... $3.90 $4.05

Solely for purposes of providing the pro forma disclosures required by SFAS No. 123, the fair value of each option grant was estimated on the date of grant us-ing the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants of options and restricted stock in 1996 (other than the world-wide option grant) and 1995, respectively: dividend yield -- 3.2 per-cent and 4.2 percent; volatility -- 26 percent and 35 percent; risk free inter-est rates -- 5.3 percent and 7.5 percent; and expected option lives -- 4 years. Assumptions for the world-wide option grant for 1996 were: dividend yield --3.0 percent; volatility -- 23 percent; risk free interest rate -- 6.2 percent; and expected option life -- 3 years.

Due to the inclusion of only 1995 and 1996 stock option and restricted stock awards, the effects of applying SFAS No. 123 in 1996 and 1995 may not be repre-sentative of the pro forma impact in future years.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

19. ACQUISITION, DIVESTITURE AND RESTRUCTURING EXPENSE

During 1996, the Corporation recorded $180 million of restructuring and merger-related costs in connection with its acquisition of BayBanks. Included in these costs were employee severance and property related costs; professional fees and other costs of effecting the acquisition; and systems and other conversion costs incurred during the period. Significant components of the costs were as follows:

Year Ended December 31                                                      1996
(in millions)
--------------------------------------------------------------------------------
Personnel costs............................................................ $ 81
Facility costs.............................................................   50
Other costs................................................................   49
                                                                            ----
 Total..................................................................... $180
                                                                            ====

Personnel costs were related primarily to the Corporation's plan to eliminate approximately 2,000 executive, managerial and staff positions through attri-tion, enhanced retirement plans and terminations. These costs included sever-ance and retirement plan costs as well as employee assistance costs for sepa-rated employees. As of December 31, 1996, approximately 700 employees have ei-ther been terminated or have left the Corporation through enhanced retirement plans. Facility costs were related to branch and back office consolidations, and included lease termination costs and writedowns of bank owned properties and other facility related costs. Other costs principally consisted of transac-tion related costs, such as professional fees and stock registration costs, as well as systems costs and other costs of effecting the acquisition. Cash out-lays in 1996 amounted to $54 million, including $17 million of termination ben-efits and $37 million of transaction, facility and systems and other conversion costs. The remaining reserves and other liabilities of $126 million at December 31, 1996 include expected cash outlays of $94 million and expected noncash costs of $32 million. Cash outlays are expected to occur throughout the inte-gration process.

During 1995, the Corporation recorded $28 million of charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units. Included in these charges were costs related to reorganizations of the Corporation's European and certain Asia/Pacific operations. The charges in-cluded $16 million, composed of estimated costs of employee reduction of ap-proximately 265, including executive, managerial and staff positions, and $4 million related to equipment and certain lease obligations. In addition, the charges included $8 million of curtailment losses as defined by SFAS No. 106 and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of De-fined Benefit Pension Plans and for Termination Benefits." The curtailment losses resulted from the sale of BBMC, which removed mortgage banking employees from the Corporation's pension and postretirement plans. Cash outlays during 1996 of $10 million consisted primarily of severance costs. Substantially all of the remaining reserve of $5 million at December 31, 1996 is expected to be utilized in 1997.

During 1994, in connection with its acquisitions of BankWorcester Corporation (BankWorcester) and Pioneer Financial, A Co-operative Bank (Pioneer), the Cor-poration recorded acquisition-related costs of $21 million. Significant compo-nents of the costs included $10 million for estimated costs of employee reduc-tion of 414, and $11 million for estimated conversion costs. These conversions were completed in 1994, and consisted of costs to convert loans, deposits and other computer systems to a common Corporation system, as well as costs of re-placing customers' checkbooks, automatic teller machine cards and other deposit documents. During 1994 and 1995, the Corporation charged costs totaling $12 million and $9 million, respectively, to the BankWorcester and Pioneer re-serves.


















20.OTHER EXPENSE

Years Ended December 31                                          1996 1995 1994
(in millions)
-------------------------------------------------------------------------------
Advertising..................................................... $108 $ 87 $ 64
Communications..................................................  101   90   82
Software costs..................................................   35   27   23
Amortization of goodwill and other intangibles..................   34   28   18
Legal fees......................................................   29   30   31
Consulting and other professional fees..........................   27   35   40
FDIC insurance premiums.........................................        39   73
All other.......................................................  287  242  239
                                                                 ---- ---- ----
                                                                 $621 $578 $570
                                                                 ==== ==== ====

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

21.INCOME TAXES

The components of the provision for income taxes were as follows:

Years Ended December 31                                        1996  1995  1994
(in millions)
--------------------------------------------------------------------------------
CURRENT TAX PROVISION
Federal....................................................... $219  $297  $135
Foreign
 Based on income..............................................  130    91    48
 Withheld on interest and dividends...........................   36    22    15
State and local...............................................   96    80   145
                                                               ----  ----  ----
                                                                481   490   343
                                                               ----  ----  ----
DEFERRED TAX PROVISION (BENEFIT)
Federal.......................................................   (4)   (1)  121
State and local...............................................    6    40   (42)
                                                               ----  ----  ----
                                                                  2    39    79
                                                               ----  ----  ----
Income tax provision before extraordinary item................  483   529   422
INCOME TAXES APPLICABLE TO EXTRAORDINARY ITEM
Loss from early extinguishment of debt........................               (4)
                                                               ----  ----  ----
                                                               $483  $529  $418
                                                               ====  ====  ====

Excluded from the above table are tax effects related to certain items that were recorded directly in stockholders' equity, including foreign currency translation, market value adjustments related to securities available for sale, stock options and restricted stock. Net tax effects recorded directly in stock-holders' equity amounted to a $40 million benefit in 1996, a $74 million charge in 1995 and a $62 million benefit in 1994. The income tax provision included tax provisions related to securities gains of $10 million in 1996, $3 million in 1995 and $6 million in 1994.

The following table reconciles the expected federal tax provision before ex-traordinary item, based on the federal statutory tax rate of 35%, to the actual consolidated tax provision before extraordinary item for the periods presented:

Years Ended December 31                                      1996  1995  1994
(in millions)
------------------------------------------------------------------------------
Expected tax provision applicable to income before
extraordinary item.......................................... $397  $423  $340
Effect of
 State and local income taxes, net of federal tax benefit...   66    81    67
 Tax-exempt income..........................................   (6)   (8)   (5)
 Non-creditable foreign taxes...............................   15    11     9
 Non-deductible goodwill from sale of subsidiaries..........         11
 Other, net.................................................   11    11    11
                                                             ----  ----  ----
Actual tax provision before extraordinary item.............. $483  $529  $422
                                                             ====  ====  ====
























The components of the net deferred tax liability were as follows:

December 31                                                       1996   1995
(in millions)
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Reserve for credit losses........................................ $ 354  $ 358
Foreign operations...............................................    86     63
Interest on nonaccrual loans.....................................    40     45
Mortgage servicing rights........................................           39
Other............................................................   145     92
                                                                  -----  -----
 Deferred tax assets.............................................   625    597
                                                                  -----  -----
DEFERRED TAX LIABILITIES
Leasing operations...............................................  (505)  (493)
Pension obligations..............................................   (69)   (71)
Unrealized gain on securities available for sale.................   (49)   (55)
Other............................................................   (46)   (57)
                                                                  -----  -----
 Deferred tax liabilities........................................  (669)  (676)
                                                                  -----  -----
Net deferred tax liability....................................... $ (44) $ (79)
                                                                  =====  =====

During 1995, The Commonwealth of Massachusetts passed a law which reduces the state income tax rate for financial institutions from 12.5% to 10.5%, to be phased in over five years, and permits apportionment of a bank's taxable in-come. Additionally, in 1995, the Corporation reached a favorable settlement of an outstanding Massachusetts tax matter relating to income earned on certain securities. These items did not have a significant impact on the Corporation's 1995 effective tax rate, since reductions in the current tax provision from the tax law changes and the settlement were offset by the required reduction in FNBB's and BayBank, N.A.'s net deferred tax assets resulting from the tax law changes.

It is expected that the Corporation's deferred tax assets at December 31, 1996 will be realized from the reversal of existing deferred tax liabilities and from the recognition of future taxable income, without relying on tax planning strategies that the Corporation might not ordinarily follow.

Domestic pre-tax income was $755 million in 1996, $978 million in 1995 and $782 million in 1994. Foreign pre-tax income, defined as income generated from oper-ations that are located outside the United States, was $378 million in 1996, $229 million in 1995 and $178 million in 1994.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

22. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

Off-balance-sheet financial instruments represent various degrees and types of risk to the Corporation, including credit, interest rate, foreign exchange rate, implied volatility rate and liquidity risk.

INTEREST RATE DERIVATIVES AND FOREIGN EXCHANGE CONTRACTS

In the normal course of its business, the Corporation enters into a variety of interest rate derivatives and foreign exchange contracts as part of its trading activities, which primarily focus on providing these products to customers, and in its interest rate and currency risk management strategy. These products in-volve, to varying degrees, credit risk and market risk. Credit risk is the pos-sibility that a loss may occur if a counterparty to a transaction fails to per-form according to the terms of the contract. Market risk is the adverse effect of a change in interest rates, currency rates or implied volatility rates on the value of a financial instrument. The notional amount of interest rate de-rivatives and foreign exchange contracts is the amount upon which interest and other payments under the contract are based. For interest rate derivatives, the notional amount is typically not exchanged. Therefore, notional amounts should not be taken as the measure of credit or market risk as they tend to greatly overstate the true economic risks of these contracts.

The Corporation controls credit risk arising from interest rate derivatives and foreign exchange contracts using credit procedures similar to those used for traditional lending activities. The Corporation believes that fair value, which approximates the cost to replace the contract at the current market rates should the counterparty default prior to settlement date, is generally repre-sentative of credit exposure related to interest rate derivatives and foreign exchange contracts at a point in time. Counterparty credit risk is also reduced through the use of master netting agreements. Such agreements provide for the offsetting of amounts receivable and payable under interest rate derivatives or foreign exchange contracts with the same counterparty. The market risk associ-ated with interest rate derivatives and foreign exchange contracts is managed by establishing and monitoring limits as to the types and degree of risk that may be undertaken and is measured using a value-at-risk methodology.

Interest rate derivatives utilized by the Corporation include futures and for-wards, interest rate swaps and interest rate options. Futures and forward con-tracts generally are contracts for the delayed delivery of securities or money market instruments in which the buyer agrees to purchase, and the seller agrees to deliver, a specific instrument at a predetermined date for a specific price. Market risks on both types of agreements stem from market movements in the un-derlying securities' values, interest rates or implied volatility rates. Credit risk stems from the ability of the counterparties to meet the terms of the con-tracts. The Corporation's counterparty risk for futures is limited, as the ma-jority of these transactions are executed on organized exchanges that assume the obligations of counterparties, and generally require margin collateral and daily settlement of variation margins.

Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Interest rate options are contracts that allow the holder of the option to re-ceive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving the potential payment between seller and buyer of an interest differential. In ad-dition, other types of option products provide the holder with the right to en-ter into interest rate swap, cap and floor agreements with the writer. The pri-mary risks associated with interest rate options are the exposure to current and the possible future movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The primary risks in these trans-actions arise from exposure to changes in foreign currency exchange rates and the ability of the counterparties to meet the terms of the contracts.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following is a summary of the Corporation's notional amounts and fair val-ues of interest rate derivatives and foreign exchange contracts included in its trading and asset and liability management (ALM) portfolios.

                               TRADING PORTFOLIO(1)                      ALM PORTFOLIO(1)
                          ---------------------------------  --------------------------------------------
December 31, 1996         NOTIONAL  FAIR VALUE(2)(3)(4)      NOTIONAL FAIR VALUE(2)(3)      UNRECOGNIZED
(in millions)              AMOUNT   ASSET       LIABILITY     AMOUNT  ASSET     LIABILITY  GAIN (LOSS)(5)
-------------------------------------------------------------------------------------------------------------
Interest rate contracts
 Futures and forwards...  $47,927  $       65    $       64  $ 3,382                            $(45)
 Interest rate swaps....    9,332          58            54    6,975       $25     $    40       (11)
 Interest rate options
  Purchased.............    6,471          14
  Written or sold.......    4,593                        13
                          -------  ----------    ----------  -------  --------     -------      ----
Total interest rate con-
tracts..................  $68,323  $      137    $      131  $10,357       $25     $    40      $(56)
                          =======  ==========    ==========  =======  ========     =======      ====
Foreign exchange con-
tracts
 Spot and forward con-
 tracts.................  $20,224  $      313    $      348  $ 1,755       $11     $     9      $  2
 Options purchased......    2,529          42
 Options written or
 sold...................    2,434                        37
                          -------  ----------    ----------  -------  --------     -------      ----
Total foreign exchange
contracts...............  $25,187  $      355    $      385  $ 1,755       $11     $     9      $  2
                          =======  ==========    ==========  =======  ========     =======      ====
-------------------------------------------------------------------------------------------------------------
                               Trading Portfolio(1)                      ALM Portfolio(1)
                          ---------------------------------  --------------------------------------------
December 31, 1995         Notional Fair Value (2)(3)(4)      Notional Fair Value (2)(3)     Unrecognized
(in millions)              Amount   Asset       Liability     Amount  Asset     Liability  Gain (Loss)(5)
-------------------------------------------------------------------------------------------------------------
Interest rate contracts
 Futures and forwards...  $30,821                            $12,558               $    10      $(89)
 Interest rate swaps....    9,169  $       91    $       80    5,852  $     93           8       102
 Interest rate options
  Purchased.............    3,411           9                  3,968       119                     2
  Written or sold.......    3,986                         9      360                    34
                          -------  ----------    ----------  -------  --------     -------      ----
Total interest rate con-
tracts..................  $47,387  $      100    $       89  $22,738  $    212     $    52      $ 15
                          =======  ==========    ==========  =======  ========     =======      ====
Foreign exchange con-
tracts
 Spot and forward con-
 tracts.................  $13,254  $      172    $      167  $ 1,258  $      3     $     5      $ (2)
 Options purchased......    1,044          13
 Options written or
 sold...................    1,130                        16
                          -------  ----------    ----------  -------  --------     -------      ----
Total foreign exchange
contracts...............  $15,428  $      185    $      183  $ 1,258  $      3     $     5      $ (2)
                          =======  ==========    ==========  =======  ========     =======      ====
-------------------------------------------------------------------------------------------------------------

(1) Contracts under master netting agreements are shown on a net basis for both the trading and ALM portfolios.
(2) Fair value represents the amount at which a given instrument could be ex-changed in an arm's length transaction with a third party as of the balance sheet date. The fair value amounts of the trading portfolio are included in other assets or other liabilities, as applicable. The majority of deriva-tives that are part of the ALM portfolio are accounted for on the accrual basis, and not carried at fair value. In certain cases, contracts, such as futures, are subject to daily cash settlements; as such, the fair value of these instruments is zero.
(3) The credit exposure of interest rate derivatives and foreign exchange con-tracts is represented by the fair value of contracts reported in the "As-set" column.
(4) The average asset and liability fair value amounts for interest rate con-tracts included in the trading portfolio for the years ended December 31, 1996 and 1995 were approximately $130 million and $129 million, respective-ly, and $99 million and $67 million, respectively. The average asset and liability fair value amounts for foreign exchange contracts included in the trading portfolio were approximately $224 million and $229 million, respec-tively, for the year ended December 31, 1996, and $313 million and $313 million, respectively, for the year ended December 31, 1995.
(5) Unrecognized gain or loss represents the amount of gain or loss, based on fair value, that has not been recognized in the income statement at the balance sheet date. This includes amounts related to contracts that have been terminated. Such amounts are recognized as an adjustment of yield over the period being managed. At December 31, 1996, there were $16 million of unrecognized gains and $33 million of unrecognized losses related to termi-nated contracts that are being amortized to net interest revenue over weighted average periods of 26 months and 13 months, respectively. At De-cember 31, 1995, there were $32 million of unrecognized gains and $2 mil-lion of unrecognized losses related to terminated contracts that were being amortized to net interest revenue over weighted average periods of 32 months and 23 months, respectively.
Net trading gains or losses from interest rate derivatives are recorded in trading account profits and commissions. The Corporation's interest rate deriv-ative trading activities primarily include providing risk management products to its customers. Derivatives are also used to manage risk in other trading portfolios, such as emerging markets securities. The results of these deriva-tive activities are combined with the results of the respective trading portfo-lio to determine the overall performance of the trading business and, as such, are not included in the results of derivative trading activities. Net trading gains from interest rate derivative trading were $4 million for the year ended December 31, 1996 and $7 million for each of the years ended December 31, 1995 and 1994.
Net trading gains from foreign exchange contracts are recorded in other income. Net trading gains from foreign exchange activities, which include foreign ex-change spot, forward and options contracts, for the years ended December 31, 1996, 1995 and 1994 were $54 million, $60 million and $44 million, respective-ly.

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

The following table summarizes the Corporation's credit-related financial in-struments:

December 31                                                     1996    1995
(in millions)
------------------------------------------------------------------------------
Fee-based or otherwise legally binding commitments to extend credit(1).................................................... $26,742 $23,503
Standby letters of credit, foreign office guarantees and
 similar instruments(2)..................................... . $ 2,508 $ 2,315
Commercial letters of credit.................................. $ 1,582 $ 1,399
------------------------------------------------------------------------------

(1) Net of participations conveyed to others of $17 million in 1996 and $233 million in 1995.

(2) Net of participations conveyed to others of $814 million in 1996 and $720 million in 1995.

23.CONCENTRATIONS OF CREDIT RISK

Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar economic characteristics, whose aggregate credit exposure is significant to the Corporation's total credit exposure. Consistent policies exist regarding the requirement for collateral security on asset based and real estate credits. Ap-proximately 50% of the Corporation's business activity in 1996 and 1995 was with customers located within New England. Information with respect to the Cor-poration's overseas business activities and its geographic concentrations is included in Note 26. The Corporation's commitments to lend against, and loans collateralized by, domestic commercial real estate properties were approxi-mately $5 billion in both 1996 and 1995, of which 70% in 1996 and 80% in 1995 related to properties in New England. Also, combined domestic credit exposure from consumer lending and credits secured by 1-4 family residential properties totaled $17 billion in 1996 and $16 billion in 1995. There were no other sig-nificant concentrations of credit risk.

























24.LEASE COMMITMENTS

Rental expense for leases of real estate and equipment is summarized below:

Years Ended December 31                                          1996 1995 1994
(in millions)
-------------------------------------------------------------------------------
Rental expense.................................................. $132 $125 $118
Less sublease rental income.....................................   13   11   13
                                                                 ---- ---- ----
Net rental expense.............................................. $119 $114 $105
                                                                 ==== ==== ====

The Corporation has obligations under noncancelable operating leases for real estate and equipment that include renewal options and escalation clauses. The Corporation's minimum future rentals under its leases, exclusive of executory costs and net of sublease rental income, for the years 1997 through 2001 are $103 million, $89 million, $78 million, $71 million and $63 million, respec-tively, and $400 million for 2002 and later. Capital leases, the minimum rent-als of which are included in the preceding amounts, are not significant.

25.CONTINGENCIES

The Corporation and its subsidiaries are defendants in a number of legal pro-ceedings arising in the normal course of business, including claims that bor-rowers or others have been damaged as a result of the lending practices of the Corporation's subsidiaries. Management, after reviewing all actions and pro-ceedings pending against or involving the Corporation and its subsidiaries, considers that the aggregate loss, if any, resulting from the final outcome of these proceedings should not be material to the Corporation's financial state-ments.

26.SEGMENT INFORMATION

The Corporation operates within the financial services industry. The geographic segment information presented in the following table is provided to meet the requirements of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and differs from the information used by the Corporation to manage its businesses. Certain revenues and expenses are allocated differently for this segment information than for the Corporation's management reporting. For example, revenues and expenses herein are allocated based on the domicile of the customer or service provider rather than to the business that earned or in-curred those revenues or expenses, and certain corporate overhead expenses, which are allocated to business units, have not been allocated to the interna-tional segment for this presentation. This geographic segment information does not consider other factors, such as method of funding (i.e., local vs. non-lo-cal currency) or location of any cash collateral or guarantees.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

As a result of the inter-relationships that exist within the Corporation's world-wide network, allocations of certain income and expense items are neces-sarily based on assumptions and subjective criteria. Estimates of interest costs charged to users of funds, stockholders' equity, and administrative and other expenses incurred by one area on behalf of another are allocated utiliz-ing internal methodologies. The information presented is based on reporting as-sumptions in place at December 31, 1996.

                                                  Income
Years Ended December 31      Total      Total     Before     Net     Period End
(in millions)              Revenue(1) Expense(1) Taxes(2) Income(3) Total Assets
--------------------------------------------------------------------------------
1996
International
 Latin America............   $  776     $  535    $  241    $138      $13,023
 Europe...................      103         40        63      37        1,626
 Asia/Pacific.............       59         45        14       8        1,216
 All other regions........        2         (2)        4       2          100
                             ------     ------    ------    ----      -------
  Total International.....      940        618       322     185       15,965
Domestic..................    2,744      1,933       811     465       46,341
                             ------     ------    ------    ----      -------
  Total...................   $3,684     $2,551    $1,133    $650      $62,306
                             ======     ======    ======    ====      =======
1995
International
 Latin America............   $  606     $  433    $  173    $ 98      $10,864
 Europe...................       91         62        29      17        1,891
 Asia/Pacific.............       65         36        29      16        1,095
 All other regions........        2          7        (5)     (3)          45
                             ------     ------    ------    ----      -------
  Total International.....      764        538       226     128       13,895
Domestic..................    2,794      1,813       981     550       45,528
                             ------     ------    ------    ----      -------
  Total...................   $3,558     $2,351    $1,207    $678      $59,423
                             ======     ======    ======    ====      =======
1994
International
 Latin America............   $  480     $  331    $  149    $ 83      $ 7,822
 Europe...................       72         40        32      18        1,776
 Asia/Pacific.............       55         39        16       9          973
 All other regions........       14         11         3       2          337
                             ------     ------    ------    ----      -------
  Total International.....      621        421       200     112       10,908
Domestic..................    2,451      1,680       771     430       44,503
                             ------     ------    ------    ----      -------
  Total...................   $3,072     $2,101    $  971    $542      $55,411
                             ======     ======    ======    ====      =======
--------------------------------------------------------------------------------

(1) Total revenue includes net interest revenue and noninterest income. Total expense includes the provision for credit losses and noninterest expense.

(2) 1994 amounts exclude extraordinary loss from early extinguishment of debt.

(3) 1994 amounts include a $7 million extraordinary loss, net of tax, from early extinguishment of debt that, for purposes of this analysis, has been allocated to domestic.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

27. PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following is a condensed balance sheet of the Corporation (Parent Company only):

December 31                                                        1996   1995
(in millions)
-------------------------------------------------------------------------------
ASSETS
Cash and short-term investments in bank subsidiary............... $  723 $  119
Advances to subsidiaries
 Bank subsidiaries...............................................      1     19
 Nonbank subsidiaries............................................    718    437
Subordinated notes receivable from bank subsidiary...............    332    580
Investments in subsidiaries
 Bank subsidiaries...............................................  4,949  4,635
 Nonbank subsidiaries............................................    219    161
Other assets.....................................................    115     47
                                                                  ------ ------
  Total Assets................................................... $7,057 $5,998
                                                                  ====== ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................... $1,570 $1,269
Other liabilities................................................     38     27
Junior subordinated debt payable to subsidiary trusts............    515
                                                                  ------ ------
 Total liabilities...............................................  2,123  1,296
                                                                  ------ ------
 Total stockholders' equity......................................  4,934  4,702
                                                                  ------ ------
  Total Liabilities and
   Stockholders' Equity.......................................... $7,057 $5,998
                                                                  ====== ======

The following is a condensed statement of income of the Corporation (Parent Company only):

Years Ended December 31                                       1996  1995 1994
(in millions)
------------------------------------------------------------------------------
OPERATING INCOME
Dividends from subsidiaries
 Bank subsidiaries(1)........................................ $537  $391 $125
 Nonbank subsidiaries........................................   23    15   30
Interest from subsidiaries
 Bank subsidiaries...........................................   50    59   46
 Nonbank subsidiaries........................................   41    25    9
Noninterest income...........................................          9
                                                              ----  ---- ----
 Total operating income......................................  651   499  210
                                                              ----  ---- ----
OPERATING EXPENSE
Interest expense.............................................   95    92   79
Other expense, net...........................................   14     6    5
                                                              ----  ---- ----
  Total operating expense....................................  109    98   84
                                                              ----  ---- ----
Income before income taxes and equity in undistributed net
 income of subsidiaries......................................  542   401  126
Provision for (Benefit from) income taxes....................   (6)    2  (11)
                                                              ----  ---- ----
Income before equity in undistributed net income of
 subsidiaries................................................  548   399  137
Equity in undistributed net income of subsidiaries...........  102   279  405
                                                              ----  ---- ----
Net Income................................................... $650  $678 $542
                                                              ====  ==== ====
------------------------------------------------------------------------------

(1) Dividends in 1995 included $205 million from a subsidiary bank holding com-pany in connection with the sale of Casco.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following is a condensed statement of cash flows of the Corporation (Parent Company only):

Years Ended December 31                                       1996  1995  1994
(in millions)
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $650  $678  $542
Reconciliation of net income to net cash provided from
operating activities
 Equity in undistributed net income of subsidiaries.........  (102) (279) (405)
 Gain on sale of subsidiary.................................          (8)
 Other, net.................................................   (52)    1   (13)
                                                              ----  ----  ----
  Net cash provided from operating activities...............   496   392   124
                                                              ----  ----  ----
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) short-term investments in
banking subsidiary..........................................  (600)   86     1
Net cash provided from (used for) advances to subsidiaries..  (263) (203)   37
Investments in subsidiaries.................................   (16)  (12)  (39)
Proceeds from sale of subsidiary............................          92
Purchase of subordinated note receivable from bank
subsidiary..................................................              (180)
Repayment of subordinated note receivable by bank
subsidiary..................................................   250
                                                              ----  ----  ----
  Net cash used for investing activities....................  (629)  (37) (181)
                                                              ----  ----  ----
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments/repurchases of notes payable.....................  (100) (150) (189)
Net proceeds from issuance of notes payable.................   400         400
Net proceeds from issuance of junior subordinated
debentures..................................................   515
Net proceeds from issuance of common stock..................    92    70    40
Purchases of treasury stock.................................  (490)  (53)  (29)
Dividends paid..............................................  (284) (221) (166)
                                                              ----  ----  ----
  Net cash provided from (used for) financing activities....   133  (354)   56
                                                              ----  ----  ----
Net change in cash and due from banks.......................           1    (1)
Cash and due from banks at January 1........................     1           1
                                                              ----  ----  ----
Cash and due from banks at December 31......................  $  1  $  1  $
                                                              ====  ====  ====
Interest payments made......................................  $ 95  $ 90  $ 73
Income tax payments made (refunds received).................  $  6  $  5  $ (8)
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
28. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

Disclosure of fair values is not required for certain items such as lease fi-nancing, investments accounted for under the equity method of accounting, obli-gations for pension and other postretirement benefits, premises and equipment, OREO, prepaid expenses, purchased mortgage servicing rights, core deposit in-tangibles and other customer relationships, other intangible assets and income tax assets and liabilities. Accordingly, the aggregate fair value amounts pre-sented do not purport to represent, and should not be considered representative of, the underlying "market" or franchise value of the Corporation.

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

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY Fair values are principally based on quoted market prices. For certain debt and equity invest-ments made in connection with the Corporation's Private Equity Investing busi-ness that do not trade on established exchanges and for which markets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

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

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS The carrying amount of accrued in-terest receivable approximates its fair value. Financial instruments classified as other assets subject to the disclosure requirements of the standard consist principally of accounts receivable and investments in limited partnerships. The carrying amounts of short-term receivables are considered to approximate their fair value. For longer-term receivables, fair value is estimated by discounting expected future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value of investments in limited partnerships are based upon management's review of the investee's financial results, condition and prospects.

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DEPOSITS The fair values of deposits subject to immediate withdrawal, such as interest and noninterest bearing checking, passbook savings and money market deposit accounts, are, by definition, equal to their carrying amounts. The car-rying amounts for variable rate certificates of deposit and other time deposits approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit and other time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

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

GUARANTEED PREFERRED BENEFICIAL INTEREST IN CORPORATION'S JUNIOR SUBORDINATED DEBT The fair value is estimated using secondary market prices.

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

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table sets forth the estimated fair values of the Corporation's financial instruments:

December 31                                      1996               1995
                                                   ESTIMATED          Estimated
                                          CARRYING   FAIR    Carrying   Fair
(in millions)                              AMOUNT    VALUE    Amount    Value
-------------------------------------------------------------------------------
ASSETS
Cash and due from banks.................   $4,273   $4,273    $3,561   $3,561
Interest bearing deposits in other
banks...................................    1,634    1,634     1,356    1,356
Federal funds sold and securities
purchased under agreements to resell....    1,857    1,857     1,548    1,548
Trading securities......................    1,238    1,238     1,159    1,159
Mortgages held for sale.................                         910      919
Securities(1)
 Available for sale.....................    7,804    7,956     7,582    7,658
 Held to maturity.......................      680      675       660      667
Loans...................................   38,877             37,176
Reserve for credit losses(2)............     (883)              (890)
                                           ------             ------
                                           37,994   39,062    36,286   37,415
Due from customers on acceptances.......      438      438       360      360
Accrued interest receivable.............      546      546       554      554
Financial instruments included in other
assets..................................      860      916       611      700
LIABILITIES
Deposits................................   42,831   42,916    41,064   41,117
Funds borrowed..........................    9,158    9,158     9,503    9,503
Acceptances outstanding.................      448      448       360      360
Financial instruments included in
accrued expenses and other liabilities..      630      630       537      537
Notes payable...........................    2,821    2,828     2,189    2,255
Guaranteed preferred beneficial interest
in Corporation's junior subordinated
debt....................................      500      497
INTEREST RATE CONTRACTS(3)
Trading
 Asset..................................               137                100
 Liability..............................              (131)               (89)
Asset and liability management
 Asset..................................                25                212
 Liability..............................               (40)               (52)
FOREIGN EXCHANGE CONTRACTS(3)
Trading
 Asset..................................               355                185
 Liability..............................              (385)              (183)
Asset and liability management
 Asset..................................                11                  3
 Liability..............................                (9)                (5)
OTHER UNRECOGNIZED FINANCIAL INSTRUMENTS
Fee based or otherwise legally binding
commitments to extend credit............               (65)               (59)
Standby and commercial letters of
credit, foreign office guarantees and
similar instruments.....................               (12)               (32)
-------------------------------------------------------------------------------

(1) Securities include investments made in connection with the Corporation's Private Equity Investing business that do not trade on established ex-changes, and for which no markets exist. At December 31, 1996 and 1995, these investments were classified as securities available for sale, and their estimated fair values exceeded the related carrying amounts by $152 million and $76 million, respectively.
(2) The reserve for credit losses is established for future charge-offs arising from all extensions of credit. The Corporation has not made a specific al-location of the reserve to other instruments such as leases, commitments to extend credit, standby letters of credit and interest rate contracts. Ac-cordingly, a separate determination of the reserve allocable to loans has not been made.
(3) Additional information with respect to interest rate and foreign exchange contracts can be found in Note 22 to the Financial Statements. The Corpora-tion's accounting policy related to such instruments is discussed in Note 1 to the Financial Statements.