Form 10-K405, Exhibit 13
period 1997-12-31
BANK OF BOSTON CORP
filed 1998-03-18
CIK 36672

                                                                      EXHIBIT 13








BANKBOSTON CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA

Years Ended December 31                           1997    1996    1995    1994     1993    1992
(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income.................                 $ 5,164 $ 4,893 $ 5,119 $ 4,376  $ 3,330 $ 3,664
Interest expense................                   2,735   2,553   2,870   2,339    1,561   1,992
                                                 ------- ------- ------- -------  ------- -------
  Net interest revenue..........                   2,429   2,340   2,249   2,037    1,769   1,672
Provision for credit losses.....                     200     231     275     154      107     288
                                                 ------- ------- ------- -------  ------- -------
  Net interest revenue after
   provision for credit losses..                   2,229   2,109   1,974   1,883    1,662   1,384
Noninterest income..............                   1,563   1,344   1,309   1,035      945   1,020
Noninterest expense(1)..........                   2,324   2,320   2,076   1,947    2,002   1,949
                                                 ------- ------- ------- -------  ------- -------
Income before income taxes,
 extraordinary items and
 cumulative effect of changes in
 accounting principles..........                   1,468   1,133   1,207     971      605     455
  Provision for income taxes....                     589     483     529     422      262     190
                                                 ------- ------- ------- -------  ------- -------
Income before extraordinary
 items and cumulative effect of
 changes in accounting
 principles.....................                     879     650     678     549      343     265
Extraordinary items
 Loss from early extinguishment
  of debt, net of tax...........                                              (7)
 Recognition of prior year tax
  benefit carryforwards.........                                                               73
Cumulative effect of changes in
 accounting principles, net of
 tax(2).........................                                                       24
                                                 ------- ------- ------- -------  ------- -------
  Net income....................                 $   879 $   650 $   678 $   542  $   367 $   338
                                                 ======= ======= ======= =======  ======= =======
  Net income applicable to
   common stock.................                 $   848 $   613 $   641 $   505  $   332 $   318
                                                 ======= ======= ======= =======  ======= =======
Per common share
 Income before extraordinary
  items and cumulative effect of
  changes in accounting
  principles
  Basic.........................                 $  5.73 $  3.99 $  4.17 $  3.44  $  2.09 $  1.77
  Diluted.......................                    5.65    3.93    4.09    3.36     2.05    1.73
 Net income
  Basic.........................                    5.73    3.99    4.17    3.39     2.26    2.30
  Diluted.......................                    5.65    3.93    4.09    3.31     2.21    2.24
 Cash dividends declared........                    1.97    1.69    1.28     .93      .40     .10
Average number of common shares
 (in thousands)
 Basic..........................                 147,959 153,529 153,856 148,913  147,033 138,444
 Diluted........................                 150,040 156,112 156,768 153,616  152,067 144,044
-------------------------------------------------------------------------------------------------

(1) Includes: in 1996, $180 million of charges primarily composed of employee severance and property-related costs recorded in connection with the Corpo-ration's acquisition of BayBanks, Inc.; in 1995, $28 million of charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units; in 1994, costs of $21 million recorded in connection with the Corporation's acquisitions of BankWorcester Corporation and Pio-neer Financial, A Co-operative Bank; and, in 1993, acquisition-related costs and reorganization charges of $85 million recorded primarily in con-nection with the Corporation's acquisitions of Society for Savings Bancorp, Inc. and Multibank Financial Corp., as well as estimated costs of downsiz-ing and reconfiguring certain of the Corporation's business and corporate units.

(2) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of tax, relating to a change in accounting principles pertaining to the valuation of purchased mortgage servicing rights.

BANKBOSTON CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA

Years Ended December 31                            1997     1996     1995     1994     1993     1992
(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average assets..                           1.35%    1.09%    1.22%    1.01%     .76%     .73%
Return on average common
equity(1).................                          20.05    14.47    16.86    15.50    11.39    12.86
Common dividend payout
ratio.....................                           34.3     40.4     28.1     24.9     14.4      3.4
Common equity to total
assets....................                            6.3      7.1      7.1      6.2      6.1      5.9
Average total
stockholders' equity to
average total assets......                            7.2      8.0      7.7      7.1      7.1      6.0
Risk-based capital ratios
  Tier 1..................                            8.0      9.2      8.5      7.7      7.7      7.4
  Total...................                           12.1     13.6     12.8     12.7     12.4     11.8
Leverage ratio............                            7.4      8.2      7.4      6.7      6.9      6.6
Net credit losses to
average loans and lease
financing.................                            .66      .57      .51      .81      .87     1.38
Reserve for credit losses
to loans and lease
financing.................                           1.62     2.15     2.29     2.19     2.70     3.57
Reserve for credit losses
to nonaccrual loans and
lease financing...........                          222.2    219.6    238.9    197.0    142.2    116.3
Nonaccrual loans and OREO
as a percent of related
asset categories..........                             .8      1.1      1.1      1.5      2.5      4.2
Market value/book value...                          316.0    222.4    171.2    112.2    108.9    134.4
BALANCE SHEET DATA AT
DECEMBER 31
Loans and lease
financing.................                       $ 43,980  $41,061  $38,870  $37,708  $34,819  $31,240
Reserve for credit
losses....................                           (712)    (883)    (890)    (827)    (941)  (1,116)
Total assets..............                         69,268   62,306   59,423   55,411   50,711   47,222
Deposits..................                         45,761   42,831   41,064   40,249   38,316   38,097
Funds borrowed............                         11,723    9,158    9,503    7,211    5,487    3,092
Notes payable.............                          2,941    2,821    2,189    2,219    2,023    1,736
Stockholders' equity......                          4,610    4,934    4,702    3,931    3,615    3,198
Common shares outstanding
(in thousands)............                        145,707  153,173  155,296  148,343  147,036  145,379
Common stockholders of
record(2).................                         26,522   27,672   27,662   27,505   28,233   30,163
Number of employees.......                         21,495   21,990   23,710   24,009   24,215   24,986
Per common share
 Book value...............                       $  29.73  $ 28.89  $ 27.01  $ 23.07  $ 21.13  $ 18.98
 Market value.............                       93 15/16   64 1/4   46 1/4   25 7/8       23   25 1/2
AVERAGE BALANCE SHEET DATA
Loans and lease
financing.................                       $ 42,383  $40,589  $38,283  $36,017  $32,565  $31,568
Securities................                          9,741    8,122    7,463    6,473    5,631    6,272
Other earning assets......                          5,584    4,699    3,821    5,027    4,684    3,818
                                                 --------  -------  -------  -------  -------  -------
  Total earning assets....                         57,708   53,410   49,567   47,517   42,880   41,658
                                                 --------  -------  -------  -------  -------  -------
Cash and due from banks...                          3,069    2,610    2,591    2,708    2,419    2,200
Other assets..............                          4,486    3,503    3,586    3,164    2,638    2,432
                                                 --------  -------  -------  -------  -------  -------
  Total average assets....                       $ 65,263  $59,523  $55,744  $53,389  $47,937  $46,290
                                                 ========  =======  =======  =======  =======  =======
Deposits..................                       $ 42,853  $41,603  $38,406  $37,919  $37,163  $37,643
Funds borrowed............                         11,864    8,751    9,132    8,018    4,500    3,633
Other liabilities.........                          2,497    1,759    1,760    1,563    1,087    1,000
Notes payable(3)..........                          3,382    2,666    2,142    2,123    1,797    1,252
Stockholders' equity......                          4,667    4,744    4,304    3,766    3,390    2,762
                                                 --------  -------  -------  -------  -------  -------
  Total average
  liabilities and
  stockholders' equity....                       $ 65,263  $59,523  $55,744  $53,389  $47,937  $46,290
                                                 ========  =======  =======  =======  =======  =======
-------------------------------------------------------------------------------------------------------

(1) For purposes of this ratio, preferred stock dividends have been deducted from net income.

(2) The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

(3) Averages for 1997 and 1996 include guaranteed preferred beneficial inter-ests in Corporation's junior subordinated debentures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
BankBoston Corporation (the Corporation) is a registered bank holding company which, together with its subsidiaries, operates through a network of offices across the U.S. and has more than 100 offices in 23 countries in Latin America, Asia, Europe and Africa. The Corporation's major banking subsidiaries are BankBoston, N.A. (the Bank) and Rhode Island Hospital Trust National Bank.

The Corporation may from time to time make written or oral statements that are considered "forward-looking statements" within the meaning of the Private Secu-rities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future opera-tions, estimates of future economic performance, and assumptions relating thereto.

The Corporation may include forward-looking statements in its filings with the Securities and Exchange Commission, in its reports to stockholders, including this Annual Report, in other written materials, and in statements made by se-nior management to analysts, rating agencies, institutional investors, repre-sentatives of the media and others.

By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risks exist that predictions, forecasts, projec-tions and other forward-looking statements will not be achieved. The following factors, among others, could cause actual results to differ materially from any forward-looking statements: technological changes, including the timely devel-opment by the Corporation of technology enhancements for its products and oper-ating systems; the effects of competition by other financial services organiza-tions; legislative or regulatory developments, including changes in laws con-cerning taxes, banking, securities and insurance; changes in fiscal, monetary and tax policies of the United States, foreign governments and international agencies; political or social developments; the possibility of foreign exchange controls in countries in which the Corporation conducts business; general eco-nomic conditions, both domestic and international, including inflation, inter-est rates, market and monetary fluctuations and the state of the securities and capital markets, including changes in market perception; the demand for credit; currency fluctuations; tight labor markets; and acquisitions and integrations of acquired businesses. When relying on forward-looking statements to make de-cisions with respect to the Corporation, investors and others are cautioned to consider these and other uncertainties and events, whether or not the state-ments are described as forward-looking.

STRATEGIC INITIATIVES

The Corporation continues to undertake strategic initiatives focused on leveraging its core competencies over attractive markets, and continues to ex-plore, on an ongoing basis, acquisition, divestiture and joint venture opportu-nities, as well as analyze each of its businesses in the context of competitive advantages, industry dynamics and growth potential.

ACQUISITIONS AND BUSINESS EXPANSIONS

During 1997, the Corporation announced its intention to expand its retail dis-tribution capacity in Argentina and to strengthen its presence in that country. In connection with this expansion program, the Corporation opened seventeen branches in Argentina during 1997, and expects to open approximately 50 more branches during 1998. In addition, in January 1998, the Corporation completed its acquisition of Deutsche Bank Argentina S.A. (Deutsche Argentina), a subsid-iary of Deutsche Bank A.G., for approximately $255 million in cash. In connec-tion with this transaction, the Corporation acquired approximately $1.3 billion of loans and $1.5 billion of deposits. The Corporation expects to consolidate some overlapping Deutsche Argentina branches with existing or planned branch locations.

The Corporation is also expanding its retail distribution capacity in Brazil. In connection with this expansion program, the Corporation opened ten branches during 1997, and expects to open 32 more branches during 1998.

During 1997, the Corporation continued to expand its Global Capital Markets business. This expansion included the hiring of additional sales and trading professionals, the opening of BancBoston Securities Inc. (BSI), the Corpora-tion's Section 20 subsidiary, and the formation of a high yield securities unit. As part of this expansion effort, in early 1998, the Corporation rea-ligned its operations in Asia to focus on capital markets, including debt un-derwriting and trading, foreign exchange and derivatives, as well as on trade services.

In October 1997, the Corporation completed its acquisition of Pacific National Corporation, the parent of Pacific National Bank of Nantucket, located on the island of Nantucket, Massachusetts, in exchange for approximately 279,000 shares of the Corporation's common stock, valued at approximately $22 million. Pacific National Corporation had loans of $98 million, primarily residential and commercial real estate loans, and deposits of $108 million at the time of acquisition.

In July 1996, the Corporation completed its acquisition of BayBanks, Inc. (BayBanks) in a tax-free exchange of stock, whereby the Corporation exchanged
2.2 shares of its common stock for each outstanding share of BayBanks common stock. In connection with regulatory approval for its acquisition of BayBanks, the Corporation, in the fourth quarter of 1996, sold 20 branches of the com-bined entity, having aggregate deposits of approximately $700 million and loans of approximately $500 million, resulting in a pre-tax gain of approximately $47 million.

In June 1996, the Corporation completed its acquisition of The Boston Bancorp (Bancorp), the holding company of South Boston Savings Bank, a Massachusetts chartered savings bank with approximately $1.3 billion in deposits. The Corpo-ration exchanged 4.6 million shares of its common stock, with a value of ap-proximately $229 million, for all of the outstanding common stock of Bancorp. The Corporation purchased an equivalent amount of shares in the open market for this transaction.

DIVESTITURES AND STRATEGIC ALLIANCES

The Corporation implemented its previously announced strategic initiative to downsize its national consumer lending business as follows:

 . During 1997, the Corporation sold its two national consumer lending subsid-iaries, Fidelity Acceptance Corporation (FAC) and Ganis Credit Corporation (Ganis). The Corporation sold FAC during the third quarter of 1997, result-ing in a pre-tax gain of $68 million. In March 1997, the Corporation sold approximately $950 million of Ganis loans for a pre-tax gain of $7.5 mil-lion, and completed the sale of Ganis in June 1997.

 . In January 1998, the Corporation consummated its agreement with Bank of Montreal and its Chicago-based U.S. subsidiary, Harris Trust and Savings Bank, and First Annapolis Consulting, Inc. to form a national credit card venture. Under the terms of the agreement, which was announced in September 1997, the Corporation contributed its national credit card portfolio of ap-proximately $1.2 billion in receivables in exchange for cash, at par. The Corporation also received 19 percent of the common stock and $50 million of preferred stock of the new company and an additional $5 million in cash. The Corporation has retained its regional credit card portfolio of approxi-mately $500 million in receivables.

In February 1998, the Corporation sold its 26 percent ownership interest in HomeSide, Inc. (HomeSide) to National Australia Bank Ltd. The sale was in con-nection with National Australia Bank Ltd.'s acquisition of 100 percent of HomeSide. The transaction will result in a pre-tax gain of approximately $165 million. HomeSide was formed in the first half of 1996, when the Corporation joined with two equity investment firms and Barnett Banks, Inc. (Barnett) to form this independent mortgage company, to which the Corporation and Barnett sold their mortgage banking subsidiaries, BancBoston Mortgage Corporation and Barnett Mortgage Company, respectively. The Corporation, Barnett and the two equity investment firms each initially held an approximate one-third interest in HomeSide. The Corporation recognized a pre-tax gain of $106 million relat-ing to this transaction, which was offset by a pre-tax loss of $111 million related to mortgage prepayment risk management activities (see the "Noninter-est Income" section). In January 1997, as a result of HomeSide's initial pub-lic offering, the Corporation's one-third interest was reduced to 26 percent for a net pre-tax gain of $3 million.

In September 1997, the Corporation announced its intention to exit its indi-rect auto loan business. At December 31, 1997, the indirect loan portfolio amounted to approximately $1.3 billion.

OTHER

In October 1997, the Corporation announced a new initiative to redesign the way it does business, examining existing processes and activities with the goal of enhancing efficiency and of transforming and improving its customers' experience with the Corporation. This initiative will primarily focus on proc-ess-intensive businesses in the U.S., including, among others, the New England regional consumer business. The internal analysis and design phase is expected to be completed in mid-1998.

In January 1998, the Corporation announced its plan to restructure its Euro-pean operations by centralizing its operations in London. This restructuring plan anticipates closing the Corporation's offices in Paris and Frankfurt dur-ing 1998.

Additional information with regard to certain of these transactions is in-cluded in Note 2 to the Financial Statements.

RESULTS OF OPERATIONS

The following is a discussion and analysis of the Corporation's consolidated results of operations. In order to understand this section in context, it should be read in conjunction with the Consolidated Financial Statements in-cluded elsewhere in this report.

OVERVIEW

The Corporation's net income for 1997 was $879 million, compared with $650 mil-lion for 1996. Basic net income per common share was $5.73 and diluted net in-come per common share was $5.65 in 1997, compared with $3.99 and $3.93, respec-tively, in 1996. In 1996, the Corporation recorded restructuring and merger-re-lated costs of $180 million ($117 million after-tax) in connection with its ac-quisition of BayBanks. See the "Noninterest Expense" section and Note 19 to the Financial Statements for a further discussion of restructuring and merger-re-lated costs. Excluding the effects of these restructuring and merger-related costs, as well as other charges related to the BayBanks acquisition and items related to the sale of the Corporation's mortgage banking subsidiary, 1996 net income was $773 million, or $4.71 per common share on a diluted basis. The Cor-poration's 1997 net income and net income per common share on a diluted basis increased 14 percent and 20 percent, respectively, from the 1996 levels, ex-cluding the above mentioned items.

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

TABLE 1 -- NET INTEREST REVENUE, AVERAGE EARNING ASSETS AND NET INTEREST MARGIN

Years Ended December 31
(dollars in millions)                       U.S.    International Consolidated
------------------------------------------------------------------------------
Net interest revenue (fully taxable
 equivalent basis)
 1997..................................... $ 1,822     $   631      $ 2,453
 1996.....................................   1,826         534        2,360
 1995.....................................   1,825         446        2,271
Average earning assets
 1997..................................... $41,849     $15,859      $57,708
 1996.....................................  40,211      13,199       53,410
 1995.....................................  38,688      10,879       49,567
Net interest margin
 1997.....................................    4.36%       3.98%        4.25%
 1996.....................................    4.54        4.05         4.42
 1995.....................................    4.72        4.10         4.58

1997 COMPARED WITH 1996

The improvement in consolidated net interest revenue of $93 million was primar-ily driven by an increase in average earning assets, while the decrease in con-solidated net interest margin of 17 basis points was primarily due to the sale of FAC.

Domestic net interest revenue decreased from 1996 to 1997 due to a decrease in net interest margin of 18 basis points, partially offset by an increase in av-erage earning assets of $1.6 billion. The decrease in net interest margin was primarily due to the sale of FAC in 1997. The increase in trading and available for sale securities, due to growth in the Global Capital Markets business and risk management activities, was mainly responsible for the increase in average earning assets. Information with respect to the Corporation's management of in-terest rate risk is discussed in the "Asset and Liability Management" section. Average loans and lease volume was relatively unchanged from 1996. The $1.6 billion increase in commercial, industrial and financial loans and commercial real estate loans was offset by a $1.7 billion decrease in consumer-related loans, including lower residential mortgages and lower FAC and Ganis loans. As noted above, the Corporation sold FAC and Ganis during 1997.

International net interest revenue rose $97 million due to increases in average earning assets, reflecting increases in average loans and leases of $1.7 bil-lion, primarily commercial and industrial loans, and a $1 billion increase in other average earning assets, mainly available for sale securities, due from banks and securities purchased under agreements to resell. These increases pri-marily occurred in the Corporation's operations in Latin America, mainly Argen-tina and Brazil. The effect of the higher level of average earning assets was partially offset by a 7 basis point decline in net interest margin, reflecting narrower spreads, primarily in Argentina, partially offset by wider spreads in Brazil as a result of an increase in Brazilian interest rates.

The Corporation expects continued pressure on margin in the future. Future lev-els of net interest revenue and margin will be affected by competitive pricing pressure on retail deposits, loans and other products; the mix and volume of assets and liabilities; the current interest rate environment; the economic and political conditions in the countries where the Corporation does business; and other factors, such as the Corporation's strategic initiatives.

NONINTEREST INCOME

The composition of noninterest income is presented in Table 2.

TABLE 2 -- NONINTEREST INCOME

Years Ended December 31                                    1997   1996    1995
(in millions)
-------------------------------------------------------------------------------
Financial service fees
 Deposit and ATM-related fees............................ $  259 $  238  $  231
 Letter of credit and acceptance fees....................     73     68      72
 Syndication and agent fees..............................     95     58      38
 Other loan-related fees.................................     39     38      34
 Net mortgage servicing fees.............................           (82)    172
 Other financial service fees............................    189    154     148
                                                          ------ ------  ------
  Total financial service fees...........................    655    474     695
Mutual fund fees.........................................    111     94      67
Personal trust fees......................................    145    131     112
Other trust and agency fees..............................     27     21      61
Trading profits and commissions..........................     58     76      25
Securities portfolio gains, net..........................     80     23       9
Net equity and mezzanine profits.........................    221    209     110
Net foreign exchange trading profits.....................     88     54      60
Gains on sales of mortgage servicing.....................            13      10
Gains on sales of businesses.............................     68    153      95
Other income.............................................    110     96      65
                                                          ------ ------  ------
  Total.................................................. $1,563 $1,344  $1,309
                                                          ====== ======  ======

1997 COMPARED WITH 1996

Excluding net mortgage servicing fees, financial service fees increased $99 million compared with 1996. The improvement was due to an increase in syndica-tion and agent fees, reflecting a higher volume of transactions generated by the Corporation's loan syndications business; an increase in deposit and ATM-related fees due to repricing of certain domestic products; and an increase in other financial service fees resulting from increased underwriting and finan-cial advisory fees in the Corporation's Global Capital Markets business.

Net mortgage servicing fees in 1996 included $111 million of pre-tax losses from risk management activities, net of decreased mortgage servicing amortiza-tion. These losses resulted from the decline in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio which, in turn, protected the economic value of the Corporation's mortgage banking subsidiary pending the completion of its sale to HomeSide. Concurrently, the market value of the mortgage servicing assets increased, resulting in a pre-tax gain of $106 million upon the sale of the mortgage banking subsidiary, which substantially offset the losses from risk management activities. The pre-tax gain is included in gains on sales of businesses. As discussed in the "Strategic Initiatives" section above, in February 1998, the Corporation sold its interest in HomeSide, and will record a pre-tax gain of approximately $165 million.

Mutual fund fees increased $17 million, primarily due to higher fees from the Corporation's Argentine mutual fund business, reflecting growth in these funds of approximately $700 million during 1997, to $1.2 billion at December 31, 1997. The $14 million increase in 1997 in personal trust fees was due to an in-crease in domestic assets under management.

Compared with 1996, trading profits and commissions decreased $18 million, mainly due to losses incurred in the Corporation's trading securities portfo-lios, primarily in the emerging markets and high yield securities businesses, in the fourth quarter of 1997. The decrease was partially offset by trading gains in other trading portfolios, primarily in the derivatives trading busi-ness. The $57 million increase in net securities portfolio gains in 1997 mainly reflected net gains related to securities sales in the emerging markets busi-ness in the fourth quarter of 1997, and the sale of certain securities in the Argentine available for sale portfolio. Net foreign exchange trading profits increased $34 million in 1997, due to growth of this business and favorable market conditions during the year, particularly in the fourth quarter. The trading and securities portfolio activities were affected by the Asian economic crisis. See the "Emerging Markets Countries" section for a further discussion of recent market events in Asia. The levels of profits from the Corporation's trading businesses and other capital markets businesses are also influenced by market and economic conditions and, as such, there can be no assurance as to the future levels of profits from these businesses.

Net equity and mezzanine profits increased $12 million over 1996, reflecting continued gains in the Private Equity Investing business. The level of these profits is also affected by market and economic conditions.

Gains on sales of businesses in 1997 is composed of a $68 million pre-tax gain from the sale of FAC, and, in 1996, a $106 million pre-tax gain from the sale of the Corporation's mortgage banking subsidiary discussed above and a $47 mil-lion pre-tax gain from the sale of branches. See the "Strategic Initiatives" section for a further discussion of these transactions.

The $14 million increase in other noninterest income included higher gains on sales of loans, partially offset by an $11 million loss, recognized in connec-tion with the sale of FAC, on interest rate futures contracts that had been used to hedge the funding of this subsidiary.

NONINTEREST EXPENSE

The composition of noninterest expense is presented in Table 3.

TABLE 3 -- NONINTEREST EXPENSE

Years Ended December 31                                     1997   1996   1995
(in millions)
-------------------------------------------------------------------------------
Employee costs............................................ $1,279 $1,178 $1,146
Occupancy and equipment...................................    350    341    324
Advertising and public relations..........................    107    108     87
Communications............................................    112    101     90
Professional fees.........................................     61     56     65
Amortization of goodwill and other intangibles............     37     34     28
Other.....................................................    374    313    299
                                                           ------ ------ ------
 Noninterest expense before acquisition, divestiture, and
 restructuring expense and OREO...........................  2,320  2,131  2,039
Acquisition, divestiture and restructuring expense........           180     28
OREO......................................................      4      9      9
                                                           ------ ------ ------
 Total.................................................... $2,324 $2,320 $2,076
                                                           ====== ====== ======

1997 COMPARED WITH 1996

Noninterest expense before acquisition, divestiture and restructuring expense and other real estate owned (OREO) increased $189 million compared with the prior year. The increase was primarily driven by investment spending in Argen-tina and Brazil, including the opening of seventeen new branches in Argentina and ten new branches in Brazil; the continued growth of the Corporation's Global Capital Markets businesses, including the hiring of additional sales and trading professionals, the opening of BSI and the formation of a high yield se-curities unit; and increased incentive compensation related to improved busi-ness performance, and higher merit increases.

In addition, during 1997, the Corporation incurred additional conversion costs associated with the regional consumer business, costs related to the unveiling of the new BankBoston brand in Latin America, and costs in connection with its Year 2000 project. See the "Risk Management" section for a discussion of the Corporation's Year 2000 project. These costs are the principal components of the increase in other noninterest expense. The additional conversion costs in-cluded integrating teller, ATM and other back-office systems; additional part-time and temporary help related to the integration; and costs related to the planned closing of additional branches. Also included are costs associated with the extension of the new products set to the Corporation's Connecticut opera-tions in conjunction with the merger of Bank of Boston Connecticut into the Bank, which occurred in October 1997.

The increase in noninterest expense before acquisition, divestiture and re-structuring expense and OREO was offset, in part, by lower operating expenses of FAC and Ganis, due to their disposition during 1997, and cost savings re-lated to the integration of BayBanks.

In the third quarter of 1996, the Corporation recorded restructuring and merg-er-related costs of $180 million in connection with its acquisition of BayBanks. The charges included severance costs, facility costs, including con-solidations of branch and back office operations, and professional fees and other costs of effecting the merger. Also included are systems and other con-version costs which were incurred at the time of the merger. See Note 19 to the Financial Statements for a further discussion of acquisition, divestiture and restructuring expense.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $200 million in 1997, compared with $231 million in 1996. See the "Reserve for Credit Losses" section and Note 7 to the Financial Statements for a further discussion of the provision for credit loss-es. The provision for credit losses reflects management's assessment of the ad-equacy of the reserve for credit losses, considering the current risk charac-teristics of the loan portfolio and economic conditions. It also reflected the actions taken by the Corporation to exit its national consumer lending busi-ness, a business that generated significant chargeoffs. The amount of future provisions will be a function of the regular quarterly review of the reserve for credit losses, based upon management's assessment of risk at the time, and, as such, there can be no assurance as to the level of future provisions.

PROVISION FOR INCOME TAXES

The 1997 income tax provision was $589 million, compared with $483 million for 1996. Included in the 1996 provision is a tax benefit of $63 million related to the $180 million of restructuring and merger-related costs recorded in connec-tion with the acquisition of BayBanks. The low level of tax benefit associated with the charge reflects the effect of certain non-tax deductible costs associ-ated with the acquisition.

The Corporation's effective tax rate was 40 percent in 1997, compared with 42 percent in 1996, excluding the impact of restructuring and merger-related costs. The reduction in the Corporation's effective tax rate from 1996 was pri-marily due to reductions in the rates of state tax to which the Corporation's operations were subject.

LINE OF BUSINESS RESULTS

The Corporation is managed through its Policy Council, which is the senior de-cision making group of the institution. The Policy Council is comprised of eleven members, including the Chairman and Chief Executive Officer, the Presi-dent and Chief Operating Officer and the Chief Financial Officer. The remaining members of the Policy Council include six executives who manage certain key businesses, and the chairs of the corporate-wide Risk Management and Human Re-sources committees.

Management has grouped its principal revenue producing areas into the following major business lines: Corporate Banking and Global Capital Markets, Regional Consumer and Small Business, Argentina, Brazil, and the Global Private Bank. The operating results and other key financial measures of these five business lines for 1997 and 1996 are presented below. Information related to the Corpo-ration's remaining businesses, various central functions and other corporate items has been aggregated and is included below in "Other Businesses and Corpo-rate." This includes the Global Treasury group; the national consumer business-es, including FAC and Ganis, which were sold in 1997, and the national credit card portfolio, which was contributed to a newly formed venture in the first quarter of 1998; and other international businesses and joint ventures. Infor-mation shown for 1996 is presented on a basis consistent with 1997 and, as such, has been restated for changes in the Corporation's organization and in-ternal management reporting methodologies.

The line of business information shown below reflects assignments and alloca-tions of items made within the Corporation's internal management reporting process. Descriptions of individual items are as follows:

 . Most balance sheet, revenue and expense items are derived from the internal management reporting system, where they are specifically attributable to individual businesses.

 . Net interest revenue is allocated to the business lines using a funds transfer pricing process, which incorporates a matched funding concept, with the residual assigned to the Global Treasury group.

 . Various techniques are employed to allocate certain costs associated with corporate support areas, including the use of unit costs and service vol-umes.

 . The provision for credit losses is allocated to each line of business based on "expected loss" as determined under the Corporation's risk adjusted re-turn on equity (RAROE) methodology, which is an estimate of the average loss rate that individual credit portfolios will experience over their life cycle, based on the Corporation's historical experiences and various market data. This method is different than the method used to determine the Corpo-ration's consolidated provision for credit losses, which is based on an evaluation of the adequacy of the reserve for credit losses, considering the risk characteristics in the credit portfolio at a point in time. Since the "expected loss" methodology, which averages peaks and valleys of the credit cycle, is intended to be a longer term view of credit costs for a business, it would be expected to result in a lower allocation in the worst periods of a credit cycle and higher allocations in the best periods of a credit cycle. The difference between the sum of the expected loss for each line of business and the Corporation's provision is included in "Other Businesses and Corporate."

 . The effective tax rate applied to each business line reflects the Corpora-tion's consolidated effective tax rate, excluding, in 1996, certain corpo-rate items.

 . The return on equity shown for each line of business is based upon the Cor-poration's RAROE methodology. The amount of common equity allocated to each business line is based on 1) an evaluation of the various risks associated with the business, including credit, market, country and operational risk, and 2) the amount necessary to support other investments, such as fixed as-sets, goodwill and joint ventures. The difference between the aggregate capital allocated under this methodology and total consolidated common eq-uity is allocated to the business lines on a pro-rata basis.

Selected financial information for the Corporation's lines of business for 1997 and 1996 is presented in Table 4. The financial information is presented on a fully taxable equivalent basis.

TABLE 4 -- LINE OF BUSINESS SELECTED FINANCIAL INFORMATION

                              Corporate
                         Banking and Global     Regional Consumer                                       Global
                           Capital Markets     and Small Business      Argentina        Brazil       Private Bank
Years Ended December 31    1997       1996       1997       1996      1997    1996    1997    1996    1997    1996
(dollars in millions)
--------------------------------------------------------------------------------------------------------------------
Operating
 revenues.......         $   1,372  $   1,197  $   1,132  $   1,135  $  357  $  303  $  406  $  324  $  264  $  246
Operating
 expenses.......               599        512        819        825     226     180     273     206     176     176
                         ---------  ---------  ---------  ---------  ------  ------  ------  ------  ------  ------
Operating
 income.........               773        685        313        310     131     123     133     118      88      70
Acquisition,
 divestiture and
 restructuring
 expense........
Credit costs
 (provision and
 OREO)..........               101        110         35         38      22      20      18      14       2       1
                         ---------  ---------  ---------  ---------  ------  ------  ------  ------  ------  ------
Pre-tax income..               672        575        278        272     109     103     115     104      86      69
Taxes...........               276        244        114        115      45      44      47      44      35      29
                         ---------  ---------  ---------  ---------  ------  ------  ------  ------  ------  ------
Net income......         $     396  $     331  $     164  $     157  $   64  $   59  $   68  $   60  $   51  $   40
                         =========  =========  =========  =========  ======  ======  ======  ======  ======  ======
Average assets..         $  26,797  $  23,106  $   7,402  $   7,332  $5,044  $4,136  $5,418  $4,570  $1,353  $1,185
Average
 deposits.......         $   6,061  $   6,195  $  24,193  $  24,099  $2,576  $2,160  $1,437  $1,060  $2,677  $2,532
Return on
 average common
 equity.........                22%        19%        18%        17%     24%     19%     24%     24%     37%     26%
--------------------------------------------------------------------------------------------------------------------
                         Other Businesses
                           and Corporate        Total
Years Ended December 31    1997     1996    1997     1996
(dollars in millions)
--------------------------------------------------------------------------------------------------------------------
Operating
 revenues.......         $    485 $    499 $ 4,016  $ 3,704
Operating
 expenses.......              227      232   2,320    2,131
                         -------- -------- -------- --------
Operating
 income.........              258      267   1,696    1,573
Acquisition,
 divestiture and
 restructuring
 expense........                       180              180
Credit costs
 (provision and
 OREO)..........               26       57     204      240
                         -------- -------- -------- --------
Pre-tax income..              232       30   1,492    1,153
Taxes...........               96       27     613      503
                         -------- -------- -------- --------
Net income......         $    136 $      3 $   879  $   650
                         ======== ======== ======== ========
Average assets..         $ 19,249 $ 19,194 $65,263  $59,523
Average
 deposits.......         $  5,909 $  5,557 $42,853  $41,603
Return on
 average common
 equity.........                                20%      14%
--------------------------------------------------------------------------------------------------------------------

CORPORATE BANKING AND GLOBAL CAPITAL MARKETS

Corporate Banking includes the Corporation's Relationship Bank, the Investment Bank, and the Private Equity Investing business. Global Capital Markets in-cludes the Emerging Markets Sales, Trading & Research (EMSTR) and High Yield Securities Group (HYSG) businesses, as well as various other trading business-es, such as foreign exchange and derivatives.

The national and regional Relationship Bank manages a $21 billion portfolio of loans and leases spread over a variety of lending units, which include Media and Communications, High Technology, Transportation, Environmental Services, Real Estate, New England Corporate Banking, Large Corporate, Asset Based Fi-nance, Diversified Finance, Multinational, Financial Institutions and Leasing. These lending units seek to establish relationships with customers and deliver relationship-driven financial solutions through traditional credit products, cash management, and trade services. The creation and organization of the Cor-poration's Investment Banking function is in response to marketplace competi-tion, and reflects the convergence of investment and commercial banking. The Corporation is building this capability around its powerful loan syndications business. Investment bankers will partner with line officers in delivering ad-visory services and capital markets solutions to appropriate customers. This action builds upon existing strong corporate relationships developed and main-tained by our relationship manager organization.

The Global Capital Markets area is a vital link between issuing and investing clients. Working closely with the commercial lending, loan syndications, and investment banking functions, business customers have access to domestic and cross-border loan syndication, private placement, asset securitization, under-writing and strategic advisory services. In addition, Global Capital Markets provides a full array of capital markets products to its customers, including risk management products, such as derivatives and foreign exchange contracts. In early 1997, the Corporation opened BSI to provide customers with access to domestic bond underwriting, and, in conjunction with this opening, formed HYSG. In addition, the Corporation provides underwriting services to international markets through its EMSTR area.

The Private Equity Investing business operates from offices in the United States, Europe, Latin America and Asia. It invests in early stage companies and other special situations with the expectation of realizing returns on these in-vestments within a four- to six-year timeframe. The portfolio, with a cost ba-sis of approximately $1 billion at December 31, 1997, is diversified as to as-set class, risk and industry. Gains are realized from multiple exit channels including initial public offerings, recapitalizations and financial and strate-gic buyouts.

Net income from Corporate Banking and Global Capital Markets increased $65 mil-lion from 1996. The 15 percent improvement in revenue was primarily driven by an increase in net interest revenue, reflecting an increase of approximately $1.6 billion in commercial loans, and an increase in noninterest income, re-flecting growth in loan syndication, advisory and underwriting fees, higher net securities portfolio gains from the EMSTR business, and higher net foreign ex-change trading profits. These increases were offset, in part, by lower trading account profits, which were affected by losses experienced in the fourth quar-ter of 1997 as a result of the Asian economic crisis. See the "Emerging Markets Countries" section for a further discussion of the Asian crisis. Higher equity and mezzanine profits and gains from sales of loans also contributed to the revenue growth. The increase in operating expenses was primarily due to the Corporation's continued expansion of its Corporate and Global Capital Markets businesses, including the opening of BSI and the formation of a high yield se-curities unit, and increased incentive compensation related to improved busi-ness performance.

REGIONAL CONSUMER AND SMALL BUSINESS

Regional Consumer and Small Business serves the deposit, credit and investment needs of approximately two million households and approximately 120,000 small businesses through 468 branches, including traditional and in-store branches and mall locations, spanning Massachusetts, Rhode Island, Connecticut and New Hampshire. With over $24 billion of deposits, the business also functions as a major funding source for the Corporation's domestic operations. Approximately three-quarters of the branches are located in Massachusetts, where the Corpora-tion is ranked first in deposit market share.

In addition to offering traditional branch banking, the Corporation also pro-vides its customers an expanding array of 24-hour banking choices:

 . Approximately 1,500 ATMs provide customers with 24 hour access to their ac-counts.

 . Approximately 260,000 customers have availed themselves of home banking services through the use of their personal computers.

 . Complete telephone banking services are provided through two state-of-the-art call centers in Massachusetts and Rhode Island that handle 40 million calls annually.

 . Included in the 468 branches are 68 in-store branches and fifteen regional mall locations, which provide convenient banking services to customers where they shop.

Regional Consumer and Small Business manages a $6 billion loan portfolio, of which $5 billion is consumer loans and $1 billion is small business loans. A variety of loan products, including home equity, residential mortgage, automo-bile, education, credit card and other installment loans are offered to consum-ers in the region. Through the small business banking area, the Corporation of-fers complete banking and related services to commercial customers with annual revenues of up to $10 million, and is ranked as the top Small Business Adminis-tration lender in Massachusetts.

Net income from Regional Consumer and Small Business increased $7 million from 1996, due to lower expenses and credit costs, partially offset by lower reve-nues. The decrease in operating expenses was due to cost savings related to the BayBanks integration, partially offset by incremental costs incurred to execute the merger, as well as additional costs to improve electronic delivery systems and to expand the Corporation's in-store branch network. The decrease in oper-ating revenues was largely due to a refocusing of the mortgage origination business, as well as the sale and closure of branches in connection with the BayBanks acquisition.

ARGENTINA

The Corporation has operated in Argentina since 1917, and is one of the largest banks in the country. The Corporation's Argentine operations offer a wide array of products within the large corporate, special industries, middle market and retail businesses. Products and services offered include commercial and invest-ment banking, credit cards, residential mortgages, automobile loans, mutual funds, brokerage, custody and portfolio management.

During 1997, the Corporation announced its intention to expand its retail dis-tribution capacity in Argentina and to strengthen its presence in that country. In connection with this expansion program, the Corporation opened seventeen new branches in Argentina during 1997, and expects to open ap-proximately 50 additional branches during 1998. In addition, in January 1998, the Corporation completed its acquisition of Deutsche Argentina and acquired approximately $1.3 billion of loans and $1.5 billion of deposits. See the "Strategic Initiatives" section for additional information regarding this ac-quisition. The expansion program and the Deutsche Argentina acquisition are ex-pected to result in the Corporation's Argentine branch network expanding from 43 in mid-1997 to approximately 140 by mid-1998.

Net income from Argentina increased $5 million, or 8 percent, from 1996. The improvement in operating revenues was due to higher levels of net interest rev-enue, reflecting an increase in average earning assets, mainly loans, and higher levels of noninterest income. The increase in noninterest income in-cluded higher securities gains from the sale of certain securities in the Ar-gentine available for sale portfolio. Mutual fund fees increased as a result of mutual funds under management increasing approximately $700 million from Decem-ber 31, 1996. These revenue improvements were partially offset by an increase in expenses, including costs related to expanding the Argentine operations.

For additional information on Argentina, see the "Cross-Border Outstandings" and "Emerging Markets Countries" sections.

BRAZIL

The Corporation has operated in Brazil since 1947 and is one of the largest foreign banks in the country. The principal businesses of the Corporation's Brazilian operations include corporate lending, trade financing, treasury and fee-based activities, with particular emphasis on mutual funds, custody and credit cards. The Corporation's mutual funds under management in Brazil amounted to approximately $4.9 billion at December 31, 1997, compared with $3.7 billion at December 31, 1996, making it the seventh largest mutual fund manager in Brazil and one of the largest banking participants in this business. Also, the Corporation continued to increase its presence in Brazil's global capital markets activities. In addition, custody volumes increased by $1.4 billion, to $6.4 billion at December 31, 1997, compared with $5 billion at December 31, 1996. The Corporation plans to expand its retail distribution capacity in Bra-zil. In connection with this expansion program, the Corporation opened ten new branches during 1997, and expects to open an additional 32 branches during 1998, thereby creating a 66 branch network.

Net income from Brazil increased $8 million, or 13 percent, from 1996. This im-provement was mainly due to higher levels of net interest revenue, reflecting an increase in average earning assets, including loans; wider spreads in Brazil as a result of an increase in Brazilian interest rates, particularly in the fourth quarter of 1997; and growth in noninterest income. The increase in Bra-zilian interest rates was the result of government intervention to protect the Brazilian currency in response to the Asian economic crisis. See the "Emerging Markets Countries" section for a further discussion of the Asian economic cri-sis. The increase in noninterest income was largely the result of higher finan-cial service fees, including letter of credit and acceptance fees, investment banking and advisory fees. These revenue improvements were partially offset by an increase in expenses, including those related to the cost of expanding the Brazilian operations.

For additional information on Brazil, see the "Cross-Border Outstandings" and "Emerging Markets Countries" sections.

GLOBAL PRIVATE BANK

The Global Private Bank, which has over $23 billion of assets under management and maintains fourteen domestic offices in southern New England, New York and Florida, as well as an office in the Bahamas, serves 10,000 primary clients and 25,000 trust beneficiaries.

The U.S. Private Bank and International Private Bank provide wealth management services to a significant multi-generational client base, with a specialized focus on the needs of principals and executives of small to mid-sized compa-nies, as well as others with substantial illiquid assets. Asset management, trust, tax and estate planning, insurance, lending and deposit services are de-livered using comprehensive solutions, which address the combined business, personal and retirement needs of wealthy clients.

The Institutional Advisors group provides customized, niche services for mid-sized companies, foundations, endowments, municipalities and governmental agen-cies, including investment management for employee benefit plans, liquid funds management, custody, trustee services and administration, as well as a multi-fund-family proprietary 401(k) product.

The Global Private Bank, with its three core business units, is strategically aligned to leverage the Corporation's strength in Argentina, Brazil, Corporate Banking and Global Capital Markets, and Regional Consumer and Small Business.

Net income from the Global Private Bank increased $11 million from 1996. Oper-ating revenues improved mainly as a result of higher levels of personal trust and mutual fund fees, which reflected an increase in assets under management of approximately $4.3 billion during 1997. Expenses remained flat from 1996, pri-marily due to the positive effect of BayBanks synergies.

OTHER BUSINESSES AND CORPORATE

Included in Other Businesses and Corporate are the following items:

 . Global Treasury, which is primarily responsible for asset and liability risk management. See the "Asset and Liability Management" section for a further discussion of asset and liability risk management. In addition, Global Trea-sury manages approximately $8 billion of Boston 1784 Funds, a family of six-teen no-load mutual funds. The high level of assets in Other Businesses and Corporate mainly relates to securities portfolios maintained by Global Trea-sury and used to manage the Corporation's interest rate risk exposure.

 . The National Consumer business, including FAC and Ganis, which were sold during 1997, and the national credit card business, which was contributed to a newly formed venture in January 1998.

 . Other International businesses, including the Corporation's operations in Latin America, other than Argentina and Brazil, and Asia/Pacific.

 . Joint ventures, including the Argentine and Mexican pension joint ventures, the stock transfer joint venture and the mortgage banking business (which was sold in the first quarter of 1998).

 . Certain corporate income and expense items of a nonrecurring nature, such as charges related to the BayBanks acquisition, items related to the sale of FAC and the mortgage banking subsidiary, as well as branch sales, business reorganization costs and costs relating to the valuation or disposition of certain assets.

 . The difference between the sum of the provisions for credit losses for each line of business and the Corporation's provision, resulting from the method-ology differences described above.

FINANCIAL CONDITION

RISK MANAGEMENT

The Corporation's management of the risk inherent in its businesses is essen-tial in understanding and assessing its financial performance and in creating long-term value. Three of the Corporation's primary risk factors are credit risk, liquidity risk and market risk, which includes interest rate risk and foreign exchange rate risk. Credit risk is the risk of loss from a counterparty's failure or inability to meet the payment or performance terms of any contract with the Corporation. Liquidity risk is the risk of loss from the Corporation's inability to meet its obligations when they come due, without in-curring unacceptable costs. Market risk is the risk of loss related to adverse changes in market prices, such as interest rates and foreign exchange rates. The Corporation has a risk management process for the identification, measure-ment, monitoring and control of these and other risk exposures, such as trans-action, compliance, strategic, reputation, and transfer risks.

A transitory risk that impacts the primary risk factors discussed above is the Corporation's exposure to the Year 2000 issue, which stems from the use of a two-digit format to define the year in certain of the Corporation's date-sensi-tive application systems rather than the use of a four-digit format. As a re-sult, the Corporation's date-sensitive software programs could recognize a date using "00" as the year 1900 rather than the year 2000. This could result in ma-jor systems or process failures or the generation of erroneous data, which would lead to disruptions in the Corporation's business operations.

The Corporation has made an assessment of its own systems relative to the Year 2000 issue, including an analysis of system code changes required for both in-ternal and vendor supplied applications. In addition, the Corporation has an action plan in place as well as resources dedicated to the modification proc-ess, and expects work to be completed in 1999, including application design, development and testing.

Due to the significant interdependencies of businesses, governmental agencies and other entities with which the Corporation does business, the Corporation has initiated programs to educate vendors and customers regarding the Year 2000 issue and to assess their action plans and their potential effect on the Corpo-ration. This includes discussions regarding this issue by relationship managers with their customers, and the completion of questionnaires relative to the cus-tomers' ability to convert their systems. The results of these efforts will be incorporated into the Corporation's risk management processes, including cus-tomer risk ratings and credit action plans.

The Corporation expects that it will successfully complete its Year 2000 action plan in a timely and effective manner, and that its programs will result in the effective management of these risks. However, there can be no assurance that conversion failures will not occur, and that such failures will not have an ad-verse impact on the Corporation's results of operations and financial condi-tion. In addition, the Corporation's programs with its vendors and customers are subject to more uncertainty because they are beyond the direct control of the Corporation.

The Corporation has incurred, and expects to continue to incur, costs to modify its computer application systems for the Year 2000 and costs to carry out other programs to mitigate the risk associated with the Year 2000 issue. The Corpora-tion expects that the total cost of managing its Year 2000 risk, including costs already incurred, will be between $50 million and $75 million. However, at present it does not anticipate that material incremental costs will be in-curred in any single period, as most of the costs incurred will result from a reallocation of the Corporation's current technology resources.

CREDIT RISK MANAGEMENT

The Corporation's risk management process includes the management of all forms of credit risk, including balance sheet and off-balance-sheet exposures. The Credit Policy Committee (CPC), on a corporate-wide basis, establishes all credit policies for the Corporation, approves underwriting standards and con-centration limits, and grants credit approval authorities. An independent credit function monitors compliance by individual units with the Corporation's credit policies, works to ensure that credit due diligence and credit adminis-tration meet acceptable standards, and is responsible for the effectiveness of the loan review process. The credit function includes a staff of credit offi-cers, reporting directly to the Chief Credit Officer (CCO). These credit offi-cers are assigned to work with the various business units to ensure the integ-rity of the credit process. Business unit management has the primary responsi-bility to evaluate credit risk, ensure that each individual credit exposure is appropriately risk rated, and monitor and manage credit risks within policy and portfolio guidelines. In addition, a credit information unit provides reports on credit exposures on a corporate-wide basis. A risk review unit, which re-ports independently of both the business and credit units, audits the integrity of risk ratings and the adequacy of the credit process for all units of the Corporation.

Through monthly meetings with the business unit heads and the frequent review of credit quality information, senior management in Boston oversees the world-wide credit activities, both corporate and consumer, of the Corporation. The level of management needed to approve credit exposures varies according to the size and level of risk of the credit. Corporate credits that meet specified size and risk rating thresholds must be approved by the Senior Credit Commit-tee, which is chaired by the CCO and is composed of senior credit officers and senior business unit managers on a rotating basis. Portfolio limits and under-writing standards are established by the CPC for both consumer and commercial credit exposures with common risk characteristics, such as industry or product type. An important aspect of the Corporation's portfolio management process is the management of large, individual credits, which are governed by relationship limits that are set according to risk rating. The CPC has also established tar-get risk rating profiles for the Corporation. All limits are reviewed regularly and adjusted based on the CPC's assessment of relevant conditions. In addition, the Country Exposure Committee, also chaired by the CCO, sets country limits on cross-border exposures to borrowers and counterparties domiciled in other coun-tries.

The Corporation's loan syndications unit is integral to portfolio management by enhancing the liquidity of the wholesale loan portfolio. Syndications is re-sponsible for arranging participations in loans where the Corporation is the lead bank. This unit maintains contact with other institutional lenders and in-vestors in bank structured loans, maintains information on credit structure and pricing by risk category, evaluates the market liquidity of facilities, and syndicates Corporation- agented facilities to attain desired hold levels.

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

LOANS AND LEASE FINANCING

Table 5 shows a breakdown of the portfolio for the last five years.

TABLE 5 -- LOANS AND LEASE FINANCING PORTFOLIO

December 31                    1997             1996             1995             1994             1993
(dollars in millions)     BALANCE  PERCENT Balance  Percent Balance  Percent Balance  Percent Balance  Percent
--------------------------------------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial
and financial...........  $15,268    34.7% $13,162    32.0% $12,809    33.0% $13,122    34.8% $13,199    37.9%
Commercial real estate
 Construction...........      271      .6      284      .7      386     1.0      391     1.0      675     1.9
 Other..................    4,211     9.6    3,240     7.9    3,393     8.7    4,065    10.8    4,003    11.5
Consumer-related
 Secured by 1-4 family
 residential
 properties.............    5,393    12.3    6,062    14.8    6,697    17.2    7,079    18.8    5,969    17.1
 Other..................    4,712    10.7    6,898    16.8    5,554    14.3    4,559    12.1    3,524    10.1
Lease financing.........    1,938     4.4    1,816     4.4    1,564     4.0    1,482     3.9    1,367     3.9
Unearned income.........     (302)    (.7)    (287)    (.7)    (240)    (.6)    (239)    (.6)    (228)    (.7)
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                           31,491    71.6   31,175    75.9   30,163    77.6   30,459    80.8   28,509    81.7
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
INTERNATIONAL
Commercial and
industrial..............    8,826    20.1    6,946    16.9    6,422    16.5    5,161    13.6    4,650    13.4
Banks and other
financial institutions..      860     2.0      866     2.1      796     2.1      749     2.0      690     2.0
Governments and official
institutions............       95      .2       79      .2       82      .2       33      .1       22      .1
Consumer-related
 Residential mortgages..      947     2.2      699     1.7      526     1.4      454     1.2      232      .7
 Other..................    1,010     2.3      606     1.5      470     1.2      410     1.1      318      .9
Lease financing.........      452     1.0      368      .9      285      .7      329      .9      265      .8
All other...............      378      .8      415     1.0      163      .4      189      .5      241      .7
Unearned income.........      (79)    (.2)     (93)    (.2)     (37)    (.1)     (76)    (.2)    (108)    (.3)
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
                           12,489    28.4    9,886    24.1    8,707    22.4    7,249    19.2    6,310    18.3
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----
Total loans and lease
financing...............  $43,980   100.0% $41,061   100.0% $38,870   100.0% $37,708   100.0% $34,819   100.0%
                          =======   =====  =======   =====  =======   =====  =======   =====  =======   =====
--------------------------------------------------------------------------------------------------------------

Total loans and lease financing increased approximately $2.9 billion from De-cember 31, 1996, reflecting an increase in domestic loans of $316 million and an increase of $2.6 billion in international loans. The increase in domestic loans from December 31, 1996 reflected a $2.1 billion increase in commercial, industrial and financial loans, and a $971 million increase in other commercial real estate loans, partially offset by a $2.8 billion decrease in consumer-re-lated loans. The increases in commercial, industrial and financial loans re-sulted from increases in various loan portfolios, including Asset Based Finance and Diversified Finance. The increase in commercial real estate loans reflected increased lending to real estate investment trusts. Loan levels are also af-fected by the timing of loan syndication activity. Consumer-related loans de-creased due to the sales of FAC and Ganis during 1997, as well as a $615 mil-lion decrease in residential mortgages, offset, in part, by a $360 million in-crease in credit card loans.

As noted above, in January 1998, the Corporation consummated its agreement with Bank of Montreal and its Chicago-based U.S. subsidiary, Harris Trust and Sav-ings Bank, and First Annapolis Consulting, Inc. to form a new national credit card venture, to which the Corporation contributed its national credit card portfolio of approximately $1.2 billion. At December 31, 1997, national credit card loans represented approximately 12 percent of domestic consumer-related loans.

The increase in international loans included a $1.9 billion increase in commer-cial and industrial loans and a $650 million increase in consumer-related loans. This growth has occurred in Latin America, particularly in the loan portfolios of Argentina and Brazil. Total loans in these two countries have grown approximately $1.6 billion since December 31, 1996. Commercial loans in-creased approximately $800 million and $200 million in Argentina and Brazil, respectively, and consumer loans increased approximately $500 million and $100 million, respectively. A further discussion of the Corporation's Argentine and Brazilian operations is included in the "Line of Business Results," "Cross-Bor-der Outstandings" and "Emerging Markets Countries" sections.

DOMESTIC COMMERCIAL REAL ESTATE LOANS

Table 6 details domestic commercial real estate loans by geographic location as of the last three year ends. The portion attributable to other states at the end of 1997 was dispersed among approximately 30 states.

TABLE 6 -- DOMESTIC COMMERCIAL REAL ESTATE LOANS

                                                            Other
December 31                                                  New   Other
(in millions)                                    MA    CT  England States Total
--------------------------------------------------------------------------------
1997.......................................... $1,508 $260  $279   $2,435 $4,482
1996.......................................... $1,885 $282  $309   $1,048 $3,524
1995.......................................... $2,220 $318  $351   $  890 $3,779

A significant portion of the commercial real estate portfolio is composed of loans from which ultimate payment to the Corporation is expected to come from the sale, operation or refinancing of the underlying property. The decline in loans in Massachusetts was the result of loan sales in the first quarter of 1997. The increase in loans in other states reflected growth in the real estate investment trust portfolio of approximately $1.1 billion, approximately half of which is expected to be sold through the Corporation's loan syndications unit.

HIGHLY LEVERAGED TRANSACTIONS

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

TABLE 7 -- HIGHLY LEVERAGED TRANSACTIONS PORTFOLIO

December 31                                                1997   1996   1995
(dollars in millions)
-------------------------------------------------------------------------------
Total loans.............................................. $1,551 $1,319 $1,342
Number of companies......................................    129    116    101
Average loan size........................................ $   12 $   11 $   13
Unused lending commitments............................... $1,191 $  677 $  639
Net credit recoveries for year...........................               $   (4)
Equity and mezzanine investments......................... $  235 $  187 $  144

The Corporation's HLT portfolio is spread among a variety of industries. At De-cember 31, 1997, the largest segments of the HLT portfolio by industry were as follows: media and communications -- $401 million to 24 customers; food, bever-age and tobacco -- $146 million to 12 customers; petroleum, chemicals, rubber and plastics -- $115 million to 8 customers; and transportation -- $94 million to 7 customers. Yields on HLT loans are generally higher than on most other commercial loans. Typically, interest rates on new HLTs range from 2.3 percent to 4 percent over the London Interbank Offered Rate (LIBOR) and fees charged range from .38 percent to .50 percent of the principal amount committed. The amount of unused commitments does not necessarily represent the actual future funding requirements of the Corporation, since a portion can be syndicated or assigned to others or may expire without being drawn. The Corporation has his-torically been involved in transactions that meet the regulatory definition of HLTs, and it expects to continue to agent and participate in such transactions in the future.

NONACCRUAL LOANS AND LEASES AND OREO

Table 8 summarizes nonaccrual loans and leases by type and as a percentage of the related consolidated loan category.

TABLE 8 -- NONACCRUAL LOANS AND LEASES AND OREO

December 31                     1997             1996             1995             1994             1993
                                  PERCENT          Percent          Percent          Percent          Percent
                                  OF LOAN          of Loan          of Loan          of Loan          of Loan
(dollars in millions)     BALANCE CATEGORY Balance Category Balance Category Balance Category Balance Category
--------------------------------------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial
and financial...........   $ 59      .4%    $ 82      .6%    $ 88      .7%    $130      1.0%   $168      1.3%
Commercial real estate
 Construction...........      3     1.1        6     2.1       25     6.5       13      3.3      32      4.7
 Other..................     40      .9       67     2.1      103     3.0      133      3.3     277      6.9
Consumer-related
 Secured by 1-4 family
 residential
 properties.............     64     1.2       80     1.3       56      .8       53       .7      75      1.3
 Other..................     46     1.0       61      .9       35      .6       26       .6      12       .3
                           ----             ----             ----             ----             ----
                            212      .7      296     1.0      307     1.0      355      1.2     564      2.0
                           ----             ----             ----             ----             ----
INTERNATIONAL
Commercial and
industrial..............     64      .7       74     1.1       34      .5       17       .3      63      1.4
Banks and other
financial institutions..                                                         1       .1
Governments and official
institutions............                                                                          3     13.6
Consumer-related
 Residential mortgages..     28     3.0       22     3.1       20     3.8       11      2.4       3      1.3
 Other..................     16     1.6       10     1.7       11     2.3        6      1.5       6      1.9
All other...............                                        1      .6       30     15.9      22      9.1
                           ----             ----             ----             ----             ----
                            108      .9      106     1.1       66      .8       65       .9      97      1.5
                           ----             ----             ----             ----             ----
Total nonaccrual loans
and leases..............    320      .7      402     1.0      373     1.0      420      1.1     661      1.9
OREO....................     36               50               69              143              222
                           ----             ----             ----             ----             ----
Total...................   $356             $452             $442             $563             $883
                           ====             ====             ====             ====             ====
--------------------------------------------------------------------------------------------------------------

Total nonaccrual loans and leases and OREO decreased $96 million from December 31, 1996, reflecting an $84 million decrease in domestic nonaccrual loans, a $14 million decrease in OREO and a $2 million increase in international nonaccrual loans. The decrease in domestic commercial, industrial and financial nonaccrual loans reflects decreases in various portfolios, including Diversi-fied Finance, New England Corporate Banking and Asset Based Finance. Domestic consumer-related nonaccrual loans decreased mainly due to the sale of FAC in the third quarter of 1997, as well as decreases in residential mortgage and home equity nonaccrual loans, offset, in part, by increases in credit card nonaccrual loans. In January 1998, the Corporation contributed its national credit card portfolio of approximately $1.2 billion to a newly formed national credit card venture. At December 31, 1997, total national credit card nonaccrual loans were approximately $20 million.

In addition, the Corporation holds in available for sale securities approxi-mately $50 million of commercial paper of an international customer, on which earnings are not being recognized.

The current level of nonaccrual loans and leases and OREO, which as a percent of related assets is historically low for the Corporation, is due, in part, to the current strong economic environment. The future level will be influenced by the economic environment, interest rates and other internal and external fac-tors existing at that time, including the effect, if any, of developments in various emerging markets countries, including those in Asia. As such, no assur-ance can be given as to future levels of nonaccrual loans and leases and OREO. The management of, and the accounting policy for, the Corporation's nonaccrual loans and leases and OREO is discussed above in the "Credit Risk Management" section and in Note 1 to the Financial Statements, respectively.

Table 9 summarizes the changes in nonaccrual loans and leases and OREO that have occurred during the last three years.

TABLE 9 -- CHANGES IN NONACCRUAL LOANS AND LEASES AND OREO

(dollars in millions)                                       1997   1996   1995
--------------------------------------------------------------------------------
Balance, January 1......................................... $ 452  $ 442  $ 563
Assets of entities acquired................................                   8
Assets of entities sold....................................   (27)          (27)
Additions..................................................   527    618    554
Sales, restructurings, payments and other decreases........  (225)  (304)  (396)
Credit losses and valuation adjustments....................  (371)  (304)  (260)
                                                            -----  -----  -----
Balance, December 31....................................... $ 356  $ 452  $ 442
                                                            =====  =====  =====
Ending balance as a percentage of related assets...........   0.8%   1.1%   1.1%

RESERVE FOR CREDIT LOSSES

The Corporation determines the level of its reserve for credit losses by as-sessing a number of factors, including evaluations of individual credits and concentrations of credit risks, net losses charged to the reserve, changes in quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in the size and character of the credit risks and other pertinent factors. The credit risk of off-balance-sheet exposures is managed as part of the overall extension of credit to indi-vidual customers and is considered in assessing the overall adequacy of the re-serve for credit losses. The amount of the reserve for credit losses associated with off-balance-sheet exposures is not significant. The amount of the reserve for credit losses is reviewed by management quarterly. Refer to Notes 7 and 23 to the Financial Statements for a further discussion of the reserve for credit losses and credit risk related to off-balance-sheet contracts.

Table 10 presents a five-year analysis of the Corporation's reserve for credit losses and related ratios.

TABLE 10 -- RESERVE FOR CREDIT LOSSES AND RELATED RATIOS

(dollars in millions)                1997     1996     1995     1994     1993
--------------------------------------------------------------------------------
Balance, January 1................  $   883  $   890  $   827  $   941  $ 1,116
Provision.........................      200      231      275      154      107
Reserves of entities acquired.....        3        3       16       25
Reserves of entities sold.........      (95)     (11)     (32)
Credit losses(1)..................     (366)    (310)    (282)    (379)    (353)
Recoveries........................       87       80       86       86       71
                                    -------  -------  -------  -------  -------
Net credit losses.................     (279)    (230)    (196)    (293)    (282)
                                    -------  -------  -------  -------  -------
Balance, December 31..............  $   712  $   883  $   890  $   827  $   941
                                    =======  =======  =======  =======  =======
Loans and lease financing at
 December 31......................  $43,980  $41,061  $38,870  $37,708  $34,819
Average loans and lease
 financing........................  $42,383  $40,589  $38,283  $36,017  $32,565
Reserve for credit losses to total
 loans and leases at December 31..     1.62%    2.15%    2.29%    2.19%    2.70%
Reserve for credit losses to
 nonaccrual loans and leases at
 December 31......................      222%     220%     239%     197%     142%
Reserve for credit losses to
 nonaccrual and renegotiated loans
 and leases at December 31........      222%     215%     219%     165%     104%
Net credit losses to average loans
 and lease financing..............      .66%     .57%     .51%     .81%     .87%
Net credit losses to provision for
 credit losses....................   139.50%   99.57%   71.27%  190.26%  263.55%
Total recoveries to total credit
 losses...........................    23.77%   25.81%   30.50%   22.69%   20.11%
--------------------------------------------------------------------------------

(1) For 1994, includes $119 million related to transferring certain lower qual-ity real estate exposures to an accelerated disposition portfolio (ADP).
The reserve for credit losses at December 31, 1997 was $712 million, or 1.62 percent of outstanding loans and leases, compared with $883 million, or 2.15 percent, at December 31, 1996. The reserve for credit losses was 222 percent of nonaccrual loans and leases at December 31, 1997, compared with 220 percent at December 31, 1996. The decrease in the reserve reflects the Corporation's ac-tions taken to exit the national consumer lending business. The future level of the reserve for credit losses will continue to be a function of management's evaluation of the Corporation's credit exposures existing at the time, includ-ing the future impact that recent events in Asia may have on its credit portfo-lios, both in Asia and other areas of the world, particularly Latin America; the potential impact that the Year 2000 issue could have on the Corporation's credit portfolios; as well as general economic conditions. While, no assurance can be given regarding the future level of the reserve, the above factors could result in an increased level of reserve in the future.

Table 11 summarizes net credit losses by type for the last five years.

TABLE 11 -- NET CREDIT LOSSES

Years Ended December 31                      1997   1996   1995   1994   1993
(in millions)
-------------------------------------------------------------------------------
DOMESTIC CREDIT LOSSES
Commercial, industrial and financial........ $ (42) $ (21) $ (47) $ (38) $ (80)
Commercial real estate
 Construction...............................           (6)    (7)   (10)   (19)
 Other......................................    (8)   (39)   (49)   (62)   (79)
Consumer-related
 Secured by 1-4 family residential
 properties.................................   (18)   (25)   (26)   (22)   (33)
 Other......................................  (222)  (167)   (94)   (80)   (76)
                                             -----  -----  -----  -----  -----
                                              (290)  (258)  (223)  (212)  (287)
INTERNATIONAL CREDIT LOSSES
Commercial..................................   (38)   (20)   (24)   (28)   (53)
Consumer....................................   (38)   (32)   (35)   (20)   (13)
                                             -----  -----  -----  -----  -----
 Credit losses, excluding those related to
 ADP........................................  (366)  (310)  (282)  (260)  (353)
DOMESTIC RECOVERIES
Commercial, industrial and financial........     9     13     17     22     26
Commercial real estate
 Construction...............................            5      1      4      3
 Other......................................    13      9     20     14      7
Consumer-related
 Secured by 1-4 family residential
 properties.................................     6      7      5      4      6
 Other......................................    34     31     28     24     23
                                             -----  -----  -----  -----  -----
                                                62     65     71     68     65
INTERNATIONAL RECOVERIES
Commercial..................................    12      4      7     13      4
Consumer....................................    13     11      8      5      2
                                             -----  -----  -----  -----  -----
 Total recoveries...........................    87     80     86     86     71
                                             -----  -----  -----  -----  -----
 Net credit losses, before credit losses
 related to ADP.............................  (279)  (230)  (196)  (174)  (282)
Credit losses related to ADP................                       (119)
                                             -----  -----  -----  -----  -----
 Total net credit losses.................... $(279) $(230) $(196) $(293) $(282)
                                             =====  =====  =====  =====  =====
-------------------------------------------------------------------------------

Net credit losses were $279 million in 1997, compared with $230 million in 1996. In 1997, the Corporation experienced higher domestic credit losses, prin-cipally driven by increases in net credit losses in the consumer loan portfo-lio, mainly the credit card portfolio, partially offset by the impact of the sale of FAC. FAC's net credit losses were $44 million in 1997 and $77 million in 1996. The increase in commercial, industrial and financial net credit losses was more than offset by lower net credit losses in the commercial real estate portfolio. The amount of domestic commercial chargeoffs is at a low level, and is not expected to be sustainable over time. International net credit losses increased from the 1996 period, reflecting increased losses due to one large commercial credit in the international loan portfolio.

In January 1998, the Corporation contributed its national credit card portfolio to a newly formed national credit card venture. Net credit losses in the na-tional credit card portfolio for the years ended December 31, 1997 and 1996 were approximately $75 million and $11 million, respectively.

The Corporation's ability and willingness to extend new credit is a function of a variety of factors, including competition for customers' business; an analy-sis of a loan's potential profitability and risk profile; and economic condi-tions in New England, other parts of the United States and other countries where the Corporation does business. In addition, certain segments of the loan portfolio may increase or decrease from the December 31, 1997 level in accor-dance with strategic or credit management decisions made by the Corporation, such as the acquisition or divestiture of companies or portfolios. Given these factors, the rate of change in the size and mix of the Corporation's loan port-folios experienced during the past few years may not be indicative of the fu-ture. The above factors may also affect the levels of nonaccrual loans, net credit losses and the reserve for credit losses. Further information on the Corporation's loan and lease financing portfolio can be found in Note 6 to the Financial Statements.

CROSS-BORDER OUTSTANDINGS

In accordance with bank regulatory rules, cross-border outstandings are amounts payable to the Corporation by residents of foreign countries regardless of the currency in which the claim is denominated and local country claims in excess of local country obligations. Excluded from cross-border outstandings are the following:

 . Local country claims that are funded by local country obligations payable only in the country where issued. In the first quarter of 1997, the Corpo-ration adopted the new country exposure reporting rules issued by the Fed-eral Financial Institutions Examination Council. One of the changes result-ing from the new rules is the exclusion from cross-border outstandings of local country claims funded by obligations of the local country, regardless of the currency in which the claim or obligation is denominated. The most significant impact of this change on the Corporation's cross-border outstandings was the exclusion of Argendollars. Argendollars are outstandings payable to the Corporation in U.S. dollars in Argentina which are funded entirely by dollars borrowed within Argentina.

 . Local country claims funded by non-local country obligations (typically
   U.S. dollars or other non-local currency) where the providers of funds agree that, in the event their claims cannot be repaid in the designated currency due to currency exchange restrictions in a given country, they may either accept payment in local currency or wait to receive the non-local currency until such time as it becomes available in the local market. At December 31, 1997, such outstandings related to emerging markets countries totaled $2.8 billion, compared with $2.3 billion at December 31, 1996.

 . Claims reallocated as a result of external guarantees, cash collateral, or insurance contracts issued primarily by U.S. government agencies.

Cross-border outstandings include deposits in other banks, resale agreements, trading securities, securities available for sale, securities held to maturity, loans and lease financing, amounts due from customers on acceptances, accrued interest receivable and revaluation gains on trading derivatives.

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

Table 12 details by country the Corporation's approximate cross-border outstandings that individually amounted to 1 percent or more of its consoli-dated total assets at December 31, 1997, 1996 and 1995. Certain amounts at De-cember 31, 1996 and 1995 have been restated to reflect the above-mentioned changes in the country exposure reporting rules.

TABLE 12 -- SIGNIFICANT CROSS-BORDER OUTSTANDINGS

                                                    Percentage of
(dollars in millions)    Public Banks Other  Total  Total Assets  Commitments(1)
--------------------------------------------------------------------------------
December 31, 1997(2)
Argentina............... $ 740  $  5  $1,035 $1,780      2.6%          $ 15
Brazil..................   415   120     785  1,320      1.9            130
Chile...................   130   225     350    705      1.0             20
December 31, 1996(2)
Argentina(3)............ $ 605  $ 15  $  945 $1,565      2.5%          $ 55
Brazil..................   305    30     585    920      1.5             40
Chile...................    60   265     385    710      1.1             30
December 31, 1995(2)
Argentina(3)............ $ 465  $ 50  $  410 $  925      1.6%          $ 45
Brazil..................    25    20     980  1,025      1.8             35
United Kingdom..........         100     570    670      1.2            130
Chile...................   150   125     365    640      1.1             15
--------------------------------------------------------------------------------

(1) Included within commitments are letters of credit, guarantees and the undisbursed portions of loan commitments.

(2) There were no cross-border outstandings in countries which totaled between .75% and 1% of consolidated total assets at December 31, 1997, 1996 and 1995.

(3) Amounts have been restated for comparative purposes to exclude Argendollar outstandings of approximately $1.3 billion at both December 31, 1996 and 1995.

EMERGING MARKETS COUNTRIES

At December 31, 1997, approximately $6.5 billion of the Corporation's cross-border outstandings were to emerging markets countries, primarily in Latin America. These cross-border outstandings, of which approximately 83 percent were loans, were mainly composed of short-term trade credits, non-trade-related loans and leases, government securities, capital investments in branches and subsidiaries and trading positions managed by the Corporation's EMSTR business.

LATIN AMERICA

As shown in Table 13, at December 31, 1997, approximately $5.2 billion, or 80 percent, of the cross-border outstandings to emerging markets countries were to countries in Latin America. The Corporation maintains branch networks and/or subsidiaries in each of the individual countries named.

TABLE 13 -- CROSS-BORDER OUTSTANDINGS TO LATIN AMERICA

December 31                                                         1997   1996
(in millions)
--------------------------------------------------------------------------------
Argentina......................................................... $1,780 $1,565
Brazil............................................................  1,320    920
Chile.............................................................    705    710
Mexico............................................................    435    405
Colombia..........................................................    255    200
Uruguay...........................................................    200    250
Peru..............................................................    190     65
Panama............................................................    190    110
Other.............................................................    170    130
                                                                   ------ ------
                                                                   $5,245 $4,355
                                                                   ====== ======

During the fourth quarter of 1997, the Asian economic crisis created increased volatility in the Latin American financial markets, particularly in Brazil. Certain Latin American financial markets experienced a sharp increase in inter-est rates and a drop in the local and international stock and bond markets. The Brazilian government implemented a series of measures to insure that its local currency remained within its exchange rate band. As a result of the conditions in the financial markets, the Corporation's Brazilian unit implemented a number of measures in response to the economic events, which resulted in increased revenues from higher interest spreads. These events also affected the Corpora-tion's Argentine unit's available for sale securities portfolio, which declined in value at the beginning of the fourth quarter, but has since partially recov-ered.

The following provides additional information related to the Corporation's Ar-gentine and Brazilian operations.

Table 14 shows changes in Argentine and Brazilian cross-border outstandings from December 31, 1996.

TABLE 14 -- CHANGES IN ARGENTINE AND BRAZILIAN CROSS-BORDER OUTSTANDINGS

(in millions)                                                Argentina Brazil
------------------------------------------------------------------------------
Cross-border outstandings at December 31, 1996..............  $ 1,565  $  920
Change in non-trade-related loans and leases................      470     195
Net change in trade-related cross-border outstandings, pri-
marily short-term...........................................       85     140
Net change in investment and trading securities.............     (330)     90
Net change in placements....................................      (10)    (25)
                                                              -------  ------
Cross-border outstandings at December 31, 1997..............  $ 1,780  $1,320
                                                              =======  ======

The Corporation's Argentine assets amounted to approximately $6.6 billion at December 31, 1997, compared with approximately $4.8 billion at December 31, 1996. Included in these assets are cross-border outstandings of $1.8 billion and $1.6 billion at December 31, 1997 and 1996, respectively. Loans increased approximately $1.3 billion to $4.7 billion at December 31, 1997, reflecting an $800 million increase in commercial loans and a $500 million increase in con-sumer loans. At December 31, 1997, the Corporation's Argentine securities port-folio, which included trading and available for sale securities, amounted to $801 million, compared with $621 million at December 31, 1996.

The Corporation's nonaccrual Argentine loans were $91 million at December 31, 1997, compared with $85 million at December 31, 1996. Net credit losses were $39 million in 1997 and $20 million in 1996. The increase in net credit losses of $19 million from 1996 was due to a chargeoff of one large commercial credit.

The Corporation's Brazilian assets amounted to approximately $6.2 billion at December 31, 1997, compared with approximately $5 billion at December 31, 1996. Included in these assets are cross-border outstandings of $1.3 billion and $.9 billion at December 31, 1997 and 1996, respectively. The increase in total as-sets was primarily due to a $730 million increase in resale agreements and de-posits in other banks. Loans amounted to approximately $3 billion at December 31, 1997, compared with approximately $2.7 billion at December 31, 1996. The Corporation's Brazilian securities portfolio, consisting of trading and avail-able for sale securities, was approximately $950 million at December 31, 1997 and $565 million at December 31, 1996.

The Corporation's nonaccrual Brazilian loans were $12 million at December 31, 1997, compared with $14 million at December 31, 1996. Net credit losses were $12 million in 1997 and $14 million in 1996.

For further discussion of the Corporation's nonaccrual loans and net credit losses, see the "Nonaccrual Loans and Leases and OREO" and "Reserve for Credit Losses" sections. For additional information on Argentina and Brazil, see the "Line of Business Results" section.

The Corporation's Argentine and Brazilian operations maintained currency posi-tions both at December 31, 1997 and throughout the year. For further discussion of currency positions, see the "Asset and Liability Management" section.

It is expected that the economic situation in Latin America, including the ef-fect of world financial markets on these economies, will continue to evolve and be influenced by economic developments in other areas of the world, including Asia. In addition, the individual economies in Latin American can be influenced by events in other Latin American countries. The Corporation has not experi-enced any collection problems as a result of currency restrictions or foreign exchange liquidity problems on its current portfolio of cross-border outstandings to Latin America. However, if the actions implemented by Latin American governments do not remain effective over time, the Corporation's oper-ations could experience adverse effects, including deterioration of credit quality, a decline in the value of its trading and available for sale securi-ties portfolios and declines in loan and deposit levels. Each of these coun-tries is at a different stage of development with a unique set of economic fun-damentals; therefore, it is not possible to predict what developments will oc-cur and what impact these developments will ultimately have on the economies of these countries or on the Corporation's financial condition and results of op-erations.

ASIA

In 1997, the Corporation's business in Asia consisted primarily of trade serv-ices, foreign exchange trading and servicing corporate customers. In early 1998, the Corporation announced that its strategic focus in Asia will be on capital markets, including debt underwriting and trading, foreign exchange and derivatives. The Corporation will also target activities in trade services, trade finance and cash management. Credit related services will be to support these capital markets and trade activities.

During the fourth quarter of 1997 and continuing into the first quarter of 1998, certain Asian countries experienced an economic and financial crisis, in-cluding major devaluations of currencies, erosion of investor confidence and overcapacity across various industries. These events led to financial and cor-porate sector bankruptcies, which resulted in a high level of volatility in world financial markets. The International Monetary Fund (IMF) has established reform programs with Indonesia and Thailand, and agreed in principle on a pro-gram with South Korea, to improve economic efficiency, competitiveness and financial stability.

Table 15 presents a summary of the Corporation's cross-border outstandings in Asia as of December 31, 1997. The Corporation has representative offices, branches and/or subsidiaries, in each of the countries listed, except Thailand, as well as in Singapore and India.

TABLE 15 -- CROSS-BORDER OUTSTANDINGS TO ASIA

December 31, 1997                              CROSS-BORDER
(in millions)                                 OUTSTANDINGS(1) COMMITMENTS(2)
--------------------------------------------------------------------------------
South Korea(3)...............................     $  515           $ 35
Indonesia....................................        200             15
Japan(4).....................................        150
China........................................        145             35
Thailand.....................................         90              5
Taiwan(4)....................................         50              5
Philippines..................................         45             10
Other........................................         25             10
                                                  ------           ----
                                                  $1,220           $115
                                                  ======           ====
--------------------------------------------------------------------------------

(1) Cross-border outstandings primarily consisted of loans and leases, deposits in other banks, due from customers on acceptances and derivatives.

(2) Included within commitments are letters of credit, guarantees and the undisbursed portions of loan commitments.

(3) Includes the Corporation's 17.5% ownership interest in Korean Merchant Banking Corporation.

(4) Outstandings for Japan and Taiwan are not included in total emerging mar-kets countries outstandings.

The Corporation has implemented exposure reduction and contingency plans in certain Asian countries, particularly South Korea and Indonesia. At December 31, 1997, the Corporation's South Korean exposure was primarily to major corpo-rate entities in the country and certain top-tier local banks. Subsequent run-off has eliminated substantially all of the bank outstandings. None of the Cor-poration's cross-border outstandings were subject to the recently announced debt rescheduling accord reached between South Korea and its international creditors.

In Indonesia, specific action plans and risk assessments for each customer are being updated or established. While the Corporation is assessing its customers' ability to meet their obligations in this volatile environment, all customer credit lines have been frozen and any rollovers of maturing trade obligations are being reviewed on a case by case basis. Approximately half of the Corpora-tion's exposure consists of short-term trade credits to major exporting corpo-rate groups. The remaining exposure is to financial institutions, and is in a collection mode until a turnaround is evident.

In Thailand, which is currently meeting IMF targets, the Corporation's exposure is to major banks. The exposure is limited to short-term trade finance and for-eign exchange lines.

To date, the Corporation has not experienced any significant nonaccrual loans or chargeoffs in Asia. However, as discussed in the "Line of Business Results" and "Latin America" sections, the Asian situation has caused market volatility in Argentina and Brazil.

The ultimate impact of the Asian crisis on the Corporation's financial condi-tion and results of operations cannot be predicted at this time, and will be dependent on future events, including the success of the established IMF pro-grams, the level of volatility in the various markets, the duration of these unsettled market conditions and the state of the underlying economies in the affected countries. Nevertheless, it is currently anticipated that these condi-tions will result in the Corporation experiencing an increase in nonaccrual loans and chargeoffs in its Asian portfolios. These conditions could also im-pact the Corporation's operations in other countries, particularly in Argenti-na, Brazil and other Latin American countries, as well as the financial results of the Corporation's domestic commercial businesses. Management will continue to monitor these markets closely and manage its portfolio in order to maximize its future results, all within the parameters of the Corporation's established risk management processes.

LIQUIDITY RISK MANAGEMENT

Liquidity is defined as the ability to meet known near-term and projected long-term funding commitments, while supporting selective business expansion in ac-cordance with the Corporation's strategic plan. The Corporation manages liquid-ity risk according to policy set, and oversight provided, by the Asset, Liabil-ity and Capital Committee (ALCCO), to ensure its ability to meet present and future funding needs in domestic and overseas markets. U.S. dollar liquidity management is centralized in Boston, with overseas operations managing their local currency liquidity requirements. The Corporation's U.S. dollar liquidity is monitored on a daily basis, and is reviewed monthly by ALCCO and at least quarterly by the Board of Directors (the Board). Available liquidity sources are measured against anticipated needs of the Corporation as a whole, the par-ent company and each of the subsidiary banks. Alternative funding strategies are reviewed, updated and implemented by ALCCO as considered necessary.

The Corporation's liquid assets consist primarily of interest bearing deposits in other banks, federal funds sold and resale agreements, money market loans, and unencumbered U.S. Treasury and U.S. government agency securities. Table 16 presents the level of the Corporation's liquid assets at each of the last three year ends.

TABLE 16 -- LIQUID ASSETS

December 31                                                       1997 1996 1995
(in billions)
--------------------------------------------------------------------------------
Liquid assets.................................................... $9.5 $7.3 $7.4

Deposits are the principal source of the Corporation's funding. Table 17 in-cludes information related to the Corporation's funding sources for the last three years.

TABLE 17 -- FUNDING SOURCES

December 31                                                 1997   1996   1995
(dollars in billions)
--------------------------------------------------------------------------------
DOMESTIC
 Interest bearing deposits................................. $25.1  $24.7  $24.4
 Noninterest bearing deposits..............................   8.5    8.3    7.1
                                                            -----  -----  -----
 Total deposits............................................  33.6   33.0   31.5
 Funds borrowed............................................  10.1    7.8    8.4
 Notes payable(1)..........................................   3.4    2.7    1.8
                                                            -----  -----  -----
                                                            $47.1  $43.5  $41.7
                                                            =====  =====  =====
INTERNATIONAL
 Interest bearing deposits................................. $11.1  $ 9.0  $ 9.0
 Noninterest bearing deposits..............................   1.1     .8     .6
                                                            -----  -----  -----
 Total deposits............................................  12.2    9.8    9.6
 Funds borrowed............................................   1.6    1.4    1.1
 Notes payable.............................................    .3     .6     .4
                                                            -----  -----  -----
                                                            $14.1  $11.8  $11.1
                                                            =====  =====  =====
CONSOLIDATED
 Interest bearing deposits................................. $36.2  $33.7  $33.4
 Noninterest bearing deposits..............................   9.6    9.1    7.7
                                                            -----  -----  -----
 Total deposits............................................  45.8   42.8   41.1
 Funds borrowed............................................  11.7    9.2    9.5
 Notes payable(1)..........................................   3.7    3.3    2.2
                                                            -----  -----  -----
                                                            $61.2  $55.3  $52.8
                                                            =====  =====  =====
Deposits as a percentage of
 Loans.....................................................   104%   104%   106%
 Total assets..............................................    66%    69%    69%
--------------------------------------------------------------------------------

(1) At December 31, 1997 and 1996, includes $.8 billion and $.5 billion, re-spectively, of Trust Securities (defined below).

Consolidated deposits increased approximately $3 billion compared with 1996, mainly due to increases in international deposits. The $2.4 billion increase in international deposits included deposit growth in Argentina and Brazil. Domes-tic funds borrowed increased approximately $2.3 billion from December 31, 1996, mainly as a result of increased borrowings under the Bank's bank note program and increased federal funds purchased, partially offset by decreased securities sold under agreements to repurchase. In addition, at December 31, 1997, the Corporation had availability under various borrowing arrangements of $1.3 bil-lion.

Consolidated notes payable increased from 1996, primarily due to aggregate is-suances of $450 million of senior medium-term debt by the Corporation, $400 million of subordinated debt by the Bank, $250 million of Trust Securities (de-fined below) and $405 million of Brazilian medium-term debt. These issuances were offset by maturities of $275 million of senior medium-term debt, $129 mil-lion of subordinated debt and $670 million of Brazilian medium-term debt, as well as the elimination of $80 million of FAC notes payable resulting from the sale of that entity. The Corporation has an effective shelf registration state-ment with a current availability of $1.5 billion, which can be used for the is-suance of equity or debt securities, including medium-term notes.

In June 1997, the Corporation established BankBoston Capital Trust III, and in 1996 established BankBoston Capital Trust I and BankBoston Capital Trust II. The exclusive purpose of each trust is the issuance of capital securities (Trust Securities), representing preferred beneficial interests in the trusts, the common securities of which are owned by the Corporation. In the second quarter of 1997 and the fourth quarter of 1996, $250 million and $500 million, respectively, of such Trust Securities were issued and the proceeds were in-vested in junior subordinated debentures issued by the Corporation. The Corpo-ration has unconditionally guaranteed the Trust Securities, which are presented in the Corporation's consolidated balance sheet as guaranteed preferred benefi-cial interests in the Corporation's junior subordinated debentures.

Additional information on the Corporation's notes payable and the Trust Securi-ties can be found in Notes 10 and 11 to the Financial Statements.

Based upon the Corporation's liquid asset level and its ability to access the public markets for additional funding when necessary, management considers overall liquidity at December 31, 1997 adequate to meet current obligations, support expectations for future changes in asset and liability levels and carry on normal operations.

MARKET RISK MANAGEMENT

Market risk is defined as the risk of loss related to adverse changes in market prices, such as interest rates and foreign exchange rates, of financial instru-ments. The Corporation's market risk management process includes the management of all forms of market risk, including balance sheet and off-balance-sheet ex-posures. Market risk is managed within policies and limits established by ALCCO and the Market Risk Committee (MRC) and approved by the Board. Market risk pol-icies and limits are reviewed at least annually, or more often if warranted by current market, economic or business conditions. ALCCO issues overall strategic directives to specify the extent to which Board-approved risk limits are uti-lized, based on the Corporation's willingness to accept market risk. The MRC, which is chaired by the Senior Market Risk Officer (SMRO), is responsible for allocating the overall market risk limits set by ALCCO to the Corporation's market risk-taking activities, considering the results of the risk modeling process as well as other internal and external factors.

The Corporation's independent market risk function monitors compliance, by in-dividual business unit, with the Corporation's market risk policies. The market risk function includes a staff of market risk officers reporting directly to the SMRO. These market risk officers are assigned to work with various business units to ensure the integrity of the market risk management process. Business unit management is primarily responsible for evaluating market risk, ensuring that actual exposures are appropriately measured, and monitoring and managing market risks within approved policies and limits. Through monthly meetings, se-nior management oversees the world-wide market risk trading activities of the Corporation.

The objective of the Corporation's market risk management process is to manage and control the effects of changes in market prices and interest and foreign exchange rates on the Corporation's results of operations and financial condi-tion. Management seeks to limit the volatility of earnings and protect economic value, while ensuring that risks from adverse movements in market prices are managed in compliance with the above-mentioned limits. In addition, the Corpo-ration continually seeks to improve its risk management culture to better bal-ance associated risks with its goal of optimizing value to its stockholders and customers. This objective is achieved through the development and implementa-tion of market risk management strategies, including various balance sheet ac-tions and the use of securities and derivatives and foreign exchange contracts. While sound market risk policies, methodologies, strategies and infrastructure assist the Corporation in managing its exposure to market risks, they do not insulate the Corporation from losses.

TRADING ACTIVITIES

The Corporation's trading activities involve providing risk management and cap-ital markets products and services to its customers, including interest rate derivatives and foreign exchange contracts and debt underwriting and distribu-tion. Interest rate derivatives include interest rate swaps and interest rate options, futures and forwards. Foreign exchange activities include trading spot, forward and option contracts, primarily in major foreign currencies. Ad-ditional information with respect to the Corporation's trading derivatives, in-cluding accounting policies, is provided in Notes 1 and 23 to the Financial Statements.

In addition, the Corporation takes proprietary trading positions, including high yield and emerging markets fixed income securities and local currency debt and equity securities. These proprietary trading positions are designed to gen-erate gains from short-term movements in the prices of securities of emerging markets public and private sector issues, and from positions which benefit from inefficiencies among various securities issued by the same country. Domestic fixed income trading activities primarily include trading U.S. Treasury and government agency securities.

The risk positions taken by the Corporation in these financial instruments are subject to ALCCO and MRC approved limits. The Corporation manages the market risk related to its trading portfolios on a daily basis using a Value-at-Risk
(VAR) methodology. VAR is defined as the statistical estimate of the potential loss amount that the Corporation could incur from an adverse movement in market prices. The Corporation uses a 99% confidence level, which means that the Cor-poration would not expect to exceed the potential loss amount as calculated by VAR more than once out of every 100 trading days. The VAR methodology requires a number of key assumptions including confidence level for losses, number of days of price history and the treatment of risks outside the VAR methodology, including event risk and liquidity risk. The VAR calculations include the ef-fects of both interest rate and foreign exchange rate risks. The VAR associated with the Corporation's foreign exchange trading activities is not significant. The calculations do not take into account the potential diversification bene-fits of the different positions across trading portfolios. At December 31, 1997, the aggregate VAR limit for the Corporation's trading portfolios was ap-proximately $40 million and the aggregate VAR exposure was approximately $35 million. The aggregate average VAR exposure for 1997 was approximately $20 mil-lion.

In addition to VAR, the Corporation employs other market risk management tools in order to obtain a comprehensive profile of market risk. These risk manage-ment tools include stress testing, which simulates severe changes in market rates, tenor limits, concentration limits, stop loss limits and notional lim-its.

The Asian economic crisis has negatively impacted world-wide financial markets, including those for several emerging markets countries in which the Corporation operates, including Brazil and Argentina, as well as the Corporation's EMSTR business. During the early part of the fourth quarter of 1997, the Corporation experienced $20 million of net trading losses as a result of this volatility; however, these losses were offset by trading and securities gains in the latter half of the quarter.

ASSET AND LIABILITY MANAGEMENT
U.S. DOLLAR DENOMINATED INTEREST RATE RISK MANAGEMENT

The Corporation's U.S. dollar denominated assets and liabilities are exposed to interest rate risk, which can be defined as the exposure of the Corporation's net income or financial condition to adverse movements in interest rates. At December 31, 1997, U.S. dollar denominated assets comprised the majority of the Corporation's balance sheet. The Corporation's U.S. dollar denominated posi-tions are evaluated and managed centrally through the Global Treasury group, utilizing several modeling methodologies. The two principal methodologies used are market value sensitivity and net interest revenue at risk. The results of these models are reviewed monthly with ALCCO and at least quarterly with the Board.

MARKET VALUE SENSITIVITY is defined as the potential change in market value, or the economic value, of the Corporation resulting from changes in interest rates. Market value sensitivity is determined by calculating the effect on the Corporation's existing assets, liabilities and off-balance-sheet positions of an immediate rise or fall in interest rates (rate shock).

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

 . prepayment volatility on various fixed rate assets, such as residential mortgages.

Both of these models are designed to isolate the effects of market changes in interest rates on the Corporation's existing positions, and they exclude other factors such as competitive pricing considerations, future changes in the asset and liability mix and other management actions, and, therefore, are not by themselves measures of future levels of net interest revenue.

These two methodologies provide different but complementary measures of the level of interest rate risk; the longer-term view is modeled through market value sensitivity, while the shorter-term view is evaluated through net inter-est revenue at risk over the next twelve months. Under current ALCCO direc-tives, market value sensitivity cannot exceed 3 percent of total risk-based capital and net interest revenue at risk over the next twelve-month period can-not exceed 2 percent of net interest revenue.

Table 18 illustrates the year-end and average positions for market value sensi-tivity and net interest revenue at risk.

TABLE 18 -- MARKET VALUE SENSITIVITY AND NET INTEREST REVENUE AT RISK POSITIONS -- U.S. DOLLAR DENOMINATED POSITIONS

                                                        1997             1996
(dollars in millions)                             YEAR-END AVERAGE Year-end Average
-----------------------------------------------------------------------------------
Market value sensitivity(1)(2)......................$190    $182     $162    $144
Percent of risk-based capital....................    2.7%    2.6%     2.4%    2.5%
-----------------------------------------------------------------------------------
Net interest revenue at risk(3).....................$ 16    $ 26     $ 30    $ 24
Percent of net interest revenue..................     .7%    1.1%     1.3%    1.2%
-----------------------------------------------------------------------------------

(1) Based on a 100 basis point adverse interest rate shock.

(2) December 31, 1996 amounts have been restated for comparability.

(3) Based on the greater of a 100 basis point adverse interest rate shock or a 200 basis point adverse change in interest rates over the next twelve-month period. At December 31, 1997, the adverse position was based on a 100 basis point upward interest rate shock and at December 31, 1996, the adverse po-sition was based on a 200 basis point decline in interest rates over the next twelve-month period.

At December 31, 1997 and 1996, the Corporation's market value sensitivity was negatively biased to rising interest rates. The increase in the exposure was due to an increase in fixed rate assets, mainly available for sale securities, partially offset by the sales of FAC and Ganis, which resulted in a decrease in fixed rate loans. The Corporation's net interest revenue at risk over the next twelve months was negatively biased to rising interest rates at December 31, 1997, and to declining interest rates at December 31, 1996. However, the Corpo-ration considers the level of its net interest revenue at risk to be a rela-tively neutral position at the end of each period.

The level of exposure maintained by the Corporation is a function of the market environment and may change from period to period based on interest rate and other economic expectations. As noted above, the market value sensitivity and net interest revenue at risk models are complementary in nature. The Corpora-tion's exposure to interest rates is managed in compliance with ALCCO direc-tives. ALCCO determines its interest rate risk management strategy by consider-ing the impact of changes in interest rates on each model, and, hence, the short- and long-term effects on the Corporation.

NON-U.S. DOLLAR DENOMINATED RISK MANAGEMENT
INTEREST RATE RISK MANAGEMENT

Non-U.S. dollar denominated interest rate risk is managed by the Corporation's overseas units, with oversight by the Global Treasury group. ALCCO establishes overall limits for its non-U.S. dollar denominated interest rate risk using a combination of market value risk analysis and cumulative gap limits for each country in which the Corporation has local market interest rate risk. Gap is the difference between the amount of assets and liabilities that mature or are repriced during a given period of time. A "positive" gap results when more as-sets than liabilities mature or are repriced within a given time period. Con-versely, a "negative" gap results when there are more liabilities than assets maturing or being repriced during a given time period. Limits are updated at least annually for current market conditions, considering business and economic conditions in the country at a particular point in time. The overseas units re-port as to compliance with these limits on a regular basis.

CURRENCY POSITIONS

When deemed appropriate, the Corporation will structure its balance sheet to take positions in the currencies of emerging markets and other countries where it operates. This usually occurs when the Corporation believes that it can max-imize its spread from interest operations by funding local currency assets with U.S. dollars rather than using local currency liabilities or by funding U.S. dollar assets with local currency liabilities. Whenever these positions are taken, they are subject to limits established by ALCCO and are subject to regu-lar review. Table 19 presents the Corporation's more significant currency posi-tions for 1997 and 1996. These positions represent local currency assets funded by U.S. dollars.

TABLE 19 -- SIGNIFICANT CURRENCY POSITIONS

                                                     1997             1996
(in millions)                                  YEAR-END AVERAGE Year-end Average
--------------------------------------------------------------------------------
Argentina.....................................   $368    $116     $174     $98
Brazil........................................    132     113      140      87
Chile.........................................             36       84      32
South Korea...................................             28       50      73

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

The estimated VAR exposure for the overseas units' non-U.S. dollar denominated interest rate risk and currency positions at December 31, 1997 was not signifi-cant.

For additional information related to the Corporation's international opera-tions, see the "Line of Business Results," "Cross-Border Outstandings" and "Emerging Markets Countries" sections.

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

Table 20 summarizes the remaining maturity of interest rate derivative finan-cial instruments entered into for asset and liability management purposes as of December 31, 1997. The level and term of such contracts may be modified as nec-essary, in response to balance sheet changes and other management actions, within ALCCO directives for market value sensitivity and net interest revenue at risk.

TABLE 20 -- REMAINING MATURITY OF INTEREST RATE DERIVATIVES

                                          Remaining Maturity
                                                                     1997     1996
(dollars in millions)     1998     1999   2000  2001  2002  2003+    TOTAL    Total
-------------------------------------------------------------------------------------
INTEREST RATE SWAPS
Domestic
Receive fixed rate
 swaps(1)
 Notional amount........ $ 1,323  $  170  $495  $350  $170  $2,191  $ 4,699  $ 2,826
 Weighted average
  receive rate..........    6.05%   6.37% 5.77% 6.16% 6.60%   6.47%    6.26%    6.38%
 Weighted average pay
  rate..................    5.78%   5.84% 5.89% 5.71% 5.85%   5.88%    5.84%    5.67%
Pay fixed rate swaps(1)
 Notional amount........ $    95                            $  249  $   344  $    83
 Weighted average
  receive rate..........    5.81%                             5.86%    5.85%    5.88%
 Weighted average pay
  rate..................    6.82%                             5.73%    6.03%    7.61%
Basis swaps(2)
 Notional amount........ $   265  $  410  $ 50                      $   725  $   468
 Weighted average
  receive rate..........    6.31%   8.50% 6.06%                        7.53%    5.90%
 Weighted average pay
  rate..................    6.32%   5.78% 5.81%                        5.98%    5.64%
Total Domestic Interest
 Rate Swaps
 Notional amount........ $ 1,683  $  580  $545  $350  $170  $2,440  $ 5,768  $ 3,377
 Weighted average
  receive rate(3).......    6.08%   7.88% 5.80% 6.16% 6.60%   6.41%    6.39%    6.31%
 Weighted average pay
  rate(3)...............    5.92%   5.80% 5.88% 5.71% 5.85%   5.86%    5.87%    5.71%
Total International
 Interest Rate Swaps
 Notional Amount(4)..... $ 5,378          $ 16                      $ 5,394  $ 3,598
OTHER DERIVATIVE
 PRODUCTS
Futures and
 forwards(5)............ $ 3,947                                    $ 3,947  $ 3,382
Interest rate options
 purchased(6)........... $   500  $2,265                            $ 2,765
                         -------  ------  ----  ----  ----  ------  -------  -------
Total Consolidated
 Notional Amount........ $11,508  $2,845  $561  $350  $170  $2,440  $17,874  $10,357
                         =======  ======  ====  ====  ====  ======  =======  =======
-------------------------------------------------------------------------------------

(1) Of the receive fixed rate swaps, approximately $2.2 billion are linked to floating rate loans, and the remainder principally to fixed rate notes pay-able. Of the swaps linked to notes payable, approximately $1.1 billion are scheduled to mature in 2003 and thereafter. The majority of pay fixed rate swaps are linked to available for sale securities.

(2) Basis swaps represent swaps where both the pay rate and receive rate are floating rates. All of the basis swaps are linked to bank notes and float-ing rate loans.

(3) The majority of the Corporation's interest rate swaps accrue at LIBOR. In arriving at the variable weighted average receive and pay rates, LIBOR rates in effect as of December 31, 1997 have been implicitly assumed to re-main constant throughout the terms of the swaps. Future changes in LIBOR rates would affect the variable rate information disclosed.

(4) At December 31, 1997 and 1996, the majority of the international portfolio is comprised of swaps entered into by the Corporation's Brazilian opera-tions. These swaps typically include the exchange of floating rate indices that are limited to the Brazilian market.

(5) At December 31, 1997 and 1996, represent contracts entered into by the Cor-poration's Brazilian operations in the local market which are linked to short-term interest bearing assets and liabilities.

(6) At December 31, 1997, includes equity contracts entered into by the Corpo-ration's Argentine operations. These contracts are linked to Argentine de-posit products, where the holder receives payment based on changes in the prices of underlying Argentine securities.

Table 21 summarizes the fair value and unrecognized gains (losses) of deriva-tives used for asset and liability management purposes. Fair value represents the amount at which a given instrument could be exchanged in an arm's length transaction with a third party as of the balance sheet date. The increase in fair value of $170 million compared with 1996 was due to lower domestic long-term interest rates during 1997, which resulted in an increase in the fair value of the domestic receive fixed interest rate swap portfolio. In addition, the fair value of the international swap portfolio, which primarily consisted of swaps entered into by the Corporation's Brazilian operations, increased due to higher Brazilian interest rates in 1997 due, in part, to the Asian crisis.

TABLE 21 -- FAIR VALUE AND UNRECOGNIZED GAINS (LOSSES)

December 31                               1997                                    1996
                              FAIR VALUE(1)        UNRECOGNIZED       Fair Value(1)        Unrecognized
(in millions)            NOTIONAL ASSET LIABILITY GAIN (LOSS)(2) Notional Asset Liability Gain (Loss)(2)
--------------------------------------------------------------------------------------------------------
Interest rate contracts
 Interest rate swaps.... $11,162  $132     $11         $ 96      $ 6,975   $25     $40         $(11)
 Futures and forwards...   3,947    21                   11        3,382                        (45)
 Interest rate options
 purchased..............   2,765    13                    2
                         -------  ----     ---         ----      -------   ---     ---         ----
                         $17,874  $166     $11         $109      $10,357   $25     $40         $(56)
                         =======  ====     ===         ====      =======   ===     ===         ====
--------------------------------------------------------------------------------------------------------

(1) In certain cases, instruments such as futures are subject to daily cash settlements; therefore, the fair value of these instruments is zero.

(2) Unrecognized gain or loss is based upon fair values and represents the amount of gain or loss that has not been recognized in the income statement at the balance sheet date. This includes amounts related to contracts that have been terminated.

The Corporation's utilization of derivative instruments is modified from time to time in response to changing market conditions, as well as changes in the characteristics and mix of the Corporation's related assets and liabilities. Included in unrecognized gains (losses) at December 31, 1997 were deferred gains of $7 million related to terminated contracts that are being amortized to net interest revenue over a weighted average period of fourteen months. At De-cember 31, 1996, unrecognized gains of $16 million and unrecognized losses of $33 million related to terminated contracts were being amortized to net interest revenue over weighted average periods of 26 months and thirteen months, respec-tively. The Corporation routinely reviews its asset and liability derivative positions to determine that such instruments continue to function as effective risk management tools. See Note 23 to the Financial Statements for additional information on derivative financial instruments.

CAPITAL MANAGEMENT

At December 31, 1997, the Corporation had $4.6 billion in stockholders' equity, compared with $4.9 billion at December 31, 1996. In the first quarter of 1997, the Board approved a 12 million share common stock repurchase program. The Cor-poration purchased 10.3 million shares during 1997, at a cost of $784 million. In September 1997, the Corporation redeemed all of the outstanding shares of its Series E Preferred Stock at its aggregate liquidation preference of $230 million.

The Corporation's quarterly dividend was $.44 per share in the first quarter of 1997 and $.51 per share in each of the last three quarters of 1997. In the first quarter of 1998, the quarterly dividend was increased 14 percent, to $.58 per share. The level of dividends paid on the Corporation's common stock is de-termined by the Board based on the Corporation's liquidity, asset quality pro-file, capital adequacy and recent earnings history, as well as economic condi-tions and other factors deemed relevant by the Board, including the amount of dividends paid to the Corporation by its subsidiaries.

The Corporation has a capital planning process to determine the appropriate level of capital required to support its various businesses and to ensure that the Corporation maintains this level of capital. Included in the determination of appropriate capital levels are the various capital requirements established by the Corporation's principle regulatory agencies. The Global Treasury group is responsible for developing capital plans for the Corporation and each of its banking subsidiaries that support the Corporation's strategic objectives. These plans, which are regularly reviewed and approved by ALCCO, include current and pro-forma capital positions that are measured using various capital ratios, in-cluding tangible common equity and common equity, as well as three regulatory capital ratios: Tier 1, total and Tier 1 leverage. At December 31, 1997, the Corporation and its bank subsidiaries met all regulatory capital adequacy re-quirements to which they are subject.

Table 22 presents the Corporation's capital ratios as of the last two year ends.

TABLE 22 -- CAPITAL POSITION

December 31                                                        1997  1996
------------------------------------------------------------------------------
Tangible common equity ratio (common equity minus
 intangibles/total assets minus intangibles)......................  5.8%  6.5%
Common equity ratio (common equity/total assets) .................  6.3%  7.1%
Regulatory capital ratios
 Tier 1 capital ratio (Tier 1 capital/total
  risk-adjusted assets)...........................................  8.0%  9.2%
 Total capital ratio (total capital/total
  risk-adjusted assets)........................................... 12.1% 13.6%
 Tier 1 leverage ratio (Tier 1 capital/adjusted total average assets).........................................................  7.4%  8.2%

Compared with the prior year end, the decrease in the Corporation's capital ra-tios at December 31, 1997 reflected growth in the Corporation's assets, mainly loans and leases and available for sale securities, as well as a decrease in stockholders' equity resulting from the repurchase of common stock and the re-demption of Series E Preferred Stock, discussed above.

See Note 14 to the Financial Statements for additional information on the Cor-poration's regulatory capital.

RECENT ACCOUNTING AND REGULATORY PRONOUNCEMENTS

In December 1996, the Financial Accounting Standards Board (the FASB) issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This standard deferred for one year the effective date of certain provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," relating to secured borrowings, repurchase agreements and securities lending. SFAS No. 127 is ef-fective for certain transactions occurring after December 31, 1997, and must be applied prospectively. The Corporation does not expect that adoption of this standard will have a material impact on its consolidated financial condition or results of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This standard requires that comprehensive income and its components be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as cer-tain items that are recorded directly in stockholders' equity, such as foreign currency translation and unrealized gains and losses on securities available for sale. This standard is effective for years beginning after December 15, 1997, and will have no impact on the Corporation's financial condition or re-sults of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires disclosure of fi-nancial and descriptive information about an entity's reportable operating seg-ments. Segments are defined by the standard as components of an entity that en-gage in business activities that generate revenues and expenses, and for which separate financial information is available that is reviewed regularly by se-nior management to evaluate performance and allocate resources. Such financial information should be reported on the basis that is used internally for senior management review. This standard is effective for financial statements for pe-riods beginning after December 15, 1997, with restatement of comparative infor-mation for prior periods. This standard will change the method under which the Corporation reports its segment information, which information will be more consistent with the Corporation's Line of Business information.

Effective January 1, 1998, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation amended their risk-based capital standards to require the Corporation to measure and hold capital to cover its exposure to market risk in its trading account and foreign exchange positions. The amendment requires the Corporation to measure its exposure to market risk using a VAR methodology given certain assumptions. The amendment also requires the Corporation to backtest the daily net trading gains and losses for the last 250 business days, beginning one year after amendment adoption, by comparing the daily results to the corresponding VAR measure. The Corporation has adopted this amendment as of January 1, 1998 and does not expect that the impact on its risk-based capital ratios will be mate-rial.

1996 COMPARED WITH 1995

NET INTEREST REVENUE

Domestic net interest revenue was relatively unchanged from 1995 to 1996. Aver-age earning assets increased $1.5 billion, including a $1.1 billion increase in average loan and lease volume. Contributing to the average loan volume increase was a higher level of consumer-related loans, reflecting growth in the credit card, home equity and installment loan portfolios, with such growth partially offset by lower domestic commercial real estate loans and residential mort-gages. The 18 basis point decrease in net interest margin was due to narrower spreads, resulting from the full year effect of a new higher rate savings prod-uct introduced in the second quarter of 1995, low introductory credit card rates and a change in the mix of average earning assets.

The increase in international net interest revenue of $88 million was attribut-able to increases in average earning assets reflecting increases in the Corpo-ration's operations in Latin America, mainly Argentina and Brazil. The in-creases in average earning assets included increases of $650 million and $450 million in average loans and leases from 1995 in Brazil and Argentina, respec-tively, and increases in other average earning assets of $470 million and $400 million, respectively, in these countries. Net interest margin decreased 5 ba-sis points reflecting narrower spreads, primarily in Argentina as a result of less volatile markets as the economy rebounded from the effects of the 1995 Mexican economic crisis.

NONINTEREST INCOME

The $221 million decrease in financial service fees primarily reflected a $254 million decline in net mortgage servicing fees. This resulted, in part, from $111 million of pre-tax losses from risk management activities, net of de-creased mortgage servicing amortization, recorded in the first quarter of 1996. These losses resulted from the change in market value of contracts used to man-age prepayment risk in the mortgage servicing portfolio which, in turn, pro-tected the economic value of the mortgage banking subsidiary pending the com-pletion of its sale to HomeSide. The losses from risk management activities were substantially offset by the pre-tax gain of $106 million realized on the sale of the mortgage banking subsidiary, which is included in gains on sales of businesses. The decline in net mortgage servicing fees also reflected the ab-sence of $67 million of pre-tax gains on contracts used to manage prepayment risk in the mortgage servicing portfolio in 1995, as well as a reduction aris-ing from the sale of the mortgage banking subsidiary in 1996. Excluding net mortgage servicing fees, financial service fees increased $33 million compared with 1995, primarily due to increases in syndication and agent fees, reflecting a higher volume of transactions generated by the Corporation's loan syndica-tions business.

Net equity and mezzanine profits increased $99 million from 1995 due to a higher level of gains realized on dispositions of investments. The portfolio amounted to over $700 million at December 31, 1996 and is diversified as to in-dustry, geography and asset class. Mutual fund fees improved $27 million from the 1995 level, primarily due to higher fees from the Brazilian mutual fund business. The decrease in other trust and agency fees was due to the Corpora-tion's sale of its Corporate Trust business and the contribution of its Stock Transfer business to a joint venture in the fourth quarter of 1995. The $51 million increase in trading profits and commissions was mainly due to increases in the Corporation's emerging markets business and its Brazilian operations. The $31 million increase in other income was due, in part, to increased equity earnings related to the Corporation's mortgage banking, shareholder services and Argentine pension fund joint ventures.

Gains on sales of businesses in 1996 reflected a pre-tax gain of $106 million on the sale of the Corporation's mortgage banking subsidiary, as discussed above, and a pre-tax gain of $47 million resulting from the sale of 20 branches in connection with the Corporation's acquisition of BayBanks. In 1995, the Cor-poration sold its Vermont and Maine bank subsidiaries for a pre-tax gain of $75 million, and its Corporate Trust business for a pre-tax gain of $20 million.

NONINTEREST EXPENSE

Excluding acquisition, divestiture and restructuring expense and OREO, nonin-terest expense increased $92 million, reflecting ongoing expansion and invest-ment spending in the Corporation's Latin American, Global Capital Markets and Consumer Banking businesses. This increase was partially offset by cost savings resulting from the integration of BayBanks, the substantial elimination of FDIC insurance premiums in 1996, and the absence of operating expenses associated with disposed businesses, including the mortgage banking subsidiary, the Corpo-rate Trust business and the Stock Transfer business.

The $32 million increase in employee costs mainly included higher merit in-creases, higher levels of incentive compensation, costs related to the hiring of sales and trading professionals in the Global Capital Markets businesses and the effects of the June 1996 acquisition of Bancorp. Occupancy and equipment expenses increased $17 million due to branch expansion, mainly in Latin Ameri-ca. The $21 million increase in advertising and public relations was due to di-rect marketing and promotional campaigns relating to credit card, home equity and other products in Consumer Banking. Communications expense increased $11 million as a result of expansion in Regional Consumer and Latin America. The $53 million increase in other expense included increases in travel expenses and software costs, which were primarily related to the maintenance of the Corpora-tion's banking systems, including money and wire transfer and electronic bank-ing.

In the third quarter of 1996, the Corporation recorded restructuring and merg-er-related costs of $180 million in connection with its acquisition of BayBanks. The charges included severance costs, primarily related to the Corpo-ration's plans to eliminate approximately 2,000 positions; property-related and other merger-related costs, including lease termination costs and writedowns of bank owned property; and professional fees and other costs of effecting the merger; as well as systems and other conversion costs which were incurred at the time of the merger. The restructuring and merger-related charge does not include costs related to the conversion of systems and other integration re-lated activities. These costs were recorded as they were incurred during the integration process.

During the fourth quarter of 1995, the Corporation recorded $28 million of charges related to exiting, reorganizing and downsizing certain businesses and corporate staff units, including the reorganization of the European business and certain Asia/Pacific operations.

BANKBOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

                                                      Year Ended December 31,
(dollars in millions)                                          1997
-------------------------------------------------------------------------------
                                                    Average             Average
                                                    Balance Interest(1)  Rate
ASSETS
Interest bearing deposits in other banks
 U.S............................................... $   319   $   18      5.78%
 International.....................................   1,462      126      8.61
                                                    -------   ------
  Total............................................   1,781      144      8.11
                                                    -------   ------     -----
Federal funds sold and resale agreements
 U.S...............................................     635       35      5.43
 International.....................................   1,471      215     14.65
                                                    -------   ------
  Total............................................   2,106      250     11.87
                                                    -------   ------     -----
Trading securities
 U.S...............................................     969       60      6.19
 International.....................................     728       51      7.08
                                                    -------   ------
  Total............................................   1,697      111      6.57
                                                    -------   ------     -----
Securities
 U.S.
  Available for sale(2)............................   7,766      518      6.74
  Held to maturity.................................     658       42      6.34
 International
  Available for sale(2)............................   1,317      159     12.27
                                                    -------   ------
  Total............................................   9,741      719      7.38
                                                    -------   ------     -----
Loans and lease financing
 U.S...............................................  31,502    2,716      8.62
 International.....................................  10,881    1,248     11.46
                                                    -------   ------
  Total(3).........................................  42,383    3,964      9.35
                                                    -------   ------     -----
Total earning assets...............................  57,708    5,188      8.99
                                                              ------     -----
Nonearning assets..................................   7,555
                                                    -------
  Total assets(4).................................. $65,263
                                                    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits................................. $14,690   $  397      2.70%
  Time deposits....................................  10,014      560      5.59
 International
  Banks in foreign countries.......................   2,200      131      5.97
  Other foreign savings and time...................   8,018      597      7.44
                                                    -------   ------
  Total............................................  34,922    1,685      4.82
                                                    -------   ------     -----
Federal funds purchased and repurchase agreements
 U.S...............................................   5,842      333      5.71
 International.....................................     175       17      9.46
                                                    -------   ------
  Total............................................   6,017      350      5.82
                                                    -------   ------     -----
Other funds borrowed
 U.S...............................................   4,365      262      6.01
 International.....................................   1,482      193     13.02
                                                    -------   ------
  Total............................................   5,847      455      7.78
                                                    -------   ------     -----
Notes payable
 U.S.(5)...........................................   2,909      201      6.91
 International.....................................     473       44      9.37
                                                    -------   ------
  Total............................................   3,382      245      7.25
                                                    -------   ------     -----
Total interest bearing liabilities.................  50,168    2,735      5.45
                                                              ------     -----
Demand deposits  -- U.S............................   7,226
Demand deposits -- International...................     705
Other noninterest bearing liabilities..............   2,497
Stockholders' equity...............................   4,667
                                                    -------
  Total liabilities and stockholders' equity(4).... $65,263
                                                    =======
NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE INTEREST EARNING ASSETS
 U.S............................................... $41,849   $1,822      4.36%
 International.....................................  15,859      631      3.98%
                                                    -------   ------
  Total............................................ $57,708   $2,453      4.25%
                                                    =======   ======
-------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Average rates for securities available for sale are based on the securi-ties' average amortized cost.
(3) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $55 million.
(4) As of December 31, 1997, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 27%.
(5) Amounts include guaranteed preferred beneficial interests in Corporation's junior subordinated debentures.

BANKBOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

(dollars in millions)                            Year Ended December 31, 1996
-----------------------------------------------------------------------------
                                                 Average              Average
                                                 Balance  Interest(1)   Rate
ASSETS
Interest bearing deposits in other banks
 U.S. .......................................... $   192    $   12      5.96%
 International..................................   1,136        91      8.01
                                                 -------    ------
  Total.........................................   1,328       103      7.71
                                                 -------    ------     -----
Federal funds sold and resale agreements
 U.S. ..........................................     474        25      5.24
 International..................................   1,203       178     14.78
                                                 -------    ------
  Total.........................................   1,677       203     12.08
                                                 -------    ------     -----
Trading securities
 U.S. ..........................................     552        31      5.76
 International..................................     870       124     14.30
                                                 -------    ------
  Total.........................................   1,422       155     10.99
                                                 -------    ------     -----
Loans held for sale
 U.S. ..........................................     260        18      6.88
 International..................................      12         1      6.12
                                                 -------    ------
  Total.........................................     272        19      6.84
                                                 -------    ------     -----
Securities
 U.S.
  Available for sale(2).........................   6,577       423      6.48
  Held to maturity..............................     684        42      6.15
 International
  Available for sale(2).........................     832       114     14.13
  Held to maturity..............................      29         5     16.53
                                                 -------    ------
  Total.........................................   8,122       584      7.19
                                                 -------    ------     -----
Loans and lease financing
 U.S. ..........................................  31,472     2,714      8.62
 International..................................   9,117     1,135     12.44
                                                 -------    ------
  Total(3)......................................  40,589     3,849      9.48
                                                 -------    ------     -----
Total earning assets............................  53,410     4,913      9.20
                                                            ------     -----
Nonearning assets...............................   6,113
                                                 -------
  Total assets(4)............................... $59,523
                                                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits.............................. $14,918    $  401      2.69%
  Time deposits.................................  10,310       581      5.64
 International
  Banks in foreign countries....................   2,883       163      5.64
  Other foreign savings and time................   6,380       535      8.37
                                                 -------    ------
  Total.........................................  34,491     1,680      4.87
                                                 -------    ------     -----
Federal funds purchased and repurchase
agreements
 U.S. ..........................................   4,500       259      5.77
 International..................................     109        14     12.80
                                                 -------    ------
  Total.........................................   4,609       273      5.93
                                                 -------    ------     -----
Other funds borrowed
 U.S. ..........................................   3,140       186      5.92
 International..................................   1,002       220     21.91
                                                 -------    ------
  Total.........................................   4,142       406      9.79
                                                 -------    ------     -----
Notes payable
 U.S.(5)........................................   2,119       140      6.59
 International..................................     547        54      9.99
                                                 -------    ------
  Total.........................................   2,666       194      7.29
                                                 -------    ------     -----
Total interest bearing liabilities..............  45,908     2,553      5.56
                                                            ------     -----
Demand deposits -- U.S..........................   6,635
Demand deposits -- International................     477
Other noninterest bearing liabilities...........   1,759
Stockholders' equity............................   4,744
                                                 -------
  Total liabilities and stockholders'
  equity(4)..................................... $59,523
                                                 =======
NET INTEREST REVENUE AS A PERCENTAGE OF AVERAGE
INTEREST EARNING ASSETS
 U.S. .......................................... $40,211    $1,826      4.54%
 International..................................  13,199       534      4.05%
                                                 -------    ------
  Total......................................... $53,410    $2,360      4.42%
                                                 =======    ======
-----------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Average rates for securities available for sale are based on the securi-ties' average amortized cost.
(3) Loans and lease financing includes nonaccrual and renegotiated balances. Interest on loans and lease financing includes net fees of $52 million.
(4) As of December 31, 1996, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respectively, amounted to 25%.
(5) Amounts include guaranteed preferred beneficial interests in Corporation's junior subordinated debentures.

BANKBOSTON CORPORATION
AVERAGE BALANCES AND INTEREST RATES, TAXABLE EQUIVALENT BASIS

(dollars in millions)                        Year Ended December 31, 1995
------------------------------------------------------------------------------
                                            Average                 Average
                                            Balance    Interest(1)    Rate
ASSETS
Interest bearing deposits in other banks
 U.S....................................... $      253   $      15       5.98%
 International.............................      1,087         206      18.91
                                            ----------   ---------
  Total....................................      1,340         221      16.48
                                            ----------   ---------   --------
Federal funds sold and resale agreements
 U.S.......................................        537          32       5.89
 International.............................        649         271      41.77
                                            ----------   ---------
  Total....................................      1,186         303      25.51
                                            ----------   ---------   --------
Trading securities
 U.S.......................................        245          15       5.85
 International.............................        602         171      28.45
                                            ----------   ---------
  Total....................................        847         186      21.91
                                            ----------   ---------   --------
Loans held for sale
 U.S.(2)...................................        448          31       6.98
                                            ----------   ---------   --------
Securities
 U.S.
  Available for sale(3)....................      3,002         211       7.07
  Held to maturity.........................      3,836         230       5.99
 International
  Available for sale(3)....................        422          64      13.36
  Held to maturity.........................        203          16       7.66
                                            ----------   ---------
  Total....................................      7,463         521       6.98
                                            ----------   ---------   --------
Loans and lease financing
 U.S.......................................     30,367       2,701       8.90
 International.............................      7,916       1,178      14.88
                                            ----------   ---------
  Total(4).................................     38,283       3,879      10.13
                                            ----------   ---------   --------
Total earning assets.......................     49,567       5,141      10.37
                                                         ---------   --------
Nonearning assets..........................      6,177
                                            ----------
  Total assets(5).......................... $   55,744
                                            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 U.S.
  Savings deposits......................... $   14,359   $     382       2.66%
  Time deposits............................      9,288         520       5.60
 International
  Banks in foreign countries...............      2,257         145       6.42
  Other foreign savings and time...........      5,804         744      12.82
                                            ----------   ---------
  Total....................................     31,708       1,791       5.65
                                            ----------   ---------   --------
Federal funds purchased and repurchase
 agreements
 U.S.......................................      4,322         237       5.48
 International.............................        189          45      23.60
                                            ----------   ---------
  Total....................................      4,511         282       6.24
                                            ----------   ---------   --------
Other funds borrowed
 U.S.......................................      3,730         236       6.34
 International.............................        891         403      45.16
                                            ----------   ---------
  Total....................................      4,621         639      13.83
                                            ----------   ---------   --------
Notes payable
 U.S.......................................      1,932         135       7.02
 International.............................        210          23      10.87
                                            ----------   ---------
  Total....................................      2,142         158       7.40
                                            ----------   ---------   --------
Total interest bearing liabilities.........     42,982       2,870       6.68
                                                         ---------   --------
Demand deposits -- U.S.....................      6,242
Demand deposits -- International...........        456
Other noninterest bearing liabilities......      1,760
Stockholders' equity.......................      4,304
                                            ----------
  Total liabilities and stockholders'
   equity(5)............................... $   55,744
                                            ==========
NET INTEREST REVENUE AS A PERCENTAGE OF
 AVERAGE INTEREST EARNING ASSETS
 U.S....................................... $   38,688   $   1,825       4.72%
 International.............................     10,879         446       4.10%
                                            ----------   ---------
  Total.................................... $   49,567   $   2,271       4.58%
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

BANKBOSTON CORPORATION
CHANGE IN NET INTEREST REVENUE -- VOLUME AND RATE ANALYSIS

The following table presents, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1997 com-pared with 1996, and 1996 compared with 1995. The change due to the volume/rate variance has been allocated to volume and the change due to the difference in the number of days in the periods has been allocated to rate.

                              1997 Compared with 1996            1996 Compared with 1995
                          Increase (Decrease)                Increase (Decrease)
                            Due to Change in                   Due to Change in
(in millions)               Volume      Rate      Net Change   Volume      Rate      Net Change
-----------------------------------------------------------------------------------------------
EARNING ASSETS
Interest bearing
deposits in other banks
 U.S. ..................   $       6                 $  6     $      (3)               $  (3)
 International..........          28  $        7       35             4  $     (119)    (115)
                                                     ----                              -----
                                                       41                               (118)
                                                     ----                              -----
Federal funds sold and
resale agreements
 U.S. ..................           9           1       10            (3)         (4)      (7)
 International..........          39          (2)      37            82        (175)     (93)
                                                     ----                              -----
                                                       47                               (100)
                                                     ----                              -----
Trading securities
 U.S. ..................          26           3       29            16                   16
 International..........         (10)        (63)     (73)           38         (85)     (47)
                                                     ----                              -----
                                                      (44)                               (31)
                                                     ----                              -----
Loans held for sale
 U.S. ..................         (18)                 (18)          (13)                 (13)
 International..........          (1)                  (1)            1                    1
                                                     ----                              -----
                                                      (19)                               (12)
                                                     ----                              -----
Securities
 U.S. ..................          77          18       95            25          (1)      24
 International..........          53         (13)      40            32           7       39
                                                     ----                              -----
                                                      135                                 63
                                                     ----                              -----
Loans and lease
financing
 U.S. ..................           3          (1)       2            95         (82)      13
 International..........         202         (89)     113           150        (193)     (43)
                                                     ----                              -----
                                                      115                                (30)
                                                     ----                              -----
Interest income.........         386        (111)     275           352        (580)    (228)
                                                     ----                              -----
INTEREST BEARING LIABIL-
ITIES
Deposits
 U.S. savings...........          (6)          2       (4)           15           4       19
 U.S. time..............         (16)         (5)     (21)           57           4       61
 International..........          68         (38)      30            91        (282)    (191)
                                                     ----                              -----
                                                        5                               (111)
                                                     ----                              -----
Federal funds purchased
and repurchase
agreements
 U.S. ..................          77          (3)      74            10          12       22
 International..........           6          (3)       3           (10)        (21)     (31)
                                                     ----                              -----
                                                       77                                 (9)
                                                     ----                              -----
Other funds borrowed
 U.S. ..................          73           3       76           (35)        (15)     (50)
 International..........          62         (89)     (27)           24        (207)    (183)
                                                     ----                              -----
                                                       49                               (233)
                                                     ----                              -----
Notes payable
 U.S. ..................          54           7       61            13          (8)       5
 International..........          (7)         (3)     (10)           33          (2)      31
                                                     ----                              -----
                                                       51                                 36
                                                     ----                              -----
Interest expense........         203         (21)     182           184        (501)    (317)
                                                     ----                              -----
Net interest revenue....                             $ 93                              $  89
                                                     ====                              =====

BANKBOSTON CORPORATION
SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL INFORMATION AND
COMMON STOCK DATA

                                        1997                                          1996
(dollars in millions,      FOURTH        THIRD     SECOND      FIRST     Fourth   Third     Second      First
except per share amounts)  QUARTER      QUARTER    QUARTER    QUARTER    Quarter Quarter    Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income..........  $ 1,342      $ 1,267    $ 1,281    $ 1,275    $ 1,250 $ 1,199    $ 1,202    $ 1,240
Interest expense.........      720          696        665        655        639     608        631        674
                           -------      -------    -------    -------    ------- -------    -------    -------
 Net interest revenue....      622          571        616        620        611     591        571        566
Provision for credit
 losses..................       40           40         60         60         60      57         57         57
                           -------      -------    -------    -------    ------- -------    -------    -------
 Net interest revenue
  after provision for
  credit losses .........      582          531        556        560        551     534        514        509
Noninterest income.......      408          448        377        330        340     337        383        285
Noninterest expense......      600          601        578        544        548     713        532        527
                           -------      -------    -------    -------    ------- -------    -------    -------
Income before income tax-
 es......................      390          378        355        346        343     158        365        267
Provision for income tax-
 es......................      155          152        143        139        141      78        151        112
                           -------      -------    -------    -------    ------- -------    -------    -------
Net income...............  $   235      $   226    $   212    $   207    $   202 $    80    $   214    $   155
                           =======      =======    =======    =======    ======= =======    =======    =======
AVERAGE BALANCE SHEET
 DATA
Loans and lease financ-
 ing.....................  $43,242      $42,429    $42,112    $41,732    $41,835 $41,223    $40,114    $39,179
Securities...............   10,538        9,661      9,488      9,261      8,029   8,249      8,065      8,143
Other earning assets.....    5,774        5,679      5,234      5,648      4,955   4,452      4,538      4,850
                           -------      -------    -------    -------    ------- -------    -------    -------
 Total earning assets....   59,554       57,769     56,834     56,641     54,819  53,924     52,717     52,172
Cash and due from banks..    3,398        3,194      2,976      2,698      2,750   2,447      2,534      2,710
Other assets.............    5,140        4,741      4,136      3,885      3,487   3,678      3,130      3,705
                           -------      -------    -------    -------    ------- -------    -------    -------
 Total average assets....  $68,092      $65,704    $63,946    $63,224    $61,056 $60,049    $58,381    $58,587
                           =======      =======    =======    =======    ======= =======    =======    =======
Deposits.................  $44,252      $42,989    $42,246    $41,899    $42,031 $42,617    $41,118    $40,632
Funds borrowed...........   12,730       12,367     11,466     10,866      9,357   8,301      8,282      9,061
Other liabilities........    3,106        2,464      2,216      2,191      1,860   1,698      1,709      1,767
Notes payable............    3,524        3,336      3,351      3,316      2,983   2,674      2,584      2,421
Stockholders' equity.....    4,480        4,548      4,667      4,952      4,825   4,759      4,688      4,706
                           -------      -------    -------    -------    ------- -------    -------    -------
 Total average
  liabilities and
  stockholders' equity...  $68,092      $65,704    $63,946    $63,224    $61,056 $60,049    $58,381    $58,587
                           =======      =======    =======    =======    ======= =======    =======    =======
PER COMMON SHARE
Net income
 Basic...................  $  1.59      $  1.49    $  1.37    $  1.29    $  1.26 $   .46    $  1.33    $   .94
 Diluted.................     1.56         1.47       1.35       1.27       1.24     .45       1.32        .93
Cash dividends declared..      .51          .51        .51        .44        .44     .44        .44        .37
Market value
 High....................      97 11/16     91 3/4     76 7/8     78 3/4      70     57 7/8     51 1/2      50
 Low.....................      77 1/16      73 1/8     63 5/8     63 7/8      58     50 1/8      46        41 5/8
AVERAGE NUMBER OF COMMON
SHARES
 (in thousands)
 Basic...................  145,241      145,383    147,910    153,421    152,975 153,103    153,650    154,988
 Diluted.................  147,309      147,842    149,787    155,592    155,157 155,183    155,183    156,844
-----------------------------------------------------------------------------------------------------------------

 The common stock of the Corporation, which is the only class of its securities entitled to vote at the Annual Meeting of Stockholders, is listed and traded on the New York and Boston stock exchanges.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

The Board of Directors and Stockholders
BankBoston Corporation:

We have audited the accompanying consolidated balance sheets of BankBoston Cor-poration and Subsidiaries as of December 31, 1997 and 1996 and the related con-solidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankBoston Corpo-ration and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted ac-counting principles.

The consolidated financial statements of BayBanks, Inc., for the year ended De-cember 31, 1995, prior to the restatement for the 1996 pooling of interests, included in the 1995 restated consolidated financial statements were audited by other auditors whose reports expressed unqualified opinions on those financial statements. We audited the combination of the accompanying consolidated state-ments of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1996 pooling of interests; in our opinion, such consolidated financial statements have been properly com-bined on the basis described in Note 2 to the financial statements.

Boston, Massachusetts
January 15, 1998                                    /s/ Coopers & Lybrand L.L.P.

BANKBOSTON CORPORATION
CONSOLIDATED BALANCE SHEET

December 31                                                    1997     1996
(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------
ASSETS
Cash and due from banks...................................... $ 4,006  $ 4,273
Interest bearing deposits in other banks.....................   1,592    1,634
Federal funds sold and securities purchased under agreements
to resell....................................................   2,017    1,857
Trading securities...........................................   1,833    1,238
Securities
 Available for sale..........................................   9,847    7,804
 Held to maturity (fair value of $639 in 1997 and $675 in
 1996).......................................................     636      680
Loans and lease financing (net of unearned income of $381 in
1997 and $380 in 1996).......................................  43,980   41,061
Reserve for credit losses....................................    (712)    (883)
                                                              -------  -------
 Net loans and lease financing...............................  43,268   40,178
Premises and equipment, net..................................   1,042      894
Due from customers on acceptances............................     462      438
Accrued interest receivable..................................     552      546
Other assets.................................................   4,013    2,764
                                                              -------  -------
Total Assets................................................. $69,268  $62,306
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Domestic offices
  Noninterest bearing........................................ $ 8,507  $ 8,340
  Interest bearing...........................................  25,104   24,709
 Overseas offices
  Noninterest bearing........................................   1,085      751
  Interest bearing...........................................  11,065    9,031
                                                              -------  -------
   Total deposits............................................  45,761   42,831
Funds borrowed...............................................  11,723    9,158
Acceptances outstanding......................................     460      448
Accrued expenses and other liabilities.......................   3,026    1,614
Notes payable................................................   2,941    2,821
Guaranteed preferred beneficial interests in Corporation's
junior subordinated debentures...............................     747      500
                                                              -------  -------
Total liabilities............................................  64,658   57,372
                                                              -------  -------
Commitments and contingencies
Stockholders' equity
 Preferred stock without par value
 Authorized shares -- 10,000,000
 Issued shares -- 3,673,941 in 1997 and 4,593,941 in 1996....     278      508
 Common stock, par value $1.50
 Authorized shares -- 300,000,000
 Issued shares -- 154,002,254 in 1997 and 153,172,672 in 1996
 Outstanding shares -- 145,706,594 in 1997 and 153,172,672 in
 1996........................................................     231      230
 Surplus.....................................................   1,219    1,202
 Retained earnings...........................................   3,472    2,925
 Net unrealized gain on securities available for sale, net of
 tax.........................................................      53       76
 Treasury stock, at cost (8,295,660 shares in 1997)..........    (632)
 Cumulative translation adjustments, net of tax..............     (11)      (7)
                                                              -------  -------
Total stockholders' equity...................................   4,610    4,934
                                                              -------  -------
Total Liabilities and Stockholders' Equity................... $69,268  $62,306
                                                              =======  =======
-------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

BANKBOSTON CORPORATION
CONSOLIDATED STATEMENT OF INCOME

Years Ended December 31                                    1997    1996    1995
(dollars in millions, except per share amounts)
---------------------------------------------------------------------------------
INTEREST INCOME
Loans and lease financing, including fees...............  $ 3,954 $ 3,844 $ 3,876
Securities..............................................      698     569     503
Trading securities......................................      111     155     186
Mortgages held for sale.................................               19      31
Federal funds sold and securities purchased under agree-
 ments to resell........................................      257     203     303
Deposits in other banks.................................      144     103     220
                                                          ------- ------- -------
 Total interest income..................................    5,164   4,893   5,119
                                                          ------- ------- -------
INTEREST EXPENSE
Deposits of domestic offices............................      940     944     879
Deposits of overseas offices............................      745     736     912
Funds borrowed..........................................      805     679     921
Notes payable...........................................      245     194     158
                                                          ------- ------- -------
 Total interest expense.................................    2,735   2,553   2,870
                                                          ------- ------- -------
 Net interest revenue...................................    2,429   2,340   2,249
Provision for credit losses.............................      200     231     275
                                                          ------- ------- -------
 Net interest revenue after provision for credit loss-
  es....................................................    2,229   2,109   1,974
                                                          ------- ------- -------
NONINTEREST INCOME
Financial service fees..................................      655     474     695
Trust and agency fees...................................      283     246     240
Trading profits and commissions.........................       58      76      25
Net securities gains....................................       80      23       9
Other income............................................      487     525     340
                                                          ------- ------- -------
 Total noninterest income...............................    1,563   1,344   1,309
                                                          ------- ------- -------
NONINTEREST EXPENSE
Salaries................................................    1,065     983     947
Employee benefits.......................................      214     195     199
Occupancy expense.......................................      204     203     191
Equipment expense.......................................      146     138     133
Acquisition, divestiture and restructuring expense......              180      28
Other expense...........................................      695     621     578
                                                          ------- ------- -------
 Total noninterest expense..............................    2,324   2,320   2,076
                                                          ------- ------- -------
Income before income taxes..............................    1,468   1,133   1,207
Provision for income taxes..............................      589     483     529
                                                          ------- ------- -------
NET INCOME..............................................  $   879 $   650 $   678
                                                          ======= ======= =======
NET INCOME APPLICABLE TO COMMON STOCK...................  $   848 $   613 $   641
                                                          ======= ======= =======
PER COMMON SHARE
Net income
 Basic..................................................  $  5.73 $  3.99 $  4.17
 Diluted................................................     5.65    3.93    4.09
Cash dividends declared.................................     1.97    1.69    1.28
AVERAGE NUMBER OF COMMON SHARES
 (in thousands)
 Basic..................................................  147,959 153,529 153,856
 Diluted................................................  150,040 156,112 156,768
---------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

BANKBOSTON CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31                                                                1997    1996    1995
(dollars in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Balance, January 1.................................................................  $  508  $  508  $  508
Redemption of Series E.............................................................    (230)
                                                                                     ------  ------  ------
Balance, December 31...............................................................     278     508     508
                                                                                     ------  ------  ------
COMMON STOCK
Balance, January 1.................................................................     230     350     336
Change in par value................................................................            (118)
Common stock issued
 Dividend reinvestment and common stock purchase plan -- 60,559 shares in 1997,
 326,277 shares in 1996 and 861,235 shares in 1995.................................               1       2
 Exercise of stock options, net of surrendered shares -- 422,830 shares in 1997,
 771,353 shares in 1996 and 905,653 shares in 1995.................................       1       3       2
 Conversion of subordinated debentures -- 3,477,792 shares in 1995.................                       8
 Business combinations, net of treasury stock retired -- 107,794 shares in 1997,
 (3,733,533) shares in 1996 and 1,071,987 shares in 1995...........................              (6)      2
 Restricted stock grants, net of forfeitures -- 237,332 shares in 1997, (1,672)
 shares in 1996 and 43,062 shares in 1995..........................................
                                                                                     ------  ------  ------
Balance, December 31...............................................................     231     230     350
                                                                                     ------  ------  ------
SURPLUS
Balance, January 1.................................................................   1,202   1,240   1,069
Change in par value................................................................             118
Dividend reinvestment and common stock purchase plan...............................       6      18      33
Exercise of stock options..........................................................     (53)    (31)     16
Conversion of subordinated debentures..............................................                      71
Business combinations, net of treasury stock retired...............................       8    (178)     38
Restricted stock...................................................................      17       9       7
Other, principally employee benefit plans..........................................      39      26       6
                                                                                     ------  ------  ------
Balance, December 31...............................................................   1,219   1,202   1,240
                                                                                     ------  ------  ------
RETAINED EARNINGS
Balance, January 1.................................................................   2,925   2,548   2,091
Net income.........................................................................     879     650     678
Restricted stock...................................................................     (10)      5      (2)
Payment on Employee Stock Ownership Plan loan......................................               6       2
Cash dividends declared
 Preferred stock...................................................................     (31)    (37)    (37)
 Common stock -- $1.97 per share in 1997, $1.69 per share in 1996 and $1.28 per
 share in 1995.....................................................................    (291)   (247)   (184)
                                                                                     ------  ------  ------
Balance, December 31...............................................................   3,472   2,925   2,548
                                                                                     ------  ------  ------
NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE
Balance, January 1.................................................................      76      82     (40)
Change in net unrealized gain (loss) on securities available for sale, net of tax..     (23)     (6)    122
                                                                                     ------  ------  ------
Balance, December 31...............................................................      53      76      82
                                                                                     ------  ------  ------
TREASURY STOCK
Balance, January 1.................................................................             (22)    (27)
Purchases of treasury stock -- 10,300,000 shares in 1997, 10,220,789 shares in 1996
and 1,594,016 shares in 1995.......................................................    (784)   (490)    (53)
Treasury stock reissued
 Dividend reinvestment and common stock purchase plan -- 208,911 shares in 1997,
 491,586 shares in 1996 and 331,782 shares in 1995.................................      16      23       9
 Exercise of stock options -- 1,496,816 shares in 1997, 1,352,081 shares in 1996
 and 147,370 shares in 1995........................................................     113      52       4
 Conversion of subordinated debentures -- 530,475 shares in 1995...................                      15
 Business combinations -- 278,576 shares in 1997, 8,499,441 shares in 1996 and
 773,621 shares in 1995............................................................      21     420      21
 Restricted stock grants -- 8,987 shares in 1997, 223,515 shares in 1996 and
 255,520 shares in 1995............................................................       1      10       6
 Other, principally employee benefit plans -- 11,050 shares in 1997, 143,574 shares
 in 1996 and 106,188 shares in 1995................................................       1       7       3
                                                                                     ------  ------  ------
Balance, December 31...............................................................    (632)            (22)
                                                                                     ------  ------  ------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, January 1.................................................................      (7)     (4)     (6)
Change in translation adjustments, net of tax......................................      (4)     (3)      2
                                                                                     ------  ------  ------
Balance, December 31...............................................................     (11)     (7)     (4)
                                                                                     ------  ------  ------
Total Stockholders' Equity, December 31............................................  $4,610  $4,934  $4,702
                                                                                     ======  ======  ======
------------------------------------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

BANKBOSTON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31                                1997     1996     1995
(in millions)
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.........................................  $    879  $   650  $   678
Reconciliation of net income to net cash provided
 from (used for) operating activities
 Provision for credit losses.......................       200      231      275
 Depreciation and amortization.....................       157      150      239
 Provision for deferred taxes......................       255        2       39
 Net gains on sales of securities available for
  sale and other assets............................      (361)    (368)    (210)
 Change in trading securities......................      (595)    (356)    (588)
 Change in mortgages held for sale.................                269     (722)
 Net change in interest receivables and payables...        63       72      (66)
 Other, net........................................      (209)    (122)     163
                                                     --------  -------  -------
  Net cash provided from (used for) operating ac-
   tivities........................................       389      528     (192)
                                                     --------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) interest bearing
 deposits in other banks...........................        42     (278)     203
Net cash used for federal funds sold and securities
 purchased under agreements to resell..............      (160)    (309)    (225)
Securities available for sale
 Sales.............................................     5,359    5,827    2,101
 Maturities........................................     2,902    4,288    1,439
 Purchases.........................................   (10,295)  (9,624)  (4,382)
Securities held to maturity
 Maturities........................................       120       55    2,994
 Purchases.........................................       (82)     (76)  (2,531)
Net cash used for lending and lease activities of
 nonbank entities..................................      (418)  (1,229)  (1,475)
Proceeds from sales of loan portfolios by bank sub-
 sidiaries.........................................     1,295    1,270    1,575
Net cash used for lending and lease activities of
 bank subsidiaries.................................    (3,979)  (2,710)  (1,445)
Proceeds from sales of other real estate owned.....        50       45       84
Expenditures for premises and equipment............      (324)    (237)    (246)
Proceeds from sales of business units, premises and
 equipment.........................................       110      264      169
Other, net.........................................       107      (72)    (604)
                                                     --------  -------  -------
  Net cash used for investing activities...........    (5,273)  (2,786)  (2,343)
                                                     --------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided from deposits....................     2,930    1,767      815
Net cash provided from funds borrowed..............     2,565      768    2,292
Net proceeds from issuance of notes payable........     1,275      921      220
Repayments/repurchases of notes payable............    (1,155)    (289)    (155)
Net proceeds from issuance of guaranteed preferred
 beneficial interests in Corporation's junior
 subordinated debentures...........................       247      500
Net proceeds from issuance of common stock.........       108       92       70
Redemption of preferred stock......................      (230)
Purchases of treasury stock........................      (784)    (490)     (53)
Dividends paid.....................................      (322)    (284)    (221)
                                                     --------  -------  -------
  Net cash provided from financing activities......     4,634    2,985    2,968
                                                     --------  -------  -------
Effect of foreign currency translation on cash.....      ( 17)     (15)     (18)
                                                     --------  -------  -------
Net change in cash and due from banks..............      (267)     712      415
Cash and due from banks at January 1...............     4,273    3,561    3,146
                                                     --------  -------  -------
Cash and due from banks at December 31.............  $  4,006  $ 4,273  $ 3,561
                                                     ========  =======  =======
--------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

NOTES TO FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial reporting and accounting policies of BankBoston Corporation (the Corporation) conform to generally accepted accounting principles. Certain prior period amounts have been reclassified to conform with current financial state-ment presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the significant accounting policies.

BASIS OF PRESENTATION

The consolidated financial statements include the Corporation and its majority owned subsidiaries, including its major banking subsidiaries, BankBoston, N.A. (the Bank) and Rhode Island Hospital Trust National Bank. All material intercompany accounts and transactions have been eliminated in consolidation. Investments in 20% to 50%-owned companies are accounted for using the equity method. The equity interest in their earnings is included in other income. The excess of cost over the assigned value of the net assets of companies acquired, or goodwill, is included in other assets and is amortized on a straight-line basis, generally over periods ranging from ten to twenty-five years.

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

For foreign units for which the functional currency is the U.S. dollar, includ-ing units that operate in a hyperinflationary environment, the financial state-ments are translated into U.S. dollars using period-end exchange rates for mon-etary assets and liabilities, exchange rates in effect on the date of acquisi-tion for premises and equipment (and related depreciation), and the average ex-change rate during the period for income and expenses. The resulting transla-tion adjustments and related hedge gains and losses for these units are re-corded in current period income.

The Corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and se-curities.

TRADING ACTIVITIES

Trading activities include securities held in anticipation of short-term market movements and for resale to customers. The Corporation values trading securi-ties at fair value and records gains and losses, both realized and unrealized, in trading profits and commissions, a component of noninterest income. Obliga-tions to deliver securities not yet purchased are carried at fair value in funds borrowed.

Trading activities also include derivative and foreign exchange products. De-rivative trading positions are carried at fair value, with realized and unrealized gains and losses recorded in trading profits and commissions. Deriv-ative trading positions primarily include interest rate futures and forwards, interest rate swaps and interest rate options. Foreign exchange trading posi-tions are valued at prevailing market rates on a present value basis, and the resulting realized and unrealized gains and losses are recorded in net foreign exchange trading profits, a component of other income.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

Securities are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All debt and equity securi-ties that are not purchased in connection with the Corporation's trading activ-ities are classified as either securities held to maturity or securities avail-able for sale. Securities held to maturity are debt securities that the Corpo-ration has the positive intent and ability to hold to maturity. These securi-ties are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are debt securities that the Corpo-ration may not hold to maturity, as well as equity securities. These securities include debt securities that are purchased in connection with the Corporation's asset and liability risk management activities and that may be sold in response to changes in interest rates and other related factors; securities held in con-nection with the Corporation's Private Equity Investing and Capital Markets businesses; and other securities that are intended to be held for indefinite periods of time, but which may not be held to maturity. Within the available for sale category, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, as a separate component of stockholders' equity. Equity securities that do not have a readily determinable fair value are re-ported at cost. If a security available for sale or held to maturity has expe-rienced a decline in value that is deemed other than temporary, it is written down to its estimated fair value through a charge to current period income. Re-alized gains and losses with respect to securities, which are generally com-puted on a specific identified cost basis, are included in net securities gains, except for gains and losses with respect to equity and mezzanine securi-ties, which are included in other income.

DERIVATIVES USED IN ASSET AND LIABILITY MANAGEMENT ACTIVITIES

As part of the Corporation's asset and liability management (ALM) activities, derivative products, including interest rate swaps, futures, forwards and op-tion contracts (including interest rate caps and floors), are used to hedge ex-posures or modify the interest rate characteristics of related balance sheet instruments. In order for a derivative to be included in the ALM portfolio, there must be a high correlation between the derivative contract and the item being hedged, both at inception and throughout the hedge period.

Derivatives included in the ALM portfolio are linked to specific assets or lia-bilities or groups of similar assets or liabilities. Income or loss on the de-rivatives is recognized on the same basis as that used for the linked assets or liabilities. If the related assets are carried at fair value or the lower of cost or fair value, the fair values of the derivatives are combined with the fair values of the assets and are recognized in income using the same method of accounting as that used for the linked assets. If the assets or liabilities are carried at cost, the derivatives are either accounted for on the accrual basis, with income or expense accrued over the life of the agreements as an adjustment to the yield of the related assets or liabilities, or marked to fair value, with any gain or loss deferred and amortized over the period being managed as an adjustment to the yield of the related assets or liabilities. In this con-nection, interest rate swaps, caps and floors are accounted for on the accrual basis and interest rate futures, forwards and other option agreements are marked to fair value, with gains and losses deferred and amortized over the pe-riod being managed. The Corporation does not utilize written options as part of its interest rate risk management strategy unless they are included as part of an overall option strategy that effectively creates a net purchased option po-sition. If a contract is terminated, any remaining unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related assets or liabilities over the remainder of the period that is being managed. If the linked assets or liabilities are disposed of prior to the end of the period be-ing managed, the related derivatives are marked to fair value, with any result-ing gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related assets or liabilities.

The Corporation also enters into foreign exchange contracts to hedge a portion of its own foreign exchange exposure, including foreign currency translation. (See "Foreign Currency Translation" above.) Such contracts are revalued at the spot rate, with any forward premium or discount recognized over the life of the contract in net interest revenue.

LOANS AND LEASE FINANCING

Loans are reported at their principal outstanding, net of charge-offs and un-earned income, if any. Interest income on loans is accrued as earned. Unearned income on loans and leases is recognized on a basis approximating a level rate of return over the term of the loan. Loan origination fees and costs are ac-counted for in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," which requires the deferral of these fees and costs and sub-sequent amortization to income over the life of the related credit or facility. Fees that adjust the yield on the underlying credit are included in interest income on loans and lease financing. Fees for credit-related services are in-cluded in financial service fees, a component of noninterest income.

Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of nonrecourse debt. Unearned income is rec-ognized to yield a level rate of return on the net investment in the leases.

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

RESERVE FOR CREDIT LOSSES AND PROVISION FOR CREDIT LOSSES

The reserve for credit losses is available for future charge-offs of existing extensions of credit. The reserve is increased by the provision for credit losses and by recoveries of items previously charged off, and is decreased as credits are charged off. A charge-off occurs once a probability of loss has been determined, with consideration given to such factors as the customer's fi-nancial condition, underlying collateral and guarantees.

The provision for credit losses is based upon management's estimate of the amount necessary to maintain the reserve at an adequate level, considering evaluations of individual credits and concentrations of credit risk, net losses charged to the reserve, changes in the quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in the size and character of the credit risks and other perti-nent factors.

Impaired loans are accounted for in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." Loans are classified and accounted for as impaired loans when it is probable that the Corporation will be unable to collect all principal and interest due on the loan in accordance with the original contractual terms. The Corporation uses the same criteria in placing a loan on nonaccrual status. Accordingly, im-paired loans are defined as all nonaccrual loans, exclusive of residential mortgage loans, consumer loans and leases. Impaired loans are valued based on the fair value of the related collateral in the case of commercial real estate loans and, for all other impaired loans, on the present value of expected fu-ture cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value may be used as an alternate valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned val-uation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Corporation's overall reserve for credit losses. The Corporation recognizes interest income on impaired loans consistent with its nonaccrual policy.

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

PER SHARE CALCULATIONS

Effective December 31, 1997, the Corporation adopted SFAS No. 128, "Earnings per Share." In accordance with this new standard, basic net income per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each pe-riod presented. For the computation of diluted net income per common share, net income is reduced by preferred stock dividends, and such adjusted net income is divided by the aggregate of the weighted average number of common shares out-standing for each period and the shares representing the dilutive effect of stock options outstanding. The effect of stock options is excluded from the computation of diluted net income per common share in periods in which the ef-fect would be anti-dilutive. See Note 22 for additional disclosures related to this new standard.

2. MERGERS, ACQUISITIONS, JOINT VENTURES AND DIVESTITURES

In October 1997, the Corporation completed its acquisition of Pacific National Corporation (Pacific), the holding company of Pacific National Bank of Nantuck-et, located on the island of Nantucket, Massachusetts. The Corporation ex-changed approximately 279,000 shares of its common stock, valued at approxi-mately $22 million, for all of the outstanding common stock of Pacific. At the time of acquisition, Pacific had loans of $98 million and deposits of $108 mil-lion. The acquisition was accounted for as a purchase and accordingly, the as-sets and liabilities of Pacific were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amor-tized over a fifteen-year period. The acquisition has been included in the ac-companying consolidated financial statements since the acquisition date.

In September 1997, the Corporation completed the sale of Fidelity Acceptance Corporation (FAC), a consumer finance subsidiary with assets of $1.1 billion. The sale resulted in a gain of approximately $68 million. The Corporation also incurred a loss of $11 million in connection with interest rate futures con-tracts that had been used to hedge the funding of FAC.

In September 1997, the Corporation announced a credit card joint venture agree-ment, under which it will contribute its $1.2 billion national credit card portfolio in exchange for cash and a minority interest in the new company. The transaction will be completed in the first quarter of 1998.

In September 1997, the Corporation announced an agreement to acquire Deutsche Bank Argentina, S.A. (Deutsche Argentina), a subsidiary of Deutsche Bank A.G., for approximately $255 million in cash. The acquisition of Deutsche Argentina, a full service bank with approximately $1.3 billion of loans and $1.5 billion of deposits, will be accounted for as a purchase. The transaction will be com-pleted in the first quarter of 1998.

In October 1997, the Corporation announced an agreement to sell its minority interest in HomeSide, Inc. (HomeSide). The sale of the interest in HomeSide, an independent mortgage banking company formed in 1996 in connection with the Cor-poration's sale of its mortgage banking subsidiary discussed below, will be completed in the first quarter of 1998, and will result in a gain of approxi-mately $165 million.

HomeSide was created during the first six months of 1996, when the Corporation completed a transaction with two equity investment firms and Barnett Banks, Inc. (Barnett), in which its mortgage banking subsidiary, BancBoston Mortgage Corporation (BBMC), and Barnett's mortgage subsidiary were sold to HomeSide, a newly formed independent mortgage company. As a result of this transaction, the Corporation realized a gain of $106 million, and held a one-third interest in HomeSide. Under the sale agreement, the Corporation agreed to maintain a risk management program designed to protect the enterprise value of BBMC through the date of the sale. The above-mentioned gain was offset in 1996 by $111 million of losses, net of decreased servicing amortization, from the change in market value of the contracts used to manage the prepayment risk in the mortgage ser-vicing portfolio and the economic value of BBMC pending the completion of the sale to HomeSide.

In July 1996, the Corporation completed its acquisition of BayBanks, Inc. (BayBanks). The Corporation issued 43.6 million shares of its common stock in exchange for substantially all of the outstanding shares of BayBanks common stock by exchanging 2.2 shares of its common stock for each outstanding BayBanks share. The acquisition was accounted for as a pooling of interests and, accordingly, the historical book values of the assets and liabilities of BayBanks were carried over onto the Corporation's consolidated balance sheet, and no goodwill or other intangible assets were created. The acquisition is re-flected in the accompanying consolidated financial statements as though the Corporation and BayBanks had operated as a combined entity for all periods pre-sented. In connection with the acquisition, the Corporation recorded restruc-turing and merger-related costs of $180 million. These costs are more fully discussed in Note 19. In connection with regulatory approval of the transac-tion, during the fourth quarter of 1996, the Corporation sold 20 branches of the resulting combined entity, comprising a total of approximately $500 million of loans and $700 million of deposits, at a gain of approximately $47 million.

In June 1996, the Corporation completed its acquisition of The Boston Bancorp (Bancorp), the holding company of South Boston Savings Bank, a Massachusetts chartered savings bank with $1.3 billion of deposits. The Corporation exchanged
4.6 million shares of its common stock, with a value of approximately $229 mil-lion, for all of the outstanding common stock of Bancorp. The acquisition, which was accounted for as a purchase, has been included in the accompanying consolidated financial statements since the acquisition date. Goodwill result-ing from the transaction is being amortized over a ten-year period.

In January 1995, the Corporation completed the sales of two of its affiliate banks, Bank of Vermont and Casco Northern Bank, N.A. The sales resulted in a combined gain of approximately $75 million.

3.STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, cash and due from banks are con-sidered to be cash equivalents. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. During 1997, 1996 and 1995, the Corporation paid interest of approximately $2.7 billion, $2.5 billion and $2.8 billion, respectively. The Corporation paid income taxes of approximately $358 million in 1997, $401 million in 1996 and $565 million in 1995. During 1997, 1996 and 1995, the Corporation transferred approximately $21 million, $42 million and $49 million, respectively, to OREO from loans. Loans made to facil-itate sales of OREO properties were not significant in 1997, 1996 or 1995. Non-cash transactions in 1995 included $94 million from the issuance of common stock in connection with the Corporation's redemption of its convertible subor-dinated debentures due 2011, and the transfer of $3.3 billion of securities held to maturity to securities available for sale in response to the issuance, in November 1995, of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," by the Financial Ac-counting Standards Board (the FASB), which allowed the Corporation to reassess the appropriateness of the classification of securities held at that time.

4. RESERVE REQUIREMENTS, RESTRICTED DEPOSITS AND PLEDGED ASSETS

At December 31, 1997 and 1996, cash and due from banks included $1.5 billion and $1 billion, respectively, to satisfy the reserve requirements of the Fed-eral Reserve System and various foreign central banks. Interest bearing depos-its in other banks held to satisfy foreign central bank reserve requirements totaled $3 million and $2 million at December 31, 1997 and 1996, respectively.

At December 31, 1997 and 1996, securities, loans and other assets with a book value of $3.5 billion and $3.7 billion, respectively, were pledged to collateralize repurchase agreements, public deposits and other items.

5. SECURITIES

A summary comparison of securities available for sale by type is as follows:

                                                  GROSS      GROSS
December 31, 1997                               UNREALIZED UNREALIZED CARRYING
(in millions)                             COST    GAINS      LOSSES    VALUE
------------------------------------------------------------------------------
U.S. Treasury........................... $  936    $  7                $  943
U.S. government agencies and
 corporations --mortgage-backed
 securities.............................  5,798      65       $ 3       5,860
States and political subdivisions.......     54                            54
Foreign debt securities.................  1,391       8        24       1,375
Other debt securities...................    872       5                   877
Marketable equity securities............    187      35         6         216
Other equity securities.................    522                           522
                                         ------    ----       ---      ------
                                         $9,760    $120       $33      $9,847
                                         ======    ====       ===      ======
                                                  Gross      Gross
December 31, 1996                               Unrealized Unrealized Carrying
(in millions)                             Cost    Gains      Losses    Value
------------------------------------------------------------------------------
U.S. Treasury........................... $1,669    $ 12       $ 6      $1,675
U.S. government agencies and
 corporations --mortgage-backed
 securities.............................  3,789      31        19       3,801
States and political subdivisions.......    172       1                   173
Foreign debt securities.................  1,095      48        10       1,133
Other debt securities...................    250       7         1         256
Marketable equity securities............    156      62         1         217
Other equity securities.................    549                           549
                                         ------    ----       ---      ------
                                         $7,680    $161       $37      $7,804
                                         ======    ====       ===      ======

Other equity securities included in securities available for sale are not traded on established exchanges and are carried at cost. However, in accordance with SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," fair values were estimated for these securities. These fair values exceeded cost by $154 million and $152 million at December 31, 1997 and 1996, respec-tively. Further information with respect to the fair value of these securities is included in Note 29.

A summary comparison of securities held to maturity by type is as follows:

                                                     GROSS      GROSS
December 31, 1997                        AMORTIZED UNREALIZED UNREALIZED FAIR
(in millions)                              COST      GAINS      LOSSES   VALUE
------------------------------------------------------------------------------
U.S. Treasury...........................   $  6                          $  6
U.S. government agencies and
 corporations --mortgage-backed
 securities.............................    538        $4         $1      541
Foreign debt securities.................     11                            11
Other equity securities.................     81                            81
                                           ----       ---        ---     ----
                                           $636        $4         $1     $639
                                           ====       ===        ===     ====
                                                     Gross      Gross
December 31, 1996                        Amortized Unrealized Unrealized Fair
(in millions)                              Cost      Gains      Losses   Value
------------------------------------------------------------------------------
U.S. Treasury...........................   $  3                          $  3
U.S. government agencies and
 corporations --mortgage-backed
 securities.............................    535        $2         $7      530
States and political subdivisions.......      6                             6
Foreign debt securities.................     11                            11
Other equity securities.................    125                           125
                                           ----       ---        ---     ----
                                           $680        $2         $7     $675
                                           ====       ===        ===     ====

Other equity securities included in securities held to maturity represent secu-rities, such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such securities are considered to approximate cost.

A summary comparison of debt securities available for sale by contractual matu-rity is as follows:

December 31                                             1997          1996
                                                            FAIR          Fair
(in millions)                                        COST  VALUE   Cost  Value
-------------------------------------------------------------------------------
Within one year.................................... $1,219 $1,224 $1,345 $1,340
After one but within five years....................  2,030  2,029  2,565  2,607
After five but within ten years....................  1,787  1,851  1,412  1,432
After ten years....................................  4,015  4,005  1,653  1,659
                                                    ------ ------ ------ ------
                                                    $9,051 $9,109 $6,975 $7,038
                                                    ====== ====== ====== ======

A summary comparison of debt securities held to maturity by contractual matu-rity is as follows:

December 31                                           1997            1996
                                                 AMORTIZED FAIR  Amortized Fair
(in millions)                                      COST    VALUE   Cost    Value
--------------------------------------------------------------------------------
Within one year.................................   $  8    $  8    $ 11    $ 11
After one but within five years.................    124     124     114     113
After five but within ten years.................    242     246     241     241
After ten years.................................    181     180     189     185
                                                   ----    ----    ----    ----
                                                   $555    $558    $555    $550
                                                   ====    ====    ====    ====

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the category that encompasses the due dates for the majority of the instrument.

In 1997, the Corporation realized gross gains of $98 million and gross losses of $18 million from the sale of securities available for sale. Total proceeds from such securities sales in 1997 amounted to $5 billion. In 1996, the Corpo-ration realized gross gains of $44 million and gross losses of $21 million from the sale of securities available for sale. Total proceeds from such securities sales in 1996 amounted to $4.7 billion. In 1995, the Corporation realized gross gains of $11 million and gross losses of $2 million from the sale of securities available for sale. Total proceeds from such securities sales in 1995 amounted to $1.4 billion. The above amounts exclude equity and mezzanine profits, which are included in other income.

6.LOANS AND LEASE FINANCING

December 31                                                     1997     1996
(in millions)
--------------------------------------------------------------------------------
UNITED STATES
Commercial, industrial and financial.......................... $15,268  $13,162
Commercial real estate
 Construction.................................................     271      284
 Other........................................................   4,211    3,240
Consumer-related
 Residential mortgages........................................   2,570    3,184
 Home equity..................................................   2,823    2,878
 Credit card..................................................   1,756    1,395
 Other........................................................   2,956    5,503
Lease financing...............................................   1,938    1,816
Unearned income...............................................    (302)    (287)
                                                               -------  -------
                                                                31,491   31,175
                                                               -------  -------
INTERNATIONAL
Commercial and industrial.....................................   8,826    6,946
Banks and other financial institutions........................     860      866
Governments and official institutions.........................      95       79
Consumer-related
 Residential mortgages........................................     947      699
 Credit card..................................................     182      145
 Other........................................................     828      461
Lease financing...............................................     452      368
All other.....................................................     378      415
Unearned income...............................................     (79)     (93)
                                                               -------  -------
                                                                12,489    9,886
                                                               -------  -------
                                                               $43,980  $41,061
                                                               =======  =======

7.RESERVE FOR CREDIT LOSSES

An analysis of changes in the reserve for credit losses follows:

Years Ended December 31                                        1997  1996  1995
(in millions)
--------------------------------------------------------------------------------
Balance, January 1............................................ $883  $890  $827
Reserves of entities acquired.................................    3     3    16
Reserves of entities sold.....................................  (95)  (11)  (32)
Provision.....................................................  200   231   275
Credit losses................................................. (366) (310) (282)
Recoveries....................................................   87    80    86
                                                               ----  ----  ----
 Net credit losses............................................ (279) (230) (196)
                                                               ----  ----  ----
Balance, December 31.......................................... $712  $883  $890
                                                               ====  ====  ====

The portion of the reserve for credit losses associated with off-balance-sheet exposures is not material.

At December 31, 1997, impaired loans totaled $166 million, of which loans to-taling $34 million required no valuation reserve and loans totaling $132 mil-lion required a valuation reserve of $40 million. For the year ended December 31, 1997, average impaired loans were approximately $184 million. At December 31, 1996, impaired loans totaled $260 million, of which loans totaling $38 mil-lion required no valuation reserve and loans totaling $222 million required a valuation reserve of $65 million. For the year ended December 31, 1996, average impaired loans were approximately $277 million. Interest recognized on impaired loans during the years ended December 31, 1997, 1996 and 1995 was not material.

8.OTHER ASSETS

December 31                                                        1997   1996
(in millions)
-------------------------------------------------------------------------------
Accounts receivable.............................................. $  530 $  457
Investments in limited partnerships..............................    488    400
Bank-owned life insurance........................................    400
Goodwill and other intangibles...................................    329    403
Equity investments in affiliates.................................    275    281
Prepaid pension cost.............................................    180    160
OREO.............................................................     36     50
All other........................................................  1,775  1,013
                                                                  ------ ------
                                                                  $4,013 $2,764
                                                                  ====== ======

9.FUNDS BORROWED

December 31                                                       1997    1996
(in millions)
-------------------------------------------------------------------------------
Federal funds purchased......................................... $ 1,003 $  527
Term federal funds purchased....................................   2,530  1,442
Securities sold under agreements to repurchase..................   1,789  2,034
Short-term bank notes...........................................   2,679  1,507
Medium-term bank notes..........................................   1,633    396
Demand notes issued to the U.S. Treasury........................            704
All other.......................................................   2,089  2,548
                                                                 ------- ------
                                                                 $11,723 $9,158
                                                                 ======= ======

Medium-term bank notes included borrowings with maturities of greater than one year of $150 million at December 31, 1997 and $115 million at December 31, 1996. All other funds borrowed included borrowings with maturities of greater than one year of $161 million at December 31, 1997 and $535 million at December 31, 1996. At December 31, 1997 and 1996, the Corporation had availability under various borrowing arrangements of $1.3 billion and $1.8 billion, respectively. The Corporation had no significant compensating balance arrangements at Decem-ber 31, 1997 and 1996.

10.NOTES PAYABLE

                                               By Remaining Maturity
                                                  at December 31
                                      DUE
                                    LESS THAN    DUE       DUE      1997   1996
(in millions)                        1 YEAR   1-5 YEARS 6-10 YEARS TOTAL  Total
--------------------------------------------------------------------------------
PARENT COMPANY
Senior notes......................    $250      $325               $  575 $  400
Subordinated notes................     107       186      $  748    1,041  1,170
                                      ----      ----      ------   ------ ------
 Subtotal.........................     357       511         748    1,616  1,570
SUBSIDIARIES
Senior notes......................      70        36         212      318    640
Subordinated notes................      12       199         796    1,007    611
                                      ----      ----      ------   ------ ------
 Subtotal.........................      82       235       1,008    1,325  1,251
                                      ----      ----      ------   ------ ------
                                      $439      $746      $1,756   $2,941 $2,821
                                      ====      ====      ======   ====== ======

Notes payable are unsecured obligations of the Corporation or its subsidiaries. Certain of the indentures under which these notes were issued prohibit the Cor-poration from making any payment or other distribution in the stock of the Bank unless the Bank unconditionally guarantees payment of principal and interest on the notes. The distribution shown above by remaining maturity is based on con-tractual maturity.

Notes payable at December 31, 1997 and 1996 include fixed rate notes of $1,943 million and $1,962 million, respectively, and variable rate notes of $998 mil-lion and $859 million, respectively. Fixed rate notes outstanding at December 31, 1997 mature at various dates through 2007 at interest rates ranging from 6.29% to 15.13%. The consolidated weighted average interest rates on fixed rate notes at December 31, 1997 and 1996 were 7.38% and 7.69%, respectively. The Corporation has entered into interest rate swap agreements that have effec-tively converted a portion of its fixed rate obligations to floating rate obli-gations. At December 31, 1997, such interest rates ranged from 5.59% to 5.88%. Variable rate notes outstanding, with interest rates ranging from 5.74% to 9.53% at December 31, 1997, mature at various dates through 2004. The consoli-dated weighted average interest rates on variable rate notes at December 31, 1997 and 1996 were 6.48% and 6.46%, respectively.

During 1997, the Corporation issued $450 million of senior floating and fixed rate medium-term notes, due in 1998 through 2002, and $275 million of previ-ously issued medium-term notes matured. During 1997, the Bank issued $200 mil-lion of 7.0% subordinated notes and $200 million of 6 1/2% subordinated notes, each due in 2007. In addition, $405 million of senior floating and fixed rate medium-term notes were issued by a Brazilian subsidiary of the Bank, and $670 million of previously issued medium-term notes matured. Also in 1997, $129 mil-lion of the Corporation's fixed rate subordinated notes matured.


Notes payable maturing during the next five years amount to $439 million in 1998, $115 million in 1999, $138 million in 2000, $186 in 2001 and $307 million in 2002.

11. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEBENTURES

In 1996, BankBoston Capital Trust I and BankBoston Capital Trust II, and, in June 1997, BankBoston Capital Trust III (collectively, the Trusts), were formed by the Corporation for the exclusive purpose of issuing capital securities (Trust Securities) and investing the proceeds from the sale of such securities in junior subordinated debentures issued by the Corporation.

In the fourth quarter of 1996, $500 million of Trust Securities were issued, consisting of $250 million of 8 1/4% Trust Securities issued by BankBoston Cap-ital Trust I and $250 million of 7 3/4% Trust Securities issued by BankBoston Capital Trust II. Both issues of Trust Securities have a liquidation preference of $1,000 per Trust Security, pay distributions semiannually, can be prepaid at the option of the Trusts, in whole or in part, on or after December 15, 2006, and are scheduled to mature on December 15, 2026. In addition, in June 1997, $250 million of floating rate Trust Securities were issued by BankBoston Capi-tal Trust III. These Trust Securities have a liquidation preference of $1,000 per Trust Security, pay distributions quarterly at LIBOR plus .75%, can be pre-paid at the option of the Trust, in whole or in part, on or after June 15, 2007, and are scheduled to mature on June 15, 2027. At December 31, 1997, the interest rate on the floating rate Trust Securities was 6 11/16%. The Corpora-tion has fully, irrevocably and unconditionally guaranteed all of the Trusts' obligations under the Trust Securities.

The Corporation owns all of the common securities of the Trusts, the sole as-sets of which are their respective subordinated debentures. The principal amount of subordinated debentures held by each Trust equals the aggregate liq-uidation amount of its Trust Securities and its common securities (see Note 28 for the aggregate principal amount of subordinated debentures currently out-standing). The subordinated debentures bear interest at the same rate, and will mature on the same date, as the corresponding Trust Securities.

12.PREFERRED STOCK

A summary of the Corporation's Adjustable Rate Cumulative Preferred Stock (Ad-justable Rate Preferred Stock) issued and outstanding is as follows:

                                                 Series A   Series B   Series C
-------------------------------------------------------------------------------
Outstanding at December 31, 1997 and 1996
Shares.......................................... 1,044,843  1,574,315  774,783
Amount (in millions)............................ $      52  $      79  $    77
Dividend rates
 At December 31, 1997...........................      6.00%      6.00%    5.50%
 Minimum........................................      6.00%      6.00%    5.50%
 Maximum........................................     13.00%     13.00%   12.50%
Dividends per share
 1997........................................... $    3.00  $    3.01  $  5.50
 1996........................................... $    3.00  $    3.00  $  5.50
 1995........................................... $    3.06  $    3.01  $  5.50
Liquidation preference per share................ $      50  $      50  $   100

A summary of the Corporation's Fixed Rate Cumulative Preferred Stock Series F issued and outstanding is as follows:

--------------------------------------------------------------------------------
Outstanding at December 31, 1997 and 1996
Shares................................................................. 280,000
Amount (in millions)................................................... $    70
Dividend rate..........................................................    7.88%
Dividends per share.................................................... $ 19.69
Liquidation preference per share....................................... $   250

The Fixed Rate Cumulative Preferred Stock Series F (Series F Preferred Stock) is held by stockholders in the form of depositary shares, with each depositary share representing a one-tenth interest in a share of Series F Preferred Stock, and entitles the holder to a proportional interest in all rights and prefer-ences of a share of Series F Preferred Stock, including dividend, voting, re-demption and liquidation rights.

The Corporation had Fixed Rate Cumulative Preferred Stock Series E issued and outstanding at December 31, 1996, composed of 920,000 shares (9,200,000 deposi-tary shares) at a liquidation preference of $250 per share ($25 per depositary share), with a dividend rate of 8.60%, or $21.50 per share. In September 1997, the Corporation redeemed the Series E Preferred Stock at its aggregate liquida-tion preference totaling $230 million.

Dividends on all series of preferred stock are cumulative and, when declared, are payable quarterly. The dividend rates for the Adjustable Rate Preferred Stock are determined according to a formula based upon the highest of three in-terest rate benchmarks. Neither the Adjustable Rate Preferred Stock nor the Se-ries F Preferred Stock have preemptive or general voting rights. The preferred stock is redeemable, in whole or in part, at the option of the Corporation as follows: Series A and B Preferred Stock are redeemable at $50 per share and Se-ries C Preferred Stock is redeemable at $100 per share. The Series F Preferred Stock is redeemable on and after July 15, 1998, at $250 per share ($25 per de-positary share).

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

14.CAPITAL ADEQUACY

A summary of the Corporation's regulatory capital position and related ratios follows:

                                                                        Well
December 31                                         1997     1996    Capitalized
(dollars in millions)                                                  Minimum
--------------------------------------------------------------------------------
Risk-based capital ratios
 Tier 1 capital ratio.............................     8.0%     9.2%     6.0%
 Total capital ratio..............................    12.1%    13.6%    10.0%
Tier 1 leverage ratio.............................     7.4%     8.2%     5.0%
Tier 1 capital.................................... $ 4,971  $ 4,954
Tier 2 capital.................................... $ 2,548  $ 2,337
Total capital..................................... $ 7,519  $ 7,291
Total risk-adjusted assets........................ $62,216  $53,583
Adjusted total average assets..................... $67,661  $60,537

The Corporation is subject to quantitative regulatory capital adequacy require-ments which take into account the differing risk profiles of banking organiza-tions by assigning risk weights to both assets and the credit equivalent amounts of off-balance-sheet exposures. The Corporation and each of its bank subsidiaries are required to maintain minimum ratios of Tier 1 and total capi-tal to total risk-adjusted assets, and of Tier 1 leverage capital to adjusted total average assets. Tier 1 capital includes common stockholders' equity and qualifying preferred stock (including the Trust Securities described in Note
11). Total capital includes Tier 1 capital and, subject to certain limitations, limited-life preferred stock, mandatory convertible securities, subordinated debt and the reserve for credit losses.

Under the regulatory framework for prompt corrective action established by The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Corporation and each of its bank subsidiaries must meet specific guidelines that involve quantitative measures of the Corporation's and each of its bank subsidiaries' assets, liabilities and certain off-balance-sheet exposures as calculated under regulatory accounting practices. The Corporation's and each of its bank subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. As of December 31, 1997, each of the Corporation's bank subsidi-aries satisfied the requirements of the "well capitalized" category under the regulatory framework for prompt corrective action. The capital categories of each of the Corporation's bank subsidiaries are determined solely for purposes of applying FDICIA's provisions, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of any of the Corporation's bank subsidiaries.

15.DIVIDENDS AND LOAN RESTRICTIONS

Bank regulations require the approval of bank regulatory authorities if the dividends declared by a bank subsidiary exceed certain prescribed limits. For 1998, aggregate dividend declarations by the Corporation's bank subsidiaries without prior regulatory approval are limited to their net profits, as defined, for 1998 up to the date of any dividend declaration. However, for any dividend declaration, the Corporation's subsidiaries, as well as the Corporation itself, must consider additional factors such as the amount of current period net in-come, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends that the bank subsidiaries could declare. In addition, bank regulators have the author-ity to prohibit banks and bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

Each bank subsidiary is also prohibited by the bank regulatory authorities from granting loans and advances to the Parent Company that exceed certain limits. Assuming declaration of the maximum amount of dividends under the regulations described above, any loans and advances would be limited to an aggregate of ap-proximately $511 million at December 31, 1997, and would be subject to specific collateral requirements.

Based on the foregoing limitations, an aggregate of approximately $4.4 billion of the Parent Company's investment in bank subsidiaries of $4.9 billion, which includes bank holding companies and their subsidiaries, was restricted from transfer to the Parent Company at December 31, 1997.

16.OTHER INCOME

Years Ended December 31                                          1997 1996 1995
(in millions)
-------------------------------------------------------------------------------
Net equity and mezzanine profits................................ $221 $209 $110
Net foreign exchange trading profits............................   88   54   60
Gains on sales of branches/subsidiaries.........................   68  153   75
Equity in undistributed earnings of affiliates..................   33   35   18
Gains from sales of mortgage servicing rights...................        13   10
All other.......................................................   77   61   67
                                                                 ---- ---- ----
                                                                 $487 $525 $340
                                                                 ==== ==== ====

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

17.EMPLOYEE BENEFITS

The Corporation maintains qualified non-contributory defined benefit pension plans (the Plans) covering substantially all domestic employees. The Corpora-tion funds the Plans in compliance with the requirements of the Employee Re-tirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended.

The principal plan, which covers most domestic employees, is an account balance defined benefit plan in which each eligible employee has an account to which amounts are allocated based on level of pay, years of service and a specified rate of interest. Plans other than the principal plan have benefit provisions based on length of service and qualifying compensation in the final years of employment. On January 1, 1997, BayBanks' pension plan was merged into the principal plan.

Employee benefits expense (income) for the Plans included the following:

Years Ended December 31                    1997           1996           1995
(in millions)
------------------------------------------------------------------------------
Service cost (benefits earned during the
period).................................. $  20          $  26          $  22
Interest cost on projected benefit obli-
gation...................................    37             34             32
Return on plan assets
 Actual..................................  (147)          (111)          (161)
 Actuarial deferral of gains.............    87             54            110
Amortization
 Unrecognized net asset..................    (5)            (6)            (6)
 Unrecognized prior service cost.........                    3              2
 Other, net..............................                    3              2
                                          -----          -----          -----
Net pension expense (income)............. $  (8)         $   3          $   1
                                          =====          =====          =====
------------------------------------------------------------------------------

The following table sets forth the funded status of the Plans:

December 31                                1997           1996           1995
(dollars in millions)
------------------------------------------------------------------------------
Projected benefit obligation
 Vested benefits......................... $ 437          $ 372          $ 368
 Nonvested benefits......................    24             32             35
                                          -----          -----           ----
Accumulated benefit obligation...........   461            404            403
Effect of projected future compensation
levels...................................    79             75             79
                                          -----          -----          -----
Projected benefit obligation............. $ 540          $ 479          $ 482
                                          =====          =====          =====
Plan assets at fair value (primarily
listed stocks and fixed income
securities).............................. $ 832          $ 752          $ 688
                                          =====          =====          =====
Plan assets in excess of projected
benefit obligation....................... $ 292          $ 273          $ 206
Unrecognized net gain....................  (103)          (114)           (15)
Unrecognized prior service cost..........    (3)            13             14
Unrecognized net asset...................    (6)           (12)           (18)
                                          -----          -----          -----
Prepaid pension cost..................... $ 180          $ 160          $ 187
                                          =====          =====          =====
Assumptions used in actuarial calculations are as follows:
 Weighted average discount rate at
 December 31............................. 7.25%          7.75%          7.25%
 Rate of increase in future compensation
 levels at December 31...................  4.5%           4.5%  4.45% to 4.5%
 Account balance interest rate at
 December 31.............................  6.0%           6.0%           6.0%
 Expected long-term rate of return on
 assets for the years ended December 31..  9.0%  9.0% to 10.0%           9.0%
------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Corporation also maintains unfunded nonqualified defined benefit plans for certain executives. At December 31, 1997, 1996 and 1995, $43 million, $26 mil-lion and $25 million, respectively, was included in accrued expenses and lia-bilities for these plans. Charges to operations related to the plans were $5 million in each of 1997 and 1996 and $4 million in 1995. Benefit payments under these unfunded plans are made by the Corporation, except that certain nonquali-fied benefits are paid from a grantor trust funded by BayBanks in 1996. The fair value of the trust assets was $17 million and $16 million at December 31, 1997 and 1996, respectively.

The Corporation provides certain health and life insurance benefits for retired employees. Most domestic employees of the Corporation currently receive credits of up to $10,000 based on years of service, which are used to purchase postretirement health care coverage through the Corporation. Life insurance coverage is dependent on years of service at retirement. BayBanks employees who retired prior to 1997 generally pay the full cost of postretirement life insur-ance and medical insurance premiums at the Corporation's rates. Pursuant to SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," these postretirement benefits are recognized over the service lives of the employees.

The components of postretirement benefits expense were as follows:

Years Ended December 31                        1997          1996          1995
(in millions)
--------------------------------------------------------------------------------
Service cost (benefits earned during
 the period).........................          $  1          $  1          $  1
Interest cost on projected benefit
 obligation..........................             5             4             5
Amortization
 Unrecognized transition obligation..             4             4             4
 Unrecognized net gain...............            (2)           (1)           (1)
                                               ----          ----          ----
Net postretirement benefits expense..          $  8          $  8          $  9
                                               ====          ====          ====
--------------------------------------------------------------------------------

The following table sets forth the funded status of the Corporation's accumu-lated postretirement benefit obligation:

December 31                                    1997          1996          1995
(dollars in millions)
--------------------------------------------------------------------------------
Accumulated benefit obligation
 Retirees............................          $ 45          $ 44          $ 51
 Active employees -- eligible to re-
  tire...............................             4            10             6
 Active employees -- not eligible to
  retire.............................            19             9             9
                                               ----          ----          ----
Accumulated postretirement benefit
 obligation..........................            68            63            66
Unrecognized prior service cost......            (4)
Unrecognized net gain................            22            24            17
Unrecognized transition obligation...           (55)          (58)          (62)
                                               ----          ----          ----
Postretirement benefit liability.....          $ 31          $ 29          $ 21
                                               ====          ====          ====
Assumptions used in actuarial calcu-
 lations are as follows:
 Weighted average discount rate at
  December 31........................         7.25%         7.75%         7.25%
 Rate of increase in future compensa-
  tion levels at December 31.........          4.5%          4.5%          4.5%
 Medical cost trend rate.............            6%            7%            8%
                                       DECLINING TO  declining to  declining to
                                          5% IN THE     5% in the     5% in the
                                          YEAR 1999     year 1999     year 1999
Effect of 1% increase in medical cost
 trend rate on
 Accumulated postretirement benefit
  obligation.........................          2.8%          3.6%          5.8%
 Postretirement benefits expense.....          2.2%          2.9%          4.9%
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
In 1996, in connection with the acquisition of BayBanks, certain enhanced re-tirement benefits were offered to individuals meeting certain eligibility re-quirements as part of an early retirement program. Charges to operations in 1996 resulting from pension plan enhancements were $26 million; such charges resulting from enhancements to postretirement benefits were $4 million. In 1995, the Corporation recognized curtailment losses of $8 million in connection with its pension and postretirement plans, primarily as a result of the sale of BBMC to HomeSide. These 1996 and 1995 charges were included in acquisition, di-vestiture and restructuring expense, which is more fully described in Note 19.

The Corporation maintains a defined contribution thrift incentive plan covering the majority of domestic employees. Under this plan, employer contributions are made based on a percentage of employee contributions. Prior to 1997, BayBanks had a profit sharing and savings plan which was associated with an employee stock ownership plan (ESOP). Benefits under the BayBanks plans were based on BayBanks' financial performance. The savings and profit sharing plan was merged into, and participant balances in the ESOP were transferred to, the Corpora-tion's thrift incentive plan on January 1, 1997. Amounts charged to operations for these plans were $19 million, $11 million and $10 million in 1997, 1996 and 1995, respectively.


18.STOCK OPTIONS AND AWARDS

The Corporation's principal stock incentive plans (the Plans) include the 1997 Stock Option Plan for Non-Employee Directors (the Director Plan), the 1996 Long-Term Incentive Plan (the 1996 Plan), the 1991 Long-Term Stock Incentive Plan (the 1991 Plan), the 1986 and 1982 Stock Option Plans and the 1978 and 1988 BayBanks Stock Option Plans. Shares of common stock issued under these plans may be authorized but unissued shares, treasury shares or shares pur-chased in the open market. The 1996 Plan provides for the grant of stock op-tions, restricted stock, stock appreciation rights (SARs) and other awards to key employees. Since December 31, 1996, no additional grants may be made under the 1991 or earlier Plans. A total of 5,586,878 shares of common stock were re-served for issuance under the Plans at December 31, 1997, including 2,136,515 shares available for future grants.

Options are granted at prices which are not less than the fair market value of the common stock on the date of grant. Options granted under the 1996 Plan (and options granted in 1996 under the 1991 Plan) generally are exercisable in equal installments on the first and second anniversary dates of the grant. Outstand-ing options granted under the Director Plan, the 1991 Plan (prior to 1996) and earlier Plans are fully vested. All options expire not later than 10 years af-ter the date of grant. There were 11,200 SARs at a grant price of $28.63 out-standing at December 31, 1997. Compensation expense associated with SARs was $.3 million in each of 1997 and 1996 and $.4 million in 1995.
The following is a summary of the changes in options outstanding under the
Plans:

                                    1997                       1996                       1995
                                         WEIGHTED                   Weighted                   Weighted
                                         AVERAGE                    Average                    Average
                            SHARES    EXERCISE PRICE   Shares    Exercise Price   Shares    Exercise Price
----------------------------------------------------------------------------------------------------------
Options outstanding,
January 1...............   3,583,231      $31.64      4,764,182      $22.31      4,744,473      $19.53
Granted ($28.41 to
$96.25 per share).......   1,503,519      $71.23      1,354,409      $44.91      1,294,174      $28.84
Exercised ($6.01 to
$75.00 per share).......  (1,533,484)     $29.59     (2,507,037)     $20.97     (1,250,716)     $18.42
Canceled................    (102,903)     $61.23        (28,323)     $42.90        (23,749)     $27.01
                          ----------                 ----------                 ----------
Options outstanding, De-
cember 31 ($6.25 to
$96.25 per share).......   3,450,363      $48.92      3,583,231      $31.64      4,764,182      $22.31
                          ==========                 ==========                 ==========
Options exercisable, De-
cember 31...............   1,537,392      $31.07      2,460,481      $25.62      3,871,117      $23.13
                          ==========                 ==========                 ==========
----------------------------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following is a summary of outstanding and exercisable options under the Plans at December 31, 1997:

                                     Options Outstanding                         Options Exercisable
                                     Weighted Average    Weighted                Weighted Average    Weighted
Range of                   Number       Remaining        Average       Number       Remaining        Average
Exercise Prices          Outstanding Contractual Life Exercise Price Exercisable Contractual Life Exercise Price
----------------------------------------------------------------------------------------------------------------
$6.25 to $30.00 per
share...................  1,096,969     4.9 years         $22.90      1,096,969     4.9 years         $22.90
$30.01 to $60.00 per
share...................    914,463     8.1 years         $44.98        361,388     8.1 years         $45.34
$60.01 to $80.00 per
share...................  1,328,724     9.1 years         $69.84         40,245     9.2 years         $70.72
$80.01 to $96.25 per
share...................    110,207     9.7 years         $88.16         38,790     9.7 years         $88.34
----------------------------------------------------------------------------------------------------------------

Under terms of the Corporation's restricted stock awards, employees are gener-ally required to continue employment with the Corporation for a stated period after the award in order to become fully vested in the shares awarded. Perfor-mance-based restricted stock, for which vesting is contingent or accelerates upon the price of the Corporation's common stock reaching certain stated lev-els, has also been awarded.

Restricted stock is recorded at the fair market value of the common stock on the date of award or, if solely a performance-based award, the value required for vesting. At the date of award, unearned compensation of the same amount is recorded as a reduction of retained earnings and is amortized as compensation expense over the estimated vesting period.

The following is a summary of the activity in restricted stock and the weighted average price at the time of grant:

                                1997                1996                1995
                                    WEIGHTED            Weighted            Weighted
                                    AVERAGE             Average             Average
                           SHARES    PRICE    Shares     Price    Shares     Price
------------------------------------------------------------------------------------
Share balance, January
1.......................   453,645   $31.53  1,008,125   $22.88  1,205,859   $21.94
 Awards.................   297,680   $69.81    249,430   $52.45    316,570   $29.44
 Forfeitures............   (32,879)  $48.40    (27,887)  $20.81    (17,988)  $24.97
 Released from
 forfeiture
 restrictions...........  (188,251)  $28.20   (776,023)  $26.79   (496,316)  $24.70
                          --------           ---------           ---------
Share balance, December
31......................   530,195   $49.98    453,645   $31.53  1,008,125   $22.88
                          ========           =========           =========
(in millions)
Unearned compensation at
December 31
(a reduction of retained
earnings)...............  $     16           $       8           $      13
Compensation expense....  $     13           $      17           $      13
------------------------------------------------------------------------------------

The following is a summary of outstanding restricted stock at December 31, 1997:

                                                                        Weighted
Range of                                                                Average
Market Value of                      Restricted Shares Weighted Average Price at
Common Stock at                       Outstanding at      Remaining     Time of
Time of Grant                        December 31, 1997 Contractual Life  Grant
--------------------------------------------------------------------------------
$25.50 to $60.00 per share..........      250,265         1.7 years      $27.79
$60.01 to $80.00 per share..........      277,430         2.6 years      $69.66
$80.01 to $91.19 per share..........        2,500         7.9 years      $87.24

In addition to options granted under the Plans described above, the Corporation granted 2,152,000 stock options on October 1, 1996 to substantially all employ-ees world-wide at an exercise price of $58.00 per option, the fair value of the Corporation's common stock on the grant date. The number of options granted to an employee was based on the employee's salary on the grant date, subject to a minimum of 100 options for a full-time employee and 50 options for a part-time employee. Based on the price of the Corporation's common stock having reached specified levels as of February 13, 1997, these options became exercisable on October 1, 1997. Unexercised options will expire on October 1, 2002. In 1997, 766,519 options were exercised and 272,275 options were cancelled. As of Decem-ber 31, 1997, 1,113,206 options were outstanding and exercisable.

Effective January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by that standard, the Corporation elected not to adopt the fair value accounting provisions of the standard and to continue to apply the provisions of Accounting Principles Board (APB) Opin-ion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options and awards. Had compensation expense for the Corporation's stock options and awards been determined in accordance with the fair value accounting provisions of SFAS No. 123, the Corporation's net income, basic and diluted earnings per share would have been as follows:

Years Ended December 31                                     1997  1996  1995
-----------------------------------------------------------------------------
Net income applicable to common stock
(in millions)
 As reported............................................... $ 848 $ 613 $ 641
 Pro forma................................................. $ 836 $ 612 $ 637
Basic earnings per share
 As reported............................................... $5.73 $3.99 $4.17
 Pro forma................................................. $5.65 $3.98 $4.13
Diluted earnings per share
 As reported............................................... $5.65 $3.93 $4.09
 Pro forma................................................. $5.56 $3.90 $4.05

Solely for purposes of providing the disclosures required by SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assump-tions used for grants of options and restricted stock:

Years Ended December 31                                        1997  1996  1995
-------------------------------------------------------------------------------
 Dividend yield............................................... 2.7%  3.2%  4.2%
 Volatility...................................................  24%   26%   35%
 Risk-free interest rate...................................... 5.3%  5.3%  7.5%
 Expected option life in years................................   4     4     4

The estimated weighted average grant date fair values per share of stock op-tions granted (other than the world-wide option grant) and restricted stock granted were as follows:

Years Ended December 31                                      1997   1996   1995
--------------------------------------------------------------------------------
 Stock options............................................. $14.68 $ 9.40 $ 7.80
 Restricted stock.......................................... $53.20 $30.80 $24.20

Assumptions for the 1996 world-wide option grant were: dividend yield -- 3.0 percent; volatility -- 23 percent; risk-free interest rate --6.2 percent; and expected option life -- 3 years. The weighted average grant date fair value for the world-wide option grant was $10.50 per share.

Due to the inclusion of only 1995, 1996 and 1997 stock option and restricted stock awards, the effects of applying SFAS No. 123 in 1997, 1996 and 1995 may not be representative of the pro forma impact in future years.

19. ACQUISITION, DIVESTITURE AND RESTRUCTURING EXPENSE

During 1996, the Corporation recorded $180 million of restructuring and merger-related costs in connection with its acquisition of BayBanks. Included in these costs were employee severance and property-related costs; professional fees and other costs of effecting the acquisition; and systems and other conversion costs incurred during the period.

Employee severance costs were related primarily to the Corporation's plan to eliminate approximately 2,000 executive, managerial and staff positions through attrition, enhanced retirement plans and terminations. These costs included severance and retirement plan costs as well as employee assistance costs for separated employees. As of December 31, 1997, approximately 1,960 employees had either been terminated or had left the Corporation through enhanced retirement plans. Property-related costs were related to branch and back office consolida-tions, and included lease termination costs and writedowns of bank owned prop-erties and other facility-related costs. Professional fees and other costs principally consisted of transaction-related costs, such as legal and account-ing fees and stock registration costs, as well as systems costs and other costs of effecting the acquisition. Cash outlays in 1997 amounted to $74 million, in-cluding $59 million of termination benefits and $15 million of facility-related and other costs. Cash outlays in 1996 amounted to $54 million, including $17 million of termination benefits and $37 million of transaction, facility and systems and other conversion costs. The remaining reserves of $34 million at December 31, 1997 consisted primarily of expected cash outlays related to em-ployee severance and property-related costs.

During 1995, the Corporation recorded $28 million of charges mainly related to exiting, reorganizing and downsizing certain business and corporate staff units. These charges were composed of estimated costs of employee reduction, equipment writeoffs and exiting certain lease obligations. In addition, the charges included $8 million of benefit plan curtailment losses that resulted from the sale of BBMC, which removed mortgage banking employees from the Corpo-ration's pension and postretirement plans. Cash outlays of $3 million and $10 million in 1997 and 1996, respectively, consisted primarily of employee sever-ance costs. The remaining reserves of $4 million at December 31, 1997 consisted primarily of expected cash outlays related to employee severance and property-related costs.

20.OTHER EXPENSE

Years Ended December 31                                          1997 1996 1995
(in millions)
-------------------------------------------------------------------------------
Communications.................................................. $112 $101  $90
Advertising and public relations................................  107  108   87
Professional fees...............................................   61   56   65
Software costs..................................................   44   35   27
Amortization of goodwill and other intangibles..................   37   34   28
All other.......................................................  334  287  281
                                                                 ---- ---- ----
                                                                 $695 $621 $578
                                                                 ==== ==== ====

21.INCOME TAXES

The components of the provision for income taxes were as follows:

Years Ended December 31                                         1997 1996  1995
(in millions)
--------------------------------------------------------------------------------
CURRENT TAX PROVISION
Federal........................................................ $164 $219  $297
Foreign
 Based on income...............................................   67  130    91
 Withheld on interest and dividends............................   38   36    22
State and local................................................   65   96    80
                                                                ---- ----  ----
                                                                 334  481   490
                                                                ---- ----  ----
DEFERRED TAX PROVISION
Federal........................................................  225   (4)   (1)
State and local................................................   30    6    40
                                                                ---- ----  ----
                                                                 255    2    39
                                                                ---- ----  ----
                                                                $589 $483  $529
                                                                ==== ====  ====

Excluded from the above table are tax effects related to certain items that were recorded directly in stockholders' equity, including foreign currency translation, market value adjustments related to securities available for sale, stock options and restricted stock. Net tax effects recorded directly in stock-holders' equity amounted to a $53 million benefit in 1997, a $40 million benefit in 1996 and a $74 million charge in 1995. The income tax provision included tax provisions related to securities gains of $31 million in 1997, $10 million in 1996 and $3 million in 1995.

The following table reconciles the expected federal tax provision, based on the federal statutory tax rate of 35%, to the actual consolidated tax provision for the periods presented:

Years Ended December 31                                        1997  1996  1995
(in millions)
--------------------------------------------------------------------------------
Expected tax provision applicable to income................... $514  $397  $423
Effect of
 State and local income taxes, net of federal tax benefit.....   62    66    81
 Non-creditable foreign taxes.................................   21    15    11
 Tax-exempt income............................................   (4)   (6)   (8)
 Non-deductible goodwill from sale of subsidiaries............               11
 Other, net...................................................   (4)   11    11
                                                               ----  ----  ----
Actual tax provision.......................................... $589  $483  $529
                                                               ====  ====  ====

The components of the net deferred tax liability were as follows:

December 31                                                        1997   1996
(in millions)
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Reserve for credit losses......................................... $ 280  $354
Interest on nonaccrual loans......................................    48    40
Foreign operations................................................          86
Other.............................................................   131   145
                                                                   -----  ----
 Deferred tax assets..............................................   459   625
                                                                   -----  ----
DEFERRED TAX LIABILITIES
Leasing operations................................................  (553) (505)
Pension obligations...............................................   (71)  (69)
Unrealized gain on securities available for sale..................   (35)  (49)
Foreign operations................................................   (17)
Other.............................................................   (53)  (46)
                                                                   -----  ----
 Deferred tax liabilities.........................................  (729) (669)
                                                                   -----  ----
Net deferred tax liability........................................ $(270) $(44)
                                                                   =====  ====

During 1995, The Commonwealth of Massachusetts passed a law which reduced the state income tax rate for financial institutions from 12.5% to 10.5%, to be phased in over five years, and permitted apportionment of a bank's taxable in-come. Additionally, in 1995, the Corporation reached a favorable settlement of an outstanding Massachusetts tax matter relating to income earned on certain securities. These items did not have a significant impact on the Corporation's 1995 effective tax rate, because reductions in the current tax provision from the tax law changes and the settlement were offset by the required reduction in the Bank's net deferred tax assets resulting from the tax law changes.

It is expected that the Corporation's deferred tax assets at December 31, 1997 will be realized from the reversal of existing deferred tax liabilities and from the recognition of future taxable income, without relying on tax planning strategies that the Corporation might not ordinarily follow.

Domestic pre-tax income was $999 million in 1997, $755 million in 1996 and $978 million in 1995. Foreign pre-tax income, defined as income generated from oper-ations that are located outside the United States, was $469 million in 1997, $378 million in 1996 and $229 million in 1995.

22.EARNINGS PER SHARE

Effective December 31, 1997, the Corporation adopted SFAS No. 128. Under the new standard, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share, and several provisions of APB Opinion No. 15, "Earnings per Share," which was replaced by the new standard, were elimi-nated, in an effort to simplify the calculations and conform such calculations to methods used internationally. The new standard did not change the Corpora-tion's earnings per share reported for prior periods.

A summary of the Corporation's calculation of earnings per share is as follows:

Years Ended December 31                                 1997     1996     1995
--------------------------------------------------------------------------------
(in millions)
Net income..........................................  $    879 $    650 $    678
Less: preferred dividends...........................        31       37       37
                                                      -------- -------- --------
Net income applicable to common stock...............  $    848 $    613 $    641
                                                      ======== ======== ========
(in thousands)
Weighted average number of common shares outstanding
 used in calculation of
 basic earnings per share...........................   147,959  153,529  153,856
Incremental shares from the assumed exercise of
 dilutive stock options as of the beginning of the
 period.............................................     2,081    2,583    2,912
                                                      -------- -------- --------
Weighted average number of common shares outstanding
 used in calculation of
 diluted earnings per share.........................   150,040  156,112  156,768
                                                      ======== ======== ========
--------------------------------------------------------------------------------
Earnings per share
 Basic..............................................  $   5.73 $   3.99 $   4.17
                                                      ======== ======== ========
 Diluted............................................  $   5.65 $   3.93 $   4.09
                                                      ======== ======== ========
--------------------------------------------------------------------------------

23. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

The Corporation controls credit risk arising from interest rate derivatives and foreign exchange contracts using credit procedures similar to those used for traditional lending activities. The Corporation believes that fair value, which approximates the cost to replace the contract at current market rates should the counterparty default prior to settlement date, is generally representative of credit exposure related to interest rate derivatives and foreign exchange contracts at a point in time. Counterparty credit risk is also reduced through the use of master netting agreements. Such agreements provide for the offset-ting of amounts receivable and payable under interest rate derivatives or for-eign exchange contracts with the same counterparty. The market risk associated with interest rate derivatives and foreign exchange contracts is managed by es-tablishing and monitoring limits as to the types and degree of risk that may be undertaken and is measured using a value-at-risk methodology.

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

Interest rate options are contracts that allow the holder of the option to re-ceive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving the potential payment between seller and buyer of an interest differential. In ad-dition, other types of option products provide the holder with the right to en-ter into interest rate swap, cap and floor agreements with the writer. The pri-mary risks associated with interest rate options are the exposure to current and possible future movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The primary risks in these trans-actions arise from exposure to changes in foreign currency exchange rates and the ability of the counterparties to meet the terms of the contracts.

The following is a summary of the Corporation's notional amounts and fair val-ues of interest rate derivatives and foreign exchange contracts included in its trading and ALM portfolios.

                              TRADING PORTFOLIO(1)                     ALM PORTFOLIO(1)
                          -------------------------------  --------------------------------------------
December 31, 1997         NOTIONAL FAIR VALUE(2)(3)(4)     NOTIONAL FAIR VALUE(2)(3)      UNRECOGNIZED
(in millions)              AMOUNT   ASSET      LIABILITY    AMOUNT  ASSET     LIABILITY  GAIN (LOSS)(5)
-------------------------------------------------------------------------------------------------------
Interest rate contracts
 Futures and forwards...  $42,842  $      36    $      69  $ 3,947  $     21                  $ 11
 Interest rate swaps....   20,451        113          160   11,162       132     $    11        96
 Interest rate options
  Purchased(6)..........   23,231         56                 2,765        13                     2
  Written or sold.......   12,716                      53
                          -------  ---------    ---------  -------  --------     -------      ----
Total interest rate con-
 tracts.................  $99,240  $     205    $     282  $17,874  $    166     $    11      $109
                          =======  =========    =========  =======  ========     =======      ====
Foreign exchange con-
 tracts
 Spot and forward con-
  tracts................  $25,793  $     476    $     442  $ 2,430  $     36     $    41      $ (5)
 Options purchased......    5,428        115
 Options written or
  sold..................    6,692                     107
                          -------  ---------    ---------  -------  --------     -------      ----
Total foreign exchange
 contracts..............  $37,913  $     591    $     549  $ 2,430  $     36     $    41      $ (5)
                          =======  =========    =========  =======  ========     =======      ====
-------------------------------------------------------------------------------------------------------
                              Trading Portfolio(1)                     ALM Portfolio(1)
                          -------------------------------  --------------------------------------------
December 31, 1996         Notional Fair Value(2)(3)(4)     Notional Fair Value(2)(3)      Unrecognized
(in millions)              Amount   Asset      Liability    Amount  Asset     Liability  Gain (Loss)(5)
-------------------------------------------------------------------------------------------------------
Interest rate contracts
 Futures and forwards...  $47,927  $      65    $      64  $ 3,382                            $(45)
 Interest rate swaps....    9,332         58           54    6,975  $     25     $    40       (11)
 Interest rate options
  Purchased.............    6,471         14
  Written or sold.......    4,593                      13
                          -------  ---------    ---------  -------  --------     -------      ----
Total interest rate con-
 tracts.................  $68,323  $     137    $     131  $10,357  $     25     $    40      $(56)
                          =======  =========    =========  =======  ========     =======      ====
Foreign exchange con-
 tracts
 Spot and forward con-
  tracts................  $20,224  $     313    $     348  $ 1,755  $     11     $     9      $  2
 Options purchased......    2,529         42
 Options written or
  sold..................    2,434                      37
                          -------  ---------    ---------  -------  --------     -------      ----
Total foreign exchange
 contracts..............  $25,187  $     355    $     385  $ 1,755  $     11     $     9      $  2
                          =======  =========    =========  =======  ========     =======      ====
-------------------------------------------------------------------------------------------------------

(1) Contracts under master netting agreements are shown on a net basis for both the trading and ALM portfolios.

(2) Fair value represents the amount at which a given instrument could be ex-changed in an arm's length transaction with a third party as of the balance sheet date. The fair value amounts of the trading portfolio are included in other assets or other liabilities, as applicable. The majority of deriva-tives that are part of the ALM portfolio are accounted for on the accrual basis, and are not carried at fair value. In certain cases, contracts, such as futures, are subject to daily cash settlements; as such, the fair value of these instruments is zero.

(3) The credit exposure of interest rate derivatives and foreign exchange con-tracts at December 31 is represented by the fair value of contracts re-ported in the "Asset" column.

(4) The average asset and liability fair value amounts for interest rate con-tracts included in the trading portfolio for the years ended December 31, 1997 and 1996 were approximately $158 million and $185 million, respective-ly, and $130 million and $129 million, respectively. The average asset and liability fair value amounts for foreign exchange contracts included in the trading portfolio were approximately $435 million and $484 million, respec-tively, for the year ended December 31, 1997, and $224 million and $229 million, respectively, for the year ended December 31, 1996.

(5) Unrecognized gain or loss represents the amount of gain or loss, based on fair value, that has not been recognized in the income statement at the balance sheet date. This includes amounts related to contracts that have been terminated. Such amounts are recognized as an adjustment of yield over the period being managed. At December 31, 1997, there were $7 million of unrecognized gains related to terminated contracts that are being amortized to net interest revenue over a weighted average period of 14 months. At De-cember 31, 1996, there were $16 million of unrecognized gains and $33 mil-lion of unrecognized losses related to terminated contracts that were being amortized to net interest revenue over weighted average periods of 26 months and 13 months, respectively.

(6) At December 31, 1997, the ALM portfolio included equity contracts entered into by the Corporation's Argentine operations. These contracts are linked to Argentine deposit products, where the holder receives payment based on changes in the prices of underlying Argentine securities.

Net trading gains or losses from interest rate derivatives are recorded in trading account profits and commissions. The Corporation's interest rate deriv-ative trading activities primarily include providing risk management products to its customers. Derivatives are also used to manage risk in other trading portfolios, such as emerging markets securities. The results of these deriva-tive activities are combined with the results of the respective trading portfo-lio to determine the overall performance of the trading business and, as such, are not included in the results of derivative trading activities. Net trading gains from interest rate derivative trading were $19 million for the year ended December 31, 1997, $4 million for the year ended December 31, 1996 and $7 mil-lion for the year ended December 31, 1995.

Net trading gains from foreign exchange contracts are recorded in other income. Net trading gains from foreign exchange activities, which include foreign ex-change spot, forward and options contracts, for the years ended December 31, 1997, 1996 and 1995 were $88 million, $54 million and $60 million, respective-ly.

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

The following table summarizes the Corporation's credit-related financial in-struments:

December 31                                                     1997    1996
(in millions)
------------------------------------------------------------------------------
Fee-based or otherwise legally binding commitments to extend credit(1).................................................... $31,845 $26,742
Standby letters of credit, foreign office guarantees and
 similar instruments(2)....................................... $ 2,919 $ 2,508
Commercial letters of credit.................................. $ 1,587 $ 1,582
------------------------------------------------------------------------------

(1) Net of participations conveyed to others of zero in 1997 and $17 million in 1996.

(2) Net of participations conveyed to others of $1,283 million in 1997 and $814 million in 1996.

24.CONCENTRATIONS OF CREDIT RISK

Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar economic characteristics, whose aggregate credit exposure is significant to the Corporation's total credit exposure. Consistent policies exist regarding the requirement for collateral security on asset based and real estate credits. Ap-proximately 40% and 50% of the Corporation's business activity in 1997 and 1996, respectively, was with customers located within New England. Information with respect to the Corporation's overseas business activities and its geo-graphic concentrations is included in Note 27. The Corporation's commitments to lend against, and loans collateralized by, domestic commercial real estate properties were approximately $6 billion in 1997 and $5 billion in 1996, of which 46% in 1997 and 70% in 1996 related to properties in New England. Also, combined domestic credit exposure from consumer lending and credits secured by 1-4 family residential properties totaled $12 billion in 1997 and $17 billion in 1996. There were no other significant concentrations of credit risk.

25.LEASE COMMITMENTS

Rental expense for leases of real estate and equipment is summarized below:

Years Ended December 31                                          1997 1996 1995
(in millions)
-------------------------------------------------------------------------------
Rental expense.................................................. $130 $132 $125
Less sublease rental income.....................................   12   13   11
                                                                 ---- ---- ----
Net rental expense.............................................. $118 $119 $114
                                                                 ==== ==== ====

The Corporation has obligations under noncancelable operating leases for real estate and equipment that include renewal options and escalation clauses. The Corporation's minimum future rentals under its leases, exclusive of executory costs and net of sublease rental income, for the years 1998 through 2002 are $95 million, $88 million, $82 million, $72 million and $66 million, respective-ly, and $360 million for 2003 and later. Capital leases, the minimum rentals of which are included in the preceding amounts, are not significant.

26.CONTINGENCIES

The Corporation and its subsidiaries are defendants in a number of legal pro-ceedings arising in the normal course of business, including claims that bor-rowers or others have been damaged as a result of the lending practices of the Corporation's subsidiaries. Management, after reviewing all actions and pro-ceedings pending against or involving the Corporation and its subsidiaries, considers that the aggregate loss, if any, resulting from the final outcome of these proceedings should not be material to the Corporation's financial condi-tion or results of operations.

27.SEGMENT INFORMATION

The Corporation operates within the financial services industry. This geo-graphic segment information is presented to meet the requirements of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and differs from the information used by the Corporation to manage its businesses. Certain revenues and expenses are allocated differently for this segment information than for the Corporation's internal management reporting process. For example, revenues and expenses herein are allocated based on the domicile of the cus-tomer or service provider rather than to the business unit that earned or in-curred those revenues or expenses, and certain corporate overhead expenses, which are allocated to business units, have not been allocated to the interna-tional segment for this presentation. This geographic segment information does not consider other factors, such as method of funding (i.e., local vs. non-lo-cal currency) or location of any cash collateral or guarantees.

As a result of the inter-relationships that exist within the Corporation's world-wide network, allocations of certain income and expense items are neces-sarily based on assumptions and subjective criteria. Estimates of interest costs charged to users of funds, stockholders' equity, and administrative and other expenses incurred by one area on behalf of another are allocated utiliz-ing various methodologies. The information presented is based on reporting as-sumptions in place at December 31, 1997.

The following table presents the Corporation's geographic segment information in accordance with SFAS No. 14, which information differs from the Corpora-tion's Line of Business information used to manage its businesses.

                                                     Income
Years Ended December 31          Total      Total    Before   Net    Period End
(in millions)                  Revenue(1) Expense(1) Taxes   Income Total Assets
--------------------------------------------------------------------------------
1997
International
 Latin America................   $  922     $  639   $  283   $170    $16,842
 Europe.......................       68         39       29     17      1,621
 Asia/Pacific.................       60         54        6      4      1,109
 All other regions............        2         (2)       4      2        312
                                 ------     ------   ------   ----    -------
  Total International.........    1,052        730      322    193     19,884
Domestic......................    2,940      1,794    1,146    686     49,384
                                 ------     ------   ------   ----    -------
  Total.......................   $3,992     $2,524   $1,468   $879    $69,268
                                 ======     ======   ======   ====    =======
1996
International
 Latin America................   $  745     $  495   $  250   $143    $13,023
 Europe.......................      103         40       63     37      1,626
 Asia/Pacific.................       59         45       14      8      1,216
 All other regions............        2         (2)       4      2        100
                                 ------     ------   ------   ----    -------
  Total International.........      909        578      331    190     15,965
Domestic......................    2,775      1,973      802    460     46,341
                                 ------     ------   ------   ----    -------
  Total.......................   $3,684     $2,551   $1,133   $650    $62,306
                                 ======     ======   ======   ====    =======
1995
International
 Latin America................   $  606     $  433   $  173   $ 98    $10,864
 Europe.......................       91         62       29     17      1,891
 Asia/Pacific.................       65         36       29     16      1,095
 All other regions............        2          7       (5)    (3)        45
                                 ------     ------   ------   ----    -------
  Total International.........      764        538      226    128     13,895
Domestic......................    2,794      1,813      981    550     45,528
                                 ------     ------   ------   ----    -------
  Total.......................   $3,558     $2,351   $1,207   $678    $59,423
                                 ======     ======   ======   ====    =======
--------------------------------------------------------------------------------

(1) Total revenue includes net interest revenue and noninterest income. Total expense includes the provision for credit losses and noninterest expense.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires disclosure of fi-nancial and descriptive information about an entity's reportable operating seg-ments, which are defined by the standard as components of an entity that engage in business activities that generate revenues and expenses, and for which sepa-rate financial information is available that is reviewed regularly by senior management to evaluate performance and allocate resources. Such financial information should be reported on the basis that is used internally for senior management review. This standard is effective for financial statements for an-nual periods beginning after December 15, 1997, with restatement of comparative information for prior periods. This standard will change the method under which the Corporation reports its segment information, which information will be more consistent with the Corporation's Line of Business information.

28. PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following is a condensed balance sheet of the Corporation (Parent Company only):

December 31                                                        1997   1996
(in millions)
-------------------------------------------------------------------------------
ASSETS
Cash and short-term investments in bank subsidiary............... $  290 $  723
Advances to subsidiaries
 Bank subsidiaries...............................................             1
 Nonbank subsidiaries............................................  1,080    718
Subordinated notes receivable from bank subsidiary...............    330    332
Investments in subsidiaries
 Bank subsidiaries...............................................  4,838  4,949
 Nonbank subsidiaries............................................    413    219
Other assets.....................................................     99    115
                                                                  ------ ------
  Total Assets................................................... $7,050 $7,057
                                                                  ====== ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................... $1,616 $1,570
Other liabilities................................................     51     38
Junior subordinated debt payable to subsidiary trusts............    773    515
                                                                  ------ ------
 Total liabilities...............................................  2,440  2,123
                                                                  ------ ------
 Total stockholders' equity......................................  4,610  4,934
                                                                  ------ ------
  Total Liabilities and Stockholders' Equity..................... $7,050 $7,057
                                                                  ====== ======

The following is a condensed statement of income of the Corporation (Parent Company only):

Years Ended December 31                                      1997   1996  1995
(in millions)
------------------------------------------------------------------------------
OPERATING INCOME
Dividends from subsidiaries
 Bank subsidiaries......................................... $1,079  $537  $391
 Nonbank subsidiaries......................................     11    23    15
Interest from subsidiaries
 Bank subsidiaries.........................................     39    50    59
 Nonbank subsidiaries......................................     79    41    25
Noninterest income.........................................      2           9
                                                            ------  ----  ----
 Total operating income....................................  1,210   651   499
                                                            ------  ----  ----
OPERATING EXPENSE
Interest expense...........................................    146    95    92
Other expense, net.........................................      8    14     6
                                                            ------  ----  ----
 Total operating expense...................................    154   109    98
                                                            ------  ----  ----
Income before income taxes and equity in undistributed net
 income of subsidiaries....................................  1,056   542   401
Provision for (Benefit from) income taxes..................    (10)   (6)    2
                                                            ------  ----  ----
Income before equity in undistributed net income of
 subsidiaries..............................................  1,066   548   399
Equity in undistributed net income of subsidiaries.........   (187)  102   279
                                                            ------  ----  ----
Net Income................................................. $  879  $650  $678
                                                            ======  ====  ====

The following is a condensed statement of cash flows of the Corporation (Parent Company only):

Years Ended December 31                                   1997   1996   1995
(in millions)
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................... $ 879  $ 650  $ 678
Reconciliation of net income to net cash provided from
 operating activities
 Equity in undistributed net income of subsidiaries......   187   (102)  (279)
 Gain on sale of subsidiary..............................                  (8)
 Other, net..............................................   (32)   (52)     1
                                                          -----  -----  -----
  Net cash provided from operating activities............ 1,034    496    392
                                                          -----  -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided from (used for) short-term investments
 in bank subsidiary......................................   448   (600)    86
Net cash used for advances to subsidiaries...............  (361)  (263)  (203)
Investments in subsidiaries..............................  (183)   (16)   (12)
Proceeds from sale of subsidiary.........................                  92
Repayment of subordinated note receivable by bank
 subsidiary..............................................          250
                                                          -----  -----  -----
  Net cash used for investing activities.................   (96)  (629)   (37)
                                                          -----  -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments/repurchases of notes payable..................  (404)  (100)  (150)
Net proceeds from issuance of notes payable..............   450    400
Net proceeds from issuance of junior subordinated
 debentures..............................................   258    515
Net proceeds from issuance of common stock...............   108     92     70
Redemption of preferred stock............................  (230)
Purchases of treasury stock..............................  (784)  (490)   (53)
Dividends paid...........................................  (322)  (284)  (221)
                                                          -----  -----  -----
  Net cash provided from (used for) financing
   activities............................................  (924)   133   (354)
                                                          -----  -----  -----
Net change in cash and due from banks....................    14             1
Cash and due from banks at January 1.....................     1      1
                                                          -----  -----  -----
Cash and due from banks at December 31................... $  15  $   1  $   1
                                                          =====  =====  =====
Interest payments made................................... $ 150  $  95  $  90
Income tax payments made................................. $   7  $   6  $   5
------------------------------------------------------------------------------

29.FAIR VALUES OF FINANCIAL INSTRUMENTS

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

Disclosure of fair values is not required for certain items such as lease fi-nancing, investments accounted for under the equity method of accounting, obli-gations for pension and other postretirement benefits, premises and equipment, OREO, prepaid expenses, core deposit intangibles and other customer relation-ships, other intangible assets and income tax assets and liabilities. Accord-ingly, the aggregate fair value amounts presented do not purport to represent, and should not be considered representative of, the underlying "market" or franchise value of the Corporation.

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

The methods and assumptions used to estimate the fair values of each class of financial instrument are as follows:

CASH AND DUE FROM BANKS, INTEREST BEARING DEPOSITS IN OTHER BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL, DUE FROM CUS-TOMERS ON ACCEPTANCES, FUNDS BORROWED, AND ACCEPTANCES OUTSTANDING These items are generally short-term in nature and, accordingly, the carrying amounts re-ported in the balance sheet are reasonable approximations of their fair values.

TRADING SECURITIES Trading securities are carried at fair value in the balance sheet. Such values are generally based on quoted, or other independent, market prices.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY Fair values are principally based on quoted, or other independent, market prices. For certain debt and equity investments made in connection with the Corporation's Private Equity Investing business that do not trade on established exchanges, and for which markets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

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

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS The carrying amount of accrued interest receivable approximates its fair value. Financial instruments classi-fied as other assets subject to the disclosure requirements of the standard consist principally of accounts receivable and investments in limited partner-ships. The carrying amounts of short-term receivables are considered to approx-imate their fair value. For longer-term receivables, fair value is estimated by discounting expected future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value of investments in limited partner-ships are based upon management's review of the investee's financial results, condition and prospects.

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

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEBENTURES The fair value is estimated using secondary market prices.

FOREIGN EXCHANGE RATE AND INTEREST RATE FINANCIAL INSTRUMENTS The fair values of foreign exchange rate and interest rate contracts, including contracts used to manage interest rate, currency and market risks, are estimated based on mar-ket information and other relevant characteristics using pricing models, in-cluding option models.

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

The following table sets forth the estimated fair values of the Corporation's financial instruments:

DECEMBER 31                                       1997                1996
                                                     ESTIMATED           Estimated
                                           CARRYING    FAIR    Carrying    Fair
(in millions)                               AMOUNT     VALUE    Amount     Value
----------------------------------------------------------------------------------
ASSETS
Cash and due from banks..................  $ 4,006    $ 4,006  $ 4,273    $ 4,273
Interest bearing deposits in other
 banks...................................    1,592      1,592    1,634      1,634
Federal funds sold and securities
 purchased under agreements to resell....    2,017      2,017    1,857      1,857
Trading securities.......................    1,833      1,833    1,238      1,238
Securities(1)
 Available for sale......................    9,847     10,001    7,804      7,956
 Held to maturity........................      636        639      680        675
Loans....................................   41,590              38,877
Reserve for credit losses(2).............     (712)               (883)
                                           -------             -------
                                            40,878     41,673   37,994     39,062
Due from customers on acceptances........      462        462      438        438
Accrued interest receivable..............      552        552      546        546
Financial instruments included in other
 assets..................................    1,021      1,087      860        916
LIABILITIES
Deposits.................................   45,761     45,793   42,831     42,916
Funds borrowed...........................   11,723     11,723    9,158      9,158
Acceptances outstanding..................      460        460      448        448
Financial instruments included in accrued
 expenses and other liabilities..........    1,225      1,225      630        630
Notes payable............................    2,941      3,003    2,821      2,828
Guaranteed preferred beneficial interests
 in Corporation's junior subordinated
 debentures..............................      747        765      500        497
INTEREST RATE CONTRACTS(3)
Trading
 Asset...................................                 205                 137
 Liability...............................                (282)               (131)
Asset and liability management
 Asset...................................                 166                  25
 Liability...............................                 (11)                (40)
FOREIGN EXCHANGE CONTRACTS(3)
Trading
 Asset...................................                 591                 355
 Liability...............................                (549)               (385)
Asset and liability management
 Asset...................................                  36                  11
 Liability...............................                 (41)                 (9)
OTHER UNRECOGNIZED FINANCIAL INSTRUMENTS
Fee-based or otherwise legally binding
 commitments to extend credit............                 (62)                (65)
Standby and commercial letters of credit,
 foreign office guarantees and similar
 instruments.............................                 (11)                (12)
----------------------------------------------------------------------------------

(1) Securities include investments made in connection with the Corporation's Private Equity Investing business that do not trade on established ex-changes, and for which no markets exist. At December 31, 1997 and 1996, these investments were classified as securities available for sale, and their estimated fair values exceeded the related carrying amounts by $154 million and $152 million, respectively.

(2) The reserve for credit losses is established for future charge-offs aris-ing from all extensions of credit. The amount of the reserve associated with instruments other than loans, such as leases, commitments to extend credit, standby letters of credit and interest rate contracts, is not ma-terial. Accordingly, a separate determination of the reserve allocable to such instruments has not been made.

(3) Additional information with respect to interest rate and foreign exchange contracts can be found in Note 23. The Corporation's accounting policy re-lated to such instruments is discussed in Note 1.