Form 10-K, Exhibit 13
period 1998-12-31
BANKBOSTON CORP
filed 1999-03-05
CIK 36672

                                                                      EXHIBIT 13

BankBoston Corporation
Consolidated Selected Financial Data

Years Ended December 31                1998     1997     1996     1995     1994      1993
(dollars in
millions, except per share amounts)
-------------------------------------------------------------------------------------------
Income Statement Data(1)
Interest income...........           $  5,577 $  5,164 $  4,893 $  5,119 $  4,376  $  3,330
Interest expense..........              3,050    2,735    2,553    2,870    2,339     1,561
                                     -------- -------- -------- -------- --------  --------
  Net interest revenue....              2,527    2,429    2,340    2,249    2,037     1,769
Provision for credit
 losses...................                380      200      231      275      154       107
                                     -------- -------- -------- -------- --------  --------
  Net interest revenue
   after provision for
   credit losses..........              2,147    2,229    2,109    1,974    1,883     1,662
Noninterest income........              2,032    1,563    1,344    1,309    1,035       945
Noninterest expense.......              2,910    2,324    2,320    2,076    1,947     2,002
                                     -------- -------- -------- -------- --------  --------
Income before income
 taxes, extraordinary item
 and cumulative effect of
 changes in accounting
 principles...............              1,269    1,468    1,133    1,207      971       605
  Provision for income
   taxes..................                477      589      483      529      422       262
                                     -------- -------- -------- -------- --------  --------
Income before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles...............                792      879      650      678      549       343
Extraordinary loss from
 early extinguishment of
 debt, net of tax.........                                                     (7)
Cumulative effect of
 changes in accounting
 principles, net of
 tax(2)...................                                                               24
                                     -------- -------- -------- -------- --------  --------
  Net income..............           $    792 $    879 $    650 $    678 $    542  $    367
                                     ======== ======== ======== ======== ========  ========
  Net income applicable to
   common stock...........           $    783 $    848 $    613 $    641 $    505  $    332
                                     ======== ======== ======== ======== ========  ========
Per common share
 Income before
  extraordinary item and
  cumulative effect of
  changes in accounting
  principles
  Basic...................           $   2.66 $   2.86 $   2.00 $   2.09 $   1.72  $   1.05
  Diluted.................               2.64     2.82     1.96     2.05     1.68      1.03
 Net income
  Basic...................               2.66     2.86     2.00     2.09     1.70      1.13
  Diluted.................               2.64     2.82     1.96     2.05     1.66      1.11
 Cash dividends declared..               1.16      .99      .85      .64      .47       .20
Average number of common
 shares (in thousands)
 Basic....................            293,873  295,918  307,058  307,712  297,826   294,066
 Diluted..................            296,663  300,080  312,224  313,536  307,232   304,134
-------------------------------------------------------------------------------------------

(1) All per share and average share information has been adjusted to reflect the Corporation's two-for-one stock split effected in 1998.

(2) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of tax, relating to a change in accounting principles pertaining to the valuation of purchased mortgage servicing rights.

-------------------------------------- 21 --------------------------------------

BankBoston Corporation
Consolidated Selected Financial Data

Years Ended December 31      1998      1997     1996     1995      1994     1993
(dollars in millions,
except per share amounts)
-----------------------------------------------------------------------------------
Selected Ratios
Return on average
 assets..................      1.10%     1.35%    1.09%    1.22%     1.01%     .76%
Return on average common
 equity(1)...............     16.91     20.05    14.47    16.86     15.50    11.39
Common dividend payout
 ratio...................      43.5      34.3     40.4     28.1      24.9     14.4
Common equity to total
 assets..................       6.6       6.3      7.1      7.1       6.2      6.1
Average total
 stockholders' equity to
 average total assets....       6.6       7.2      8.0      7.7       7.1      7.1
Risk-based capital ratios
  Tier 1.................       7.1       8.0      9.2      8.5       7.7      7.7
  Total..................      11.7      12.1     13.6     12.8      12.7     12.4
Leverage ratio...........       6.7       7.4      8.2      7.4       6.7      6.9
Net credit losses to
 average loans and lease
 financing...............       .81       .66      .57      .51       .81      .87
Reserve for credit losses
 to loans and lease
 financing...............      1.76      1.62     2.15     2.29      2.19     2.70
Reserve for credit losses
 to nonaccrual loans and
 lease financing.........     200.6     222.2    219.6    238.9     197.0    142.2
Nonaccrual loans and OREO
 as a percent of related
 asset categories........        .9        .8      1.1      1.1       1.5      2.5
Market value/book value..     238.4     316.0    222.4    171.2     112.2    108.9
Balance Sheet Data at
 December 31
Loans and lease
 financing...............   $42,806   $43,980  $41,061  $38,870   $37,708  $34,819
Reserve for credit
 losses..................      (754)     (712)    (883)    (890)     (827)    (941)
Total assets.............    73,513    69,268   62,306   59,423    55,411   50,711
Deposits.................    48,500    45,761   42,831   41,064    40,249   38,316
Funds borrowed...........    12,016    12,865    9,660    9,827     7,430    5,487
Notes payable............     4,593     2,941    2,821    2,189     2,219    2,023
Guaranteed preferred
 beneficial interests in
 Corporation's junior
 subordinated
 debentures..............       995       747      500
Stockholders' equity.....     4,817     4,610    4,934    4,702     3,931    3,615
Common shares outstanding
 (in thousands)..........   294,972   145,707  153,173  155,296   148,343  147,036
Common stockholders of
 record(2)...............    25,896    26,522   27,672   27,662    27,505   28,233
Number of employees......    24,519    21,495   21,990   23,710    24,009   24,215
Per common share(3)
 Book value..............  $  16.33  $  14.87  $ 14.45  $ 13.51  $  11.54  $ 10.57
 Market value............  38 15/16  46 31/32   32 1/8   23 1/8  12 15/16   11 1/2
Average Balance Sheet
 Data
Loans and lease
 financing...............   $44,683   $42,383  $40,589  $38,283   $36,017  $32,565
Securities...............    11,419     9,741    8,122    7,463     6,473    5,631
Other earning assets.....     6,290     5,584    4,699    3,821     5,027    4,684
                           --------  --------  -------  -------  --------  -------
  Total earning assets...    62,392    57,708   53,410   49,567    47,517   42,880
                           --------  --------  -------  -------  --------  -------
Cash and due from banks..     3,007     3,069    2,610    2,591     2,708    2,419
Other assets.............     6,801     4,486    3,503    3,586     3,164    2,638
                           --------  --------  -------  -------  --------  -------
  Total average assets...   $72,200   $65,263  $59,523  $55,744   $53,389  $47,937
                           ========  ========  =======  =======  ========  =======
Deposits.................   $45,778   $42,853  $41,603  $38,406   $37,919  $37,163
Funds borrowed...........    13,271    11,864    8,751    9,132     8,018    4,500
Other liabilities........     3,676     2,497    1,759    1,760     1,563    1,087
Notes payable(4).........     4,698     3,382    2,666    2,142     2,123    1,797
Stockholders' equity.....     4,777     4,667    4,744    4,304     3,766    3,390
                           --------  --------  -------  -------  --------  -------
  Total average
   liabilities and
   stockholders' equity..   $72,200   $65,263  $59,523  $55,744   $53,389  $47,937
                           ========  ========  =======  =======  ========  =======
-----------------------------------------------------------------------------------

(1) For purposes of this ratio, preferred stock dividends have been deducted from net income.

(2) The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

(3) All per share information has been adjusted to reflect the Corporation's two-for-one stock split effected in 1998.

(4) Averages for 1998, 1997 and 1996 include guaranteed preferred beneficial interests in Corporation's junior subordinated debentures.

-------------------------------------- 22 --------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------
Overview

BankBoston Corporation (the Corporation) is a registered bank holding company which, together with its subsidiaries and, in certain cases, joint ventures, operates through a network of offices across the U.S. and in Latin America, Asia and Europe. The Corporation's major banking subsidiary is BankBoston, N.A. (the Bank).

1998 Highlights

 . The Corporation's net income for 1998 was $792 million, compared with $879 million for 1997. Net income per common share was $2.66 and diluted net in-come per common share was $2.64 in 1998, compared with $2.86 and $2.82, re-spectively, in 1997. All per common share amounts reflect the Corporation's two-for-one stock split effected in June 1998.

 . Return on average common equity was 16.91 percent, compared with 20.05 per-cent in 1997. Return on average assets was 1.10 percent, compared with 1.35 percent in 1997.

 . The Corporation further expanded its presence and distribution capacity in Latin America, primarily through branch expansion programs in Argentina and Brazil; the first quarter 1998 acquisition of Deutsche Bank Argentina S.A. (Deutsche Argentina), including approximately $1 billion in loans and $1.5 billion in deposits; and the third quarter 1998 acquisition of the OCA Com-panies (OCA), a credit card and consumer finance business in Uruguay with approximately $65 million of loans at the date of acquisition. The Corpora-tion's Brazilian operations reported record earnings in 1998, reflecting an increase of 39 percent over net income in 1997. Likewise, the Corporation's Argentine operations achieved record earnings, with growth of 17 percent from the previous year.

 . Initiatives to build various Wholesale Bank businesses continued in 1998, including the expansion of its investment banking and other capital mar-kets-related capabilities. In August 1998, the Corporation acquired the in-vestment banking operations of Robertson Stephens from BankAmerica Corpora-tion. This acquisition complemented the Wholesale Bank's other businesses by adding equity underwriting, distribution and research capabilities to the Corporation's range of products and services available to its corporate customers.

 . Taxable equivalent net interest revenue increased $97 million, or 4 per-cent, from 1997. This increase was principally driven by growth in the Ar-gentine and domestic commercial loan portfolios, combined with wider spreads in Brazil arising from market volatility. This growth was partially offset by the Corporation's divestiture of its national consumer businesses in 1997 and early 1998.

 . Noninterest income increased $469 million, or 30 percent, from 1997. This increase resulted largely from higher fees and commissions, particularly from Argentine and Brazilian operations and the acquisition of Robertson Stephens, as well as a higher level of gains on sales of businesses. These increases were offset, in part, by a lower level of trading income and net securities gains.

 . During 1998, the Corporation pursued a number of strategic divestitures, which resulted in an aggregate pre-tax gain on sales of businesses of ap-proximately $254 million. In the fourth quarter of 1998, the Corporation sold its Berkshire County, Massachusetts franchise, including approximately $300 million of deposits and $1 billion of Private Banking assets under management, for a pre-tax gain of approximately $51 million. During the same period, the Corporation also sold its domestic institutional custody business for a pre-tax gain of approximately $38 million, and outsourced the settlement and depository functions of its asset management business. Additionally, in the first quarter of 1998, the Corporation sold its 26 percent interest in HomeSide, Inc. (HomeSide) for a pre-tax gain of $165 million.

 . Trading profits and commissions decreased by $61 million compared with 1997. This decrease reflected significant volatility in world financial markets during 1998. This volatility resulted in trading losses incurred by the Corporation's Boston-based emerging markets and high yield units. The impact of these losses was partially offset by higher trading profits from Latin American operations as well as by improved performance from the Cor-poration's derivatives unit. Additionally, the impact of these losses was offset, in part, by a higher level of net foreign exchange profits.

 . Noninterest expense increased $586 million, or 25 percent, from 1997. This increase was primarily driven by the previously mentioned strategic initiatives in Latin America and the various Wholesale Bank businesses, in-cluding the acquisition of Robertson Stephens. Noninterest expense also re-flected investments in the Corporation's Regional Bank and risk management and technology operations, as well as the realignment and downsizing of various businesses.

 . The provision for credit losses was $380 million, compared with $200 mil-lion in 1997. Net credit losses in 1998 were $364 million, compared with $279 million in 1997. Net credit losses to average loans and lease financ-ing was .81 percent, compared with .66 percent in the prior year.

 . Total loans and lease financing decreased approximately $1.2 billion from 1997. This decrease was largely driven by the securitization of $2.2 bil-lion of domestic commercial and industrial (C&I) loans in December 1998, the Corporation's contribution of its $1.2 billion national credit card portfolio to a joint venture in the first quarter of 1998, and

-------------------------------------- 23 --------------------------------------
  the securitizations of $.8 billion of home equity loans during the year.
  Lower levels of residential mortgage and indirect auto loans also contrib-uted to the decrease. Offsetting the abovementioned declines, domestic loans and lease financing increased approximately $3 billion from the prior year.
  In addition, the international loan and lease financing portfolio grew by approximately $1.1 billion, particularly from Argentine operations.

Additional information with respect to certain of the Corporation's acquisi-tions and divestitures can be found in Note 2 to the Financial Statements.

Forward-Looking Statements

The Corporation may from time to time make written or oral statements that are considered "forward-looking statements" within the meaning of the Private Secu-rities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future opera-tions, estimates of future economic performance and assumptions relating there-to.

The Corporation may include forward-looking statements in its filings with the Securities and Exchange Commission, in its reports to stockholders, including this Annual Report, in other written materials, and in statements made by se-nior management to analysts, rating agencies, institutional investors, repre-sentatives of the media and others.

By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risk exists that predictions, forecasts, projec-tions and other estimates contained in forward-looking statements will not be achieved. The following factors, among others, could cause actual results to differ materially from any forward-looking statements: significant changes and developments in world financial markets, particularly in Latin America and Asia; the ability of various countries in Asia and Latin America, particularly in Brazil, to institute timely and effective economic policies; the uses of monetary, fiscal and tax policy by various governments; political developments in the United States and other countries; developments in general economic con-ditions, both domestic and international, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; demand for various forms of credit; legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other as-pects of the financial services industry; changes in the competitive environ-ment for financial services organizations and the Corporation's responses to those changes; the Corporation's ability and resources in both its domestic and international operations to effectively execute its articulated business strat-egies and manage risks associated with the integration of acquisitions and ex-pansion plans; changes in technology and the successful allocation of technol-ogy resources across multiple projects, including efforts to address the Year 2000 issue and demands for greater automation; and the ability of the Corpora-tion's competitors, credit customers, wholesale fund providers, treasury and capital markets counterparties and vendors and service providers to respond ef-fectively to the Year 2000 issue. When relying on forward-looking statements to make decisions with respect to the Corporation, investors and others are cau-tioned to consider these and other risks and uncertainties.

Results of Operations

The following is a discussion and analysis of the Corporation's consolidated results of operations. In order to understand this section in context, it should be read in conjunction with the Consolidated Financial Statements and Notes to the Financial Statements included elsewhere in this report.

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

Table 1 -- Net Interest Revenue, Average Earning Assets and Net Interest Margin

Years Ended December 31
(dollars in millions)                       U.S.    International Consolidated
------------------------------------------------------------------------------
Net interest revenue (fully taxable
 equivalent basis)
1998...................................... $ 1,686     $   864      $ 2,550
1997......................................   1,822         631        2,453
1996......................................   1,826         534        2,360
Average earning assets
1998...................................... $43,199     $19,193      $62,392
1997......................................  41,849      15,859       57,708
1996......................................  40,211      13,199       53,410
Net interest margin
1998......................................    3.90%       4.50%        4.09%
1997......................................    4.36        3.98         4.25
1996......................................    4.54        4.05         4.42

1998 Compared with 1997

Net interest revenue represents the difference between the interest earned on certain of the Corporation's assets and the interest incurred on the liabili-ties used to pay for these assets. On a consolidated basis, net interest reve-nue increased approximately $97 million in 1998, compared with 1997. This im-provement was primarily attributable to the Corporation's international op-

-------------------------------------- 24 --------------------------------------
erations, particularly in Brazil and Argentina. Specifically, these operations were able to benefit from growth in average earning assets, particularly in Ar-gentina, combined with wider interest rate spreads in Brazil arising from mar-ket volatility. During the year, the Brazilian and Argentine loan and lease fi-nancing portfolios experienced average growth of approximately $.6 billion and $2.1 billion, respectively. Argentine growth included the acquisition of Deutsche Argentina. The increase in consolidated net interest revenue also re-flected growth in the domestic commercial portfolio. The improvement in net in-terest revenue was partially offset by the Corporation's 1997 and 1998 divesti-ture of its national consumer businesses, discussed below, which resulted in a decline in average loans and lease financing of approximately $2 billion.

Net interest margin represents the relationship between net interest revenue and average earning assets. Spread, another term used in this discussion, is defined as the difference between the yield on the Corporation's earning assets and the rate paid to fund those assets. Both margin and spread are affected by strategic decisions and the mix of assets and liabilities on the Corporation's balance sheet, as well as interest rate trends. The decline in margin from 1997 was primarily driven by the Corporation's divestiture of its national consumer businesses, as well as costs incurred to fund noninterest earning activities. In addition, the higher level of investment securities used to manage interest rate risk also influenced the margin decline. As mentioned previously, the de-cline in margin was partially mitigated by wider spreads in Brazil. In 1997, the Corporation began the divestiture of its national consumer businesses, with the sales of Ganis Credit Corporation (Ganis) and Fidelity Acceptance Corpora-tion (FAC). This divestiture was completed with the first quarter 1998 contri-bution of the national credit card portfolio to a joint venture. The aggregate impact of this divestiture was to reduce margin by approximately 28 basis points. Domestic margin was further reduced by the Corporation's investment, in 1998, in bank-owned life insurance. The revenue from these investments was re-corded in noninterest income and, therefore, did not offset the cost of carry-ing the assets, which is a component of net interest margin. In addition, do-mestic margin was reduced due to new issuances of guaranteed preferred benefi-cial interests in the Corporation's junior subordinated debentures, the cost of which was included in interest expense. While resulting in higher interest ex-pense, these issuances were used to fund the Corporation's redemption of its preferred shares, eliminating the higher cost of preferred dividends. Refer to the "Capital Management" section for further discussion of this strategy.

Future levels of net interest revenue and margin will be affected by competi-tive pricing pressure on retail deposits, loans and other products; the mix and volume of assets and liabilities; the interest rate environment; government policies and the economic and political conditions in the countries where the Corporation does business; and other factors. As such, there can be no assur-ance as to the level of the Corporation's future net interest revenues or net interest margins.

Noninterest Income

The composition of noninterest income is presented in Table 2.

Table 2 -- Noninterest Income

Years Ended December 31                                    1998    1997   1996
(in millions)
--------------------------------------------------------------------------------
Financial service fees and commissions
 Deposit and ATM-related fees............................ $  312  $  259 $  238
 Investment banking fees.................................    179      57     23
 Syndication and agent fees..............................     68      95     58
 Net mortgage servicing fees.............................                   (82)
 Other financial service fees............................    318     252    240
                                                          ------  ------ ------
                                                             877     663    477
Trust and investment management fees.....................    326     283    246
Net securities gains.....................................     41      80     23
Trading profits and commissions..........................     (3)     58     76
Net foreign exchange profits.............................    127      88     54
Net equity and mezzanine profits.........................    233     221    209
Gains on sales of businesses.............................    254      68    153
Other income.............................................    177     102    106
                                                          ------  ------ ------
                                                          $2,032  $1,563 $1,344
                                                          ======  ====== ======

1998 Compared with 1997

Financial Service Fees and Commissions

Years Ended December 31                                               1998 1997
(in millions)
-------------------------------------------------------------------------------
Deposit and ATM-related fees
 Service charges on deposits......................................... $248 $206
 ATM-related fees....................................................   64   53
                                                                      ---- ----
                                                                      $312 $259
                                                                      ==== ====

Service charges on deposits increased $42 million from 1997. This increase was due, in part, to growth in Argentine operations, including the acquisition of Deutsche Argentina. ATM-related fees increased $11 million from 1997, primarily due to a higher level of domestic activity and the repricing of certain domes-tic services.

Years Ended December 31                                                1998 1997
(in millions)
--------------------------------------------------------------------------------
Investment banking fees
 Advisory fees........................................................ $ 70 $28
 Brokerage fees and commissions.......................................   62  11
 Underwriting fees....................................................   47  18
                                                                       ---- ---
                                                                       $179 $57
                                                                       ==== ===

Investment banking fees increased $122 million from 1997. The improvement in each of these categories was primarily attributable to the acquisition of Rob-ertson Stephens in August 1998, and, to a lesser extent, higher fees from the Corporation's high yield unit.

-------------------------------------- 25 --------------------------------------

Syndication and agent fees decreased $27 million compared with 1997, primarily due to a lower level of activity. During 1998, the Corporation completed 189 syndications, totaling $15.2 billion, compared with 207 transactions, totaling $18.8 billion, in 1997.

Years Ended December 31                                               1998 1997
(in millions)
-------------------------------------------------------------------------------
Other financial service fees
 Letter of credit and acceptance fees................................ $ 77 $ 73
 Credit card fees....................................................   64   36
 Other loan-related fees.............................................   45   39
 Other...............................................................  132  104
                                                                      ---- ----
                                                                      $318 $252
                                                                      ==== ====

Compared with 1997, the $66 million increase in other financial service fees was largely attributable to a $28 million increase in credit card fees and a $28 million increase in other miscellaneous financial service fees. The im-provement in credit card fees reflected approximately $25 million of fee growth from the credit card portfolios in Argentina, Brazil and Uruguay, the latter resulting from the acquisition of OCA. The increase in other miscellaneous fi-nancial service fees also included a higher level of service fees from Argen-tine operations due, in part, to insurance-related fees.

Trust and Investment Management Fees

Years Ended December 31                                                1998 1997
(in millions)
--------------------------------------------------------------------------------
 Mutual fund fees..................................................... $132 $111
 Personal trust fees..................................................  162  145
 Other agency fees....................................................   32   27
                                                                       ---- ----
                                                                       $326 $283
                                                                       ==== ====

Mutual fund fees increased $21 million from 1997. This increase was attribut-able, in part, to a $1.5 billion aggregate increase in assets under management by the Brazilian and Argentine operations. The Corporation is the largest mu-tual fund provider in Argentina and the fourth largest in Brazil. Additionally, domestic mutual fund assets under management, excluding those related to the Private Banking business, increased by approximately $1.5 billion, primarily as a result of greater sales from cash management operations and the Regional Bank. Personal trust fees are primarily based on assets managed by the Private Banking business. These fees increased by $17 million, primarily due to a $1.7 billion increase in assets under management, prior to the sale of the Berkshire County franchise in the fourth quarter of 1998, which had approximately $1 bil-lion of assets under management. Other agency fees primarily relate to custody operations. Although these fees increased modestly during the year, they are expected to decline in the future as a result of the sale of the Corporation's domestic institutional custody business in the fourth quarter of 1998.

Net Securities Gains

The $39 million decline in net securities gains mainly reflected the absence of an approximately $20 million gain in 1997 from the Argentine available for sale portfolio, combined with a $22 million loss in 1998 from the recognition of other than temporary impairment related to certain available for sale securi-ties held in the Corporation's Boston-based emerging markets portfolio.

Trading Profits and Commissions and Net Foreign Exchange Profits

The $61 million decline in trading profits and commissions was driven by losses arising from the Boston-based emerging markets and high yield trading portfo-lios, which generated combined trading losses in 1998 of approximately $105 million. The majority of these losses were incurred during the third quarter of 1998 when world financial markets experienced significant volatility due to the escalation of economic crises in Asia and Russia and the spill-over effect that these crises had on other markets, particularly emerging markets. The losses were mostly offset by trading profits from Brazilian and Argentine operations as well as a higher level of profits from the derivatives unit. Additionally, net foreign exchange profits increased $39 million from 1997. These profits, like derivatives profits, grew due to higher customer demand for risk manage-ment products, arising from the same volatile conditions and market uncertain-ties noted above.

Net Equity and Mezzanine Profits

Net equity and mezzanine profits mainly relate to the sale of investments made by the Private Equity business. This income increased $12 million from 1997, primarily as a result of a higher level of sales activity in the first half of 1998. At December 31, 1998, this portfolio had a carrying value of $1.3 bil-lion, compared with $965 million at December 31, 1997.

Other

Gains on sales of businesses included a $165 million gain recorded in the first quarter of 1998 from the sale of the Corporation's 26 percent interest in HomeSide and gains of $51 million and $38 million related to the sales of the Corporation's Berkshire County franchise and domestic institutional custody business, respectively, in the fourth quarter of 1998. Additional information on these transactions can be found in Note 2 to the Financial Statements. In 1997, the gains on sales of businesses related to the sale of FAC.

Other income increased $75 million compared with 1997. This improvement was largely driven by earnings on the Corporation's investment in bank-owned life insurance of approximately $47 million, the funding costs of which contributed to a corresponding decline in net interest revenue and margin. Additionally, the increase reflected a higher level of gains on the sale of loans, as well as the absence of a 1997 charge related to interest rate futures contracts that had been used to hedge the funding of FAC. These increases were partially off-set by a $20 million charge in 1998 related to the Corporation's 17.5 percent equity investment in Korean Merchant Banking Corporation (KMBC), reflecting de-terioration of that company's financial condition.

                                     * * *
-------------------------------------- 26 --------------------------------------

The Corporation's capital markets-related businesses, including activity from its trading, investment banking and private equity businesses, are sensitive to the volatile market and economic conditions, which continued into the first quarter of 1999. As such, it is not possible to predict how the continued level of volatility in world financial markets will affect these businesses and their levels of revenues in the future.

Noninterest Expense

The composition of noninterest expense is presented in Table 3.

Table 3 -- Noninterest Expense

Years Ended December 31                                    1998   1997   1996
(in millions)
------------------------------------------------------------------------------
Employee costs........................................... $1,630 $1,279 $1,178
Occupancy and equipment..................................    398    350    341
Advertising and public relations.........................    109    107    108
Communications...........................................    132    112    101
Professional fees........................................    111     61     56
Software costs...........................................     71     44     35
Amortization of goodwill ................................     39     27     24
Other....................................................    420    344    297
                                                          ------ ------ ------
Noninterest expense before acquisition-related
 restructuring costs.....................................  2,910  2,324  2,140
Aquisition-related restructuring costs...................                  180
                                                          ------ ------ ------
                                                          $2,910 $2,324 $2,320
                                                          ====== ====== ======

1998 Compared with 1997

Noninterest expense increased $586 million compared with the prior year. This increase was primarily driven by growth and investment spending in Latin Ameri-ca, including the acquisitions of Deutsche Argentina and OCA and the branch ex-pansion programs in Brazil and Argentina; and ongoing initiatives to build the Corporation's various Wholesale Bank businesses, including the acquisition of Robertson Stephens and the expansion of other capital markets-related capabili-ties. Although this investment spending affected all categories of noninterest expense, it was most evident in the growth of employee costs, including sala-ries, benefits and incentive compensation, as well as occupancy and equipment costs, communication costs and amortization of goodwill.

At December 31, 1998, the number of full-time equivalent employees was approxi-mately 24,500, reflecting growth of approximately 3,500 from December 31, 1997. Almost all of this growth was attributable to the abovementioned areas of in-vestment. This growth was partially offset by reductions in various support functions as well as in the Regional Bank, reflecting, in part, the previously mentioned sales of the Berkshire County franchise and the domestic institu-tional custody business, as well as various branch closings during the year. Higher incentive compensation, which included $94 million of bonus payments in connection with the Robertson Stephens acquisition, also contributed to the in-crease in employee costs. The increases in employee costs were partially offset by the lower costs resulting from the Corporation's abovementioned divestiture of its national consumer businesses.

In addition, noninterest expense increased over 1997 levels as a result of a number of other initiatives undertaken by the Corporation. These initiatives particularly contributed to the increases in professional fees and other ex-penses. In the first quarter of 1998, the Corporation recorded charges related to the realignments of its European operations and the Private Banking busi-ness. During the third quarter of 1998, the Corporation recorded various costs associated with a 25 percent reduction in staff of its Emerging Market Sales, Trading and Research (EMSTR) unit, as well as a realignment of its Asian opera-tions, including the closing of offices in India, Japan, the Philippines and Taiwan. Specifically, these costs consisted of anticipated employee severance costs, costs of terminating existing lease obligations and other business con-tract losses. The annual comparison also included costs incurred in 1998 re-lated to the Regional Bank, including the integration of Rhode Island Hospital Trust National Bank into the Bank and the Corporation's redesign project, the final results of which have been integrated into the Corporation's business planning process. The Corporation also made various investments with respect to risk management and technology, including its responses to the introduction of the euro and to the Year 2000 issue. Additional information on the introduction of the euro and the Year 2000 issue can be found in the "Risk Management" sec-tion. In both comparisons, these expenses were offset partially by the Corpora-tion's divestiture of its national consumer businesses, as well as the absence of 1997 costs related to the integration of BayBanks, Inc. (BayBanks) and Bank of Boston Connecticut into the Bank.

Provision for Credit Losses

The provision for credit losses was $380 million in 1998, compared with $200 million in 1997. The provision for credit losses reflects management's assess-ment of the adequacy of the reserve for credit losses, considering the current risk characteristics of the loan portfolio and economic conditions. In 1998, the level of provision reflected a higher level of losses during the year. The amount of future provisions will continue to be a function of management's as-sessment of credit risk based upon its quarterly review of the reserve for credit losses. These risk assessments include the potential impact of continued economic instability in world financial markets and the status of economic pro-grams in various countries. Due to this economic volatility, which has contin-ued into the first quarter of 1999, particularly with respect to various emerg-ing markets countries, management currently expects increased pressure on the ability of certain customers to repay their debts to the Corporation. As such, there can be no assurance as to the level of future provisions. Additional in-formation on the reserve for credit losses and net credit losses can be found in the "Reserve for Credit Losses" section and Note 7 to the Financial State-ments.

Provision for Income Taxes

The 1998 provision for income taxes was $477 million, compared with $589 mil-lion for 1997. The Corporation's effective tax rate was 38 percent in 1998, compared with 40 percent in 1997. The reduction in the Corporation's effective tax rate from 1997 was primarily due to a change in the mix of the Corpora-tion's tax base.

-------------------------------------- 27 --------------------------------------

Line of Business Information

The Corporation is managed through the Office of the Chief Executive Officer (the OCEO), which is the senior decision making group in the company. The OCEO consists of five members, including the Chairman and Chief Executive Officer
(CEO), the President and Chief Operating Officer (COO), the Chief Financial Officer, the head of the Regional Bank and the head of the Wholesale Bank. The latter three individuals are also Vice Chairs of the Corporation. The OCEO meets periodically to discuss important matters of strategy and review the op-erating performance of the Corporation's businesses. The group maintains close contact with key administrative heads and business managers throughout the Corporation, including the management teams in Argentina and Brazil.

The COO has primary responsibility for the Corporation's revenue producing businesses. In assessing the performance of the Corporation, the COO divides the company into four major business lines: the Wholesale Bank, the Regional Bank, Argentina and Brazil. The Wholesale and Regional Bank lines cover the vast majority of the Corporation's domestic operations, while the Argentina and Brazil lines cover the vast majority of the Corporation's international operations. Operating results and other key financial measures of these four major business lines for 1998, 1997 and 1996 are presented below. All other businesses not encompassed in the four major lines have been combined and are presented below in "Other Businesses". Certain revenue and expense items, mainly of a nonrecurring nature, which were not considered by management in the evaluation of a business unit's core operating results, are included in "Corporate Adjustments" shown below. Information shown for 1997 and 1996 is presented on a basis consistent with 1998 and, as such, has been restated for changes in the Corporation's organizational structure and internal management reporting methodologies implemented during 1998.

The line of business information shown below reflects assignments and alloca-tions of items made within the Corporation's internal management reporting process. Descriptions of individual items are as follows:

 . Most balance sheet, as well as revenue and expense, items are derived from the internal management reporting system, where they are specifically at-tributable to individual business units.

 . Net interest revenue is allocated to the business units using a funds transfer pricing process, which incorporates a matched funding concept, with the residual assigned to the Global Treasury group.

 . Various techniques are employed to allocate certain costs associated with corporate support areas, including the use of unit costs and service vol-umes.

 . The provision for credit losses is allocated to each line of business based on actual net credit losses for consumer loans and on an "expected loss" methodology for commercial loans. This applies to both domestic and inter-national business units. Expected loss is determined under the Corporation's risk adjusted return on equity (RAROE) methodology and is an estimate of the average loss rate that individual credit portfolios will experience over an economic cycle, based on the Corporation's historical experiences and various market data. This method is different from the method used to determine the Corporation's consolidated provision for credit losses in any given period, which is based on an evaluation of the adequacy of the reserve for credit losses considering the risk characteris-tics in the credit portfolio at a point in time. Since this expected loss methodology, which averages peaks and valleys of the credit cycle, is in-tended to be a longer term view of the credit costs of a business, it would be expected to result in a lower allocation in declining periods of a credit cycle and a higher allocation in improving periods of a credit cy-cle. The difference between the sum of the provisions for each line of business determined using this methodology and the Corporation's consoli-dated provision is included in Corporate Adjustments.

 . The provision for income taxes applied to each business line reflects an estimate of the actual effective tax rate related to each business line for each year presented. These rates will vary due to a number of factors, in-cluding differences in state tax rates, foreign tax issues and the tax ram-ifications of certain transactions.

 . The return on equity shown for each line of business is based upon the Cor-poration's RAROE methodology. The amount of common equity allocated to each business line is based on 1) an evaluation of the various risks associated with the business, including credit, market, country and operating risk, and 2) the amount of capital necessary to support other investments, such as fixed assets and joint ventures. The amount of capital necessary to sup-port goodwill is not allocated to individual businesses for RAROE purposes and, accordingly, is included in Corporate Adjustments. The difference be-tween the aggregate amount of capital allocated under this methodology, in-cluding the amount related to goodwill, and the Corporation's total book capital is essentially allocated to the business lines on a pro-rata basis. Businesses are allocated goodwill when evaluated under an economic value added approach, which is another analytical tool that the Corporation uses to assess the performance of business units.

 . Certain revenue and expense items, which are not included in the business line results evaluated by management, are included in Corporate Adjust-ments. The major source of revenue shown in Corporate Adjustments for each year presented is gains on sales of businesses. In 1998, total revenue of $212 million included $254 million of gains on sales of businesses, par-tially offset by net funding costs for certain noninterest bearing assets and liabilities. The components of revenue are also affected by transfers between net interest revenue and noninterest income related to compensating balance arrangements with certain customers. The expenses shown in Corpo-rate Adjustments for all three years are primarily composed of three items: amortization of goodwill; costs related to acquisitions or the realignment and downsizing of certain businesses; and, in 1998, bonus payments due em-ployees in connection with the Robertson Stephens acquisition.

-------------------------------------- 28 --------------------------------------

Selected financial information for the Corporation's lines of business for 1998, 1997 and 1996 is presented in Table 4 shown below. This financial infor-mation is presented on a fully taxable equivalent basis. Further information on the Corporation's line of business information can be found in Note 26 to the Financial Statements.

Table 4 -- Line of Business Selected FInancial Information

                         Wholesale Regional                      Other     Corporate  Consolidated
(dollars in millions)      Bank      Bank    Argentina Brazil  Businesses Adjustments    Totals
--------------------------------------------------------------------------------------------------
Year Ended December 31,
 1998
Net interest revenue....  $   618  $   952    $  332   $  345   $   234     $   69      $ 2,550
Noninterest income......      861      450       244      174       160        143        2,032
                          -------  -------    ------   ------   -------     ------      -------
Total revenue...........    1,479    1,402       576      519       394        212        4,582
Noninterest expense.....      697    1,012       381      327       282        211        2,910
                          -------  -------    ------   ------   -------     ------      -------
Operating income........      782      390       195      192       112          1        1,672
Provision for credit
 losses.................      118       78        64       24        46         50          380
                          -------  -------    ------   ------   -------     ------      -------
Pre-tax income (loss)...      664      312       131      168        66        (49)       1,292
Income tax provision
 (benefit)..............      273      119        57       69         5        (23)         500
                          -------  -------    ------   ------   -------     ------      -------
Net income (loss).......  $   391  $   193    $   74   $   99   $    61     $  (26)     $   792
                          =======  =======    ======   ======   =======     ======      =======
Average loans and lease
 financing..............  $23,641  $ 6,488    $5,640   $3,590   $ 5,482     $ (158)     $44,683
Average assets..........  $29,365  $ 8,148    $8,227   $6,297   $18,394     $1,769      $72,200
Average deposits........  $ 5,301  $25,608    $4,495   $2,136   $ 8,111     $  127      $45,778
RAROE...................       20%      23%       17%      27%       13%                     17%
--------------------------------------------------------------------------------------------------
Year Ended December 31,
 1997
Net interest revenue....  $   575  $   954    $  205   $  265   $   382     $   72      $ 2,453
Noninterest income......      710      406       145      138       181        (17)       1,563
                          -------  -------    ------   ------   -------     ------      -------
Total revenue...........    1,285    1,360       350      403       563         55        4,016
Noninterest expense.....      502      979       217      260       312         54        2,324
                          -------  -------    ------   ------   -------     ------      -------
Operating income........      783      381       133      143       251          1        1,692
Provision for credit
 losses.................      120       81        21       18       139       (179)         200
                          -------  -------    ------   ------   -------     ------      -------
Pre-tax income..........      663      300       112      125       112        180        1,492
Income tax provision....      269      117        49       54        45         79          613
                          -------  -------    ------   ------   -------     ------      -------
Net income..............  $   394  $   183    $   63   $   71   $    67     $  101      $   879
                          =======  =======    ======   ======   =======     ======      =======
Average loans and lease
 financing..............  $21,074  $ 7,010    $3,552   $3,036   $ 7,562     $  149      $42,383
Average assets..........  $25,131  $ 8,776    $5,160   $5,466   $19,698     $1,032      $65,263
Average deposits........  $ 5,306  $25,388    $2,576   $1,437   $ 7,969     $  177      $42,853
RAROE...................       23%      21%       23%      24%       10%                     20%
--------------------------------------------------------------------------------------------------
Year Ended December 31,
 1996
Net interest revenue....  $   540  $   914    $  183   $  213   $   441     $   69      $ 2,360
Noninterest income......      552      407       108      105       206        (34)       1,344
                          -------  -------    ------   ------   -------     ------      -------
Total revenue...........    1,092    1,321       291      318       647         35        3,704
Noninterest expense.....      419      939       173      199       358        232        2,320
                          -------  -------    ------   ------   -------     ------      -------
Operating income........      673      382       118      119       289       (197)       1,384
Provision for credit
 losses.................      106       44        20       16       116        (71)         231
                          -------  -------    ------   ------   -------     ------      -------
Pre-tax income (loss)...      567      338        98      103       173       (126)       1,153
Income tax provision
 (benefit)..............      235      148        40       46        70        (36)         503
                          -------  -------    ------   ------   -------     ------      -------
Net income (loss).......  $   332  $   190    $   58   $   57   $   103     $  (90)     $   650
                          =======  =======    ======   ======   =======     ======      =======
Average loans and lease
 financing..............  $19,431  $ 6,428    $2,987   $2,480   $ 9,196     $   67      $40,589
Average assets..........  $22,497  $ 8,149    $4,275   $4,616   $19,312     $  674      $59,523
Average deposits........  $ 5,467  $25,192    $2,160   $1,060   $ 7,643     $   81      $41,603
RAROE...................       20%      22%       19%      23%       12%                     14%

-------------------------------------- 29 --------------------------------------

Wholesale Bank

The Wholesale Bank provides a full range of commercial and investment banking products to its predominately middle market, non-investment grade corporate customer base. The geographic reach of this business is national in scope, with approximately three-quarters of this business not dependent on the New England economy. The Wholesale Bank seeks to establish and maintain lead bank status with its clients by offering the following products and services, which cover the full spectrum of a company's needs:

 . Lending

 . Leasing

 . Cash Management Services

 . Risk Management Products (foreign exchange and derivatives)

 . Trade Services

 . Loan Syndications

 . Equity Underwriting

 . High Yield Debt Underwriting

 . Merger and Acquisition Advisory Services

 . Private Placements

 . Private Equity

Within the Wholesale Bank there are three major sub-businesses: the Commercial Bank, the Investment Bank and Private Equity. Each of these sub-businesses seeks to leverage the strengths of the other two in creating business opportu-nities. They also look to leverage the Corporation's international franchise, particularly in Latin America, to attract customers doing business abroad.

In 1998, a substantial portion of the Wholesale Bank's operating income came from the Commercial Bank, with the remainder from Private Equity. In 1998, the Investment Bank recorded a net loss in operating income of approximately
$50 million, due mainly to trading losses incurred by the high yield unit, as liquidity in that market suffered greatly from turmoil in the global capital markets during the last half of 1998.

The approximate revenue contribution made by each of the Wholesale Bank's sub-businesses in 1998 is depicted in the chart shown below.

                        Chart 1 Wholesale Bank - Revenue

 . Commercial Bank        77%
 . Private Equity         14%
 . Investment Bank*        9%

* It is expected that the relative contribution to revenue made by the Invest-ment Bank will increase next year due, in part, to Robertson Stephens being part of the Corporation for a full year in 1999, compared with four months in 1998.

The Commercial Bank has primary responsibility for managing individual customer relationships. Historically, corporate customers have generally been brought into the Bank through a lending transaction and the Commercial Bank's relation-ship managers seek to expand the relationship into other products and services. Major divisions of the Commercial Bank are New England Corporate Banking, Busi-ness Credit, Leasing and additional lending groups which are organized along specialized industry lines. The Corporation enjoys a national presence in many of these specialized industry groups, including High Technology, Media, Con-sumer and Specialty Retail, Transportation, Environmental Services, Real Es-tate, Telecommunications, Restaurants, Energy and Utilities, Health Care, and Financial Institutions. In addition, the Multinational and European divisions provide support to the Wholesale Bank's multinational clients. Relationship managers from all divisions offer customers loan syndication services and a package of fee-generating products such as foreign exchange, derivatives, cash management and trade services, while working closely with counterparts from the Investment Bank in ensuring that all financing needs of their customers are met. The compensation structure for employees in the Commercial and Investment Banks incents them to produce cross-sell opportunities for each other's prod-ucts.

The Investment Bank falls under the umbrella of BancBoston Robertson Stephens Inc., which essentially combines the capital markets debt products that had previously been offered by the Wholesale Bank with the equity underwriting, distribution and research capabilities of Robertson Stephens, an investment bank that was purchased by the Corporation during the third quarter of 1998. The purchase of Robertson Stephens also enhanced the Wholesale Bank's advisory and private placement capabilities. Strategically, the acquisition was designed to preserve the Wholesale Bank's customer relationships by rounding out its product set and providing customers with "one-stop shopping."

The Corporation has been in the Private Equity business for approximately 40 years and during that time has invested approximately $3 billion, including committing over $650 million in 1998, to a wide range of companies. Private Equity's portfolio, which had a carrying value of approximately $1.3 billion at the

-------------------------------------- 30 --------------------------------------
end of 1998, is diversified as to industry, geography, maturity, investment size and investment type. While most investments have been made in the U.S. through the main office in Boston and another office in Palo Alto, Private Eq-uity also has a strong global presence with offices in London, Hong Kong, Buenos Aires and Sao Paulo, as well as strategic alliances worldwide. The busi-ness provides a wide range of capital options, from early stage venture capital for emerging growth companies in the health care and information technology sectors to equity sponsorship, co-investment and mezzanine capital for buyouts, recapitalizations and expansion of mid-size companies. Gains are realized through a variety of channels including strategic or financial buyouts, recapi-talizations, and public offerings. In addition, Private Equity has initiated a new line of asset management products for institutions and high net worth indi-viduals, including the successful closing of a $150 million "fund of funds" in 1998.

Net income from the Wholesale Bank in 1998 was essentially flat with 1997. The comparison was affected by the previously discussed operating losses incurred by the Investment Bank in 1998, stemming from trading losses in the high yield unit. In addition, revenue from Private Equity slowed in the second half of 1998 due to market conditions, while expenses from this business were higher in 1998 due, in part, to higher incentive compensation and an increase in staff. Net income from the Commercial Bank, however, increased approximately 13 per-cent from 1997. Contributing to this improvement was higher net interest reve-nue, reflecting a $2.5 billion increase in average loans and leases. This was caused by growth in many of the Commercial Bank's lending divisions, including Real Estate, Business Credit, Energy and Utilities, and Environmental Services, as well as growth in the lease portfolio. In addition, an increase in profits from the foreign exchange and derivatives areas, reflecting higher customer de-mand for these risk management products, also contributed to the increase in net income. Partially offsetting these revenue increases in the Commercial Bank were higher expenses due, in part, to increased employee costs, including higher levels of incentive compensation for those areas which produced improved revenues.

Regional Bank

The Regional Bank is a New England-based business that provides for the finan-cial services needs of its three major customer groups: consumers, high net worth individuals and small businesses. The Regional Bank operates through franchises in Massachusetts, Rhode Island, Connecticut and New Hampshire. The Massachusetts banking franchise is the largest in that state.

The customer mix of the Regional Bank includes:

 . Approximately 1.7 million consumer households

 . Approximately 11,000 private banking clients, mainly high net worth indi-viduals, served through 13 private banking offices in southern New England and Florida

 . Nearly 130,000 small business relationships

Customers are offered a wide array of lending, investment and deposit products, and are served through a number of convenience distribution channels, as well as traditional branch locations. A summary of the Regional Bank's distribution system follows:

 . Nearly 1,600 ATM locations with over three-quarters of these located in Massachusetts

 . Approximately 430 full service branches, of which approximately 20 percent are located in stores or shopping malls

 . Two major telebanking centers, which handle approximately 33 million calls per year

 . One of the most widely used home banking products in the country, with ap-proximately 370,000 customers

Major product groups are as follows:

 . Deposits totaling $26 billion, which provide other parts of the Corporation with a major source of funding.

 . A $6 billion loan portfolio, of which $5 billion are loans to consumers and the remainder small business loans. The consumer loan products include home equity, credit card, residential mortgage, automobile, education and other types of installment loans.

 . A family of 18 no-load mutual funds, known as the Boston 1784 Funds, which have approximately $10 billion of assets under management. These funds are managed by the Corporation's Global Treasury group.

 . Approximately $23 billion of assets under management (including approxi-mately $4 billion which are invested in the Boston 1784 Funds) in connec-tion with wealth management and private banking services that are provided for high net worth individuals.

The major sub-businesses of the Regional Bank are Consumer and Community Bank-ing, Business Banking, and Private Banking. The estimated percentage contribu-tion to operating income for each sub-business in 1998 follows.

                    Chart 2 Regional Bank - Operating Income

 . Consumer and Community Banking        61%
 . Private Banking                       22%
 . Business Banking                      17%

In connection with an initiative first announced in October 1997, aimed at redesigning the way in which it does business, the Regional Bank introduced some major organizational, strategic and personnel changes in 1998. The goal of this effort is to make the business more customer focused and improve business retention by enhancing the customer's overall experience with the Bank. Busi-ness functions across southern New England have been integrated to better ena-ble individual sub-businesses to leverage from each other's strengths and in-crease cross-marketing opportunities. In connection with this effort, the do-mestic

-------------------------------------- 31 --------------------------------------
private banking unit was incorporated into the Regional Bank and small middle market business relationships are being transferred from the Wholesale Bank. Other actions which are scheduled to be implemented during 1999 include ex-panding certain product lines, such as investment products (e.g. mutual funds), and improving the efficiency of certain delivery channels, particularly home banking through the Internet, telebanking and the branch network. Also, in light of the rapidly changing consumer banking environment, a dedicated team has been formed to create a range of products and services designed to generate new revenue streams, especially associated with electronic commerce.

Net income from the Regional Bank increased $10 million, or 5 percent, from 1997. This increase was driven by a higher level of noninterest income, includ-ing increases in personal trust, electronic banking and investment management fees. Partially offsetting the growth in noninterest income was an increase in noninterest expense related to various initiatives which resulted in higher levels of employee costs, professional fees and software expenditures. This growth was partially offset by cost savings from branch closings. Net interest revenue was essentially flat with 1997, as narrower spreads caused by the low rate environment and continued runoff of the indirect auto loan portfolio were offset by improvements in spread from a favorable change in deposit mix and higher revenue from other loan products reflecting improved volume, spreads and fees. The declining volume of indirect auto loans reflects the Corporation's strategic decision to allow this portfolio to run off due to the low returns generated by this business.

Argentina

The Corporation has maintained a presence in Argentina since 1917. During the 1990s, Argentina, a country of approximately 35 million people, has enjoyed a period of economic stability highlighted by a very low inflation rate, which was 0.7 percent in 1998, and the establishment of the Convertibility Plan, which has fixed the Argentine peso at a one-to-one exchange rate against the U.S. dollar for most of the decade.

The Corporation operates in both the corporate and consumer banking sectors. The corporate banking business caters to large corporations, middle market cus-tomers and companies operating in a variety of specialized industries. Corpo-rate customers are offered a full array of products, including traditional lending services, cash management, trade services, foreign exchange, syndica-tions, corporate finance and various investment banking services. On the con-sumer side, in addition to offering various deposit and lending products, cus-tomers are also provided access to mutual fund, insurance, credit card and pen-sion management products.

As a result of the aforementioned economic stability, the Corporation expanded its Argentine operations and now operates one of the largest banks in the coun-try. Beginning in the fourth quarter of 1997 and extending through the first half of 1998, the Corporation undertook a significant expansion of its Argen-tine branch network, which included the acquisition of Deutsche Argentina and the opening of 64 new branches in various parts of the country. As a result of this expansion program, the Corporation now has 139 branches throughout the country, compared with 43 prior to the program. The expansion effort is one of the main reasons why the Corporation's total assets in Argentina have grown to approximately $9 billion at the end of 1998, from less than $7 billion at the end of 1997, including growth in the loan portfolio to approximately $6 billion at the end of 1998, from less than $5 billion at the end of 1997. The major components of the loan portfolio at the end of 1998 follow.

                           Chart 3 Argentina - Loans

 . Large Corporate         55%
 . Consumer*               32%
 . Middle Market           13%

* Nearly three-quarters of the consumer portfolio is collateralized.

The Corporation's Argentine operations are comprised of three main sub-busi-nesses: Corporate Banking, which includes Large Corporate and Middle Market, Retail Banking and Treasury. Products and services of the Corporate and Retail Banking sub-businesses are discussed above. The Treasury sub-business is mainly responsible for asset and liability management and trading activities. The es-timated percentage contribution to operating income for each sub-business in 1998 follows.

                     Chart 4 Argentina - Operating Income

 . Retail Banking        39%
 . Corporate Banking     30%
 . Treasury              29%
 . Other                  2%

Net income from Argentine operations increased $11 million, or 17 percent, from 1997. This improvement was achieved despite net costs incurred in connection with the previously discussed expansion efforts undertaken during the year, which affected the earnings growth rate and contributed to a decline in RAROE from 1997. Operating income increased $62 million on the strength of higher net interest revenue, which was caused by an increase in average loans and leases of approximately $2 billion; higher levels of deposit fees, as average deposits grew by nearly $2 billion from 1997; increased credit card fees related to a 78 percent increase in the number of credit card holders; improved mutual fund fees, as the Corporation maintained its status as the largest mutual fund pro-vider in Argentina; and improved trading account and foreign exchange profits. The

-------------------------------------- 32 --------------------------------------
improved revenue picture was partially offset by an increase in expenses and a higher provision for credit losses. Much of the expense growth came from em-ployee costs, due to a combination of expansion activities and higher incentive compensation in line with the increased revenues. The Corporation employs ap-proximately 3,600 people in Argentina, up over 1,000 from the end of 1997.
Other expense items, such as occupancy, equipment, telecommunications, travel and advertising, increased due, in part, to expansion, which included integra-tion expenses related to the Deutsche Argentina acquisition. The higher provi-sion for credit losses mainly related to an increase in credit losses on con-sumer loans due, in part, to growth in those loan portfolios. Consumer loans, which more than doubled to approximately $1.8 billion by the end of 1998, gen-erally carry wider spreads and a higher loss rate than loans in the commercial portfolio. Total net credit losses from Argentine operations were $57 million in 1998, compared with $23 million in 1997, with most of the increase related to the consumer portfolio. In order to more fully understand how the Corpora-tion manages its cross-border and other market risks in Argentina, you should refer to the "Cross-Border Outstandings" and "Non-U.S. Dollar Denominated Risk Management" sections.

Brazil

The Corporation has maintained a presence in Brazil since 1947. Like Argentina, Brazil enjoyed a period of relative economic stability during a portion of the 1990s as a result of the Real Plan which was instituted in mid-1994. This plan, which included a managed exchange rate policy, reduced inflation significantly from hyperinflationary levels in the early 1990s to "deflation" (or negative inflation) of 2 percent in 1998. As a result of pressure caused by economic turmoil in other emerging markets countries during 1998 and Brazil's need to reduce both its current account and fiscal deficits, the Brazilian government decided to allow the local currency to float freely against the U.S. dollar be-ginning in mid-January 1999. This action is expected to cause an economic con-traction and a rise in inflation during 1999.

Brazil, a country of approximately 165 million people, has a much larger popu-lation than Argentina; however, the Corporation's balance sheet in Brazil is only about two-thirds the size of its balance sheet in Argentina and the branch network is about half as large. This reflects the Corporation's Brazilian strategy of operating in very focused and targeted up-tier markets, a strategy that is not conducive to maintaining a large balance sheet. The Corporate Bank-ing business principally focuses on large multinational and domestic companies, offering them a full range of commercial and investment banking products. In Retail Banking, the focus is on an upscale customer base, specifically the top 10 percent of the wage earners in the country. As with Corporate Banking, re-tail customers are offered a full product set, including lending, credit cards, mutual funds, deposit products, telebanking and home banking. To further pene-trate its targeted customer base, the Corporation embarked on a branch expan-sion program during 1998, which has nearly doubled the size of the branch net-work to approximately 65 locations.

The Corporation's total assets in Brazil at the end of 1998 and 1997 were ap-proximately $6 billion, which in both years included a loan portfolio of ap-proximately $3 billion. The major components of the 1998 loan portfolio follow.

                             Chart 5 Brazil - Loans

 . Corporate         87%
 . Consumer*          9%
 . Middle Market      4%

* Approximately two-thirds of the consumer portfolio is collateralized.

As noted in the chart, the substantial portion of loans are to large corpora-tions, and approximately 90 percent of these loans are related to import/export transactions. Given the nature of this loan portfolio, commercial loan net credit losses have historically been minimal and totaled $1 million in 1998 and $2 million in 1997. The consumer portfolio, which totals approximately $300 million, is made up of mortgages, auto loans, credit card receivables and over-drafts. Net credit losses related to consumer loans were $13 million in 1998 and $7 million in 1997.

The Corporation's Brazilian operations consist of three main sub-businesses:
Corporate Banking, Retail Banking and Treasury. Products and services of the Corporate and Retail Banking sub-businesses are discussed above. The Treasury sub-business is mainly responsible for asset and liability management and trad-ing activities. The estimated percentage contribution to operating income for each sub-business in 1998 follows.

                       Chart 6 Brazil - Operating Income

 . Corporate Banking       61%
 . Treasury                22%
 . Retail Banking          17%

Net income from Brazilian operations increased $28 million, or 39 percent, from 1997. This improvement was achieved despite costs incurred in 1998 to expand the branch network, as previously discussed. Operating income increased $49 million on the strength of higher net interest revenue, due to wider spreads and an increase in average earning assets; higher levels of mutual fund, depos-it, credit card and letter of credit fees; and improved trading account prof-its. The mutual fund business accounts for

-------------------------------------- 33 --------------------------------------
nearly 15 percent of the Brazilian operation's total revenue, reflecting its status as the fourth largest mutual fund company in the country. An increase in expenses partially offset the revenue improvements. Substantially all of the increase in expenses came from the Retail Banking sub-business due, in large part, to the branch expansion activities in 1998. This also had the effect of lowering Retail Banking's contribution to operating income in 1998. In order to more fully understand how the Corporation manages its cross-border and other market risks in Brazil, you should refer to the "Cross-Border Outstandings" and "Non-U.S. Dollar Denominated Risk Management" sections.

Other Businesses

The following is a listing of individual businesses that have been combined in Other Businesses:

 . Global Treasury This unit is primarily responsible for asset and liability risk management (see the "Asset and Liability Management" section for a further discussion of asset and liability risk management). Global Treasury accounts for approximately $12 billion of the average assets shown in Other Businesses, mainly related to securities portfolios used to manage the Cor-poration's U.S. dollar interest rate risk exposure. In addition, operating results from investments made in bank-owned life insurance are included in Global Treasury's results.

 . Other Latin America In addition to its major operations in Argentina and Brazil, the Corporation also maintains a network of smaller offices throughout Latin America which, in the aggregate, contribute approximately $3 billion of the average assets shown in Other Businesses. These offices are located in Chile, Uruguay, Mexico, Colombia, Panama and Peru.

 . National Consumer During 1997, the Corporation sold two of its three na-tional consumer businesses, FAC and Ganis. The remaining business, national credit card, was contributed to a joint venture in January 1998.

 . Remaining Businesses The remaining businesses include Asia, the Interna-tional Private Bank and EMSTR. These businesses account for the remainder of the average assets shown in Other Businesses. All of these areas have undergone realignments during 1998, and asset levels in Asia and EMSTR have declined. Also included in Other Businesses are the following joint ven-tures: Argentine pension, domestic stock transfer, national credit card and Mexican pension, the latter of which was sold during 1998.

Net income from Other Businesses declined $6 million from 1997, which included a lower level of operating income, a decline in the provision for credit losses and a decline in the effective tax rate. Operating income declined $139 million as a result of EMSTR, mainly reflecting trading losses incurred in 1998, cou-pled with the Corporation's exit from its national consumer businesses. These declines were partially offset by a higher level of securities gains from Global Treasury. The exit from the national consumer businesses was primarily responsible for the $93 million decline in the provision for credit losses, while the low effective tax rate in 1998 resulted from the tax treatment of various Global Treasury investments.

Financial Condition

Risk Management

The Corporation's management of the risks inherent in its businesses is essen-tial for understanding and assessing its financial performance and for creating long-term value. Four of the Corporation's primary risk factors are credit risk, market risk, operating risk and liquidity risk. All of these risks, if not effectively managed, can result in a potential loss of earnings, both cur-rent and future, erosion of capital and/or reputational harm. The Corporation has a series of risk processes intended to identify, monitor and control these risks. These processes are structured around certain fundamental building blocks, including commitment from senior level management; business unit owner-ship; clearly defined policies and procedures; training; independent oversight; established approval processes; utilization of management information systems, measurement and analytical tools; and capital allocation and other performance evaluation processes. While sound risk management processes assist the Corpora-tion in managing its risk exposures, they do not insulate the Corporation from losses. Despite the Corporation's best efforts to control its risks, losses can, and do, periodically result, particularly from fraud and collusion and un-anticipated events that challenge the limits of these processes. As such, the Corporation continually seeks to improve its risk management culture to better balance associated risks with its goal of optimizing value to its stockholders and customers while operating in a dynamic environment.

The Risk Management unit oversees the Corporation's worldwide risk management processes, except for liquidity risk which is managed by Global Treasury (see the "Liquidity Risk Management" section). The Risk Management unit is led by the Executive Vice President of Risk Management, who reports directly to the CEO, and is composed of credit risk, market risk and operating risk management functions. It also has administrative responsibility for the global assurance function that monitors compliance with regulatory and various operating poli-cies. Oversight of these risk management processes is provided by a number of cross-functional committees, including the Credit Policy Committee (CPC), the Market Risk Committee (MRC) and the Operating Risk Committee (ORC), which are chaired by the Executive Vice President of Risk Management or various senior executives who report to him. Additional information on the Corporation's risk management processes and the abovementioned committees can be found in the "Credit Risk Management," "Market Risk Management" and "Operating Risk Manage-ment" sections.

During 1998, the Corporation successfully managed the risks associated with the introduction of the euro, a unified currency that was adopted by participating European countries on January 4, 1999. One transitory item that continues to impact all of the Corporation's primary risk factors is the Year 2000 issue. A discussion of the Corporation's Year 2000 program follows.

-------------------------------------- 34 --------------------------------------

Year 2000

The following Year 2000 statements constitute a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.

Because memory was expensive in the early days of computing, programmers cre-ated a standard of storing data using two rather than four-digit years. Most application software programs use this standard, and, unless it is corrected, 01/01/00 could be recognized as the first day of 1900 and not the beginning of the year 2000. This error could force computers to shut down or lead to the generation of inaccurate data. The Corporation has deployed a significant num-ber of cross-functional resources with technical, business unit, legal and fi-nancial expertise in order to achieve Year 2000 readiness.

The Corporation has an extensive worldwide program in place to address its ex-posure to the Year 2000 issue. This program is designed to assess, correct, monitor, report and minimize the Year 2000 risks associated with application systems; technical infrastructure, including the hardware through which appli-cations operate, networking services, telecommunications and desktop applica-tion systems; facilities, including embedded chip technologies in facilities equipment and environmental systems; credit customers; wholesale fund provid-ers, including various governments; counterparties in treasury and capital mar-kets contracts; vendors and service providers, including utilities and telecom-munications suppliers and third party processing agents; and fiduciary activi-ties related to the Corporation's asset management services.

In addition, the Corporation has an internal and external communications pro-gram in place to educate interested parties about the Year 2000 issue. The Cor-poration's employees receive information via a dedicated newsletter, the intranet, email and an awareness video. The Corporation is also conducting an external program of awareness education and support for its business partners, merchants, vendors and credit customers. This program serves a dual purpose of helping those who do business with the Corporation to understand the broad im-plications of the Year 2000 problem and of minimizing the Corporation's expo-sure to Year 2000 risks which are not under its direct control.

Information Technology

The information technology elements of the Corporation's Year 2000 program are proceeding through the following phases:

 . Awareness Phase -- the development of a comprehensive awareness strategy and structure for managing the project.

 . Inventory Phase -- the identification of a comprehensive inventory, includ-ing mission critical application systems and technical infrastructure, that could be impacted by the Year 2000 issue.

 . Assessment Phase -- the creation of detailed action plans to mitigate Year
   2000 risks associated with the inventoried items. These plans include time-tables and resource requirements that reflect the items' potential impact on the Corporation's businesses.

 . Remediation Phase -- the execution of action plans that include code en-hancements and changes in application design, as well as software and hard-ware upgrades or replacements.

 . Certification Phase -- the execution of pre-defined processes by cross-functional teams, including business unit partners, in an effort to ensure that application systems and technical infrastructure meet specific Year 2000 certification requirements.

 . Readiness Testing Phase -- the testing of critical interdependencies be-tween internal systems and business processes and third party technology interfaces using defined plans in an effort to ensure that certain require-ments are met for the Year 2000. Integration testing focuses on internally dependent application systems, technology infrastructure and business processes. External testing focuses on mission critical technology inter-faces with external third parties.

The complexity and magnitude of the Year 2000 issue have required the Corporation to adopt a dynamic approach that is tailored by the characteristics of each mission critical element as well as by the dynamics of the affected operations. Furthermore, the progress of mission critical elements is impacted by resource prioritization within the program and across Year 2000 and other business initiatives, as deemed appropriate, as well as by the level of Year 2000 awareness in various countries. Program status is tracked by mission critical components, using completion percentages. The completion of phases is designed to coincide with regulatory guidelines. The Awareness, Inventory and Assessment phases were substantially completed by early 1998. As of December 31, 1998, the status of other information technology phases was as follows:

Remediation and Certification

Remediation of application systems was 100 percent complete across all of the Corporation's operations. Certification was more than 90 percent complete for domestic and Brazilian operations, and Argentine operations were approximately 40 percent certified. While Argentina is somewhat behind the other operations due to recent acquisitions and other initiatives during the year, the Corpora-tion anticipates that certification of application systems will be substan-tially completed for all operations, including Argentina, by the end of the first quarter of 1999.

With respect to technical infrastructure, remediation was over 70 percent com-plete for domestic operations, over 75 percent complete for Brazilian opera-tions and over 80 percent complete for Argentine operations. The Corporation expects to substantially complete its remediation and certification of techni-cal infrastructure for all operations by the end of the first quarter of 1999. Desktop application systems are currently being tested using a standard toolkit, and are scheduled to be completed by the end of the first quarter of 1999.

-------------------------------------- 35 --------------------------------------

Readiness Testing

The Readiness Testing phase began in the third quarter of 1998. While mission critical readiness testing is expected to be substantially completed by mid-1999, the Corporation anticipates that it will continue testing through the end of 1999. To date, testing has focused on the internal dependencies between ap-plication systems, technical infrastructure and internal business processes. Mission critical applications have been categorized into five integrated test-ing segments, of which two have been completed successfully. Testing with mis-sion critical external parties with whom the Corporation exchanges data is ex-pected to be substantially completed by the end of the first quarter of 1999; however, the Corporation expects to continue this testing through the remainder of 1999.

Non-Information Technology

Credit customers, wholesale fund providers and treasury and capital markets counterparties have been assessed using structured questionnaires combined with evaluations of potential monetary impact on the Corporation. Non-information technology vendors and service providers are rated based on their importance to mission critical processes. These processes are being identified in conjunction with the Corporation's Year 2000 contingency planning efforts, a discussion of which follows. As of December 31, 1998, the status of these non-information technology components of the Corporation's program was as follows:

Facilities. In domestic operations, all sites and facilities vendors have been inventoried and assessed for criticality. All critical sites are scheduled for certification by mid-1999, after component testing and remediation as well as site integration testing. Brazilian and Argentine operations currently antici-pate that their mission critical facilities will be substantially remediated, tested and certified by September 1999. The Corporation currently has business resumption contingency plans in place that have been updated and tested annual-ly, and will be revised to reflect considerations specific to the Year 2000 is-sue.

Credit Customers. The Corporation has surveyed customers representing approxi-mately 90 percent of the Corporation's total credit exposure. Of those sur-veyed, the Corporation has received over 90 percent positive responses as to Year 2000 readiness. The results of the Corporation's surveys have been incor-porated into the Corporation's credit risk management processes, including cus-tomer risk ratings. The Corporation will continue to monitor and assess, throughout 1999, the potential impact of the Year 2000 issue on its loan port-folio.

Wholesale Fund Providers. The Corporation has evaluated over 80 percent of its mission critical and important funding sources, of which approximately 80 per-cent have provided positive responses as to Year 2000 readiness. Additionally, the Corporation has developed strategies to limit liquidity exposure around critical dates and will continue to monitor and assess, throughout 1999, the potential impact of the Year 2000 issue on its funding sources.

Treasury and Capital Markets Counterparties. The Corporation has surveyed counterparties who comprise at least 90 percent of its counterparty exposures, of which over 90 percent have provided positive responses as to Year 2000 read-iness. The Corporation is currently developing action plans for high risk counterparties, and will continue to monitor and assess, throughout 1999, the impact of the Year 2000 issue on its critical counterparty exposures.

Non-Information Technology Vendors and Service Providers. The Corporation has a program in place to assess non-information technology vendor, service provider and product readiness. The level of assessment is dictated by the relative im-portance of vendors, service providers and products to mission critical busi-ness processes, as defined through Year 2000 contingency planning efforts. Man-agement expects this element of the Corporation's Year 2000 program to remain challenging due to the complexities of vendor and service provider management and the scope of readiness efforts outside of the Corporation's control. Conse-quently, the Corporation will continue to monitor and assess, throughout 1999, the impact of the Year 2000 issue on its purchased products and services.

Fiduciary Activities. The Corporation has developed a strategy to monitor the Year 2000 readiness of its significant investments made on behalf of its mutual fund and private banking clients. These efforts will be performed throughout 1999, and will mainly include reviews of published materials, including regula-tory filings and internet sites, as well as reviews of independent reports on third party transfer, accounting and custodial agents.

Risks and Uncertainties

The Corporation expects to complete its Year 2000 program in a timely and ef-fective manner that mitigates risk. However, the Corporation is subject to risks and uncertainties due to the uniqueness of the Year 2000 issue; the sig-nificant interdependencies in business and financial markets and the range of activities and events outside of the Corporation's control; as well as the challenges created by recent acquisitions (i.e. Deutsche Argentina, Robertson Stephens and OCA), including the integration of acquired businesses into the Corporation's Year 2000 program and the additional pressures placed on informa-tion technology resources. As a result of the risks and uncertainties associ-ated with the Year 2000 issue, particularly with respect to vendors and service providers and other third parties, the Corporation is unable to predict with any certainty the extent of potential Year 2000 failures that could result, nor quantify the potential effect that such failures could have on the Corpora-tion's results of operations and financial condition. However, these risks and uncertainties could result in service delays, inaccurate and untimely informa-tion processing, funding delays, contract settlement and counterparty failures, increased credit losses and reputation risk.

-------------------------------------- 36 --------------------------------------

Final Readiness Efforts and Contingency Planning

The Corporation has developed a strategy to combine the various efforts within the Year 2000 program, and assess and report upon the readiness of mission critical components and processes of business units. This strategy includes ob-taining validation from senior management of mission critical processes; link-ing the interdependencies between application systems, technical infrastructure and non-information technology elements, including vendors and service provid-ers; identifying weak links; and planning around known and currently unknown risks. In this regard, the Corporation is developing business resumption, remediation, and event contingency plans to prepare for potential systems fail-ures at critical dates, failures of critical third parties to effectively reme-diate and certify their technologies, as well as other unanticipated events that could arise with the date change. The development of these plans includes the assessment of failure scenarios as well as the identification of mission critical business processes. The Corporation expects that its contingency plan-ning for the Year 2000 issue will be substantially completed by the end of June 1999. Additionally, as previously discussed, the Corporation will continue readiness testing through 1999 in an effort to detect currently unknown risks.

Costs

The Corporation currently expects that its total incremental costs for its Year 2000 program, including costs already incurred, will be approximately $75 mil-lion. It is estimated that these incremental costs represent slightly over 50 percent of the Corporation's total program costs, which also include the rede-ployment of internal resources from many areas of the Corporation. Addition-ally, the Corporation expects to incur capital expenditures of approximately $20 million, including costs for accelerated and out of cycle replacements of technology. As of December 31, 1998, the Corporation had incurred approximately half of its expected Year 2000 costs. The Corporation has not incurred, and is not likely to incur, incremental project costs that are material to any report-ing period. The majority of remaining costs are expected to be directed to the testing phase as well as final readiness efforts to mitigate both currently known and subsequently discovered risks. Throughout the remainder of the proj-ect, the Corporation will also continue to allocate internal resources to ad-dress the Year 2000 issue.

                                      ***
The Corporation's estimated costs and expected timetables with respect to its Year 2000 program represent forward-looking statements that could differ mate-rially from actual results due to changes in assumptions as the program evolves and new information becomes available; the impact of acquisitions; the Corpora-tion's ability and resources to effectively execute its Year 2000 program; the impact of external market pressures on technology resources; the status of ef-forts by critical third parties to mitigate Year 2000 risks; and the extent to which unanticipated issues arise late in the project.

Credit Risk Management

Credit risk is defined as the risk of loss arising from a counterparty's fail-ure or inability to meet payment or performance terms of a contract with the Corporation.

The Corporation's risk management processes are intended to address the manage-ment of all forms of credit risk, including balance sheet and off-balance-sheet exposures. The CPC, on a corporate-wide basis, establishes all credit policies for the Corporation, approves underwriting standards and concentration limits, and grants credit approval authorities. An independent credit function monitors compliance by individual units with the Corporation's credit policies, works to ensure that credit due diligence and credit administration meet acceptable standards, and is responsible for the effectiveness of the loan review process. The credit function includes a staff of credit officers reporting directly to the Chief Credit Officer (CCO). These credit officers are assigned to work with the various business units to ensure the integrity of the credit process. Busi-ness unit management has the primary responsibility to evaluate credit risk, ensure that each individual credit exposure is appropriately risk rated, and monitor and manage credit risks within policy and portfolio guidelines. In ad-dition, a credit information unit provides reports on credit exposures on a corporate-wide basis. A risk review unit, which reports independently of both the business and credit units, audits the integrity of risk ratings and the ad-equacy of the credit process for all units of the Corporation.

Senior management in Boston oversees the worldwide credit activities, both cor-porate and consumer, of the Corporation. The level of management needed to ap-prove credit exposures varies according to the size and level of perceived risk of the credit. Corporate credits that meet specified size and risk rating thresholds must be approved by the Senior Credit Committee, which is chaired by the CCO and is composed of senior credit officers and senior business unit man-agers on a rotating basis. Portfolio limits and underwriting standards are es-tablished by the CPC for both consumer and commercial credit exposures with common risk characteristics, such as industry or product type. An important as-pect of the Corporation's portfolio management process is the management of large, individual credits, which are governed by relationship limits that are set according to risk rating. The CPC has also established target risk rating profiles for the Corporation. All limits are reviewed regularly and adjusted based on the CPC's assessment of relevant conditions. In addition, the Country Exposure Committee, also chaired by the CCO, sets country limits on cross-bor-der exposures to borrowers and counterparties domiciled in other countries.

The Corporation's loan syndications unit, which is part of the Wholesale Bank, is integral to portfolio management by enhancing the liquidity of the wholesale loan portfolio. Syndications is responsible for arranging participations in loans where the Corporation is the lead bank. This unit maintains contact with other institutional lenders and investors in bank structured loans, maintains information on credit structure and pricing by risk category, evaluates the market liquidity of facilities, and syndicates Corporation-agented facilities to attain desired hold levels.

The Corporation employs a corporate-wide process to review individual credits and identify emerging problems. Credits that deteriorate into certain defined risk categories are managed by a separate loan review unit composed of profes-sional asset recovery specialists who establish detailed asset management plans designed to mitigate risk of credit loss to the Corporation.

-------------------------------------- 37 --------------------------------------

Loans and Lease Financing

Table 5 shows a breakdown of the portfolio for the last five years.

Table 5 -- Loans and Lease Financing Portfolio

December 31                    1998             1997             1996             1995             1994
(dollars in millions)     Balance  Percent Balance  Percent Balance  Percent Balance  Percent Balance  Percent
--------------------------------------------------------------------------------------------------------------
United States

Commercial, industrial
 and financial..........  $16,294    38.1% $15,268    34.7% $13,162    32.0% $12,809    33.0% $13,122    34.8%

Commercial real estate

 Construction...........      215      .5      271      .6      284      .7      386     1.0      391     1.0

 Other..................    3,871     9.0    4,211     9.6    3,240     7.9    3,393     8.7    4,065    10.8

Consumer-related

 Secured by 1-4 family
  residential
  properties............    4,329    10.1    5,393    12.3    6,062    14.8    6,697    17.2    7,079    18.8

 Other..................    2,936     6.9    4,712    10.7    6,898    16.8    5,554    14.3    4,559    12.1

Lease financing.........    1,801     4.2    1,938     4.4    1,816     4.4    1,564     4.0    1,482     3.9

Unearned income.........     (275)    (.6)    (302)    (.7)    (287)    (.7)    (240)    (.6)    (239)    (.6)
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----

                           29,171    68.2   31,491    71.6   31,175    75.9   30,163    77.6   30,459    80.8
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----

International

Commercial and
 industrial.............    9,295    21.7    8,826    20.1    6,946    16.9    6,422    16.5    5,161    13.6

Banks and other
 financial
 institutions...........      597     1.4      860     2.0      866     2.1      796     2.1      749     2.0

Governments and official
 institutions...........       95      .2       95      .2       79      .2       82      .2       33      .1

Consumer-related

 Residential mortgages..    1,251     2.9      947     2.2      699     1.7      526     1.4      454     1.2

 Other..................    1,554     3.6    1,010     2.3      606     1.5      470     1.2      410     1.1

Lease financing.........      725     1.7      452     1.0      368      .9      285      .7      329      .9

All other...............      369      .9      378      .8      415     1.0      163      .4      189      .5

Unearned income.........     (251)    (.6)     (79)    (.2)     (93)    (.2)     (37)    (.1)     (76)    (.2)
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----

                           13,635    31.8   12,489    28.4    9,886    24.1    8,707    22.4    7,249    19.2
                          -------   -----  -------   -----  -------   -----  -------   -----  -------   -----

                          $42,806   100.0% $43,980   100.0% $41,061   100.0% $38,870   100.0% $37,708   100.0%
                          =======   =====  =======   =====  =======   =====  =======   =====  =======   =====

-------------------------------------- 38 --------------------------------------

Total loans and lease financing decreased approximately $1.2 billion from De-cember 31, 1997, reflecting a decrease in domestic loans and lease financing of $2.3 billion, which was partially offset by a $1.1 billion increase in the in-ternational portfolio. The decrease in the domestic loan and lease portfolio was primarily driven by a $2.2 billion C&I loan securitization, as well as a $2.8 billion decrease in consumer-related loans. The decrease in consumer-re-lated loans included the Corporation's contribution of its national credit card portfolio of approximately $1.2 billion to a joint venture, the securitizations of $.8 billion of home equity loans and lower levels of residential mortgage and indirect auto loans. Offsetting the abovementioned declines, domestic loans and lease financing increased approximately $3 billion from the prior year. This increase included growth in the Business Credit, Energy and Utilities, and Environmental Services portfolios. Further information on the abovementioned securitizations can be found in Note 6 to the Financial Statements.

The increase in international loans included a $.5 billion increase in C&I loans and a $.8 billion increase in consumer-related loans. This increase was primarily driven by growth in the Argentine portfolio, including the acquisi-tion of Deutsche Argentina. A further discussion of the Corporation's Argentine and Brazilian operations is included in the " Line of Business Information" and "Cross-Border Outstandings" sections.

Highly Leveraged Transactions

Included in commercial, industrial and financial loans are loans made by many of the Corporation's lending businesses to finance transactions involving leveraged buyouts, acquisitions and recapitalizations. These loans are desig-nated as highly leveraged transactions (HLTs) if, by the nature of the loan terms and the profile of the customer, the transaction qualifies for this clas-sification under the current bank regulatory definition of HLTs. Additionally, the HLT definition encompasses other more traditional credit arrangements where a high degree of leverage would be expected, such as asset-based lending and lending to the communications industry, particularly cable, where equity is traditionally low and cash flow is the predominant factor in assessing repay-ment ability. Table 6 summarizes the Corporation's HLT portfolio for the last three years.

Table 6 -- HLT Portfolio

December 31                                                 1998   1997   1996
(dollars in millions)
-------------------------------------------------------------------------------
Total loans............................................... $1,267 $1,551 $1,319
Number of companies.......................................    108    129    116
Average loan size......................................... $   12 $   12 $   11
Unused lending commitments................................ $  765 $1,191 $  677
Equity and mezzanine investments.......................... $  224 $  235 $  187

The Corporation's HLT portfolio is spread among a variety of industries. At De-cember 31, 1998, the largest segments of the HLT portfolio by industry were as follows: media and communications -- $323 million to 19 customers; petroleum, chemicals, rubbers and plastics -- $123 million to 11 customers; healthcare, education and childcare -- $98 million to 5 customers; and leisure, amusement, motion pictures and entertainment -- $95 million to 9 customers. Yields on HLT loans are generally higher than on most other commercial loans. Typically, in-terest rates on new HLTs range from 2.3 percent to 4.5 percent over the London Interbank Offered Rate (LIBOR) and fees charged range from .25 percent to .65 percent of the principal amount committed. At December 31, 1998, the Corpora-tion had one nonaccrual HLT loan of approximately $4 million. There were no nonaccrual HLT loans at December 31, 1997. In addition, there were two net credit losses, totaling approximately $9 million, in 1998, compared with no net credit losses in 1997. The amount of unused commitments does not necessarily represent the actual future funding requirements of the Corporation, since a portion can be syndicated or assigned to others or may expire without being drawn. The Corporation has historically been involved in transactions that meet the regulatory definition of HLTs, and it expects to continue to agent and par-ticipate in such transactions in the future.

-------------------------------------- 39 --------------------------------------

Nonaccrual Loans and Leases and OREO

Table 7 summarizes nonaccrual loans and leases by type and as a percentage of the related consolidated loan category.

Table 7 -- Nonaccrual Loans and Leases and OREO

December 31                    1998             1997             1996             1995             1994
                                 Percent          Percent          Percent          Percent          Percent
                                 of Loan          of Loan          of Loan          of Loan          of Loan
(dollars in millions)    Balance Category Balance Category Balance Category Balance Category Balance Category
-------------------------------------------------------------------------------------------------------------
United States

Commercial, industrial
 and financial..........  $ 86      .5%    $ 59      .4%    $ 82      .6%    $ 88      .7%    $130      1.0%

Commercial real estate

 Construction...........     2      .9        3     1.1        6     2.1       25     6.5       13      3.3

 Other..................    19      .5       40      .9       67     2.1      103     3.0      133      3.3

Consumer-related

 Secured by 1-4 family
  residential
  properties............    53     1.2       64     1.2       80     1.3       56      .8       53       .7

 Other..................    26      .9       46     1.0       61      .9       35      .6       26       .6
                          ----             ----             ----             ----             ----

                           186      .6      212      .7      296     1.0      307     1.0      355      1.2
                          ----             ----             ----             ----             ----

International

Commercial and
 industrial.............    76      .8       64      .7       74     1.1       34      .5       17       .3

Banks and other
 financial
 institutions...........    10     1.7                                                           1       .1

Consumer-related

 Residential mortgages..    50     4.0       28     3.0       22     3.1       20     3.8       11      2.4

 Other..................    53     3.4       16     1.6       10     1.7       11     2.3        6      1.5

All other...............                                                        1      .6       30     15.9
                          ----             ----             ----             ----             ----

                           189     1.4      108      .9      106     1.1       66      .8       65       .9
                          ----             ----             ----             ----             ----

  Total nonaccrual loans
   and leases...........   375      .9      320      .7      402     1.0      373     1.0      420      1.1

OREO....................    27               36               50               69              143
                          ----             ----             ----             ----             ----

                          $402             $356             $452             $442             $563
                          ====             ====             ====             ====             ====

-------------------------------------- 40 --------------------------------------

Total nonaccrual loans and leases and OREO increased $46 million from December 31, 1997, reflecting an increase in international nonaccrual loans of $81 mil-lion, offset, in part, by a decrease in domestic nonaccrual loans of $26 mil-lion. The increase in international nonaccrual loans was primarily related to growth in Argentine and Asian nonaccrual loans of approximately $49 million and $14 million, respectively. The increase in Argentine nonaccrual loans reflected growth in Argentine loan portfolios, including the acquisition of Deutsche Ar-gentina, and consisted primarily of consumer-related loans. The increase in Asian nonaccrual loans was mainly related to Indonesia. The decrease in domes-tic nonaccrual loans reflected decreases in the Consumer and Community Banking, Real Estate and Multinational portfolios, offset, in part, by an increase in the Business Credit portfolio. The decrease in domestic consumer-related nonaccrual loans was due largely to the Corporation's divestiture of its na-tional credit card portfolio in the first quarter of 1998.

The future level of nonaccrual loans and leases and OREO will be influenced by the economic environment, interest rates and other internal and external fac-tors existing at the time, including the effect, if any, of developments in various emerging markets countries and the impact of sustained volatility in world financial markets. In this regard, the Corporation is monitoring economic events in Brazil, and the effect these events might have on the level of nonaccrual loans and leases and OREO that could result in its Brazilian portfo-lio, as well as the potential impact on other Latin American portfolios, espe-cially in Argentina. As such, no assurance can be given as to future levels of nonaccrual loans and leases and OREO, although a sustained regional economic downturn could result in a higher level of nonaccrual loans and leases and OREO. The management of, and the accounting policy for, the Corporation's nonaccrual loans and leases and OREO is discussed above in the "Credit Risk Management" section and in Note 1 to the Financial Statements, respectively.

Table 8  -- Changes in Nonaccrual Loans and Leases and OREO

(dollars in millions)                                          1998  1997  1996
--------------------------------------------------------------------------------

Balance, January 1............................................ $356  $452  $442
Assets of entities acquired...................................   22
Assets of entities divested...................................  (20)  (27)
Additions.....................................................  705   527   618
Sales, payments and other decreases........................... (218) (225) (304)
Credit losses and valuation adjustments....................... (443) (371) (304)
                                                               ----  ----  ----
Balance, December 31.......................................... $402  $356  $452
                                                               ====  ====  ====
Ending balance as a percentage of related assets..............  0.9%  0.8%  1.1%

The $178 million increase in additions to nonaccrual loans in 1998 included ap-proximately $70 million, largely from a series of loans in the International Private Bank, discussed below in the "Reserve for Credit Losses" section, and approximately $50 million of Asian additions, primarily from Indonesia, re-flecting the continuing economic crisis in that country.

-------------------------------------- 41 --------------------------------------

Reserve for Credit Losses

The Corporation determines the level of its reserve for credit losses by as-sessing a number of factors, including evaluations of individual credits and concentrations of credit risks, net losses charged to the reserve, changes in the quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in the size and char-acter of the credit risk and other pertinent factors. The credit risk of off-balance-sheet exposures is managed as part of the overall extension of credit to individual customers and is considered in assessing the overall adequacy of the reserve for credit losses. The amount of the reserve for credit losses as-sociated with off-balance-sheet exposures is not significant. The amount of the reserve for credit losses is reviewed quarterly by management and the Corpora-tion's Board of Directors (the Board). Refer to Notes 7 and 22 to the Financial Statements for a further discussion of the reserve for credit losses and credit risk related to off-balance-sheet exposures.

Table 9 presents a five-year analysis of the Corporation's reserve for credit losses and related ratios.

Table 9 -- Reserve for Credit Losses and Related Ratios

(dollars in millions)                1998     1997     1996     1995     1994
--------------------------------------------------------------------------------

Balance, January 1................  $   712  $   883  $   890  $   827  $   941

Provision.........................      380      200      231      275      154

Reserves of entities acquired.....       26        3        3       16       25

Reserves of entities divested.....               (95)     (11)     (32)

Credit losses(1)..................     (441)    (366)    (310)    (282)    (379)

Recoveries........................       77       87       80       86       86

                                    -------  -------  -------  -------  -------
Net credit losses.................     (364)    (279)    (230)    (196)    (293)
                                    -------  -------  -------  -------  -------

Balance, December 31..............  $   754  $   712  $   883  $   890  $   827
                                    =======  =======  =======  =======  =======

Loans and lease financing at
 December 31......................  $42,806  $43,980  $41,061  $38,870  $37,708

Average loans and lease
 financing........................  $44,683  $42,383  $40,589  $38,283  $36,017

Reserve for credit losses to total
 loans and leases at December 31..     1.76%    1.62%    2.15%    2.29%    2.19%

Reserve for credit losses to
 nonaccrual loans and leases at
 December 31......................      201%     222%     220%     239%     197%

Reserve for credit losses to
 nonaccrual and renegotiated loans
 and leases at December 31........      201%     222%     215%     219%     165%

Net credit losses to average loans
 and lease financing..............      .81%     .66%     .57%     .51%     .81%

Net credit losses to provision for
 credit losses....................    95.79%  139.50%   99.57%   71.27%  190.26%

Total recoveries to total credit
 losses...........................    17.46%   23.77%   25.81%   30.50%   22.69%
--------------------------------------------------------------------------------

(1) For 1994, includes $119 million related to transferring certain lower qual-ity real estate exposures to an accelerated disposition portfolio (ADP).

-------------------------------------- 42 --------------------------------------

The reserve for credit losses at December 31, 1998 was $754 million, or 1.76 percent of outstanding loans and leases, compared with $712 million, or 1.62 percent, at December 31, 1997. The reserve for credit losses was 201 percent of nonaccrual loans and leases at December 31, 1998, compared with 222 percent at December 31, 1997. The future level of the reserve for credit losses will con-tinue to be a function of management's evaluation of the Corporation's credit exposures existing at the time, which will be affected by future events and general economic conditions in the United States, Latin America, Asia and vari-ous other overseas markets; the impact of the Corporation's strategic decisions on various credit portfolios; and the potential impact that the Year 2000 issue could have on the Corporation's credit portfolios. While no assurance can be given regarding the future level of the reserve, the above factors could result in an increased level of reserve in the future.

Table 10 summarizes net credit losses by type for the last five years.

Table 10 -- Net Credit Losses

Years Ended December 31                  1998   1997   1996   1995   1994
(in millions)
-------------------------------------------------------------------------------

Domestic Credit Losses

Commercial, industrial and financial.... $ (75) $ (42) $ (21) $ (47) $ (38)

Commercial real estate

 Construction...........................                  (6)    (7)   (10)

 Other..................................    (7)    (8)   (39)   (49)   (62)

Consumer-related

 Secured by 1-4 family residential
  properties............................   (15)   (18)   (25)   (26)   (22)

 Other..................................  (112)  (222)  (167)   (94)   (80)
                                         -----  -----  -----  -----  -----

                                          (209)  (290)  (258)  (223)  (212)

International Credit Losses

Commercial..............................  (142)   (38)   (20)   (24)   (28)

Consumer................................   (90)   (38)   (32)   (35)   (20)
                                         -----  -----  -----  -----  -----

                                          (232)   (76)   (52)   (59)   (48)
                                         -----  -----  -----  -----  -----

  Total credit losses, excluding those
   related to ADP.......................  (441)  (366)  (310)  (282)  (260)

Domestic Recoveries

Commercial, industrial and financial....    10      9     13     17     22

Commercial real estate

 Construction...........................                   5      1      4

 Other..................................     9     13      9     20     14

Consumer-related

 Secured by 1-4 family residential
  properties............................     3      6      7      5      4

 Other..................................    20     34     31     28     24
                                         -----  -----  -----  -----  -----

                                            42     62     65     71     68

International Recoveries

Commercial..............................    12     12      4      7     13

Consumer................................    23     13     11      8      5
                                         -----  -----  -----  -----  -----

                                            35     25     15     15     18
                                         -----  -----  -----  -----  -----

  Total recoveries......................    77     87     80     86     86
                                         -----  -----  -----  -----  -----

  Net credit losses, before credit
   losses related to ADP................  (364)  (279)  (230)  (196)  (174)
Credit losses related to ADP............                              (119)
                                         -----  -----  -----  -----  -----

                                         $(364) $(279) $(230) $(196) $(293)
                                         =====  =====  =====  =====  =====


-------------------------------------- 43 --------------------------------------

Net credit losses increased $85 million from 1997, reflecting a decline in do-mestic net credit losses of $61 million and an increase in international net credit losses of $146 million. The international increase was principally driven by an increase in Asian net credit losses of $27 million, primarily from Indonesian credits that had been adversely affected by the sustained economic crisis in that region; and a charge-off of approximately $66 million related to a series of loans to related borrowers that were initiated by a former officer in the Corporation's International Private Bank. The Corporation has completed its investigation of the circumstances surrounding the abovementioned series of International Private Bank loans and has taken disciplinary action with respect to a number of individuals. The Corporation is also actively pursuing collec-tion of these loans. Further, the Corporation is vigorously pursuing claims un-der its insurance coverage. In addition, net credit losses from the Argentine portfolio increased $34 million from the prior year, primarily reflecting growth in the consumer-related portfolio and the acquisition of Deutsche Argen-tina.

The decrease in domestic net credit losses primarily reflected the Corpora-tion's divestiture of its national consumer businesses, including the 1997 sales of FAC and Ganis as well as the Corporation's contribution of its na-tional credit card portfolio to a joint venture in the first quarter of 1998. For the years ended December 31, 1998 and 1997, aggregate net charge-offs from these portfolios were approximately $16 million and $120 million, respectively. During 1998, the reduction in domestic net credit losses was partially offset by the charge-off of one large domestic commercial credit in the fourth quarter of 1998.

The future level of net credit losses will be influenced by the economic envi-ronment and other external factors, including the effect, if any, of develop-ments in various emerging markets countries and the impact of sustained vola-tility in world financial markets. In this regard, the Corporation is closely monitoring economic events in Brazil, and the effect these events might have on the level of credit losses that could result in its Brazilian portfolio, as well as the potential impact on other Latin American portfolios, particularly in Argentina. As such, no assurance can be given as to the future levels of net charge-offs, although a sustained regional economic downturn could result in a higher level of net charge-offs.

The Corporation's willingness to extend new credit is a function of a variety of factors, including competition for customers' business; an analysis of a loan's potential profitability and risk profile; and economic conditions in New England, other parts of the United States and other countries where the Corpo-ration does business. In addition, certain segments of the loan portfolio may increase or decrease from the December 31, 1998 level in accordance with stra-tegic or credit management decisions made by the Corporation, including the ac-quisition or divestiture of companies or portfolios. Given these factors, the rate of change in the size and mix of the Corporation's loan portfolios experi-enced during the past few years may not be indicative of the future. The above factors may also affect the levels of nonaccrual loans, net credit losses and the reserve for credit losses. Further information on the Corporation's loan and lease financing portfolio can be found in Note 6 to the Financial State-ments.

Cross-Border Outstandings

In accordance with bank regulatory rules, cross-border outstandings are amounts payable to the Corporation by residents of foreign countries, regardless of the currency in which the claim is denominated, and local country claims in excess of local country obligations. At December 31, 1998, total cross-border outstandings were $8.7 billion, compared with $8.6 billion at December 31, 1997, which included $5.9 billion and $6.5 billion, respectively, of cross-bor-der outstandings to emerging markets countries. Excluded from cross-border outstandings are the following:

 . Local country claims that are funded by local country obligations payable only in the country where issued regardless of the currency in which the claim or obligation is denominated.

 . Local country claims funded by non-local country obligations (typically de-nominated in U.S. dollars or other non-local currency) where the providers of funds agree that, in the event their claims cannot be repaid in the des-ignated currency due to currency exchange restrictions in a given country, they may either accept payment in local currency or wait to receive the non-local currency until such time as it becomes available in the local market. At December 31, 1998, such outstandings related to emerging markets countries totaled $2.2 billion, compared with $2.8 billion at December 31, 1997.

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

In addition to credit risk, cross-border outstandings have the risk that, as a result of political or economic conditions in a country, borrowers may be un-able to meet their contractual repayment obligations of principal and/or inter-est when due because of the unavailability of, or restrictions on, foreign ex-change needed by borrowers to repay their obligations. The Corporation manages its cross-border outstandings using country exposure limits as discussed in the "Credit Risk Management" section.

-------------------------------------- 44 --------------------------------------

Table 11 details by country the Corporation's approximate cross-border outstandings that individually amounted to 1 percent or more of its consoli-dated total assets at December 31, 1998, 1997 and 1996.

Table 11 -- Significant Cross-Border Outstandings

                                                    Percentage of
(dollars in millions)    Public Banks Other  Total  Total Assets  Commitments(1)
--------------------------------------------------------------------------------
December 31, 1998(2)

Argentina...............  $775  $ 50  $1,155 $1,980      2.7%          $ 10

Brazil..................   405           495    900      1.2             40

December 31, 1997(2)

Argentina...............  $740  $  5  $1,035 $1,780      2.6%          $ 15

Brazil..................   415   120     785  1,320      1.9            130

Chile...................   130   225     350    705      1.0             20

December 31, 1996(2)

Argentina...............  $605  $ 15  $  945 $1,565      2.5%          $ 55

Brazil..................   305    30     585    920      1.5             40

Chile...................    60   265     385    710      1.1             30
--------------------------------------------------------------------------------

(1) Included within commitments are letters of credit, guarantees and the undisbursed portions of loan commitments.

(2) Cross-border outstandings in countries which totaled between .75% and 1% of consolidated total assets at December 31, 1998, 1997 and 1996 were approxi-mately as follows: 1998--Chile, $690 million, United Kingdom, $630 million; 1997--None; 1996--None.

Latin America

Total cross-border outstandings and commitments to Latin American countries are presented below in Table 12. At December 31, 1998 and 1997, approximately 61 percent of total cross-border outstandings were to countries in Latin America. The Corporation maintains branch networks and/or subsidiaries in each of the individual countries named in the following table.

Table 12 -- Cross-Border Outstandings and Commitments to Latin America

Years Ended December 31                  1998                     1997
                               Cross-Border             Cross-Border
(in millions)                  Outstandings Commitments Outstandings Commitments
--------------------------------------------------------------------------------
Argentina.....................    $1,980       $ 10        $1,780       $ 15

Brazil........................       900         40         1,320        130

Chile.........................       690         35           705         20

Mexico........................       470         25           435         50

Uruguay.......................       300         10           200

Peru..........................       290         10           190         20

Colombia......................       245          5           255          5

Panama........................       155                      190

Other.........................       240         30           170         80
                                  ------       ----        ------       ----

                                  $5,270       $165        $5,245       $320
                                  ======       ====        ======       ====
--------------------------------------------------------------------------------


-------------------------------------- 45 --------------------------------------

The Corporation's total assets in Argentina at December 31, 1998 amounted to approximately $9 billion, reflecting an increase of approximately $2 billion from December 31, 1997. Included in these total assets were the Argentine cross-border outstandings presented in the table above. At December 31, 1998 and 1997, Argentine loans and lease financing was $6.0 billion and $4.7 bil-lion, respectively. These increases reflected the acquisition of Deutsche Ar-gentina and the Argentine branch expansion program.

The Corporation's nonaccrual Argentine loans were $140 million at December 31, 1998, compared with $91 million at December 31, 1997. The increase in nonaccrual loans was due primarily to growth in the Argentine portfolio, in-cluding a higher level of consumer-related lending. The percentage of nonaccrual loans to total Argentine loans and lease financing was 2.3 percent at December 31, 1998, compared with 1.9 percent at December 31, 1997.

The Corporation's total assets in Brazil at December 31, 1998 and 1997 amounted to approximately $6 billion. Included in these total assets were the Brazilian cross-border outstandings presented in the table above. At December 31, 1998 and 1997, Brazilian loans and lease financing was approximately $3 billion.

The Corporation's nonaccrual Brazilian loans were $18 million at December 31, 1998, compared with $12 million at December 31, 1997. The percentage of nonaccrual loans to total Brazilian loans and lease financing was .6 percent at December 31, 1998, compared with .4 percent at December 31, 1997.

For additional information on Argentina and Brazil, see the "Line of Business Information" section. For further discussion of the Corporation's nonaccrual loans and net credit losses, see the "Nonaccrual Loans and Leases and OREO" and "Reserve for Credit Losses" sections.

During 1998, world financial markets experienced significant volatility due to the Asian and Russian crises. These crises also impacted the economies of Latin America, and, in particular, contributed to the economic and political insta-bility recently experienced by Brazil. The financial pressures created by the Asian and Russian turmoil led to a significant deterioration in the level of Brazil's foreign currency reserves starting in August 1998. The reduction in foreign currency reserves and the Brazilian government's need to reduce both its current account and fiscal deficits led the government to allow Brazil's currency to float freely against the U.S. dollar beginning in mid-January 1999. This resulted in a significant devaluation of the Real against the U.S. dollar.

The government's departure from the managed exchange rate policy, that was in-stituted in July 1994, has led to an expectation that the Brazilian economy will contract and inflation will rise during 1999. The government also has passed a number of fiscal reforms aimed at controlling the public deficit and to meet the requirements of its agreement with the International Monetary Fund.

In anticipation of a deterioration in the Brazilian financial markets, the Cor-poration's Brazilian operations implemented a number of measures in December and January to protect the Corporation in the event of a devaluation. These measures are expected to benefit the Corporation's Brazilian unit in the first quarter of 1999.

The Corporation has not experienced collection problems as a result of world economic volatility, currency restrictions or foreign exchange liquidity prob-lems in its current portfolio of cross-border outstandings to Latin America. However, if actions implemented by the Brazilian government and other Latin American governments are not effective over time, the Corporation's operations could experience adverse effects. It is expected that the economic situation in Latin America, including the effect of world financial markets on these econo-mies, will continue to be unsettled. The impact that these events will ulti-mately have on Latin American economies and, therefore, the Corporation's oper-ations in that region, is uncertain. The Corporation will continue to monitor the economies of the Latin American countries in which it has local operations and cross-border outstandings, as well as the economies of other emerging mar-kets which could impact the performance of the Corporation, and will take cer-tain actions as it deems appropriate. Each emerging markets country is at a different stage of development with a unique set of economic fundamentals; therefore, it is not possible to predict what developments will occur and what impact these developments will ultimately have on the economies of these coun-tries or on the Corporation's financial statements.

Asia

At December 31, 1998, the Corporation's total cross-border outstandings to countries in Asia amounted to approximately $.8 billion, or 9 percent of total cross-border outstandings, compared with $1.2 billion, or 14 percent, at Decem-ber 31, 1997. The decrease in Asian cross-border outstandings reflected the Corporation's efforts to actively manage and reduce its Asian exposure.

In 1998, the Corporation realigned its strategy in Asia to focus on capital markets, including debt underwriting and trading, foreign exchange and deriva-tives. The Corporation also conducts activities in trade finance and cash man-agement. Credit-related services primarily support these capital markets and trade activities. In addition, the Corporation announced the closing of its representative office in India and branch offices in Japan, the Philippines and Taiwan.

At December 31, 1998, the Corporation had Asian nonaccrual loans of $14 mil-lion. During 1998, the Corporation charged off $27 million of Asian credits, most of which related to Indonesia, and recorded a $20 million charge to nonin-terest income related to its 17.5 percent equity investment in KMBC, reflecting deterioration of that company's financial condition. In 1997, nonaccrual loans and net credit losses were not significant.

-------------------------------------- 46 --------------------------------------

The Corporation continues to closely monitor the situation in Asian markets and to manage its portfolio in order to maximize its future results, all within the parameters of the Corporation's established risk management processes.

Liquidity Risk Management

Liquidity risk is defined as the risk of loss arising from the Corporation's inability to meet known near-term and projected long-term funding commitments, including supporting selective business expansion in accordance with the Corpo-ration's strategic plan.

The Corporation manages liquidity risk according to policy set, and oversight provided, by the Asset, Liability and Capital Committee (ALCCO), to ensure its ability to meet present and future funding needs in domestic and overseas mar-kets. U.S. dollar liquidity management is centralized in Boston, with overseas operations managing their local currency liquidity requirements. The Corpora-tion's U.S. dollar liquidity is monitored on a daily basis, and is reviewed monthly by ALCCO and at least quarterly by the Board. Available liquidity sources are measured against anticipated needs of the Corporation as a whole, the parent company and each of the subsidiary banks. Alternative funding strat-egies are reviewed, updated and implemented by ALCCO as considered necessary.

The Corporation's liquid assets consist primarily of interest bearing deposits in other banks, federal funds sold and resale agreements, money market loans, and unencumbered U.S. Treasury and U.S. government agency securities. Table 13 presents the level of the Corporation's liquid assets at each of the last three year ends.

Table 13 -- Liquid Assets

December 31                                                       1998 1997 1996
(in billions)
--------------------------------------------------------------------------------
Liquid assets.................................................... $8.7 $9.5 $7.3

Deposits are the principal source of the Corporation's funding. Table 14 in-cludes information related to the Corporation's funding sources for the last three years. Certain prior year amounts have been reclassified for comparative purposes.

Table 14 -- Funding Sources

December 31                                                 1998   1997   1996
(dollars in billions)
--------------------------------------------------------------------------------
Domestic
 Interest bearing deposits................................  $28.4  $25.1  $24.7
 Noninterest bearing deposits.............................    6.6    8.5    8.3
                                                            -----  -----  -----
 Total deposits...........................................   35.0   33.6   33.0
 Funds borrowed...........................................   10.0   10.9    8.1
 Notes payable(1).........................................    5.2    3.4    2.7
                                                            -----  -----  -----
                                                            $50.2  $47.9  $43.8
                                                            =====  =====  =====
International
 Interest bearing deposits................................  $12.4  $11.1  $ 9.0
 Noninterest bearing deposits.............................    1.1    1.1     .8
                                                            -----  -----  -----
 Total deposits...........................................   13.5   12.2    9.8
 Funds borrowed...........................................    2.0    1.9    1.6
 Notes payable............................................     .4     .3     .6
                                                            -----  -----  -----
                                                            $15.9  $14.4  $12.0
                                                            =====  =====  =====
Consolidated
 Interest bearing deposits................................  $40.8  $36.2  $33.7
 Noninterest bearing deposits.............................    7.7    9.6    9.1
                                                            -----  -----  -----
 Total deposits...........................................   48.5   45.8   42.8
 Funds borrowed...........................................   12.0   12.8    9.7
 Notes payable(1).........................................    5.6    3.7    3.3
                                                            -----  -----  -----
                                                            $66.1  $62.3  $55.8
                                                            =====  =====  =====
 Deposits as a percentage of
 Loans....................................................    113%   104%   104%
 Total assets.............................................     66%    66%    69%
--------------------------------------------------------------------------------

(1) At December 31, 1998 and 1997, includes $1 billion and $.8 billion, respec-tively, of Trust Securities (defined below).

Consolidated deposits increased approximately $2.7 billion compared with Decem-ber 31, 1997, reflecting increases in both domestic and international deposits. The increase in domestic deposits was mainly driven by growth in commercial de-posits. The increase in international deposits mainly reflected deposit growth in Argentina, including the acquisition of Deutsche Argentina.

Consolidated notes payable increased $1.9 billion compared with December 31, 1997, primarily due to issuances of $1.2 billion of senior medium-term notes by the Corporation and $.8 billion of subordinated debt by the Bank. Additionally, in June 1998, the Corporation issued $250 million of Trust Securities.


-------------------------------------- 47 --------------------------------------

The Corporation has established a number of trusts, the sole purpose of which is to issue Trust Securities and invest the proceeds in junior subordinated de-bentures issued by the Corporation. The Corporation has unconditionally guaran-teed the trusts' obligations under the Trust Securities. The Trust Securities are presented in the Corporation's Consolidated Balance Sheet as "Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Deben-tures." Additional information on the Corporation's notes payable and the Trust Securities can be found in Notes 10 and 11 to the Financial Statements, respec-tively.

Another source of medium-term funding is the securitization market. During the second half of 1998, the Corporation securitized $2.2 billion of C&I loans and $.8 billion of home equity loans. Additional information on these transactions can be found in Note 6 to the Financial Statements. The Corporation also has in place shelf registration statements with current availability of $1.75 billion, which can be used for the issuance of debt or equity securities, including me-dium-term notes and Trust Securities. At December 31, 1998, the Corporation also had availability under various other borrowing arrangements of approxi-mately $.9 billion.

Based upon the Corporation's liquid asset level and its ability to access the public markets for additional funding when necessary, management considers overall liquidity at December 31, 1998 adequate to meet current obligations, support expectations for future changes in asset and liability levels and carry on normal operations.

Market Risk Management

Market risk is defined as the risk of loss arising from adverse changes in mar-ket prices, such as interest rates and foreign exchange rates, on financial in-struments.

The Corporation's market risk management process includes the management of all forms of market risk, including balance sheet and off-balance-sheet exposures. Market risk is managed within policies and limits established by ALCCO and the MRC and approved by the Board. ALCCO issues overall strategic directives to specify the extent to which Board-approved risk limits are utilized, based on the Corporation's willingness to accept market risk. The MRC, which is chaired by the Chief Market Risk Officer (CMRO), is responsible for allocating the overall market risk limits set by ALCCO to the Corporation's market risk-taking activities, considering the results of the risk modeling process as well as other internal and external factors. Market risk policies and limits are re-viewed by ALCCO and the MRC at least annually, or more often if warranted by current market, economic or business conditions.

The Corporation's independent capital markets risk management function monitors compliance, by individual business unit, with the Corporation's market risk policies and limits. The capital markets risk management function includes a staff of capital markets risk officers reporting directly to the CMRO. These capital markets risk officers are assigned to work with various business units to ensure the integrity of the market risk management process. Business unit management is primarily responsible for evaluating market risk, ensuring that actual exposures are appropriately measured, and monitoring and managing market risks within approved policies and limits. Through monthly meetings, senior management oversees the worldwide market risks arising from the trading and as-set and liability management activities of the Corporation.

The objective of the Corporation's market risk management process is to manage and control the effects of changes in market prices, interest rates and foreign exchange rates on the Corporation's results of operations and financial condi-tion. Management seeks to limit the volatility of earnings and protect economic value, as well as balance its level of market risk exposure with its objective of optimizing value to its stockholders and customers. This is attained through the development and implementation of market risk management strategies, in-cluding various balance sheet actions and the use of securities and derivatives and foreign exchange contracts, all within the limits discussed above. While sound market risk policies, methodologies, strategies and infrastructure assist the Corporation in managing its exposure to market risks, they do not insulate the Corporation from losses, such as those experienced in the last half of 1998 due to the period of extreme volatility in various emerging markets countries and the pressure placed on U.S. capital markets during this volatile period.

Trading Activities

The Corporation's trading activities involve providing risk management and cap-ital markets products and services to its customers, including interest rate derivatives, foreign exchange contracts and debt and equity underwriting and distribution. Interest rate derivatives include interest rate swaps and inter-est rate options, futures and forwards. Foreign exchange activities include trading spot, forward and option contracts, primarily in major foreign curren-cies. Additional information with respect to the Corporation's trading deriva-tives, including accounting policies, is provided in Notes 1 and 22 to the Fi-nancial Statements.

In addition, the Corporation takes proprietary trading positions, including po-sitions in domestic equity securities, high yield and emerging markets fixed income securities and local currency debt and equity securities and related de-rivatives. These proprietary trading positions are intended to benefit from short-term movements in the prices of securities and from inefficiencies among various securities issued by the same country or entity. Domestic fixed income trading activities also include trading of U.S. Treasury and U.S. government agency securities. The risk positions taken by the Corporation in these finan-cial instruments are subject to ALCCO and MRC approved limits.

The Corporation manages the market risk related to its trading businesses on a daily basis using a Value-at-Risk (VAR) methodology. VAR is defined as the sta-tistical estimate of the potential loss that the Corporation could incur from an adverse movement in market prices. The Corporation uses a 99% confidence level, which means that the Corporation would not expect to exceed the poten-tial loss as calculated by VAR more than once out of every 100 trading days. The VAR methodology requires a number of key assumptions including those relat-ing to the time to liquidate positions, the confidence level for losses, the number of days of price and rate history to be used, the impact of credit spread risk, and the treatment of event risk.

-------------------------------------- 48 --------------------------------------

Table 15 presents VAR amounts for 1998 and 1997.

Table 15 -- Aggregate VAR for Trading Businesses

(in millions)                                                          1998 1997
--------------------------------------------------------------------------------
Year-end VAR.......................................................... $30  $35
Average VAR...........................................................  33   20
Year-end VAR Limit....................................................  45   40
--------------------------------------------------------------------------------

The VAR calculations above include the effects of various interest rate and foreign exchange rate risks. The 1998 aggregate year-end VAR and average VAR associated with the Corporation's foreign exchange activities were both approx-imately $7 million. In 1997, the aggregate year-end VAR and average VAR associ-ated with the Corporation's foreign exchange activities were not significant. The calculations do not take into account the potential diversification bene-fits of the different positions taken across trading portfolios.

The 1998 increase in the Corporation's aggregate average VAR is due primarily to the increase in market volatility during 1998. Volatility is a contributing risk factor to the VAR calculation; therefore, the sudden market movements wit-nessed during 1998 acted to increase the amount of related risk measured and reported by the Corporation.

The validity of the VAR measurement is evaluated by routinely conducting backtests, which compare the estimated VAR amount for trading positions against the actual trading profits and losses of those positions. The chart below de-picts the Corporation's daily aggregate trading VAR and its daily trading prof-its and losses. Trading profits and losses include both the amounts recorded as trading profits and commissions and net foreign exchange profits, a component of other income, in the Corporation's income statement, as well as net interest revenue from these trading positions.

Chart 7 - 1998 Combined Backtest Results

The daily trading profits and losses include daily trading profits and commissions and net foreign exchange profits, as well as daily trading-related net interest revenue. During 1998, the daily trading profits and losses ranged from losses of $7 million per day to profits of $9 million per day. VAR includes all trading portfolios and the foreign exchange portfolio. During 1998, VAR ranged from $15 million per day to $32 million per day.

During 1998, cumulative trading losses of approximately $105 million (excluding trading-related net interest revenue) were incurred in the Corporation's Bos-ton-based emerging markets and high yield portfolios. The losses resulted from the significant volatility in the world financial markets due to the escalation of economic crises in Asia and Russia and the spill-over effect that these cri-ses had on other markets, particularly in emerging markets. These trading losses were offset by gains from other trading portfolios, as well as gains from the Corporation's foreign exchange portfolio. See the "Results of Opera-tions" section for additional discussion. Accordingly, as depicted by the chart on backtest results, the Corporation's aggregate daily trading results were within the estimated aggregate daily risk position throughout the year.

In addition to the VAR methodology, the Corporation employs other market risk management tools to manage and evaluate market risk. These risk management tools include loss limits and overall portfolio size limits, as well as monthly stress tests and scenario analyses. Stress testing employs a VAR calculation based on a ten standard deviation change in the prices of the underlying in-struments. Scenario analyses apply actual market conditions observed during past market events against current positions. While the VAR methodology and supplementary risk management tools are effective for managing market risk, they do not preclude the occurrence of trading losses during periods of extreme volatility.

Asset and Liability Management (ALM)

U.S. Dollar Denominated Risk Management

The Corporation's U.S. dollar denominated assets and liabilities are exposed to interest rate risk, which can be defined as the exposure of the Corporation's net income or financial condition to adverse movements in interest rates. At December 31, 1998, U.S. dollar denominated assets comprised the majority of the Corporation's balance sheet. The Corporation's U.S. dollar denominated posi-tions are evaluated and managed centrally through the Global Treasury group, utilizing several modeling methodologies. The two principal methodologies used are market value sensitivity and net interest revenue at risk. The results of these models are reviewed monthly with ALCCO and at least quarterly with the Board.

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

-------------------------------------- 49 --------------------------------------

The rate risk models consider such variables as:

 . repricing characteristics of assets and liabilities;

 . rate change differentials, such as federal funds rates versus savings ac-count rates;

 . maturity effects;

 . rate barrier effects, such as caps and floors, on assets and liabilities;
   and

 . prepayment volatility on various fixed rate assets, such as residential mortgages.

Both of these methodologies are designed to isolate the effects of market changes in interest rates on the Corporation's existing positions, and they ex-clude other factors such as competitive pricing considerations, future changes in the asset and liability mix and other management actions. Therefore, they are not by themselves measures of future levels of net interest revenue.

These two methodologies provide different but complementary measures of the level of interest rate risk; the longer-term view is modeled through market value sensitivity, while the shorter-term view is evaluated through net inter-est revenue at risk over the next twelve months. Under current ALCCO direc-tives, market value sensitivity cannot exceed 3 percent of total risk-based capital and net interest revenue at risk over the next twelve-month period can-not exceed 2 percent of annual net interest revenue.

Table 16 illustrates the year-end and average U.S. dollar denominated positions for market value sensitivity and net interest revenue at risk.

Table 16 -- Market Value Sensitivity and Net Interest Revenue at Risk Positions -- U.S. Dollar Denominated Positions

                                                     1998           1997 (1)
(dollars in millions)                          Year end Average Year end Average
--------------------------------------------------------------------------------
Market value sensitivity(2)...................   $145    $145     $154    $142
Percent of risk-based capital.................    1.8%    1.9%     2.2%    2.0%
Net interest revenue at risk(3)...............   $ 21    $ 15     $  9    $  6
Percent of net interest revenue...............     .9%     .6%      .4%     .3%
--------------------------------------------------------------------------------

(1) December 31, 1997 amounts have been restated for comparative purposes.

(2) Based on a 100 basis point adverse interest rate shock. At December 31, 1998 and 1997, the Corporation's market value sensitivity was negatively biased to rising interest rates.

(3) Based on the greater of a 100 basis point adverse interest rate shock or a 200 basis point adverse change in interest rates over the next twelve-month period. At December 31, 1998, the adverse position was based on a 200 basis point decline in interest rates over the next twelve-month period and at December 31, 1997, the adverse position was based on a 100 basis point up-ward interest rate shock.

During the second quarter of 1998, the Corporation implemented a new interest rate risk model to measure the interest rate risk of its U.S. dollar denomi-nated assets and liabilities. The model has various enhanced capabilities which include more complete automatic data feeds, increased availability of data on a transaction or account level, expanded scenario analysis, and automated recon-ciliations. The new model generates more refined market value sensitivity and net interest revenue at risk position calculations and provides for increased efficiency in the risk measurement process.

The level of exposure maintained by the Corporation is a function of the market environment and may change from period to period based on interest rate and other economic expectations. As noted above, the market value sensitivity and net interest revenue at risk models are complementary in nature. The Corpora-tion's exposure to interest rate movements is managed in compliance with ALCCO directives. ALCCO determines its interest rate risk management strategy by con-sidering the impact of changes in interest rates on each model, and, hence, the short- and long-term effects on the Corporation.

Non-U.S. Dollar Denominated Risk Management

The Corporation's non-U.S. dollar denominated assets and liabilities are ex-posed to interest rate and foreign exchange rate risks. Non-U.S. dollar denomi-nated interest rate and foreign exchange rate risks are managed by the Corpora-tion's overseas units, with oversight by the Global Treasury group. ALCCO establishes overall limits for each country in which the Corporation has local market interest rate risk and foreign exchange rate risk. Limits are updated at least annually for current market conditions, considering business and economic conditions in the country at a particular point in time. The overseas units report as to compliance with these limits on a regular basis.

The majority of the Corporation's non-U.S. dollar denominated interest rate and foreign exchange rate risk exposure stems from its operations in Latin America, primarily Argentina and Brazil. These countries maintain local market risk functions, which independently manage local interest rate and foreign exchange rate risks. The local asset and liability committees in Argentina and Brazil are responsible for establishing market risk policies within the limit struc-ture established by ALCCO and the MRC.

Each country has a local capital markets risk officer, who reports to the CMRO and is responsible for ensuring the integrity of the market risk management process.

Interest Rate Risk

The Corporation's Argentine balance sheet and off-balance-sheet ALM positions primarily relate to its corporate lending and retail businesses. During most of 1998, the interest rate risk related to these ALM positions was managed using cumulative gap limits. Gap is the difference between the amount of assets and liabilities that mature or are repriced during a given period of time. In De-cember 1998, the Corporation implemented a new interest rate risk model to im-prove the measurement of local Argentine interest rate risk. In conjunction with the implementation of the model, a new limit structure incorporating mar-

-------------------------------------- 50 --------------------------------------
ket value sensitivity and net interest revenue at risk was established. At De-cember 31, 1998, the market value sensitivity and net interest revenue at risk of the Corporation's Argentine non-U.S. dollar denominated ALM positions were approximately $6 million and $5 million, respectively, and the limits were $18 million and $22 million, respectively.

The Corporation's Brazilian balance sheet and off-balance-sheet ALM positions, which are mostly short-term in nature, primarily relate to corporate lending, trade financing and treasury activities. The interest rate risk related to these ALM positions is managed using a VAR methodology, which methodology is discussed above in the "Trading Activities" section. The VAR positions are cal-culated on a daily basis. The VAR exposure for the Corporation's Brazilian non-U.S. dollar denominated ALM positions was approximately $7 million at December 31, 1998, and the limit was $8 million. The Corporation's Brazilian operation also utilizes other market risk management tools such as stress testing and scenario analyses, and concentration and notional limits to manage the interest rate exposure in its ALM portfolio.

Foreign Exchange Rate Risk

When deemed appropriate, the Corporation will take positions in certain curren-cies with the intention of taking advantage of movements in currency and inter-est rates. The Corporation takes currency positions by funding local currency assets with dollars or by funding dollar assets with local currency liabili-ties. Whenever these positions are taken, they are subject to limits estab-lished by ALCCO and the MRC, as discussed above. Compliance with these limits is reviewed regularly by the Corporation's independent capital markets risk management function. The majority of the Corporation's foreign exchange risk is generated by its operations in Argentina and Brazil, and is managed within the overall currency positions. Table 17 represents the Corporation's currency po-sitions in Argentina and Brazil for 1998 and 1997.

Table 17 -- Currency Positions

                                                     1998             1997
(in millions)                                  Year end Average Year end Average
--------------------------------------------------------------------------------
Argentina(1)..................................   $421    $230     $368    $116
Brazil(2).....................................     13       2      132     113
--------------------------------------------------------------------------------

(1) Positions represent local currency assets funded by U.S. dollars in both periods presented.

(2) Positions represent dollar assets funded by local currency liabilities in 1998 and local currency assets funded by U.S. dollars in 1997.

Currency positions expose the Corporation to gains or losses when currency price movements are greater or lower than the spread between the local currency interest rate and the U.S. dollar interest rate. To date, the Corporation's currency positions have been liquid in nature and management has been able to close and re-open these positions as necessary.

For additional information related to the Corporation's international opera-tions, see the "Line of Business Information" and "Cross-Border Outstandings" sections.

Derivative Financial Instruments

Derivatives provide the Corporation with significant flexibility in managing its interest rate risk and foreign exchange exposures, enabling it to manage risk efficiently and respond quickly to changing market conditions while mini-mizing the impact on balance sheet leverage. The Corporation routinely uses non-leveraged rate-related derivative instruments, primarily interest rate swaps, as part of its asset and liability management practices. The level and term of such contracts may be modified as necessary, in response to balance sheet changes and other management actions, while complying with ALCCO direc-tives for market value sensitivity and net interest revenue at risk.

Table 18 summarizes the remaining maturity and notional amount of interest rate derivatives as of December 31, 1998, and the notional amount of interest rate derivatives as of December 31, 1997, entered into for asset and liability man-agement purposes.


-------------------------------------- 51 --------------------------------------

Table 18 -- Remaining Maturity of Interest Rate Derivatives

                                     Remaining Maturity-Notional Amount

                             Less than  1-3    3-5  Greater than  1998    1997
(in millions)                 1 year   years  years   5 years     Total   Total
--------------------------------------------------------------------------------
Futures and forwards(1).....  $  734                             $   734 $ 3,947
Interest rate swaps(2)......   4,495   $1,015 $313     $2,543      8,366  11,162
Interest rate options(3)
  Purchased.................   2,411                               2,411   2,765
  Written or sold...........   1,911                               1,911
                              ------   ------ ----     ------    ------- -------
                              $9,551   $1,015 $313     $2,543    $13,422 $17,874
                              ======   ====== ====     ======    ======= =======
--------------------------------------------------------------------------------

(1) At December 31, 1998 and 1997, represents contracts entered into by the Corporation's Brazilian operations in the local market which are linked to short-term interest bearing assets and liabilities.

(2) At December 31, 1998, includes $5.4 billion and $3 billion of interest rate swap contracts entered into by the Corporation's domestic and international operations, respectively. Of the domestic interest rate swaps, approxi-mately $3.5 billion are linked to notes payable and $1.6 billion to loans. Of the international interest rate swaps, approximately $2.8 billion were entered into by the Brazilian operations and are scheduled to mature in less than one year. The Brazilian interest rate swaps typically include the exchange of floating rate indices that are indigenous to the Brazilian mar-ket.

(3) At December 31, 1998 and 1997, includes equity contracts entered into by the Corporation's Argentine operations. These contracts are linked to Ar-gentine deposit products, where the holder receives payment based on changes in the prices of underlying Argentine securities.

Table 19 summarizes the fair value and unrecognized gains (losses) of deriva-tives used for asset and liability management purposes. Fair value represents the amount at which a given instrument could be exchanged in an arm's length transaction with a third party as of the balance sheet date.

Table 19 -- Fair Value and Unrecognized Gains (Losses) of Derivatives

December 31                               1998                                    1997

                                   Fair Value(1)   Unrecognized            Fair Value(1)   Unrecognized
(in millions)            Notional Asset Liability Gain (Loss)(2) Notional Asset Liability Gain (Loss)(2)
--------------------------------------------------------------------------------------------------------
Futures and forwards.... $   734                       $ (6)     $ 3,947  $ 21                 $ 11
Interest rate swaps.....   8,366  $219    $ 81          110       11,162   132     $11           96
Interest rate options
  Purchased.............   2,411    89                   89        2,765    13                    2
  Written or sold.......   1,911            66          (66)
                         -------  ----    ----         ----      -------  ----     ---         ----
                         $13,422  $308    $147         $127      $17,874  $166     $11         $109
                         =======  ====    ====         ====      =======  ====     ===         ====
--------------------------------------------------------------------------------------------------------

(1) When certain instruments, such as futures, are subject to daily cash set-tlements, the fair value of these instruments is zero.

(2) Unrecognized gain or loss is based upon fair values and represents the amount of gain or loss that has not been recognized in the income statement at the balance sheet date. This includes amounts related to contracts that have been terminated.

The Corporation's utilization of derivative instruments is modified from time to time in response to changing market conditions, as well as changes in the characteristics and mix of the Corporation's related assets and liabilities. Included in unrecognized gains (losses) at December 31, 1998 were deferred gains of $4 million related to terminated contracts that are being amortized to net interest revenue over a weighted average period of 46 months. At December 31, 1997, unrecognized gains of $7 million related to terminated contracts were being amortized to net interest revenue over a weighted average period of four-teen months. The Corporation routinely reviews its asset and liability deriva-tive positions to determine that such instruments continue to function as ef-fective risk management tools. See Note 22 to the Financial Statements for ad-ditional information on derivative financial instruments.

Operating Risk Management

Operating risk is defined by the Corporation as the risk of loss that can arise from such factors as inadequate, incomplete or incorrect management informa-tion; inadequate technology or infrastructure; deficient policies, processes, procedures, supervision and controls; failures of vendors, service providers and other external dependencies; unplanned events; and human error or dishones-ty. In dynamic operating environments, companies must continue to monitor and re-evaluate their risk management processes and culture.

During 1998, the Corporation formed the ORC which is responsible for the Corpo-ration's operating risk management strategy and policies and for the monitoring and assessment of critical operating risks throughout the Corporation. The ORC is chaired

-------------------------------------- 52 --------------------------------------
by the Executive Vice President of Risk Management. This committee is comprised of senior level executives from Risk Management, the Corporation's core busi-nesses, as well as representatives from various support functions. Business unit management is primarily accountable for maintaining strong control envi-ronments in their areas of responsibility, including the identification and evaluation of significant risk factors, the development and presentation of ac-tion plans to mitigate these risk factors, and the performance of assurance ac-tivities to test the effectiveness of their operating control environments. In addition, senior operating risk officers of each key business serve as liaisons between the business units and the operating risk management organization, im-plement strategies tailored to their respective businesses and serve as members of the ORC. Corporate Audit and Risk Review are responsible for executing inde-pendent assurance procedures, in accordance with annual plans that are approved by the Audit Committee of the Board.

Capital Management

At December 31, 1998, the Corporation had $4.8 billion in stockholders' equity, compared with $4.6 billion at December 31, 1997. At the Corporation's annual meeting held on April 23, 1998, the Corporation's stockholders approved an in-crease in the number of authorized shares of common stock from 300 million shares to 500 million shares. The stockholders also approved a change in the par value of these common shares from $1.50 to $1.00 per share. On the same day, the Corporation's Board approved a two-for-one stock split of the Corpora-tion's common stock, executed in the form of a stock dividend of one share for each share held, which dividend was paid in June 1998.

In July 1998, the Corporation redeemed all of its remaining preferred stock, including its adjustable rate cumulative preferred stock, Series A, B and C, and its fixed rate cumulative preferred stock, Series F, for a total redemption value of $278 million, which equaled the aggregate carrying value of the pre-ferred stock.

The Corporation's quarterly common stock dividend was $.29 per share during 1998 (as adjusted to reflect the impact of the stock split). In the first quar-ter of 1999, the quarterly dividend was increased 10 percent, to $.32 per share. The level of dividends paid on the Corporation's common stock is deter-mined by the Board based on the Corporation's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors deemed relevant by the Board, including the amount of divi-dends paid to the Corporation by its subsidiaries.

The Corporation has a capital planning process to determine the appropriate level of capital required to support its various businesses and to ensure that the Corporation maintains this level of capital. Included in the determination of appropriate capital levels are the various capital requirements established by the Corporation's principal regulatory agencies. The Global Treasury group is responsible for developing capital plans for the Corporation and its banking subsidiaries that support the Corporation's strategic objectives. These plans, which are regularly reviewed and approved by ALCCO, include current and pro forma capital positions that are measured using various capital ratios, includ-ing tangible common equity and common equity, as well as three regulatory capi-tal ratios: Tier 1, Total and Tier 1 leverage. At December 31, 1998, the Corpo-ration and its bank subsidiaries met all regulatory capital adequacy require-ments to which they are subject.

Table 20 presents the Corporation's capital ratios as of the last two year ends.

Table 20 -- Capital Position

December 31                                                        1998  1997
------------------------------------------------------------------------------
Tangible common equity ratio (common equity minus
 intangibles/total assets minus intangibles)......................  5.5%  5.8%
Common equity ratio (common equity/total assets)..................  6.6%  6.3%
Regulatory capital ratios
 Tier 1 capital ratio (Tier 1 capital/total risk-adjusted
  assets).........................................................  7.1%  8.0%
 Total capital ratio (total capital/total risk-adjusted assets)... 11.7% 12.1%
 Tier 1 leverage ratio (Tier 1
  capital/adjusted total average assets)..........................  6.7%  7.4%

Compared with the prior year end, the decrease in the Corporation's regulatory capital ratios at December 31, 1998 reflected the Corporation's acquisitions of Deutsche Argentina, OCA and Robertson Stephens during the year. Additional in-formation on the Corporation's regulatory capital can be found in Note 14 to the Financial Statements.

Recent Accounting and Regulatory Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Fi-nancial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires that all deriva-tive instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet, as either an asset or liability, measured at its fair value. Changes in the derivative's fair value should be recognized currently in earnings unless the derivative is designated as a hedge. When designated as a hedge, the fair value should be recognized cur-rently in earnings or in other nonowner changes in equity, depending on whether such designation is as a fair value or as a cash flow hedge. With respect to fair value hedges, the fair value of the derivative, as well as changes in the fair value of the hedged item, are reported in the income statement. For cash flow hedges, changes in the derivative's fair value are reported in other non-owner changes in equity and reclassified to the income statement in periods in which earnings are affected by the hedged variable cash flows or forecasted transaction. SFAS No. 133 also requires a company to formally document, desig-nate and assess the effectiveness of transactions that receive hedge accounting treatment.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning af-ter June 15, 1999, and cannot be applied retroactively. The Corporation intends to adopt the Statement as of January 1, 2000; however, it has not yet quantified the financial statement impact of adoption, nor determined the method of adoption. The Corporation anticipates that adoption could

-------------------------------------- 53 --------------------------------------
increase volatility in earnings and other nonowner changes in equity, and could result in certain modifications to systems and hedging methodologies.

1997 Compared With 1996

Net Interest Revenue

Consolidated net interest revenue in 1997 increased $93 million over 1996. A 17 basis point decline in consolidated net interest margin was more than offset by a $4.3 billion increase in average earning assets. The decrease in net interest margin was primarily due to the sale of FAC in 1997, as well as narrower spreads from Argentine operations. These declines in net interest margin were partially offset by wider spreads in Brazil arising from higher interest rates due to fourth quarter of 1997 market volatility. The increase in average earn-ing assets was driven by an increase of approximately $1.9 billion in trading and available for sale securities, due to growth in domestic-based capital mar-kets-related businesses and balance sheet positioning, as well as an increase in average C&I loans from international operations, particularly in Argentina and Brazil, of approximately $1.7 billion. Average loans and lease volume in domestic operations was relatively unchanged from 1996. A $1.6 billion increase in commercial, industrial and financial loans and commercial real estate loans was offset by a $1.7 billion decrease in consumer-related loans, reflecting the 1997 sales of FAC and Ganis and a lower level of residential mortgages.

Noninterest Income

Excluding net mortgage servicing fees, financial service fees increased $104 million compared with 1996. The improvement was due to an increase in syndica-tion and agent fees, reflecting a higher volume of transactions generated by the Corporation's loan syndications business; an increase in deposit and ATM-related fees due to repricing of certain domestic products; and an increase in investment banking fees resulting from increased underwriting and financial ad-visory activities in the Corporation's capital markets-related businesses.

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

Trust and investment management fees increased $37 million, primarily due to higher fees from the Corporation's Argentine mutual fund and Private Banking businesses, reflecting growth in assets under management by these respective businesses. Compared with 1996, trading profits and commissions decreased $18 million. This decrease included losses incurred by the Boston-based emerging markets and high yield units as a result of volatility caused by the emergence, in the fourth quarter of 1997, of the Asian economic crisis. These losses were partially offset by higher net foreign exchange profits arising from growth in the business and an increase in customer demand due to market volatility. The $57 million increase in net securities gains in 1997 mainly reflected net gains related to securities sales in the emerging markets business in the fourth quarter of 1997, and the sale of certain securities in the Argentine available for sale portfolio. Net equity and mezzanine profits increased $12 million over 1996, reflecting continued gains in the Private Equity business.

Gains on sales of businesses in 1997 was composed of a $68 million pre-tax gain from the sale of FAC, and, in 1996, a $106 million pre-tax gain from the sale of the Corporation's mortgage banking subsidiary discussed above and a $47 mil-lion pre-tax gain from the sale of branches. The $4 million decrease in other noninterest income included an $11 million loss, recognized in connection with the sale of FAC, on interest rate futures contracts that had been used to hedge the funding of this subsidiary.

Noninterest Expense

Noninterest expense before acqusition-related restructuring costs increased $184 million compared with 1996. The increase was primarily driven by invest-ment spending in Argentina and Brazil, including the opening of seventeen new branches in Argentina and ten new branches in Brazil; the growth of the Corpo-ration's capital markets-related businesses, including the hiring of additional sales and trading professionals, the opening of the Corporation's Section 20 subsidiary and the formation of a high yield unit; and increased incentive com-pensation related to improved business performance and higher merit increases.

In addition, during 1997, the Corporation incurred additional conversion costs associated with its Regional Bank, costs related to the unveiling of the new BankBoston brand in Latin America, and costs in connection with its Year 2000 project. These costs are the principal components of the increase in other non-interest expense. The additional conversion costs included integrating teller, ATM and other back-office systems; additional part-time and temporary help re-lated to the integration of BayBanks; and costs related to the planned closing of additional branches. Also included are costs associated with the extension of the new products set to the Corporation's Connecticut operations in conjunc-tion with the merger of Bank of Boston Connecticut into the Bank, which oc-curred in October 1997. These increases were offset, in part, by lower operat-ing expenses of FAC and Ganis, due to their disposition during 1997, and cost savings related to the integration of BayBanks.

In 1996, the Corporation recorded acquisition-related restructuring costs of $180 million in connection with its acquisition of BayBanks. The charges in-cluded severance costs, facility costs, including consolidations of branch and back office operations, and professional fees and other costs of effecting the acquisition. Also included are systems and other conversion costs which were incurred at the time of the acquisition.

-------------------------------------- 54 --------------------------------------

BankBoston Corporation
Average Balances and Interest Rates, Taxable Equivalent Basis

Years Ended December 31              1998                        1997
                          Average             Average Average             Average
(dollars in millions)     Balance Interest(1)  Rate   Balance Interest(1)  Rate
---------------------------------------------------------------------------------
Assets
Interest bearing
 deposits in other banks
 U.S....................  $   142   $    8      5.77% $   319   $   18      5.78%
 International..........    1,070      109     10.18    1,462      126      8.61
                          -------   ------            -------   ------
   Total................    1,212      117      9.66    1,781      144      8.11
                          -------   ------     -----  -------   ------     -----
Federal funds sold and
 resale agreements
 U.S....................    1,735       90      5.19      635       35      5.43
 International..........    1,451      219     15.09    1,471      215     14.65
                          -------   ------            -------   ------
   Total................    3,186      309      9.70    2,106      250     11.87
                          -------   ------     -----  -------   ------     -----
Trading assets
 U.S....................    1,099       63      5.71      969       60      6.19
 International..........      793       49      6.22      728       51      7.08
                          -------   ------            -------   ------
   Total................    1,892      112      5.93    1,697      111      6.57
                          -------   ------     -----  -------   ------     -----
Securities
 U.S.
   Available for
    sale(2).............    8,986      583      6.55    7,766      518      6.74
   Held to maturity.....      598       37      6.15      658       42      6.34
 International
   Available for
    sale(2).............    1,835      178      9.48    1,317      159     12.27
                          -------   ------            -------   ------
   Total................   11,419      798      6.99    9,741      719      7.38
                          -------   ------     -----  -------   ------     -----
Loans and lease
 financing
 U.S....................   30,639    2,554      8.34   31,502    2,716      8.62
 International..........   14,044    1,710     12.18   10,881    1,248     11.46
                          -------   ------            -------   ------
   Total(3).............   44,683    4,264      9.54   42,383    3,964      9.35
                          -------   ------     -----  -------   ------     -----
Total earning assets....   62,392    5,600      8.98   57,708    5,188      8.99
                                    ------     -----            ------     -----
Nonearning assets.......    9,808                       7,555
                          -------                     -------
   Total assets(4)......  $72,200                     $65,263
                          =======                     =======
Liabilities and
 Stockholders' Equity
Deposits
 U.S.
   Savings deposits.....  $15,792   $  404      2.56% $14,690   $  397      2.70%
   Time deposits........   10,752      589      5.48   10,014      560      5.59
 International
   Banks in foreign
    countries...........    2,302      145      6.28    2,200      131      5.97
   Other foreign savings
    and time............    9,217      733      7.95    8,018      597      7.44
                          -------   ------            -------   ------
   Total................   38,063    1,871      4.92   34,922    1,685      4.82
                          -------   ------     -----  -------   ------     -----
Federal funds purchased
 and repurchase
 agreements
 U.S....................    6,035      316      5.24    5,842      333      5.71
 International..........      168        9      5.09      175       17      9.46
                          -------   ------            -------   ------
   Total................    6,203      325      5.23    6,017      350      5.82
                          -------   ------     -----  -------   ------     -----
Other funds borrowed
 U.S....................    5,312      312      5.87    4,365      262      6.01
 International..........    1,756      222     12.68    1,482      193     13.02
                          -------   ------            -------   ------
   Total................    7,068      534      7.56    5,847      455      7.78
                          -------   ------     -----  -------   ------     -----
Notes payable
 U.S.(5)................    4,320      286      6.62    2,909      201      6.91
 International..........      378       34      8.93      473       44      9.37
                          -------   ------            -------   ------
   Total................    4,698      320      6.80    3,382      245      7.25
                          -------   ------     -----  -------   ------     -----
Total interest bearing
 liabilities............   56,032    3,050      5.44   50,168    2,735      5.45
                                    ------     -----            ------     -----
Demand deposits --
  U.S...................    6,610                       7,226
Demand deposits --
  International.........    1,105                         705
Other noninterest
 bearing liabilities....    3,676                       2,497
Stockholders' equity....    4,777                       4,667
                          -------                     -------
   Total liabilities and
    stockholders'
    equity(4)...........  $72,200                     $65,263
                          =======                     =======
Net Interest Revenue as
 a Percentage of Average
 Interest Earning Assets
 U.S....................  $43,199   $1,686      3.90% $41,849   $1,822      4.36%
 International..........   19,193      864      4.50%  15,859      631      3.98%
                          -------   ------            -------   ------
   Total................  $62,392   $2,550      4.09% $57,708   $2,453      4.25%
                          =======   ======            =======   ======
---------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Average rates for securities available for sale are based on the securi-ties' amortized cost.
(3) Loans and lease financing includes nonaccrual balances.
(4) As of December 31, 1998 and 1997, average international assets and liabili-ties as a percentage of total average consolidated assets and liabilities, each amounted to 30% and 27%, respectively.
(5) Amounts include guaranteed preferred beneficial interests in Corporation's junior subordinated debentures.

-------------------------------------- 55 --------------------------------------

BankBoston Corporation
Average Balances and Interest Rates, Taxable Equivalent Basis

Year Ended December 31, 1996                           Average             Average
(dollars in millions)                                  Balance Interest(1)  Rate
----------------------------------------------------------------------------------
Assets
Interest bearing deposits in other banks
 U.S. ................................................ $   192   $   12      5.96%
 International........................................   1,136       91      8.01
                                                       -------   ------
   Total..............................................   1,328      103      7.71
                                                       -------   ------     -----
Federal funds sold and resale agreements
 U.S. ................................................     474       25      5.24
 International........................................   1,203      178     14.78
                                                       -------   ------
   Total..............................................   1,677      203     12.08
                                                       -------   ------     -----
Trading assets
 U.S. ................................................     552       31      5.76
 International........................................     870      124     14.30
                                                       -------   ------
   Total..............................................   1,422      155     10.99
                                                       -------   ------     -----
Loans held for sale
 U.S. ................................................     260       18      6.88
 International........................................      12        1      6.12
                                                       -------   ------
   Total..............................................     272       19      6.84
                                                       -------   ------     -----
Securities
 U.S.
   Available for sale(2)..............................   6,577      423      6.48
   Held to maturity...................................     684       42      6.15
International
   Available for sale(2)..............................     832      114     14.13
   Held to maturity...................................      29        5     16.53
                                                       -------   ------
   Total..............................................   8,122      584      7.19
                                                       -------   ------     -----
Loans and lease financing
 U.S. ................................................  31,472    2,714      8.62
 International........................................   9,117    1,135     12.44
                                                       -------   ------
   Total(3)...........................................  40,589    3,849      9.48
                                                       -------   ------     -----
Total earning assets..................................  53,410    4,913      9.20
                                                                 ------     -----
Nonearning assets.....................................   6,113
                                                       -------
   Total assets(4).................................... $59,523
                                                       =======
Liabilities and Stockholders' Equity
Deposits
 U.S.
   Savings deposits................................... $14,918   $  401      2.69%
   Time deposits......................................  10,310      581      5.64
 International
   Banks in foreign countries.........................   2,883      163      5.64
   Other foreign savings and time.....................   6,380      535      8.37
                                                       -------   ------
   Total..............................................  34,491    1,680      4.87
                                                       -------   ------     -----
Federal funds purchased and repurchase agreements
 U.S. ................................................   4,500      259      5.77
 International........................................     109       14     12.80
                                                       -------   ------
   Total..............................................   4,609      273      5.93
                                                       -------   ------     -----
Other funds borrowed
 U.S. ................................................   3,140      186      5.92
 International........................................   1,002      220     21.91
                                                       -------   ------
   Total..............................................   4,142      406      9.79
                                                       -------   ------     -----
Notes payable
 U.S.(5)..............................................   2,119      140      6.59
 International........................................     547       54      9.99
                                                       -------   ------
   Total..............................................   2,666      194      7.29
                                                       -------   ------     -----
Total interest bearing liabilities....................  45,908    2,553      5.56
                                                                 ------     -----
Demand deposits -- U.S................................   6,635
Demand deposits -- International......................     477
Other noninterest bearing liabilities.................   1,759
Stockholders' equity..................................   4,744
                                                       -------
   Total liabilities and stockholders' equity(4)...... $59,523
                                                       =======
Net Interest Revenue as a Percentage of Average
 Interest Earning Assets
 U.S. ................................................ $40,211   $1,826     4.54%
 International........................................  13,199      534     4.05%
                                                       -------   ------
   Total.............................................. $53,410   $2,360     4.42%
                                                       =======   ======
----------------------------------------------------------------------------------

(1) Income is shown on a fully taxable equivalent basis.
(2) Average rates for securities available for sale are based on the securi-ties' amortized cost.
(3) Loans and lease financing includes nonaccrual balances.
(4) As of December 31, 1996, average international assets and liabilities as a percentage of total average consolidated assets and liabilities, respec-tively, amounted to 25%.
(5) Amounts include guaranteed preferred beneficial interests in Corporation's junior subordinated debentures.

-------------------------------------- 56 --------------------------------------

BankBoston Corporation
Change in Net Interest Revenue -- Volume and Rate Analysis

The following table presents, on a fully taxable equivalent basis, an analysis of the effect on net interest revenue of volume and rate changes for 1998 com-pared with 1997, and 1997 compared with 1996. The change due to the volume/rate variance has been allocated to volume and the change due to the difference in the number of days in the periods has been allocated to rate.

                              1998 Compared with 1997             1997 Compared with 1996
                          Increase (Decrease)                 Increase (Decrease)
                           Due to Change in                     Due to Change in
(in millions)               Volume      Rate     Net Change     Volume      Rate      Net Change
------------------------------------------------------------------------------------------------
Earning Assets
Interest bearing
 deposits in other banks
  U.S...................   $     (10)              $    (10)   $       6                 $  6
  International.........         (40) $      23         (17)          28  $        7       35
                                                   --------                              ----
                                                        (27)                               41
                                                   --------                              ----
Federal funds sold and
 resale agreements
  U.S...................          57         (2)         55            9           1       10
  International.........          (3)         7           4           39          (2)      37
                                                   --------                              ----
                                                         59                                47
                                                   --------                              ----
Trading assets
  U.S...................           8         (5)          3           26           3       29
  International.........           4         (6)         (2)         (10)        (63)     (73)
                                                   --------                              ----
                                                          1                               (44)
                                                   --------                              ----
Securities
  U.S...................          80        (20)         60           77          18       95
  International.........          46        (27)         19           53         (13)      40
                                                   --------                              ----
                                                         79                               135
                                                   --------                              ----
Loans and lease
 financing
  U.S...................         (72)       (90)       (162)         (20)          3      (17)
  International.........         385         77         462          202         (89)     113
                                                   --------                              ----
                                                        300                                96
                                                   --------                              ----
Interest income.........         421         (9)        412          386        (111)     275
                                                   --------                              ----
Interest Bearing
 Liabilities
Deposits
  U.S. savings..........          28        (21)          7           (6)          2       (4)
  U.S. time.............          40        (11)         29          (16)         (5)     (21)
  International.........          99         51         150           68         (38)      30
                                                   --------                              ----
                                                        186                                 5
                                                   --------                              ----
Federal funds purchased
 and repurchase
 agreements
  U.S...................          10        (27)        (17)          77          (3)      74
  International.........          (8)                    (8)           6          (3)       3
                                                   --------                              ----
                                                        (25)                               77
                                                   --------                              ----
Other funds borrowed
  U.S...................          56         (6)         50           73           3       76
  International.........          34         (5)         29           62         (89)     (27)
                                                   --------                              ----
                                                         79                                49
                                                   --------                              ----
Notes payable
  U.S...................          93         (8)         85           54           7       61
  International.........          (8)        (2)        (10)          (7)         (3)     (10)
                                                   --------                              ----
                                                         75                                51
                                                   --------                              ----
Interest expense........         229         86         315          203         (21)     182
                                                   --------                              ----
Net interest revenue....        $189       $(92)   $     97    $     184  $      (91)    $ 93
                                                   ========                              ====

-------------------------------------- 57 --------------------------------------

BankBoston Corporation
Summary of Quarterly Consolidated Financial Information and
Common Stock Data

                                          1998                               1997
(dollars in millions,      Fourth   Third    Second   First    Fourth   Third   Second   First
except per share amounts)  Quarter Quarter  Quarter  Quarter  Quarter  Quarter Quarter  Quarter
------------------------------------------------------------------------------------------------
Income Statement Data
Interest income..........  $ 1,440 $  1,410 $  1,390 $  1,337 $  1,342 $ 1,267 $  1,281 $  1,275
Interest expense.........      781      785      750      734      720     696      665      655
                           ------- -------- -------- -------- -------- ------- -------- --------
  Net interest revenue...      659      625      640      603      622     571      616      620
Provision for credit
 losses..................      120       60       60      140       40      40       60       60
                           ------- -------- -------- -------- -------- ------- -------- --------
  Net interest revenue
   after provision for
   credit losses.........      539      565      580      463      582     531      556      560
Noninterest income.......      601      385      457      589      408     448      377      330
Noninterest expense......      816      786      647      661      600     601      578      544
                           ------- -------- -------- -------- -------- ------- -------- --------
Income before income
 taxes...................      324      164      390      391      390     378      355      346
Provision for income
 taxes...................      117       59      148      153      155     152      143      139
                           ------- -------- -------- -------- -------- ------- -------- --------
Net income...............  $   207 $    105 $    242 $    238 $    235 $   226 $    212 $    207
                           ======= ======== ======== ======== ======== ======= ======== ========
Net income applicable to
 common stock............  $   207 $    104 $    238 $    234 $    230 $   217 $    203 $    198
                           ======= ======== ======== ======== ======== ======= ======== ========
Average Balance Sheet
 Data
Loans and lease
 financing...............  $45,731  $45,069  $44,196  $43,706  $43,242 $42,429  $42,112  $41,732
Securities...............   12,171   11,692   11,188   10,606   10,538   9,661    9,488    9,261
Other earning assets.....    6,302    6,108    6,577    6,175    5,774   5,679    5,234    5,648
                           ------- -------- -------- -------- -------- ------- -------- --------
  Total earning assets...   64,204   62,869   61,961   60,487   59,554  57,769   56,834   56,641
Cash and due from banks..    2,870    2,930    3,013    3,221    3,398   3,194    2,976    2,698
Other assets.............    8,257    6,702    6,262    6,002    5,140   4,741    4,136    3,885
                           ------- -------- -------- -------- -------- ------- -------- --------
  Total average assets...  $75,331  $72,501  $71,236  $69,710  $68,092 $65,704  $63,946  $63,224
                           ======= ======== ======== ======== ======== ======= ======== ========
Deposits.................  $47,389  $44,539  $45,404  $45,774  $44,252 $42,989  $42,246  $41,899
Funds borrowed...........   13,279   14,423   13,054   12,309   12,730  12,367   11,466   10,866
Other liabilities........    4,417    3,618    3,508    3,148    3,106   2,464    2,216    2,191
Notes payable(1).........    5,477    5,149    4,392    3,749    3,524   3,336    3,351    3,316
Stockholders' equity.....    4,769    4,772    4,878    4,730    4,480   4,548    4,667    4,952
                           ------- -------- -------- -------- -------- ------- -------- --------
  Total average
   liabilities and
   stockholders' equity..  $75,331  $72,501  $71,236  $69,710  $68,092 $65,704  $63,946  $63,224
                           ======= ======== ======== ======== ======== ======= ======== ========
Per Common Share(2)
Net income
 Basic...................  $   .70 $    .35 $    .81 $    .80 $    .79 $   .75 $    .68 $    .64
 Diluted.................      .70      .35      .80      .79      .78     .73      .68      .63
Cash dividends declared..      .29      .29      .29      .29      .26     .26      .26      .22
Market value
 High....................   44 1/4 58 11/16       58 55 15/16 48 27/32  45 7/8  38 7/16   39 3/8
 Low.....................   27 5/8       33 51 15/16 43 15/16 38 17/32 36 9/16 31 13/16 31 15/16
Average Number of Common
 Shares(2)
 (in thousands)
 Basic...................  294,774  294,379  293,769  292,542  290,482 290,766  295,820  306,842
 Diluted.................  296,755  296,361  298,275  296,840  294,618 295,684  299,574  311,184
------------------------------------------------------------------------------------------------

(1) Amounts include guaranteed preferred beneficial interests in Corporation's junior subordinated debentures.
(2) All per share and average share information has been adjusted to reflect the Corporation's two-for-one stock split effected in June 1998.

The common stock of the Corporation, which is the only class of its securities entitled to vote at the Annual Meeting of Stockholders, is listed and traded on the New York and Boston stock exchanges.

-------------------------------------- 58 --------------------------------------

[LOGO FOR PRICEWATERHOUSECOOPERS LETTERHEAD APPEARS HERE]
Report of Independent Accountants

To the Board of Directors and Stockholders of BankBoston Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in common stockholders' equity and of cash flows present fairly, in all material respects, the financial posi-tion of BankBoston Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibil-ity of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and dis-closures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall finan-cial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

January 21, 1999                            /s/ PricewaterhouseCoopers LLP

-------------------------------------- 60 --------------------------------------

BankBoston Corporation
Consolidated Balance Sheet

December 31                                                       1998     1997
(dollars in millions, except per share amounts)
----------------------------------------------------------------------------------
Assets
Cash and due from banks......................................... $ 3,773  $ 4,006
Interest bearing deposits in other banks........................   1,533    1,592
Federal funds sold and securities purchased under agreements to
 resell.........................................................   2,463    2,017
Trading assets..................................................   3,802    2,947
Securities
 Available for sale.............................................  12,075    9,946
 Held to maturity (fair value of $464 in 1998 and $540 in
  1997).........................................................     459      537
Loans and lease financing (net of unearned income of $526 in
 1998 and $381 in 1997).........................................  42,806   43,980
Reserve for credit losses.......................................    (754)    (712)
Premises and equipment, net.....................................   1,319    1,042
Due from customers on acceptances...............................     338      462
Accrued interest receivable.....................................     561      552
Other assets....................................................   5,138    2,899
                                                                 -------  -------
Total Assets.................................................... $73,513  $69,268
                                                                 =======  =======
Liabilities and Stockholders' Equity
Deposits
 Domestic offices
  Noninterest bearing........................................... $ 6,554  $ 8,507
  Interest bearing..............................................  28,371   25,104
 Overseas offices
  Noninterest bearing...........................................   1,144    1,085
  Interest bearing..............................................  12,431   11,065
                                                                 -------  -------
    Total deposits..............................................  48,500   45,761
Funds borrowed..................................................  12,016   12,865
Acceptances outstanding.........................................     338      460
Accrued expenses and other liabilities..........................   2,254    1,884
Notes payable...................................................   4,593    2,941
Guaranteed preferred beneficial interests in Corporation's
 junior subordinated debentures.................................     995      747
                                                                 -------  -------
Total liabilities...............................................  68,696   64,658
                                                                 -------  -------
Commitments and contingencies
Stockholders' equity
 Preferred stock without par value
  Authorized shares -- 10,000,000
  Issued shares -- 3,673,941 in 1997............................              278
 Common stockholders' equity
  Common stock, par value $1.00 in 1998 and $1.50 in 1997
   Authorized shares -- 500,000,000 in 1998 and 300,000,000 in
    1997
   Issued shares -- 307,317,780 in 1998 and 154,002,254 in 1997
   Outstanding shares -- 294,971,900 in 1998 and 145,706,594 in
    1997........................................................     307      231
  Surplus.......................................................   1,118    1,219
  Retained earnings.............................................   3,895    3,472
  Accumulated other nonowner changes in equity
   Net unrealized gain (loss) on securities available for sale,
    net of tax..................................................     (19)      53
   Cumulative translation adjustments, net of tax...............     (14)     (11)
  Treasury stock, at cost -- 12,345,880 shares in 1998 and
   8,295,660 shares in 1997.....................................    (470)    (632)
                                                                 -------  -------
 Total common stockholders' equity..............................   4,817    4,332
                                                                 -------  -------
Total stockholders' equity......................................   4,817    4,610
                                                                 -------  -------
Total Liabilities and Stockholders' Equity...................... $73,513  $69,268
                                                                 =======  =======
----------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

-------------------------------------- 61 --------------------------------------

BankBoston Corporation
Consolidated Statement of Income

Years Ended December 31                                 1998      1997     1996
(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------
Interest Income
Loans and lease financing, including fees.......... $  4,259  $  3,954 $  3,863
Securities.........................................      780       698      569
Trading assets.....................................      112       111      155
Federal funds sold and securities purchased under
 agreements to resell..............................      309       257      203
Deposits in other banks............................      117       144      103
                                                    --------  -------- --------
  Total interest income............................    5,577     5,164    4,893
                                                    --------  -------- --------
Interest Expense
Deposits of domestic offices.......................      962       940      944
Deposits of overseas offices.......................      909       745      736
Funds borrowed.....................................      859       805      679
Notes payable......................................      320       245      194
                                                    --------  -------- --------
  Total interest expense...........................    3,050     2,735    2,553
                                                    --------  -------- --------
  Net interest revenue.............................    2,527     2,429    2,340
Provision for credit losses........................      380       200      231
                                                    --------  -------- --------
  Net interest revenue after provision for credit
   losses..........................................    2,147     2,229    2,109
                                                    --------  -------- --------
Noninterest Income
Financial service fees and commissions.............      877       663      477
Trust and investment management fees...............      326       283      246
Trading profits and commissions....................       (3)       58       76
Net securities gains...............................       41        80       23
Other income.......................................      791       479      522
                                                    --------  -------- --------
  Total noninterest income.........................    2,032     1,563    1,344
                                                    --------  -------- --------
Noninterest Expense
Salaries...........................................    1,373     1,065      983
Employee benefits..................................      257       214      195
Occupancy expense..................................      231       204      203
Equipment expense..................................      167       146      138
Acquisition-related restructuring expense..........                         180
Other expense......................................      882       695      621
                                                    --------  -------- --------
  Total noninterest expense........................    2,910     2,324    2,320
                                                    --------  -------- --------
Income before income taxes.........................    1,269     1,468    1,133
Provision for income taxes.........................      477       589      483
                                                    --------  -------- --------
Net Income......................................... $    792  $    879 $    650
                                                    ========  ======== ========
Net Income Applicable to Common Stock.............. $    783  $    848 $    613
                                                    ========  ======== ========
Per Common Share
Net income
 Basic............................................. $   2.66  $   2.86 $   2.00
 Diluted...........................................     2.64      2.82     1.96
Cash dividends declared............................     1.16       .99      .85
Average Number of Common Shares
 (in thousands)
 Basic.............................................  293,873   295,918  307,058
 Diluted...........................................  296,663   300,080  312,224
-------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

-------------------------------------- 62 --------------------------------------

BankBoston Corporation
Consolidated Statement of Changes in Common Stockholders' Equity

                                                        Accumulated
Three Years Ended December                                 Other
31, 1998                                                 Nonowner
(dollars in millions, except  Common           Retained   Changes   Treasury
per share amounts)            Stock   Surplus  Earnings  In Equity   Stock   Total
------------------------------------------------------------------------------------
Balance, January 1, 1996....  $ 350   $1,240    $2,548     $ 78      $ (22)  $4,194
Net income -- 1996..........                       650                          650
Change in net unrealized
 gain on securities
 available for sale, net of
 tax and reclassification
 adjustment.................                                 (6)                 (6)
Change in translation
 adjustments, net of tax....                                 (3)                 (3)
                                                                             ------
  Total nonowner changes in
   equity -- 1996...........                                                    641
Change in par value.........   (118)     118
Common stock issued in
 connection with
 Dividend reinvestment and
  common stock purchase
  plan --817,863 shares.....      1       18                            23       42
 Exercise of stock options,
  net of surrendered
  shares --2,123,434
  shares....................      3      (31)                           52       24
 Business combinations, net
  of treasury stock
  retired --4,765,908
  shares....................     (6)    (178)                          420      236
 Restricted stock grants,
  net of forfeitures --
   221,843 shares...........               9         5                  10       24
 Other, principally employee
  benefit plans -- 143,574
  shares....................              26         6                   7       39
Cash dividends declared on
 preferred stock............                       (37)                         (37)
Cash dividends declared on
 common stock -- $.85 per
 share......................                      (247)                        (247)
Purchases of treasury
 stock -- 10,220,789
 shares.....................                                          (490)    (490)
                              -----   ------    ------     ----      -----   ------
Balance, December 31, 1996..    230    1,202     2,925       69               4,426
Net income -- 1997..........                       879                          879
Change in net unrealized
 gain on securities
 available for sale, net of
 tax and reclassification
 adjustment.................                                (23)                (23)
Change in translation
 adjustments, net of tax....                                 (4)                 (4)
                                                                             ------
  Total nonowner changes in
   equity -- 1997...........                                                    852
Common stock issued in
 connection with
 Dividend reinvestment and
  common stock purchase
  plan --269,470 shares.....               6                            16       22
 Exercise of stock options,
  net of surrendered
  shares --1,919,646
  shares....................      1      (53)                          113       61
 Business combinations --
   386,370 shares...........               8                            21       29
 Restricted stock grants,
  net of forfeitures --
   246,319 shares...........              17       (10)                  1        8
 Other, principally employee
  benefit plans -- 11,050
  shares....................              39                             1       40
Cash dividends declared on
 preferred stock............                       (31)                         (31)
Cash dividends declared on
 common stock -- $.99 per
 share......................                      (291)                        (291)
Purchases of treasury
 stock -- 10,300,000
 shares.....................                                          (784)    (784)
                              -----   ------    ------     ----      -----   ------
Balance, December 31, 1997..    231    1,219     3,472       42       (632)   4,332
Net income -- 1998..........                       792                          792
Change in net unrealized
 gain (loss) on securities
 available for sale, net of
 tax and reclassification
 adjustment.................                                (72)                (72)
Change in translation
 adjustments, net of tax....                                 (3)                 (3)
                                                                             ------
  Total nonowner changes in
   equity -- 1998...........                                                    717
Change in par value.........    (77)      77
Two-for-one stock split --
  153,728,260 shares........    154     (154)
Common stock issued in
 connection with
 Dividend reinvestment and
  common stock purchase
  plan --381,385 shares.....               4                            19       23
 Exercise of stock options,
  net of surrendered
  shares --1,447,235
  shares....................     (1)     (62)                          104       41
 Restricted stock grants,
  net of forfeitures --
   282,934 shares...........               6       (19)                 33       20
 Other, principally employee
  benefit plans -- 170,398
  shares....................              28                             6       34
Cash dividends declared on
 preferred stock............                        (9)                          (9)
Cash dividends declared on
 common stock -- $1.16 per
 share......................                      (341)                        (341)
                              -----   ------    ------     ----      -----   ------
Balance, December 31, 1998..   $307   $1,118    $3,895     $(33)     $(470)  $4,817
                              =====   ======    ======     ====      =====   ======
------------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

-------------------------------------- 63 --------------------------------------

BankBoston Corporation
Consolidated Statement of Cash Flows

Years Ended December 31                              1998      1997     1996
(in millions)
-------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income.......................................  $    792  $    879  $   650
Reconciliation of net income to net cash provided
 from operating activities
 Provision for credit losses.....................       380       200      231
 Depreciation and amortization...................       194       157      150
 Provision for deferred taxes....................        33       255        2
 Net gains on sales of securities available for
  sale and other assets..........................      (503)     (361)    (368)
 Change in trading assets........................        95      (595)    (356)
 Change in mortgages held for sale...............                          269
 Net change in interest receivable and payable...        24        63       72
 Other, net......................................      (286)      191     (122)
                                                   --------  --------  -------
  Net cash provided from operating activities....       729       789      528
                                                   --------  --------  -------
Cash Flows From Investing Activities
Net cash provided from (used for) interest
 bearing deposits in other banks.................        59        42     (278)
Net cash used for federal funds sold and
 securities purchased under agreements to
 resell..........................................      (446)     (160)    (309)
Securities available for sale
 Sales...........................................    11,867     5,359    5,827
 Maturities......................................     2,722     2,902    4,288
 Purchases.......................................   (16,758)  (10,313)  (9,624)
Securities held to maturity
 Maturities......................................       142       120       55
 Purchases.......................................       (58)      (64)     (76)
Net cash used for lending and leasing activities
 of nonbank entities.............................    (1,560)     (418)  (1,229)
Proceeds from sale of loan portfolios by bank
 subsidiaries....................................     4,981     1,295    1,270
Net cash used for lending and leasing activities
 of bank subsidiaries............................    (1,845)   (3,979)  (2,710)
Proceeds from sale of other real estate owned....        43        50       45
Expenditures for premises and equipment..........      (502)     (324)    (237)
Proceeds from sale of businesses and premises and
 equipment.......................................       374       110      264
Payment for purchase business combinations, net
 of cash acquired................................      (606)
Purchase of investment in bank-owned life
 insurance.......................................      (800)     (400)
Other, net.......................................       382       107      (72)
                                                   --------  --------  -------
  Net cash used for investing activities.........    (2,005)   (5,673)  (2,786)
                                                   --------  --------  -------
Cash Flows From Financing Activities
Net cash provided from deposits..................     1,563     2,930    1,767
Net cash provided from (used for) funds
 borrowed........................................    (1,856)    2,565      768
Net proceeds from issuance of notes payable......     2,127     1,275      921
Repayment/repurchase of notes payable............      (476)   (1,155)    (289)
Net proceeds from issuance of guaranteed
 preferred beneficial interests in Corporation's
 junior subordinated debentures..................       248       247      500
Net proceeds from issuance of common stock.......        94       108       92
Redemption of preferred stock....................      (278)     (230)
Purchase of treasury stock.......................                (784)    (490)
Dividends paid...................................      (350)     (322)    (284)
                                                   --------  --------  -------
  Net cash provided from financing activities....     1,072     4,634    2,985
                                                   --------  --------  -------
Effect of foreign currency translation on cash...       (29)     ( 17)     (15)
                                                   --------  --------  -------
Net change in cash and due from banks............      (233)     (267)     712
Cash and due from banks at January 1.............     4,006     4,273    3,561
                                                   --------  --------  -------
Cash and due from banks at December 31...........  $  3,773  $  4,006  $ 4,273
                                                   ========  ========  =======
-------------------------------------------------------------------------------

The Accompanying Notes are an Integral Part of These Financial Statements.

-------------------------------------- 64 --------------------------------------

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

Basis of Presentation

The consolidated financial statements include the Corporation and its majority owned subsidiaries, including its major banking subsidiary, BankBoston, N.A. (the Bank). All material intercompany accounts and transactions have been elim-inated in consolidation. Investments in 20% to 50%-owned companies are ac-counted for using the equity method. The equity interest in their earnings is included in other income. The excess of cost over the assigned value of the net assets of companies acquired, or goodwill, is included in other assets and is amortized on a straight-line basis, generally over periods ranging from ten to twenty-five years.

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

Trading Assets

Trading assets include securities held in anticipation of short-term market movements and for resale to customers. The Corporation values trading securi-ties at fair value and records gains and losses, both realized and unrealized, in trading profits and commissions, a component of noninterest income. Obliga-tions to deliver securities not yet purchased are carried at fair value in funds borrowed.

Trading assets also include off-balance sheet financial instruments, primarily interest rate derivatives and foreign exchange products. Derivative trading po-sitions are carried at fair value, with realized and unrealized gains and losses recorded in trading profits and commissions. Interest rate derivatives include futures and forwards, interest rate swaps and interest rate options.

Quoted market prices, when available, are used to determine fair value for trading securities and derivative trading positions. If quoted market prices are not available, the fair value is estimated by using pricing models, quoted prices of instruments with similar characteristics or discounted cash flows.

Foreign exchange positions are valued at prevailing market rates on a present value basis, and the resulting realized and unrealized gains and losses are re-corded in net foreign exchange profits, a component of other income.

Securities Available for Sale and Held to Maturity

Securities are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All debt and equity securi-ties that are not purchased in connection with the Corporation's trading activ-ities are classified as either securities held to maturity or securities avail-able for sale. Securities held to maturity are debt securities that the Corpo-ration has the positive intent and ability to hold to maturity. These securi-ties are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are debt securities that the Corpo-ration may not hold to maturity, as well as equity securities. These securities include debt securities that are purchased in connection with the Corporation's asset and liability management activities and that may be sold in response to changes in interest rates and other related factors; securities held in connec-tion with the Corporation's Private Equity and capital markets-related busi-nesses; and other securities that are intended to be held for indefinite peri-ods of time, but which may not be held to maturity. Within the available for sale category, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, as a separate component of stockholders' equity. Equity securities that do not have a readily determinable fair value are re-ported at cost. If a security available for sale or held to maturity has expe-rienced a decline in value that is deemed other than temporary, it is written down to its estimated fair value through a charge to current period income. Re-alized gains and losses with respect to

-------------------------------------- 65 --------------------------------------
securities, which are generally computed on a specific identified cost basis, are included in net securities gains, except for gains and losses with respect to equity and mezzanine securities, which are included in other income.

Derivatives Used in Asset and Liability Management Activities

As part of the Corporation's asset and liability management (ALM) activities, derivative products, including interest rate swaps, futures, forwards and op-tion contracts (including interest rate caps and floors), are used to hedge exposures or modify the interest rate characteristics of related balance sheet instruments. In order for a derivative to be included in the ALM portfolio, there must be a high correlation between the derivative contract and the item being hedged, both at inception and throughout the hedge period.

Derivatives included in the ALM portfolio are linked to specific assets or li-abilities or groups of similar assets or liabilities. Income or loss on the derivatives is recognized on the same basis as that used for the linked assets or liabilities. If the related assets are carried at fair value or the lower of cost or fair value, the fair values of the derivatives are combined with the fair values of the assets and are recognized in income using the same method of accounting as that used for the linked assets. If the assets or lia-bilities are carried at cost, the derivatives are either accounted for on the accrual basis, with income or expense accrued over the life of the agreements as an adjustment to the yield of the related assets or liabilities, or marked to fair value, with any gain or loss deferred and amortized over the period being managed as an adjustment to the yield of the related assets or liabili-ties. In this connection, interest rate swaps, caps and floors are accounted for on the accrual basis and interest rate futures, forwards and other option agreements are marked to fair value, with gains and losses deferred and amor-tized over the period being managed. The Corporation does not utilize written options as part of its interest rate risk management strategy unless they are included as part of an overall option strategy that effectively creates a net purchased option position. If a contract is terminated, any remaining unrecog-nized gain or loss is deferred and amortized as an adjustment to the yield of the related assets or liabilities over the remainder of the period that is be-ing managed. If the linked assets or liabilities are disposed of prior to the end of the period being managed, the related derivatives are marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related assets or li-abilities.

The Corporation also enters into foreign exchange contracts to hedge a portion of its own foreign exchange exposure, including foreign currency translation. (See "Foreign Currency Translation" above.) Such contracts are revalued at the spot rate, with any forward premium or discount recognized over the life of the contract in net interest revenue.

Loans and Lease Financing

Loans are reported at their principal outstanding, net of charge-offs and un-earned income, if any. Interest income on loans is accrued as earned. Unearned income on loans and leases is recognized on a basis approximating a level rate of return over the term of the loan. Loan origination fees and costs are ac-counted for in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," which requires the deferral of these fees and costs and sub-sequent amortization to income over the life of the related credit or facili-ty. Fees that adjust the yield on the underlying credit are included in inter-est income on loans and lease financing. Fees for credit-related services are included in financial service fees and commissions, a component of noninterest income.

Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of nonrecourse debt. Unearned income is rec-ognized to yield a level rate of return on the net investment in the leases.

The Corporation generally places loans and leases on nonaccrual status when any portion of the principal or interest is 90 days past due or, in the case of certain domestic consumer loans, 120 days past due, unless the loan or lease is well secured and in the process of collection, or earlier, when con-cern exists as to the ultimate collectibility of principal or interest. When-ever a loan or lease is placed on nonaccrual status, all other credit expo-sures to the same borrower are also placed on nonaccrual status, except when it can be clearly demonstrated that such credit exposures are well secured, fully performing and insulated from the weakness surrounding the nonaccrual credit to which they relate. When loans or leases are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the ultimate collectibility of principal or interest.

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

------------------------------------- 66 --------------------------------------

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

Other Real Estate Owned

Other real estate owned (OREO), which is included in other assets, primarily includes properties on which the Corporation has foreclosed and taken title. OREO is reported at the lower of the carrying value of the loan or the fair value of the property obtained, less estimated selling costs. The excess, if any, of the loan over the fair value of the property at the time of transfer from loans to OREO is charged to the reserve for credit losses. Subsequent de-clines in the fair value of the property and net operating results of the prop-erty are recorded in noninterest expense.

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

Per Share Calculations

The Corporation reports earnings per share pursuant to SFAS No. 128, "Earnings per Share." In accordance with this standard, basic net income per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period pre-sented. For the computation of diluted net income per common share, net income is reduced by preferred stock dividends, and such adjusted net income is di-vided by the aggregate of the weighted average number of common shares out-standing for each period and the shares representing the dilutive effect of stock options outstanding. The effect of stock options is excluded from the computation of diluted net income per common share in periods in which the ef-fect would be anti-dilutive.

Nonowner Changes in Equity

Effective January 1, 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." Under this standard, the Corporation is required to re-port as comprehensive income, or nonowner changes in equity, all changes to stockholders' equity that result from transactions and other economic events during the reporting period, other than transactions with stockholders in their capacity as owners. For the Corporation, such nonowner changes in equity con-sist of net income and other nonowner changes, composed of unrealized gains and losses on securities available for sale and foreign currency translation ad-justments.

-------------------------------------- 67 --------------------------------------

2. Acquisitions, Joint Ventures and Divestitures

In November 1998, the Corporation sold its Berkshire County, Massachusetts franchise, including approximately $300 million in deposits and $1 billion of Private Banking assets under management, resulting in a gain of approximately $51 million. In October 1998, the Corporation sold its domestic institutional custody business, resulting in a gain of approximately $38 million.

In August 1998, the Corporation completed its acquisition of the investment banking operations of BancAmerica Robertson Stephens from BankAmerica Corpora-tion for $400 million in cash. The acquired operations were merged into the Corporation's Section 20 subsidiary, BancBoston Securities Inc., which was re-named BancBoston Robertson Stephens Inc. In connection with the acquisition and in addition to the purchase price, the Corporation agreed to pay $400 mil-lion, composed of stock options with an estimated value of approximately $100 million and approximately $300 million in cash compensation, to employees of the acquired operations over the next three and one-half years. In connection with this agreement, compensation expense of $94 million was recorded in 1998. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of the acquired operations were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisi-tion is being amortized over a twenty-five year period. The acquisition has been included in the accompanying consolidated financial statements since the acquisition date. Pro forma results of operations, including the acquisition, for the years ended December 31, 1998 and 1997 are not presented, since the results would not have been significantly different in relation to the Corpo-ration's results of operations.

In February 1998, the Corporation completed the sale of its 26 percent minor-ity interest in HomeSide, Inc. (HomeSide). The sale of the minority interest in HomeSide, an independent mortgage banking company formed in 1996 in connec-tion with the Corporation's sale of its mortgage banking subsidiary, resulted in a gain of approximately $165 million.

In January 1998, the Corporation completed its acquisition of Deutsche Bank Argentina, S.A. (Deutsche Argentina), a full service bank with approximately $1 billion of loans and $1.5 billion of deposits, for approximately $255 mil-lion in cash. The acquisition, which excluded Deutsche Argentina's pension fund, insurance and investment banking businesses, was accounted for as a pur-chase and, accordingly, the assets and liabilities of Deutsche Argentina were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amortized over a fifteen-year period. The acquisition has been included in the accompanying consolidated financial statements since the acquisition date. Pro forma results of operations, in-cluding the acquisition, for the years ended December 31, 1998 and 1997 are not presented, since the results would not have been significantly different in relation to the Corporation's results of operations.

In January 1998, the Corporation completed a credit card venture agreement, under which it contributed its $1.2 billion national credit card portfolio in exchange for cash, at par. The Corporation also received 19 percent of the common stock and $50 million of preferred stock of the new company, as well as $5 million in cash.

In October 1997, the Corporation completed its acquisition of Pacific National Corporation (Pacific), the holding company of Pacific National Bank of Nan-tucket, located on the island of Nantucket, Massachusetts. The Corporation ex-changed approximately 279,000 shares of its common stock, valued at approxi-mately $22 million, for all of the outstanding common stock of Pacific. At the time of acquisition, Pacific had loans of $98 million and deposits of $108 million. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of Pacific were recorded at their estimated fair values as of the acquisition date. Goodwill resulting from the acquisition is being amortized over a fifteen-year period. The acquisition has been included in the accompanying consolidated financial statements since the acquisition date.

In September 1997, the Corporation completed the sale of Fidelity Acceptance Corporation (FAC), a consumer finance subsidiary with assets of $1.1 billion. The sale resulted in a gain of approximately $68 million. The Corporation also incurred a loss of $11 million in connection with interest rate futures con-tracts that had been used to hedge the funding of FAC.

In July 1996, the Corporation completed its acquisition of BayBanks, Inc. (BayBanks). The Corporation issued approximately 43.6 million shares of its common stock in exchange for substantially all of the outstanding shares of BayBanks common stock. The acquisition was accounted for as a pooling of in-terests and, accordingly, the historical book values of the assets and liabil-ities of BayBanks were carried over onto the Corporation's consolidated bal-ance sheet, and no goodwill or other intangible assets were created. The ac-quisition is reflected in the accompanying consolidated financial statements as though the Corporation and BayBanks had operated as a combined entity for all periods presented. In connection with the acquisition, the Corporation re-corded acquisition-related restructuring expense of $180 million. In addition, in connection with regulatory approval of the transaction, in 1996, the Corpo-ration sold 20 branches of the resulting combined entity, comprising a total of approximately $500 million of loans and $700 million of deposits, and re-corded a gain of approximately $47 million.

In June 1996, the Corporation completed its acquisition of The Boston Bancorp (Bancorp). The Corporation exchanged approximately 4.6 million shares of its common stock, with a value of approximately $229 million, for all of the out-standing common stock of Bancorp. The acquisition, which was accounted for as a purchase, has been included in the accompanying consolidated financial statements since the acquisition date. Goodwill resulting from the transaction is being amortized over a ten-year period.

-------------------------------------- 68--------------------------------------

3. Statement of Cash Flows

For purposes of the statement of cash flows, cash and due from banks are con-sidered to be cash equivalents. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. During 1998, 1997 and 1996, the Corporation paid interest of approximately $3 billion, $2.7 billion and $2.5 billion, respectively. The Corporation paid income taxes of approximately $230 million in 1998, $358 million in 1997 and $401 million in 1996. During 1998, 1997 and 1996, the Corporation transferred approximately $17 million, $21 million and $42 million, respectively, to OREO from loans. Loans made to facil-itate sales of OREO properties were not significant in 1998, 1997 or 1996.

4. Reserve Requirements, Restricted Deposits and Pledged Assets

At both December 31, 1998 and 1997, cash and due from banks included $1.5 bil-lion to satisfy the reserve requirements of the Federal Reserve System and var-ious foreign central banks. Interest bearing deposits in other banks held to satisfy foreign central bank reserve requirements totaled $3 million at both December 31, 1998 and 1997.

At December 31, 1998 and 1997, securities, loans and other assets with a book value of $3.1 billion and $3.5 billion, respectively, were pledged to collateralize repurchase agreements, public deposits and other items.

5.  Securities

A summary comparison of securities available for sale by type is as follows:

                           Gross      Gross
                         Unrealized Unrealized Carrying
(in millions)     Cost     Gains      Losses    Value
-------------------------------------------------------
December 31,
 1998

U.S. Treasury... $   704    $  7               $   711

U.S. government
 agencies and
 corporations--
 mortgage-backed
 securities.....   7,065      66       $ 36      7,095

States and
 political
 subdivisions...      34                            34

Foreign debt
 securities.....   2,184      12         85      2,111

Other debt
 securities.....   1,135      13          3      1,145

Marketable
 equity
 securities.....     346       7         14        339

Other equity
 securities.....     640                           640
                 -------    ----       ----    -------

                 $12,108    $105       $138    $12,075
                 =======    ====       ====    =======

December 31,
1997

U.S. Treasury... $   936    $  7               $   943

U.S. government
 agencies and
 corporations --
 mortgage-backed
 securities.....   5,798      65       $  3      5,860

States and
 political
 subdivisions...      54                            54

Foreign debt
 securities.....   1,399       8         24      1,383

Other debt
 securities.....     882       5                   887

Marketable
 equity
 securities.....     277      35          6        306

Other equity
 securities.....     513                           513
                 -------    ----       ----    -------

                 $ 9,859    $120       $ 33     $9,946
                 =======    ====       ====    =======

Other equity securities include securities which are not traded on established exchanges and are carried at cost. However, in accordance with SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," fair values were es-timated for these securities. These fair values exceeded cost by $216 million and $154 million at December 31, 1998 and 1997, respectively. Further informa-tion with respect to the fair value of these securities is included in Note 28.

-------------------------------------- 69 --------------------------------------

A summary comparison of securities held to maturity by type is as follows:

                                                 Gross      Gross
                                     Amortized Unrealized Unrealized Fair
(in millions)                          Cost      Gains      Losses   Value
------------------------------------------------------------------------------
December 31, 1998

U.S. Treasury.......................   $  7                          $  7

U.S. government agencies and
 corporations --  mortgage-backed
 securities.........................    439       $ 5                 444

Foreign debt securities.............     13                            13
                                       ----       ---                ----

                                       $459       $ 5                $464
                                       ====       ===                ====

December 31, 1997

U.S. Treasury.......................   $  6                          $  6

U.S. government agencies and
 corporations --mortgage-backed
 securities.........................    520       $ 4        $ 1      523
Foreign debt securities.............     11                            11
                                       ----       ---        ---     ----

                                       $537       $ 4        $ 1     $540
                                       ====       ===        ===     ====


A summary comparison of debt securities by contractual maturity is as follows:

December 31                                            1998           1997
                                                           Fair           Fair
(in millions)                                      Cost    Value   Cost  Value
-------------------------------------------------------------------------------
Available for Sale

Within one year.................................. $ 1,623 $ 1,611 $1,219 $1,224

After one but within five years..................   1,365   1,376  2,030  2,029

After five but within ten years..................   1,565   1,580  1,787  1,851

After ten years..................................   6,569   6,529  4,033  4,023
                                                  ------- ------- ------ ------

                                                  $11,122 $11,096 $9,069 $9,127
                                                  ======= ======= ====== ======
Held to Maturity

Within one year.................................. $     7 $     7 $    8 $    8

After one but within five years..................     114     113    124    124

After five but within ten years..................     226     231    242    246

After ten years..................................     112     113    163    162
                                                  ------- ------- ------ ------

                                                  $   459 $   464 $  537 $  540
                                                  ======= ======= ====== ======

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Such securities have been classified within the cate-gory that encompasses the due dates for the majority of the instrument.

In 1998, the Corporation realized gross gains of $82 million and gross losses of $19 million from the sale of securities available for sale. Total proceeds from such securities sales in 1998 amounted to approximately $11 billion. In addition, the Corporation recognized a loss of $22 million in 1998 resulting from the writedown of certain securities available for sale which experienced a decline in value that was deemed other than temporary. In 1997, the Corpora-tion realized gross gains of $98 million and gross losses of $18 million from the sale of securities available for sale. Total proceeds from such securities sales in 1997 amounted to approximately $5 billion. In 1996, the Corporation realized gross gains of $44 million and gross losses of $21 million from the sale of securities available for sale. Total proceeds from such securities sales in 1996 amounted to approximately $5 billion. The above amounts for each year exclude equity and mezzanine profits, which are included in other income.

6. Loans and Lease Financing

December 31                                                     1998     1997
(in millions)
--------------------------------------------------------------------------------
United States
Commercial, industrial and financial.......................... $16,294  $15,268
Commercial real estate
 Construction.................................................     215      271
 Other........................................................   3,871    4,211
Consumer-related
 Residential mortgages........................................   2,035    2,570
 Home equity..................................................   2,294    2,823
 Credit card..................................................     404    1,756
 Other........................................................   2,532    2,956
Lease financing...............................................   1,801    1,938
Unearned income...............................................    (275)    (302)
                                                               -------  -------
                                                                29,171   31,491
                                                               -------  -------
International
Commercial and industrial.....................................   9,295    8,826
Banks and other financial institutions........................     597      860
Governments and official institutions.........................      95       95
Consumer-related
 Residential mortgages........................................   1,251      947
 Credit card..................................................     362      182
 Other........................................................   1,192      828
Lease financing...............................................     725      452
All other.....................................................     369      378
Unearned income...............................................    (251)     (79)
                                                               -------  -------
                                                                13,635   12,489
                                                               -------  -------
                                                               $42,806  $43,980
                                                               =======  =======

-------------------------------------- 70 --------------------------------------

In 1998, the Corporation sold $2.2 billion of commercial and industrial loans in a securitization transaction, and a total of $.8 billion of home equity loans in two securitization transactions. In 1997, the Corporation sold $1.3 billion of consumer-related loans in securitization-related transactions. Gen-erally, under the terms of the securitization transactions, the Corporation sold the assets to be securitized to a trust or other special purpose entity, which issued securities to investors. The investors will be repaid as to both principal and interest from the cash received through collection of the loans.

In all of the securitization transactions entered into in 1998 and 1997, the Corporation retained servicing responsibilities and subordinated interests. These retained interests were valued at fair value as of the date of the securitization, and will be accounted for like securities available for sale. The Corporation will receive annual servicing fees approximating .1 percent (for commercial and industrial loans) and .5 percent (for the home equity and consumer-related loans) of the outstanding balance, and the rights to future cash flows in excess of amounts required to be paid to investors under the terms of the respective transaction. The investors and the securitization vehi-cles have no recourse to the Corporation's assets for failure of borrowers to pay when due. However, most of the Corporation's retained interests are gener-ally restricted until investors have been fully paid, and these interests are subordinate to investors' interests. The value of the Corporation's retained interests is subject to substantial credit, prepayment and interest rate risk related to the transferred assets.

In 1998, cash proceeds from the securitization of commercial and industrial and home equity loans totaled $3 billion, with the recognition of gains of approxi-mately $12 million, substantially related to the securitizations of the home equity loans. In 1997, cash proceeds from the sale of the consumer-related loans totaled $1.3 billion, and the Corporation recognized a gain of approxi-mately $7 million.

7. Reserve for Credit Losses

An analysis of changes in the reserve for credit losses follows:

Years Ended December 31                                     1998   1997   1996
(in millions)
--------------------------------------------------------------------------------
Balance, January 1......................................... $ 712  $ 883  $ 890
Reserves of entities acquired..............................    26      3      3
Reserves of entities divested..............................          (95)   (11)
Provision..................................................   380    200    231
Credit losses..............................................  (441)  (366)  (310)
Recoveries.................................................    77     87     80
                                                            -----  -----  -----
 Net credit losses.........................................  (364)  (279)  (230)
                                                            -----  -----  -----
Balance, December 31....................................... $ 754  $ 712  $ 883
                                                            =====  =====  =====

The portion of the reserve for credit losses associated with off-balance-sheet exposures is not significant.

At December 31, 1998, impaired loans totaled $191 million, of which loans to-taling $15 million required no valuation reserve and loans totaling $176 mil-lion required a valuation reserve of $40 million. For the year ended December 31, 1998, average impaired loans were approximately $191 million. At
December 31, 1997, impaired loans totaled $166 million, of which loans totaling $34 million required no valuation reserve and loans totaling $132 million re-quired a valuation reserve of $40 million. For the year ended December 31, 1997, average impaired loans were approximately $184 million. Interest recog-nized on impaired loans during the years ended December 31, 1998, 1997 and 1996 was not significant.

8. Other Assets

December 31                                                      1998    1997
(in millions)
-------------------------------------------------------------------------------
Investment in bank-owned life insurance........................  $1,247  $  400
Investment in limited partnerships.............................     792     488
Goodwill and other intangibles.................................     787     329
Accounts receivable............................................     713     530
Equity investments in affiliates...............................     621     275
Prepaid pension cost...........................................     190     180
OREO...........................................................      27      36
All other......................................................     761     661
                                                                ------- -------
                                                                 $5,138  $2,899
                                                                ======= =======

9. Funds Borrowed

December 31                                                      1998    1997
(in millions)
-------------------------------------------------------------------------------
Federal funds purchased........................................ $   628 $ 1,003
Term federal funds purchased...................................   1,468   2,530
Securities sold under agreements to repurchase.................   3,145   1,789
Short-term bank notes..........................................     652   2,679
Medium-term bank notes.........................................   1,850   1,633
All other......................................................   4,273   3,231
                                                                ------- -------
                                                                $12,016 $12,865
                                                                ======= =======

Medium-term bank notes included borrowings with maturities of greater than one year of $185 million at December 31, 1998 and $150 million at December 31, 1997. All other funds borrowed included borrowings with maturities of greater than one year of $101 million at December 31, 1998 and $161 million at December 31, 1997. At December 31, 1998 and 1997, the Corporation had availability under various borrowing arrangements of $.9 billion and $1.3 billion, respectively. The Corporation had no significant compensating balance arrangements at December 31, 1998 and 1997.

-------------------------------------- 71 --------------------------------------

10. Notes Payable

                                               By Remaining Maturity
                                                   at December 31
                                       Due
                                    less than    Due       Due      1998   1997
(in millions)                        1 year   1-5 years 6-10 years Total  Total
--------------------------------------------------------------------------------
Parent Company
Senior notes.......................   $315     $1,075     $  150   $1,540 $  575
Subordinated notes.................               286        648      934  1,041
                                      ----     ------     ------   ------ ------
                                       315      1,361        798    2,474  1,616
                                      ----     ------     ------   ------ ------
Subsidiaries
Senior notes.......................     45        146        184      375    318
Subordinated notes.................               200      1,544    1,744  1,007
                                      ----     ------     ------   ------ ------
                                        45        346      1,728    2,119  1,325
                                      ----     ------     ------   ------ ------
                                      $360     $1,707     $2,526   $4,593 $2,941
                                      ====     ======     ======   ====== ======

Notes payable are unsecured obligations of the Corporation or its subsidiar-ies. Certain of the indentures under which these notes were issued prohibit the Corporation from making any payment or other distribution in the stock of the Bank unless the Bank unconditionally guarantees payment of principal and interest on the notes. The distribution shown above by remaining maturity is based on contractual maturity.

Notes payable at December 31, 1998 and 1997 include fixed rate notes of $2,819 million and $1,943 million, respectively, and variable rate notes of $1,774 million and $998 million, respectively. Fixed rate notes outstanding at Decem-ber 31, 1998 mature at various dates through 2008 and have interest rates ranging from 5.49% to 10.88%. The consolidated weighted average interest rates on fixed rate notes at December 31, 1998 and 1997 were 7.07% and 7.38%, re-spectively. The Corporation has entered into interest rate swap agreements that have effectively converted a portion of its fixed rate obligations to floating rate obligations. At December 31, 1998, such interest rates ranged from 5.26% to 5.75%. Variable rate notes outstanding, with interest rates ranging from 5.17% to 9.25% at December 31, 1998, mature at various dates through 2005. The consolidated weighted average interest rates on variable rate notes at December 31, 1998 and 1997 were 5.62% and 6.48%, respectively.

During 1998, the Corporation issued $1,215 million of senior floating and fixed rate medium-term notes, due in 1999 through 2005; $250 million of previ-ously issued medium-term notes matured; and $107 million of previously issued subordinated notes matured. During 1998, the Bank issued $750 million of 6.38% subordinated notes due in 2008. In addition, $161 million of senior floating and fixed rate medium-term notes were issued by a Brazilian subsidiary of the Bank, and $105 million of this subsidiary's previously issued medium-term notes matured.

Notes payable maturing during the next five years amount to $360 million in 1999, $273 million in 2000, $677 million in 2001, $308 in 2002 and $449 mil-
lion in 2003.

11. Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Debentures

Since November 1996, the Corporation has formed five wholly-owned grantor trusts, BankBoston Capital Trust I, II, III, IV and V (collectively, the Trusts), for the exclusive purpose of issuing capital securities (Trust Securities) and investing the proceeds from the sale of such securities in ju nior subordinated debentures issued by the Corporation. The aggregate amount of such debentures outstanding totaled $995 million and $747 million at December 31, 1998 and 1997, respectively.

There have been no issuances of Trust Securities by BankBoston Capital Trust V. A summary of the Trust Securities issued and out-standing, net of discount, is as follows:

                           BankBoston       BankBoston       BankBoston        BankBoston
                         Capital Trust I Capital Trust II Capital Trust III Capital Trust IV
--------------------------------------------------------------------------------------------
Amount outstanding (in
 millions)..............           $250            $250              $248             $247

Original issue date.....       11/26/96        12/10/96            6/4/97           6/8/98

Rate....................          8.25%           7.75%     Libor +  .75%     Libor + .60%

Earliest prepayment
 option date............     12/15/2006      12/15/2006        06/15/2007       06/08/2003

Stated maturity.........     12/15/2026      12/15/2026        06/15/2027       06/08/2028

Distribution payment
 frequency..............  semi-annually   semi-annually         quarterly        quarterly

Liquidation preference
 per Trust Security.....         $1,000          $1,000            $1,000           $1,000

-------------------------------------- 72 --------------------------------------

All of the Trust Securities may be prepaid at the option of the Trusts, in whole or in part, on or after the prepayment option dates listed above. At De-cember 31, 1998, the interest rates on the Capital Trust III and IV floating rate Trust Securities were 5.97% and 5.82%, respectively. The Corporation's guarantees of the Trust Securities, together with the other obligations of the Corporation with respect to the Trust Securities, constitute a full and uncon-ditional guarantee by the Corporation of all of the Trusts' obligations under the Trust Securities.

The Corporation owns all of the common securities of the Trusts, the sole as-sets of which are their respective subordinated debentures. The principal amount of subordinated debentures held by each Trust equals the aggregate liq-uidation amount of its Trust Securities and its common securities (see Note 27 for the aggregate amount of subordinated debentures currently outstanding). The subordinated debentures bear interest at the same rate, and will mature on the same date, as the corresponding Trust Securities.

12. Preferred Stock

In July 1998, the Corporation redeemed all of the outstanding shares of its Ad-justable Rate Cumulative Preferred Stock, Series A, B and C, and its Fixed Rate Cumulative Preferred Stock, Series F, at their total aggregate carrying value of $278 million. In 1997, the Corporation redeemed all of the outstanding shares of its Fixed Rate Cumulative Preferred Stock, Series E, at its aggregate carrying value of $230 million.

13. Stockholder Rights Plan

In 1990, the Board of Directors of the Corporation adopted a stockholder rights plan. The plan provided for the distribution of one preferred stock purchase right for each outstanding share of common stock of the Corporation. As a re-sult of the Corporation's two-for-one stock split effected in June 1998, the rights have been adjusted so that one-half of a right is associated with each outstanding share of the Corporation's common stock. Each right entitles the holder, following the occurrence of certain events, to purchase a unit, con-sisting of one-thousandth of a share of Junior Participating Preferred Stock, Series D, at a purchase price of $50 per unit, subject to adjustment. The rights will not be exercisable or transferable apart from the common stock ex-cept under certain circumstances in which a person or group of affiliated per-sons acquires, or commences a tender offer to acquire, 15% or more of the Cor-poration's common stock. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Corporation or common stock of an ac-quiring corporation at a substantial discount. Under certain circumstances, the Corporation may redeem the rights at $.01 per right. The rights will expire in July 2000 unless earlier redeemed or exchanged by the Corporation.

In December 1998, the Board of Directors adopted a renewed rights plan, which will become effective upon the expiration or earlier termination of the exist-ing rights plan. Except for differences in the purchase price, which will be $160 per unit, and in the beneficial ownership percentage relating to the exercisability of the rights, which will be 10%, the provisions of the renewed rights plan are substantially similar to those of the existing rights plan.

14. Capital Adequacy

A summary of the Corporation's regulatory capital position and related ratios follows:

                                                                        Well
December 31                                         1998     1997    Capitalized
(dollars in millions)                                                  Minimum
--------------------------------------------------------------------------------
Risk-based capital ratios

 Tier 1 capital ratio.............................     7.1%     8.0%     6.0%

 Total capital ratio..............................    11.7%    12.1%    10.0%

Tier 1 leverage ratio.............................     6.7%     7.4%     5.0%

Tier 1 capital.................................... $ 5,021  $ 4,971

Tier 2 capital.................................... $ 3,218  $ 2,548

Total capital..................................... $ 8,239  $ 7,519

Total risk-adjusted assets........................ $70,377  $62,216

Adjusted total average assets..................... $74,568  $67,661

The Corporation is subject to quantitative regulatory capital adequacy require-ments which take into account the differing risk profiles of banking organiza-tions by assigning risk weights to both assets and the risk asset equivalent amounts of off-balance-sheet exposures. The Corporation and each of its bank subsidiaries are required to maintain minimum ratios of Tier 1 and total capi-tal to total risk-adjusted assets, and of Tier 1 capital to adjusted total av-erage assets. Tier 1 capital includes common stockholders' equity and qualify-ing preferred stock (including the Trust Securities described in Note 11). To-tal capital includes Tier 1 capital and, subject to certain limitations, limit-ed-life preferred stock, mandatory convertible securities, eligible subordi-nated debt and the reserve for credit losses.

Under the regulatory framework for prompt corrective action established by The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Corporation and each of its bank subsidiaries must meet specific guidelines that involve quantitative measures of the Corporation's and each of its bank subsidiaries' assets, liabilities and certain off-balance-sheet exposures as calculated under regulatory accounting practices. The Corporation's and each of its bank subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. As of December 31, 1998, each of the Corporation's bank subsidi-aries satisfied the requirements of the "well capitalized" category under the regulatory framework for prompt corrective action. The capital categories of each of the Corporation's bank subsidiaries are determined solely for purposes of applying FDICIA's provisions, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of any of the Corporation's bank subsidiaries.

-------------------------------------- 73 --------------------------------------

15. Dividends and Loan Restrictions

Bank regulations require the approval of bank regulatory authorities if the dividends declared by a bank subsidiary exceed certain prescribed limits. For 1999, aggregate dividend declarations by the Corporation's bank subsidiaries without prior regulatory approval are limited to approximately $448 million of their undistributed earnings at December 31, 1998, plus an additional amount equal to their net profits, as defined, for 1999 up to the date of any divi-dend declaration. However, for any dividend declaration, the Corporation's subsidiaries, as well as the Corporation itself, must consider additional fac-tors such as the amount of current period net income, liquidity, asset quali-ty, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends that the bank subsidiaries could declare. In addition, bank regulators have the authority to prohibit banks and bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

Each bank subsidiary is also prohibited by the bank regulatory authorities from granting loans and advances to the Parent Company that exceed certain limits. Assuming declaration of the maximum amount of dividends under the reg-ulations described above, any loans and advances would be limited to an aggre-gate of approximately $482 million at December 31, 1998, and would be subject to specific collateral requirements.

Based on the foregoing limitations, an aggregate of approximately $4.1 billion of the Parent Company's investment in bank subsidiaries of $5 billion, which includes bank holding companies and their subsidiaries, was restricted from transfer to the Parent Company at December 31, 1998.

16. Other Income

Years Ended December 31                                          1998 1997 1996
(in millions)
-------------------------------------------------------------------------------
Gains on sales of businesses.................................... $254 $ 68 $153

Net equity and mezzanine profits................................  233  221  209

Net foreign exchange profits....................................  127   88   54

All other.......................................................  177  102  106
                                                                 ---- ---- ----
                                                                 $791 $479 $522
                                                                 ==== ==== ====

17. Employee Benefits

The Corporation maintains a qualified noncontributory defined benefit pension plan covering substantially all domestic employees, as well as nonqualified noncontributory defined benefit pension plans for certain executives. The qualified plan is funded in compliance with the requirements of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended. The nonqualified plans are unfunded.

The Corporation also provides certain unfunded postretirement health and life insurance benefits for eligible retired domestic employees. Postretirement health benefits are contributory, and life insurance benefits are noncontribu-tory. Postretirement benefits are accrued over the service lives of the em-ployees.

The following tables summarize benefit obligation and plan asset activity for the plans:

                                                                   Other
                                                   Pension    Postretirement
                                                  Benefits       Benefits
Years Ended December 31                           1998  1997   1998     1997
(in millions)
-------------------------------------------------------------------------------
Benefit obligation, January 1.................... $592  $516  $    68  $    63
Service cost.....................................   24    21        2        1
Interest cost....................................   40    40        4        5
Effect of plan amendments........................        (18)                4
Actuarial loss...................................   14    96        2
Divestitures.....................................         (2)
Special termination benefits.....................    1     5
Benefit payments.................................  (44)  (66)      (4)      (5)
                                                  ----  ----  -------  -------
Benefit obligation, December 31.................. $627  $592  $    72  $    68
                                                  ====  ====  =======  =======
Fair value of plan assets, January 1............. $832  $752
Actual return on plan assets.....................  117   147
Divestitures.....................................         (3)
Employer contributions...........................    3     2  $     4  $     5
Participant contributions........................                   3        3
Benefit payments.................................  (44)  (66)      (7)      (8)
                                                  ----  ----  -------  -------
Fair value of plan assets, December 31........... $908  $832
                                                  ====  ====  =======  =======

An analysis of the funded status, or difference between the fair value of plan assets and the respective plan's benefit obligation, and the net amount recog-nized in the Corporation's consolidated balance sheet, as well as a summary of the components of this net amount, follows:

                                                                   Other
                                                   Pension    Postretirement
                                                  Benefits       Benefits
December 31                                       1998  1997   1998     1997
(in millions)
-------------------------------------------------------------------------------
Funded status.................................... $281  $240  $   (72) $   (68)
Unrecognized transition (asset) obligation.......   (4)   (6)      51       55
Unrecognized prior service cost..................   (2)   (2)       3        3
Unrecognized actuarial gain...................... (126)  (90)     (18)     (22)
                                                  ----  ----  -------  -------
Net amount recognized............................ $149  $142  $   (36) $   (32)
                                                  ====  ====  =======  =======
Prepaid pension cost............................. $190  $180
Accrued benefit liability........................  (41)  (38) $   (36) $   (32)
                                                  ----  ----  -------  -------
Net amount recognized............................ $149  $142  $   (36) $   (32)
                                                  ====  ====  =======  =======

-------------------------------------- 74 --------------------------------------

An analysis of the components of periodic benefits expense (income) for the plans follows:

                                                                  Other
                                               Pension        Postretirement
Years Ended                                    Benefits          Benefits
December 31                                 1998  1997  1996  1998  1997  1996
 (in millions)
------------------------------------------------------------------------------
Service cost............................... $ 24  $ 21  $ 20  $ 2   $ 1   $ 1
Interest cost..............................   40    40    27    4     5     4
Expected return on plan assets.............  (66)  (60)  (43)
Amortization of transition (asset)
 obligation................................   (2)   (5)   (4)   4     4     4
Amortization of prior service cost.........                2
Recognized actuarial (gain) loss...........    1     1     4   (2)   (2)   (1)
                                            ----  ----  ----  ---   ---   ---
Net benefits expense (income).............. $ (3) $ (3) $  6  $ 8   $ 8   $ 8
                                            ====  ====  ====  ===   ===   ===

In 1998, $1 million of special termination benefits were provided in connection with the Corporation's sales of its Berkshire County, Massachusetts franchise and domestic institutional custody business, both of which are described in
Note 2. In 1997, special termination benefits of $5 million were provided re-lating to the Corporation's 1996 acquisition of BayBanks. In 1996, certain en-hanced retirement benefits were offered to eligible employees as part of an early retirement program in connection with the acquisition of BayBanks, com-posed of $26 million resulting from pension enhancements and $4 million result-ing from postretirement benefit enhancements. These 1996 benefits were charged to acquisition-related restructuring expense.

Weighted average assumptions used in actuarial calculations are as follows:

                                                             1998  1997  1996
------------------------------------------------------------------------------
Discount rate at December 31................................ 6.75% 7.25% 7.75%
Expected return on plan assets for the years ended December
 31.........................................................    9%    9%    9%
Rate of compensation increase at December 31................ 4.50% 4.50% 4.50%
Initial health care cost trend rate.........................    8%    6%    7%
Health care cost trend rate declining to 5% in the year.....  2005  1999  1999

A 1% increase or decrease in the health care cost trend rate assumption does not have a significant effect on postretirement benefit obligation or expense.

The nonqualified pension plans, which are unfunded, had projected benefit obli-gations of $65 million and $51 million and accumulated benefit obligations of $48 million and $42 million at December 31, 1998 and 1997, respectively.

The Corporation maintains a defined contribution thrift incentive plan covering the majority of domestic employees. Employer contributions to this plan are based on a percentage of employee contributions. Prior to 1997, BayBanks had a profit sharing and savings plan which was associated with an employee stock ownership plan. Amounts charged to operations for these plans were $20 million, $19 million and $11 million in 1998, 1997 and 1996, respectively.

18. Stock Options and Awards

All share and per share information in this footnote has been adjusted to re-flect the Corporation's two-for-one stock split effected in June 1998.

The Corporation maintains stock incentive plans for key employees and for non-employee directors. Shares of common stock issued under these plans may be au-thorized but unissued shares, treasury shares or shares purchased in the open market. The plans provide for the grant of stock options and, for certain plans, restricted stock, stock appreciation rights (SARs) and other awards. A total of 29,266,739 shares of common stock, which includes shares related to the Corporation's Shared Opportunities Programs discussed below, was reserved for issuance under the Corporation's plans at December 31, 1998, including 4,077,760 shares available for future grants.

Options are granted at prices which are not less than the fair market value of the common stock on the date of grant. Options granted to key employees gener-ally are exercisable in equal installments on the first and second anniversary dates of the grant. Options granted to directors generally vest on the date of grant. All options expire not later than 10 years after the date of grant. There were 22,400 SARs at a grant price of $14.31 outstanding at December 31, 1998. Compensation expense (income) associated with SARs was $(.2) million in 1998 and $.3 million in each of 1997 and 1996.

-------------------------------------- 75 --------------------------------------

The following is a summary of the changes in options outstanding under the Corporation's stock incentive plans:

                                   1998                       1997                       1996
                                        Weighted                   Weighted                   Weighted
                                        Average                    Average                    Average
                           Shares    Exercise Price   Shares    Exercise Price   Shares    Exercise Price
---------------------------------------------------------------------------------------------------------
Options outstanding,
 January 1 ($3.13 to
 $48.13 per share)......  6,900,726      $24.46      7,166,462      $15.82      9,528,364      $11.16

Granted ($21.88 to
 $58.38 per share)...... 12,449,331      $39.02      3,007,038      $35.62      2,708,818      $22.46

Exercised ($3.13 to
 $44.25 per share)...... (1,849,495)     $21.65     (3,066,968)     $14.80     (5,014,074)     $10.49

Canceled ($12.75 to
 57.38 per share).......   (681,623)     $40.08       (205,806)     $30.62        (56,646)     $21.45
                         ----------                 ----------                 ----------

Options outstanding,
 December 31 ($3.13 to
 $58.38 per share)...... 16,818,939      $34.92      6,900,726      $24.46      7,166,462      $15.82
                         ==========                 ==========                 ==========
Options exercisable,
 December 31............  4,140,020      $24.49      3,074,784      $15.54      4,920,962      $12.81
                         ==========                 ==========                 ==========

-------------------------------------------------------------------------------

The following is a summary of outstanding and exercisable options under the Corporation's stock incentive plans at December 31, 1998:

                                Options Outstanding              Options Exercisable
                                       Weighted                         Weighted
                                        Average   Weighted               Average   Weighted
                                       Remaining  Average               Remaining  Average
                            Number    Contractual Exercise   Number    Contractual Exercise
Range of Exercise Prices  Outstanding    Life      Price   Exercisable    Life      Price
-------------------------------------------------------------------------------------------
$3.13 to $15.00 per
 share..................   1,534,460   4.0 years   $11.40   1,534,460   4.0 years   $11.40
$15.01 to $30.00 per
 share..................   1,087,582   7.0 years   $22.69   1,087,582   7.0 years   $22.69
$30.01 to $40.00 per
 share..................  10,091,199   9.3 years   $35.54   1,055,510   7.9 years   $35.04
$40.01 to $50.00 per
 share..................   3,768,240   8.8 years   $44.55     271,860   5.8 years   $43.91
$50.01 to $58.38 per
 share..................     337,458   8.4 years   $55.23     190,608   7.5 years   $54.06

-------------------------------------------------------------------------------

Under terms of the Corporation's restricted stock awards, employees are gener-ally required to continue employment with the Corporation for a stated period after the award in order to become fully vested in the shares awarded. Perfor-mance-based restricted stock, for which vesting is contingent or accelerates upon the price of the Corporation's common stock or earnings per share reach-ing certain stated levels, has also been awarded.

Restricted stock is recorded at the fair market value of the common stock on the date of award or, if solely a performance-based award, the value required for vesting. At the date of award, unearned compensation of the same amount is recorded as a reduction of retained earnings and is amortized as compensation expense over the estimated vesting period.

The following is a summary of the activity in restricted stock and the weighted average price at the time of grant:

                                 1998                1997                1996
                                     Weighted            Weighted             Weighted
                                     Average             Average              Average
                           Shares     Price    Shares     Price     Shares     Price
--------------------------------------------------------------------------------------
Share balance, January
 1......................  1,060,390   $24.99    907,290   $15.77   2,016,250   $11.44
 Awards.................    858,420   $44.77    595,360   $34.91     498,860   $26.23
 Forfeitures............   (151,040)  $32.89    (65,758)  $24.20     (55,774)  $10.41
 Released from
  forfeiture
  restrictions..........   (231,152)  $14.44   (376,502)  $14.10  (1,552,046)  $13.40
                          ---------           ---------           ----------
Share balance, December
 31.....................  1,536,618   $36.81  1,060,390   $24.99     907,290   $15.77
                          =========           =========           ==========
(in millions)
Unearned compensation at
 December 31 (a
 reduction of retained
 earnings)..............  $      34           $      16           $        8
Compensation expense....  $      23           $      13           $       17

-------------------------------------- 76 --------------------------------------

The following is a summary of outstanding restricted stock at December 31, 1998:

                                                                        Weighted
                                                                        Average
                                           Restricted  Weighted Average Price at
Range of Market Value of                     Shares       Remaining     Time of
Common Stock at Time of Grant              Outstanding Contractual Life  Grant
--------------------------------------------------------------------------------
$12.75 to $30.00 per share................   241,438      0.5 years      $14.05
$30.01 to $40.00 per share................   490,860      2.1 years      $34.84
$40.01 to $50.00 per share................   781,820      3.1 years      $44.59
$50.01 to $55.63 per share................    22,500      3.3 years      $53.49

In addition to the plans described above, on October 1, 1996, the Corporation granted options to substantially all employees worldwide, under its 1996 Shared Opportunities program. Options under this grant vested and became exercisable in 1997, and will expire on October 1, 2002. Under a similar program, on Sep-tember 24, 1998, the Corporation made an additional grant of options to sub-stantially all employees worldwide. These options will vest in 2003 or earlier if the price of the Corporation's common stock reaches certain levels, subject to a minimum two-year vesting period. Unexercised options will expire on Sep-tember 24, 2004.

The following table summarizes the activity related to the Shared Opportunities programs:

                                                                        Weighted
                                                                        Average
                                                              Shares     Price
--------------------------------------------------------------------------------
Options granted in 1996....................................  4,304,000   $29.00
                                                            ----------
Options outstanding, December 31, 1996.....................  4,304,000   $29.00
Exercised.................................................. (1,533,038)  $29.00
Canceled...................................................   (544,550)  $29.00
                                                            ----------
Options outstanding, December 31, 1997.....................  2,226,412   $29.00
Options granted in 1998....................................  7,341,356   $35.81
Exercised..................................................   (880,094)  $29.00
Canceled...................................................   (317,634)  $31.23
                                                            ----------
Options outstanding, December 31, 1998.....................  8,370,040   $34.77
                                                            ==========

There are 1,280,873 options exercisable under the Shared Opportunities programs at a price of $29.00 per option at December 31, 1998.

In 1998, the Corporation implemented an employee stock purchase plan, which al-lows eligible employees to authorize payroll deductions up to certain limits for the purchase of the Corporation's common stock. The stock is purchased at the lesser of its fair market value at the beginning of the specified offering period or 85% of its fair market value at the end of such offering period. In 1998, 178,601 shares of common stock were issued under the plan at a price of $41.12.

Effective January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by that standard, the Corporation elected not to adopt the fair value accounting provisions of the standard and to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock op-tions and awards. Had compensation expense for the Corporation's stock options and awards been determined in accordance with the fair value accounting provi-sions of SFAS No. 123, the Corporation's net income and basic and diluted earn-ings per share would have been as follows:

Years Ended December 31                                       1998  1997  1996
-------------------------------------------------------------------------------
Net income applicable to common stock (in millions)
 As reported................................................. $ 783 $ 848 $ 613
 Pro forma................................................... $ 762 $ 836 $ 612
Basic earnings per share
 As reported................................................. $2.66 $2.86 $2.00
 Pro forma................................................... $2.59 $2.82 $1.99
Diluted earnings per share
 As reported................................................. $2.64 $2.82 $1.96
 Pro forma................................................... $2.56 $2.78 $1.95

Solely for purposes of providing the disclosures required by SFAS No. 123, the fair value of each stock option and stock award was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants of stock options and stock awards:

Years Ended December 31                                        1998  1997  1996
-------------------------------------------------------------------------------
Dividend yield................................................ 3.1%  2.7%  3.1%
Volatility....................................................  28%   24%   24%
Risk-free interest rate....................................... 5.4%  5.3%  5.9%
Expected option life in years.................................   4     4     4

The estimated weighted average grant date fair values per share of stock op-tions granted and restricted stock granted were as follows:

Years Ended December 31                                      1998   1997   1996
--------------------------------------------------------------------------------
Stock options.............................................. $ 9.13 $ 7.34 $ 5.06
Restricted stock........................................... $31.84 $26.60 $15.40

-------------------------------------- 77 --------------------------------------

19. Other Expense

Years Ended December 31                                          1998 1997 1996
(in millions)
-------------------------------------------------------------------------------
Communications.................................................. $132 $112 $101

Professional fees...............................................  111   61   56

Advertising and public relations................................  109  107  108

Software costs..................................................   71   44   35

Amortization of goodwill........................................   39   27   24

All other.......................................................  420  344  297
                                                                 ---- ---- ----

                                                                 $882 $695 $621
                                                                 ==== ==== ====

20. Income Taxes

The components of the provision for income taxes were as follows:

Years Ended December 31                                          1998 1997 1996
(in millions)
--------------------------------------------------------------------------------
Current Tax Provision
Federal......................................................... $224 $164 $219
Foreign
 Based on income................................................  106   67  130
 Withheld on interest and dividends.............................   60   38   36
State and local.................................................   54   65   96
                                                                 ---- ---- ----
                                                                  444  334  481
                                                                 ---- ---- ----
Deferred Tax Provision (Benefit)
Federal.........................................................   20  225   (4)
State and local.................................................   13   30    6
                                                                 ---- ---- ----
                                                                   33  255    2
                                                                 ---- ---- ----
                                                                 $477 $589 $483
                                                                 ==== ==== ====

Excluded from the above table are tax effects related to certain items that were recorded directly in stockholders' equity, including foreign currency translation, market value adjustments related to securities available for sale, stock options and restricted stock. Net tax effects recorded directly in stockholders' equity amounted to tax benefits of $74 million, $53 million and $40 million in 1998, 1997 and 1996, respectively.

The Corporation has reported other nonowner changes in equity for the years ended 1998, 1997 and 1996 in the accompanying consolidated statement of changes in common stockholder's equity on a net-of-tax basis. The changes in unrealized gain (loss) on securities available for sale have also been pre-sented net of reclassification adjustments related to net securities gains that were realized from sales and writedowns of such securities during the re-spective periods. These gains, on an after-tax basis, amounted to $26 million, $49 million and $13 million for the years ended December 31, 1998, 1997 and 1996, respectively. Income taxes related to other nonowner changes in equity for the years ended December 31, 1998, 1997 and 1996 were as follows: tax ben-efits related to change in unrealized gain (loss) on securities available for sale of $48 million, $14 million and $6 million, respectively, which includes tax benefits related to reclassification adjustments of $15 million, $31 mil-lion and $10 million, respectively; and tax benefits related to change in for-eign currency translation of $2 million, $3 million and $2 million, respective-ly.

The following table reconciles the expected federal tax provision, based on the federal statutory tax rate of 35%, to the actual consolidated tax provi-sion for the periods presented:

Years Ended December 31                                        1998  1997  1996
(in millions)
--------------------------------------------------------------------------------
Expected tax provision applicable to income................... $444  $514  $397
Effect of
 State and local income taxes, net of federal tax benefit.....   44    62    66
 Non-creditable foreign taxes.................................   18    21    15
 Dividends received deduction.................................   (7)   (9)   (6)
 Tax-exempt income............................................   (2)   (4)   (6)
 Other, net...................................................  (20)    5    17
                                                               ----  ----  ----
Actual tax provision.......................................... $477  $589  $483
                                                               ====  ====  ====

The components of the net deferred tax liability were as follows:

December 31                                                       1998   1997
(in millions)
-------------------------------------------------------------------------------
Deferred Tax Assets
Reserve for credit losses........................................ $ 302  $ 280
Accrued expenses not currently deductible........................    68     45
Deferred compensation............................................    66     39
Interest on nonaccrual loans.....................................    44     48
Unrealized loss on securities available for sale.................    14
Other............................................................    84     47
                                                                  -----  -----
                                                                    578    459
                                                                  -----  -----
Deferred Tax Liabilities
Leasing operations...............................................  (646)  (553)
Foreign operations...............................................   (92)   (17)
Pension obligations..............................................   (74)   (71)
Unrealized gain on securities available for sale.................          (34)
Other............................................................   (26)   (54)
                                                                  -----  -----
                                                                   (838)  (729)
                                                                  -----  -----
Net deferred tax liability....................................... $(260) $(270)
                                                                  =====  =====

It is expected that the Corporation's deferred tax assets at December 31, 1998 will be realized from the reversal of existing deferred tax liabilities and from the recognition of future taxable income, without reliance on tax plan-ning strategies that the Corporation might not ordinarily follow.

-------------------------------------- 78 --------------------------------------

Domestic pre-tax income was $919 million in 1998, $999 million in 1997 and $755 million in 1996. Foreign pre-tax income, defined as income generated from oper-ations that are located outside the United States, was $350 million in 1998, $469 million in 1997 and $378 million in 1996.

21. Common Stock and Earnings per Common Share

In April 1998, stockholders of the Corporation approved an increase in the num-ber of authorized shares of common stock from 300 million shares to 500 million shares, and a change in the par value of such stock from $1.50 per share to $1.00 per share. In addition, the Corporation announced the approval by its Board of Directors of a two-for-one split of the Corporation's common stock, executed in the form of a stock dividend of one share for every share held. The stock dividend was paid in June 1998. Average common shares outstanding, per common share data and stock options for all periods shown have been adjusted to reflect the effect of the stock split.

A summary of the Corporation's calculation of earnings per share is as follows:

Years Ended December 31                                  1998    1997    1996
-------------------------------------------------------------------------------
(in millions)
Net income............................................. $   792 $   879 $   650
Less preferred dividends...............................       9      31      37
                                                        ------- ------- -------
Net income applicable to common stock.................. $   783 $   848 $   613
                                                        ======= ======= =======
(in thousands)
Weighted average number of common shares outstanding
 used in calculation of basic earnings per share....... 293,873 295,918 307,058
Incremental shares from the assumed exercise of
 dilutive stock options as of the beginning of the
 period................................................   2,790   4,162   5,166
                                                        ------- ------- -------
Weighted average number of common shares outstanding
 used in calculation of diluted earnings per share..... 296,663 300,080 312,224
                                                        ======= ======= =======
-------------------------------------------------------------------------------
Earnings per share
 Basic................................................. $  2.66 $  2.86 $  2.00
 Diluted............................................... $  2.64 $  2.82 $  1.96
-------------------------------------------------------------------------------

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

The Corporation controls credit risk arising from interest rate derivatives and foreign exchange contracts using credit procedures similar to those used for traditional lending activities. The Corporation believes that fair value, which approximates the cost to replace the contract at current market rates should the counterparty default prior to settlement date, is generally representative of credit exposure related to interest rate derivatives and foreign exchange contracts at a point in time. Credit exposure on derivatives and foreign ex-change contracts is measured by the Corporation by aggregating current credit exposure and potential future exposure. Collateral and master netting agree-ments, which are used by the Corporation to reduce individual counterparty credit risk, are incorporated into the measurement of credit exposure. Master netting agreements provide for the offsetting of amounts receivable and payable under derivatives or foreign exchange contracts with the same counterparty.

Current credit exposure is represented by the positive fair value of deriva-tives and foreign exchange contracts at December 31, 1998. The potential future exposure on derivatives and foreign exchange contracts represents the potential increase in the replacement cost of the contracts over their remaining term as market rates and other relevant factors change. The Corporation determines po-tential future exposure based on statistical analyses of variables, including market values of underlying instruments, estimates of future volatility, inter-est rates, exchange rates and the remaining time to maturity or settlement of the contracts.

-------------------------------------- 79 --------------------------------------

The market risk associated with interest rate derivatives and foreign exchange contracts is managed by establishing and monitoring limits as to the types and degrees of risk that may be undertaken and is measured using the Corporation's value-at-risk methodology.

Interest rate derivatives utilized by the Corporation include futures and for-wards, interest rate swaps and interest rate options. Futures and forward con-tracts generally are contracts for the delayed delivery of securities or money market instruments in which the buyer agrees to purchase, and the seller agrees to deliver, a specific instrument at a predetermined date for a spe-cific price. Market risks on both types of agreements stem from market move-ments in the underlying securities' values, interest rates or implied volatil-ity rates. Credit risk stems from the ability of the counterparties to meet the terms of the contracts. The Corporation's counterparty credit risk for futures is limited, as the majority of these transactions are executed on or-ganized exchanges that assume the obligations of counterparties, and generally require margin collateral and daily settlement of variation margins.

Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Interest rate options are contracts that allow the holder of the option to re-ceive cash, purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Options include interest rate caps and floors, which are types of interest rate protection instruments involving the potential payment between seller and buyer of an interest differential. In addition, other types of option products provide the holder with the right to enter into interest rate swap, cap and floor agreements with the writer. The primary risks associated with interest rate options are the exposure to cur-rent and possible future movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

Foreign exchange contracts include such commitments as foreign currency spot, forward, futures, option and swap contracts. The primary risks in these trans-actions arise from exposure to changes in foreign currency exchange rates and the ability of the counterparties to meet the terms of the contracts.

-------------------------------------- 80 --------------------------------------

The following is a summary of the Corporation's notional amounts and fair val-ues of interest rate derivatives and foreign exchange contracts included in its trading and ALM portfolios.

                             Trading Portfolio(1)                   ALM Portfolio(1)
                         ------------------------------ ---------------------------------------------
                         Notional Fair Value(2)(3)(4)   Notional Fair Value(2)(3)       Unrecognized
(in millions)             Amount   Asset     Liability   Amount  Asset     Liability   Gain (Loss)(5)
-----------------------------------------------------------------------------------------------------
December 31, 1998
Interest rate contracts

Futures and forwards.... $ 4,037  $       2             $   734                             $ (6)

Interest rate swaps.....  29,164        471  $     470    8,366  $    219    $     81        110

Interest rate options

 Purchased(6)...........  32,640        191               2,411        89                     89

 Written or sold(6).....  24,199                   200    1,911                    66        (66)
                         -------  ---------  ---------  -------  --------    --------       ----

                         $90,040  $     664  $     670  $13,422      $308        $147       $127
                         =======  =========  =========  =======  ========    ========       ====

Foreign exchange
 contracts

Spot and forward
 contracts.............. $48,206     $1,221     $1,274  $ 3,469  $     35    $     22       $ 13

Options purchased.......   3,581         68                  68

Options written or
 sold...................   3,711                    54
                         -------  ---------  ---------  -------  --------    --------       ----

                         $55,498     $1,289     $1,328  $ 3,537  $     35    $     22       $ 13
                         =======  =========  =========  =======  ========    ========       ====
-----------------------------------------------------------------------------------------------------
December 31, 1997
Interest rate contracts

Futures and forwards.... $42,842  $      36  $      69  $ 3,947      $ 21                   $ 11

Interest rate swaps.....  20,451        113        160   11,162       132    $     11         96

Interest rate options

 Purchased(6)...........  23,231         56               2,765        13                      2

 Written or sold........  12,716                    53
                         -------  ---------  ---------  -------  --------    --------       ----

                         $99,240  $     205  $     282  $17,874      $166    $     11       $109
                         =======  =========  =========  =======  ========    ========       ====

Foreign exchange
 contracts

Spot and forward
 contracts.............. $25,793  $     476  $     442  $ 2,430      $ 36    $     41       $ (5)

Options written or
 sold...................   6,692                   107
                         -------  ---------  ---------  -------  --------    --------       ----
Options purchased.......   5,428        115

                         $37,913  $     591  $     549  $ 2,430      $ 36    $     41       $ (5)
                         =======  =========  =========  =======  ========    ========       ====
-----------------------------------------------------------------------------------------------------


(1) Contracts under master netting agreements are shown on a net basis for both the trading and ALM portfolios.

(2) Fair value represents the amount at which a given instrument could be ex-changed in an arm's length transaction with a third party as of the balance sheet date. The fair value amounts of the trading portfolio are included in trading assets or funds borrowed, as applicable. The majority of deriva-tives that are part of the ALM portfolio are accounted for on the accrual basis, and are not carried at fair value. When certain contracts, such as futures, are subject to daily cash settlements, the fair value of these in-struments is zero.

(3) The current credit exposure from interest rate derivatives and foreign ex-change contracts at December 31 is represented by the fair value of con-tracts reported in the "Asset" column.

(4) The average asset and liability fair value amounts for interest rate deriv-atives included in the trading portfolio for the years ended December 31, 1998 and 1997 were approximately $389 million and $443 million, respective-ly, and $158 million and $185 million, respectively. The average asset and liability fair value amounts for foreign exchange contracts included in the trading portfolio were approximately $775 million and $760 million, respec-tively, for the year ended December 31, 1998, and $435 million and $484 million, respectively, for the year ended December 31, 1997.

(5) Unrecognized gain or loss represents the amount of gain or loss, based on fair value, that has not been recognized in the income statement as of the balance sheet date. This includes amounts related to contracts that have been terminated. Such amounts are recognized as an adjustment of yield over the period being managed. At December 31, 1998, there were $4 million of unrecognized gains related to terminated contracts that are being amortized to net interest revenue over a weighted average period of 46 months. At De-cember 31, 1997, there were $7 million of unrecognized gains related to terminated contracts that are being amortized to net interest revenue over a weighted average period of 14 months.

(6) The ALM portfolio includes equity contracts entered into by the Corpora-tion's Argentine operations. These contracts are linked to Argentine de-posit products, where the holder receives payment based on changes in the prices of underlying Argentine securities.

-------------------------------------- 81 --------------------------------------

Net trading gains or losses from interest rate derivatives are recorded in trading profits and commissions. The Corporation's interest rate derivative trading activities primarily include providing risk management products to customers. Derivatives are also used to manage risk in other trading portfo-lios, such as emerging markets securities. The results of these derivative ac-tivities are combined with the results of the respective trading portfolio to determine the overall performance of the trading business and, as such, are not included in the results of derivative trading activities. Net trading gains from interest rate derivative trading were $29 million for the year ended December 31, 1998, $19 million for the year ended December 31, 1997 and $4 million for the year ended December 31, 1996.

Net trading gains from foreign exchange activities, which include foreign ex-change spot, forward and options contracts, for the years ended December 31, 1998, 1997 and 1996 were $127 million, $88 million and $54 million, respectively, and are recorded in other income.

Credit-Related Financial Instruments

A commitment to extend credit is a legally binding agreement to lend to a cus-tomer in the future that generally expires within a specified period of time. The extension of a commitment, which is subject to the Corporation's credit review and approval policies, gives rise to credit exposure when certain bor-rowing conditions are met and it is drawn upon. Until such time, it represents only potential exposure. In connection with entering into a commitment, the Corporation may obtain collateral, if deemed necessary, based upon the Corpo-ration's credit evaluation. Such collateral varies but may include securities, receivables, inventory, fixed assets, personal property and real estate. The obligation to lend generally may be voided if the customer's financial condi-tion deteriorates or if the customer fails to meet certain covenants. Commit-ments to extend credit do not reflect the actual demand on liquidity that the Corporation will be subjected to in the future, since historical experience with loan commitments indicates that a large portion generally expire without being drawn upon.

Standby letters of credit and foreign office guarantees are commitments that are primarily issued to third parties to guarantee obligations of the Corpora-tion's customers. Standby letters of credit may be issued as credit enhance-ments for corporate customers' commercial paper, bond issuances by municipali-ties or other debt obligations, and to guarantee other financial performance of a customer. The Corporation has current exposure only to the extent that a customer may default on the underlying transaction. The risks involved in the issuance of standby letters of credit and foreign office guarantees are pri-marily credit risks. Again, the Corporation's credit review and approval poli-cies and practices are adhered to when evaluating issuances of standby letters of credit or guarantees for customers. Similar to commitments to extend cred-it, the Corporation may obtain various types of collateral, if deemed neces-sary, based upon the Corporation's credit evaluation.

The following table summarizes the Corporation's credit-related financial in-struments:

December 31                                                     1998    1997
(in millions)
------------------------------------------------------------------------------
Fee-based or otherwise legally binding commitments to extend credit....................................................... $31,975 $31,845
Standby letters of credit, foreign office guarantees and
 similar instruments(1)....................................... $ 4,473 $ 4,202
Commercial letters of credit.................................. $ 1,673 $ 1,587
------------------------------------------------------------------------------

(1) Net of participations conveyed to others of $1,518 million in 1998 and $1,283 million in 1997.

23. Concentrations of Credit Risk

Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar risk characteristics, whose aggregate credit exposure is significant to the Corporation's total credit exposure. The Corporation's loans and leases and commitments to lend to borrowers in Latin American countries were approxi-mately $12.6 billion and $10.9 billion at December 31, 1998 and 1997, respec-tively. Included in these outstandings and commitments were exposures to bor-rowers in Argentina and Brazil of $6.6 billion and $3.4 billion, respectively atDecember 31, 1998 and $5.2 billion and $3.2 billion, respectively, at Decem-ber 31, 1997. Information with respect to the Corporation's overseas business activities and its geographic concentrations is included in Note 26.

24. Lease Commitments

The following table summarizes rental expense for leases of real estate and equipment:

Years Ended December 31                                          1998 1997 1996
(in millions)
-------------------------------------------------------------------------------
Rental expense.................................................. $139 $130 $132
Less sublease rental income.....................................   12   12   13
                                                                 ---- ---- ----
Net rental expense.............................................. $127 $118 $119
                                                                 ==== ==== ====

The Corporation has obligations under noncancelable operating leases for real estate and equipment that include renewal options and escalation clauses. The Corporation's minimum future rentals under its leases, exclusive of executory costs and net of sublease rental income, for the years 1999 through 2003 are $127 million, $118 million, $106 million, $93 million and $77 million, respec-tively, and $309 million for 2004 and later. Capital leases, the minimum rent-als of which are included in the preceding amounts, are not significant.

-------------------------------------- 82 --------------------------------------

25. Contingencies

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

26. Business Segment Information

Effective December 31, 1998, the Corporation adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard re-quires disclosure of financial and descriptive information about an entity's reportable operating segments. Such information is required to be reported on the basis that is reviewed by the Office of the Chief Executive Officer (the
OCEO), which is the senior decision making group for the Corporation, to evalu-ate performance and allocate resources. In accordance with the new standard, the Corporation has presented financial and descriptive information for four principal operating segments -- the Wholesale Bank, the Regional Bank, Argen-tina and Brazil.

The Wholesale Bank provides a full range of commercial and investment banking services to a predominately middle market, non-investment grade corporate cus-tomer base. The Regional Bank is a New England-based business, which provides for the financial service needs of its three major customer groups: consumers, high net worth individuals and small businesses. The Corporation maintains a significant presence in Argentina and Brazil with services to large corporate, consumer and middle market customers. All other individual businesses have been included in "Other Businesses," and include the Global Treasury group, other Latin American units, the Corporation's national consumer businesses (which the Corporation sold in 1997 and 1998), Asia, the International Private Bank and the Emerging Markets, Sales, Trading and Research unit.

The information presented in the following table is consistent with the Corpo-ration's significant accounting policies, except for the following:

  . Average assets and revenue and expense items are derived from the internal management reporting system, where they are specifically attributable to individual business units.

  . Net interest revenue is allocated to the business lines using a funds transfer pricing process, which incorporates a matched funding concept, with the residual assigned to the Global Treasury group.

  . The provision for credit losses is allocated based on actual net credit losses for consumer loans and on an "'expected loss" basis for commercial loans. Expected loss is determined under the Corporation's risk adjusted return on equity methodology, and is an estimate of the average loss rate that individual credit portfolios will experience over an economic cycle.

  . Various techniques are employed to allocate certain costs associated with corporate support areas, including the use of unit costs and service vol-umes.

  . The provision for income taxes applied to each business line reflects an estimate of the actual effective tax rate related to each segment, which varies due to a number of factors, including state and foreign tax rates, foreign tax issues and tax ramifications of certain transactions.

-------------------------------------- 83 --------------------------------------

The following table presents selected financial information for the Corpora-tion's lines of business for 1998, 1997 and 1996, on a fully taxable equivalent basis. Consolidated net interest revenue and income tax provision include tax-equivalent adjustments of $23 million, $24 million and $20 million for 1998, 1997 and 1996, respectively. Information provided for 1997 and 1996 is pre-sented on a basis consistent with 1998 and, as such, has been restated for changes in the Corporation's organizational structure and internal management reporting methodologies implemented during 1998.


                         Wholesale Regional                    Other     Corporate  Consolidated
(in millions)              Bank      Bank   Argentina Brazil Businesses Adjustments    Totals
------------------------------------------------------------------------------------------------
Year Ended December 31,
 1998
Net interest revenue....  $   618    $ 952   $  332   $  345  $   234     $   69      $ 2,550
Noninterest income......      861      450      244      174      160        143        2,032
Noninterest expense.....      697    1,012      381      327      282        211        2,910
Provision for credit
 losses.................      118       78       64       24       46         50          380
                          -------   ------   ------   ------  -------     ------      -------
Income (loss) before
 income taxes...........      664      312      131      168       66        (49)       1,292
Income tax provision
 (benefit)..............      273      119       57       69        5        (23)         500
                          -------   ------   ------   ------  -------     ------      -------
Net income (loss).......  $   391   $  193   $   74   $   99  $    61     $  (26)     $   792
                          =======   ======   ======   ======  =======     ======      =======
Average assets..........  $29,365   $8,148   $8,227   $6,297  $18,394     $1,769      $72,200
------------------------------------------------------------------------------------------------
Year Ended December 31,
 1997
Net interest revenue....  $   575   $  954   $  205   $  265  $   382     $   72      $ 2,453
Noninterest income......      710      406      145      138      181        (17)       1,563
Noninterest expense.....      502      979      217      260      312         54        2,324
Provision for credit
 losses.................      120       81       21       18      139       (179)         200
                          -------   ------   ------   ------  -------     ------      -------
Income before income
 taxes..................      663      300      112      125      112        180        1,492
Income tax provision....      269      117       49       54       45         79          613
                          -------   ------   ------   ------  -------     ------      -------
Net income..............  $   394   $  183   $   63   $   71  $    67     $  101      $   879
                          =======   ======   ======   ======  =======     ======      =======
Average assets..........  $25,131   $8,776   $5,160   $5,466  $19,698     $1,032      $65,263
------------------------------------------------------------------------------------------------
Year Ended December 31,
 1996
Net interest revenue....  $   540   $  914   $  183   $  213  $   441     $   69      $ 2,360
Noninterest income......      552      407      108      105      206        (34)       1,344
Noninterest expense.....      419      939      173      199      358        232        2,320
Provision for credit
 losses.................      106       44       20       16      116        (71)         231
                          -------   ------   ------   ------  -------     ------      -------
Income (loss) before
 income taxes...........      567      338       98      103      173       (126)       1,153
Income tax provision
 (benefit)..............      235      148       40       46       70        (36)         503
                          -------   ------   ------   ------  -------     ------      -------
Net income (loss).......  $   332   $  190   $   58   $   57  $   103     $  (90)     $   650
                          =======   ======   ======   ======  =======     ======      =======
Average assets..........  $22,497   $8,149   $4,275   $4,616  $19,312     $  674      $59,523

Corporate adjustments for all three years are primarily composed of the follow-ing items: gains on sales of businesses; net funding costs for certain nonin-terest bearing assets and liabilities; transfers between noninterest income and net interest revenue related to certain compensating balance arrangements; am-ortization of goodwill; acquisition-related restructuring expense and costs re-lated to the realignment and downsizing of certain businesses; and bonus pay-ments due employees in connection with the acquisition of the investment bank-ing operations of BancAmerica Robertson Stephens.

Total revenue from international operations included in Other Businesses to-taled $210 million, $249 million and $239 million for 1998, 1997 and 1996, re-spectively. Intersegment revenue and expense for 1998, 1997 and 1996 were not significant.

-------------------------------------- 84 --------------------------------------

27. Parent Company Condensed Financial Statements

The following is a condensed balance sheet of the Corporation (Parent Company only):

December 31                                                        1998   1997
(in millions)
-------------------------------------------------------------------------------
Assets
Cash and short-term investments in bank subsidiary............... $  591 $  290
Advances to nonbank subsidiaries ................................  1,781  1,080
Subordinated notes receivable from bank subsidiary...............    330    330
Investments in subsidiaries
 Bank subsidiaries...............................................  4,959  4,838
 Nonbank subsidiaries............................................    709    413
Other assets.....................................................    108     99
                                                                  ------ ------
   Total Assets.................................................. $8,478 $7,050
                                                                  ====== ======
Liabilities and Stockholders' Equity
Notes payable.................................................... $2,474 $1,616
Other liabilities................................................    158     51
Junior subordinated debt payable to subsidiary trusts............  1,029    773
                                                                  ------ ------
Total liabilities................................................  3,661  2,440
                                                                  ------ ------
Total stockholders' equity.......................................  4,817  4,610
                                                                  ------ ------
   Total Liabilities and Stockholders' Equity.................... $8,478 $7,050
                                                                  ====== ======

The following is a condensed statement of income of the Corporation (Parent Company only):

Years Ended December 31                                     1998   1997   1996
(in millions)
-------------------------------------------------------------------------------
Operating Income
Dividends from subsidiaries
 Bank subsidiaries........................................  $474  $1,079  $537
 Nonbank subsidiaries.....................................   180      11    23
Interest from subsidiaries
 Bank subsidiaries........................................    42      39    50
 Nonbank subsidiaries.....................................   130      79    41
Noninterest income........................................     2       2
                                                            ----  ------  ----
  Total operating income..................................   828   1,210   651
                                                            ----  ------  ----
Operating Expense
Interest expense..........................................   192     146    95
Other expense, net........................................     9       8    14
                                                            ----  ------  ----
  Total operating expense.................................   201     154   109
                                                            ----  ------  ----
Income before income taxes and equity in undistributed net
 income of subsidiaries...................................   627   1,056   542
Benefit from income taxes.................................    (8)    (10)   (6)
                                                            ----  ------  ----
Income before equity in undistributed net income of
 subsidiaries.............................................   635   1,066   548
Equity in undistributed net income of subsidiaries........   157    (187)  102
                                                            ----  ------  ----
Net Income................................................  $792  $  879  $650
                                                            ====  ======  ====

-------------------------------------- 85 --------------------------------------

The following is a condensed statement of cash flows of the Corporation (Parent Company only):

Years Ended December 31                                  1998    1997   1996
(in millions)
------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income............................................. $  792  $  879  $ 650
Reconciliation of net income to net cash provided from
 operating activities
 Equity in undistributed net income of subsidiaries....   (157)    187   (102)
 Other, net............................................     79     (32)   (52)
                                                        ------  ------  -----
  Net cash provided from operating activities..........    714   1,034    496
                                                        ------  ------  -----
Cash Flows From Investing Activities
Net cash provided from (used for) short-term
 investments in bank subsidiary........................   (302)    448   (600)
Net cash used for advances to subsidiaries.............   (701)   (361)  (263)
Investments in subsidiaries............................   (305)   (183)   (16)
Proceeds from liquidation of subsidiary................     14
Repayment of subordinated note receivable by bank
 subsidiary............................................                   250
                                                        ------  ------  -----
  Net cash used for investing activities............... (1,294)    (96)  (629)
                                                        ------  ------  -----
Cash Flows From Financing Activities
Repayment/repurchase of notes payable..................   (357)   (404)  (100)
Net proceeds from issuance of notes payable............  1,215     450    400
Net proceeds from issuance of junior subordinated
 debentures............................................    255     258    515
Net proceeds from issuance of common stock.............     94     108     92
Redemption of preferred stock..........................   (278)   (230)
Purchase of treasury stock.............................           (784)  (490)
Dividends paid.........................................   (350)   (322)  (284)
                                                        ------  ------  -----
  Net cash provided from (used for) financing
   activities..........................................    579    (924)   133
                                                        ------  ------  -----
Net change in cash and due from banks..................     (1)     14
Cash and due from banks at January 1...................     15       1      1
                                                        ------  ------  -----
Cash and due from banks at December 31................. $   14  $   15  $   1
                                                        ======  ======  =====
Interest payments...................................... $  186  $  150  $  95
Income tax payments.................................... $   11  $    7  $   6
------------------------------------------------------------------------------

-------------------------------------- 86 --------------------------------------

28. Fair Values of Financial Instruments

SFAS No. 107 requires that the Corporation disclose estimated fair values for certain of its financial instruments. Financial instruments include such items as loans, deposits, securities, interest rate and foreign exchange contracts, swaps and other instruments as defined by the standard.

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

Trading Assets Trading assets are carried at fair value in the balance sheet. Values for trading securities are generally based on quoted, or other indepen-dent, market prices. Values for interest rate and foreign exchange products are based on quoted, or other independent, market prices, or are estimated using pricing models or discounted cash flows.

Securities Available for Sale and Securities Held to Maturity Fair values are principally based on quoted, or other independent, market prices. For certain debt and equity investments made in connection with the Corporation's Private Equity business that do not trade on established exchanges, and for which mar-kets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

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

Deposits The fair values of deposits subject to immediate withdrawal, such as interest and noninterest bearing checking and money market deposit accounts, are, by definition, equal to their carrying amounts. The carrying amounts for variable rate certificates of deposit and other time deposits approximate their

-------------------------------------- 87 --------------------------------------
fair values at the reporting date. Fair values for fixed rate certificates of deposit and other time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

Accrued Expenses and Other Liabilities Financial instruments classified as ac-crued expenses and other liabilities subject to the disclosure requirements of the standard consist principally of short-term liabilities; the carrying amounts approximate their fair values.

Notes Payable The fair value of long-term borrowings is estimated using sec-ondary market prices and does not include the fair values of related interest rate swap agreements, which are presented separately.

Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Debentures The fair value is estimated using secondary market prices.

Interest Rate and Foreign Exchange Financial Instruments The fair values of interest rate and foreign exchange contracts used to manage interest rate, currency and market risks are estimated based on market information and other relevant characteristics using pricing models, including option models.

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

-------------------------------------- 88 --------------------------------------

The following table sets forth the estimated fair values of the Corporation's financial instruments:

December 31                                       1998               1997
                                                    Estimated          Estimated
                                           Carrying   Fair    Carrying   Fair
(in millions)                               Amount    Value    Amount    Value
--------------------------------------------------------------------------------
Assets

Cash and due from banks..................   $3,773   $3,773    $4,006   $4,006

Interest bearing deposits in other
 banks...................................    1,533    1,533     1,592    1,592

Federal funds sold and securities
 purchased under agreements to resell....    2,463    2,463     2,017    2,017

Trading assets(1)........................    3,802    3,802     2,947    2,947

Securities

 Available for sale(2)...................   12,075   12,291     9,946   10,100

 Held to maturity........................      459      464       537      540

Loans....................................   40,280             41,590

Reserve for credit losses(3).............     (754)              (712)
                                            ------             ------

                                            39,526   40,324    40,878   41,673

Due from customers on acceptances........      338      338       462      462

Accrued interest receivable..............      561      561       552      552

Financial instruments included in other
 assets..................................    1,506    1,599     1,021    1,087

Liabilities

Deposits.................................   48,500   48,641    45,761   45,793

Funds borrowed(1)........................   12,016   12,016    12,865   12,865

Acceptances outstanding..................      338      338       460      460

Financial instruments included in accrued
 expenses and other liabilities..........    1,294    1,294     1,225    1,225

Notes payable............................    4,593    4,648     2,941    3,003

Guaranteed preferred beneficial interests
 in Corporation's junior subordinated
 debentures..............................      995      980       747      765

Interest Rate Contracts(4)

Asset and liability management

 Asset...................................               308                166

 Liability...............................              (147)               (11)

Foreign Exchange Contracts(4)

Asset and liability management

 Asset...................................                35                 36

 Liability...............................               (22)               (41)

Other Unrecognized Financial Instruments

Fee-based or otherwise legally binding
 commitments to extend credit............               (73)               (62)

Standby and commercial letters of credit,
 foreign office guarantees and similar
 instruments.............................               (13)               (11)
--------------------------------------------------------------------------------

(1) Trading assets and funds borrowed include the fair value of derivative trading positions.

(2) Securities available for sale include investments made in connection with the Corporation's Private Equity business that do not trade on established exchanges, and for which no markets exist. At December 31, 1998 and 1997, their estimated fair values exceeded the related carrying amounts by $216 million and $154 million, respectively.

(3) The reserve for credit losses is established for future charge-offs arising from all extensions of credit. The amount of the reserve associated with instruments other than loans, such as leases, commitments to extend credit, standby letters of credit and interest rate contracts, is not material. Ac-cordingly, a separate determination of the reserve allocable to such in-struments has not been made.

(4) Additional information with respect to interest rate and foreign exchange contracts can be found in Note 22. The Corporation's accounting policy re-lated to such instruments is discussed in Note 1.

-------------------------------------- 89 --------------------------------------