Form 10-K/A, Exhibit 13
period 1998-12-31
BANKBOSTON CORP
filed 1999-06-22
CIK 36672

                                 EXHIBIT 13(b)

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------
           [LOGO FOR PRICEWATERHOUSECOOPERS LETTERHEAD APPEARS HERE] Report of Independent Accountants

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

January 21, 1999                            /s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

                                       60